As filed with the U.S. Securities and Exchange Commission on August 12, 2021.

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pathfinder Acquisition Corporation*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1575384
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1950 University Avenue

Suite 350

Palo Alto, CA 94303

(650) 321-4910

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Chung

1950 University Avenue

Suite 350

Palo Alto, CA 94303

(650) 321-4910

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew R. Pacey Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 Tel: (713) 836 3600	Matthew Jacobson Rachel Phillips Ropes & Gray LLP Three Embarcadero Center San Francisco CA 94111-4006 Tel: (415) 315-6300 Fax: (415) 315-6350

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(4)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
New SM Common Stock(1)	40,625,000	$9.85(5)	$400,156,250	$43,658(8)
New SM Common Stock(2)	10,750,000	$11.50(6)	$123,625,000	$13,488(8)
Warrants to purchase New SM Common Stock(3)	10,750,000	$1.10(7)	$11,825,250	$1,291(8)
		Total		$58,435(8)

(1)

The number of shares of common stock of New SM (as defined below) being registered represents (i) 32,500,000 Class A ordinary shares underlying units issued in Pathfinder’s (as defined below) initial public offering and, (ii) 8,125,000 Class B ordinary shares held by the Initial Shareholders (as defined below) to be described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”).

(2)

Represents shares of common stock of New SM (“New SM Common Stock”) to be issued upon the exercise of (i) 6,500,000 warrants to purchase Class A ordinary shares underlying units issued in Pathfinder’s initial public offering (“public warrants”) and (ii) 4,250,000 warrants to purchase Class A ordinary shares underlying units issued in a private placement simultaneously with the closing of Pathfinder’s initial public offering (“private placement warrants”). The foregoing (i) and (ii), together the “warrants”. The warrants will convert into warrants to acquire shares of New SM Common Stock in connection with the Domestication (as defined below).

(3)	The number of warrants to acquire shares of New SM Common Stock being registered represents (i) 6,500,000 public warrants and (ii) 4,250,000 private placement warrants.
(4)

Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Pathfinder on the Nasdaq Capital Market (“Nasdaq”) on August 6, 2021 ($9.85 per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(6)	Represents the exercise price of the warrants.
(7)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Pathfinder public warrants on Nasdaq on August 6, 2021 ($1.10 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(8)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by $0.0001091.
*

Immediately prior to the consummation of the Business Combination, Pathfinder Acquisition Corporation, a Cayman Islands exempted company (“Pathfinder”), intends to transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Part XII of the Cayman Islands Companies Act (as revised) (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “ServiceMax, Inc.” upon the consummation of the Domestication. As used herein, “New SM” refers to Pathfinder after giving effect to the Domestication and the Business Combination.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED AUGUST 12, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF PATHFINDER ACQUISITION CORPORATION

PROSPECTUS FOR

51,375,000 SHARES OF COMMON STOCK AND 10,750,000 WARRANTS OF PATHFINDER

ACQUISITION CORPORATION

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF

DELAWARE,

WHICH WILL BE RENAMED SERVICEMAX, INC. IN CONNECTION WITH THE

DOMESTICATION DESCRIBED HEREIN)

The board of directors of Pathfinder Acquisition Corporation, a Cayman Islands exempted company (“Pathfinder”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated July 15, 2021, as amended and restated on August 11, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Pathfinder, Serve Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Pathfinder (“Serve Merger Sub”) and ServiceMax, Inc., a Delaware corporation (“ServiceMax”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the domestication of Pathfinder as a Delaware corporation (the “Domestication”). As described in this proxy statement/prospectus, Pathfinder’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New SM” refers to Pathfinder after giving effect to the consummation of the Domestication and the Business Combination.

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of Pathfinder will be converted into one share of common stock, par value $0.00001 per share, of New SM (the “New SM Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder will automatically represent the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement; (iii) the governing documents of Pathfinder will be amended and restated and become the certificate of incorporation and the bylaws of New SM as described in this proxy statement/prospectus; and (v) Pathfinder’s name will change to “ServiceMax, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New SM Common Stock and one-fifth of one warrant representing the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder warrant agreement.

On the Closing Date, promptly following the consummation of the Domestication, Serve Merger Sub will merge with and into ServiceMax (the “Merger”), with ServiceMax as the surviving company in the Merger and, after giving effect to the Merger, ServiceMax will be a wholly owned subsidiary of Pathfinder (the time that the Merger becomes effective being referred to as the “Effective Time”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of ServiceMax outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of common stock of ServiceMax who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware and the shares of ServiceMax that are cancelled pursuant to the Business Combination Agreement) will be exchanged for shares of New SM Common Stock, based on an implied ServiceMax pre-transaction equity value of $1.425 billion. Furthermore, at the Effective Time, each restricted stock award and restricted stock unit award with respect to ServiceMax Common Stock issued pursuant to the Rollover Plan outstanding as of immediately prior to the Effective Time (including the restricted stock awards and the restricted stock unit awards with respect to the ServiceMax Common Stock holders of unvested profits interests and cash awards of ServiceMax JV pursuant to the Pre-Closing Reorganization) will remain subject to the Rollover Plan but will be converted into the right to receive New SM Common Stock in lieu of ServiceMax Common Stock. The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus.

In connection and concurrently with the execution of the Business Combination Agreement, Pathfinder and ServiceMax entered into Subscription Agreements (as may be amended, the “Subscription Agreements”) with certain investors (together the “Stronghold Private Placement Investors”), pursuant to which the Stronghold Private Placement Investors have agreed to subscribe for and purchase, and Pathfinder has agreed to issue and sell to the Stronghold Private Placement Investors, following the Domestication and immediately prior to the Effective time, an aggregate of 1,037,500 shares of New SM Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $10,375,000 (the “Stronghold Private Placement”). The shares of New SM Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Pathfinder will grant the Stronghold Private Placement Investors certain registration rights in connection with the Stronghold Private Placement. The Stronghold Private Placement is contingent upon, among other things, the closing of the Business Combination immediately following the consummation of the Stronghold Private Placement.

It is anticipated that, upon completion of the Business Combination, (i) existing shareholders of ServiceMax, including Silver Lake and current and former management and other services providers of ServiceMax (the “ServiceMax Shareholders”), will own, collectively, approximately 79% of the outstanding New SM Common Stock, and (ii) Pathfinder’s sponsor and directors and officers will own approximately 2% of the outstanding New SM Common Stock, in each case, assuming that none of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 84% and 2%, respectively, assuming that, a maximum of 33.96% of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination. These percentages assume that (i) 142,500,000 shares of New SM Common Stock are issued to the holders of common stock of ServiceMax at Closing, which would be the number of shares of New SM Common Stock issued to such holders if the Closing were to occur on November 1, 2021 and there were no cash awards paid out by ServiceMax, (ii) 1,037,500 shares of New SM Common Stock are issued in the Stronghold Private Placement, (iii) all public warrants or private placement warrants to purchase New SM Common Stock that will be outstanding immediately following Closing have been exercised and (iv) 4,149,560 restricted stock and restricted stock unit awards are issued pursuant to the Rollover Plan as well as to replace expiring cash awards. In either case, certain affiliates of Silver Lake, will own a majority of the outstanding New SM common stock. See “Risk Factors - Risks Relating to the Status of the Company following the Business Combination - We will be a “controlled company” under the corporate governance rules of The Nasdaq Capital Market and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.” If the actual facts are different than these assumptions, the ownership percentages in New SM will be different.

This prospectus covers 51,375,000 shares of New SM Common Stock (including shares issuable upon exercise of the warrants described above). In addition, up to 142,500,000 shares of New SM Common Stock may be issued to holders of shares of ServiceMax in connection with the Business Combination in a private placement (as more fully described in this proxy statement/prospectus) and 1,037,500 shares are expected to be issued to investors in the Stronghold Private Placement.

Pathfinder’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “PFDRU”, “PFDR” and “PFDRW,” respectively. Pathfinder will apply for listing, to be effective at the time of the Business Combination, of New SM Common Stock and warrants on Nasdaq under the proposed symbols “SMAX” and “SMAXW,” respectively. It is a condition of the consummation of the Business Combination that Pathfinder receive confirmation from Nasdaq that New SM has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Pathfinder will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides shareholders of Pathfinder with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Pathfinder. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 51 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated    , 2021, and

is first being mailed to Pathfinder’s shareholders on or about     , 2021.

PATHFINDER ACQUISITION CORPORATION

1950 University Avenue

Suite 350

Palo Alto, CA 94303

Dear Pathfinder Acquisition Corporation Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Pathfinder Acquisition Corporation, a Cayman Islands exempted company (“Pathfinder”), at                , Eastern Time, on                , 2021, at                , and virtually via live webcast at                , on such other date and at such other place to which the meeting may be adjourned. As all shareholders are no doubt aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication (as defined below), on the date of the closing of the Business Combination (as defined below) (the “Closing Date”) prior to the Effective Time (as described below), among other things, (i) Pathfinder will change its name to “ServiceMax, Inc.”, (ii) all of the outstanding shares in the capital of Pathfinder will be converted into common stock of New SM and all of the outstanding Pathfinder warrants will be converted into warrants to purchase common stock of New SM, and (iii) the governing documents of Pathfinder will be amended and restated. As used here and in the accompanying proxy statement/prospectus, “New SM” refers to Pathfinder after giving effect to the Domestication and the transactions contemplated by that certain Business Combination Agreement (as defined below) (collectively, the “Business Combination”).

At the extraordinary general meeting, Pathfinder shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt by ordinary resolution the Business Combination Agreement, dated as of July 15, 2021, as amended and restated August 11, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Pathfinder, Serve Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Pathfinder (“Serve Merger Sub”) and ServiceMax, Inc., a Delaware corporation (“ServiceMax”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

(a)

On the Closing Date, prior to the time at which the Merger (as defined below) becomes effective (the “Effective Time”), Pathfinder will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Pathfinder will change its name to “ServiceMax, Inc.” (“New SM”) (for further details, see “Proposal No. 2—The Domestication Proposal”).

(b)

On the Closing Date, promptly following the Pre-Closing Reorganization of ServiceMax and the Domestication, Serve Merger Sub will merge with and into ServiceMax (the “Merger”) at the Effective Time, with ServiceMax as the surviving company in the Merger and, after giving effect to such Merger, ServiceMax will be a wholly owned subsidiary of Pathfinder. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of ServiceMax outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of common stock of ServiceMax who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware and the shares of ServiceMax that are cancelled pursuant to the Business Combination Agreement) shall be automatically cancelled and extinguished and converted into the right to receive a number of shares of common stock, par value $0.00001 per share, of New SM (“New SM Common Stock”), based on an implied ServiceMax pre-transaction equity value of $1.425 billion. Furthermore, at the Effective Time, each restricted stock award and restricted stock unit award with respect to ServiceMax Common Stock issued pursuant to the Rollover Plan outstanding as of immediately prior to the Effective Time (including the restricted stock awards and the restricted stock unit awards with respect to the ServiceMax Common Stock holders of unvested profits interests and cash awards of ServiceMax JV pursuant to the Pre-Closing Reorganization) will remain subject to the Rollover Plan but will be converted into the right to receive New SM Common Stock in lieu of ServiceMax Common Stock. The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Pathfinder and ServiceMax entered into Subscription Agreements (as amended and restated August 11, 2021, and as may be amended, supplemented or otherwise modified from time to time, the “Subscription Agreements”) with certain investors (together the “Stronghold Private Placement Investors”), pursuant to which the Stronghold Private Placement Investors have agreed to subscribe for and purchase, and Pathfinder has agreed to issue and sell to the Stronghold Private Placement Investors, following the Domestication and immediately prior to the Effective Time, an aggregate of 1,037,500 shares of New SM Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $10,375,000 (the “Stronghold Private Placement”). The shares of New SM Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Pathfinder will grant the Stronghold Private Placement Investors certain registration rights in connection with the Stronghold Private Placement. The Stronghold Private Placement is contingent upon, among other things, the closing of the Business Combination immediately following the consummation of the Stronghold Private Placement.

In addition to the Business Combination Proposal, you will also be asked to consider and vote upon (a) a proposal to approve by special resolution the Domestication (the “Domestication Proposal”) and the adoption and approval of the proposed new certificate of incorporation and proposed new bylaws of New SM (the “Charter Amendment Proposal”), (b) six (6) separate proposals, each as an ordinary resolution and on a non-binding advisory basis, to approve material differences between Pathfinder’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the proposed new certificate of incorporation of New SM and the proposed new bylaws of New SM upon the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annexes B and C, respectively, which are referred to herein collectively as the “Advisory Governing Documents Proposals,” (c) a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of New SM Common Stock in connection with the Business Combination and the Stronghold Private Placement, which is referred to herein as the “Nasdaq Proposal,” (d) a proposal to approve and adopt the ServiceMax, Inc. 2021 Omnibus Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, which is referred to herein as the “Omnibus Incentive Plan Proposal,” (e) a proposal to approve and adopt the ServiceMax, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E, which is referred to herein as the “ESPP Proposal,” and (f) a proposal to adjourn the extraordinary general meeting to a later date or dates which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal and the Charter Amendment Proposal (as defined above) (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Omnibus Incentive Plan Proposal and the ESPP Proposal are each conditioned on the approval of the Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or the new bylaws of New SM. Neither of the Advisory Governing Documents Proposals or the Adjournment Proposal is conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the Pathfinder Shareholders for each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Pathfinder has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting or (iv) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Business Combination Agreement not to be satisfied; provided that, without the consent of ServiceMax, in no event shall the extraordinary general meeting of shareholders be adjourned on more than three occasions, to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement.

In connection with the Business Combination, certain related agreements have been, or will be entered into at or prior to the closing of the Business Combination, including the Subscription Agreements, Sponsor Letter Agreement, Company Transaction Support Agreement, Company Shareholder Transaction Support Agreement and the Registration and Shareholder Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of Pathfinder’s public shares (a “public shareholder”) may request that Pathfinder redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), Pathfinder’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, New SM will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Pathfinder’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of      , 2021, this would have amounted to approximately $     per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of Pathfinder— Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Pathfinder’s sponsor and each of Pathfinder’s directors and officers (collectively, the “Initial Shareholders”), have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares of Pathfinder. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing condition. In addition, in no event will Pathfinder redeem public shares in an amount that would cause New SM’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Stronghold Private Placement.

Pathfinder is providing the accompanying proxy statement/prospectus and accompanying proxy card to Pathfinder’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Pathfinder’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Pathfinder’s shareholders should read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 51 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Pathfinder has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Pathfinder’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Pathfinder, you should keep in mind that Pathfinder’s directors and officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Omnibus Incentive Plan Proposal, the Nasdaq Proposal, the ESPP Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Omnibus Incentive Plan Proposal and the ESPP Proposal are each conditioned on the approval of the Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Governing Documents. None of the Advisory Governing Documents Proposals or the Adjournment Proposal are conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PATHFINDER’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of Pathfinder’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Rich Lawson

Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                , 2021, and is first being mailed to shareholders on or about    , 2021.

PATHFINDER ACQUISITION CORPORATION

1950 University Avenue

Suite 350

Palo Alto, CA 94303

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                , 2021

TO THE SHAREHOLDERS OF PATHFINDER ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Pathfinder Acquisition Corporation, a Cayman Islands exempted company (“Pathfinder”), will be held at                , Eastern Time, on                , 2021, at                , and virtually via live webcast at                , on such other date and at such other place to which the meeting may be adjourned. As all shareholders are no doubt aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that Pathfinder’s entry into the Business Combination Agreement, dated as of July 15, 2021, as amended and restated on August 11, 2021 (the “Business Combination Agreement”), by and among Pathfinder, Serve Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Pathfinder (“Serve Merger Sub”), and ServiceMax, Inc., a Delaware corporation (“ServiceMax”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, Pathfinder shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation, on the terms and subject to the conditions of the Business Combination Agreement, including by filing a certificate of domestication and deregistering as a Cayman Island exempt company, adopting the name “ServiceMax, Inc.”, (a) on the Closing Date, promptly following the Pre-Closing Reorganization of ServiceMax and the Domestication, Serve Merger Sub will merge with and into ServiceMax (the “Merger”), with ServiceMax as the surviving company in the Merger and, after giving effect to such Merger, ServiceMax will be a wholly owned subsidiary of Pathfinder and (b) at the Effective Time, (i) each share of ServiceMax outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of common stock of ServiceMax who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware and the shares of ServiceMax that are cancelled pursuant to the Business Combination Agreement) will be automatically cancelled and extinguished and converted into the right to receive a number of shares of New SM Common Stock, based on an implied ServiceMax pre-transaction equity value of $1.425 billion, and (ii) each restricted stock award and restricted stock unit award with respect to ServiceMax Common Stock issued pursuant to the Rollover Plan outstanding as of immediately prior to the Effective Time (including the restricted stock awards and the restricted stock unit awards with respect to the ServiceMax Common Stock holders of unvested profits interests and cash awards of ServiceMax JV pursuant to the Pre-Closing Reorganization) will remain subject to the Rollover Plan but will be converted into the right to receive New SM Common Stock in lieu of ServiceMax Common Stock, on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the Subscription Agreements, Sponsor Letter Agreement, Company Transaction Support Agreement, Company Shareholder Transaction Support Agreement and the Registration and Shareholder Rights Agreement, each in the form attached to the proxy statement/prospectus as Annexes F, G, H, I and J, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

•	Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution, that Pathfinder be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Pathfinder be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of Pathfinder as a corporation in the State of Delaware, the name of Pathfinder be changed from “ Pathfinder Acquisition Corporation” to “ServiceMax, Inc.”

•

Proposal No. 3—The Charter Amendment Proposal—RESOLVED, as a special resolution, that the certificate of incorporation and bylaws of Pathfinder, copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively, be approved as the certificate of incorporation and bylaws of ServiceMax, Inc., conditional upon, and with effect from the effectiveness of the Domestication.

•

Advisory Governing Documents Proposals—to consider and vote upon the following six (6) separate resolutions, each as an ordinary resolution and on a non-binding advisory basis, to approve the following material differences between the amended and restated memorandum and articles of association of Pathfinder (“Existing Governing Documents”) and the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex B (the “Proposed Certificate of Incorporation”) and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Bylaws”) of “ServiceMax, Inc.” upon the Domestication (such proposals, collectively, the “Advisory Governing Documents Proposals”).

•

Proposal No. 4—Advisory Governing Documents Proposal A—RESOLVED, as a non-binding advisory resolution, that the change in the authorized share capital of Pathfinder from (i) US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$11,000 divided into 1,000,000,000 shares of common stock, par value $0.00001 per share, of New SM, and 100,000,000 shares of preferred stock, par value $0.00001 per share, of New SM, be approved.

•

Proposal No. 5—Advisory Governing Documents Proposal B—RESOLVED, as a non-binding advisory resolution, that the authorization to the New SM Board to issue any or all shares of New SM Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New SM Board and as may be permitted by the Delaware General Corporation Law be approved.

•

Proposal No. 6—Advisory Governing Documents Proposal C—RESOLVED, as a non-binding advisory resolution, that certain provisions of the certificate of incorporation of New SM that are subject to the Registration and Shareholder Rights Agreement be approved.

•

Proposal No. 7—Advisory Governing Documents Proposal D—RESOLVED, as a non-binding advisory resolution, that the removal of the ability of New SM stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Silver Lake or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New SM entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office be approved.

•

Proposal No. 8—Advisory Governing Documents Proposal E—RESOLVED, as a non-binding advisory resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by Pathfinder and ServiceMax, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively), including (i) changing the post-Business Combination corporate name from “Pathfinder Acquisition Corporation” to “ServiceMax, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New SM’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Court for the District of Delaware as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, and (iv) removing certain provisions related to Pathfinder’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.

•

Proposal No. 9—Advisory Governing Documents Proposal F—RESOLVED, as a non-binding, advisory resolution, that the election of New SM not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders be approved.

•

Proposal No. 10—The Nasdaq Proposal—RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New SM Common Stock be approved.

•

Proposal No. 11—The Omnibus Incentive Plan Proposal—RESOLVED, as an ordinary resolution, that the ServiceMax, Inc. 2021 Omnibus Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex D, be adopted and approved.

•

Proposal No. 12—The ESPP Proposal—RESOLVED, as an ordinary resolution, that the ServiceMax, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex E, be adopted and approved.

•

Proposal No. 13—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the Pathfinder Shareholders for each of the proposals necessary to consummate transactions contemplated by the Business Combination Agreement (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Pathfinder has determined, based on the advice of outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting or (iv) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Business Combination Agreement not to be satisfied; provided that, without the consent of ServiceMax, in no event shall the extraordinary general meeting of shareholders be adjourned on more than three occasions, to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement, at the extraordinary general meeting be approved.

Each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal and Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Omnibus Incentive Plan Proposal and the ESPP Proposal are each conditioned on the approval of the Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Governing Documents. None of the Advisory Governing Documents Proposals or the Adjournment Proposal are conditioned on any other proposal.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on                , 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to Pathfinder’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Pathfinder’s shareholders should read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 51 of this proxy statement/prospectus.

After careful consideration, the board of directors of Pathfinder has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Pathfinder’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Pathfinder, you should keep in mind that Pathfinder’s directors and officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request of Pathfinder that New SM redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Pathfinder’s transfer agent, in which you (a) request that New SM redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Pathfinder’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder’s transfer agent, New SM will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Pathfinder’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of     , this would have amounted to approximately $ per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of Pathfinder—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing condition. In addition, in no event will Pathfinder redeem public shares in an amount that would cause New SM’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Stronghold Private Placement. Nor will Pathfinder redeem public shares in an amount that would cause the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement, together with the proceeds of the Stronghold Private Placement, to be less than $225,000,000, before deducting Pathfinder’s unpaid expenses.

The approval of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Omnibus Incentive Plan Proposal, the Nasdaq Proposal, the ESPP Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Omnibus Incentive Plan Proposal and the ESPP Proposal are each conditioned on the approval of the Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Governing Documents. None of the Advisory Governing Documents Proposals or the Adjournment Proposal are conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali, LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing PFDR.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Pathfinder Acquisition Corporation,

Rich Lawson

Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PATHFINDER’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE (IF ANY) TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

ADDITIONAL INFORMATION	1

TRADEMARKS	1

SELECTED DEFINITIONS	1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	5

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF PATHFINDER	7

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	26

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	49

RISK FACTORS	51

EXTRAORDINARY GENERAL MEETING OF PATHFINDER	103

BUSINESS COMBINATION PROPOSAL	110

DOMESTICATION PROPOSAL	144

CHARTER AMENDMENT PROPOSAL	147

ADVISORY GOVERNING DOCUMENTS PROPOSALS	148

ADVISORY GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	152

ADVISORY GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW SM AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	154

ADVISORY GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS BEING SUBJECT TO THE REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT	156

ADVISORY GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	158

ADVISORY GOVERNING DOCUMENTS PROPOSAL E—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS	160

ADVISORY GOVERNING DOCUMENTS PROPOSAL F—APPROVAL OF THE ELECTION NOT BE GOVERNED BY SECTION 203 OF THE DGCL	163

NASDAQ PROPOSAL	165

OMNIBUS INCENTIVE PLAN PROPOSAL	167

i

ii

iii

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning Pathfinder, without charge, by written request to Pathfinder Acquisition Corporation, 1950 University Avenue, Suite 350, Palo Alto, CA 94303, or by telephone request at (650) 321-4910; or Morrow Sodali, LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing PFDR.info@investor.morrowsodali.com or from the SEC through the SEC website at http://www.sec.gov.

In order for Pathfinder’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of Pathfinder to be held on                 , 2021 you must request the information no later than five business days prior to the date of the extraordinary general meeting, by                 .

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Pathfinder does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“Articles of Association” are to the second amended and restated articles of association of Pathfinder.

•	“Business Combination” are to the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the Stronghold Private Placement;

•

“Business Combination Agreement” are to that certain Business Combination Agreement, dated July 15, 2021, as amended and restated on August 11, 2021, by and among Pathfinder, ServiceMax and Serve Merger Sub, as amended;

•	“Cayman Islands Companies Act” are to the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;

•

“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of Pathfinder, which will automatically convert, on a one-for-one basis, into shares of New SM Common Stock in connection with the Domestication;

•

“Class B ordinary shares” are to the 8,125,000 Class B ordinary shares, par value $0.0001 per share, of Pathfinder outstanding as of the date of this proxy statement/prospectus that were initially issued to the Sponsor in a private placement prior to Pathfinder’s initial public offering and of which 75,000 were transferred to three of Pathfinder’s independent directors (25,000 each) in February 2021, and, in connection with the Domestication, will automatically convert, on a one-for-one basis, into shares of New SM Common Stock;

•	“Closing” are to the closing of the Business Combination;

•	“Closing Date” are to the date on which the Closing actually occurs;

•	“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal and the Charter Amendment Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•

“Domestication” are to the transfer by way of continuation and deregistration of Pathfinder from the Cayman Islands under the Cayman Islands Companies Act and the continuation and domestication of Pathfinder as a corporation incorporated in the State of Delaware in accordance with Section 388 of the Delaware General Corporation Law, pursuant to which Pathfinder’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware;

•	“Effective Time” are to the time at which the Merger becomes effective.

•	“ESPP” are to the ServiceMax, Inc. 2021 Employee Stock Purchase Plan to be considered for adoption and approval by the shareholders pursuant to the ESPP Proposal;

•

“extraordinary general meeting” are to the extraordinary general meeting of Pathfinder at                , on                , 2021, at                , or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•	“Existing Governing Documents” are to the Memorandum of Association and Articles of Association of Pathfinder;

•	“HGGC” are to HGGC, LLC, a Delaware limited liability company;

•	“Industry Ventures” are to Industry Ventures, L.L.C., a Delaware limited liability company

•	“initial public offering” are to Pathfinder’s initial public offering that was consummated on February 19, 2021;

•	“Omnibus Incentive Plan” are to the ServiceMax, Inc. 2021 Omnibus Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Omnibus Incentive Plan Proposal;

•	“Initial Shareholders” are to Sponsor and each of Pathfinder’s directors and officers;

•	“Memorandum of Association” are to the second amended and restated memorandum of association of Pathfinder;

•

“Merger” are to the merger of Serve Merger Sub with and into ServiceMax pursuant to the Business Combination Agreement, with ServiceMax as the surviving company in the Merger and, after giving effect to such Merger, ServiceMax becoming a wholly owned subsidiary of New SM;

•	“Nasdaq” are to the Nasdaq Capital Market;

•	“New SM” are to ServiceMax, Inc., a Delaware corporation, upon and after the consummation of the Domestication and the Business Combination;

•	“New SM Board” are to the board of directors of New SM;

•	“New SM Common Stock” are to the common stock, par value $0.00001 per share, of New SM;

•	“New SM Preferred Stock” are to the preferred stock, par value $0.00001 per share, of New SM;

•	“ordinary shares” are to Pathfinder’s Class A ordinary shares and Class B ordinary shares;

•	“Pathfinder,” “we,” “us” or “our” are to Pathfinder Acquisition Corporation, a Cayman Islands exempted company, prior to the consummation of the Domestication and the Business Combination;

•	“Pathfinder Board” are to Pathfinder’s board of directors;

•	“Serve Merger Sub” are to Serve Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pathfinder.

•

“private placement” are to the private placement of the private placement warrants by Pathfinder to the Sponsor that was consummated as part of the closing of Pathfinder’s initial public offering, at a price of $2.00 per private placement warrant, generating gross proceeds to Pathfinder of $8.5 million.

•

“private placement warrants” are to the 4,250,000 private placement warrants outstanding as of the date of this proxy statement/ prospectus that were issued to the Sponsor in the private placement, each exercisable to purchase one Class A ordinary share at $11.50 per share, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

•	“pro forma” are to giving pro forma effect to the Business Combination, including the Merger and the Stronghold Private Placement;

•	“Proposed Bylaws” are to the proposed bylaws of New SM to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•	“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New SM to be effective upon the Domestication attached to this proxy statement/prospectus as Annex B;

•	“Proposed Governing Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in Pathfinder’s initial public offering or acquired in the secondary market;

•	“public shares” are to the currently outstanding 32,500,000 Class A ordinary shares of Pathfinder, whether acquired in Pathfinder’s initial public offering or acquired in the secondary market;

•	“public warrants” are to the currently outstanding 6,500,000 redeemable warrants to purchase Class A ordinary shares of Pathfinder that were issued by Pathfinder in its initial public offering;

•	“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;

•	“SEC” are to the Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“ServiceMax” are to ServiceMax, Inc., a Delaware corporation, prior to the consummation of the Business Combination;

•	“ServiceMax Common Stock” are to the common stock, par value $0.01 per share, of ServiceMax”

•	“ServiceMax JV” are to ServiceMax JV, LP, a Delaware limited partnership and the parent entity of ServiceMax;

•	“ServiceMax Shareholders” are to the existing shareholders of ServiceMax, including Silver Lake and current and former management and other services providers of ServiceMax;

•

“Silver Lake” are to SLP Snowflake Aggregator, L.P., a Delaware limited partnership., the general partner of which is an investment vehicle affiliated with Silver Lake. Silver Lake is a global technology investment firm, with more than $83 billion in combined assets under management and committed capital, and a team of investment and operating professionals based in North America, Europe and Asia;

•	“Sponsor” are to Pathfinder Acquisition LLC, a Delaware limited liability company, which is a partnership among affiliates of HGGC and Industry Ventures;

•

“Stronghold Private Placement” are to the transactions contemplated by the Subscription Agreements, pursuant to which the Stronghold Private Placement Investors have collectively committed to subscribe for an aggregate of 1,037,500 shares of New SM Common Stock for an aggregate purchase price of $10,375,000 to be consummated in connection with and immediately prior to Closing;

•	“Stronghold Private Placement Investors” are to the investors participating in the Stronghold Private Placement, collectively;

•

“Subscription Agreements” are to the subscription agreements, as may be amended, entered into by Pathfinder, ServiceMax and each of the Stronghold Private Placement Investors in connection with the Stronghold Private Placement;

•	“transfer agent” are to Continental, Pathfinder’s transfer agent;

•

“trust account” are to the trust account established at the consummation of Pathfinder’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•

“units” are to the units of Pathfinder, each unit representing one Class A ordinary share and one-fifth of one warrant to acquire one Class A ordinary share, that were offered and sold by Pathfinder in its initial public offering; and

•	“warrants” are to the public warrants and the private placement warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Such forward-looking statements include statements relating to Pathfinder’s and ServiceMax’s respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination, future financial performance and business strategies and expectations for its business. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, for example, statements about:

•	Pathfinder’s ability to complete the Business Combination with ServiceMax or, if Pathfinder does not consummate such Business Combination, any other initial business combination;

•

satisfaction or waiver of the conditions to the Business Combination including, among others; (i) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”); (ii) no judicial or governmental order, prohibition or other legal restraint preventing the consummation of the transactions contemplated by the Business Combination Agreement; (iii) this Registration Statement on Form S-4 having become effective; (iv) the shareholders of Pathfinder and ServiceMax having consented to the Business Combination Agreement and consummation of the transactions contemplated therein; (v) Pathfinder having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the Stronghold Private Placement; (vi) the approval by Nasdaq of Pathfinder’s listing application in connection with the Business Combination; (vii) the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement are equal to or greater than $162,500,000, after payment of any Pathfinder shareholder redemptions but before payment of Pathfinder’s unpaid expenses and ServiceMax’s unpaid expenses; and (viii) the aggregate cash proceeds available for release from the trust account in connection with the transaction contemplated in the Business Combination Agreement, together with the proceeds of the Stronghold Private Placement, being equal to or greater than $225,000,000.

•	the projected financial information, growth rate and market opportunity of New SM;

•	the ability to obtain and/or maintain the listing of the New SM Common Stock and the warrants on the Nasdaq, and the potential liquidity and trading of such securities;

•	the effect of the announcement and consummation of the proposed Business Combination on the current plans and operations of ServiceMax;

•

the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

•	costs related to the proposed Business Combination;

•	New SM’s ability to raise financing in the future;

•	New SM’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the completion of the Business Combination;

•	ServiceMax’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	ServiceMax’s future financial performance;

•	the ability of New SM to expand or maintain its existing customer base;

•	the effect of global economic conditions or political transitions on ServiceMax’s customers and their ability to continue to purchase ServiceMax products; and

•	Pathfinder’s ability to consummate the Business Combination.

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on Pathfinder and/or ServiceMax. There can be no assurance that future developments affecting Pathfinder and/or ServiceMax will be those that Pathfinder and/or the ServiceMax have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of Pathfinder or ServiceMax) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Pathfinder’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Pathfinder considers immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither Pathfinder nor ServiceMax undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any Pathfinder shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Pathfinder and/or ServiceMax.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF PATHFINDER

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Pathfinder’s shareholders. Shareholders should read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at                , Eastern Time, on                , 2021, at                , or virtually via live webcast at                 .

Q:    Why am I receiving this proxy statement/prospectus?

A:

Pathfinder shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, in connection with the Domestication, on the Closing Date prior to the Effective Time, (i) Pathfinder will be renamed “ServiceMax, Inc.”, (ii) each share of ServiceMax outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of common stock of ServiceMax who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware and the shares of ServiceMax that are cancelled pursuant to the Business Combination Agreement) will be exchanged for shares of New SM Common Stock, based on an implied ServiceMax pre-transaction equity value of $1.425 billion. Furthermore, at the Effective Time each restricted stock award and restricted stock unit award with respect to ServiceMax Common Stock issued pursuant to the Rollover Plan outstanding as of immediately prior to the Effective Time (including the restricted stock awards and the restricted stock unit awards with respect to ServiceMax Common Stock issued to holders of unvested profits interests and cash awards of ServiceMax JV pursuant to the Pre-Closing Reorganization) will remain subject to the Rollover Plan but will be converted into the right to receive New SM Common Stock in lieu of ServiceMax Common Stock. See “Business Combination Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Omnibus Incentive Plan Proposal, the Nasdaq Proposal, the ESPP Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting, and each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting and, vote at the extraordinary general meeting.

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share, of Pathfinder will be converted into one share of New SM Common Stock; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder will automatically represent the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement; (iii) the governing documents of Pathfinder will be amended and restated and become the certificate of incorporation and the bylaws of New SM as described in this proxy statement/prospectus; and (iv) Pathfinder’s name will change to “ServiceMax, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New SM Common Stock and one-fifth of one warrant representing the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder warrant agreement. See “Domestication Proposal.”

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of Pathfinder?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of Pathfinder being asked to vote upon?

A:	At the extraordinary general meeting, Pathfinder is asking holders of its ordinary shares to consider and vote upon thirteen (13) separate proposals:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby:

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by special resolution the Proposed Governing Documents;

•

the following six (6) separate proposals to approve by special resolution (unless stated otherwise) the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

○

to authorize by way of ordinary resolution the change in the authorized share capital of Pathfinder from (i) US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$11,000 divided into 1,000,000,000 shares New SM Common Stock and 100,000,000 shares of New SM Preferred Stock;

○

to authorize the New SM Board to issue any or all shares of New SM Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New SM Board and as may be permitted by the DGCL;

○	to provide that certain provisions of the certificate of incorporation of New SM are subject to the Registration and Shareholder Rights Agreement;

○

to authorize the removal of the ability of New SM stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Silver Lake or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New SM entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office;

○

to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by Pathfinder and ServiceMax, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication;

○	to authorize the election of New SM to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholder;

•

a proposal to approve by ordinary resolution the issuance of shares of New SM Common Stock in connection with the Business Combination and the Stronghold Private Placement in compliance with the Nasdaq Listing Rules;

•	a proposal to approve and adopt by ordinary resolution the Omnibus Incentive Plan;

•	a proposal to approve and adopt by ordinary resolution the ESPP; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Charter Amendment Proposal,” “Advisory Governing Documents Proposals,” “Nasdaq Proposal,” “Omnibus Incentive Plan Proposal,” “ESPP Proposal” and “Adjournment Proposal.”

Pathfinder will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Pathfinder should read it carefully.

After careful consideration, the Pathfinder Board has determined that the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of Pathfinder and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is Pathfinder proposing the Business Combination?

A:

Pathfinder is a blank check company incorporated on December 18, 2020, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although Pathfinder may pursue an acquisition opportunity in any business, industry, sector or geographical location, for purposes of consummating the initial business combination, Pathfinder has focused on a growth-oriented technology or technology-enabled target that is at a key inflection point in its evolution and a beneficiary of secular tailwinds in one of several rapidly changing segments of the global economy. Pathfinder is not permitted under its Existing Governing Documents to effect a business combination solely with a blank check company or a similar type of company with nominal operations.

Pathfinder has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. Pathfinder has sought to acquire companies that meet its core investment philosophy, including companies that: offer attractive growth prospects for the foreseeable future; have proven unit economics that are compelling and sustainable; have a strong and defensible competitive position; are led by a strong and credible management team; have public company-ready financial controls and infrastructure; and could offer an attractive potential return for Pathfinder’s shareholders.

Based on its due diligence investigations of ServiceMax and the industry in which it operates, including the financial and other information provided by ServiceMax in the course of negotiations, the Pathfinder Board believes that the Business Combination with ServiceMax presents an attractive business combination opportunity and is in the best interests of Pathfinder and its shareholders. The Pathfinder Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal—The Pathfinder Board’s Reasons for the Business Combination,” “Risk Factors—Risks Related to ServiceMax’s Business” and “Risk Factors—Risks Related to the Business Combination and Pathfinder.”

Q:	Did the Pathfinder Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The Pathfinder Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, Pathfinder’s management, the members of the Pathfinder Board and the other representatives of Pathfinder have substantial experience in evaluating the operating and financial merits of companies similar to ServiceMax and reviewed certain financial information of ServiceMax and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of Pathfinder’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, Pathfinder is relying solely on the judgment of the Pathfinder Board in valuing ServiceMax’s business and investors will be assuming the risk that the Pathfinder Board may not have properly valued such business.

Q:	What will ServiceMax’s equityholders receive in return for the Business Combination with Pathfinder?

A:

On the Closing Date, promptly following the consummation of the Domestication, Serve Merger Sub will merge with and into ServiceMax, with ServiceMax as the surviving company in the Merger and, after giving effect to such Merger, ServiceMax will be a wholly owned subsidiary of Pathfinder. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of ServiceMax outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of common stock of ServiceMax who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware and the shares of ServiceMax that are cancelled pursuant to the Business Combination Agreement) will be exchanged for shares of New SM Common Stock, based on an implied ServiceMax pre-transaction equity value of $1.425 billion. Furthermore, at the Effective Time, each restricted stock award and restricted stock unit award with respect to ServiceMax Common Stock issued pursuant to the Rollover Plan outstanding as of immediately prior to the Effective Time (including the restricted stock awards and the restricted stock unit awards with respect to ServiceMax Common Stock issued to holders of unvested profits interests and cash awards of ServiceMax JV pursuant to the Pre-Closing Reorganization) will remain subject to the Rollover Plan but will be converted into the right to receive New SM Common Stock in lieu of ServiceMax Common Stock. The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus.

Q:	How will the combined company be managed following the Business Combination?

A:

Following the Closing, it is expected that the New SM Board will initially consist of ten directors, which will be divided as evenly as practicable into three classes (Class I, II and III). Pursuant to the Shareholder Agreement, upon the Closing, the New SM Board will initially consist of up to nine individuals designed by Silver Lake (including a sufficient quantity of independent directors as is required to meet the requirements of the SEC and Nasdaq) and one individual designated by Sponsor, who shall be David Chung. Please see the section entitled “Management of New SM Following the Business Combination” for further information.

Q:	What equity stake will current Pathfinder shareholders and current equityholders of ServiceMax hold in New SM immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are (i) 32,500,000 Class A ordinary shares outstanding underlying units issued in Pathfinder’s initial public offering, and (ii) 8,125,000 Class B ordinary shares outstanding held by Pathfinder’s Initial Shareholders. As of the date of this proxy statement/prospectus, there are outstanding 4,250,000 private placement warrants held by the Sponsor and 6,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Merger, will entitle the holder thereof to purchase one share of New SM Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination or the Stronghold Private Placement and assuming that none of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination), Pathfinder’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 51,375,000 ordinary shares.

The following table illustrates varying estimated ownership levels in New SM Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 142,500,000 shares of New SM Common Stock are issued to the holders of common stock of ServiceMax at Closing, which would be the number of shares of New SM Common Stock issued to such holders if the Closing were to occur on November 1, 2021 and there were no cash awards paid out by ServiceMax, (ii) 1,037,500 shares of New SM Common Stock are issued in the Stronghold Private Placement, (iii) all public warrants or private placement warrants to purchase New SM Common Stock that will be outstanding immediately following Closing have been exercised and (iv) 4,149,560 restricted stock and restricted stock unit awards are issued pursuant to the Rollover Plan as well as to replace expiring cash awards. If the actual facts are different than these assumptions, the ownership percentages in New SM will be different.

	Share Ownership in New SM
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Pathfinder public shareholders(1)	18.0%	12.7%
Sponsor and other initial shareholders	2.3%	2.4%
ServiceMax Stockholders(2)	79.1%	84.3%
Stronghold Private Placement Investors	0.6%	0.6%

(1)

Assumes that 33.96% of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement, together with the proceeds of the Stronghold Private Placement be equal to or greater than $225,000,000.

(2)	Includes shares owned by Silver Lake.

For further details, see “Business Combination Proposal—Consideration to ServiceMax Equityholders in the Business Combination.”

Q:	Why is Pathfinder proposing the Domestication?

A:

The Pathfinder Board believes that there are significant advantages to Pathfinder that will arise as a result of a change of its domicile to Delaware. Further, the Pathfinder Board believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The Pathfinder Board believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of Pathfinder and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, Pathfinder will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which Pathfinder will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What amendments will be made to the current constitutional documents of Pathfinder?

A:

The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Pathfinder’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace Pathfinder’s Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Governing Documents Proposal A)

The share capital under the Existing Governing Documents is US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share.

See paragraph 7 of the Memorandum of Association.

The Proposed Governing Documents authorize US$11,000 divided into 1,000,000,000 shares New SM Common Stock and 100,000,000 shares of New SM Preferred Stock.

See Article V of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Governing Documents Proposal B)

The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with par value US$0.0001 per share and with such designation, rights and preferences as may be determined from time to time by the Pathfinder Board. Accordingly, the Pathfinder Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

See paragraph 7 of the Memorandum of Association and Article 8 of the Articles of Association.

The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

See Article V subsection B of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents
Registration and Shareholder Rights Agreement (Advisory Governing Documents Proposal C)	The Existing Governing Documents are not subject to any director composition agreement.

The Proposed Governing Documents provide that certain provisions therein are subject to the Registration and Shareholder Rights Agreement.

See Article VII subsections 3, 4 and 5 of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal D)

The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.

See Article 1 of our Articles of Association.

The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting, unless Silver Lake or any of its affiliates, or any successor, transferee or affiliate thereof owns a majority of the voting power of the shares of capital stock of New SM then outstanding or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office.

See Article VI subsection 1 of the Proposed Certificate of Incorporation.

Corporate Name (Advisory Governing Documents Proposal E)	The Existing Governing Documents provide the name of the company is “Pathfinder Acquisition Corporation” See paragraph 1 of our Memorandum of Association.	The Proposed Governing Documents will provide that the name of the corporation will be “ServiceMax, Inc.” See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Advisory Governing Documents Proposal E)

The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by February 19, 2023 (twenty-four months after the closing of Pathfinder’s initial public offering), Pathfinder will cease all operations except for the purposes of winding up and will redeem the shares issued in Pathfinder’s initial public offering and liquidate its trust account.

See Article 163 of our Articles of Association.

The Proposed Governing Documents do not include any provisions relating to New SM’s ongoing existence; the default under the DGCL will make New SM’s existence perpetual.

This is the default rule under the DGCL.

	Existing Governing Documents	Proposed Governing Documents
Exclusive Forum (Advisory Governing Documents Proposal E)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act.

See Article XIII of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal E)

The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Articles 156 - 170 of our Articles of Association.

The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

Takeovers by Interested Stockholders (Advisory Governing Documents Proposal F)	The Existing Governing Documents do not provide restrictions on takeovers of Pathfinder by a related shareholder following a business combination.	The Proposed Governing Documents provide that New SM will not be governed by Section 203 of the DGCL. See Article XII of the Proposed Certificate of Incorporation.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share, of Pathfinder will be converted into one share of New SM Common Stock; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder will automatically represent the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement; (iii) the governing documents of Pathfinder will be amended and restated and become the certificate of incorporation and the bylaws of New SM as described in this proxy statement/prospectus; and (iv) Pathfinder’s name will change to “ServiceMax, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New SM Common Stock and one-fifth of one warrant representing the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder warrant agreement. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of ServiceMax outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of common stock of ServiceMax who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware and the shares of ServiceMax that are cancelled pursuant to the Business Combination Agreement) will be exchanged for shares of New SM Common Stock, based on an implied ServiceMax pre-transaction equity value of $1.425 billion. Furthermore, at the Effective Time, each restricted stock award and restricted stock unit award with respect to ServiceMax Common Stock issued pursuant to the Rollover Plan outstanding as of immediately prior to the Effective Time (including the restricted stock awards and the restricted stock unit awards with respect to ServiceMax Common Stock issued to holders of unvested profits interests and cash awards of ServiceMax JV pursuant to the Pre-Closing Reorganization) will remain subject to the Rollover Plan but will be converted into the right to receive New SM Common Stock in lieu of ServiceMax Common Stock. The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus.

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as Pathfinder, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F), U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders” below) should be subject to Section 367(b) of the Code and, as a result of the Domestication:

•

a U.S. Holder whose public shares have a fair market value of less than $50,000 on the date of the Domestication generally should not recognize any gain or loss and should not be required to include any part of Pathfinder’s earnings in income;

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock generally should recognize gain (but not loss) on the exchange of public shares for shares of New SM Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock generally should be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend by virtue of the dividends received deduction for foreign-sourced dividends of foreign corporations under Section 245A of the Code.

Pathfinder does not expect to have significant cumulative earnings and profits through the date of the Domestication.

If Pathfinder were to be treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication. However, provided the Domestication is completed in 2021, Pathfinder believes that it might not be classified as a PFIC because it might qualify for an exception to the PFIC rules known as the “start-up exception.” The requirements to qualify for the start-up exception and the potential application of the PFIC rules to the Domestication are discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.”

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of New SM Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders should consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, Pathfinder’s public shareholders may request that Pathfinder redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Pathfinder’s transfer agent, in which you (a) request that we redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, Pathfinder’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Pathfinder’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of                 , this would have amounted to approximately $                per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of Pathfinder’s creditors, if any, which could have priority over the claims of Pathfinder’s public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request to redeem public ordinary shares, once made by a holder, may be withdrawn at any time up to two business days prior to the extraordinary general meeting unless otherwise agreed to by the Pathfinder Board. If you deliver your share certificates (if any) and other redemption forms (as applicable) for redemption to Continental, Pathfinder’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Continental return the share certificates (if any) and the shares (physically or electronically) to you. You may make such request by contacting Continental at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, Pathfinder’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to Continental, Pathfinder’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and delivers the public share certificates (if any) along with the redemption forms (as applicable) as described above, then, if the Business Combination is consummated, Pathfinder will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New SM Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, Pathfinder’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and your share certificates (if any) and other redemption forms (as applicable) delivered to Continental, Pathfinder’s transfer agent, by                , on                , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a holder of our public shares that exercises its redemption rights to receive cash from the trust account in exchange for its shares of New SM Common Stock will generally be treated as selling such shares of New SM Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of New SM Common Stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code. Assuming that we do not qualify for the start-up exception to the PFIC rules, U.S. Holders exercising redemption rights would also be subject to the potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “U.S. Federal Income Tax Considerations—U.S. Holders.” All holders of our public shares considering exercising their redemption rights should consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of our initial public offering, an amount equal to $325,000,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. As of                , funds in the trust account totaled $                . These funds will remain in the trust account, except for the withdrawal of interest earned on the funds held in the trust account to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If Pathfinder’s initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with Pathfinder’s initial business combination or used for redemptions or purchases of the public shares, New SM may apply the balance of the cash released to it from the trust account for general corporate purposes, including for maintenance or expansion of operations of New SM, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Pathfinder’s public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders. However, a condition to the consummation of the Business Consummation is that the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement, together with the proceeds of the Stronghold Private Placement, is equal to or greater than $225,000,000.

In no event will Pathfinder redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Stronghold Private Placement.

Additionally, as a result of redemptions, the trading market for the New SM Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and New SM may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The consummation of the Business Combination is conditioned upon, among other things, (i) the applicable waiting period under the HSR Act relating to the transactions contemplated by the Business Combination Agreement having expired or been terminated; (ii) no judicial or governmental order, prohibition or other legal restraint preventing the consummation of the transactions contemplated by the Business Combination Agreement; (iii) this Registration Statement on Form S-4 having become effective; (iv) the shareholders of Pathfinder and ServiceMax having consented to the Business Combination Agreement and consummation of the transactions contemplated therein; (v) Pathfinder having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the Stronghold Private Placement; and (vi) the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement, together with the proceeds of the Stronghold Private Placement, being equal to or greater than $225,000,000. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	When do you expect the Business Combination to be completed?

A:

The consummation of the Business Combination is conditioned upon, among other things, (i) the applicable waiting period under the HSR Act relating to the transactions contemplated by the Business Combination Agreement having expired or been terminated; (ii) no judicial or governmental order, prohibition or other legal restraint preventing the consummation of the transactions contemplated by the Business Combination Agreement; (iii) this Registration Statement on Form S-4 having become effective; (iv) the shareholders of Pathfinder and ServiceMax having consented to the Business Combination Agreement and consummation of the transactions contemplated therein; (v) Pathfinder having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the Stronghold Private Placement; (vi) the approval by Nasdaq of Pathfinder’s listing application in connection with the Business Combination; (vii) the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement are equal to or greater than $162,500,000, after payment of any Pathfinder shareholder redemptions but before payment of Pathfinder’s unpaid expenses and ServiceMax’s unpaid expenses; and (viii) the aggregate cash proceeds available for release from the trust account in connection with the transaction contemplated in the Business Combination Agreement, together with the proceeds of the Stronghold Private Placement, being equal to or greater than $225,000,000. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For further details, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated?

A:

Pathfinder will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If Pathfinder is not able to consummate the Business Combination with ServiceMax nor able to complete another business combination by February 19, 2023, Pathfinder will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Pathfinder to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Pathfinder’s remaining shareholders and the Pathfinder Board, liquidate and dissolve, subject in the cases of clauses (ii) and (iii), to Pathfinder’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither Pathfinder’s shareholders nor Pathfinder warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Q:	What do I need to do now?

A:

You should read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Pathfinder shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares on                , 2021, the record date for the extraordinary general meeting, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to Pathfinder shareholders that hold their shares in registered form and are registered as shareholders in Pathfinder’s register of members. All holders of shares in registered form on the day of the extraordinary general meeting are entitled to vote at the extraordinary general meeting.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held at                , Eastern Time, on                , 2021, at                , and virtually live via webcast at                , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	How will the COVID-19 pandemic impact in-person voting at the General Meeting?

A:

Pathfinder intends to hold the extraordinary general meeting in person. However, Pathfinder is sensitive to the public health and travel concerns its shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, Pathfinder may impose additional procedures or limitations on meeting attendees. Pathfinder plans to announce any such updates in a press release filed with the SEC and on its proxy website at                , and Pathfinder encourages you to check this website prior to the meeting if you plan to attend.

Q:	What impact will the COVID-19 Pandemic have on the Business Combination?

A:

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the business of Pathfinder and ServiceMax, and there is no guarantee that efforts by Pathfinder and ServiceMax to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If Pathfinder or ServiceMax are unable to recover from a business disruption on a timely basis, the Business Combination and New SM’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of Pathfinder and ServiceMax may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

We have fixed                , 2021 as the record date for the extraordinary general meeting. If you were a shareholder of Pathfinder at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he, she or they is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

Each Pathfinder shareholder is entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were                ordinary shares issued and outstanding, of which                were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of Pathfinder shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders holding at least a majority of the paid up voting share capital of Pathfinder entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, ordinary shares would be required to achieve a quorum for each proposal contained in this proxy statement.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(iii)

Charter Amendment Proposal: The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting vote at the extraordinary general meeting.

(iv)

Advisory Governing Documents Proposals: The separate approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting vote at the extraordinary general meeting.

(v)

Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vi)

Omnibus Incentive Plan Proposal: The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vii)

ESPP Proposal: The approval of the ESSP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(viii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

As of the record date, Pathfinder had                ordinary shares issued and outstanding. Pathfinder shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy,                 shares, will need to be voted in favor of each of the Business Combination Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal in order to approve each of the Business Combination Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy,                shares will need to be voted in favor of each of the Advisory Governing Documents Proposals in order to approve each of the Advisory Governing Documents Proposals.

Q:	What are the recommendations of the Pathfinder Board?

A:

The Pathfinder Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Pathfinder and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How do Sponsor and the other Initial Shareholders intend to vote their shares?

A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Initial Shareholders have agreed to vote all of their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares. As a result, in addition to the Initial Shareholder’s ordinary shares, Pathfinder would need 12,187,501 or approximately 37.5% (assuming all issued and outstanding ordinary shares are voted), or 2,031,251 or approximately 6.25% (assuming only the minimum number of ordinary shares representing a quorum are voted) of the issued and outstanding ordinary shares to be voted in favor of the business combination in order to have the business combination approved.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Pathfinder or its securities, the Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of Pathfinder’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The Initial Shareholders, ServiceMax, and/or their directors, officers, advisors or respective affiliates, during a period when they are not then aware of any material nonpublic information regarding Pathfinder or its securities, may also purchase public shares from institutional and other investors who indicate an intention to redeem Pathfinder’s shares. The above-described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New SM’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Stronghold Private Placement. The Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Pathfinder will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The Initial Shareholders may have interests in the business combination that may be different than or in addition to your interests as a shareholder. See the sections entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination.”

Q:	What happens if I sell my Pathfinder ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to Pathfinder’s Chief Executive Officer at the address set forth below so that it is received by the Chief Executive Officer prior to the vote at the extraordinary general meeting (which is scheduled to take place on                , 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to the Chief Executive Officer, which must be received by the Chief Executive Officer prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New SM. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of Pathfinder. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

Pathfinder will pay the cost of soliciting proxies for the extraordinary general meeting. Pathfinder has engaged Morrow Sodali, LLC to assist in the solicitation of proxies for the extraordinary general meeting. Pathfinder has agreed to pay Morrow Sodali, LLC a fee of $32,500, plus disbursements, and will reimburse Morrow Sodali, LLC for its reasonable out-of-pocket expenses and indemnify Morrow Sodali, LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Pathfinder will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. Pathfinder’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. Pathfinder will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

470 West Avenue, Stamford, CT 06902

(800) 662-5200

PFDR.info@investor.morrowsodali.com

You also may obtain additional information about Pathfinder from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your share certificates (if any) and other redemption forms (as applicable) (either physically or electronically) to Continental, Pathfinder’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                  (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms (as applicable), please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention:

Mark Zimkind

mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal—The Business Combination Agreement.”

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to ServiceMax and its subsidiaries prior to the Business Combination and to New SM and its consolidated subsidiaries after giving effect to the Business Combination.

Company Overview

ServiceMax is a leading Software-as-a-Service (“SaaS”) platform for asset-centric Field Service Management (“FSM”). Every second, a field service work order is generated using ServiceMax software. As a cloud-native, mobile-first, FSM software provider, we enable our enterprise customers to automate and connect critical workflows related to field service operations, keep a comprehensive view of the assets in the field, and drive more efficient and effective service organizations.

Field service, which encompasses the servicing of assets by technicians in situations that range from break-fix to preventative maintenance, is critical to many industries around the world, including medical care, manufacturing, transportation, and power generation. All of these industries rely upon mission-critical equipment, such as an MRI machine, light rail car, or gas turbine. We believe there are 8 million technicians around the world powering service organizations, translating to a large, growing, and expanding addressable market opportunity of over $9 billion for our cloud software.

Field service organizations are in the early stages of a significant digital transformation, increasingly seeking cloud and mobile technology to navigate a world of increasing complexity and a growing number of connected assets in the field. Organizations relying on legacy and in-house tools and/or disconnected, paper-based processes remain fundamentally limited in their ability to serve customers and scale their businesses. Our enterprise-grade FSM solutions enable field service organizations to modernize their customers’ operations in order to lower their overall cost of servicing, increase the revenues and profitability of service organizations, and deliver higher customer satisfaction. Service technicians enabled by our cloud software are better equipped to review critical asset history and warranty information, check inventory and order parts, access remote assistance, record customer signatures, and complete the job, all on a mobile device. Service organizations empowered with our SaaS platform are well positioned to meet the evolving needs of their customers in an ecosystem of more complex and connected assets.

Our customers, from original equipment manufacturers (“OEMs”), who sell equipment, to operators, who deploy equipment, enhance their field service operations with our end-to-end platform, managing the complexities of their service organizations and enabling more profitable, outcome-centric businesses. Our platform is highly scalable and deeply embedded in the operations and technology infrastructure of our customers. Most importantly, we help our customers minimize downtime across their mission-critical assets. Over 200 million work orders have been processed on the ServiceMax platform, by hundreds of thousands of technicians, in more than 90 countries around the world. Our approximately 350 customers with over 300,000 licenses, or seats, use our platform to service tens of millions of work orders a year, helping keep the world running.

Our comprehensive SaaS platform addresses customer challenges across a diverse set of industries, including medical devices and healthcare, industrials, high-tech manufacturing, construction and building maintenance, power and utilities, and oil and gas. Our solutions are integral to our customers, enabling mission-critical workflows and allowing them to better serve their customers. Our experience serving customers in different industries has helped us develop expertise in applying our horizontal application to vertical specific workflows. For example, a global leader in energy and automation solutions relies on ServiceMax to deliver a unified customer experience, complete with ERP integrations, installed base tracking, offline access, and service contract functionalities, ensuring the same excellent service across multiple countries. An innovative engineering and manufacturing company in the 3D printing sector employs the ServiceMax platform to ensure faster response time on service needs, maximize uptime, and reduce repeat service visits. A leading healthcare technology provider uses our platform to digitize workflows and gain knowledge and visibility into their installed base. This company chose ServiceMax because the platform is tailored for digital transformation and uniquely capable of evolving as the company develops its own digital strategy, while addressing sector specific compliance requirements.

Since its founding in 2007, ServiceMax has been at the forefront of field service innovation, bringing a cloud-native platform to service operations and placing mobile applications in the hands of field technicians. Our commitment to investing in and developing its cloud-based software platform has fueled industry leadership throughout its history. The fact that ServiceMax has been recognized as a Leader in the last five published Gartner Magic Quadrants for Field Service Management validates the strength of our platform. As a successful, high growth startup, ServiceMax raised over $200 million from 2008 to 2015 from established venture and strategic investors, and developed multiple key strategic partnerships. GE Digital, recognizing ServiceMax’s competitive positioning and the immense opportunity for cloud-native field service software, acquired ServiceMax in 2016. In 2018, ServiceMax was carved out of GE and acquired in connection with a transaction with Silver Lake. Since this acquisition, the new management team, with deep industry and technology experience, has driven significant operational and organizational improvements, re focusing efforts on product and go-to-market strategy.

Natively built on the Salesforce Platform, a development Platform-as-a-Service, ServiceMax has a longstanding relationship with Salesforce, which was further solidified in the first half of fiscal year 2021, when ServiceMax raised an $85 million round of funding led by Salesforce Ventures and existing investor Silver Lake and entered into a strategic collaboration agreement with Salesforce. In late 2020, ServiceMax launched Asset 360 in partnership with Salesforce Field Service, resulting in a powerful joint go-to-market strategy. We believe the Salesforce ecosystem and collaborative marketing strategy represent a significant opportunity for ServiceMax to reach new customers and industries, reduce sales cycles, and drive better customer outcomes. All of these benefits we believe will increase customer adoption, retention, and expansion opportunities.

We plan to accelerate our market position with expansion opportunities within their existing customer base, focus on new customer growth in existing and new verticals, and make select complementary, strategic acquisitions. We believe that our growth strategy, continued innovation, and product-led investment will drive the next phase of industry leadership as we pursue our growing, underpenetrated $9 billion market opportunity.

We derive our revenues from software subscription and professional services fees. We offer our solutions on a SaaS basis. Our subscription revenues consist principally of fees from customers for accessing the ServiceMax platform (on a per-seat basis) and maintenance and support services that we offer under non-cancellable multi-year contracts, with an average term of approximately three years. Our subscription revenues are recognized over the term of the contract, beginning upon activation, and are generally charged annually in advance. To help customers go live with our solution and achieve success, we offer professional services, including configuration and implementation, training, and advisory services. Our business model provides high revenue visibility, and the strength of our platform and customer outcomes result in high customer retention and expansion opportunities.

Our success in building our customer base and expanding the usage within our customers has driven significant growth. On a GAAP basis, our total revenues were $109.2 million and $86.9 million for fiscal 2021 and 2020, respectively, representing a 25.6% growth rate. Our subscription revenues in fiscal 2021 were $91.3 million, or 83.6% of total revenues, up from $65.1 million, or 74.9% of total revenues in fiscal 2020, representing a 40.2% growth rate. Due to our continuing investment in growth, we recorded net losses in fiscal 2021 and 2020 of $49.8 million and $81.2 million, respectively.

The Parties to the Business Combination

Pathfinder

Pathfinder is a blank check company incorporated on December 18, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Pathfinder has neither engaged in any operations nor generated any revenue to date. Based on Pathfinder’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On February 19, 2021, Pathfinder consummated an initial public offering of 32,500,000 units at an offering price of $10.00 per unit, and a private placement with Sponsor of 4,250,000 private placement warrants at an offering price of $2.00 per warrant. Each unit sold in the initial public offering consists of one Class A ordinary share and one-fifth of one redeemable warrant.

Following the closing of Pathfinder’s initial public offering, an amount equal to $325,000,000 of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of June 30, 2021, funds in the trust account totaled $                 . These funds will remain in the trust account, except for the withdrawal of interest earned on the funds held in the trust account to pay taxes, if any, until the earliest of (i) the completion of Pathfinder’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of Pathfinder’s obligation to redeem 100% of the public shares if Pathfinder does not complete a business combination by February 19, 2023 or (B) with respect to any other provision relating to the rights of the holders of Pathfinder’s Class A ordinary shares, or (iii) the redemption of all of the public shares if Pathfinder is unable to complete a business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

Pathfinder’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “PFDRU,” “PFDR” and “PFDRW,” respectively.

Pathfinder’s principal executive office is located at 1950 University Avenue, Suite 350, Palo Alto, CA, 94303, and its telephone number is (650) 321-4910. Pathfinder’s corporate website address is www.pathfinderacquisition.com. Pathfinder’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

ServiceMax

ServiceMax is a Delaware corporation incorporated on November 15, 2011.

ServiceMax’s principal executive office is located at 4450 Rosewood Drive, Suite 200, Pleasanton, CA, 94588, and its telephone number is (800) 756-4960. ServiceMax’s corporate website address is www.servicemax.com. ServiceMax’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Serve Merger Sub

Serve Merger Sub is a Delaware corporation and wholly owned subsidiary of Pathfinder formed for the purpose of effecting the Business Combination. Serve Merger Sub owns no material assets and does not operate any business.

Serve Merger Sub’s principal executive office is located at 1950 University Avenue, Suite 350, Palo Alto, CA, 94303 , and its telephone number is (650) 321-4910.

Proposals to be Put to the Shareholders of Pathfinder at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of Pathfinder and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Advisory Governing Documents Proposals and the Adjournment Proposal, is conditioned on the approval of the Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Governing Documents. None of the Advisory Governing Documents Proposals or the Adjournment Proposal are conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

As discussed in this proxy statement/prospectus, Pathfinder is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the Closing Date, promptly following the consummation of the Domestication, Serve Merger Sub will merge with and into ServiceMax, with ServiceMax as the surviving company in the Merger and, after giving effect to such Merger, ServiceMax will be a wholly owned subsidiary of Pathfinder. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of ServiceMax outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of common stock of ServiceMax who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware and the shares of ServiceMax that are cancelled pursuant to the Business Combination Agreement) will be exchanged for shares of New SM Common Stock, based on an implied ServiceMax pre-transaction equity value of $1.425 billion. Furthermore, at the Effective Time, (i) each unvested profits interest in ServiceMax JV that vests solely based on continued service will be cancelled and exchanged for a restricted stock award to be issued under the Omnibus Incentive Plan and (ii) each unvested profits interest in ServiceMax JV that is subject to performance-based vesting conditions will be cancelled and exchanged for a restricted stock unit award to be issued under the Omnibus Incentive Plan. The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus.

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal—The Pathfinder Board’s Reasons for the Business Combination,” the Pathfinder Board concluded that the Business Combination satisfies its investment criteria, as more fully disclosed in the prospectus for Pathfinder’s initial public offering, including that the businesses of ServiceMax had a fair market value of at least 80% of the balance of the funds in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

Consideration to ServiceMax Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of ServiceMax outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of common stock of ServiceMax who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware and the shares of ServiceMax that are cancelled pursuant to the Business Combination Agreement) will be exchanged for shares of New SM Common Stock, based on an implied ServiceMax pre-transaction equity value of $1.425 billion. Furthermore, at the Effective Time, each unvested profits interest in ServiceMax JV that vests solely based on continued service will be cancelled and exchanged for a restricted stock award to be issued under the Omnibus Incentive Plan, and each unvested profits interest in ServiceMax JV that is subject to performance-based vesting conditions will be cancelled and exchanged for a restricted stock unit award to be issued under the Omnibus Incentive Plan. The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus.

For further details, see “Business Combination Proposal—Business Combination Consideration.”

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the applicable waiting period under the HSR Act relating to the transactions contemplated by the Business Combination Agreement having expired or been terminated; (ii) no judicial or governmental order, prohibition or other legal restraint preventing the consummation of the transactions contemplated by the Business Combination Agreement; (iii) this Registration Statement on Form S-4 having become effective; (iv) the shareholders of Pathfinder and ServiceMax having consented to the Business Combination Agreement and consummation of the transactions contemplated therein; (v) Pathfinder having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the Stronghold Private Placement; (vi) the approval by Nasdaq of Pathfinder’s listing application in connection with the Business Combination; (vii) the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement are equal to or greater than $162,500,000, after payment of any Pathfinder shareholder redemptions but before payment of Pathfinder’s unpaid expenses and ServiceMax’s unpaid expenses; and (viii) the aggregate cash proceeds available for release from the trust account in connection with the transaction contemplated in the Business Combination Agreement, together with the proceeds of the Stronghold Private Placement, being equal to or greater than $225,000,000. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For further details, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, Pathfinder will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of Pathfinder has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of Pathfinder’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Pathfinder is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, New SM will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal.”

The Charter Amendment Proposal and the Advisory Governing Documents Proposals

Pathfinder will ask its shareholders to approve by special resolution the Proposed Certificate of Incorporation and Proposed Bylaws. The Proposed Certificate of Incorporation, as well as the Proposed Bylaws, was negotiated as part of the Business Combination. If the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Pathfinder will replace the Existing Governing Documents, with the Proposed Certificate of Incorporation and the Proposed Bylaws (the Proposed Certificate of Incorporation together with the Proposed Bylaws, the “Proposed Governing Documents”) of New SM, in each case, under the DGCL. The Pathfinder Board’s specific reasons for each of the Advisory Governing Documents Proposals (each of which are included in the Proposed Governing Documents) are set forth in the section “Advisory Governing Documents Proposals.”

Pathfinder will ask its shareholders to approve by an ordinary resolution six (6) separate Advisory Governing Documents Proposals, each on a non-binding advisory basis, in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL. The Pathfinder Board has unanimously approved each of the Advisory Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of New SM after the Business Combination. Approval of each of the Advisory Governing Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Advisory Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.

•

Advisory Governing Documents Proposal A—to authorize the change in the authorized share capital of Pathfinder from (i) US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$11,000 divided into 1,000,000,000 shares New SM Common Stock and 100,000,000 shares of New SM Preferred Stock.

•

Advisory Governing Documents Proposal B—to authorize the New SM Board to issue any or all shares of New SM Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New SM Board and as may be permitted by the DGCL.

•	Advisory Governing Documents Proposal C—to provide that certain provisions of the certificate of incorporation and bylaws of New SM are subject to the Registration and Shareholder Rights Agreement.

•

Advisory Governing Documents Proposal D—the removal of the ability of New SM stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Silver Lake or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New SM entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office.

•

Advisory Governing Documents Proposal E—to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by Pathfinder and ServiceMax, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Pathfinder Acquisition Corporation” to “ServiceMax, Inc.” (which is expected to occur after the consummation Domestication in connection with the Business Combination), (ii) making New SM’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district court as the exclusive forum for litigation arising out of the Securities

Act, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Pathfinder Board believes is necessary to adequately address the needs of New SM after the Business Combination.

•	Advisory Governing Documents Proposal F—to authorize the election of New SM to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Advisory Governing Documents Proposals” and the full text of the Proposed Governing Documents of New SM, attached hereto as Annex B and Annex C, respectively.

For further details, see “Advisory Governing Documents Proposal.”

Nasdaq Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal. Our units, public shares and public warrants are listed on Nasdaq and as such, we are seeking shareholder approval for issuance of the New SM Common Stock in connection with the Business Combination and the Stronghold Private Placement pursuant to Nasdaq Listing Rule 5635.

For additional information, see “Nasdaq Proposal.”

Omnibus Incentive Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Omnibus Incentive Plan Proposal. Pursuant to the Omnibus Incentive Plan, a number of shares of New SM Common Stock equal to 8% of the number of issued and outstanding shares of New SM Common Stock immediately after the Closing, less the number of shares of stock subject to an award issued and outstanding under the Rollover Plan, will be reserved for issuance under the Omnibus Incentive Plan. The Omnibus Incentive Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each February 1, beginning with the 2022 fiscal year, by 2.5% of the outstanding number of shares of New SM Common Stock on the last day of the immediately preceding fiscal year, or such lesser amount as determined by the Board of New SM.

For further information, see “Omnibus Incentive Plan Proposal.”

ESPP Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the ESPP Proposal. Pursuant to the ESPP, a number of shares of New SM Common Stock equal to                shares of New SM Common Stock are outstanding on an as-converted and as-redeemed basis as of the date immediately following the consummation of the Business Combination will be reserved for issuance under the ESPP. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each February 1, beginning on February 1, 2022, by the lesser of (a) 1% of the outstanding number of shares of New SM Common Stock on the immediately preceding December 31, or (b) such lesser amount as determined by the New SM Board. For additional information, see “Employee Stock Purchase Plan Proposal.” The full text of the ESPP is attached hereto as Annex E.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Pathfinder to consummate the Business Combination, the Pathfinder Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

Each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, and the Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Omnibus Incentive Plan Proposal and the ESPP Proposal are each conditioned on the approved of the Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Governing Documents. None of the Advisory Governing Documents Proposals or the Adjournment Proposal is not conditioned on any other proposal.

The Pathfinder Board’s Reasons for the Business Combination

Pathfinder was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more business entities. The Pathfinder Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Pathfinder Board and management to identify and acquire one or more businesses. The Pathfinder Board and management collectively have decades of experience as crossover investors and dealmakers.

In particular, the Pathfinder Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:

•	Meets the acquisition criteria that Pathfinder had established to evaluate prospective business combination targets.

•	Exposure to an attractive market.

•	Market positioning.

•	Attractive financial profile

•	Potential for accelerating organic growth.

•	Experienced management team with strong sponsorship.

•	Established strategic partnerships.

•	Results of due diligence.

•	Financial analysis conducted by Pathfinder’s management team and valuation.

•	Other alternatives.

•	Negotiated transaction.

The Pathfinder Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•	Benefits Not Achieved.

•	Liquidation of Pathfinder.

•	Redemption risk.

•	Exclusivity.

•	Shareholder vote.

•	Future financial performance.

•	Risk that the LiquidFrameworks acquisition may not be completed.

•	Post-Business Combination corporate governance; terms of the Registration and Shareholder Rights Agreement.

•	Limitations of review.

•	Closing conditions.

•	Litigation.

•	Fees and expenses.

•	Other risks.

In addition to considering the factors described above, the Pathfinder Board also considered that certain of the officers and directors of Pathfinder may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Pathfinder’s shareholders. The Pathfinder Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The Pathfinder Board concluded that the potential benefits that it expected Pathfinder and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Pathfinder Board determined that the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement, were advisable and in the best interests of Pathfinder.

For more information about the Pathfinder Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal—the Pathfinder Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement. For additional information, see “Business Combination Proposal—Related Agreements.”

Stronghold Private Placement

Pathfinder and ServiceMax entered into Subscription Agreements with the Stronghold Private Placement Investors to consummate the Stronghold Private Placement, pursuant to which the Stronghold Private Placement Investors have agreed to subscribe for and purchase, and ServiceMax has agreed to issue and sell to the Stronghold Private Placement Investors, immediately prior to the Effective Time, an aggregate of 1,037,500 shares of New SM Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $10,375,000. The shares of New SM Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Pursuant to the Subscription Agreements, ServiceMax will grant the Stronghold Private Placement Investors certain registration rights in connection with the Stronghold Private Placement. The Stronghold Private Placement is contingent upon, among other things, the closing of the Business Combination immediately following the consummation of the Stronghold Private Placement. For additional information, see “Business Combination Proposal—Related Agreements—Stronghold Private Placement.”

Registration and Shareholder Rights Agreement

Pathfinder, Sponsor, ServiceMax, Silver Lake and certain other equityholders of ServiceMax JV (who will own New SM Common Stock upon the consummation of the Pre-Closing Reorganization) (collectively, the “Investors”) entered into a registration and shareholder rights agreement (the “Registration and Shareholder Rights Agreement”) to be effective upon Closing pursuant to which, among other things, the Investors have been granted certain customary registration rights and, in the case of Silver Lake, have been granted certain rights to nominate directors for election or appointment to the New SM Board following the closing of the Business Combination. Pursuant to the Registration and Shareholder Rights Agreement, Sponsor has agreed that, subject to certain customary exceptions, it will not effect any sale or distribution of New SM equity securities during the period commencing on the Closing Date and ending on the earlier of (a) the date that is twelve (12) months following the Closing Date and (b) the first date on which the closing price of the New SM Common Stock has been greater than or equal to $12.50 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) measured using the daily closing price for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing Date (the “Lock-Up Release Condition”). Each other Investor has agreed that, subject to certain customary exceptions, he, she, or it shall not effect any sale or distribution of New SM equity securities during the period commencing on the Closing Date and ending on the earlier of (x) the date that is six (6) months following the Closing Date and (y) the first date on which the Lock-Up Release Condition is satisfied. For additional information, see “Business Combination Proposal—Related Agreements—The Registration and Shareholder Rights Agreement.”

Transaction Support Agreements

ServiceMax JV, ServiceMax JV GP, LLC, Pathfinder, Sponsor and ServiceMax entered into a transaction support agreement (the “Company Transaction Support Agreement”), pursuant to which each of ServiceMax JV and ServiceMax JV GP, LLC has agreed to, among other things, (i) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto (including the Pre-Closing Reorganization and the Merger), (ii) support and vote in favor of the Business Combination Agreement, the Ancillary Documents to which ServiceMax is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Merger), and (iii) take, or cause to be taken, any actions necessary or advisable to (A) cause certain agreements to be terminated effective as of the Closing and (B) not consent to any direct or indirect transfers of equity securities of ServiceMax JV or ServiceMax, in each case, on the terms and subject to the conditions set forth in the Company Transaction Support Agreement. Silver Lake, ServiceMax, Sponsor and Pathfinder are entering into a transaction support agreement (the “Company Shareholder Transaction Support Agreement”), pursuant to which Silver Lake has agreed to, among other things, (i) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto (including the Pre-Closing Reorganization and the Merger), (ii) consent to and approve the Business Combination Agreement, the ancillary documents to the Business Combination Agreement to which ServiceMax is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Merger) and (iii) take, or cause to be taken, any actions necessary or advisable to (A) cause certain agreements to be terminated effective as of the Closing and (B) not consent to any direct or indirect transfers of equity securities of ServiceMax JV or ServiceMax. For additional information, see “Business Combination Proposal—Related Agreements—Transaction Support Agreements.”

Sponsor Letter Agreement

Sponsor, ServiceMax and each of our directors and officers entered into the Sponsor Letter Agreement, pursuant to which, among other things, (i) Sponsor and each of our directors and officers have agreed to vote the Pathfinder ordinary shares owned by him, her or it in favor of the Business Combination Agreement and the transactions contemplated hereby (including the Merger) and to forego redemption rights, if any, in respect thereof, (ii) Sponsor and our independent directors have agreed to (a) waive, subject to, and conditioned upon and effective as of immediately prior to the Effective Time, waive any adjustment to the conversion ratio set forth in the governing documents of Pathfinder and any other anti-dilution or similar protections with respect to the Class B ordinary shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise) and (b) not assert or perfect, subject to, and conditioned upon and effective as of immediately prior to the Effective Time, any rights to adjustment of the conversion ratio with respect to the Class B ordinary shares owned by him, her or it set forth in the governing documents of Pathfinder or any other anti-dilution or similar protection with respect to the Class B ordinary shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by this Agreement or otherwise), (c) Sponsor has, solely in the circumstances described in the Sponsor Letter Agreement, agreed to forfeit a number of its Class B ordinary shares and/or Pathfinder warrants (with such number of Class B ordinary shares and/or Pathfinder warrants determined pursuant to the Sponsor Letter Agreement) and (d) Sponsor has agreed to subject a number of the shares of New SM Common Stock into which its Class B ordinary shares are converted as a result of the Domestication (with such number of shares of New SM Common Stock determined pursuant to the Sponsor Letter Agreement) to certain vesting conditions. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement.”

Ownership of New SM

As of the date of this proxy statement/prospectus, there are 40,625,000 ordinary shares issued and outstanding, which includes an aggregate of 8,125,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,750,000 warrants, comprised of 4,250,000 private placement warrants held by Sponsor and 6,500,000 public warrants. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination or the Stronghold Private Placement and assuming that none of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination), Pathfinder’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 51,375,000 ordinary shares.

The following table illustrates varying estimated ownership levels in New SM Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 142,500,000 shares of New SM Common Stock are issued to the holders of common stock of ServiceMax at Closing, which would be the number of shares of New SM Common Stock issued to such holders if the Closing were to occur on November 1, 2021, and there were no cash awards paid out by ServiceMax (ii) 1,037,500 shares of New SM Common Stock are issued in the Stronghold Private Placement, (iii) all public warrants or private placement warrants to purchase New SM Common Stock that will be outstanding immediately following Closing have been exercised and (iv) 4,149,560 restricted stock and restricted stock unit awards are issued in respect of awards under the Rollover Plan as well as to replace expiring cash awards. If the actual facts are different than these assumptions, the ownership percentages in New SM will be different.

	Share Ownership in New SM
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Pathfinder public shareholders(1)	18.0%	12.7%
Sponsor and other initial shareholders	2.3%	2.4%
ServiceMax Stockholders(2)	79.1%	84.3%
Stronghold Private Placement Investors	0.6%	0.6%

(1)

Assumes that 33.96% of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement, together with the proceeds of the Stronghold Private Placement be equal to or greater than $225,000,000.

(2)	Includes shares owned by Silver Lake.

For further details, see “Business Combination Proposal—Consideration to ServiceMax Equityholders in the Business Combination.”

Date, Time and Place of Extraordinary General Meeting of Pathfinder’s Shareholders

The extraordinary general meeting of Pathfinder, will be held at                on                , 2021 at                , to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

Pathfinder shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Pathfinder warrants do not have voting rights. As of the close of business on the record date, there were                ordinary shares issued and outstanding, of which                were issued and outstanding public shares.

Quorum and Vote of Pathfinder Shareholders

A quorum of Pathfinder shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders holding at least a majority of the paid up voting share capital of Pathfinder entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting,                ordinary shares would be required to achieve a quorum.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(iii)

Charter Amendment Proposal: The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy at the extraordinary general meeting, vote at the extraordinary general meeting.

(iv)

Advisory Governing Documents Proposal: The separate approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(v)

Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vi)

Omnibus Incentive Plan Proposal: The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the votes ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vii)

ESPP Proposal: The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the votes ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vi)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request of Pathfinder that Pathfinder redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Pathfinder’s transfer agent, in which you (a) request that Pathfinder redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Pathfinder’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder’s transfer agent, New SM will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of                 , 2021, this would have amounted to approximately $                per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of Pathfinder—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither Pathfinder shareholders nor Pathfinder warrant holders have appraisal rights in connection with the Business Combination under Cayman Islands law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Pathfinder has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Pathfinder—Revoking Your Proxy.”

Interests of Pathfinder Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Pathfinder Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Pathfinder’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Pathfinder shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that the Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 8,125,000 Class B ordinary shares currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that Sponsor paid $8,500,000 for its private placement warrants, and those warrants would be worthless if a business combination is not consummated by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that Sponsor, the other Initial Shareholders and Pathfinder’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Pathfinder fails to complete an initial business combination by February 19, 2023;

•	the fact that the Registration and Shareholder Rights Agreement will be entered into by the Sponsor;

•	the right of the Sponsor and Pathfinder’s independent directors to hold New SM Common Stock following the Business Combination, subject to certain lock-up periods in the case of the Sponsor;

•

the continued indemnification of Pathfinder’s directors and officers and the continuation of Pathfinder’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•	the fact that the Sponsor and Pathfinder’s officers and directors will lose their entire investment in Pathfinder if an initial business combination is not consummated by February 19, 2023;

•

the fact that ServiceMax has entered into a definitive agreement to acquire LiquidFrameworks and that certain of Pathfinder’s directors are principals of Industry Ventures, which has a small indirect, passive interest in LiquidFrameworks;

•

the fact that if the trust account is liquidated, including in the event Pathfinder is unable to complete an initial business combination by February 19, 2023, the Sponsor has agreed to indemnify Pathfinder to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Pathfinder has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pathfinder, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that Pathfinder may be entitled to distribute or pay over funds held by Pathfinder outside the trust account to the Sponsor or any of its Affiliates prior to the Closing.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The Initial Shareholders, ServiceMax, and/or their directors, officers, advisors or respective affiliate, during a period when they are not then aware of any material nonpublic information regarding us or our securities, may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares,. The above-described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New SM’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Stronghold Private Placement. The Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder.

Recommendation to Shareholders of Pathfinder

The Pathfinder Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Pathfinder and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of                , 2021, and (i) assuming that none of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination and (ii) assuming that 33.96% of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement, together with the proceeds of the Stronghold Private Placement be equal to or greater than $225,000,000.

No Redemption

	Sources ($m)		Uses ($m)
Cash in trust	$325.0	Cash to Balance Sheet	$292.6
Sponsor Promote	41.0	Sponsor Promote	41.0
Stronghold Private Placement	10.4	ServiceMax Equity	1,425.0
ServiceMax Equity Rollover	1425.0	Transaction Costs	42.8
Total	$1,801.4	Total	$1,801.4

Maximum Redemption

	Sources ($m)		Uses ($m)
Cash in trust	$214.6	Cash to Balance Sheet	$182.2
Sponsor Promote	41.0	Sponsor Promote	41.0
Stronghold Private Placement	10.4	ServiceMax Equity Rollover	1,425.0
ServiceMax Equity Rollover	1425.0	Transaction Costs	42.8
Total	$1,691.0	Total	$1,691.0

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Pathfinder as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New SM immediately following the Domestication will be the same as those of Pathfinder immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, Pathfinder is treated as the “acquired” company for accounting purposes. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of ServiceMax. ServiceMax will be deemed the accounting predecessor and New SM will be the successor SEC registrant, which means that ServiceMax’s financial statements for previous periods will be disclosed in New SM’s future periodic reports filed with the SEC. The consolidated assets, liabilities and results of operations of ServiceMax will become the historical financial statements of New SM, and Pathfinder’s assets, liabilities and results of operations will be consolidated with ServiceMax beginning on the acquisition date.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Pathfinder and ServiceMax will file the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination to the extent available.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New SM’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Pathfinder cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Pathfinder cannot assure you as to its result.

None of Pathfinder and ServiceMax are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

Pathfinder is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in Pathfinder’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pathfinder has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pathfinder, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pathfinder’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

New SM will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Pathfinder’s initial public offering, (b) in which New SM has total annual gross revenue of at least $1.07 billion, or (c) in which New SM is deemed to be a large accelerated filer, which means, among other things, the market value of New SM’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New SM has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Summary of Risk Factors

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:

Business, Operational and Execution Risks

Unless otherwise indicated or the context otherwise requires, references in this summary to “we,” “us,” “our” and other similar terms refer to ServiceMax and its subsidiaries prior to the Business Combination and to New SM and its consolidated subsidiaries after giving effect to the Business Combination.

•	We have a limited operating history, which makes it difficult to predict our future operating results, and we may not achieve our expected operating results in the future.

•	We have a history of operating losses and may not achieve or sustain profitability in the future.

•	If we are unable to attract new customers or continue to broaden our existing customers’ use of our solution, our revenue growth will be adversely affected.

•

Any interruptions or delays in services from third parties, including data center hosting facilities, cloud computing platform providers and other hardware and software vendors, could impair the delivery of our services and harm our business.

•

If our security measures or those of our third-party data center hosting facilities, cloud computing platform providers or third-party service partners, or the underlying infrastructure of the Internet are breached, and unauthorized access is obtained to a customer’s data, our data or our IT systems, or authorized access is blocked, encrypted, or disabled, our services may be perceived as not being secure, customers may curtail or stop using our services, and we may incur significant reputational harm, legal exposure and liabilities, or a negative financial impact.

•	Our ability to deliver our services is dependent on the development and maintenance of the infrastructure of the Internet by third parties.

•	Fundamental elements of the ServiceMax operating system are built on the Salesforce Platform and we rely on our commercial agreements with Salesforce to provide our solution to our customers.

•	Defects or disruptions in our services could, harm our reputation or the reputation of our brands, diminish demand for our services and subject us to substantial liability.

•

Supporting our existing and growing customer base could strain our personnel resources and infrastructure, and if we are unable to scale our operations and increase productivity, we may not be able to successfully implement our business plan.

•	If we are unable to retain our personnel and hire additional skilled personnel, we may be unable to achieve our goals.

•

If our customers do not renew their subscriptions for our services or if they reduce the number of subscription licenses at the time of renewal, our revenue could decline and our business may suffer. If we cannot accurately predict subscription renewals or upgrade rates, we may not meet our revenue targets, which may adversely affect the market price of our common stock.

•	We may not be able to sustain our revenue growth rate in the future.

•	Because we recognize subscription revenues over the term of the contract, downturns or upturns in our business may not be reflected in our results of operations until future periods.

•	Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

•	Sales to customers outside the United States expose us to risks inherent in international operations.

•

Because our sales efforts are targeted at larger enterprise customers, our sales cycle may become more time-consuming and expensive, we may encounter pricing pressure and implementation and configuration challenges, and we may have to delay revenue recognition for some complex transactions, all of which could harm our business and operating results.

•	Any failure in our delivery of high-quality technical support services may adversely affect our relationships with our customers and our financial results.

•	If we do not accurately predict, prepare for, and respond promptly to rapidly evolving technological, market and customer developments, our competitive position and business prospects may be harmed.

•

Delays in the release of, or actual or perceived defects in, our products may slow the adoption of our latest technologies, reduce our ability to efficiently provide services, decrease customer satisfaction, and adversely impact sales of additional products.

•

We use “open source” software in our solution, which may restrict how we use or distribute our solutions, require that we release the source code of certain software subject to open source licenses or subject us to litigation or other actions that could adversely affect our business.

•

Various factors, including our customers’ business, integration, migration and security requirements, or errors by us, our partners, or our customers, may cause implementations of our products to be delayed, inefficient or otherwise unsuccessful.

•

Our efforts to expand our service offerings and to develop and integrate our existing services in order to keep pace with technological developments may not succeed and may reduce our revenue growth rate and harm our business.

•	We may not accurately predict the long-term rate of customer subscription renewals or adoption of our solution, or any resulting impact on our revenues or operating results.

•

The effects of the COVID-19 pandemic and related public health measures have affected how we and our customers are operating our businesses, and have affected our operating results and cash flows; the duration and extent to which this will impact our future results of operations and cash flows remain uncertain.

•	The market in which we participate is competitive, and if we do not compete effectively, our operating results could be harmed.

•

If we experience significant fluctuations in our rate of anticipated growth and fail to balance our expenses with our revenue forecasts, our business could be harmed and the market price of our common stock could decline.

•

Risk of determinations of deficiencies and material weaknesses if ServiceMax fails to put in place appropriate and effective internal control over financial reporting and disclosure controls and procedures.

•

We may acquire or invest in companies, or pursue business partnerships, which may divert our management’s attention or result in dilution to our stockholders, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions, investments or partnerships.

•	New SM’s actual operating and financial results in any given period may differ from guidance New SM provides to the public.

•

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

Legal and Regulatory Risks

•

Privacy concerns and laws, such as the California Privacy Rights Act, the California Consumer Privacy Act, the Virginia Consumer Data Protection Act, the Colorado Privacy Act, and the European Union’s General Data Protection Regulation, and analogous privacy laws in other jurisdictions, evolving regulation of cloud computing, cross-border data transfer restrictions and other domestic or foreign regulations may limit the use and adoption of our services and adversely affect our business.

•

We may in the future be sued by third parties for various claims, including alleged infringement of proprietary rights, and adverse outcomes in legal proceedings could subject us to substantial damages and adversely affect our results of operations and profitability.

•	Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand, cause us to incur significant expenses and harm our business.

Risks Relating to Status of the Company following the Business Combination

•

We will be a “controlled company” under the corporate governance rules of The Nasdaq Capital Market and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

•

Silver Lake will continue to have significant influence over us after the consummation of the Business Combination, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.

•	Certain of our directors have relationships with Silver Lake, which may cause conflicts of interest with respect to our business.

•	We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

•	If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

•	If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

•	Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our results of operations.

•

Our amended and restated certificate of incorporation will designate the state or federal courts within the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

•

Provisions of our corporate governance documents could make an acquisition of our Company more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

Risks Related to our Common Stock

•	Our operating results and share price may be volatile, and the market price of our common stock after the business combination may drop below the price you pay.

•	Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

•	An active, liquid trading market for our common stock may not develop, which may limit your ability to sell your shares.

•

As we have no current plans to pay regular cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

•

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

General Risks

•	We face exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect our business, results of operations and financial condition.

•

We may require debt or equity capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If such capital is not available to us, our business, financial condition and results of operations may be materially and adversely affected.

•	Changes in tax laws or in their implementation may adversely affect our business and financial condition.

•	We may have additional tax liabilities, which could harm our business, results of operations or financial condition.

•

We could be required to collect additional sales, value added or similar taxes or be subject to other tax liabilities that may increase the costs our clients would have to pay for our services and adversely affect our results of operations.

•	Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

•

The market data and forecasts included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you that our business will grow at similar rates, or at all.

Risks Related to the Business Combination and Pathfinder

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Pathfinder,” “we,” “us” or “our” refers to Pathfinder prior to the Business Combination and to New SM following the Business Combination.

•	Our Sponsor and members of our management team have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote.

•	Neither the Pathfinder Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

•	The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

•

Since Pathfinder’s Initial Shareholders have interests that are different, or in addition to (and which may conflict with), the interests of our public shareholders, a conflict of interest may have existed in determining whether the Business Combination with ServiceMax is appropriate as our initial Business Combination. Such interests include that Pathfinder’s Initial Shareholders, will lose their entire investment in us if our Business Combination is not completed.

•

The exercise of Pathfinder’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Pathfinder’s shareholders’ best interest.

•

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

•

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

•

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New SM, some of whom may be from ServiceMax, and some of whom may join New SM following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New SM.

•

The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

•

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New SM’s actual financial position or results of operations would have been.

•

During the pendency of the Business Combination, Pathfinder will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

•	If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

•	We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions.

•

Because Pathfinder is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

•

The ability of Pathfinder’s shareholders to exercise redemption rights with respect to Pathfinder’s public shares may prevent Pathfinder from completing the Business Combination or optimizing its capital structure.

•

Sponsor, as well as ServiceMax, our directors, executive officers, advisors and their affiliates, may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

•

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)

•	We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

•

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the Pathfinder Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the Pathfinder Board to claims of punitive damages.

•

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

•

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

•

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to consummate the Business Combination, and results of operations.

•	Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

•

You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer Class A common stock from such exercise than if you were to exercise such warrants for cash.

•

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

•

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and Nasdaq regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.

•	Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

•

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

•	The price of New SM Common Stock and New SM’s warrants may be volatile.

•

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New SM Common Stock to drop significantly, even if New SM’s business is doing well.

•	The public stockholders will experience immediate dilution as a consequence of the issuance of New SM Common Stock as consideration in the Business Combination and in the Stronghold Private Placement.

•	Warrants will become exercisable for New SM Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•

The provisions of our Existing Governing Documents that relate to our pre-business combination activity (and corresponding provisions of the agreement governing the release of funds from our trust account) may be amended with the approval of special resolution which requires the approval of the holders of at least two-thirds of our ordinary shares who attend and vote at a general meeting of the company (or 65% of our ordinary shares with respect to amendments to the trust agreement governing the release of funds from our trust account), which is a lower amendment threshold than that of some other special purpose acquisition companies. It may be easier for us, therefore, to amend the amended and restated memorandum and articles of association to facilitate the completion of the Business Combination that some of our shareholders may not support.

•

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of Class A ordinary shares purchasable upon exercise of a warrant could be decreased, all without your approval.

•	We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

•	Nasdaq may not list New SM’s securities on its exchange, which could limit investors’ ability to make transactions in New SM’s securities and subject New SM to additional trading restrictions.

•	Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

•

We are subject to and New SM will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both Pathfinder’s costs and the risk of non-compliance and will increase both New SM’s costs and the risk of non-compliance.

Risks Related to the Consummation of the Domestication

•	The Domestication may result in adverse tax consequences for holders of Pathfinder public shares and public warrants, including holders exercising redemption rights.

•	Changes in tax laws or regulations that are applied adversely to us or our customers could materially adversely affect our business, financial condition, results of operations and prospects.

•	Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.

•

Upon consummation of the Business Combination, the rights of holders of New SM Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as the Existing Governing Documents.

•

Delaware law and New SM’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

•

New SM’s Proposed Certificate of Incorporation will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New SM and its stockholders, which could limit New SM’s stockholders’ ability to obtain a favorable judicial forum for disputes with New SM or its directors, officers, stockholders, employees or agents.

•	The Certificate of Incorporation will not limit the ability of the Sponsor or its affiliates to compete with New SM.

•

New SM’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause New SM to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

Risks Related to the Redemption

•

Public shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

•

If a public shareholder fails to receive notice of Pathfinder’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

•

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

•	There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

•

The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

Risks if the Adjournment Proposal is Not Approved

•

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Domestication and the Business Combination, the Pathfinder Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Risks if the Domestication and the Business Combination are not Consummated

•

If we are not able to complete the Business Combination with ServiceMax nor able to complete another business combination by February 19, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

•

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

•	If we do not consummate an initial business combination by February 19, 2023, our public shareholders may be forced to wait until after February 19, 2023 before redemption from the trust account.

•

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through February 19, 2023, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma combined financial data (the “summary unaudited pro forma data”) gives effect to the Business Combination and related adjustments described in the section titled “Unaudited Pro Forma Combined Financial Information”. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Pathfinder will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of ServiceMax issuing stock for the net assets of Pathfinder, accompanied by a recapitalization. The net assets of Pathfinder will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of April 30, 2021 gives pro forma effect to the Business Combination as if it had occurred on April 30, 2021. The summary unaudited pro forma condensed combined statement of operations data for the three months ended April 30, 2021 and for the year ended January 31, 2021 gives pro forma effect to the Business Combination as if it had occurred on February 1, 2020, the beginning of the earliest period presented.

The summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Pathfinder and ServiceMax and related notes included in this proxy statement/prospectus. The summary unaudited pro forma condensed combined financial information has been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and Stronghold Private Placement been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Pathfinder’s Class A ordinary shares into cash:

•	No redemption scenario: This scenario assumes that no Class A ordinary shares are redeemed; and

•

Maximum redemption scenario:    This scenario assumes that 11,037,500 Class A ordinary shares are redeemed for an aggregate payment of approximately $110,375,000 from the trust account, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement, together with the proceeds from the Stronghold Private Placement be equal to or greater than $225,000,000.

	Unaudited Pro Forma
	No redemption scenario	Maximum redemption scenario
	(in thousands, except share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Three Months Ended April 30, 2021
Revenue	$30,008	$30,008
Cost of revenue	15,988	15,988
Total operating expenses	30,460	30,460
Loss from operations	(16,440)	(16,440)
Net loss	(14,387)	(14,387)

Year Ended January 31, 2021
Revenue	$109,150	$109,150
Cost of revenue	65,193	65,193
Total operating expenses	119,638	119,638
Loss from operations	(75,681)	(75,681)
Net loss	(60,601)	(60,601)

	Unaudited Pro Forma
	No redemption scenario	Maximum redemption scenario
	(in thousands, except share data)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data
As of April 30, 2021
Total current assets	$403,298	$292,922
Total assets	903,276	792,900
Total current liabilities	79,598	79,598
Total liabilities	108,491	108,491
Common stock, subject to possible redemption	—	—
Total stockholders’ equity (deficit)	794,785	684,409

RISK FACTORS

Pathfinder shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, including in the section titled “Cautionary Note Regarding Forward-Looking Statements,” before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. Pathfinder may face additional risks and uncertainties that are not presently known to us or ServiceMax or that we or ServiceMax currently deem immaterial, which may also impair our or ServiceMax’s business or financial condition. Unless the context otherwise requires all references in this section to ServiceMax, “the Company”, “we”, “us”, or “our” refer to the business of ServiceMax, Inc. and its subsidiaries prior to the consummation of the Business Combination, and, as the context requires, to New SM and its consolidated subsidiaries following the Business Combination.

Business, Operational and Execution Risks

We have a limited operating history, which makes it difficult to predict our future operating results, and we may not achieve our expected operating results in the future.

As a result of our limited operating history, our ability to forecast our future operating results, including revenues, cash flows and profitability, is limited and subject to a number of uncertainties. We have encountered and will encounter risks and uncertainties frequently experienced by growing companies in the technology industry, such as the risks and uncertainties described in this prospectus. If our assumptions regarding these risks and uncertainties are incorrect or change due to changes in our markets, or if we do not address these risks successfully, our operating and financial results may differ materially from our expectations and our business may suffer.

We have a history of operating losses and may not achieve or sustain profitability in the future.

We began operations in late 2007 and have experienced net losses since inception. We generated a net loss attributable to ServiceMax of $81.2 million and $49.8 million in fiscal years 2020 and 2021, respectively, and as of April 30, 2021, we had an accumulated deficit of $146.5 million. We will need to generate and sustain increased revenue levels in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability. We intend to continue to expend significant resources to support further growth and extend the functionality of the ServiceMax platform, expand our sales and product development headcount, increase our marketing activities and grow our international operations. We will also face increased costs associated with growth, the expansion of our customer base and the costs of being a public company. Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenues enough to offset our increased operating expenses. We expect to incur losses for the foreseeable future as we continue to invest in product development, and we cannot predict whether or when we will achieve or sustain profitability. If we are unable to achieve and sustain profitability, the value of our business and common stock may significantly decrease.

If we are unable to attract new customers or continue to broaden our existing customers’ use of our solution, our revenue growth will be adversely affected.

To increase our revenues, we will need to continue to attract new customers and succeed in having our current customers expand the use of our solution across their institution. For example, our revenue growth strategy includes increased penetration of markets outside the United States as well as selling our retail applications to existing and new customers, and failure in either respect would adversely affect our revenue growth. In addition, for us to maintain or improve our results of operations, it is important that our customers renew their subscriptions with us on the same or more favorable terms to us when their existing subscription term expires. Our revenue growth rates may decline or fluctuate as a result of a number of factors, including customer spending levels, customer dissatisfaction with our solution, decreases in the number of users at our customers, changes in the type and size of our customers, pricing changes, competitive conditions, the loss of our customers to other companies and general economic conditions. Our customers may also require fewer subscriptions for our solution as its use may enable them to operate more efficiently over time. Therefore, we cannot assure you that our current customers will renew or expand their use of our solution. If we are unable to sign new customers or retain or attract new business from current customers, our business and results of operations may be materially and adversely affected.

Any interruptions or delays in services from third parties, including data center hosting facilities, cloud computing platform providers and other hardware and software vendors, could impair the delivery of our services and harm our business.

We currently serve our customers from third-party data center hosting facilities and cloud computing platform providers located in the United States and other countries. We also rely on computer hardware purchased or leased from, software licensed from, and cloud computing platforms provided by, third parties in order to offer our services, including database software, hardware and data from a variety of vendors. Any disruption or damage to, or failure of our systems generally, including the systems of our third-party platform providers, could result in interruptions in our services. We have from time to time experienced interruptions in our services and such interruptions may occur in the future. Interruptions in our services may cause us to issue credits or pay penalties, cause customers to make warranty or other claims against us or to terminate their subscriptions, and adversely affect our attrition rates and our ability to attract new customers, all of which would reduce our revenue. Legal restrictions on the international transfer of certain data, including requirements to localize certain data in particular jurisdictions, may result in our having to use less efficient, more expensive, or otherwise less than preferred methods of storage and transmitting data. Our business and reputation would also be harmed if our customers and potential customers believe our services are unreliable.

Our production environment and customers’ data are replicated in near real time in a separate facility located elsewhere. We do not control the operation of any of these facilities, and they may be vulnerable to technology failures or damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, human error, and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism, security breaches, and similar misconduct, as well as local administrative actions (including shelter-in-place or similar orders), changes to legal or permitting requirements and litigation to stop, limit or delay operation. Despite precautions taken at these facilities, such as disaster recovery and business continuity arrangements, the occurrence of a natural disaster or pandemic, an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our services.

If we do not accurately plan for our infrastructure capacity requirements and we experience significant strains on our data center capacity, our customers could experience performance degradation or service outages that may subject us to financial liabilities, result in customer losses and harm our reputation and business.

If our security measures or those of our third-party data center hosting facilities, cloud computing platform providers or third-party service partners, or the underlying infrastructure of the Internet are breached, and unauthorized access is obtained to a customer’s data, our data or our IT systems, or authorized access is blocked, encrypted, or disabled, our services may be perceived as not being secure, customers may curtail or stop using our services, and we may incur significant reputational harm, legal exposure and liabilities, or a negative financial impact.

Our services involve the storage and transmission of our customers’ proprietary and other sensitive data. While we have security measures in place to protect our customers’ and our customers’ data, our services and underlying infrastructure may in the future be materially breached or compromised as a result of the following:

•

third-party attempts to fraudulently induce our employees, partners or customers to disclose sensitive information such as user names, passwords or other information to gain access to our customers’ data or IT systems, or our data or our IT systems;

•

efforts by individuals or groups of hackers and sophisticated organizations, such as state-sponsored organizations or nation-states, hacktivists, industrial espionage, malicious insiders, or other criminals to launch coordinated attacks, including ransomware, phishing attacks, distributed denial-of-service attacks, and other malware;

•	third-party attempts to abuse our marketing, advertising or social platforms to impersonate persons or organizations and disseminate information that is false or misleading;

•	cyberattacks on our internally built infrastructure on which many of our service offerings operate, or on third-party cloud-computing platform providers;

•	vulnerabilities resulting from enhancements and updates to our existing service offerings;

•	vulnerabilities in the products or components across the broad ecosystem that our services operate in conjunction with and are dependent on;

•	vulnerabilities existing within new technologies and infrastructures, including those from acquired companies;

•

attacks on, or vulnerabilities in, the many different underlying networks and services that power the Internet that our products depend on, most of which are not under our control or the control of our vendors, partners, or customers; and

•	employee or contractor errors or intentional acts that compromise our security systems.

A security breach or incident could result in unauthorized parties obtaining access to, or the denial of authorized access to, our IT systems or data, or our customers’ systems or data, including intellectual property and proprietary, sensitive or other confidential information. A security breach could also result in a loss of confidence in the security of our services, damage our reputation, undermine market confidence, negatively impact our future sales, distract management, disrupt our business and lead to increases in insurance premiums and legal, regulatory and financial exposure and liability. Finally, the detection, prevention and remediation of known or potential security vulnerabilities, including those arising from third-party hardware or software, may result in additional financial burdens due to additional direct and indirect costs, such as additional infrastructure capacity spending to mitigate any system degradation and the reallocation of resources from development activities. Despite our reasonable efforts, our development activities and other our remediation efforts may not be successful or may not be completed in a timely manner.

Although we have developed systems and processes designed to protect our customers’ proprietary and other sensitive data, we can provide no assurances that such measures will function as intended, provide adequate security or that a material breach will not occur. Our developed systems and processes may not be sufficient to anticipate, detect, appropriately react and respond to, or implement effective preventative measures against all cybersecurity incidents, particularly unknown or unanticipated methods of attack. For example, our ability to mitigate these risks may be impacted by the following:

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frequent changes to, and growth in complexity of, the techniques used to breach, obtain unauthorized access to, or sabotage IT systems and infrastructure, which are generally not recognized until launched against a target, and could result in our being unable to anticipate or implement adequate measures to prevent such techniques or difficulty to detect such techniques for long periods of time;

•	the continued evolution of our internal IT systems;

•	the acquisition of new companies, requiring us to incorporate and secure different or more complex IT environments;

•	authorization by our customers to third-party technology providers to access their customer data, which may lead to our customers’ inability to protect their data that is stored on our servers; and

•

our limited control over our customers or third-party technology providers, or the processing of data by third-party technology providers, which may not allow us to maintain the integrity or security of such transmissions or processing.

Recently, there have been a number of high-profile security incidents, including ransomware attacks and, in some instances, related theft of personal information of individuals, among other incidents, that have cause significant impacts on the operations of other businesses. These breaches have in some cases also resulted in lawsuits and governmental enforcement actions that have sought or obtained significant fines, penalties, and damages, and have also resulted in companies entering into agreements with government regulators that impose ongoing obligations and requirements, including internal and external (third party) monitorships for many years. Further, the Federal Trade Commission (“FTC”) has become increasingly active in prosecuting certain data breaches and security incidents as unfair and deceptive acts or practices under the Federal Trade Commission Act, which presents additional risks related to a security breach or other incident.

In the normal course of business, we are and have been the target of malicious cyberattack attempts and have experienced other security incidents. To date, such identified security events have not been material or significant to us, including to our reputation or business operations, or had a material financial impact, but there can be no assurance that future cyberattacks will not be material or significant. Additionally, as our market presence grows, we may face increased risks of cyberattack attempts or security threats. Also, although we currently maintain cybersecurity insurance, such insurance may not be sufficient in type or amount to cover us against claims related to breaches, failures or other data security-related incidents, and we cannot be certain that such insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, financial condition and operations.

Our ability to deliver our services is dependent on the development and maintenance of the infrastructure of the Internet by third parties.

The Internet’s infrastructure comprises of many different networks and services that are highly fragmented and distributed by design. This infrastructure is run by a series of independent third-party organizations that work together to provide the infrastructure and supporting services of the Internet under the governance of the Internet Corporation for Assigned Numbers and Names (“ICANN”) and the Internet Assigned Numbers Authority, now under the stewardship of ICANN.

The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, denial-of-service attacks or related cyber incidents, and it could face outages and delays in the future, potentially reducing the availability of the Internet to us or our customers for delivery of our Internet-based services. Any resulting interruptions in our services or the ability of our customers to access our services could result in a loss of potential or existing customers and harm our business.

In addition, certain countries have implemented (or may implement) legislative and technological actions that either do or can effectively regulate access to the Internet, including the ability of Internet service providers to limit access to specific websites or content. Other countries have attempted or are attempting to change or limit the legal protections available to businesses that depend on the Internet for the delivery of their services.

Fundamental elements of the ServiceMax operating system are built on the Salesforce Platform and we rely on our commercial agreements with Salesforce to provide our solution to our customers.

Fundamental elements of the ServiceMax operating system are built on the Salesforce Platform and we rely on our commercial agreements with Salesforce to use the Salesforce Platform, including for hosting infrastructure and data center operations. In addition, our Asset 360 product is only available for users with active Salesforce licenses. Any termination of our relationship with Salesforce could affect pricing or access to our products for some of our clients and would result in a materially adverse impact on our business model.

If we are unable to renew our commercial agreements with Salesforce, there would be, absent a termination for cause, a wind-down period during which existing customers would be able to continue using the ServiceMax operating system in conjunction with the Salesforce Platform, but we would be unable to provide our solution to new customers and could be limited in our ability to allow current customers to add additional users. In addition, if we are unable to renew our commercial agreements with Salesforce, our customers would need to obtain a separate subscription from Salesforce in order to access the ServiceMax operating system. This could cause a significant delay in the time required to enter into agreements with customers, place us and our customers at a disadvantage in negotiating with Salesforce, and lead customers not to renew or enter into agreements with us. We also cannot assure you that the pricing or other terms in any renewal with Salesforce would be favorable to us, and if not, our business and operating results may be materially and adversely affected.

In addition, Salesforce has the right to terminate its commercial agreements with us in certain circumstances, including in the event of a material breach of an agreement by us. If Salesforce terminates our commercial agreements for cause, it would not be required to provide the wind-down period described above. Under our commercial agreements with Salesforce, we are required to indemnify Salesforce, including for claims made against Salesforce by a third party alleging that ServiceMax infringes the intellectual property rights of such third party.

An expiration or termination of our commercial agreements with Salesforce would cause us to incur significant time and expense to acquire rights to, or develop, a replacement solution and we may not be successful in these efforts, which could cause the ServiceMax operating system to become obsolete. Even if we were to successfully acquire or develop a replacement solution, some customers may decide not to adopt the solution and may, as a result, decide to use a different product. If we were unsuccessful in acquiring or developing a replacement solution or acquire or develop a replacement solution that our customers do not adopt, our business, results of operations and brand would be materially and adversely affected. See also “Principal Stockholders” and “Certain Relationships and Related Party Transactions—Transactions with Salesforce” for additional information.

Defects or disruptions in our services could, harm our reputation or the reputation of our brands, diminish demand for our services and subject us to substantial liability.

Because our services are complex and incorporate a variety of proprietary software and third-party software, our services may have errors or defects that could result in unanticipated downtime for our subscribers and harm to our reputation and our business. Cloud services frequently contain undetected errors when first introduced or when new versions or enhancements are released. We have from time to time found defects in, and experienced disruptions to, our services and new defects or disruptions may occur in the future. Such defects could be the result of employee, contractor or other third-party acts or inaction, or defects native to third party software that we offer on our platform. Any defect or disruptions experienced by our customers, including those caused by third parties, could negatively affect our brand and reputation. Additionally, such defects could create vulnerabilities that could inadvertently permit access to protected customer data.

In addition, our customers may use our services in unanticipated ways that may cause a disruption in services for other customers attempting to access their data. As we acquire companies, we may encounter difficulty in integrating the acquired technologies into our services and in augmenting the technologies to meet the quality standards that are consistent with our brand and reputation. As a result, our services may have errors or defects resulting from the complexities of integrating acquisitions.

Since our customers use our services and our Technology Partner Program solutions for important aspects of their business, any errors, defects, disruptions in service or other performance problems could hurt our reputation and may damage our customers’ businesses. As a result, customers could elect to not renew our services or delay or withhold payment to us. We could also lose future sales or customers may make warranty or other claims against us, which could result in an increase in our allowance for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation.

In addition, we regularly upgrade or replace our various software systems. If we encounter unforeseen problems with our new systems or in migrating away from our existing applications and systems, our operations and our ability to manage our business could be negatively impacted.

Supporting our existing and growing customer base could strain our personnel resources and infrastructure, and if we are unable to scale our operations and increase productivity, we may not be able to successfully implement our business plan.

We continue to experience significant growth in our customer base which may stress the capabilities of our management, administrative, operational and financial infrastructure. We anticipate that additional investments will be required to scale our operations and increase productivity, to address the needs of our customers, to further develop and enhance our services, to expand into new geographic areas, and to scale with our overall growth. The additional investments we are making will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. We may not be able to make these investments as quickly or effectively as necessary to successfully scale our operations.

Our success will depend in part upon the ability of our senior management to manage our projected growth effectively. To do so, we must continue to increase the productivity of our existing employees and to hire, train and manage new employees as needed To manage the expected domestic and international growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls, and our reporting systems and procedures. If we fail to successfully scale our operations and increase productivity, we may be unable to execute our business plan and the value of our common stock could decline.

If we are unable to retain our personnel and hire additional skilled personnel, we may be unable to achieve our goals.

Our future success depends upon our ability to attract, train and retain highly skilled employees and contract workers, particularly our management team, sales and marketing personnel, professional services personnel and software engineers. Any of our key personnel have worked for us for a significant amount of time or were recruited by us specifically due to their experience. Our success depends in part upon the reputation and influence within the industry of our senior managers who have, over the years, developed long standing and favorable relationships with our vendors, card associations, bank sponsors and other payment processing and service providers. Each of our executive officers and other key employees may terminate his or her relationship with us at any time and the loss of the services of one or a combination of our senior executives or members of our senior management team may significantly delay or prevent the achievement of our business or development objectives and could materially harm our business. Further, contractual obligations related to confidentiality and assignment of intellectual property rights may be ineffective or unenforceable, and departing employees may share our proprietary information with competitors in ways that could adversely impact us.

We face intense competition for qualified individuals from numerous other technology companies. Often, significant amounts of time and resources are required to train technical personnel and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment in recruiting and training them. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, and we may be required to pay increased compensation in order to do so. Because of the technical nature of our solutions and services and the dynamic market in which we compete, any failure to attract and retain qualified personnel, as well as our contract workers, could have a material adverse effect on our ability to generate sales or successfully develop new solutions, client and consulting services and enhancements of existing solutions and services. Also, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information.

If our customers do not renew their subscriptions for our services or if they reduce the number of subscription licenses at the time of renewal, our revenue could decline and our business may suffer. If we cannot accurately predict subscription renewals or upgrade rates, we may not meet our revenue targets, which may adversely affect the market price of our common stock.

Our customers have no obligation to renew their subscriptions for our services after the expiration of their contractual subscription period. Although we believe we have strong relationships with our customers, and have historically maintained multi-year relationships with many of them, in the normal course of business, some customers have elected not to renew or have elected not to renew certain licenses. Our attrition rates may increase or fluctuate as a result of a number of factors, including customer dissatisfaction with our services, customers’ spending levels, mix of customer base, decreases in the number of users at our customers, competition, pricing increases or changes and deteriorating general economic conditions.

Our future success also depends in part on our ability to sell additional features and services, more subscriptions or enhanced editions of our services to our current customers. This may also require increasingly sophisticated and costly sales efforts that are targeted at senior management. Similarly, the rate at which our customers purchase new or enhanced services depends on a number of factors, including general economic conditions and that our customers do not react negatively to any price changes related to these additional features and services.

If customers do not renew their subscriptions, do not purchase additional features or enhanced subscriptions or if attrition rates increase, our business could be harmed.

We may not be able to sustain our revenue growth rate in the future.

Our revenues increased from $86.9 million for fiscal 2020 to $109.2 million for fiscal 2021, and from $25.9 million for the three months ended April 30, 2020 to $30.0 million for the three months ended April 30, 2021. We may not be able to sustain revenue growth consistent with our recent history, if at all. Our revenue growth in recent periods may not be indicative of our future performance. Furthermore, to the extent we grow in future periods, maintaining consistent rates of revenue growth may be difficult. Our revenue growth may also slow or even reverse in future periods due to a number of factors, which may include slowing demand for our solution, increasing competition, decreasing growth of our overall market, the impact of COVID-19, our inability to attract and retain a sufficient number of customers, concerns over data security, our failure, for any reason, to capitalize on growth opportunities or general economic conditions. If we are unable to maintain consistent revenue growth, the price of our common stock could be volatile and it may be difficult for us to achieve and maintain profitability.

Because we recognize subscription revenues over the term of the contract, downturns or upturns in our business may not be reflected in our results of operations until future periods.

We generally recognize subscription revenues ratably over the terms of our customer contracts, which typically range approximately three years. Most of the subscription revenues we report each quarter are derived from the recognition of deferred revenue relating to subscriptions activated in previous quarters. Consequently, a reduction in activated subscriptions in any single quarter may only have a small impact on our revenues for that quarter. However, such a decline will negatively affect our revenues in future quarters. Accordingly, the effect of significant downturns in sales or market acceptance of our solution may not be reflected in our results of operations until future periods.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations, including the levels of our revenues, gross margin, profitability, cash flow and deferred revenue, may vary significantly in the future and, accordingly, period-to-period comparisons of our results of operations may not be meaningful. Thus, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control, and may not fully or accurately reflect the underlying performance of our business. For example, while subscriptions with our customers include multi-year non-cancellable terms, in a limited number of contracts, customers have an option to buy out of the contract for a specified termination fee.

If such customers exercise this buy-out option, or if we negotiate an early termination of a contract at a customer’s request, any termination fee would be recognized in full at the time of termination, which would favorably affect subscription revenues in that period and unfavorably affect subscription revenues in subsequent periods. Fluctuation in quarterly results may negatively impact the value of our common stock. Factors that may cause fluctuations in our quarterly financial results include, without limitation, those listed below:

•	our ability to retain current customers or attract new customers;

•	the activation, delay in activation or cancelation of large blocks of users by customers;

•	the timing of recognition of professional services revenues;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

•	acquisitions of our customers, to the extent the acquirer elects not to continue using our solution or reduces subscriptions to it;

•	customer renewal rates;

•	increases or decreases in the number of users licensed or pricing changes upon renewals of customer contracts;

•	network outages or security breaches;

•	general economic, industry and market conditions;

•	changes in our pricing policies or those of our competitors;

•	seasonal variations in sales of our solution, which have historically been highest in the fourth quarter of our fiscal year;

•

the timing and success of new product introductions by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners; and

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies.

Sales to customers outside the United States expose us to risks inherent in international operations.

We sell our services throughout the world and are subject to risks and challenges associated with international business. We intend to continue to expand our international sales efforts. The risks and challenges associated with sales to customers outside the United States or those that can affect international operations generally, include:

•

natural disasters, acts of war, terrorism, and actual or threatened public health emergencies, including the ongoing COVID-19 pandemic and related public health measures and resulting changes to laws and regulations, including changes oriented toward protecting local businesses or restricting the movement of our or our customers’ employees;

•	localization of our services, including translation into foreign languages and associated expenses;

•	regulatory frameworks or business practices favoring local competitors;

•	pressure on the creditworthiness of sovereign nations, where we have customers and a balance of our cash, cash equivalents and marketable securities;

•	foreign currency fluctuations and controls, which may make our services more expensive for international customers and could add volatility to our operating results;

•

compliance with multiple, conflicting, ambiguous or evolving governmental laws and regulations, including employment, tax, privacy, anti-corruption, import/export, customs, anti-boycott, sanctions and embargoes, antitrust, data transfer, storage and protection, and industry-specific laws and regulations, including rules related to compliance by our third-party resellers and our ability to identify and respond timely to compliance issues when they occur;

•

liquidity issues or political actions by sovereign nations, including nations with a controlled currency environment, which could result in decreased values of these balances or potential difficulties protecting our foreign assets or satisfying local obligations;

•

treatment of revenue from international sources, evolving domestic and international tax environments, and changes to tax codes, including being subject to foreign tax laws and being liable for paying withholding taxes in foreign jurisdictions;

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uncertainty regarding regulation, currency, tax, and operations resulting from the United Kingdom’s exit from the EU (“Brexit”) on January 31, 2020 and possible disruptions in trade, the sale of our services and commerce, and movement of our people between the United Kingdom, EU, and other locations;

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uncertainty regarding the imposition of and changes in the United States’ and other governments’ trade regulations, trade wars, tariffs, other restrictions or other geopolitical events, including the evolving relations between the United States and China;

•	restrictions on the international transfer of certain data;

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regional data privacy laws and other regulatory requirements that apply to outsourced service providers and to the transmission of our customers’ data across international borders, which grow more complex as we scale, expand into new markets and enhance the breadth of our service offerings;

•	different pricing environments;

•	difficulties in staffing and managing foreign operations;

•	different or lesser protection of our intellectual property, including increased risk of theft of our proprietary technology and other intellectual property;

•	longer accounts receivable payment cycles and other collection difficulties; and

•	regional economic and political conditions.

Any of these factors could negatively impact our business and results of operations. The above factors may also negatively impact our ability to successfully expand into emerging market countries, where we have little or no operating experience, where it can be costly and challenging to establish and maintain operations, including hiring and managing required personnel, and difficult to promote our brand, and where we may not benefit from any first-to-market advantage or otherwise succeed.

Because our sales efforts are targeted at larger enterprise customers, our sales cycle may become more time-consuming and expensive, we may encounter pricing pressure and implementation and configuration challenges, and we may have to delay revenue recognition for some complex transactions, all of which could harm our business and operating results.

Because we target our sales efforts at larger enterprise customers, we may face greater costs, longer sales cycles, greater competition and less predictability in completing some of our sales. In this market segment, the customer’s decision to use our services may be an enterprise-wide decision and, if so, these types of sales would require us to provide high levels of education regarding the use and benefits of our services, as well as addressing concerns regarding privacy and data protection laws and regulations of prospective customers with international operations or whose own customers operate internationally. Moreover, restrictions in place in response to the COVID-19 pandemic have disrupted our operations, and our customers’ operations and businesses, and this has adversely affected, and may continue to adversely affect, our sales efforts.

In addition, large customers may demand more configuration, integration services and features. As a result of these factors, these sales opportunities may require us to devote greater sales support and professional services resources to individual customers, driving up costs and time required to complete sales and diverting our own sales and professional services resources to a smaller number of larger transactions.

For large enterprise customers, professional services may also be performed by us, a third party, or a combination of our own staff and a third party. If a customer is not satisfied with the quality of work performed by us or a third party or with the type of services or solutions delivered, we could incur additional costs to address the situation, the profitability of that work might be impaired, and the customer’s dissatisfaction with our services could damage our ability to obtain additional work from that customer. In addition, negative publicity related to our customer relationships, regardless of its accuracy, may further damage our business by affecting our ability to compete for new business with current or prospective customers.

Any failure in our delivery of high-quality technical support services may adversely affect our relationships with our customers and our financial results.

Our customers depend on our support organization to resolve technical issues relating to our applications. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services across our varying and diverse offerings. Increased customer demand for these services, without corresponding revenues, could increase costs and adversely affect our operating results. In addition, our sales process is highly dependent on our applications and business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality technical support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, our ability to sell our service offerings to existing and prospective customers, and our business, operating results and financial position.

If we do not accurately predict, prepare for, and respond promptly to rapidly evolving technological, market and customer developments, our competitive position and business prospects may be harmed.

We compete in markets that continue to evolve rapidly. The pace of innovation will continue to accelerate as customers increasingly base their purchases on digital technologies and shift to modern cloud-based infrastructure and agile ways of working. As digital transformation accelerates across the enterprise, capabilities such as artificial intelligence, machine learning, robotic process automation, low-code application development, database scalability, consumer-grade user experiences, collaboration, Internet-connected devices, security, cryptography, internal software development operations, and application and service awareness become increasingly relevant to customers’ evolving needs. Our customers and prospective customers are either facing competing imperatives to adopt digital technologies, or have already been built on fully-digital, modern, dynamic IT technologies. If we fail to meet any of these requirements, our competitive position, strategic relevance and business prospects may be harmed.

Delays in the release of, or actual or perceived defects in, our products may slow the adoption of our latest technologies, reduce our ability to efficiently provide services, decrease customer satisfaction, and adversely impact sales of additional products.

We must successfully continue to release new products and updates to existing products. The success of any release depends on a number of factors, including our ability to manage the risks associated with quality or other defects or deficiencies, delays in the timing of releases or the adoption of releases by customers, and other complications that may arise during the early stages of introduction. If releases are delayed or if customers perceive that our releases contain bugs or other defects or are difficult to implement, customer adoption of our new products or updates may be adversely impacted, customer satisfaction may decrease, our ability to efficiently provide our services may be reduced, and our growth prospects may be harmed.

We use “open source” software in our solution, which may restrict how we use or distribute our solutions, require that we release the source code of certain software subject to open source licenses or subject us to litigation or other actions that could adversely affect our business.

We currently use in our solution, and may use in the future, software that is licensed under “open source,” “free” or other similar license, where the licensed software is made available to the general public on an “as-is” basis under the terms of a specific non-negotiable license. Some open source software licenses require that software subject to the license be made available to the public and that any modifications or derivative works based on the open source code be licensed in source code form under the same open source licenses. Although we monitor our use of open source software, we cannot assure you that all open source software is reviewed prior to use in our solution, that our programmers have not incorporated open source software into our solution, or that they will not do so in the future.

In addition, our solution may incorporate third-party software under commercial licenses. We cannot be certain whether such third-party software incorporates open source software without our knowledge. In the past, companies that incorporate open source software into their products have faced claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. Therefore, we could be subject to suits by parties claiming noncompliance with open source licensing terms or infringement or misappropriation of proprietary software. Because few courts have interpreted open source licenses, the manner in which these licenses may be interpreted and enforced is subject to some uncertainty. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our solution. As a result of using open source software subject to such licenses, we could be required to release proprietary source code, pay damages, re-engineer our solution, limit or discontinue sales or take other remedial action, any of which could adversely affect our business.

Various factors, including our customers’ business, integration, migration and security requirements, or errors by us, our partners, or our customers, may cause implementations of our products to be delayed, inefficient or otherwise unsuccessful.

Our business depends upon the successful implementation of our products by our customers. Further, our customers’ business, integration, migration and security requirements, or errors by us, our partners, or our customers, or other factors may cause implementations to be delayed, inefficient or otherwise unsuccessful. For example, changes in the functional requirements of our customers, delays in timeline, or deviations from recommended best practices may occur during the course of an implementation project. As a result of these and other risks, we or our customers may incur significant implementation costs in connection with the purchase, implementation and enablement of our products. Some customer implementations may take longer than planned or fail to meet our customers’ expectations, which may delay our ability to sell additional products or result in customers canceling or failing to renew their subscriptions before our products have been fully implemented. Some customers may lack the employee talent or organizational capacity to manage a digital transformation such as our offering and, as a consequence, may be unable to see the benefits of our products. Unsuccessful, lengthy, or costly customer implementation and integration projects could result in claims from customers, reputational harm, and opportunities for competitors to displace our products, each of which could have an adverse effect on our business and operating results.

Our efforts to expand our service offerings and to develop and integrate our existing services in order to keep pace with technological developments may not succeed and may reduce our revenue growth rate and harm our business.

Our efforts to expand our current service offerings may not succeed and may reduce our revenue growth rate. Further, the introduction of significant platform changes and upgrades may not succeed and early stage interest and adoption of such new services may not result in long term success or significant revenue for us.

If we are unable to develop enhancements to and new features for our existing or new services that keep pace with rapid technological developments, our business could be harmed. The success of enhancements, new features and services depends on several factors, including the timely completion, introduction and market acceptance of the feature, service or enhancement by customers, administrators and developers, as well as our ability to seamlessly integrate all of our product and service offerings and develop adequate selling capabilities in new markets. Failure in this regard may significantly impair our revenue growth as well as negatively impact our operating results if the additional costs are not offset by additional revenues. In addition, because our services are designed to operate over various network technologies, we will need to continuously modify and enhance our services to keep pace with changes in Internet-related hardware, software, communication, browser, app development platform and database technologies, as well as continue to maintain and support our services on legacy systems. We may not be successful in either developing these modifications and enhancements or in bringing them to market timely.

Furthermore, uncertainties about the timing and nature of new network platforms or technologies or modifications to existing platforms or technologies, including text messaging capabilities, or changes in customer usage patterns thereof, could increase our research and development or service delivery expenses or lead to our increased reliance on certain vendors. Any failure of our services to operate effectively with future network platforms and technologies could reduce the demand for our services, result in customer dissatisfaction and harm our business.

We may not accurately predict the long-term rate of customer subscription renewals or adoption of our solution, or any resulting impact on our revenues or operating results.

Our customers have no obligation to renew their subscriptions for our solution after the expiration of the initial or current subscription term, and our customers, if they choose to renew at all, may renew for fewer users or on less favorable pricing terms. Our renewal rates may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with our pricing or our solution or their ability to continue their operations or spending levels. If our customers do not renew their subscriptions for our solution on similar pricing terms, our revenues may decline and our business could suffer.

The effects of the COVID-19 pandemic and related public health measures have affected how we and our customers are operating our businesses, and have affected our operating results and cash flows; the duration and extent to which this will impact our future results of operations and cash flows remain uncertain.

The COVID-19 pandemic and related public health measures have affected how we and our customers are operating our businesses, and have materially affected our operating results and cash flows; the duration and extent to which this will impact our future results remain uncertain.

As a result of the COVID-19 pandemic, we have taken precautionary measures in order to minimize the risk of the virus to our employees, our customers, and the communities in which we operate, including the suspension of all non-essential business travel of employees and the temporary closure of all of our major offices. The COVID-19 pandemic may have long-term effects on the nature of the office environment and remote working. This may present operational and workplace culture challenges that may adversely affect our business. Although the majority of our workforce now works remotely, there has been minimal disruption in our ability to ensure the effective operation of our software platforms.

Moreover, the conditions caused by the COVID-19 pandemic initially affected customer IT spending and may in the future adversely affect our customers’ ability or willingness to purchase our services. These conditions delayed and may in the future delay prospective customers’ purchasing decisions, and reduced and may in the future reduce the value or duration of our customers’ subscription contracts, and affect attrition rates, all of which could adversely affect our future sales and operating results.

Our operations have been negatively affected by a range of external factors related to the COVID-19 pandemic that are not within our control. Authorities throughout the world have implemented numerous preventative measures to contain or mitigate further spread of the virus, such as travel bans and restrictions, limitations on business activity, quarantines, work-from-home directives and shelter-in-place orders. These public health measures have caused, and are continuing to cause, business slowdowns or shutdowns in affected areas, both regionally and worldwide, which have impacted our business and results of operations and cash flows. The extent and duration of these measures could also impact our ability to address cybersecurity incidents, have resulted in increased internet demand which could cause access issues, could affect our ability to develop and support products and services, and could cause issues with access to data centers. For example, as our employees work from home and access our system remotely, we may be subject to heightened security and privacy risks, including the risks of cyberattacks and privacy incidents. Remote working environments may be less secure and more susceptible of cyberattacks, including phishing, and social engineering attempts that seek to exploit the COVID -19 pandemic and an extended period of remote working by our employees could strain our technology resources and introduce operational risks. While we have taken steps to secure our networks and systems, we cannot know such steps will be sufficient. As we continue to monitor the situation and public health guidance, we may adjust our current policies and practices, and existing and new precautionary measures could negatively affect our operations.

The extent of the impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, future spikes of COVID-19 infections resulting in additional preventative measures to contain or mitigate the spread of the virus, severity of the economic decline attributable to the pandemic and timing and nature of a potential economic recovery, impact on our customers and our sales cycles, our ability to generate new business leads, impact on our customer, employee and industry events, and effects on our vendors, all of which are uncertain and cannot be predicted. The long-term impact of the COVID-19 pandemic on our financial condition or results of operations remains uncertain. Due to our subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in our results of operations until future periods. In addition, uncertainty regarding the impact of the COVID-19 pandemic on our future operating results and financial condition may result in our taking cost-cutting measures, reducing the level of our capital investments and delaying or canceling the implementation of strategic initiatives, any of which may negatively impact our business and reputation. If the COVID-19 pandemic has a substantial impact on our employees’, partners’ or customers’ business and productivity, our results of operations and overall financial performance may be harmed. The global macroeconomic effects of the COVID-19 pandemic and related impacts on our customers’ business operations and their demand for our products and services may persist for an indefinite period, even after the COVID-19 pandemic has subsided. In addition, the effects of the COVID-19 pandemic may heighten many of the other risks described in this “Risk Factors” section.

The market in which we participate is competitive, and if we do not compete effectively, our operating results could be harmed.

The market for enterprise applications and platform services is highly competitive, rapidly evolving and fragmented, and subject to changing technology, shifting customer needs and frequent introductions of new products and services. Many prospective customers have invested substantial personnel and financial resources to implement and integrate their current enterprise software into their businesses and therefore may be reluctant or unwilling to migrate away from their current solution to an enterprise cloud computing application service.

Our current competitors include:

•	our customers’ internally developed enterprise applications;

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vendors of packaged business software, as well as companies offering enterprise apps delivered through on-premises offerings from enterprise software application vendors and cloud computing application service providers, either individually or with others;

•	software companies that provide their product or service free of charge as a single product or when bundled with other offerings, or only charge a premium for advanced features and functionality;

•	vendors who offer software tailored to specific services that are more directed toward those specific services than our full suite of service offerings;

•	suppliers of traditional business intelligence and data preparation products, as well as business analytics software companies;

•	integration software vendors and other companies offering integration or API solutions;

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traditional platform development environment companies and cloud computing development platform companies who may develop toolsets and products that allow customers to build new apps that run on the customers’ current infrastructure or as hosted services.

In addition, we may face more competition as we expand our product offerings. Some of our current and potential competitors may have competitive advantages, such as greater name recognition, longer operating histories, more significant installed bases, broader geographic scope, broader suites of service offerings and larger marketing budgets, as well as substantially greater financial, technical, personnel and other resources. In addition, many of our current and potential competitors have established marketing relationships and access to larger customer bases, and have major distribution agreements with consultants, system integrators and resellers. We also experience competition from smaller, younger competitors that may be more agile in responding to customers’ demands. These competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements or provide competitive pricing. As a result, even if our product is more effective than the products and services that our competitors offer, potential customers might select competitive products in lieu of purchasing our product. For all of these reasons, we may not be able to compete successfully against our current and future competitors, which could negatively impact our future sales and harm our business.

If we experience significant fluctuations in our rate of anticipated growth and fail to balance our expenses with our revenue forecasts, our business could be harmed and the market price of our common stock could decline.

Due to the unpredictability of future general economic and financial market conditions, the pace of change and innovation in cloud computing services, the impact of foreign currency exchange rate fluctuations, the growing complexity of our business, we may not be able to realize our projected revenue growth plans. We plan our expense levels and investment on estimates of future revenue and future anticipated rate of growth. We may not be able to adjust our spending appropriately if the addition of new subscriptions or the renewals of existing subscriptions fall short of our expectations, and unanticipated events may cause us to incur expenses beyond what we anticipated. A portion of our expenses may also be fixed in nature for some minimum amount of time, such as with costs capitalized to obtain revenue contracts, data center and infrastructure service contracts or office leases, so it may not be possible to reduce costs in a timely manner, or at all, without the payment of fees to exit certain obligations early. As a result, we expect that our revenues, operating results and cash flows may fluctuate significantly on a quarterly basis and revenue growth rates may not be sustainable and may decline in the future, and in some periods, we have not been able to, and may not be able in the future to provide continued operating margin expansion, which could harm our business and cause the market price of our common stock to decline.

Risk of determinations of deficiencies and material weaknesses if ServiceMax fails to put in place appropriate and effective internal control over financial reporting and disclosure controls and procedures.

As a privately held company, ServiceMax was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404. In connection with the audit of ServiceMax’s consolidated financial statements for the year ended January 31, 2021 and preparation of ServiceMax’s unaudited condensed consolidated financial statements for the three months ended April 30, 2021, ServiceMax’s management identified a material weakness in ServiceMax’s information technology general controls, including user access and segregation of duties, and change management controls, over certain information technology systems that support the Company’s financial reporting processes.

To address this material weakness management is hiring personnel and outside consultants and implementing new processes and system related internal controls. Although we believe these actions will remediate the material weakness, there can be no assurance that the material weakness will be remediated on a timely basis or at all, or that additional material weaknesses will not be identified in the future. If we are unable to remediate the material weaknesses, our ability to record, process, and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected which, in turn, to may adversely affect our reputation and business and the market price of ServiceMax’s securities.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U. S. generally accepted accounting principles (“GAAP”). The process of designing and implementing effective internal controls is a continuous effort that requires ServiceMax to anticipate and react to changes in its business, economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy its reporting obligations as a public company. As a public company, ServiceMax will have significant requirements for enhanced financial reporting and internal controls.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, ServiceMax may identify deficiencies that it may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, ServiceMax may encounter problems or delays in completing the remediation of any deficiencies identified by its independent registered public accounting firm in connection with the issuance of their attestation report. ServiceMax’s testing, or the subsequent testing (if required) by its independent registered public accounting firm, may identify deficiencies in its internal control over financial reporting that are deemed to be material weaknesses. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented or detected on a timely basis. Any material weaknesses could result in a material misstatement of ServiceMax’s annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected. The existence of any material weakness would require management to devote significant time and incur significant expense to remediate any such material weakness, and management may not be able to remediate any such material weakness in a timely manner.

Finally, if ServiceMax fails to implement the requirements of Section 404 in the required timeframe once it is no longer an emerging growth company, it may be subject to sanctions or investigations by regulatory authorities, including the SEC and the Nasdaq. Furthermore, if ServiceMax is unable to conclude that its internal controls over financial reporting are effective, it could lose investor confidence in the accuracy and completeness of its financial reports, the market price of ServiceMax’s securities could decline, and ServiceMax could be subject to sanctions or investigations by regulatory authorities. Failure to implement or maintain effective internal control over financial reporting and disclosure controls and procedures required of public companies could also restrict ServiceMax’s future access to the capital markets.

We may acquire or invest in companies, or pursue business partnerships, which may divert our management’s attention or result in dilution to our stockholders, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions, investments or partnerships.

From time to time, we consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, solutions and other assets. For example, in fiscal 2020, we acquired Zinc Inc, and, in fiscal 2021, we signed a definitive agreement to acquire LiquidFrameworks. We also may enter into relationships with other businesses to expand our solution, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing or investments in other companies. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may be subject to approvals that are beyond our control. In addition, ServiceMax has limited experience in acquiring other businesses. If an acquired business fails to meet our expectations, our operating results, business and financial position may suffer. We may not be able to find and identify desirable acquisition targets, we may incorrectly estimate the value of an acquisition target, and we may not be successful in entering into an agreement with any particular target. If we are successful in acquiring additional businesses, we may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

•	our inability to integrate or benefit from acquired technologies or services;

•	unanticipated costs or liabilities associated with the acquisition;

•	incurrence of acquisition-related costs;

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difficulty integrating the technology, accounting systems, operations, control environments and personnel of the acquired business and integrating the acquired business or its employees into our culture;

•	difficulties and additional expenses associated with supporting legacy solutions and infrastructure of the acquired business;

•	difficulty converting the customers of the acquired business to our solution and contract terms, including disparities in licensing terms;

•	additional costs for the support or professional services model of the acquired company;

•	diversion of management’s attention and other resources;

•	adverse effects to our existing business relationships with business partners and customers;

•	the issuance of additional equity securities that could dilute the ownership interests of our stockholders;

•	incurrence of debt on terms unfavorable to us or that we are unable to repay;

•	incurrence of substantial liabilities;

•	difficulties retaining key employees of the acquired business; and

•	adverse tax consequences, substantial depreciation or deferred compensation charges.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

New SM’s actual operating and financial results in any given period may differ from guidance New SM provides to the public.

From time to time, in press releases, SEC filings, public conference calls and other contexts, New SM may provide guidance to the public regarding current business conditions and expectations for future financial results. Guidance is based upon a number of assumptions, expectations and estimates that are inherently subject to significant business, economic and competitive uncertainties and contingencies. In providing guidance, New SM may also make specific assumptions with respect to future business decisions, some of which will change. New SM’s actual financial results, therefore, may vary from New SM’s guidance due to New SM’s inability to meet the assumptions upon which guidance will be based and the impact on New SM’s business of the various risks and uncertainties described in these risk factors and in public filings with the SEC. The variation of New SM’s actual results from New SM’s guidance may be material. To the extent that New SM’s actual financial results do not meet or exceed its guidance, the trading prices of New SM’s securities may be materially adversely affected.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, (the “Sarbanes-Oxley Act”), and the rules and regulations of the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company“ as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of our common stock.

Legal and Regulatory Risks

Privacy concerns and laws, such as the California Privacy Rights Act, the California Consumer Privacy Act, the Virginia Consumer Data Protection Act, the Colorado Privacy Act, and the European Union’s General Data Protection Regulation, and analogous privacy laws in other jurisdictions, evolving regulation of cloud computing, cross-border data transfer restrictions and other domestic or foreign regulations may limit the use and adoption of our services and adversely affect our business.

Regulation related to the provision of services over the Internet is evolving, as federal, state and foreign governments continue to adopt new, or modify existing, laws and regulations addressing data privacy, cybersecurity, data protection, data sovereignty and the collection, processing, storage, transfer and use of data, generally. In some cases, data privacy laws and regulations, such as the European Union’s (“EU”) General Data Protection Regulation (“GDPR”), impose obligations directly on ServiceMax as both a data controller and a data processor, as well as on many of our customers. Subsequent to the United Kingdom’s (“UK”) withdrawal from the European Union, the Data Protection Act 2018, UK’s implementation of the GDPR (the “UK GDPR”) continues to apply in the United Kingdom following its departure from the EU. In addition, new domestic data privacy laws, such as the California Consumer Privacy Act (“CCPA”), which took effect in January 2020, and the California Privacy Rights Act, and the Virginia Consumer Protection Act, which will become effective in January 2023, similarly impose new obligations on us and many of our customers, potentially as both businesses and service providers. Other states, such as Colorado, have also recently passed or are actively considering similar data privacy laws, which may have conflicting requirements that would make compliance challenging. These laws continue to evolve and as various states introduce similar proposals, we and our customers could be exposed to additional regulatory burdens. Further, laws and legislative proposals such as the EU’s e-Privacy Directive and proposed Regulation are increasingly aimed at the use of personal information for marketing purposes, and the tracking of individuals’ online activities.

Although we monitor the regulatory environment and have invested in addressing these developments, these laws may require us to make additional changes to our practices and services to enable us or our customers to meet the new legal requirements, and may also increase our potential liability exposure through new or higher potential penalties for noncompliance, including as a result of penalties, fines and lawsuits related to data breaches. The GDPR, for example, authorizes fines for certain violations of up to 4% of global annual revenue or €20 million, whichever is greater, and such fines are in addition to any civil litigation claims by customers and data subjects. These new or proposed laws and regulations are subject to differing interpretations and may be inconsistent among jurisdictions. For example, the local data protection authorities may have different interpretations of the GDPR, leading to potential inconsistencies amongst various EU member states as well as the UK. These and other requirements could reduce demand for our services, require us to take on more onerous obligations in our contracts, restrict our ability to store, transfer and process data or, in some cases, impact our ability or our customers’ ability to offer our services in certain locations, to deploy our solutions, to reach current and prospective customers, or to derive insights from customer data globally. For example, on July 16, 2020, the Court of Justice of the European Union (“CJEU”) invalidated the EU-US Privacy Shield Framework, one of the mechanisms that allowed companies, including ServiceMax, to transfer personal data from the European Economic Area (“EEA”) to the United States. In addition, the CJEU commented that companies relying on another such mechanism, the European Commission’s Standard Contractual Clauses, should assess on a case-by-case basis whether the law of the country of destination ensures adequate protection of personal data transferred under EU law, by providing, where necessary, additional safeguards to those offered by those clauses. ServiceMax relies on the European Commission’s Standard Contractual Clauses to transfer EU personal data internationally. Depending on how the CJEU’s decision is enforced, the cost and complexity of providing our services in certain markets may increase. Based on draft recommendations issued by the European Data Protection Board (“EDPB”), a body of privacy regulators from across the EU charged with ensuring consistent application of GDPR, current indications are that, absent agreement on a new bilateral cross-border transfer mechanism to replace the EU-US Privacy Shield Framework, regulators may be inclined to interpret the decision as significantly restricting certain cross-border transfers. Certain countries outside of the EEA (e.g., Russia, China and India) have also passed or are considering passing laws requiring varying degrees of local data residency, which may mandate the collection, processing, and/or storage of data within the country’s borders, and require us to modify our products and services, possibly in a material manner. By way of further example, statutory damages available through a private right of action for certain data breaches under CCPA, and potentially other states’ laws, may increase our and our customers’ potential liability and the demands our customers place on us. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to customers and our customers’ customers, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close sales transactions, in particular where customers request specific warranties and unlimited indemnity for noncompliance with privacy laws, any of which could harm our business.

In addition to government activity, privacy advocates and other industry groups have established or may establish new self-regulatory standards that may place additional burdens on our ability to provide our services In addition, we have seen a trend toward the private enforcement of data protection obligations, including through private actions for alleged noncompliance, which could harm our business and negatively impact our reputation.

We may in the future be sued by third parties for various claims, including alleged infringement of proprietary rights, and adverse outcomes in legal proceedings could subject us to substantial damages and adversely affect our results of operations and profitability.

We are involved in various legal matters arising from the normal course of business activities. These include claims, suits, and other proceedings involving commercial, labor and employment, and other matters.

In addition, we may in the future be, sued by third parties who seek to target us for actions taken by our customers, including through the use or misuse of our products. Although we believe that such claims lack merit, such claims could cause reputational harm to our brand or result in liability.

Our exposure to risks associated with various claims, including claims related to the use of intellectual property as well as securities and related stockholder derivative claims, may be increased as a result of acquisitions of other companies. Additionally, we may have a lower level of visibility into the development process with respect to intellectual property or the care taken to safeguard against infringement risks with respect to acquired companies or technologies. In addition, third parties may also make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition.

The outcome of any claims or litigation, regardless of the merits, is inherently uncertain. Any claims or lawsuits, and the disposition of such claims and lawsuits, whether through settlement or licensing discussions, or litigation, could be time-consuming and expensive to resolve, divert management attention from executing our business plan, result in efforts to enjoin our activities, lead to attempts on the part of other parties to pursue similar claims and, in the case of intellectual property claims, require us to change our technology, change our business practices, pay monetary damages or enter into short- or long-term royalty or licensing agreements.

Any adverse determination or settlement related to intellectual property claims or other litigation could prevent us from offering our services to others, could be material to our financial condition or cash flows, or both, or could otherwise adversely affect our operating results, including our operating cash flow in a particular period. In addition, depending on the nature and timing of any such dispute, an unfavorable resolution of a legal matter could materially affect our current or future results of operations or cash flows in a particular period.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand, cause us to incur significant expenses and harm our business.

If we fail to protect our intellectual property rights adequately, our competitors may gain access to our technology, affecting our brand, causing us to incur significant expenses and harming our business. Any of our patents, trademarks or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. We may be unable to obtain patent protection for the technology in our products or the patent protection may not be obtained quickly enough to meet our business needs. In addition, our existing patents and any patents issued in the future may not provide us with competitive advantages, or may be successfully challenged by third parties. Similar uncertainty applies to our U.S. and international trademark registrations and applications. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain, and we also may face proposals to change the scope of protection for some intellectual property rights in the U.S. and elsewhere. Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our services are available and legal changes and uncertainty in various countries’ intellectual property regimes may result in making conduct that we believe is lawful to be deemed to violate of others’ rights. The laws of some foreign countries may not be as protective of intellectual property rights as those in the U.S., and mechanisms for enforcement of intellectual property rights may be inadequate. Also, our involvement in standard-setting activity, our contribution to open source projects, various competition law regimes or the need to obtain licenses from others may require us to license our intellectual property in certain circumstances. Accordingly, despite our efforts, we may be unable to prevent third parties from using our intellectual property.

Furthermore, the software and Internet industries are characterized by the existence of a large number of patents, trademarks, trade secrets and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. We may receive in the future communications from third parties, including practicing entities and non-practicing entities, claiming that we have infringed their intellectual property rights. We may in the future be sued by third parties for alleged infringement of their claimed proprietary rights. Our technologies may be subject to injunction if they are found to infringe the rights of a third party or we may be required to pay damages, or both. Further, many of our subscription agreements require us to indemnify our customers for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling on such a claim.

We may be required to spend significant resources and expense to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. If we fail to protect our intellectual property rights, or if there is adverse result of a legal proceeding in which a third party alleges we have infringed its propriety rights, it could impact our ability to protect our technology and brand. Furthermore, any litigation, whether or not it is resolved in our favor, could result in significant expense to us, cause us to divert time and resources from our core business, and harm our business.

Risks Relating to the Status of the Company following the Business Combination

We will be a “controlled company” under the corporate governance rules of The Nasdaq Capital Market and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon completion of the Business Combination, certain affiliates of Silver Lake will own approximately 64% of our common stock, assuming no redemptions, and will be parties, among others, to the Investor Rights Agreement described in “Certain Relationships and Related Party Transactions-Stockholders Agreements.” The parties to the Investor Rights Agreement will agree to vote, or cause to vote, all of their outstanding shares of our common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the directors nominees designated by each party. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the rules of The Nasdaq Capital Market (“Nasdaq”). Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of its board of directors consist of independent directors;

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the requirement that its director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is comprised entirely of independent directors and that it adopt a written charter or board resolution addressing the nominations process; and

•	the requirement that it have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Following the Business Combination, we do not intend to rely on all of these exemptions. However, as long as we remain a “controlled company,” we may elect in the future to take advantage of any of these exemptions. As a result of any such election, our board of directors would not have a majority of independent directors, our compensation committee would not consist entirely of independent directors and our directors would not be nominated or selected by independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements the Nasdaq rules.

Silver Lake will continue to have significant influence over us after the consummation of the Business Combination, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.

We are currently controlled, and after the business combination is completed will continue to be controlled, by Silver Lake. Upon completion of the Business Combination, Silver Lake will control approximately 64% of the voting power of our common stock, assuming no redemptions. As long as Silver Lake owns or controls at least a majority of our outstanding voting power, it will have the ability to exercise substantial control over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. Even if its ownership falls below 50%, Silver Lake will continue to be able to strongly influence or effectively control our decisions.

Additionally, Silver Lake’s interests may not align with the interests of our other stockholders. Silver Lake is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Silver Lake may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

Certain of our directors have relationships with Silver Lake, which may cause conflicts of interest with respect to our business.

Following the Business Combination, three of our directors will be affiliated with Silver Lake, and Silver Lake will have the ability to designate up to nine of our director nominees. Our Silver Lake-affiliated directors have fiduciary duties to us and, in addition, have duties to Silver Lake. As a result, these directors may face real or apparent conflicts of interest with respect to matters affecting both us and Silver Lake, whose interests may be adverse to ours in some circumstances.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions for so long as we are an “emerging growth company,” which could be as long as five years following the date of Pathfinder’s initial public offering. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the trading price of our common stock may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, capitalized internal-use software costs, other non-income taxes, business combination and valuation of goodwill and purchased intangible assets and share-based compensation. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common stock.

If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

We review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. An adverse change in market conditions, particularly if such change has the effect of changing one of our critical assumptions or estimates, could result in a change to the estimation of fair value that could result in an impairment charge to our goodwill or intangible assets. Any such charges may adversely affect our results of operations.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our results of operations.

A change in accounting standards or practices may have a significant effect on our results of operations and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Our amended and restated certificate of incorporation will designate the state or federal courts within the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation, which will become effective prior to the closing of the Business Combination, will provide that, subject to limited exceptions, the state or federal courts (as appropriate) within the State of Delaware will be exclusive forums for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, (4) action against us or any of our directors or officers involving a claim or defense arising pursuant to the Exchange Act or the Securities Act, or (5) any other action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above. This exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum provision. If the federal forum provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The federal forum provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid.

Provisions of our corporate governance documents could make an acquisition of our Company more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

In addition to Silver Lake’s beneficial ownership of a controlling percentage of our common stock, our certificate of incorporation and bylaws and the Delaware General Corporation Law (the “DGCL”) contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. These provisions include:

•	the division of our board of directors into three classes and the election of each class for three-year terms;

•	advance notice requirements for stockholder proposals and director nominations;

•	the ability of the board of directors to fill a vacancy created by the expansion of the board of directors;

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the ability of our board of directors to issue new series of, and designate the terms of, preferred stock, without stockholder approval, which could be used to, among other things, institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors;

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limitations on the ability of stockholders to call special meetings and to take action by written consent following the date that the funds affiliated with Silver Lake no longer beneficially own a majority of our common stock; and

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the required approval of holders of at least a majority of the voting power of the outstanding shares of our capital stock to adopt, amend or repeal certain provisions of our certificate of incorporation and bylaws or remove directors for cause, in each case following the date that the funds affiliated with Silver Lake no longer beneficially own a majority of our common stock.

Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace current members of our management team. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of the Company may be unsuccessful. See “Description of capital stock.”

Risks Related to our Common Stock

Our operating results and share price may be volatile, and the market price of our common stock after the business combination may drop below the price you pay.

Our quarterly operating results are likely to fluctuate in the future as a publicly traded company. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. You may not be able to resell your shares at or above the initial public offering price or at all. Our operating results and the trading price of our shares may fluctuate in response to various factors, including:

•	market conditions in the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new products or services by us or our competitors;

•	our dependence on third party vendors and platforms;

•	scaling our personnel resources and operational infrastructure;

•	retention of customers;

•	delayed revenue recognition;

•	changing economic conditions;

•	adoption of our latest technologies and products;

•	regulatory, legal or political developments;

•	public response to press releases or other public announcements by us or third parties, including our filings with the SEC; and

•	changes in accounting principles.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. While we believe that operating results for any particular quarter are not necessarily a meaningful indication of future results, fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Pursuant to our certificate of incorporation and bylaws, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

An active, liquid trading market for our common stock may not develop, which may limit your ability to sell your shares.

Prior to the consummation of the Business Combination, there was no public market for ServiceMax’s common stock. Although we intend to list shares of our common stock on Nasdaq under the symbol “SMAX,” an active trading market for our shares may never develop or be sustained following the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock. The market price of our common stock may decline below the initial public offering price, and you may not be able to sell your shares of our common stock at or above the price you paid, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

As we have no current plans to pay regular cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We do not anticipate paying any regular cash dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on our Company. If no securities or industry analysts commence coverage of our Company, the trading price of our shares would likely be negatively impacted. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

General Risks

We face exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect our business, results of operations and financial condition.

As our international operations expand, our exposure to the effects of fluctuations in currency exchange rates grows. We incur expenses for some of our network service provider costs outside of the United States in local currencies and for employee compensation and other operating expenses at our non-U.S. locations in the local currency for such locations. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in an increase to the U.S. dollar equivalent of such expenses.

As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar can affect our results of operations due to transactional and translational remeasurements. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and results of operations. In addition, to the extent that fluctuations in currency exchange rates cause our results of operations to differ from our expectations or the expectations of our investors and securities analysts who follow our stock, the trading price of our common stock could be adversely affected.

We do not currently maintain a program to hedge transactional exposures in foreign currencies. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.

We may require debt or equity capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If such capital is not available to us, our business, financial condition and results of operations may be materially and adversely affected.

We may require additional capital to pursue our business objectives and respond to business opportunities. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them on terms that are acceptable to us or at all. Moreover, any debt financing that we secure in the future could involve restrictive covenants, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Although we do not currently have any long term indebtedness, if we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may be forced to obtain financing on undesirable terms or our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially and adversely affected.

Changes in tax laws or in their implementation may adversely affect our business and financial condition.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, or interpreted, changed, modified or applied adversely to us, any of which could adversely affect our business operations and financial performance. In particular, the recent presidential and congressional elections in the United States could result in significant changes in, and uncertainty with respect to, tax legislation, regulation and government policy directly affecting our business or indirectly affecting us because of impacts on our customers and suppliers. For example, the United States government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate, an increase in the tax rate applicable to the global intangible low-taxed income and elimination of certain exemptions, and the imposition of minimum taxes or surtaxes on certain types of income. In addition, the current administration has announced that it is contemplating further significant legislation that may result in significant changes to the Code, and the likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business. To the extent that such changes have a negative impact on us, our suppliers or our customers, including as a result of related uncertainty, these changes may materially and adversely affect our business, financial condition, results of operations and cash flows.

We may have additional tax liabilities, which could harm our business, results of operations or financial condition.

Significant judgments and estimates are required in determining the (provision for) benefit from income taxes and other tax liabilities. The amount of taxes we pay may depend on the application of the tax laws of various jurisdictions, including the United States, to our business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. Our tax liabilities may be impacted if our intercompany transactions, which are required to be computed on an arm’s-length basis, are challenged and successfully disputed by the tax authorities. In determining the adequacy of income taxes, we assess the likelihood of adverse outcomes that could result if our tax positions were challenged by the Internal Revenue Service, or IRS, and other tax authorities. The tax authorities in the United States and other countries where we do business may examine our income and other tax returns. The ultimate outcome of these examinations cannot be predicted with certainty. Should the IRS or other tax authorities assess additional taxes as a result of examinations, we may be required to record charges that would adversely affect our results of operations and financial condition.

We could be required to collect additional sales, value added or similar taxes or be subject to other tax liabilities that may increase the costs our clients would have to pay for our services and adversely affect our results of operations.

We collect sales, value added or similar indirect taxes in a number of jurisdictions. An increasing number of states have considered or adopted laws that attempt to expand their imposition of sales tax collection obligations on out-of-state companies. Additionally, the Supreme Court of the United States ruled in South Dakota v. Wayfair, Inc. et al, or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the buyer’s state. In response to Wayfair, or otherwise, states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect and remit taxes on sales in their jurisdictions. Similarly, many foreign jurisdictions have considered or adopted laws that impose value added, digital service, or similar taxes, on companies despite not having a physical presence in the foreign jurisdiction. A successful assertion by one or more states, or foreign jurisdictions, requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently do collect some taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” (generally defined as a greater than 50-percentage-point cumulative change (by value) in the equity ownership of certain stockholders over a rolling three-year period) is subject to limitations on its ability to utilize its pre-change NOLs to offset post-change taxable income. Our existing NOLs may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change in connection with or after the Business Combination, our ability to utilize NOLs could be further limited by Section 382 of the Code. Future changes in our stock ownership, some of which may be outside of our control, could result in an ownership change under Section 382 of the Code. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs, even if we attain profitability.

The market data and forecasts included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you that our business will grow at similar rates, or at all.

The third-party market data and forecasts included in this prospectus, as well as our internal estimates and research, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, although we have no reason to believe such information is not correct and we are in any case responsible for the contents of this prospectus. If the forecasts of market growth, anticipated spending or predictions regarding market size prove to be inaccurate, our business and growth prospects could be adversely affected. Even if all or some of the forecasted growth occurs, our business may not grow at a similar rate, or at all. Our future growth is subject to many factors, including our ability to successfully implement our business strategy, which itself is subject to many risks and uncertainties. The reports described in this prospectus speak as of their respective publication dates and the opinions expressed in such reports are subject to change. Accordingly, investors in our common stock are urged not to put undue reliance on such forecasts and market data.

Risks Related to the Business Combination and Pathfinder

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Pathfinder,” “we,” “us” or “our” refers to Pathfinder prior to the Business Combination and to New SM following the Business Combination.

Our Sponsor and members of our management team have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor and members of our management team, pursuant to the Sponsor Letter Agreement, have agreed, among other things, to vote all of their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/prospectus, Pathfinder’s Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares.

Neither the Pathfinder Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the Pathfinder Board nor any committee thereof is required to obtain an opinion from an independent investment-banking firm that is a member of FINRA or from another independent firm that the price that Pathfinder is paying for ServiceMax is fair to Pathfinder from a financial point of view. Neither the Pathfinder Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the Pathfinder Board and management conducted due diligence on ServiceMax and researched the industry in which ServiceMax operates. The Pathfinder Board reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of ServiceMax and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the Pathfinder Board and management in valuing ServiceMax, and the Pathfinder Board and management may not have properly valued ServiceMax’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination. See “Business Combination Proposal — The Pathfinder Board’s Reasons for the Business Combination.”

The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

In December 2019, a coronavirus (COVID-19) outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, educational institutions and governmental entities, including in the United States and Canada. Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact on the business of Pathfinder, ServiceMax and New SM, and there is no guarantee that efforts by Pathfinder, ServiceMax and New SM to address the adverse impact of COVID-19 will be effective. If Pathfinder or ServiceMax are unable to recover from a business disruption on a timely basis, the Business Combination and New SM’s business and financial conditions and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus pandemic, and become more costly. Each of Pathfinder and ServiceMax may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

Since Pathfinder’s Initial Shareholders have interests that are different, or in addition to (and which may conflict with), the interests of our public shareholders, a conflict of interest may have existed in determining whether the Business Combination with ServiceMax is appropriate as our initial Business Combination. Such interests include that Pathfinder’s Initial Shareholders, will lose their entire investment in us if our Business Combination is not completed.

When you consider the recommendation of the Pathfinder Board in favor of approval of the Business Combination Proposal, you should keep in mind that Pathfinder’s Initial Shareholders have interests in such proposal that are different from, or in addition to (which may conflict with), those of Pathfinder public shareholders and warrant holders generally.

These interests include, among other things, the interests listed below:

•	the fact that our Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 8,125,000 Class B ordinary shares currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that Sponsor paid $8,500,000 for its private placement warrants, and those warrants would be worthless if a business combination is not consummated by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that Sponsor, the other Initial Shareholders and Pathfinder’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Pathfinder fails to complete an initial business combination by February 19, 2023;

•	the right of the Sponsor and Pathfinder’s independent directors to hold New SM Common Stock following the Business Combination, subject to certain lock-up periods in the case of the Sponsor;

•

the continued indemnification of Pathfinder’s directors and officers and the continuation of Pathfinder’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•	the fact that the Sponsor and Pathfinder’s officers and directors will lose their entire investment in Pathfinder if an initial business combination is not consummated by February 19, 2023;

•

the fact that ServiceMax has entered into a definitive agreement to acquire LiquidFrameworks and that certain of Pathfinder’s directors are principals of Industry Ventures, which has a small indirect, passive interest in LiquidFrameworks;

•

the fact that if the trust account is liquidated, including in the event Pathfinder is unable to complete an initial business combination by February 19, 2023, the Sponsor has agreed to indemnify Pathfinder to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Pathfinder has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pathfinder, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that Pathfinder may be entitled to distribute or pay over funds held by Pathfinder outside the trust account to the Sponsor or any of its Affiliates prior to the Closing.

See “Business Combination Proposal — Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for additional information on interests of Pathfinder’s directors and executive officers.

The personal and financial interests of the Initial Shareholders as well as Pathfinder’s directors and executive officers may have influenced their motivation in identifying and selecting ServiceMax as a business combination target, completing a business combination with ServiceMax and influencing the operation of the business following the Business Combination. In considering the recommendations of the Pathfinder Board to vote for the proposals, its shareholders should consider these interests.

The exercise of Pathfinder’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Pathfinder’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Pathfinder to agree to amend the Business Combination Agreement, to consent to certain actions taken by ServiceMax or to waive rights that Pathfinder is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of ServiceMax’s business, a request by ServiceMax to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on ServiceMax’s business and would entitle Pathfinder to terminate the Business Combination Agreement. In any of such circumstances, it would be at Pathfinder’s discretion, acting through the Pathfinder Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for Pathfinder and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Pathfinder does not believe there will be any changes or waivers that Pathfinder’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Pathfinder intends to circulate a new or amended proxy statement/prospectus and resolicit Pathfinder’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to ServiceMax has identified all material issues or risks associated with ServiceMax, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New SM. Accordingly, any shareholders of Pathfinder who choose to remain New SM stockholders following the Business Combination could suffer a reduction in the value of their investment. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully pursue claims under applicable state law or federal securities law.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New SM, some of whom may be from ServiceMax, and some of whom may join New SM following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New SM.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. We expect New SM’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

Since the Business Combination Agreement requires us to provide aggregate cash proceeds from the trust account, together with the proceeds of the Stronghold Private Placement, equal to or greater than $225,000,000 at Closing, there is increased probability that the Business Combination would be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the trust account until we liquidate the trust account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the trust account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your shares in the open market.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New SM’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, ServiceMax being considered the accounting acquirer in the Business Combination, the cash and cash equivalents of ServiceMax at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final reverse recapitalization accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

During the pendency of the Business Combination, Pathfinder will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Certain covenants in the Business Combination Agreement impede the ability of Pathfinder to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, Pathfinder may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, among other things, neither Pathfinder nor ServiceMax may solicit, initiate, seek, knowingly encourage, knowingly facilitate, accept, or negotiate, directly or indirectly, any inquiry, proposal or offer for any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination with any third party, even though any such alternative acquisition could be more favorable to ServiceMax’s or Pathfinder’s respective shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by the shareholders of Pathfinder, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination.” Pathfinder and ServiceMax may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Pathfinder and ServiceMax to each lose some or all of the intended benefits of the Business Combination.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions.

We expect to incur significant, non-recurring costs in connection with consummating the Domestication, the Business Combination and other related transactions. We will pay all fees, expenses and costs we incur or incurred on our behalf in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Domestication). Additionally, the Business Combination Agreement provides that if the Business Combination is consummated, we will pay all fees, expenses and costs incurred by SM or on SM’s behalf, subject to certain limited exceptions, in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Stronghold Private Placement). We currently estimate that transaction expenses will be approximately $42.8 million.

Because Pathfinder is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because Pathfinder is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. Pathfinder is currently an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Pathfinder’s directors or executive officers, or enforce judgments obtained in the United States courts against Pathfinder’s directors or officers.

Until the Domestication is effected, Pathfinder’s corporate affairs are governed by the Existing Governing Documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. We are also subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Pathfinder under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Pathfinder’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pathfinder judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pathfinder predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, the public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Pathfinder Board or controlling shareholders than they would as public shareholders of a United States company.

The ability of Pathfinder’s shareholders to exercise redemption rights with respect to Pathfinder’s public shares may prevent Pathfinder from completing the Business Combination or optimizing its capital structure.

Pathfinder does not know how many shareholders will ultimately exercise their redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on Pathfinder’s expectations (and those of the other parties to the Business Combination Agreement) as to the number of shares that will be submitted for redemption. In addition, if a larger number of shares are submitted for redemption than Pathfinder initially expected, Pathfinder may need to restructure the transaction to reserve a greater portion of the cash in the trust account or seek to arrange for additional third party financing to be able to satisfy the condition that the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement, together with the proceeds of the Stronghold Private Placement, are equal to or greater than $225,000,000.

If too many public shareholders elect to redeem their shares and additional third-party financing is not available to Pathfinder, Pathfinder may not be able to complete the Business Combination. Even if such third-party financing is available, Pathfinder’s ability to obtain such financing is subject to restrictions set forth in the Business Combination Agreement. For information regarding the parameters of such restrictions, please see the sections of this proxy statement/prospectus entitled “Business Combination Proposal — Conditions to Closing of the Business Combination.” Furthermore, raising such additional financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

Sponsor, as well as ServiceMax, our directors, executive officers, advisors and their affiliates, may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. Our Initial Shareholders, ServiceMax, and/or their directors, officers, advisors or respective affiliates, during a period when they are not then aware of any material nonpublic information regarding us or our securities, may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares,. The above-described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Governing Documents Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New SM’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Stronghold Private Placement. Our Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange including Nasdaq.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements, or even if they execute such agreements, that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our Business Combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption.

Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, (in each case, net of the interest that may be withdrawn to pay our tax obligations). This liability will not apply with respect to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. We have not asked Sponsor to reserve for such indemnification obligations and we believe that Sponsor’s only assets are securities of Pathfinder. Therefore, we cannot assure you that our sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We agreed to indemnify our officers and directors to the fullest extent permitted by law. However, executive officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares).

Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the trust account or (ii) we consummate the Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the Pathfinder Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the Pathfinder Board to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The trust account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which shall be the Business Combination should it occur); (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our public shareholders the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by February 19, 2023 or (B) with respect to any other provision relating to the rights of public shareholders; or (iii) absent our completing an initial business combination by February 19, 2023, our return of the funds held in the trust account to our public shareholders as part of our redemption of the public shares.

If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we have not consummated our initial business combination by February 19, 2023, our public shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of our trust account and our warrants will expire worthless.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to consummate the Business Combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to consummate the Business Combination, and results of operations.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,292.68 and imprisonment for five years in the Cayman Islands.

You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer Class A common stock from such exercise than if you were to exercise such warrants for cash.

The warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the Class A common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of Class A common stock from such exercise than if you were to exercise such warrants for cash.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by nonaffiliates exceeds $250 million as of the prior June 30 or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and Nasdaq regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.

We are a public reporting company subject to the rules and regulations established from time to time by the SEC and Nasdaq. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Public company reporting obligations place a considerable burden on our financial and management systems, processes and controls, as well as on our personnel.

In addition, as a public company we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which will require us to document and make significant changes to our internal control over financial reporting.

Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting at such time as we cease to be an “emerging growth company,” as defined in the JOBS Act, if we are an “accelerated filer” or “large accelerated filer” at such time.

We expect to incur costs related to our internal control over financial reporting in the upcoming years to further improve our internal control environment. If we identify deficiencies in our internal control over financial reporting or if we are unable to comply with the requirements applicable to us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. If this occurs, we also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, or express an adverse opinion, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021 the SEC released a public statement highlighting the potential accounting implications of certain terms of warrants issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”). The terms described in the Public Statement are common in SPACs and are similar to the terms contained in the warrant agreement governing our warrants. In response to the Public Statement, we reevaluated the accounting treatment of our public warrants and private placement warrants and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. As a result, included on our balance sheet as of March 31, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. ASC Topic 815, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. ServiceMax is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New SM management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New SM after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New SM Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of New SM Common Stock and New SM’s warrants may be volatile.

Upon consummation of the Business Combination, the price of New SM Common Stock and New SM’s warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which New SM and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in New SM’s quarterly or annual operating results;

•	publication of research reports by securities analysts about New SM or its competitors or its industry;

•	the public’s reaction to New SM’s press releases, its other public announcements and its filings with the SEC;

•	New SM’s failure or the failure of its competitors to meet analysts’ projections or guidance that New SM or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving New SM;

•	changes in New SM’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New SM Common Stock available for public sale; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New SM Common Stock and New SM’s warrants regardless of the operating performance of New SM.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New SM Common Stock to drop significantly, even if New SM’s business is doing well.

Sales of a substantial number of shares of New SM Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New SM Common Stock.

It is anticipated that, upon completion of the Business Combination, (i) the ServiceMax Shareholders will own, collectively, approximately 79% of the outstanding New SM Common Stock, (ii) Pathfinder’s public shareholders will own approximately 18% of the outstanding New SM Common Stock and (iii) the Stronghold Private Placement Investors will own approximately 1% of the outstanding New SM Common Stock, assuming that none of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 84%, 13% and 1%, respectively, assuming that, a maximum of 33.96% of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination. These percentages assume that (i) 142,500,000 shares of New SM Common Stock are issued to the holders of common stock of ServiceMax at Closing, which would be the number of shares of New SM Common Stock issued to such holders if the Closing were to occur on November 1, 2021 and there were no cash awards paid out by ServiceMax, (ii) 1,037,500 shares of New SM Common Stock are issued in the Stronghold Private Placement, (iii) all public warrants or private placement warrants to purchase New SM Common Stock that will be outstanding immediately following Closing have been exercised and (iv) 4,149,560 restricted stock and restricted stock unit awards are issued pursuant to the Rollover Plan as well as to replace expiring cash awards. If the actual facts are different than these assumptions, the ownership percentages in New SM will be different.

We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New SM Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The public stockholders will experience immediate dilution as a consequence of the issuance of New SM Common Stock as consideration in the Business Combination and in the Stronghold Private Placement.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time: (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of Pathfinder will be converted into one share of New SM Common Stock; (ii) each issued and outstanding whole warrant of Pathfinder will automatically represent the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share; (iii) each share of ServiceMax outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of common stock of ServiceMax who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware and the shares of ServiceMax that are cancelled pursuant to the Business Combination Agreement) will be exchanged for shares of New SM Common Stock, based on an implied ServiceMax pre-transaction equity value of $1.425 billion; (iv) each unvested profits interest in ServiceMax JV that vests solely based on continued service will be cancelled and exchanged for a restricted stock award to be issued under the ServiceMax, Inc. 2021 Omnibus Incentive Plan, and (v) each unvested profits interest in ServiceMax JV that is subject to performance-based vesting conditions will be cancelled and exchanged for a restricted stock unit award to be issued under the Omnibus Incentive Plan.

The issuance of additional common stock or securities exchange into or convertible into common stock will significantly dilute the equity interests of existing holders of Pathfinder securities, and may adversely affect prevailing market prices for the New SM Common Stock and/or the New SM warrants.

Warrants will become exercisable for New SM Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 10,750,000 shares of New SM Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of our initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New SM Common Stock will be issued, which will result in dilution to the holders of New SM Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New SM Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

The provisions of our Existing Governing Documents that relate to our pre-business combination activity (and corresponding provisions of the agreement governing the release of funds from our trust account) may be amended with the approval of special resolution which requires the approval of the holders of at least two-thirds of our ordinary shares who attend and vote at a general meeting of the company (or 65% of our ordinary shares with respect to amendments to the trust agreement governing the release of funds from our trust account), which is a lower amendment threshold than that of some other special purpose acquisition companies. It may be easier for us, therefore, to amend the amended and restated memorandum and articles of association to facilitate the completion of the Business Combination that some of our shareholders may not support.

Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to a company’s pre-business combination activity, without approval by a certain percentage of the company’s shareholders. In those companies, amendment of these provisions typically requires approval by between 90% and 100% of the company’s shareholders. The Existing Governing Documents provide that any of its provisions related to pre-business combination activity (including the requirement to deposit proceeds of the initial public offering and the private placement of warrants into the trust account and not release such amounts except in specified circumstances, and to provide redemption rights to public shareholders as described herein) may be amended if approved by special resolution, meaning holders of at least two-thirds of our ordinary shares who attend and vote at a general meeting of the company, and corresponding provisions of the trust agreement governing the release of funds from our trust account may be amended if approved by holders of at least 65% of our ordinary shares. Sponsor and its permitted transferees, who collectively beneficially own 20% of our issued and outstanding ordinary shares, will participate in any vote to amend the amended and restated memorandum and articles of association and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of the amended and restated memorandum and articles of association which govern our pre-business combination behavior more easily than some other special purpose acquisition companies, and this may increase our ability to complete the Business Combination with which you do not agree. Our shareholders may pursue remedies against us for any breach of the amended and restated memorandum and articles of association.

Sponsor, and our executive officers and directors agreed that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide our public shareholders the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by February 19, 2023 or (B) with respect to any other provision relating to the rights of our public shareholders, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any, divided by the number of the then-outstanding public shares. Our shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against Sponsor or our officers or directors for any breach of these agreements. As a result, in the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then-outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of Class A ordinary shares purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of Class A ordinary shares or Class A common stock, as applicable, purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New SM Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to proper notice to the warrant holders of such redemption and provided that certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.

In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of our Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 Class A ordinary shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by our sponsor or its permitted transferees.

Nasdaq may not list New SM’s securities on its exchange, which could limit investors’ ability to make transactions in New SM’s securities and subject New SM to additional trading restrictions.

An active trading market for New SM’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s listing requirements. We will apply to have New SM’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New SM’s securities are listed on Nasdaq, New SM may be unable to maintain the listing of its securities in the future.

If New SM fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, ServiceMax would not be required to consummate the Business Combination. In the event that ServiceMax elected to waive this condition, and the Business Combination was consummated without New SM’s securities being listed on Nasdaq or on another national securities exchange, New SM could face significant material adverse consequences, including:

•	a limited availability of market quotations for New SM’s securities;

•	reduced liquidity for New SM’s securities;

•

a determination that New SM Common Stock is a “penny stock” which will require brokers trading in New SM Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New SM’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”

If New SM’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for New SM following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

We are subject to and New SM will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both Pathfinder’s costs and the risk of non-compliance and will increase both New SM’s costs and the risk of non-compliance.

We are and New SM will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and New SM’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New SM’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Pathfinder prior to the Business Combination and to New SM following the Business Combination.

The Domestication may result in adverse tax consequences for holders of Pathfinder public shares and public warrants, including holders exercising redemption rights.

As discussed more fully under the sections entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Domestication on U.S. Holders,” “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of Section 367(b) of the Code to U.S. Holders,” and “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations” below, the Domestication generally should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as Pathfinder, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a reorganization under Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of Pathfinder public shares should be subject to Section 367(b) of the Code and, as a result:

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a U.S. Holder of Pathfinder public shares whose Pathfinder public shares have a fair market value of less than $50,000 on the date of the Domestication, should generally not recognize any gain or loss and should generally not be required to include any part of Pathfinder’s earnings in income pursuant to the Domestication;

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a U.S. Holder of Pathfinder public shares whose Pathfinder public shares have a fair market value of $50,000 or more on the date of the Domestication, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Pathfinder public shares entitled to vote and less than 10% of the total value of all classes of Pathfinder public shares should generally recognize gain (but not loss) on the exchange of Pathfinder public shares for shares in New SM (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts” attributable to their Pathfinder public shares, provided certain other requirements are satisfied. Pathfinder does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

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a U.S. Holder of Pathfinder public shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Pathfinder public shares entitled to vote or 10% or more of the total value of all classes of Pathfinder public shares should generally be required to include in income as a dividend the “all earnings and profits amount” attributable to its Pathfinder public shares, provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Pathfinder does not expect to have significant cumulative earnings and profits on the date of the Domestication.

Because Pathfinder is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, Pathfinder believes that, but for application of the start-up exception described more fully under “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations,” it likely would be considered a PFIC. If the Domestication is completed in 2021, Pathfinder believes it may satisfy the requirements for the start-up exception and, if so, it would not be treated as a PFIC. However, no assurance can be provided that Pathfinder will not be treated as a PFIC. In the case that Pathfinder were to be determined to be a PFIC, U.S. Holders could be subject to adverse PFIC rules as a result of the Domestication. These rules are discussed in the immediately following paragraph.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) Pathfinder were classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described more fully under “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations”) for the first taxable year in which the U.S. Holder owned such public shares or in which Pathfinder was a PFIC, whichever is later, or (b) a mark-to-market election (as described more fully under “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations”) with respect to such public shares. Generally, none of those elections is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”

For a description of the tax consequences for shareholders exercising redemption rights in connection with the Business Combination, see the sections entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights” and “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Effects to Non-U.S. Holders of Exercising Redemption Rights”

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such non-U.S. Holder’s New SM Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to public warrants, see “U.S. Federal Income Tax Considerations”.

Changes in tax laws or regulations that are applied adversely to us or our customers could materially adversely affect our business, financial condition, results of operations and prospects.

Changes in corporate tax rates , the realization of net deferred tax assets relating to our U.S. operations, the taxation of foreign earnings, and the deductibility of expenses under future tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges in the current or future taxable years, and could increase our future U.S. tax expense, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.

There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. If a state tax authority successfully asserts that our activities give rise to a nexus, we could be subject to state and local taxation, including penalties and interest attributable to prior periods. Such tax assessments, penalties and interest may adversely impact our results of operations.

Upon consummation of the Business Combination, the rights of holders of New SM Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as the Existing Governing Documents.

Upon consummation of the Business Combination, the rights of holders of New SM Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New SM Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions generally are not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New SM becomes involved in costly litigation, which could have a material adverse effect on New SM.

In addition, there are differences between the Proposed Governing Documents of New SM and the current constitutional documents of Pathfinder. For a more detailed description of the rights of holders of New SM Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New SM are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus, and we urge you to read them.

Delaware law and New SM’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New SM Board and therefore depress the trading price of New SM Common Stock. These provisions also could make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New SM board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:

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the ability of the New SM Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New SM’s directors and officers;

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a prohibition on stockholder action by written consent except under certain circumstances, which forces stockholder action to be taken at an annual or special meeting of stockholders after such date and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

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the requirement that a special meeting of stockholders may be called only by a majority of the entire New SM Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

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the ability of the New SM Board to amend the bylaws, which may allow the New SM Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the New SM Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New SM Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New SM.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New SM Board or management.

New SM’s Proposed Certificate of Incorporation will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New SM and its stockholders, which could limit New SM’s stockholders’ ability to obtain a favorable judicial forum for disputes with New SM or its directors, officers, stockholders, employees or agents.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New SM consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New SM; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New SM to New SM or New SM’s stockholders, or any claim for aiding or abetting such an alleged breach; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation or Proposed Bylaws, or to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws; (iv) any action asserting a claim against New SM or any current or former director, officer, employee, agent or stockholder, whether arising under the Delaware General Corporate Laws, the Proposed Certificate of Incorporation or the Proposed Bylaws, or such actions as to which the Delaware General Corporate Laws confer jurisdiction on the

Delaware Court of Chancery; or (v) any action asserting a claim against New SM or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Delaware will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, New SM’s Proposed Certificate of Incorporation will provide that, unless we consent in writing to the selection of an alternative forum, United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce the forum provision with respect to claims under the federal securities laws.

This choice of forum provision in our Proposed Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New SM or any of New SM’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New SM may incur additional costs associated with resolving such action in other jurisdictions, which could harm New SM’s business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

The Certificate of Incorporation will not limit the ability of the Sponsor or its affiliates to compete with New SM.

The Sponsor and its affiliates engage in a broad spectrum of activities, including investments in the additive manufacturing industry. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with New SM’s interests or those of its stockholders. The Certificate of Incorporation will provide that none of the Sponsor, any of its affiliates or any director who is not employed by New SM (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New SM operates. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of New SM, acquisition opportunities that may be complementary to New SM’s business, and, as a result, those acquisition opportunities may not be available to New SM. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

New SM’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause New SM to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of New SM’s Class A common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from New SM’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to New SM’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New SM may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Pathfinder prior to the Business Combination and to New SM following the Business Combination.

Public shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if such shareholder holds public shares through units, such shareholder must elect to separate such units into the underlying public shares and warrants prior to exercising the redemption rights with respect to the public shares; (ii) submits a written request to Continental, Pathfinder’s transfer agent, in which such shareholder (a) requests that New SM redeem all or a portion of its public shares for cash, and (b) identifies its as the beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                     , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, Pathfinder’s transfer agent, will need to act to facilitate this request. It is Pathfinder’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Pathfinder does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder’s transfer agent, Pathfinder will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of Pathfinder — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of Pathfinder’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Pathfinder’s compliance with the proxy rules, a public shareholder fails to receive Pathfinder’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that Pathfinder is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Pathfinder — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Pathfinder will require each public shareholder seeking to exercise redemption rights to certify to Pathfinder whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Pathfinder at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Pathfinder makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Pathfinder’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Pathfinder if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Pathfinder consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Pathfinder cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Pathfinder’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Pathfinder’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

Pathfinder can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Pathfinder share price, and may result in a lower value realized now than a shareholder of Pathfinder might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public shareholders are entitled to receive their pro-rata share of the proceeds held in the trust account, plus any interest income, net of taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Domestication and the Business Combination, the Pathfinder Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Pathfinder Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the Pathfinder Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

References in this section to “we,” “us” and “our” refer to Pathfinder.

If we are not able to complete the Business Combination with ServiceMax nor able to complete another business combination by February 19, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If we are not able to consummate the Business Combination with ServiceMax nor able to complete another business combination by February 19, 2023, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those public shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our public shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by February 19, 2023 or (B) with respect to any other provision relating to the rights of holders of our public shares, and (iii) the redemption of our public shares if we have not consummated an initial business by February 19, 2023, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by February 19, 2023, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If we do not consummate an initial business combination by February 19, 2023, our public shareholders may be forced to wait until after February 19, 2023 before redemption from the trust account.

Our amended and restated memorandum and articles of association provide that we have only 24 months from the closing of the initial public offering, or until February 19, 2023, to consummate an initial business combination. If we have not consummated an initial business combination within 24 months from the closing of the initial public offering, or February 19, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination within 24 months from the closing of the initial public offering. Our amended and restated memorandum and articles of association provide that, if a resolution of Pathfinder’s shareholders is passed pursuant to the Companies Act of the Cayman Islands to commence the voluntary liquidation of Pathfinder, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

As a result, investors may be forced to wait beyond February 19, 2023 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through February 19, 2023, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of                 , 2021, we had cash of approximately $                 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of                 , 2021, we had total current liabilities of approximately $                . The funds available to us outside of the trust account may not be sufficient to allow us to operate until February 19, 2023, assuming that our initial business combination is not completed during that time.

Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from our sponsor, its affiliates, members of our management team or other third parties to operate or may be forced to liquidate. Neither our sponsor, members of our management team nor their affiliates is under any obligation to us in such circumstances. Any such advances may be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we have not consummated our initial business combination within the required time period because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive an estimated $10.00 per public share, or possibly less, on our redemption of our public shares, and our warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF PATHFINDER

General

Pathfinder is furnishing this proxy statement/prospectus to Pathfinder’s shareholders as part of the solicitation of proxies by the Pathfinder Board for use at the extraordinary general meeting of Pathfinder to be held on                , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Pathfinder’s shareholders on or about                , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Pathfinder’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at                , Eastern Time, on                , 2021, at                , and virtually via live webcast at                , or on such other date and at such other place to which the meeting may be adjourned. As all shareholders are no doubt aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.

Purpose of the Pathfinder Extraordinary General Meeting

At the extraordinary general meeting, Pathfinder is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by special resolution the adoption and approval of the Charter Amendment Proposal;

•

the following six separate proposals to approve on a non-binding advisory basis, by ordinary resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•

to authorize the change in the authorized share capital of Pathfinder from (i) US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$11,000 divided into 1,000,000,000 shares New SM Common Stock and 100,000,000 shares of New SM Preferred Stock;

•

to authorize the New SM Board to issue any or all shares of New SM Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New SM Board and as may be permitted by the DGCL;

•	to provide that certain provisions of the certificate of incorporation of New SM are subject to the Registration and Shareholder Rights Agreement;

•

the removal of the ability of New SM stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Silver Lake or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New SM entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office.

•

to amend and restate the Existing Governing Documents and authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from

“Pathfinder Acquisition Corporation” to “ServiceMax, Inc.” (which is expected to occur upon the effectiveness of the Domestication), (ii) making New SM’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district court as the exclusive forum for litigation arising out of the Securities Act, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Pathfinder Board believes is necessary to adequately address the needs of New SM after the Business Combination;

•	to authorize the election of New SM to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders.

•

a proposal to approve by ordinary resolution the issuance of shares of New SM Common Stock issued in connection with the Business Combination and the Stronghold Private Placement pursuant to Nasdaq Listing Rule 5635;

•	a proposal to approve and adopt by ordinary resolution the Omnibus Incentive Plan;

•	a proposal to approve and adopt by ordinary resolution the ServiceMax, Inc. 2021 Employee Stock Purchase Plan; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal and the Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Omnibus Incentive Plan Proposal and the ESPP Proposal are each conditioned on the approval of the Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Governing Documents. None of the Advisory Governing Documents Proposals or the Adjournment Proposal is conditioned on any other proposal.

Recommendation of the Pathfinder Board

The Pathfinder Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Pathfinder and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

Pathfinder shareholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were                ordinary shares issued and outstanding, of which                were issued and outstanding public shares.

Quorum

A quorum of Pathfinder shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders holding at least a majority of the paid up voting share capital of Pathfinder entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting,                 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Pathfinder but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal and the Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Omnibus Incentive Plan Proposal and the ESPP Proposal are each conditioned on the approval of the Condition

Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Governing Documents. None of the Advisory Governing Documents Proposals or the Adjournment Proposal is conditioned on any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Pathfinder Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting and vote in person, or you may attend the extraordinary general meeting virtually and vote electronically. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Pathfinder can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a Pathfinder shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Morrow Sodali, LLC in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person or electronically, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali, LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing PFDR.info@investor.morrowsodali.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request of Pathfinder that Pathfinder redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Pathfinder’s transfer agent, in which you (i) request that Pathfinder redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, Pathfinder’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Pathfinder’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder’s transfer agent, Pathfinder will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of                 , this would have amounted to approximately $                 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically, along with the other redemption forms (as applicable). Shares of New SM Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to Pathfinder unless the Pathfinder Board determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your share certificates (if any) and other redemption forms (as applicable) for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the share certificates (if any) and the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms (as applicable) have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on                  was $                . For illustrative purposes, as of                 , 2021 funds in the trust account totaled $                 million or $                 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Pathfinder cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation Costs

Pathfinder is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Pathfinder and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Pathfinder will bear the cost of the solicitation.

Pathfinder has hired Morrow Sodali LLC to assist in the proxy solicitation process. Pathfinder will pay that firm a fee of $32,500 plus disbursements. Such fee will be paid with non-trust account funds.

Pathfinder will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Pathfinder will reimburse them for their reasonable expenses.

Pathfinder Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 40,625,000 ordinary shares issued and outstanding, which includes an aggregate of 8,125,000 Class B ordinary shares held by the Initial Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,750,000 warrants, comprised of 4,250,000 private placement warrants held by Sponsor and the 6,500,000 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The Initial Shareholders, ServiceMax, and/or their directors, officers, advisors or respective affiliates, during a period when they are not then aware of any material nonpublic information regarding us or our securities, may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares. The above-described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New SM’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Stronghold Private Placement. The Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Pathfinder shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “—The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You should read the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting , vote at the extraordinary general meeting.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary are qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You should read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Pathfinder, Sponsor, ServiceMax or any other matter.

On August 11, 2021, Pathfinder, Serve Merger Sub and ServiceMax entered into an amended and restated Business Combination Agreement (amending and restating the Business Combination Agreement that was originally entered into on July 15, 2021 and any references to the Business Combination Agreement in this summary shall be interpreted to refer to the Business Combination Agreement as amended and restated, unless the context otherwise requires), which provides for, among other things, the following transactions:

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On the Closing Date, prior to the Effective Time, ServiceMax shall cause the following transactions to occur: (i) a forward stock split of the ServiceMax Common Stock will occur such that, after giving effect thereto, ServiceMax JV will hold a number of shares of ServiceMax Common Stock equal to the number of shares of New SM Stock constituting the Transaction Share Consideration (as defined below); (ii) ServiceMax JV will be terminated, dissolved and liquidated and in connection with such termination, dissolution and liquidation, the ServiceMax Common Stock held by ServiceMax JV (being all of the issued and outstanding ServiceMax Common Stock) immediately following the consummation of the stock split described in clause (i) shall be distributed to the holders of Class A Units and vested profits interests of ServiceMax JV, (iii) vested cash awards issued by ServiceMax JV will be cancelled and converted into the right to receive a replacement award or cash at the Closing; (iv) each unvested profits interest of ServiceMax JV subject only to time-vesting conditions will be cancelled and converted into an unvested restricted stock award with respect to ServiceMax Common Stock under the Rollover Plan; (v) each unvested profits interest of ServiceMax JV subject to performance-vesting conditions (whether or not also subject to time-vesting conditions) will be cancelled and converted into an unvested restricted stock unit award with respect to ServiceMax Common Stock under the Rollover Plan; and (vi) each unvested cash award of ServiceMax JV shall be converted into or cancelled and exchanged for an unvested cash-settled restricted stock unit award with respect to ServiceMax Common Stock under the Rollover Plan (the “Pre-Closing Reorganization”);

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on the Closing Date, prior to the Effective Time, Pathfinder shall transfer by way of continuation and domestication from the Cayman Islands and Pathfinder shall domesticate as a corporation incorporated in the State of Delaware; (the “Domestication”); and

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on the Closing Date, the parties to the Business Combination Agreement shall cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Serve Merger Sub will merge with and into ServiceMax, with ServiceMax as the surviving company in such Merger and, after giving effect to such Merger, ServiceMax will become a wholly-owned subsidiary of Pathfinder. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share of ServiceMax Common Stock (having been distributed to the former holders of Class A Units and vested profits interests of ServiceMax JV pursuant to the Pre-Closing Reorganization) (other than any shares held by dissenting holders of shares of common stock of ServiceMax who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware and the shares of ServiceMax that are cancelled pursuant to the Business Combination Agreement) will be exchanged for shares of New SM Common Stock, based on an implied ServiceMax pre-transaction equity value of $1.425 billion, subject to adjustment which would subtract (a) the amount of the cash payments being made to holders of vested profits interests of ServiceMax JV pursuant to the Pre-Closing Reorganization and (b) the employer portion of any payroll, social security, employment or similar taxes payable in connection with the vesting or settlement of any vested profits interests and cash awards of ServiceMax JV (the “Transaction Share Consideration”), and (ii) each restricted stock award and restricted stock unit award with respect to ServiceMax Common Stock issued pursuant to the Rollover Plan outstanding as of immediately prior to the Effective Time (including the restricted stock awards and the restricted stock unit awards with respect to ServiceMax Common Stock issued to holders of unvested profits interests and cash awards of ServiceMax JV pursuant to the Pre-Closing Reorganization) will remain subject to the Rollover Plan but will be converted into the right to receive New SM Common Stock in lieu of ServiceMax Common Stock.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Pathfinder entered into Subscription Agreements with certain investors (the “Stronghold Private Placement Investors”), pursuant to which, among other things, the Stronghold Private Placement Investors have agreed to subscribe for and purchase, and Pathfinder has agreed to issue and sell to the Stronghold Private Placement Investors, immediately prior to the Effective Time, an aggregate of 1,037,500 shares of New SM Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $10,375,000 (the “Stronghold Private Placement”). The shares of New SM Common Stock to be issued pursuant to the Strategic Investor Subscription Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Pathfinder will grant the Stronghold Private Placement Investors certain registration rights in connection with the Stronghold Private Placement. The Stronghold Private Placement is contingent upon, among other things, the closing of the Business Combination immediately following the consummation of the Stronghold Private Placement.

In connection with the Business Combination, certain related agreements have been entered into, including the Company Transaction Support Agreement; the Company Shareholder Transaction Support Agreement; the Sponsor Letter Agreement and the Registration and Shareholder Rights Agreement (each as defined in this proxy statement/prospectus). See “—Related Agreements” for more information. Each of the foregoing related agreements was amended and restated in connection with the amendment and restatement of the Business Combination Agreement that was originally entered into on July 15, 2021, and any references to the foregoing agreements in this proxy statement/prospectus shall be interpreted to refer to such agreements as amended and restated, unless the context otherwise requires.

Effect of the Domestication on Existing Pathfinder Equity in the Business Combination

The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:

•	each issued and outstanding Class A ordinary share will convert automatically by operation of law, on a one-for-one basis, into one share of New SM Common Stock;

•	each issued and outstanding Class B ordinary share will convert automatically by operation of law, on a one-for-one basis, into one share of New SM Common Stock;

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each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder will represent the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement;

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the governing documents of Pathfinder will be amended and restated and become the Proposed Certificate of Incorporation and the Proposed Bylaws and Pathfinder’s name will be changed to “ServiceMax, Inc.”; and

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in connection with the first three bullets above, each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Class A ordinary shares and underlying Pathfinder warrants prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New SM Common Stock and one-fifth of one warrant representing the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder warrant agreement.

Consideration to ServiceMax Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share of ServiceMax Common Stock outstanding as of immediately prior to the Effective Time (having been distributed to former holders of Class A Units and vested profits interests of ServiceMax JV pursuant to the Pre-Closing Reorganization) (other than any shares held by dissenting holders of shares of common stock of ServiceMax who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware and the shares of ServiceMax that are cancelled pursuant to the Business Combination Agreement) will be exchanged for shares of New SM Common Stock, based on an implied ServiceMax pre-transaction equity value of $1.425 billion, subject to adjustment which would subtract (a) the amount of the cash payments being made to holders of vested cash awards of ServiceMax JV and (b) the employer portion of any payroll, social security, employment or similar taxes payable in connection with the vesting or settlement of any vested profits and cash awards of ServiceMax JV, and (ii) each restricted stock award and restricted stock unit award with respect to ServiceMax Common Stock issued pursuant to the Rollover Plan outstanding as of immediately prior to the Effective Time (including the restricted stock awards and the restricted stock unit awards with respect to ServiceMax Common Stock issued to holders of unvested profits interests and cash awards of ServiceMax JV pursuant to the Pre-Closing Reorganization) will remain subject to the Rollover Plan but will be converted into the right to receive New SM Common Stock in lieu of ServiceMax Common Stock.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing) or at such other place, date and/or time as Pathfinder and ServiceMax may agree in writing.

Trust Account Proceeds

The aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement shall be equal to or greater than $162,500,000, after payment of any Pathfinder shareholder redemptions but before payment of Pathfinder’s unpaid expenses and ServiceMax’s unpaid expenses, and will be used for general corporate purposes after the Business Combination.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of, among other things, the following conditions:

•	the applicable waiting period under the HSR Act relating to the transactions contemplated by the Business Combination Agreement shall have expired or been terminated;

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no order or law issued or threatened by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement shall be in effect;

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this registration statement / proxy statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to this registration statement / proxy statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

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the approval of the Business Combination Agreement, the ancillary documents to which ServiceMax is or will be a party and the transactions contemplated by each of the foregoing documents (including the Pre-Closing Reorganization and the Merger) being obtained from ServiceMax JV, as the sole stockholder of ServiceMax;

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the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares entitled to vote thereon, whether in person or by proxy at the extraordinary general meeting, in accordance with governing documents of Pathfinder and applicable law;

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the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement are equal to or greater than $162,500,000, after payment of any Pathfinder shareholder redemptions but before payment of Pathfinder’s unpaid expenses and ServiceMax’s unpaid expenses;

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Pathfinder’s listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement shall have been approved and, immediately following the Effective Time, Pathfinder shall satisfy any applicable initial and continuing listing requirements of the Nasdaq, and Pathfinder shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the New CM Common Stock (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the New CM Common Stock to be issued pursuant to the Merger) shall have been approved for listing on the Nasdaq; and

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after giving effect to the transactions contemplated by the Business Combination Agreement (including the Stronghold Private Placement), Pathfinder shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Other Conditions to the Obligations of Pathfinder

The obligations of Pathfinder to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Pathfinder of, among other things, the following further conditions:

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the representations and warranties of ServiceMax regarding organization and qualification of ServiceMax and its subsidiaries, certain representations and warranties regarding the capitalization of ServiceMax and its subsidiaries, the representations and warranties regarding the authority of ServiceMax to execute and deliver the Business Combination Agreement and each of the ancillary documents thereto to which it is or will be party and to consummate the transactions contemplated thereby, no occurrence of any Company Material Adverse Effect (as defined in the Business Combination Agreement) having occurred during the period beginning on January 31, 2021 and ending on the date of the Business Combination Agreement, no taking of certain actions that would require the consent of Pathfinder during the period beginning on July 15, 2021 and ending on the date of the Business Combination Agreement, broker fees and the activities of ServiceMax JV shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date; provided, that any representation and warranty made as of July 15, 2021 shall be true and correct in all material respects as of July 15, 2021 and as of the Closing Date, as though made on and as of the Closing Date);

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the representation and warranty of ServiceMax regarding no occurrence of any Company Material Adverse Effect having occurred during the period beginning on January 31, 2021 and ending on the date of the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date;

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the other representations and warranties of ServiceMax shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date; provided, that any representation and warranty made as of July 15, 2021 shall be true and correct in all respects as of July 15, 2021 and as of the Closing Date, as though made on and as of the Closing Date), except where the failure of such representations and warranties to be true and correct, individually or taken as a whole, does not cause and would not constitute a Company Material Adverse Effect;

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ServiceMax shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by ServiceMax under the Business Combination Agreement at or prior to the Closing;

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each of ServiceMax JV, ServiceMax JV GP, LLC and Silver Lake shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by each of them under the Company Transaction Support Agreement and/or the Company Shareholder Transaction Support Agreement, as applicable, at or prior to the Closing;

•	since July 15, 2021, no Company Material Adverse Effect shall have occurred;

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Pathfinder must have received a certificate duly executed by an authorized officer of ServiceMax, dated as of the Closing Date, confirming that the conditions set forth in the first six (6) bullet points in this section have been satisfied; and

•	the Pre-Closing Reorganization shall have been consummated in accordance with the applicable terms of the Business Combination Agreement.

Other Conditions to the Obligations of ServiceMax

The obligations of ServiceMax to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by ServiceMax of, among other things, the following further conditions:

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the representations and warranties of Pathfinder regarding organization and qualification of Pathfinder and Serve Merger Sub, the authority of Pathfinder to execute and deliver the Business Combination Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, the capitalization of Pathfinder and Serve Merger Sub and brokers fees shall be true and correct (without giving effect to any limitation as to “materiality” or “Pathfinder Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth herein) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date);

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the other representations and warranties of Pathfinder and Serve Merger Sub shall be true and correct (without giving effect to any limitation as to “materiality” or “Pathfinder Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Pathfinder Material Adverse Effect;

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Pathfinder shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

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ServiceMax must have received a certificate duly executed by an authorized officer of Pathfinder, dated as of the Closing Date, confirming that the conditions set forth in the first three (3) bullet points in this section have been satisfied; and

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the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement after payment of any Pathfinder shareholder redemptions, plus the aggregate cash proceeds actually received (or deemed received) by either Pathfinder or Serve Merger Sub in respect of the Stronghold Private Placement (in each case, for the avoidance of doubt, not taking into account any payment of fees, expenses or other amounts on or after the Closing Date (including any of Pathfinder’s unpaid expenses and ServiceMax’s unpaid expenses)), shall be equal to or greater than $225,000,000.

Representations and Warranties

Under the Business Combination Agreement, ServiceMax made customary representations and warranties to Pathfinder and Serve Merger Sub relating to, among other things: organization and qualification; capitalization; authorization; financial statements, absence of undisclosed liabilities, consents and approvals; permits; material contracts; absence of certain changes; litigation; compliance with law; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; customers and suppliers; compliance with international trade and anti-corruption laws; information supplied; activities of ServiceMax JV; and investigation.

Under the Business Combination Agreement, Pathfinder and Serve Merger Sub made customary representations and warranties to ServiceMax relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; information supplied; capitalization; SEC filings; the trust account; transactions with affiliates; litigation; compliance with law; business activities; internal controls, listing and financial statements; absence of undisclosed liabilities; tax matters; investigation; compliance with international trade and anti-corruption laws; and investigation.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of ServiceMax and Pathfinder are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of ServiceMax and Pathfinder are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial condition of ServiceMax and its subsidiaries, taken as a whole, or (b) the ability of ServiceMax to consummate the transactions contemplated by the Business Combination Agreement to occur on or prior to the Closing Date (including the Pre-Closing Reorganization and the Merger) in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any strike, riot, cyberattack, protests, and any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which ServiceMax and any of its subsidiaries operate, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of ServiceMax or any of its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in clause (vi) shall not apply to certain representations and warranties related to the governing documents of ServiceMax, ServiceMax JV and ServiceMax JV GP, LLC, material contracts, material permits, judicial orders or creation of liens to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the closing condition set forth in the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by ServiceMax or any of its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on ServiceMax or its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which ServiceMax and its subsidiaries operate.

Under the Business Combination Agreement, certain representations and warranties of Pathfinder and Serve Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Pathfinder Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Pathfinder and Serve Merger Sub, taken as a whole, or (b) the ability of either of Pathfinder and Serve Merger Sub to consummate the Merger in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Pathfinder Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any strike, riot, protests, cyberattacks, and any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which either of Pathfinder and Serve Merger Sub operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Pathfinder and Serve Merger Sub with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to certain representations and warranties related to the governing documents of Pathfinder and Serve Merger Sub, material contracts, material permits, judicial orders or creation of liens to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the closing condition set forth in the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by either of Pathfinder and Serve Merger Sub to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; or (ix) any change, event, development, effect or occurrence that is generally applicable to “SPACs”; provided, however, that (A) any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or clause (ix) may be taken into account in determining whether a Pathfinder Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, development, effect or occurrence has or has had a disproportionate adverse effect on Pathfinder relative to other “SPACs,” and (B) in no event shall (x) any change, event, development, effect or occurrence to the extent relating to any of ServiceMax and its subsidiaries, (y) any right of the holders of Class A ordinary shares to redeem all or a portion of their Class A ordinary shares (in connection with the transactions contemplated by the Business combination Agreement or otherwise) as set forth in Pathfinder’s governing documents, in and of itself, or (z) any failure, in and of itself, by a Stronghold Private Placement Investor to fulfill its obligations under a Subscription Agreement constitute a Pathfinder Material Adverse Effect.

Covenants of the Parties

Covenants of ServiceMax

ServiceMax made certain covenants under the Business Combination Agreement, including, among others, the following:

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Subject to certain exceptions or as consented to in writing by Pathfinder (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Pathfinder will, and will cause its subsidiaries to, operate the business of Pathfinder and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Pathfinder and its subsidiaries, taken as a whole.

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Pursuant to the Business Combination Agreement, if the LiquidFrameworks acquisition is not reasonably expected to be consummated by November 1, 2021, ServiceMax may raise debt or equity financing for purposes of funding the LiquidFrameworks acquisition, which financing may, in certain circumstances, require the consent of Pathfinder (which may not be unreasonably withheld or delayed).

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Subject to certain exceptions, prior to the Closing, ServiceMax will and will cause its subsidiaries to, not do any of the following without Pathfinder’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second, third, fourth, seventh, ninth, twelfth, thirteenth, fourteenth, fifteenth and sixteenth (to the extent related to any of the foregoing) sub-bullets below):

•	declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of ServiceMax or any subsidiary of ServiceMax;

•	merge, consolidate, combine or amalgamate ServiceMax and its subsidiaries with any person or otherwise acquire any business entity or organization;

•	adopt any amendments, supplements, restatements or modifications to the governing documents of ServiceMax’s and its subsidiaries;

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transfer, sell, assign, abandon, lease, license, permit to lapse or expire, or otherwise dispose of any material assets or material properties of ServiceMax and its subsidiaries or create, subject to or incur any lien on any material assets or properties of ServiceMax and its subsidiaries (other than permitted liens);

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transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a lien, any equity securities of ServiceMax and its subsidiaries or any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating ServiceMax and its subsidiaries to issue, deliver or sell any equity securities of ServiceMax and its subsidiaries, as applicable;

•	incur, create or assume any indebtedness, other than ordinary course trade payables;

•	make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, subject to certain exceptions;

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adopt or materially amend any material benefit plan or materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual, independent contractor or service provider, take any action to accelerate any payment or benefit payable to any such person, waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider; negotiate, enter into, amend or extend any collective bargaining agreement or other contract with a union or hire or engage or terminate any employee or individual independent contractor with annual compensation in excess of $500,000 other than for cause; implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other actions that could implicate the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable state or local laws;

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make, change or revoke any material election concerning taxes, enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

•	enter into any settlements in excess of a certain threshold or that impose any material non-obligations on ServiceMax or any of its subsidiaries;

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authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving ServiceMax and its subsidiaries (or Pathfinder or any of its affiliates following the Closing);

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change the methods of accounting of ServiceMax or any of its subsidiaries in any material respect, other than changes that are made in accordance with Public Company Accounting Oversight Board standards;

•	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•	make any change of control payment that is disclosed to Pathfinder on the ServiceMax disclosure schedules;

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amend, modify or terminate any contract that limits, in any material respect, the freedom of ServiceMax or any of its subsidiaries to engage in or compete in any line of business or with any person or in any area, any material affiliate contracts or material contracts providing for any “change of control” payment; and

•	enter into any contract to take, or cause to be taken, any of the actions set forth in the sub-bullets above.

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As promptly as reasonably practicable (and in any event within two business days) following the date of the Business Combination Agreement, ServiceMax is required to obtain and deliver to Pathfinder a true and correct copy of a written consent approving the Business Combination Agreement, the ancillary documents to which the Company is party to and the transactions contemplated each of the foregoing documents (including the Pre-Closing Reorganization and the Merger), duly executed by Parent, as the sole stockholder of ServiceMax, required to approve and adopt such matters (the “Company Shareholder Written Consent”).

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At least five Business Days prior to the Closing, ServiceMax is required to deliver an allocation schedule setting forth certain capitalization information of ServiceMax for purposes of allocating the New SM Common Stock among the ServiceMax equityholders.

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Subject to certain exceptions, prior to the Closing, ServiceMax will purchase a “tail” policy providing liability insurance coverage for ServiceMax directors and officers with respect to matters occurring on or prior to the Closing.

•

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, ServiceMax shall not, and shall cause its subsidiaries, ServiceMax JV, ServiceMax JV GP, LLC and its and their respective representatives not to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage, knowingly facilitate, accept, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a Company Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or provide any non-public information or documents to any person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into, participate in or continue in any discussion or negotiations with any third party in connection with or related or, or approve, accept or entered into any letter of intent, term sheet or contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public or other offering or sale of any equity securities of Pathfinder or its subsidiaries (or any affiliate, current or future parent entity or successor of Pathfinder or its subsidiaries); (v) consummate any Company Acquisition Proposal; or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

•

ServiceMax will, and will cause its representatives to, reasonably consult with and reasonably cooperate with Pathfinder and its representatives in connection with the Pre-Closing Reorganization and otherwise keep Pathfinder and its representatives apprised, in reasonable detail, of the status of the Pre-Closing Reorganization.

•

ServiceMax shall give Pathfinder prompt written notice of any demands for appraisal of any shares of ServiceMax Common Stock, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL relating to ServiceMax’s stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL. ServiceMax will not, except with the prior written consent of Pathfinder (which consent shall not be unreasonably withheld, conditioned, or delayed), settle or offer or agree to settle, or make any payment, or deliver any consideration, with respect to, any such demand.

•

As promptly as reasonably practicable following the date of the Business Combination Agreement, ServiceMax shall deliver to Pathfinder the ServiceMax consolidated audited financial statements for the years ended January 31, 2020 and January 31, 2021 and the ServiceMax consolidated unaudited financial statements for the six-month period ended June 30, 2021.

•	At least two business days prior to the Closing Date, ServiceMax will change its name to “ServiceMax Subsidiary, Inc.” (or another name as may be determined by ServiceMax in its sole discretion).

Covenants of Pathfinder

Pathfinder made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions (including the ability of Pathfinder or Serve Merger Sub to use funds held by Pathfinder outside the trust account to pay any Pathfinder expenses or liabilities to distribute or pay over any funds held by Pathfinder outside the trust account to Sponsor or any of its affiliates, in each case, prior to the Closing) or as consented to in writing by ServiceMax, prior to the Closing, Pathfinder will, and will cause its subsidiaries to, not do any of the following:

•

adopt any amendments, supplements, restatements or modifications to, or waive any provisions of, the trust agreement, warrant agreement or the governing documents of any Pathfinder Party or any of its subsidiaries;

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of Pathfinder or any of its subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of Pathfinder or any of its subsidiaries, as applicable;

•	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•	incur, create or assume any indebtedness, except for indebtedness for borrowed money in an amount not to exceed $2,000,000 in the aggregate;

•	make any loans or advances to, or capital contributions in, any other person, other than to, or in, Pathfinder or any of its subsidiaries;

•

issue any equity securities of Pathfinder or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of Pathfinder or any of its subsidiaries;

•

enter into, renew, modify or revise any Pathfinder related party transaction (or any contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a Pathfinder related party transaction), other than (i) the entry into any contract with a Pathfinder related party with respect to the incurrence of indebtedness permitted by the fourth sub-bullet above or (ii) for the avoidance of doubt, any expiration or automatic extension or renewal of any contract pursuant to its terms;

•

engage in any activities or business, other than activities or business (i) in connection with or that are otherwise incidental or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incidental or related to, the Business Combination Agreement, any ancillary document thereto, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case for purposes of this clause (iii), which are immaterial in nature;

•

make, change or revoke any material election concerning taxes, enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement; or

•	enter into any contract to take, or cause to be taken, any of the actions set forth in the sub-bullets above.

•

As promptly as reasonably practicable following the time at which this registration statement/proxy statement is declared effective under the Securities Act, Pathfinder will duly give notice of and use its reasonable best efforts to duly convene and hold the extraordinary general meeting to approve the Transaction Proposals.

•

As promptly as reasonably practicable (and in any event within one business day) following the date of the Business Combination Agreement, Pathfinder, as the parent and sole shareholder of Serve Merger Sub, is required to approve and adopt the Business Combination Agreement, the ancillary documents to which Serve Merger Sub is party to and the transactions contemplated by any of the foregoing documents (including the Merger).

•

Subject to certain exceptions, Pathfinder shall use its reasonable best efforts to cause: (i) Pathfinder’s listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement to have been approved; (b) Pathfinder to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (iii) the New SM Common Stock and new SM

warrants issuable in accordance with the Business Combination Agreement, including the Domestication and the Merger, to be approved for listing on Nasdaq, in each case, as promptly as reasonably practicable after the date of the Business Combination Agreement and in any event prior to the Closing.

•

Subject to certain exceptions, prior to the Closing, Pathfinder will purchase or maintain a “tail” policy providing liability insurance coverage for Pathfinder directors and officers with respect to matters occurring on or prior to the Closing.

•

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Pathfinder and Serve Merger Sub shall not, and each of them shall cause its respective representatives not to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage, knowingly facilitate, accept or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a Pathfinder Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or provide any non-public information or documents to any person in connection with, or that could reasonably be expected to lead to, a Pathfinder Acquisition Proposal; (iii) enter into, participate in or continue any discussions or negotiations with any third party in connection with or related to, or approve, accept or enter into any letter of intent, term sheet or contract or other arrangement or understanding regarding any Pathfinder Acquisition Proposal; (iv) prepare, submit, file or take any steps in connection with an offering of any securities of Pathfinder (or any controlled affiliate or successor of Pathfinder); (v) consummate any Pathfinder Acquisition Proposal; or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•	using reasonable best efforts to consummate the Business Combination;

•

notify the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements;

•	making relevant public announcements;

•	using reasonable best efforts to cause the each of the Domestication and the Merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the IRS Code; and

•	cooperate in connection with certain tax matters and filings.

In addition, Pathfinder and ServiceMax agreed that Pathfinder and ServiceMax will prepare and mutually agree upon and Pathfinder will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.

Board of Directors

Following the Closing, it is expected that the current management of ServiceMax will become the management of New SM, and the New SM Board will consist of ten directors, which will be divided into three classes (Class I, Class II and Class III). The New SM Board will consist of up to nine individuals designated by Silver Lake (which, unless otherwise agreed in writing by Pathfinder prior to the Closing, shall include the number of independent directors as required by the listing rules of the Nasdaq), and the individual designated by Sponsor.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Effective Time, and the representations and warranties of ServiceMax and Pathfinder regarding investigation and exclusivity of representations and warranties.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of Pathfinder and ServiceMax;

•

by Pathfinder, subject to certain exceptions, if any of the representations or warranties made by ServiceMax are not true and correct or if ServiceMax fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) or ServiceMax JV, ServiceMax JV GP, LLC or Silver Lake has failed to perform any covenant or agreement on the part of ServiceMax JV, ServiceMax JV GP, LLC or Silver Lake set forth in the Company Transaction Support Agreement and/or the Company Shareholder Transaction Support Agreement, as applicable, such that certain conditions to the obligations of Pathfinder, as described in the section entitled “—Conditions to Closing of the Business Combination” above would not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) January 15, 2022 (the “Termination Date”);

•

by ServiceMax, subject to certain exceptions, if any of the representations or warranties made by Pathfinder and Serve Merger Sub are not true and correct or if Pathfinder or Serve Merger Sub fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of ServiceMax, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

•

by either Pathfinder or ServiceMax, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or agreements under the Business Combination Agreement by the party seeking to terminate (or by ServiceMax JV or ServiceMax JV GP, LLC of any of its covenants or agreements set forth in the Company Transaction Support Agreement and/or Company Shareholder Transaction Support Agreement, as applicable, if ServiceMax is seeking to terminate) proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

•	by either Pathfinder or ServiceMax,

•

if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable;

•	if the approval of the Condition Precedent Proposals are not obtained at the extraordinary general meeting (including any adjournment thereof); and

•	by Pathfinder, if ServiceMax does not deliver, or cause to be delivered to Pathfinder, the Company Shareholder Written Consent when required under the Business Combination Agreement.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a Willful Breach (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement or Fraud (as defined in the Business Combination Agreement).

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, if the Business Combination Agreement is terminated in accordance with its terms, ServiceMax shall pay, or cause to be paid, all unpaid ServiceMax expenses and Pathfinder shall pay, or cause to be paid, all unpaid Pathfinder expenses.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except that the Cayman Islands, inclusive of the Cayman Islands Companies Act (as revised) shall also apply to the Domestication.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) Pathfinder and ServiceMax prior to the Closing and (ii) New SM and Sponsor after the Closing.

Ownership of New SM

As of the date of this proxy statement/prospectus, there are 40,625,000 ordinary shares issued and outstanding, which includes an aggregate of 8,125,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,750,000 warrants, comprised of 4,250,000 private placement warrants held by Sponsor and 6,500,000 public warrants. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination or the Stronghold Private Placement and assuming that none of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination), Pathfinder’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 51,375,000 ordinary shares.

The following table illustrates varying estimated ownership levels in New SM Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 142,500,000 shares of New SM Common Stock are issued to the holders of common stock of ServiceMax at Closing, which would be the number of shares of New SM Common Stock issued to such holders if the Closing were to occur on November 1, 2021 and there were no cash awards paid out by ServiceMax, (ii) 1,037,500 shares of New SM Common Stock are issued in the Stronghold Private Placement, (iii) all public warrants or private placement warrants to purchase New SM Common Stock that will be outstanding immediately following Closing have been exercised and (iv) 4,149,560 restricted stock and restricted stock unit awards are issued in respect of awards under the Rollover Plan as well as to replace expiring cash awards. If the actual facts are different than these assumptions, the ownership percentages in New SM will be different.

	Share Ownership in New SM
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Pathfinder public shareholders(1)	18.0%	12.7%
Sponsor and other initial shareholders(2)	2.3%	2.4%
ServiceMax Stockholders	79.1%	84.3%
Stronghold Private Placement Investors	0.6%	0.6%

(1)

Assumes that 33.96% of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement together with the proceeds of the Stronghold Private Placement be equal to or greater than $225,000,000.

(2)	Includes shares owned by Silver Lake.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. Each of the following additional agreements was amended and restated in connection with the amendment and restatement of the Business Combination Agreement that was originally entered into on July 15, 2021, and any references to the following agreements in this summary shall be interpreted to refer to such agreements as amended and restated, unless the context otherwise requires. The following summary is qualified in its entirety by reference to the complete text of each of the agreements, as amended and restated. The form of Subscription Agreements, the Company Transaction Support Agreements, the Company Shareholder Transaction Support Agreements, the Sponsor Letter Agreement and the Registration and Shareholder Rights Agreement are attached hereto as Annex F, Annex G, Annex H, Annex I and Annex J, respectively. You should read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Stronghold Private Placement

Concurrently with the execution of the Business Combination Agreement, Pathfinder entered into a Subscription Agreement with each of the Stronghold Private Placement Investors, pursuant to which, among other things, the Stronghold Private Placement Investors have agreed to subscribe for and purchase, and Pathfinder has agreed to issue and sell to the Stronghold Private Placement Investors, immediately prior to the Effective Time, an aggregate of 1,037,500 shares of New SM Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $10,375,000. The shares of New SM Common Stock to be issued pursuant to the Strategic Investor Subscription Agreement have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Pathfinder will grant the Stronghold Private Placement Investors certain registration rights in connection with the Stronghold Private Placement. The Stronghold Private Placement is contingent upon, among other things, the closing of the Business Combination immediately following the consummation of the Stronghold Private Placement.

The Registration and Shareholder Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Pathfinder, Sponsor, ServiceMax, Silver Lake and certain other equityholders of ServiceMax JV (who will own New SM Common Stock upon the consummation of the Pre-Closing Reorganization) (collectively, the “Investors”) entered into a registration and shareholder rights agreement (the “Registration and Shareholder Rights Agreement”) to be effective upon Closing pursuant to which, among other things, the Investors have been granted certain customary registration rights and, in the case of Silver Lake, have been granted certain rights to nominate directors for election or appointment to the New SM Board following the closing of the Business Combination.

Pursuant to the Registration and Shareholder Rights Agreement, Sponsor has agreed that, subject to certain customary exceptions, it will not effect any sale or distribution of New SM equity securities during the period commencing on the Closing Date and ending on the earlier of (a) the date that is twelve (12) months following the Closing Date and (b) the first date on which the closing price of the New SM Common Stock has been greater than or equal to $12.50 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) measured using the daily closing price for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing Date (the “Lock-Up Release Condition”). Each other Investor has agreed that, subject to certain customary exceptions, he, she, or it shall not effect any sale or distribution of New SM equity securities during the period commencing on the Closing Date and ending on the earlier of (x) the date that is six (6) months following the Closing Date and (y) the first date on which the Lock-Up Release Condition is satisfied.

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, (a) ServiceMax JV, ServiceMax JV GP, LLC, Pathfinder, Sponsor and ServiceMax entered into a transaction support agreement (the “Company Transaction Support Agreement”), pursuant to which each of ServiceMax JV and ServiceMax JV GP, LLC has agreed to, among other things, (i) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto (including the Pre-Closing Reorganization and the Merger), (ii) support and vote in favor of the Business Combination Agreement, the Ancillary Documents to which ServiceMax is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Merger), and (iii) take, or cause to be taken, any actions necessary or advisable to (A) cause certain agreements to be terminated effective as of the Closing and (B) not consent to any direct or indirect transfers of equity securities of ServiceMax JV or ServiceMax, in each case, on the terms and subject to the conditions set forth in the Company Transaction Support Agreement, and (b) Silver Lake, ServiceMax, Sponsor and Pathfinder entered into a transaction support agreement (the “Company Shareholder Transaction Support Agreement”), pursuant to which Silver Lake has agreed to, among other things, (i) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto (including the Pre-Closing Reorganization and the Merger), (ii) consent to and approve the Business Combination Agreement, the ancillary documents to the Business Combination Agreement to which ServiceMax is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Merger) and (iii) take, or cause to be taken, any actions necessary or advisable to (A) cause certain agreements to be terminated effective as of the Closing and (B) not consent to any direct or indirect transfers of equity securities of ServiceMax JV or ServiceMax.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, ServiceMax and each of our directors and officers entered into the Sponsor Letter Agreement, pursuant to which, among other things, (i) Sponsor and each of our directors and officers have agreed to vote the Pathfinder ordinary shares owned by him, her or it in favor of the Business Combination Agreement and the transactions contemplated hereby (including the Merger) and to forego redemption rights, if any, in respect thereof, (ii) Sponsor and our independent directors have agreed to (a) waive, subject to, and conditioned upon and effective as of immediately prior to the Effective Time, waive any adjustment to the conversion ratio set forth in the governing documents of Pathfinder and any other anti-dilution or similar protections with respect to the Class B ordinary shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise) and (b) not assert or perfect, subject to, and conditioned upon and effective as of immediately prior to the Effective Time, any rights to adjustment of the conversion ratio with respect to the Class B ordinary shares owned by him, her or it set forth in the governing documents of Pathfinder or any other anti-dilution or similar protection with respect to the Class B ordinary shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by this Agreement or otherwise), (c) Sponsor has, solely in the circumstances described in the Sponsor Letter Agreement, agreed to forfeit a number of its Class B ordinary shares and/or Pathfinder warrants (with such number of Class B ordinary shares and/or Pathfinder warrants determined pursuant to the Sponsor Letter Agreement) and (d) Sponsor has agreed to subject a number of the shares of New SM Common Stock into which its Class B ordinary shares are converted as a result of the Domestication (with such number of shares of New SM Common Stock determined pursuant to the Sponsor Letter Agreement) to certain vesting conditions.

Background to the Business Combination

Pathfinder is a blank check company incorporated on December 18, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In conducting an active search for a business combination target, as described in greater detail below, Pathfinder utilized the global network and investing, industry and sector, and transaction experience of Sponsor, Pathfinder and the Pathfinder Board, as well as their respective representatives. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among Pathfinder, ServiceMax and their respective representatives and advisors.

In December 2020, prior to the closing of Pathfinder’s initial public offering, Pathfinder issued 7,906,250 Class B ordinary shares to Sponsor in exchange for a capital contribution of $25,000. In February 2021, Sponsor transferred 25,000 founder shares each to Steve Walske, Omar Johnson and Paul Weiskopf for their service as independent directors of Pathfinder. On February 16, 2021, Pathfinder effected a share dividend of 718,750 Class B ordinary shares to Sponsor, resulting in there being an aggregate of 8,625,000 Class B ordinary shares outstanding. On February 17, 2021, Pathfinder completed its initial public offering of 32,500,000 Class A ordinary shares at a price of $10.00 per share generating gross proceeds of $325 million before underwriting discounts and expenses. Each person acquiring Class A ordinary shares in the initial public offering also received one-fifth of a public warrant for each Class A ordinary share they purchased in the initial public offering. Concurrently with the closing of its initial public offering, Pathfinder completed the private sale of an aggregate of 4,250,000 private placement warrants at a price of $2.00 per warrant to Sponsor resulting in gross proceeds to Pathfinder of $8.5 million. On April 2, 2021, Sponsor forfeited 500,000 of its Class B ordinary shares to Pathfinder as the result of Sponsor electing to not exercise the underwriters’ overallotment option in full prior to the expiration thereof.

Prior to the consummation of Pathfinder’s initial public offering, neither Pathfinder, nor any authorized person on its behalf, held any substantive discussions, formal or otherwise, with respect to a business combination involving Pathfinder.

Following the completion of its initial public offering, Pathfinder’s officers and directors commenced an active search for potential business combination targets, leveraging its officers’ and directors’ and Sponsor’s relationships with leading technology company founders, executives of private and public companies, private equity firms (including HGGC, Industry Ventures and their affiliates), venture capitalists, growth equity fund managers and investment banking intermediaries. The focus of this active search was potential growth-oriented technology or technology-enabled business combinations targets, which Pathfinder’s directors and officers believed, based on their experience, could satisfy all (or a portion of) certain key criteria for a business combination target, including, among others: (a) attractive growth prospects; (b) proven, sustainable unit economies; (c) a strong and defensible market position; (d) a credible and motivated management team; (e) public-company ready infrastructure and (f) the potential for an attractive return to Pathfinder shareholders. During this search, Pathfinder, Sponsor, its affiliates and its representatives initiated contact with or were contacted by various representatives and advisors of more than 100 companies (including ServiceMax) with respect to a potential business combination. Pathfinder entered into non-disclosure agreements with 19 of these potential business combination targets, including ServiceMax, for purposes of performing due diligence and evaluating and analyzing these companies as potential business combination targets, and Pathfinder submitted non-binding term sheets to 3 of these potential business combination targets (including ServiceMax) that Pathfinder believed, based on, among other things, its preliminary due diligence and evaluation and the business experience and existing industry knowledge of its directors and officers, were suitable for a potential business combination. Pathfinder engaged in varying levels of discussions, due diligence, evaluation, analysis and negotiations with these potential business combination targets at different points in time, as well as certain other potential business combination targets with whom it entered into non-disclosure agreements with, based on, among other factors, interest from, and due diligence access granted by, such potential business combination target, Pathfinder’s beliefs as to which potential business combination targets could best satisfy Pathfinder’s key criteria for a business combination target set forth above, as well as the receptivity to, or preparedness of, such potential business combination target with respect to a potential business combination, the terms on which such potential business combination target was willing to consider a potential business combination, the potential business combination target’s position in the market in which it operates and the future growth prospects of the potential business combination target. This due diligence, evaluation and analysis involved, among other things, preliminary due diligence with respect to, and evaluating and analyzing, each target’s business.

Pathfinder ultimately determined to pursue the business combination transaction with ServiceMax and to abandon the other potential business combination opportunities that it had been further analyzing and exploring because of, among other things: (a) Pathfinder’s directors’ and officers’ belief that ServiceMax was the most attractive potential business combination due to the strength of the following factors, including, in particular, relative to other potential business combination targets, its attractive growth prospects, market position, business model, management team, public-company ready infrastructure and ability to offer attractive equity returns to Pathfinder’s shareholders; (b) the level of engagement by, and advanced negotiations and discussions with, ServiceMax, as compared to the other potential business combination targets; and (c) ServiceMax’s preparedness and willingness to devote appropriate resources to negotiating and executing definitive agreements and to consummating a business combination and becoming a public company, as compared to the other potential business combination targets. None of the discussions with the other business combination targets resulted in an executed letter of intent or term sheet.

During the course of this search process, Pathfinder regularly updated the Pathfinder Board on the status of such search process, including providing information through its confidential board portal and holding regular meetings.

Negotiations with ServiceMax

On April 13, 2021, David Chung, the Chief Executive Officer of Pathfinder and a member of the Pathfinder Board contacted Joerg Adams, Managing Director of Silver Lake, by telephone to discuss potential ideas for collaboration and opportunities for a potential business combination between Pathfinder and portfolio companies of Silver Lake. Specific terms of a potential business combination were not discussed and the parties did not resolve to take any subsequent specific steps with respect to a potential business combination, whether between Pathfinder and ServiceMax, or otherwise, however Silver Lake indicated that they were planning to run a business combination evaluation process for ServiceMax. Following this meeting Pathfinder continued to explore other potential business combination targets.

On April 21, 2021, representatives of Citigroup Global Markets Inc. (“Citi”), ServiceMax’s financial advisor, had a teleconference meeting with representatives of Pathfinder, during which ServiceMax was formally introduced to Pathfinder as a potential business combination target. At the meeting, representatives of Citi provided an overview of ServiceMax’s business and strategic prospects. At the meeting, the representatives of Pathfinder expressed interest in further exploring a potential business combination, and Citi, on behalf of ServiceMax agree to give Pathfinder access to information and management, pursuant to a non-disclosure agreement, in order to further its evaluation and analysis of a potential business combination with ServiceMax and its due diligence with respect to ServiceMax.

On April 25, 2021, ServiceMax executed a non-disclosure agreement with Pathfinder, pursuant to which Pathfinder and ServiceMax agreed to exchange confidential information for purposes of further evaluating and, as each party saw fit, negotiating, pursuing and consummating a potential business combination.

Between April 22, 2021 and April 30, 2021, representatives of Pathfinder held multiple teleconference meetings with representatives of ServiceMax and Citi to further discuss and explore a potential business combination between Pathfinder and ServiceMax and the potential terms of such potential business combination. As part of these discussions, on April 29, 2021, representatives of ServiceMax provided to representatives of Pathfinder a management presentation that included a detailed description and overview of ServiceMax’s business, operations and prospects, including certain financial information of ServiceMax, ServiceMax’s product development pipeline, and ServiceMax’s views on competitive positioning, market opportunities and strategy. Representatives of ServiceMax answered a variety of questions posed by representatives of Pathfinder based on Pathfinder’s due diligence to date.

On April 30, 2021, ServiceMax provided Pathfinder with access to a virtual data room for purposes of conducting further business and financial due diligence with respect to ServiceMax and its business.

On May 5, 2021, a regularly scheduled meeting of the Pathfinder Board was held where the Pathfinder Board discussed potential business combination targets including ServiceMax. On the same day, representatives of Citi, on behalf of ServiceMax provided Pathfinder with a form of letter of intent with respect to a potential business combination, which did not propose an equity valuation of ServiceMax at this time. Also on the same day, representatives of Pathfinder shared additional due-diligence requests with representatives of ServiceMax and/or Citi.

Between May 11, 2021 and May 18, 2021, multiple teleconference and virtual meetings were held between representatives of Pathfinder, on the one hand, and representatives of ServiceMax and/or Citi, on the other hand to discuss ServiceMax’s products, ServiceMax’s recent financial performance, growth opportunities and key partnerships, Pathfinder’s ongoing due diligence, the potential equity value, on a pre-transaction basis, to be attributed to ServiceMax in a potential business combination transaction and the cash needs of ServiceMax, including in respect of a potential secondary cash-out at the Closing of up to $60 million in favor of certain minority investors.

On May 20, 2021, Pathfinder submitted a non-binding Letter of Intent for a potential business combination valuing ServiceMax at $1,350 million, with no adjustments, on a pre-transaction equity value basis, and with, among other provisions described below, a minimum cash condition of $150 million,Pathfinder believed this valuation to be an attractive valuation for ServiceMax in light of its evaluation and analysis of ServiceMax to date.

Between May 23, 2021, and May 27, 2021, representatives of Pathfinder, on the one hand, and representatives of ServiceMax, Citi, and/or Silver Lake, on the other hand, held multiple teleconference meetings and exchanged multiple revised drafts of the non-binding Letter of Intent and came to agreement on the outstanding business issues, including, among others: (a) the pre-transaction equity value of ServiceMax (which the parties agreed would be a fixed equity value of $1.425 billion with no adjustments, rather than the $1.35 billion equity value originally proposed by Pathfinder, subject to confirmatory due diligence and appropriate representations, warranties and covenants (and related closing bring-down standards)); (b) the key closing conditions (including the amount and components of the minimum proceeds condition, which the parties agreed would be an amount of $225 million, rather than the $150 million initially proposed by Pathfinder or the $238 million initially proposed by ServiceMax); (c) the adjustment of a portion of Pathfinder Class B ordinary shares held by Sponsor to vest only upon satisfaction of certain share trigger price vesting conditions upon the closing of the Business Combination, and the number of such Class B ordinary shares to be subject to such conditions and the appropriate share trigger prices; (d) the forfeiture by Sponsor of a portion of Class B ordinary shares and/or warrants upon the closing of the Business Combination under certain conditions; (e) the post-closing Board composition governance structure of the combined company; (f) the lock-up period and related transfer restrictions attached to the shares of New SM Common Stock issued to ServiceMax Shareholders and Sponsor upon closing of the Business Combination; (g) the post-closing incentive equity plans (which the parties agreed would consist of an incentive equity plan and an employee stock purchase plan, with the respective sizes and terms to be determined by the ServiceMax board of directors (the “ServiceMax Board”) in consultation with Pathfinder, based on the advice of an independent compensation consultant to be engaged by ServiceMax); and (h) a mutual exclusivity period ending 45 days following the execution of the non-binding Letter Of Intent (subject to customary extensions). During this same time period, Pathfinder and its representatives continued to conduct business and financial due diligence with respect to ServiceMax and its business (including its potential product and service offerings and related technology), and monitor the public financing markets in connection with exploring a potential business combination. Also, during this time, Pathfinder and ServiceMax discussed that they would initially seek a potential private investment in public equity financing (the “Potential PIPE Financing”) of approximately $75 million in connection with the potential business combination transaction, which amount was subject to change and would fund, among other things, the potential secondary cash-out of up to $60 million in favor of certain minority investors and other cash needs of ServiceMax.

On May 25, 2021, the Pathfinder Board was provided with a near-final draft of the non-binding Letter of Intent, as well as additional materials and information regarding ServiceMax, including an overview of the due diligence process and findings to date, which included extensive sector specific industry due diligence by the Pathfinder team over the prior four weeks to gain a deeper understanding of ServiceMax’s business, the competitive landscape in the field service management software industry, and trends driving customer behavior in the field service management software industry, among other things. Also on May 25, 2021, ServiceMax provided Pathfinder with access to additional information in the virtual data room for purposes of conducting further business and financial due diligence with respect to ServiceMax and its business.

Also on May 25, 2021, representatives of Pathfinder held a teleconference meeting with representatives of ServiceMax, Silver Lake and Citi, during which the representatives of ServiceMax informed the representatives of Pathfinder that ServiceMax was intending to enter into a definitive agreement to acquire all of the outstanding equity interests in Liquid Fire Intermediate Holdings, LLC (“LiquidFrameworks”), a company that is controlled and majority owned by Luminate Capital, which acquisition would close upon the earlier of (a) the closing of the Business Combination and (b) November 1, 2021. This new information was factored into Pathfinder’s analysis in determining the business combination valuation reflected in the agreed Letter of Intent.

On May 27, 2021, after negotiations between representatives and advisors of the parties to finalize terms, Pathfinder and ServiceMax agreed on, and executed, a Letter of Intent, including a non-binding term sheet, which provided for, among other things, an agreed valuation of ServiceMax based on an implied pre-transaction equity value of $1.425 billion with no adjustments for cash or debt and a binding exclusivity period that, subject to certain customary exceptions, ended on the later of (a) 5:00 p.m. Eastern Time on July 10, 2021 and (b) such later time as may be agreed, which exclusivity period was agreed in light of the attractive terms being offered by Pathfinder, concerns about actionability of the other business combination targets being considered by Pathfinder and concerns that ServiceMax would negotiate with other counterparties.

On May 27, 2021, following the execution of the Letter of Intent, representatives of Pathfinder, ServiceMax, Silver Lake and Citi held a teleconference meeting during which the parties discussed key transaction work streams, including the process and presentation materials for the Potential PIPE Financing, due diligence and overall the timeline for the transaction. Between June 1, 2021 and June 14, 2021, representatives and advisors of Pathfinder, ServiceMax, and Silver Lake exchanged numerous revised drafts of, and held various calls and meetings to discuss, the presentation materials for the Potential PIPE Financing and outstanding information requests related thereto.

Between the date of the teleconference meeting on May 27, 2021 and July 9, 2021, representatives of ServiceMax, Silver Lake, and Pathfinder held teleconference meetings and virtual meetings on a regular basis for the purposes of conducting and completing due diligence on ServiceMax, including, among other things, confirmatory business and financial due diligence, and, over the same period of time, Pathfinder’s legal, tax, and other advisors conducted legal, accounting, tax and insurance due diligence and discussed with Pathfinder the contemplated business combination transaction.

Also between May 28, 2021 and July 15, 2021, multiple teleconference meetings were held between representatives of ServiceMax, Silver Lake and Pathfinder and between Kirkland & Ellis LLP (“K&E”), counsel to Pathfinder, and Ropes & Gray LLP (“R&G”), counsel to ServiceMax, to discuss the key legal work streams, the process and timeline related to those work streams, the structuring of the Business Combination and issues related thereto. The parties additionally discussed the process of finalizing the PCAOB financials and workstreams related to the Potential PIPE Financing and Stronghold Private Placement.

Between June 1, 2021 and July 9, 2021, representatives of Pathfinder conducted further confirmatory due diligence with respect to ServiceMax and its business, operations, assets and prospects and, over the same period of time, Pathfinder’s legal, tax, accounting, insurance and other third-party advisors conducted due diligence with respect to ServiceMax and its business, operations and assets, in each case, based on information available in the virtual data room (which included the ServiceMax Forecasts (as defined below)), written responses from the management team of ServiceMax and customary due diligence calls with the ServiceMax management team and its advisors. Each of K&E, Marsh, Inc., insurance advisor to Pathfinder and PricewaterhouseCoopers LLP, tax and accounting advisor to Pathfinder, provided Pathfinder with a due diligence report summarizing its key findings with respect to its due diligence review of ServiceMax.

On June 6, 2021, a meeting of the Pathfinder Board was held with representatives of Pathfinder,K&E and Walkers (Cayman) LLP (“Walkers”), Cayman counsel to Pathfinder, present. Representatives of Pathfinder provided the Pathfinder Board with an update with respect to the potential business combination with ServiceMax, including, among other things, the final terms of the Letter of Intent, the expected process and timing for the potential transaction and Pathfinder’s and its representatives due diligence and evaluation of ServiceMax to date. Representatives of K&E and Walkers also provided the Pathfinder Board with an overview regarding certain legal considerations related to a potential business combination, including directors’ fiduciary duties in connection therewith. Members of the Pathfinder Board disclosed and discussed potential conflicts of interest with respect to the proposed Business

Combination including that Lindsay Sharma and Hans Swildens, each member of the Pathfinder Board are principals of Industry Ventures, which has a small, indirect, passive interest in LiquidFrameworks. Ms. Sharma and Mr. Swildens left the meeting and an executive session of the Pathfinder Board was held, allowing the remaining members of the Pathfinder Board to discuss and ask questions regarding the LiquidFrameworks acquisition by ServiceMax and the proposed business combination transaction with ServiceMax generally.

On June 8, 2021, representatives of Pathfinder, ServiceMax, and Silver Lake held teleconference meetings with Citi, Deutsche Bank Securities Inc., William Blair & Company, L.L.C., Stifel, Nicolaus & Company, Incorporated and RBC Capital Markets, LLC, placement agents in connection with the Potential PIPE Financing (collectively, the “Placement Agents”) to discuss the timeline for the Potential PIPE Financing and potential investors to target. On June 14, 2021, Pathfinder executed an engagement letter with the Placement Agents, formally engaging the Placement Agents as placement agents in connection with the Potential PIPE Financing,.

On June 15, 2021, a meeting of the Pathfinder Board was held with representatives of Pathfinder,K&E and Walkers present. Representatives of Pathfinder provided the Pathfinder Board with a detailed update with respect to the potential business combination with ServiceMax and the process and timeline thereof, which included, among other things an update on the Potential PIPE Financing. Representatives of K&E and Walkers also provided the Pathfinder Board with an overview regarding certain legal considerations related to a potential business combination, including directors’ fiduciary duties in connection therewith. In order to provide the independent members of the Pathfinder Board with an opportunity to further discuss the potential business combination transaction, Ms. Sharma and Mr. Swildens left the meeting and an executive session of the Pathfinder Board was held, and the remaining members of the Pathfinder Board discussed and asked questions regarding the potential business combination transaction and the LiquidFrameworks acquisition, including the status and ongoing due diligence in respect thereof.

Between June 17, 2021 and July 12, 2021 Pathfinder and ServiceMax held various management presentations and discussions with various potential investors regarding participation in the Potential PIPE Financing and due diligence related matters. Beginning in mid-June 2021, representatives of the Placement Agents held conversations with prospective investors with respect to the Potential PIPE Financing to review ServiceMax’s business and address questions from potential investors.

On July 1, 2021, on behalf of ServiceMax, R&G distributed the first draft of the Business Combination Agreement to K&E, which contemplated that the Business Combination would be effectuated via a merger of Pathfinder with and into a subsidiary of ServiceMax and whereby holders of Pathfinder ordinary shares would receive, in the merger, comparable securities in ServiceMax.

Between July 1, 2021 and July 15, 2021, K&E, on the one hand, and R&G, on the other hand, exchanged numerous revised drafts of the Business Combination Agreement. Certain key ServiceMax shareholders also reviewed and provided feedback on drafts of the Business Combination Agreement and the related ancillary documents. Over the same period of time, K&E and R&G and other representatives and advisors for Pathfinder and ServiceMax held numerous conference calls regarding certain terms and conditions of the Business Combination Agreement, including, among other things: (a) a covenant of the parties in the Business Combination Agreement to, upon written request by either party, to effectuate an amendment to the Business Combination Agreement to provide that the Business Combination occur by way of an acquisition of all of the equity securities of ServiceMax by Pathfinder; (b) timing, delivery and mechanics of transaction support agreements and a written consent of the stockholders of ServiceMax approving the Business Combination; (c) the standard for the “bring-down” at the closing for certain representations and warranties; (d) the ability of the Company or Pathfinder to terminate the agreement in certain circumstances, including the ability of either party to terminate if certain of its related parties were in breach of their covenants or obligations under certain ancillary documents and the ability of Pathfinder to change its recommendation if required for the Pathfinder Board to comply with its fiduciary duties; (e) the key closing conditions (including the amount and components of the minimum proceeds condition, which the parties agreed would be a one-way condition in favor of ServiceMax, and a maximum Class A ordinary share redemption condition, which the parties agreed would be a mutual two-way condition); (f) the governance structure of ServiceMax following the closing of the Business Combination, including the ability of each of Sponsor and Silver Lake to designate a director on the post-closing board of directors of ServiceMax; and (g) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and the related ancillary documents. For further information related to the final resolution of items (a) through (g), please see the section entitled “Business Combination Proposal—The Business Combination Agreement.”

On July 3, 2021, representatives of K&E distributed to representatives of R&G the first draft form of a Sponsor Letter Agreement, pursuant to which Sponsor and each of the Pathfinder Insiders agreed to, among other things, (a) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the governing documents of Pathfinder or any other anti-dilution or similar protection with respect to the Class B ordinary shares, (c) pursuant to the terms of the non-binding Letter of Intent, subjecting 50% of the Pathfinder Class B Shares held by Sponsor to (i) forfeiture, in an amount tied to (A) the ratio of Pathfinder Class A Shares which exercised their right of redemption and (B) the amount which the unpaid liabilities of Pathfinder exceeded $30,000,000 and (ii) vesting based on the price per share of Pathfinder ordinary shares exceeding certain price targets for 20 out of 30 trading days within five years of the closing of the Business Combination and (d) be bound by certain transfer restrictions with respect to his, her or its shares in Pathfinder prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. During this time and in connection with these negotiations, multiple drafts of the Sponsor Letter Agreement were exchanged prior to its execution on July 15, 2021, concurrently with the execution of the Business Combination Agreement.

Between July 3, 2021 and July 15, 2021, in connection with these negotiations, K&E and R&G exchanged multiple drafts of the Company Transaction Support Agreement, the Company Shareholder Transaction Support Agreement, the Registration and Shareholder Rights Agreement and the Sponsor Letter Agreement, each of which was executed on July 15, 2021, concurrently with the execution of the Business Combination Agreement. For further information related to these agreements, please see the section entitled “—Related Agreements”.

On July 6, 2021, a meeting of the Pathfinder Board was held with representatives Pathfinder, K&E and Walkers, present. Representatives of Pathfinder provided the Pathfinder Board with a detailed update with respect to the potential business combination with ServiceMax, an update on the Potential PIPE Financing, an update on the proposed structuring of the business combination a detailed summary of the findings of the due diligence that had been performed to date. Representatives of K&E and Walkers also provided the Pathfinder Board with an updated overview and reminder regarding certain legal considerations related to a potential business combination, including directors’ fiduciary duties in connection therewith. In order to provide the independent members of the Pathfinder Board with an opportunity to further discuss the potential business combination transaction, Ms. Sharma and Mr. Swildens left the meeting and an executive session of the Pathfinder Board was held, and the remaining members of the were given an opportunity to ask further questions regarding the potential business combination and the due diligence process.

On July 12, 2021, representatives of Pathfinder, ServiceMax, Silver Lake and the Placement Agents had a teleconference meeting to discuss the Potential PIPE Financing. Minority investors previously contemplating an up to $60 million secondary cash-out decided not to sell as part of the transaction. The parties discussed whether to proceed with the Potential PIPE Financing or any portion thereof given the reduced use of cash. The parties additionally discussed the value of completing, as an alternative, the targeted Stronghold Private Placement with certain strategic parties. The parties agreed that, in light of the elimination of the secondary cash-out, there was no longer a need for the Potential PIPE Financing and that they should move forward with the Stronghold Private Placement with certain strategic parties.

On July 12, 2021, representatives of R&G distributed to representatives of K&E the first draft form of the Registration and Shareholder Rights Agreement based on the terms of the non-binding term sheet, as updated by subsequent discussions, pursuant to which, among other things, the parties would agree to register for resale, pursuant to Rule 415 under the Securities Act, certain equity securities of ServiceMax that are held by the parties thereto from time to time, the terms of which the parties continued to negotiate over the course of the following weeks.

On July 12, 2021, the ServiceMax board of directors met via videoconference, with all board members present, to consider and discuss the proposed transaction with Pathfinder. Also present were representatives of Citi, R&G, and Silver Lake. Following a thorough review and discussion, the Business Combination Agreement and related ancillary agreements were unanimously approved by all ServiceMax board members and the ServiceMax board of directors determined to recommend the approval of the Business Combination Agreement to ServiceMax’s shareholders.

On July 14, 2021, a meeting of the Pathfinder Board was held with representatives of K&E, Walkers and Pathfinder in attendance. At the meeting, the Pathfinder Board was provided with an overview of the proposed Business Combination (including the potential benefits and the risks related thereto), the key terms of the Business Combination Agreement (including the covenant in respect of the Alternative Transaction Structure allowing either party to request that the structure be “flipped” prior to the initial filing of the registration statement related to the Transaction such that, among other things, instead of a merger of Pathfinder into a subsidiary of ServiceMax, the closing steps would include a domestication of Pathfinder as a Delaware corporation and the merger of ServiceMax with a newly formed subsidiary of Pathfinder as a result of which ServiceMax would become a wholly-owned subsidiary of New SM and the potential benefits associated with such a structure) and related ancillary documents and the due diligence process and findings with respect to ServiceMax. In addition, representatives of K&E noted that while draft transaction documents were substantially final, it was likely that the parties would not be positioned to execute definitive transaction documents with respect to the Transaction prior to the opening of trading on Nasdaq the following morning and (ii) in order to avoid either signing during a trading day or allowing for a full trading day between approval and execution of the definitive transaction documents with respect to the Transaction and to provide the Board an opportunity to review the final draft Transaction documents, it was contemplated that K&E would, at this meeting of the Board, provide an overview of the proposed authorizing resolutions and the Board would, if it saw fit, make a determination as to whether approval and adoption was advisable at such time, or whether, subject to further consideration the Board would determine the Transaction approved and advisable via written resolution following the next trading day. In addition, members of the Pathfinder Board disclosed and acknowledged any conflicts of interests of the members of the Pathfinder Board with respect to the proposed Business Combination, including the indirect interest of Ms. Sharma and Mr. Swildens in the LiquidFrameworks acquisition by virtue of being principals of Industry Ventures. Based on the factors cited in “—Reasons for the Business Combination”, the Pathfinder Board considered resolutions and determined that they would, if they determined such action was advisable, following the close of trading hours on the Nasdaq, execute a written resolution of the Pathfinder Board to adopt and approve the proposed resolution distributed to the Board in advance of the meeting based upon and subject to the Pathfinder Board’s review of such definitive documents, with such resolutions, among others, (a) determining that it is fair to and in the best interests of Pathfinder and its shareholders to authorize and approve the execution and delivery of the Business Combination Agreement and the ancillary documents thereto and the transactions contemplated by each of the Business Combination Agreement and the ancillary documents thereto, (b) authorizing and approving the Business Combination Agreement and ancillary documents thereto and authorizing Pathfinder’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto, including the Business Combination, the mergers contemplated thereby and the Stronghold Private Placement and (c) recommending that the Pathfinder shareholders vote in favor of proposals required for the consummation of the transactions contemplated by the Business Combination Agreement. The Pathfinder Board did not obtain a third-party valuation or fairness opinion in connection with its resolution to approve the Business Combination but determined that Pathfinder’s management, the members of the Pathfinder Board and the other representatives of Pathfinder had substantial experience in evaluating the operating and financial and business merits of companies similar to ServiceMax,reviewed certain financial and business information of ServiceMax and compared it to certain publicly traded companies, selected based on the experience and the professional judgement of Pathfinder’s management, and concluded that the experience and background of Pathfinder’s management, the members of the Pathfinder Board and the other representatives and advisors of Pathfinder enabled the Pathfinder Board to make the necessary analyses and determinations regarding the Business Combination and the other matters for approval.

On July 15, 2021, following review of the forms of the final Business Combination Agreement, the Company Transaction Support Agreement, the Company Shareholder Transaction Support Agreement, the Registration and Shareholder Rights Agreement, the Sponsor Letter Agreement and the Subscription Agreements, the members of the Pathfinder Board each executed a written resolution pursuant to which they approved the final forms of the final Business Combination Agreement, the Company Transaction Support Agreement, the Company Shareholder Transaction Support Agreement, the Registration and Shareholder Rights Agreement, the Sponsor Letter Agreement and the Subscription Agreements.

On July 15, 2021, the parties entered into the Business Combination Agreement, the Company Transaction Support Agreement, the Company Shareholder Transaction Support Agreement, the Registration and Shareholder Rights Agreement and the Sponsor Letter Agreement, and the Stronghold Private Placement Investors executed and delivered the Subscription Agreements, which provided for binding subscriptions to purchase an aggregate of 1,037,500 shares of New SM Common Stock at $10.00 per share.

On July 15, 2021, Pathfinder and ServiceMax issued a joint press release announcing the execution and delivery of the Business Combination Agreement, and Pathfinder filed a Current Report on Form 8-K, which filed as an exhibit (a) a joint press release, dated July 15, 2021, (b) an investor presentation providing information on ServiceMax and a summary of certain key terms of the Business Combination and (c) a transcript of an investor conference call.

On July 19, 2021, Pathfinder and ServiceMax filed a Current Report on Form 8-K, which filed as an exhibit, among other things, (a) the Business Combination Agreement, (b) the Sponsor Letter Agreement, (c) the Shareholder and Registration Rights Agreement, (d) the form of Company Transaction Support Agreement, (e) the form of Company Shareholder Transaction Support Agreement and (f) the form of Subscription Agreement.

Between July 21, 2021 and August 10, 2021, multiple teleconference meetings were held between representatives of ServiceMax and Pathfinder and between K&E and R&G to discuss the effectuation of the Business Combination by way of the Alternative Transaction Structure, and drafts of amended and restated versions of the Business Combination Agreement, the Company Transaction Support Agreement, the Company Shareholder Transaction Support Agreement, the Registration and Shareholder Rights Agreement, the Sponsor Letter Agreement and the form of Subscription Agreement giving effect to the Alternative Transaction Structure were exchanged between K&E and R&G.

On August 6, 2021, a meeting of the Pathfinder Board was held with representatives of K&E, Walkers, Pathfinder and Sponsor in attendance. At the meeting, the Pathfinder Board was provided with an overview of the Alternative Transaction Structure (including the potential benefits and the risks related thereto), the key terms of the final amended and restated Business Combination Agreement, the Company Transaction Support Agreement, the Company Shareholder Transaction Support Agreement, the Registration and Shareholder Rights Agreement, the Sponsor Letter Agreement and the Subscription Agreements. In addition, representatives of K&E noted that while draft transaction documents were substantially final, in order to provide the Board an opportunity to review the final draft Transaction documents, it was contemplated that K&E would, at this meeting of the Board, provide an overview of the proposed authorizing resolutions and the Board would, if it saw fit, make a determination as to whether approval and adoption was advisable at such time, or whether, subject to further consideration the Board would determine the Alternative Structure approved and advisable via written resolution. Based on a review and reaffirmation of the factors cited in “—Reasons for the Business Combination”, the Pathfinder Board considered resolutions and determined that they would, if they determined such action was advisable, following the finalization of the definitive transaction documents, execute a written resolution of the Pathfinder Board to adopt and approve the proposed resolutions distributed to the Board in advance of the meeting based upon and subject to the Pathfinder Board’s review of such definitive documents, with such resolutions, among others (a) determining that it is fair to and in the best interests of Pathfinder and its shareholders to authorize and approve the execution and delivery of the amended and restated final Business Combination Agreement, Company Transaction Support Agreement, Company Shareholder Transaction Support Agreement, Registration and Shareholder Rights Agreement, Sponsor Letter Agreement and Subscription Agreements and the transactions contemplated by each of the amended and restated Business Combination Agreement, Company Transaction Support Agreement, Company Shareholder Transaction Support Agreement, Registration and Shareholder Rights Agreement, Sponsor Letter Agreement and Subscription Agreements (b) authorizing and approving the amended and restated Business Combination Agreement, Company Transaction Support Agreement, Company Shareholder Transaction Support Agreement, Registration and Shareholder Rights Agreement, Sponsor Letter Agreement and Subscription Agreements and authorizing Pathfinder’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the same, including the Business Combination, the Domestication, the Merger and the Stronghold Private Placement and (c) recommending that the Pathfinder shareholders vote in favor of proposals required for the consummation of the transactions contemplated by the amended and restated Business Combination Agreement.

On August 11, 2021, the parties entered into the amended and restated versions of the Business Combination Agreement, the Company Transaction Support Agreement, the Company Shareholder Transaction Support Agreement, the Registration and Shareholder Rights Agreement and the Sponsor Letter Agreement, and the Stronghold Private Placement Investors executed and delivered the amended and restated version of the Subscription Agreements, which provided for binding subscriptions to purchase an aggregate of 10,375,000 shares of New SM Common Stock at $10.00 per share.

On August 12, 2021, Pathfinder filed a Current Report on Form 8-K, which filed as an exhibit (a) the amended and restated Business Combination Agreement, (b) the amended and restated Sponsor Letter Agreement, (c) the amended and restated Shareholder and Registration Rights Agreement, (d) the form of amended and restated Company Transaction Support Agreement, (e) the form of amended and restated Company Shareholder Transaction Support Agreement and (f) the form of amended and restated Subscription Agreement.

The Pathfinder Board’s Reasons for the Business Combination

The Pathfinder Board, in evaluating the transaction with ServiceMax, consulted with its legal counsel, financial and accounting advisors and other advisors. In reaching its resolution (i) that the terms and conditions of the amended and restated final Business Combination Agreement, Company Transaction Support Agreement, Company Shareholder Transaction Support Agreement, Registration and Shareholder Rights Agreement, Sponsor Letter Agreement and Subscription Agreements and the transactions contemplated by each of the amended and restated Business Combination Agreement, Company Transaction Support Agreement, Company Shareholder Transaction Support Agreement, Registration and Shareholder Rights Agreement, Sponsor Letter Agreement and Subscription Agreements, including the Business Combination, the Domestication, the Merger and the Stronghold Private Placement, are advisable, fair to and in the best interests of Pathfinder and its shareholders and (ii) to recommend that the shareholders adopt the amended and restated Business Combination Agreement and approve the Business Combination, the Domestication and the Merger and other transactions contemplated by the amended and restated Business Combination Agreement, the Pathfinder Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Pathfinder Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Pathfinder Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Pathfinder’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The members of the Pathfinder Board are well qualified to evaluate the transaction with ServiceMax. They have extensive transactional experience, particularly in the technology and software industries.

A.    Meets the acquisition criteria that Pathfinder had established to evaluate prospective business combination targets.    The Pathfinder Board determined that ServiceMax satisfies a number of the criteria and guidelines that Pathfinder established at its initial public offering, including its attractive growth prospects, its proven, sustainable unit economics, a strong and defensible market position, its experienced management team and its public-company ready financial controls and infrastructure.

B.     Exposure to an attractive market.    The Pathfinder Board believes that field service management software is a large, attractive and underserved growth market with increasing secular tailwinds that it expects to drive greater adoption of sophisticated field service management solutions offered by companies like ServiceMax.

C.    Market positioning.    The Pathfinder Board believes that ServiceMax is one of the ‘best of breed’ players in the asset-centric field service management market in which it operates and a pure-play way to invest in the growth of the field service management software sector.

D.    Attractive financial profile. The Pathfinder Board believes that ServiceMax has an attractive recurring enterprise SaaS business model with strong retention, high subscription gross margins and attractive unit economics.

E.     Potential for accelerating organic growth. The Pathfinder Board believes that ServiceMax is an attractive growth acceleration opportunity driven by the secular growth of field service management market, post-COVID macro recovery in ServiceMax’s customer base, internal improvements by management to align ServiceMax for success, and new strategic partnerships that are believed to provide greater distribution leverage for the Company.

F.    Experienced management team with strong sponsorship. The Pathfinder Board believes that ServiceMax has a very strong management team, supported by experienced existing investors in Silver Lake, Salesforce Ventures and GE, that is positioned to successfully lead New SM after the Business Combination.

G.    Established strategic partnerships. ServiceMax has established strategic partnerships that position it well for extending its distribution capabilities, including the recent Salesforce partnership collectively with the Asset 360 product launch.

H.     Results of due diligence. The Pathfinder Board considered the scope of the due diligence investigations conducted by Pathfinder management and its advisors and evaluated the results thereof and information available to it related to ServiceMax, including projected financial information. See “—Certain Company Projected Financial Information.”

I.    Financial analysis conducted by Pathfinder’s management team and valuation. The financial analysis conducted by Pathfinder’s management team and reviewed by the Pathfinder Board supported the equity valuation of ServiceMax. See “—Summary of Pathfinder Financial Analysis.”

J.    Other alternatives. The Pathfinder Board’s belief that, after a thorough review of other business combination opportunities reasonably available to Pathfinder, that the Business Combination represents the best potential business combination for Pathfinder and the most attractive opportunity for Pathfinder’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential business combination targets, and the Pathfinder Board’s belief that such process has not presented a better alternative.

K.    Negotiated transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions were the product of arm’s length negotiations between Pathfinder and ServiceMax.

The Pathfinder Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

A.	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

B.    Liquidation of Pathfinder. The risks and costs to Pathfinder if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Pathfinder being unable to effect a business combination by February 19, 2023 and force Pathfinder to liquidate.

C.    Redemption risk. The potential that a significant number of Pathfinder shareholders elect to redeem their shares prior to the consummation of the Business Combination, which could result in a failure to satisfy conditions to closing set forth in the Business Combination Agreement and which would reduce the gross proceeds to New SM from the Business Combination, which could hinder New SM’s ability to continue its development.

D.    Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Pathfinder from soliciting other business combination proposals, which restricts Pathfinder’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

E.    Shareholder vote. The risk that Pathfinder’s shareholders may fail to provide the votes necessary to effect the Business Combination.

F.    Future financial performance. The risk that the future financial performance of New SM may not meet the Pathfinder Board’s expectations due to factors in New SM’s control or out of its control, including economic cycles or other macroeconomic factors.

G.    Risk that the LiquidFrameworks acquisition may not be completed. The risk that the acquisition of LiquidFrameworks may not be consummated in a timely manner or at all due to, among other things, the failure to satisfy a condition to closing set forth in the transaction agreement for the acquisition of LiquidFrameworks.

H.    Post-Business Combination corporate governance; terms of the Registration and Shareholder Rights Agreement. The Pathfinder Board considered the corporate governance provisions of the Business Combination Agreement, the Registration and Shareholder’s Rights Agreement and the material provisions of the Proposed Governing Documents. See the sections entitled “Advisory Governing Documents Proposals” and “—Related Agreements—Registration and Shareholder Rights Agreement” for detailed discussions of the terms and conditions of these documents.

I.    Limitations of review. The Pathfinder Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the consideration to be received by the ServiceMax Shareholders is fair to Pathfinder or its shareholders from a financial point of view. Accordingly, the Pathfinder Board considered the possibility that Pathfinder may not have properly valued ServiceMax.

J.    Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Pathfinder’s control, including approval by Pathfinder shareholders and approval by Nasdaq of the initial listing application in connection with the Business Combination.

K.    Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

L.    Fees and expenses. The fees and expenses associated with completing the Business Combination.

M.    Other risks. Various other risks associated with the Business Combination, the business of Pathfinder and the business of ServiceMax described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Pathfinder Board also considered that certain of the officers and directors of Pathfinder may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Pathfinder’s shareholders. Pathfinder’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Pathfinder Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The Pathfinder Board concluded that the potential benefits that it expected Pathfinder and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Pathfinder Board determined that the Business Combination Agreement, the Business Combination and the Merger, were advisable, fair to, and in the best interests of, Pathfinder and its shareholders.

Certain Company Projected Financial Information

ServiceMax does not as a matter of course make public projections as to future sales, earnings, or other results. However, management of ServiceMax has prepared the prospective financial information set forth below to present to Pathfinder for use as a component in its overall evaluation of ServiceMax and are included in this proxy statement/prospectus for that reason. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither ServiceMax’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The projections reflect numerous qualitative estimates and assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond ServiceMax’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The projections are not predictive of ServiceMax’s actual future results and should not be construed as financial guidance for any future period.

The financial projections for, Subscription Revenue, Adjusted Subscription Gross Profit, Revenue, Adjusted Gross Profit, Adjusted EBITDA, and Adjusted Free Cash Flow are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond ServiceMax’s control. The financial projections were developed based on a combination of forecasted market growth, historical growth rates and projected business requirements to support continued growth. While all projections are necessarily speculative, ServiceMax believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that ServiceMax or its representatives considered or currently consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.

While ServiceMax prepared the ServiceMax Forecasts for ServiceMax’s internal use and not for use by the Pathfinder Board, the projections were requested by, and disclosed to, the Pathfinder Board for use as a component of the Pathfinder Board’s overall evaluation of ServiceMax and are included in this proxy statement/prospectus because they were provided to the Pathfinder Board for its evaluation of the Business Combination. ServiceMax has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including the Pathfinder Board. Neither the management of ServiceMax nor any of its representatives, advisors or affiliates has made or makes any representation to any person regarding the ultimate performance of ServiceMax compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. ServiceMax will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The table below includes a summary of the projected financial information which ServiceMax management provided in the online data room to Pathfinder as part of Pathfinder’s due diligence (in millions of dollars).

	Fiscal Year Ending January 31,
($ in millions)	2022E	2023E	2024E
Subscription Revenue	$112	$136	$168
Adjusted Subscription Gross Profit(1)	$85	$107	$134
Revenue	$130	$155	$188
Adjusted Gross Profit(1)	$85	$107	$134
Adjusted EBITDA(1)	$(21)	$(6)	$13
Adjusted Free Cash Flow(1)	$(18)	$1	$21

(1)

The amounts are non-GAAP financial measures, which exclude depreciation and amortization, stock-based compensation, and purchase accounting adjustments related to acquired deferred commissions. These amounts shown do not reflect adjustments to give effect to ServiceMax’s acquisition of LiquidFrameworks.

Adjusted Subscription Gross Profit, Adjusted Gross Profit, Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization), and Adjusted Free Cash Flow are each non-GAAP financial measures. The reconciliation of each of these non-GAAP financial measures to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability and complexity with respect to the charges excluded from these non-GAAP measures.

Management uses non-GAAP financial measures to compare ServiceMax’s performance relative to forecasts and strategic plans and to benchmark ServiceMax’s performance. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of ServiceMax’s operating results as reported under GAAP. ServiceMax is unable to present a quantitative reconciliation of forward-looking non-GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Among other examples, ServiceMax cannot reliably predict future stock-based compensation charges or other charges whose determination is dependent on facts and circumstances applicable at the time such charges are determined.

Summary of Pathfinder Financial Analysis

The following is a summary of the material financial analyses prepared for and reviewed by the Pathfinder Board in connection with the valuation of ServiceMax. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by Pathfinder nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the Pathfinder Board.

In connection with approving the Business Combination Agreement, Pathfinder’s Board reviewed certain financial information of identified publicly traded companies that the Pathfinder Board deemed to be comparable to ServiceMax to assess the value that the public markets would likely ascribe to ServiceMax following a business combination with Pathfinder. The Pathfinder Board used this supplemental financial information, which was current as of July 2021, for purposes of confirming the $1,425 million ServiceMax pre-transaction equity valuation that was agreed on July 15, 2021. The comparable companies were selected due to their (a) pure SaaS business models, with sticky and highly visible revenue, (b) similar revenue growth rates, and (c) comparable net dollar retention. Further, the comparable companies include select businesses that are similarly built on Salesforce’s platform (nCino, Inc. and Veeva Systems, Inc.) as well as functional software peers similarly addressing large, underpenetrated end markets at the intersection of IT and OT (Procore Technologies Inc. and C3.ai Inc.)

An analysis of selected publicly traded companies is not purely quantitative; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the values of the companies reviewed. Pathfinder management and the Pathfinder Board believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Pathfinder also made qualitative judgments, based on the experience and professional judgment of its management team, concerning differences between the operational, business and/or financial characteristics of ServiceMax and the selected companies to provide a context in which to consider the results of the quantitative analysis.

In performing its analysis, Pathfinder’s management team made assumptions with respect to, among other things, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of Pathfinder, ServiceMax or any other parties to the Business Combination. None of ServiceMax, Pathfinder, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in this analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analysis relating to the value of ServiceMax do not purport to be appraisals or reflect the prices at which New SM’s securities may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the below analysis are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.

Comparable Company Analysis

In July 2021, the Pathfinder Board reviewed the following financial and operating data for comparable publicly traded companies as well as the ServiceMax Forecasts for purposes of confirming the $1,425 million pre-transaction equity valuation previously agreed to by the parties and reflected in the Business Combination Agreement. None of the selected companies has characteristics identical to ServiceMax. Pathfinder reviewed the expected calendar year 2022 revenue growth, expected calendar year 2022 EBITDA Margin, Firm Value (“FV”) as a multiple of expected calendar year 2022 revenue and FV as a multiple of expected growth adjusted calendar year 2022 revenue of each of the comparable companies, which Pathfinder management deemed relevant based on its professional judgment and expertise, and compared the same to the expected fiscal year 2023 (which ends in January) revenue growth, expected fiscal year 2023 EBITDA Margin, FV as a multiple of expected fiscal year 2023 revenue and FV as a multiple of expected growth adjusted fiscal year 2023 revenue projections of ServiceMax, in each case, determined in accordance with the valuation analysis described above. The expected fiscal year 2023 revenue growth, expected fiscal year 2023 EBITDA Margin, FV as a multiple of expected fiscal year 2023 revenue and FV as a multiple of expected growth adjusted fiscal year 2023 revenue projections of ServiceMax were provided to Pathfinder by ServiceMax and were used by Pathfinder to compare ServiceMax with the comparable companies.

As of 7/13/2021 (in millions)	Revenue Growth	EBITDA Margin	FV / Revenue	FV / Revenue / Revenue Growth
Company Name	CY2022E	CY2022E	CY2022E	CY2022E
ServiceMax (1)	20%	-4%	9.2x	0.5x
RingCentral, Inc. Class A	24%	14%	14.7x	0.6x
HubSpot, Inc.	26%	13%	17.9x	0.7x
Zendesk, Inc.	25%	12%	10.7x	0.4x
C3.ai, Inc. Class A	34%	-32%	21.5x	0.6x
Procore Technologies Inc	23%	-5%	21.5x	0.9x
nCino, Inc.	23%	-2%	19.1x	0.8x
Veeva Systems Inc Class A	19%	40%	23.6x	1.2x
Five9, Inc.	18%	19%	20.7x	1.2x
Anaplan, Inc.	25%	0%	12.1x	0.5x
BlackLine, Inc.	21%	13%	14.5x	0.7x
AppFolio Inc Class A	19%	16%	11.1x	0.6x
Median	23%	13%	17.9x	0.7x

Source (excluding the ServiceMax Forecasts): Company Filings, Equity Research, FactSet Analyst Consensus Estimates based on market data as of July 13, 2021.

(1)ServiceMax metrics reflect fiscal year ending January 31, 2023. ServiceMax metrics are standalone and reflect non-GAAP adjusted metrics. Projections are not pro forma for acquisition of LiquidFrameworks.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by Pathfinder have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of ServiceMax generally used to approve the transaction, the Pathfinder Board determined that this requirement was met. The Pathfinder Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Pathfinder and its shareholders and appropriately reflected ServiceMax’s value. In reaching this determination, the Pathfinder Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as ServiceMax’s potential for future growth in revenue and profits. The Pathfinder Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of ServiceMax met this requirement.

INTERESTS OF PATHFINDER’S DIRECTORS AND EXECUTIVE OFFICERS IN THE BUSINESS COMBINATION

When you consider the recommendation of the Pathfinder Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Pathfinder’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Pathfinder shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that our Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that Sponsor paid an aggregate of $25,000 for the 8,125,000 Class B ordinary shares currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that Sponsor paid $8,500,000 for its private placement warrants, and those warrants would be worthless if a business combination is not consummated by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that Sponsor, the other Initial Shareholders and Pathfinder’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Pathfinder fails to complete an initial business combination by February 19, 2023;

•	the fact that the Registration and Shareholder Rights Agreement has been entered into by Sponsor;

•	the right of the Sponsor and Pathfinder’s independent directors to hold New SM Common Stock following the Business Combination, subject to certain lock-up periods in the case of the Sponsor;

•

the continued indemnification of Pathfinder’s directors and officers and the continuation of Pathfinder’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•	the fact that Sponsor and Pathfinder’s officers and directors will lose their entire investment in Pathfinder if an initial business combination is not consummated by February 19, 2023;

•

the fact that if the trust account is liquidated, including in the event Pathfinder is unable to complete an initial business combination by February 19, 2023, Sponsor has agreed to indemnify Pathfinder to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Pathfinder has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pathfinder, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•	the fact that Pathfinder may be entitled to distribute or pay over funds held by Pathfinder outside the trust account to Sponsor or any of its affiliates prior to the Closing;

•

the fact that ServiceMax has entered into a definitive agreement to acquire LiquidFrameworks and that certain of Pathfinder’s directors are principals of Industry Ventures, which has a small indirect, passive interest in LiquidFrameworks; and

•

the fact that Sponsor may lend funds to Pathfinder pursuant to the Working Capital Loans, including funds under the Working Capital Note, and such funds become due and payable on the earlier of February 19, 2023 and the date on which the Business Combination is consummated.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to their Class A ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in this proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. Our Initial Shareholders, ServiceMax, and/or their directors, officers, advisors or respective affiliates may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares. The above described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, Advisory Governing Documents Proposals, each of the, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of a majority of at least a two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New SM’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Stronghold Private Placement. Our Initial Shareholders, ServiceMax and/or their directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

EXPECTED ACCOUNTING TREATMENT OF THE BUSINESS COMBINATION

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Pathfinder is treated as the “acquired” company for accounting purposes. This determination was primarily based on existing ServiceMax Shareholders comprising a relative majority of the voting power of the combined company, ServiceMax’s operations prior to the acquisition comprising the only ongoing operations of New SM, and ServiceMax’s senior management comprising a majority of the senior management of New SM. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of ServiceMax. ServiceMax will be deemed the accounting predecessor and New SM will be the successor SEC registrant, which means that ServiceMax’s financial statements for previous periods will be disclosed in New SM’s future periodic reports filed with the SEC. The consolidated assets, liabilities and results of operations of ServiceMax will become the historical financial statements of New SM, and Pathfinder’s assets, liabilities and results of operations will be consolidated with ServiceMax beginning on the acquisition date.

REGULATORY MATTERS

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Pathfinder and ServiceMax will file the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination to the extent available.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New SM’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Pathfinder cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Pathfinder cannot assure you as to its result.

Neither Pathfinder nor ServiceMax are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

VOTE REQUIRED FOR APPROVAL

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

RESOLUTION TO BE VOTED UPON

“RESOLVED, as an ordinary resolution, that Pathfinder’s entry into the Business Combination Agreement, dated as of July 15, 2021 (as amended and restated on August 11, 2021 and as may be further amended, supplemented, or otherwise modified from time to time) (the “Business Combination Agreement”), by and among Pathfinder, Serve Merger Sub, Inc., a Delaware corporation (“Serve Merger Sub”), and ServiceMax, Inc., a Delaware corporation (“ServiceMax”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of Pathfinder as an exempted company in the Cayman Islands and the continuation of Pathfinder as a corporation in the State of Delaware (a) Serve Merger Sub will merge with and into ServiceMax (the “Merger”), with ServiceMax as the surviving company in the Merger and, after giving effect to such Merger, ServiceMax will be a wholly owned subsidiary of Pathfinder and (b) at the Effective Time, (i) each share of ServiceMax Common Stock (having been distributed to the former holders of Class A Units and vested profits interests of ServiceMax JV pursuant to the Pre-Closing Reorganization) will be exchanged for shares of New SM Common Stock, based on an implied ServiceMax pre-transaction equity value of $1.425 billion, subject to adjustment which would subtract (a) the amount of the cash payments being made to holders of vested profits interests of ServiceMax JV pursuant to the Pre-Closing Reorganization and (b) the employer portion of any payroll, social security, employment or similar taxes payable in connection with the vesting or settlement of any vested profits interests and cash awards of ServiceMax JV, and (ii) each restricted stock award and restricted stock unit award with respect to ServiceMax Common Stock issued pursuant to the Rollover Plan outstanding as of immediately prior to the Effective Time (including the restricted stock awards and the restricted stock unit awards with respect to ServiceMax Common Stock issued to holders of unvested profits interests and cash awards of ServiceMax JV pursuant to the Pre-Closing Reorganization) will remain subject to the Rollover Plan but will be converted into the right to receive New SM Common Stock in lieu of ServiceMax Common Stock, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the form of Subscription Agreements, the Company Transaction Support Agreements, the Company Shareholder Transaction Support Agreements, the Sponsor Letter Agreement and the Registration and Shareholder Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex F, Annex G, Annex H, Annex I and Annex J, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”

RECOMMENDATION OF THE PATHFINDER BOARD

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT THE PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Pathfinder is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the Pathfinder Board has unanimously approved, and Pathfinder shareholders are being asked to consider and vote upon a proposal to approve, a change of Pathfinder’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”). To effect the Domestication, Pathfinder will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Pathfinder will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share, of Pathfinder will be converted into one share of common stock, par value $0.00001 per share, of New SM; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder will automatically represent the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement; (iii) the governing documents of Pathfinder will be amended and restated and become the certificate of incorporation and the bylaws of New SM as described in this proxy statement/prospectus; and (iv) Pathfinder’s name will change to “ServiceMax, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New SM Common Stock and one-fifth of one warrant representing the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder warrant agreement.

The Domestication Proposal, if approved, will approve a change of Pathfinder’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Pathfinder is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New SM will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Pathfinder will also ask its shareholders to approve the Advisory Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Advisory Governing Documents Proposals,” the Existing Governing Documents of Pathfinder and the Proposed Certificate of Incorporation and Proposed Bylaws, attached hereto as Annex B and Annex C, respectively.

Reasons for the Domestication

The Pathfinder Board believes that there are significant advantages to Pathfinder that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The Pathfinder Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Pathfinder and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•

Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a jurisdiction of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the jurisdiction of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other jurisdictions’ corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Pathfinder believes such clarity would be advantageous to New SM, its board of directors and management and would enable them to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to entities organized in other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs.

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Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New SM’s incorporation in Delaware may make New SM more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New SM to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands law and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Pathfinder as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New SM immediately following the Domestication will be the same as those of Pathfinder immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Pathfinder be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Pathfinder be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of Pathfinder as a corporation in the State of Delaware, the name of Pathfinder be changed from “Pathfinder Acquisition Corporation” to “ServiceMax, Inc.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

CHARTER AMENDMENT PROPOSAL

Overview

If the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Pathfinder will replace the Existing Governing Documents, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New SM, in each case, under the DGCL.

Reasons for the Proposed Governing Documents

The Proposed Certificate of Incorporation, as well as the Proposed Bylaws, was negotiated as part of the Business Combination. The Pathfinder Board’s specific reasons for each of the Advisory Governing Documents Proposals (each of which are included in the Proposed Governing Documents) are set forth in the section “Advisory Governing Documents Proposals.”

Vote Required for Approval

The approval of the Proposed Governing Documents requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and other will have no effect on a particular proposal.

The Proposed Governing Documents is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the certificate of incorporation and bylaws of Pathfinder, copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively), be approved as the certificate of incorporation and bylaws of ServiceMax, Inc., conditional upon, and with effect from the effectiveness of the Domestication.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he or they may believe is in the best interests of Pathfinder and its shareholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSALS

Overview

If each of the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Pathfinder will replace the Existing Governing Documents, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New SM, in each case, under the DGCL.

Pathfinder’s shareholders are asked to consider and vote upon, on a non-binding advisory basis, and to approve by ordinary resolution (unless otherwise stated) six (6) separate proposals (collectively, the “Advisory Governing Documents Proposals”) in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. Because the votes on the Advisory Governing Documents Proposals are advisory only, they will not be binding on the Pathfinder Board or New SM.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New SM. This summary is qualified by reference to the complete text of the Existing Governing Documents of Pathfinder, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)	The share capital under the Existing Governing Documents is (i) US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share.	The Proposed Governing Documents authorize US$11,000 divided into 1,000,000,000 shares New SM Common Stock and 100,000,000 shares of New SM Preferred Stock.

	See paragraph 7 of the Memorandum of Association.	See Article V of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

	See paragraph 7 of the Memorandum of Association and Article 8 of the Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.

Registration and Shareholder Rights Agreement (Governing Documents Proposal C)	The Existing Governing Documents are not subject to any director composition agreement.	The Proposed Governing Documents provide that certain provisions therein are subject to the Registration and Shareholder Rights Agreement.

See Article VI subsections 3, 4 and 5 of the Proposed Certificate of Incorporation

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Governing Documents Proposal D)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting, unless investment fund(s) affiliated with or managed by Silver Lake or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New SM entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office.

	Existing Governing Documents	Proposed Governing Documents
	See Article 1 of our Articles of Association.	See Article VI subsection 1 of the Proposed Certificate of Incorporation.

Corporate Name (Governing Documents Proposal E)	The Existing Governing Documents provide the name of the company is “Pathfinder Acquisition Corporation” See paragraph 1 of our Memorandum of Association.	The Proposed Governing Documents will provide that the name of the corporation will be “ServiceMax, Inc.” See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Governing Documents Proposal E)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by February 19, 2023 (twenty-four months after the closing of Pathfinder’s initial public offering), Pathfinder will cease all operations except for the purposes of winding up and will redeem the shares issued in Pathfinder’s initial public offering and liquidate its trust account.	The Proposed Governing Documents do not include any provisions relating to New SM’s ongoing existence; the default under the DGCL will make New SM’s existence perpetual.

	See Article 163 of our Articles of Association.	This is the default rule under the DGCL.

Exclusive Forum (Governing Documents Proposal E)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States federal district court as the exclusive forum for litigation arising out of the Securities Act.

See Article XIII of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Governing Documents Proposal E)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Articles 156-170 of our Articles of Association.

	Existing Governing Documents	Proposed Governing Documents
Takeovers by Interested Stockholders (Governing Documents Proposal F)	The Existing Governing Documents do not provide restrictions on takeovers of Pathfinder by a related shareholder following a business combination.	The Proposed Governing Documents provide that New SM will not be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by interested stockholders.
See Article XII of the Proposed Certificate of Incorporation.

ADVISORY GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal A—as an ordinary resolution, to approve the change in the authorized share capital of Pathfinder from (i) US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$11,000 divided into 1,000,000,000 shares New SM Common Stock and 100,000,000 shares of New SM Preferred Stock.

As of the date of this proxy statement/prospectus, there are 40,625,000 ordinary shares issued and outstanding, which includes an aggregate of 8,125,000 Class B ordinary shares held by the Initial Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,750,000 warrants to acquire ordinary shares, comprised of 4,250,000 private placement warrants held by Sponsor and 6,500,000 public warrants.

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share, of Pathfinder will be converted into one share of common stock, par value $0.00001 per share, of New SM; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder will automatically represent the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement; (iii) the governing documents of Pathfinder will be amended and restated and become the certificate of incorporation and the bylaws of New SM as described in this proxy statement/prospectus; and (iv) Pathfinder’s name will change to “ServiceMax, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New SM Common Stock and one-fifth of one warrant representing the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder warrant agreement. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of ServiceMax outstanding as of immediately prior to the Effective Time will be exchanged for shares of New SM Common Stock, based on an implied ServiceMax pre-transaction equity value of $1.425 billion. Furthermore, at the Effective Time, each unvested profits interest in ServiceMax JV that vests solely based on continued service will be cancelled and exchanged for a restricted stock award to be issued under the ServiceMax, Inc. 2021 Omnibus Incentive Plan, and each unvested profits interest in ServiceMax JV that is subject to performance-based vesting conditions will be cancelled and exchanged for a restricted stock unit award to be issued under the Omnibus Incentive Plan. The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus. For further details, see “Consideration to ServiceMax Equityholders in the Business Combination.”

In order to ensure that New SM has sufficient authorized capital for future issuances, our board of directors has approved, subject to shareholder approval, that the Proposed Governing Documents of New SM change in the authorized share of Pathfinder from (i) US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$11,000 divided into 1,000,000,000 shares New SM Common Stock and 100,000,000 shares of New SM Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New SM, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of New SM that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of Advisory Governing Documents Proposal A requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal A is a non-binding advisory proposal and is not conditioned on any other approval.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding advisory resolution, that the change in the authorized share capital of Pathfinder from (i) US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$11,000 divided into 1,000,000,000 shares of common stock, par value $0.00001 per share, of New SM and 100,000,000 shares of preferred stock, par value $0.00001 per share, of New SM be approved.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW SM AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal B—to authorize the New SM Board to issue any or all of the shares of New SM Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New SM Board and as may be permitted by the DGCL.

Our shareholders are also being asked to approve Advisory Governing Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New SM after the Business Combination.

If Advisory Governing Documents Proposal A is approved, the number of authorized shares of preferred stock of New SM will be 100,000,000 shares. Approval of this Advisory Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further shareholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital-raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New SM, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that the ability of the New SM Board to issue shares of New SM Preferred Stock in one or more classes or series will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New SM and thereby protect continuity of or entrench its management, which may adversely affect the market price of New SM. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New SM, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New SM Board to issue the authorized preferred stock on its own volition will enable New SM to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New SM currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Advisory Governing Documents Proposal B requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal B is a non-binding advisory proposal and is not conditioned on any other approval.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding advisory resolution, that the authorization to the New SM Board to issue any or all shares of New SM Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the ServiceMax Board and as may be permitted by the DGCL be approved.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS BEING SUBJECT TO THE REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT

Overview

Advisory Governing Documents Proposal C— provide that certain provisions of the certificate of incorporation and bylaws of New SM are subject to the Registration and Shareholder Rights Agreement. Our shareholders are also being asked to approve Advisory Governing Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New SM after the Business Combination.

Concurrently with the execution of the Business Combination Agreement, Pathfinder, Sponsor, Silver Lake, General Electric Company and Salesforce Ventures LLC entered into the Amended and Restated Registration and Shareholder Rights Agreement, which will become effective at the Closing, pursuant to which, among other things, (a) the shareholders party thereto have agreed not to effect any sale or distribution of any equity securities of New SM held by any of them during the lock-up period described therein, (b) the shareholders party thereto have been granted certain customary registration rights with respect to their respective shares of New SM Common Stock and (c) Silver Lake has been granted certain rights to nominate directors for election to the New SM Board. For additional information, see “Business Combination Proposal—Related Agreements—Amended and Restated Registration and Shareholder Rights Agreement.”

This amendment would indicate that the terms of New SM’s certificate of incorporation and bylaws are subject to the terms of Amended and Restated Registration and Shareholder Rights Agreement when such terms are in conflict.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New SM, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

These provisions are intended to ensure that the terms of New SM’s certificate of incorporation do not conflict with the rights granted under the Registration and Shareholder Rights Agreement. See “Business Combination Proposal—Related Agreements—Registration and Shareholder Rights Agreement.”

Vote Required for Approval

The approval of Advisory Governing Documents Proposal C requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal C is a non-binding advisory proposal and is not conditioned on any other approval.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding, advisory resolution, that the provision that certain provisions of the certificate of incorporation of New SM are subject to the Registration and Shareholder Rights Agreement be approved.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal D—the removal of the ability of New SM stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Silver Lake or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New SM entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office, be approved.

Our shareholders are also being asked to approve Advisory Governing Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New SM after the Business Combination.

The Proposed Governing Documents stipulate that any action required or permitted to be taken by the stockholders of New SM must be effected at a duly called annual or special meeting of stockholders of New SM, and may not be effected by any consent in writing by such stockholder, unless investment fund(s) affiliated with or managed by Silver Lake or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New SM entitled to vote on such action.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New SM, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Governing Documents, New SM’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings and will not have the ability to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Silver Lake or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New SM entitled to vote on such action. Limiting the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New SM’s organizational documents outside of a duly called special or annual meeting of the stockholders of New SM. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

In addition, limiting the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Pathfinder is aware to obtain control of New SM, and Pathfinder and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New SM. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval

The approval of Advisory Governing Documents Proposal D requires an ordinary resolution under Cayman Islands law, being the affirmative vote the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal D is a non-binding advisory proposal and is not conditioned on any other approval.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding advisory resolution, that the removal of the ability of New SM stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Silver Lake or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New SM entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office be approved.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL E—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal E—to amend and restate the Existing Governing Documents and to authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively), including (i) changing the post-Business Combination corporate name from “Pathfinder Acquisition Corporation” to “ServiceMax, Inc.” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) making New SM’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act and certain other litigation, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Pathfinder Board believes are necessary to adequately address the needs of New SM after the Business Combination.

Our shareholders are also being asked to approve Advisory Governing Documents Proposal E, which is, in the judgment of our board of directors, necessary to adequately address the needs of New SM after the Business Combination.

The Proposed Governing Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “ServiceMax, Inc.” In addition, the Proposed Governing Documents will make New SM’s corporate existence perpetual.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Domestication, provides that, unless New SM consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New SM, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New SM to New SM or New SM’s stockholders, or any claim for aiding or abetting such an alleged breach, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation or Proposed Bylaws, or to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws, (iv) any action asserting a claim against New SM or any current or former director, officer, employee, agent or stockholder, whether arising out of or relating to any provision of the General Corporation Law of Delaware, the Proposed Certificate of Incorporation or Proposed Bylaws (each, as in effect from time to time), or such actions as to which the Delaware General Corporate Laws confer jurisdiction on the Delaware Court of Chancery, or (v) any action asserting a claim against New SM or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine of the State of Delaware. The foregoing shall not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act. In addition, unless New SM gives an Alternate Forum Consent, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act of 1933.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because, following the consummation of the Business Combination, New SM will not be a blank check company.

While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Advisory Governing Documents Proposals or otherwise identified in this Advisory

Governing Documents Proposal E, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Advisory Governing Documents Proposal E. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of New SM, attached hereto as Annex B and Annex C, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “Pathfinder Acquisition Corporation” to “ServiceMax, Inc.” is desirable to reflect the Business Combination with ServiceMax and to clearly identify New SM as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making New SM’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New SM following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New SM in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues and the application of a relatively known body of case law and level of expertise and should promote efficiency and cost savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that, after the Domestication, New SM will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting the United States federal district courts as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to an alternative forum, is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of

Incorporation does not include the requirement to dissolve New SM and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for New SM following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the Pathfinder’s initial public offering be held in the trust account until a business combination or liquidation of Pathfinder has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval

The approval of Advisory Governing Documents Proposal E requires an ordinary resolution under Cayman Islands law, being the affirmative vote the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal E is a non-binding advisory proposal and is not conditioned on any other approval.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding advisory resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by Pathfinder and ServiceMax, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex B and Annex C , respectively) as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Pathfinder Acquisition Corporation” to “ServiceMax, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New SM’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL E.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL F—APPROVAL OF THE ELECTION NOT BE GOVERNED BY SECTION 203 OF THE DGCL

Overview

Advisory Governing Documents Proposal F—to authorize the election of New SM to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders.

The Proposed Certificate of Incorporation of New SM explicitly “opts out” of Section 203 of the DGCL and, instead, includes a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the board of directors. A business combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 10% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203, unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by stockholders.

Reasons for the Amendments

The Proposed Certificate of Incorporation explicitly “opts out” of Section 203 of the DGCL, but the Pathfinder Board believes that it is in the best interest of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquirer to negotiate with the New SM Board and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a non-negotiated, hostile or unsolicited proposed acquisition of New SM. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the New SM Board. The Pathfinder Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of New SM without paying a fair premium to all stockholders. Thus, the Pathfinder Board has determined that the provisions opting out of Section 203 included in Proposed Certificate of Incorporation are in the best interests of New SM.

Vote Required for Approval

The approval of Advisory Governing Documents Proposal F requires an ordinary resolution under Cayman Islands law, being the affirmative vote the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal F is a non-binding advisory proposal and is not conditioned on any other approval.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding advisory resolution, that the election of New SM to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders be approved.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL F.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NASDAQ PROPOSAL

Overview

The Nasdaq Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), the issuance of shares of New SM Common Stock in connection with the Business Combination and the Stronghold Private Placement, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b) or (d) (such proposal, the “Nasdaq Proposal”).

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635.

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of a binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued exceeds one percent is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, Pathfinder currently expects to issue an estimated                  shares of New SM Common Stock (assuming that none of Pathfinder’s outstanding public shares are redeemed) in connection with the Business Combination and the Stronghold Private Placement. For further details, see “Business Combination Proposal—Consideration to ServiceMax Equityholders in the Business Combination” and “Omnibus Incentive Plan Proposal.”

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more.

In the event that this proposal is not approved by Pathfinder shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Pathfinder shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New SM Common Stock pursuant to the Business Combination Agreement, New SM will not issue such shares of New SM Common Stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

The Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New SM Common Stock be approved.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s directors and officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

OMNIBUS INCENTIVE PLAN PROPOSAL

Overview

Assuming that the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal and the Nasdaq Proposals are each approved, Pathfinder shareholders are also being asked to approve and adopt the Omnibus Incentive Plan. The Omnibus Incentive Plan provides for the future issuance of New SM Common Stock equal to 8% of the number of shares of New SM on a fully diluted basis determined immediately after the Closing, less the number of shares of stock subject to an award issued and outstanding under the Rollover Plan. In addition, the initial share pool will automatically increase on the first day of each fiscal year from 2022 to 2031 by percent 2.5% of the number of shares of New SM Common Stock outstanding as of the close of business on the last day of the immediately preceding fiscal year, unless otherwise determined by the New SM Board before such date. The Pathfinder Board has approved the Omnibus Incentive Plan, subject to shareholder approval at the Pathfinder extraordinary general meeting. The Omnibus Incentive Plan is described in more detail below. A copy of the Omnibus Incentive Plan is attached to this proxy statement/ prospectus as Annex D.

After careful consideration, the Pathfinder Board believes that approving the Omnibus Incentive Plan is in the best interests of New SM. The Omnibus Incentive Plan promotes ownership in New SM by its employees, non-employee directors and consultants, and aligns incentives between these service providers and shareholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, New SM’s common stock. Therefore, the Pathfinder Board recommends that its shareholders approve the Omnibus Incentive Plan.

Summary of the Omnibus Incentive Plan

The following is a summary of the material features of the Omnibus Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Omnibus Incentive Plan attached as Annex D to this proxy statement/ prospectus.

Purpose

The purpose of the Omnibus Incentive Plan is to advance our interests by providing for the grant to our employees, directors, consultants and advisors of equity and equity-based awards. Such equity awards are intended to motivate high levels of performance and align the interests of New SM’s directors, employees, consultants, and advisors with those of its shareholders by giving directors, employees, consultants, and advisors the perspective of an owner with an equity stake in New SM and providing a means of recognizing their contributions to the success of New SM.

Administration

The Omnibus Incentive Plan will be administered by the compensation committee of the New SM Board, except with respect to matters that are not delegated to the compensation committee by the New SM Board. The compensation committee (or New SM Board, as applicable) will have the discretionary authority to interpret the Omnibus Incentive Plan and any awards granted thereunder, determine eligibility for and grant awards, determine the exercise price or base value from which appreciation is measured or purchase price, if any, applicable to any award, determine, modify, accelerate and waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures relating to the Omnibus Incentive Plan and awards and otherwise to do all things necessary or desirable to carry out the purposes of the Omnibus Incentive Plan or any award. The compensation committee may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members, members of the New SM Board, to the extent permitted by law, our officers, and may delegate to employees and other persons such ministerial tasks as it deems appropriate. As used in this summary, the term “Administrator” refers to the compensation committee and its authorized delegates, as applicable.

Eligibility

Our employees, directors, consultants and advisors are eligible to participate in the Omnibus Incentive Plan. Eligibility for stock options intended to be incentive stock options, or ISOs, is limited to our employees or employees of certain of our affiliates. Eligibility for stock options, other than ISOs, and stock appreciation rights, or SARs, is limited to individuals who are providing direct services to us or certain of our affiliates on the date of grant of the award. As of the date of this proxy statement/prospectus/consent solicitation, approximately 450 employees and 10 non-employee directors would be eligible to participate in the Omnibus Incentive Plan, including all of our executive officers. In addition, certain consultants may, in the future, become eligible to participate in the Omnibus Incentive Plan, though, as of the date of this proxy statement/prospectus, no grants to any consultants are expected.

Authorized shares

Subject to adjustment as described below, the maximum number of shares of New SM Common Stock that may be delivered in satisfaction of awards under the Omnibus Incentive Plan is a number of shares equal to 15,925,000, less the number of shares of stock subject to an award issued and outstanding under the Rollover Plan. The share pool will automatically increase on February 1 of each year (such date being the start of ServiceMax’s fiscal year) from 2022 to 2031 by the lesser of (a) 2.5% of the number of shares outstanding as of the close of business on the last day of the immediately preceding fiscal year and (b) the number of shares determined by the New SM Board on or prior to such date for such year. The number of shares of our common stock delivered in satisfaction of awards under the Omnibus Incentive Plan is determined (i) by excluding shares withheld by us in payment of the exercise price or purchase price of the award or in satisfaction of tax withholding requirements with respect to the award, (ii) by including only the number of shares delivered in settlement of a SAR any portion of which is settled in shares of our common stock, and (iii) by excluding any shares under underlying awards issued the Omnibus Incentive Plan or Rollover Plan that are settled in cash or that expire, become unexercisable, terminate or are forfeited to us without the delivery (or retention, in the case of restricted stock or unrestricted stock) of shares of our common stock. The number of shares available for delivery under the Omnibus Incentive Plan will not be increased by any shares that have been delivered under the Omnibus Incentive Plan and are subsequently repurchased using proceeds directly attributable to stock option exercises.

Shares that may be delivered under the Omnibus Incentive Plan may be authorized but unissued shares, treasury shares or previously issued shares acquired by us.

Director limits

The aggregate value of all compensation granted or paid to any of our non-employee directors with respect to any calendar year, including awards under the Omnibus Incentive Plan, for his or her services as a director during such calendar year, may not exceed $750,000 with the value of any awards under the Omnibus Incentive Plan calculated based on their grant date fair value and assuming maximum payout.

Types of awards

The Omnibus Incentive Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with certain awards under the Omnibus Incentive Plan, however, any dividend equivalents will be subject to the same risk of forfeiture, if any, as applies to the underlying award.

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Stock options and SARs. The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price per share of each stock option, and the base value of each SAR, granted under the Omnibus Incentive Plan shall be no less than 100% of the fair market value of a share on the date of grant (or 110% in the case of certain ISOs). Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the Omnibus Incentive Plan may not be repriced, amended, or substituted for with new stock options or SARs having a lower exercise price or base value, nor may any consideration be paid upon the cancellation of any stock options or SARs that have a per share exercise or base price greater than the fair market value of a share on the date of such cancellation, in each case, without shareholder approval. Each stock option and SAR will have a maximum term of not more than ten years from the date of grant (or five years, in the case of certain ISOs).

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Restricted and unrestricted stock and stock units. The Administrator may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock refers to shares subject to restrictions requiring that they be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied.

•	Performance awards. The Administrator may grant performance awards, which are awards subject to the achievement of performance criteria.

•	Other share-based awards. The Administrator may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as it determines

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Substitute awards. The Administrator may grant substitute awards in connection with certain corporate transactions, which may have terms and conditions that are inconsistent with the terms and conditions of the Omnibus Incentive Plan.

Vesting; terms of awards

The Administrator determines the terms and conditions of all awards granted under the Omnibus Incentive Plan, including the time or times an award vests or becomes exercisable, the terms and conditions on which an award remains exercisable, and the effect of termination of a participant’s employment or service on an award. The Administrator may at any time accelerate the vesting or exercisability of an award. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any award if a participant is not in compliance with all applicable provisions of the Omnibus Incentive Plan and/or any award agreement evidencing the grant of an award, or if the participant breaches any restrictive covenants.

Transferability of awards

Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Effect of certain transactions

In the event of certain covered transactions (including the consummation of a consolidation, Business Combination or similar transaction, the sale of all or substantially all of our assets or shares of our common stock, or our dissolution or liquidation), the Administrator may, with respect to outstanding awards, provide for (in each case, on such terms and subject to such conditions as it deems appropriate):

•	The assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquiror or surviving entity;

•	The acceleration of exercisability or delivery of shares in respect of any award, in full or in part; and/or

•

The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, if any.

Except as the Administrator may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the covered transaction, other than awards that are substituted for, assumed, or that continue following the covered transaction.

Adjustment provisions

In the event of certain corporate transactions, including a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares that may be delivered under the Omnibus Incentive Plan, the individual award limits, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of outstanding awards, and any other provisions affected by such event.

Clawback

The Administrator may provide that any outstanding award, the proceeds of any award or shares acquired thereunder and any other amounts received in respect of any award or shares acquired thereunder will be subject to forfeiture and disgorgement to us, with interest and other related earnings, if the participant to whom the award was granted is not in compliance with any provision of the Omnibus Incentive Plan or any award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant, or any company policy that relates to trading on non-public information and permitted transactions with respect to shares of our common stock or provides for forfeiture, disgorgement or clawback, or as otherwise required by law or applicable stock exchange listing standards.

Amendments and termination

The Administrator may at any time amend the Omnibus Incentive Plan or any outstanding award and may at any time suspend or terminate the Omnibus Incentive Plan as to future grants. However, except as expressly provided in the Omnibus Incentive Plan, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent (unless the Administrator expressly reserved the right to do so in the applicable award agreement). Any amendments to the Omnibus Incentive Plan will be conditioned on shareholder approval to the extent required by applicable law, regulations or stock exchange requirements.

Term

No awards shall be granted under the Omnibus Incentive Plan after the completion of ten years from the date on which the Omnibus Incentive Plan is approved by the New SM Board or approved by our shareholders (whichever is earlier), but awards previously granted may extend beyond that time.

Federal Income Tax Consequences of the Omnibus Incentive Plan

The following is a summary of U.S. federal income tax consequences associated with awards granted under the Omnibus Incentive Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the Omnibus Incentive Plan, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted. The Omnibus Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Stock Options (other than ISOs)

In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”), but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which we are not entitled to a deduction.

ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to us, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which we are not entitled to a deduction.

SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received upon such exercise. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Unrestricted Stock Awards

A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Restricted Stock Awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to us, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the Omnibus Incentive Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units

The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Application of Section 409A of the Code

Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements.

While the awards to be granted pursuant to the Omnibus Incentive Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code, if they are not exempt from coverage under such section, if they do not, a participant could be subject to additional taxes and interest.

Registration with the SEC

If the Omnibus Incentive Plan is approved by our shareholders and becomes effective, New SM is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under the Omnibus Incentive Plan as soon as reasonably practicable after becoming eligible to use such form.

Equity Compensation Plan Information

Pathfinder did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2020.

Vote Required for Approval

The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

The Omnibus Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal and the Nasdaq Proposal. If the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal and the Nasdaq Proposal are not approved, the Omnibus Incentive Plan Proposal will have no effect, even if approved by our shareholders.

Recommendation of the Board of Directors

THE PATHFINDER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s directors and officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE ESPP PROPOSAL

Overview

Assuming that the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal and the Nasdaq Proposal are each approved, Pathfinder’s shareholders are also being asked to approve the ServiceMax, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). The Pathfinder Board has approved the ESPP, subject to shareholder approval at the Pathfinder extraordinary general meeting. The purpose of the ESPP is to encourage employee stock ownership, thus aligning employee interests with those of our shareholders, and to enhance the ability of New SM to attract, motivate and retain qualified employees. We believe that the ESPP will offer a convenient means for our employees who might not otherwise own our common stock to purchase and hold shares.

A copy of the ESPP is included as Annex E to this proxy statement/prospectus. A more complete understanding of the ESPP’s terms is available by reading the ESPP in its entirety. We are seeking shareholder approval to qualify the ESPP as an “employee stock purchase plan” under Section 423 of the Code and the related regulations.

Shares Subject to the ESPP

The ESPP will cover an aggregate of 1,999,000 shares of New SM Common Stock. If any purchase right under the ESPP terminates without having been exercised in full, the underlying shares that were not purchased will again be available under the ESPP. The total number of shares of New SM Common Stock that will be reserved and that may be issued under the ESPP will automatically increase on the first trading day of each calendar year, beginning with calendar year 2022, by a number of shares equal to 1% of the total number of shares of New SM Common Stock outstanding on the last day of the prior calendar year.

To prevent dilution or enlargement of the rights of participants under the ESPP, appropriate adjustments will be made if any change is made to our outstanding common stock by reason of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin- off or similar transaction or other change in corporate structure affecting our common stock or its value.

ESPP Participants

Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. However, the plan administrator has certain discretion to vary the eligibility requirements. Specifically, the plan administrator may, prior to an enrollment date for all options granted on such enrollment date in an offering, determine that any of the following is or is not eligible to participate in such offering period: an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the plan administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the plan administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the plan administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act. Following the consummation of the Business Combination, it is expected that approximately 480 employees will be eligible to participate in the ESPP.

However, an employee may not be granted rights to purchase shares of New SM Common Stock under the ESPP if such employee immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or holds rights to purchase shares of our common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year.

Administration

The ESPP will be administered by the New SM Board or any committee designated by the New SM Board. The plan administrator has broad power to make determinations under the ESPP, to interpret the terms of the ESPP and to establish rules and regulations for its administration. The plan administrator determines whether offers will be made and the beginning and ending dates of the related purchase periods. The plan administrator will have discretionary authority to construe, interpret and apply the terms of the ESPP, supply omissions or correct defects in the ESPP, designate separate offerings under the ESPP, designate our subsidiaries and affiliates as participating in the ESPP, determine eligibility, and establish procedures that it deems necessary for the administration of the ESPP.

Purchases under the ESPP

The plan administrator will determine the length of each offering period. An offering period may be no more than 27 months, and not shorter than such period as may be established by the plan administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an enrollment date for all options to be granted on the enrollment date. The plan administrator determines the purchase price at which shares may be purchased by participants, which will not be less than the lesser of 85% of the fair market value per share of the New SM Common Stock on the first day of the purchase period or 85% of the fair market value per share on the last day of the purchase period.

Participants may purchase shares only by submitting an election form during the election period established by the plan administrator prior to the beginning of each offering period, stating the participant’s election to have after-tax payroll deductions made for the purpose of participating in the ESPP. After initial enrollment in the ESPP, payroll deductions will continue from offering period to offering period unless the participant makes another election to terminate his or her payroll deductions, terminates his or her employment with New SM or becomes ineligible to participate in the ESPP. The amounts deducted will be credited to the participant’s account under the ESPP until the purchase date, but we will not pay any interest on the deducted amounts.

At the end of each purchase period, the participant will receive a number of shares, determined on the last day of the purchase period, equal to the total payroll deductions credited during the purchase period divided by the applicable purchase price, except that no fractional shares may be purchased under the ESPP. A participant may not purchase shares with a total fair market value greater than $25,000 under the ESPP in any calendar year. The plan administrator may, however, modify at its discretion the purchase period, purchase date and other aspects of the ESPP design within the ESPP parameters from time to time.

Participants may withdraw at any time during an offering period by submitting to New SM a written notice of withdrawal in the form provided by New SM. In such case, participants will be paid their accrued contributions that have not yet been used to purchase shares of our common stock. Additionally, participation ends automatically upon termination of employment with us. If sufficient shares are not available in any purchase period under the ESPP, the available shares will be allocated pro rata among the participants in that purchase period in the same proportion that their base compensation bears to the total of the base compensations of all participants for that purchase period. Any amounts not applied to the purchase of common stock will be refunded to the participants after the end of the purchase period without interest.

Restriction on Transfer

The right to acquire shares under the ESPP is not transferable.

Adjustments

In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the Company, or other change in the corporate structure of the Company affecting the common stock occurs, the plan administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may adjust the class and maximum number common stock that may be delivered under the ESPP, the class and maximum number of common stock that may be issued under an automatic increase, the purchase price per share and the number of shares of common stock applicable to an offering or purchase right, and the maximum number of shares of common stock that a participant may purchase during each purchase period.

Change in Control and Dissolution

If there is a change in control (as defined in the ESPP) of New SM, each right to purchase shares under the ESPP will be assumed or an equivalent right to purchase shares will be substituted by the successor corporation or a parent or subsidiary of such corporation. If the successor corporation fails to assume or substitute for the ESPP purchase rights, the plan administrator will shorten the offering period covered by such ESPP purchase right by setting a new exercise date on which such offering period will end. The new exercise date will occur before the change in control. The plan administrator will notify each participant in writing prior to the new exercise date, that the exercise date for the participant’s purchase rights has been changed to the new exercise date and the participant’s purchase rights will be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the offering period.

In the event of the proposed dissolution or liquidation of New SM, any offering period then in progress will be shortened by setting a new exercise date, and will terminate immediately prior to the consummation of the proposed dissolution or liquidation, unless provided otherwise by the plan administrator. The plan administrator will notify each participant in writing, prior to the new exercise date, that the exercise date for the participant’s option has been changed and that the participant’s option will be exercised automatically on the new date, unless prior to the date the participant has withdrawn from the offering period.

Amendment and Termination of the ESPP

The plan administrator has the authority to amend, suspend or terminate the ESPP unless the amendment requires shareholder approval pursuant to Section 423 of the Code, other applicable laws or stock exchange rules. Without shareholder consent, the plan administrator will be entitled to change the offering periods or purchase periods, designate separate offerings, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit contributions in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with contribution amounts, and establish such other limitations or procedures as the plan administrator determines in its sole discretion advisable that are consistent with the ESPP. The ESPP shall continue in effect for ten years after the date of shareholder approval.

Application of Funds

We may use the proceeds from the sale of our common stock pursuant to the ESPP for any corporate purpose.

Material U.S. Federal Income Tax Consequences

The following discussion of certain relevant United States federal income tax consequences applicable to the purchase of shares under the ESPP is only a summary of certain of the United States federal income tax consequences applicable to United States residents under the ESPP, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the ESPP or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the ESPP.

No taxable income will be recognized by a participant, and no deductions will be allowable to New SM, upon either the grant or the exercise of rights to purchase shares. A participant only will recognize income when the shares acquired under the ESPP are sold or otherwise disposed of. The tax due upon sale or other disposition of the acquired shares depends on the length of time that the participant holds the shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period pursuant to which the shares were acquired or within one year after the actual purchase date of those shares, the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. New SM will be entitled to a corresponding income tax deduction for the amount of income recognized for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares, and any additional gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term capital gain.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period pursuant to which the shares were acquired and more than one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (ii) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. New SM will not be entitled to an income tax deduction with respect to such disposition.

The tax consequences to a participant may vary depending upon the participant’s individual situation. In addition, various state laws may provide for tax consequences that vary significantly from those described above.

New Plan Benefits

Participation in the ESPP is entirely within the discretion of the eligible employees. Because we cannot presently determine the participation levels by employee, the rate of contributions by employees and the eventual purchase price under the ESPP, it is not possible to determine the value of benefits which may be obtained by executive officers and other employees under the ESPP. Non-employee directors are not eligible to participate in the ESPP.

Registration with the SEC

If the ESPP is approved by our shareholders and becomes effective, New SM is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after becoming eligible to use such form.

Vote Required for Approval

The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

The ESPP Proposal is conditioned upon the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal and the Nasdaq Proposal. If the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal and the Nasdaq Proposal are not approved, the ESPP Proposal will have no effect, even if approved by our shareholders.

Recommendation of the Board

THE PATHFINDER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s directors and officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Pathfinder Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the Pathfinder Shareholders for each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Pathfinder has determined, based on the advice of outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting or (iv) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Business Combination Agreement not to be satisfied; provided that, without the consent of ServiceMax, in no event shall the extraordinary general meeting of shareholders be adjourned on more than three occasions, to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement. See “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the Pathfinder Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to solicit additional proxies for the purpose of obtaining approval by the Pathfinder Shareholders for each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Pathfinder has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting or (D) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Business Combination Agreement to not occur; provided that, without the consent of ServiceMax, in no event shall the extraordinary general meeting of shareholders be adjourned on more than three occasions, to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement, at the extraordinary general meeting be approved.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to holders of our public shares or public warrants (other than our Sponsor or any of its affiliates) as a consequence of the (i) Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New SM Common Stock and New SM public warrants after the Domestication. This section applies only to holders that hold their public shares or public warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including, without limitation:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	foreign corporations with respect to which there are one or more United States shareholders within the meaning of Section 1.367(b)-3(b)(1)(ii);

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•	passive foreign investment companies.

This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare equivalent tax laws, or state, local or non-U.S. tax laws. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in ServiceMax prior to the Business Combination, including holders of our public shares or public warrants that also hold, directly or indirectly, equity interests in ServiceMax. With respect to the consequences of holding shares of New SM Common Stock and New SM public warrants, this discussion is limited to holders who acquire such shares of New SM Common Stock in connection with the Domestication or as a result of the exercise of a New SM public warrant, and holders who acquire such New SM public warrants in connection with the Domestication. We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our public shares or public warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our public shares or public warrants, you should consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND OWNERSHIP AND DISPOSITION OF SHARES OF NEW SM COMMON STOCK AND NEW SM WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, because any unit consisting of one Class A ordinary share and one-fifth of one warrant to acquire one Class A ordinary share is separable at the option of the holder, Pathfinder is treating any Class A ordinary share and one-fifth of one warrant to acquire one Class A ordinary share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of the units in connection with the consummation of the Domestication or the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our public shares or public warrants or New SM Common Stock or New SM Warrants, as applicable, and is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, changing our name to “ServiceMax, Inc.”

It is intended that the Domestication qualify as an F Reorganization. Assuming the Domestication so qualifies, U.S. Holders of public shares or public warrants generally should not recognize income, gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “—Effects of Section 367(b) of the Code to U.S. Holders” and “—PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Pathfinder (i) transferred all of its assets and liabilities to New SM in exchange for all of the outstanding common stock and warrants of New SM; and then (ii) distributed the common stock and warrants of New SM to the shareholders and warrant holders of Pathfinder in liquidation of Pathfinder. The taxable year of Pathfinder should be deemed to end on the date of the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. Holder’s tax basis in a share of New SM Common Stock or a New SM warrant received in the Domestication should generally be the same as its tax basis in the public share or public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New SM Common Stock or New SM warrant should generally include such U.S. Holder’s holding period for the public share or public warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to a public share or public warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of New SM Common Stock or New SM warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its public share or public warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of New SM Common Stock or New SM warrant would be equal to the fair market value of that share of New SM Common Stock or New SM warrant on the date of the Domestication and such U.S. Holder’s holding period for the share of New SM Common Stock or New SM warrant would begin on the day following the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their public shares should consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Effects of Section 367(b) of the Code to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

A.	U.S. Holders That Hold 10 Percent or More of Pathfinder

A U.S. Holder who on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the public shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders should consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of Pathfinder (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Pathfinder does not expect to have significant, cumulative earnings and profits through the date of the Domestication. If Pathfinder’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. If Pathfinder’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Shareholder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend by virtue of the dividends received deduction for foreign-sourced dividends of foreign corporations under Section 245A of the Code. Such U.S. Shareholders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.

B.	U.S. Holders That Own Less Than 10 Percent of Pathfinder

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New SM Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New SM Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from Pathfinder establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified Pathfinder (or New SM) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to New SM no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding Pathfinder’s earnings and profits upon written request.

Pathfinder does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that Pathfinder had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C.	U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued New SM public warrants in the Domestication.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE IN THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under “—Effects of Section 367(b) of the Code to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to Pathfinder prior to the Domestication, interest income earned by Pathfinder would be considered passive income and cash or cash equivalents held by Pathfinder would be considered a passive asset.

B.	Effects of PFIC Rules on the Domestication

Because Pathfinder is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, Pathfinder believes that, but for application of the start-up exception described below, it likely would be considered a PFIC. Under the start-up exception, a foreign corporation that would otherwise be treated as a PFIC will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Although it is not entirely clear, since Pathfinder expects not to have any gross income for 2020, the year of Pathfinder’s formation, 2021 may constitute Pathfinder’s “start-up year.” If the Domestication is completed in 2021, Pathfinder believes it may satisfy the requirements of the start-up exception, and, if so, it would not be treated as a PFIC. However, no assurance can be provided that Pathfinder will not be treated as a PFIC. In the case that Pathfinder were to be determined to be a PFIC, U.S. Holders could be subject to adverse PFIC rules as a result of the Domestication. These rules are discussed in the immediately following paragraphs.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) Pathfinder were classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which Pathfinder was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or public warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Pathfinder was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under the “—Effects of Section 367(b) of the Code to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if Pathfinder is determined to be a PFIC, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Pathfinder, whether or not such amounts are actually distributed to such shareholders in any taxable year.

The application of the PFIC rules to public warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a public warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of public warrants for New SM public warrants pursuant to the Domestication.

Any gain recognized by a U.S. Holder of public shares or warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

C.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares would depend on whether the U.S. Holder makes a timely and effective election to treat Pathfinder as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which Pathfinder qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed

IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to Pathfinder is contingent upon, among other things, the provision by Pathfinder of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, if applicable, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election for a taxable period ending on or prior to the Closing Date. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, if we are determined to be a PFIC, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367(b) of the Code to U.S. Holders.”

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. A mark-to-market election is not available with respect to public warrants.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, THE APPLICABILITY OF THE START-UP EXCEPTION, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of public shares (which will be exchanged for shares of New SM Common Stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New SM Common Stock will depend on whether the redemption qualifies as a sale of the shares of New SM Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s shares of New SM Common Stock redeemed, such U.S. Holder will generally be treated in the same manner as described under “—Sale, Exchange or Other Disposition of Shares of New SM Common Stock and New SM public warrants” below.

The redemption of shares of New SM Common Stock generally will qualify as a sale of the shares of New SM Common Stock redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New SM or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only shares of New SM Common Stock actually owned by such U.S. Holder, but also shares of New SM Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to shares of New SM Common Stock owned directly, shares of New SM Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares of New SM Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of New SM Common Stock which could be acquired pursuant to the exercise of the New SM public warrants.

The redemption of shares of New SM Common Stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New SM’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New SM’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owns less than 50 percent of the total combined voting power of New SM Common Stock. Prior to the Merger, our public shares and the shares of New SM Common Stock may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable to a U.S. Holder of public shares (which will be exchanged for shares of New SM Common Stock in the Domestication) that exercises its redemption rights. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the shares of New SM Common Stock actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares of New SM Common Stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the shares of New SM Common Stock owned by certain family members and such U.S. Holder does not constructively own any other shares of New SM Common Stock. The redemption of shares of New SM Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New SM. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the shares of New SM Common Stock, the U.S. federal income tax consequences of which are described above under “—Distributions on Shares of New SM Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New SM Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New SM public warrants or possibly in other shares constructively owned by it.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SHARES OF Pathfinder COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

Distributions on Shares of New SM Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New SM Common Stock, to the extent the distribution is paid out of New SM’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New SM Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New SM Common Stock and will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New SM Common Stock and New SM public warrants” below.

Dividends that New SM pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New SM pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New SM Common Stock may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Shares of New SM Common Stock and New SM public warrants

Upon a sale or other taxable disposition of shares of New SM Common Stock or New SM public warrants which, in general, would include a redemption of shares of New SM Common Stock or New SM public warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New SM Common Stock or New SM public warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to our public share may have suspended the running of the applicable holding period for this purpose prior to the Business Combination. Long-term capital gains recognized by non-corporate U.S. Holders (including individuals) will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New SM Common Stock or New SM public warrants so disposed of. See “—Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of New SM Common Stock and/or New SM public warrants following the Domestication. See “—Exercise, Lapse or Redemption of New SM public warrants” below for a discussion regarding a U.S. Holder’s tax basis in New SM Common Shares acquired pursuant to the exercise of a New SM public warrant.

Exercise, Lapse or Redemption of New SM public warrants

Except as discussed below with respect to the cashless exercise of a New SM public warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New SM Common Stock upon exercise of a New SM public warrant for cash. The U.S. Holder’s tax basis in the share of New SM Common Stock received upon exercise of the New SM public warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New SM public warrant, and the exercise price of such New SM public warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New SM Common Stock received upon exercise of the New SM public warrant will commence on the date of exercise of the New SM public warrant or the day following the date of exercise of the New SM public warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New SM public warrant. If a New SM public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New SM public warrant. See “—Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its New SM public warrants following the Domestication.

The tax consequences of a cashless exercise of a New SM public warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New SM Common Stock received generally should equal the U.S. Holder’s tax basis in the New SM public warrants. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New SM Common Stock would be treated as commencing on the date of exercise of the New SM public warrant or the day following the date of exercise of the New SM public warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New SM Common Stock received would include the holding period of the New SM public warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the New SM public warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining New SM Public Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of New SM public warrants having a value equal to the exercise price for the total number of New SM public warrants to be deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New SM public warrants deemed surrendered and the U.S. Holder’s tax basis in the New SM public warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New SM Common Stock received would equal the sum of the U.S. Holder’s tax basis in the New SM public warrants deemed exercised, and the exercise price of such New SM public warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New SM Common Stock would commence on the date of exercise of the New SM public warrant or the day following the date of exercise of the New SM public warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New SM public warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New SM Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a New SM public warrant occurring after New SM’s giving notice of an intention to redeem the New SM public warrants described in the section entitled “Description of New SM Securities—Warrants—New SM public warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New SM redeemed such New SM Public Warrant for shares of New SM Common Stock or as an exercise of the New SM Public Warrant. If the cashless exercise of New SM public warrants for shares of New SM Common Stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New SM Common Stock received should equal the U.S. Holder’s tax basis in the New SM public warrants and the holding period of the shares of New SM Common Stock should include the holding period of the New SM public warrants. Alternatively, if the cashless exercise of a New SM public warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “—Exercise, Lapse or Redemption of New SM public warrants.” In the case of an exercise of a New SM public warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “—Exercise, Lapse or Redemption of New SM public warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a New SM public warrant occurring after New SM’s giving notice of an intention to redeem the New SM Public Warrant as described above.

If New SM redeems New SM public warrants for cash or if New SM purchases New SM public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition by the U.S. Holder, taxed as described above under “—Sale, Exchange or Other Disposition of Shares of New SM Common Stock and New SM public warrants.”

Possible Constructive Distributions

The terms of each New SM public warrant provide for an adjustment to the exercise price of the New SM public warrant or an increase in the shares of New SM Common Stock issuable on exercise in certain circumstances discussed in “Description of New SM Securities—Warrants—New SM public warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New SM public warrants would, however, be treated as receiving a constructive distribution from New SM if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New SM’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New SM Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New SM Common Stock which is taxable to them as described under “—Distributions on Shares of New SM Common Stock” above. For example, U.S. Holders of New SM public warrants would generally be treated as receiving a constructive distribution from New SM where the exercise price of the New SM public warrants is reduced in connection with the payment of certain dividends as described in “Description of New SM Securities—Warrants—New SM public warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the New SM Public Warrant received a cash distribution from New SM equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New SM public warrants are complex, and U.S. Holders should consult their tax advisors on the tax consequences any such constructive distribution with respect to a New SM public warrant.

Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or public warrants or New SM Common Stock or New SM public warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to the (i) Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New SM Common Stock and New SM public warrants by a non-U.S. Holder after the Domestication.

Effects of the Domestication on Non-U.S. Holders

Pathfinder does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of public shares or public warrants.

Effects to Non-U.S. Holders of Exercising Redemption Rights

Because the Domestication will occur immediately prior to the redemption of non-U.S. Holders that exercise redemption rights with respect to our public shares, the U.S. federal income tax consequences to a non-U.S. Holder of shares of New SM Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New SM Common Stock will depend on whether the redemption qualifies as a sale of the shares of New SM Common Stock redeemed, as described above under “—U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of shares of New SM Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “—U.S. Holders—Sale, Exchange or Other Disposition of Shares of New SM Common Stock and New SM public warrants.” If such a redemption does not qualify as a sale of shares of New SM Common Stock, the non- U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “U.S. Federal Income Tax Considerations—Non-U.S. Holders—Distributions on Shares of New SM Common Stock.”

Distributions on Shares of New SM Common Stock

In general, any distributions made to a non-U.S. Holder with respect to shares of New SM Common Stock, to the extent paid out of New SM’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New SM Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New SM Common Stock, which will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New SM Common Stock and New SM public warrants.” Dividends paid by New SM to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply.

Sale, Exchange or Other Disposition of Shares of New SM Common Stock and New SM public warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New SM Common Stock or New SM public warrants unless:

(i)

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)

New SM is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the shares of New SM Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period more than 5% of outstanding shares of New SM Common Stock.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of New SM Common Stock or New SM public warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New SM Common Stock or New SM public warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New SM will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New SM to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New SM will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Exercise, Lapse or Redemption of New SM public warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New SM public warrant, or the lapse of a New SM public warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “—U.S. Holders—Exercise, Lapse or Redemption of New SM public warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “—Sale, Exchange or Other Disposition of Shares of New SM Common Stock and New SM public warrants.” If New SM redeems New SM public warrants for cash or if it purchases New SM public warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition by the non-U.S. Holder, the consequences of which would be similar to those described above under “—Sale, Exchange or Other Disposition of Shares of New SM Common Stock and New SM public warrants.”

Possible Constructive Distributions

The terms of each New SM public warrant provide for an adjustment to the exercise price of the New SM public warrant or an increase in the shares of New SM Common Stock issuable on exercise in certain circumstances discussed in “Description of New SM Securities—Warrants—New SM public warrants.” As described above under “—U.S. Holders—Possible Constructive Distributions,” certain adjustments with respect to the New SM public warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New SM equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a New SM public warrants are complex, and non-U.S. Holders should consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New SM public warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New SM Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund from the IRS, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including public shares or public warrants and shares of New SM Common Stock or New SM public warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which public shares or public warrants and shares of New SM Common Stock or New SM public warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, public shares or public warrants and shares of New SM Common Stock or New SM public warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of New SM Common Stock or New SM warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in public shares, public warrants, shares of New SM Common Stock or New SM public warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of New SM as of April 30, 2021 and the unaudited pro forma condensed combined statement of operations of New SM for the three months ended April 30, 2021, and the year ended January 31, 2021 present the combination of the financial information of Pathfinder and ServiceMax after giving effect to the Business Combination, and related adjustments described in the accompanying notes. Pathfinder and ServiceMax are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as New SM.

The unaudited pro forma condensed combined statements of operations for the three months ended April 30, 2021, and the year ended January 31, 2021 give pro forma effect to the Business Combination as if it had occurred on February 1, 2020. The fiscal year ends between ServiceMax and Pathfinder are a month apart with fiscal year ends of January 31, and December 31, of each year respectively. Accordingly, the unaudited pro forma condensed combined statement of operations for the quarter ended April 30, 2021 and the year ended January 31, 2021 include Pathfinder’s condensed financial information for the quarter ended March 31, 2021 and year ended December 31, 2020, respectively. The unaudited pro forma condensed combined balance sheet as of April 30, 2021 gives pro forma effect to the Business Combination as if it was completed on April 30, 2021. Due to the difference in fiscal year ended, the pro forma condensed combined balance sheet as of April 30, 2021 includes Pathfinder’s condensed balance sheet as of March 31, 2021. After the consummation of the business combination, it is expected that the fiscal year end of New SM will be as of January 31st of each respective year.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of each of Pathfinder and ServiceMax and the notes thereto, as well as the disclosures contained in the sections titled “Pathfinder’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “ServiceMax’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New SM’s financial condition or results of operations would have been if the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New SM. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.

On July 15, 2021, Pathfinder entered into the Business Combination Agreement with ServiceMax which was amended and restated on August 11, 2021. Pathfinder will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Pathfinder will change its name to “ServiceMax, Inc.” (“New SM”). Immediately after the Domestication, Serve Merger Sub will merge with and into ServiceMax, with ServiceMax as the surviving company in the Merger and, after giving effect to such Merger, ServiceMax will be a wholly owned subsidiary of Pathfinder. After giving effect to the Business Combination, Pathfinder will own, directly or indirectly, all of the issued and outstanding equity interests of ServiceMax and its subsidiaries and the ServiceMax stockholders will hold a portion of the common stock of New SM.

The unaudited pro forma condensed combined information contained herein assumes that the Pathfinder’s shareholders approve the Business Combination. Pathfinder’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. Pathfinder cannot predict how many of its public shareholders will exercise their right to have their Class A ordinary shares redeemed for cash. As a result, New SM has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total New SM equity between holders of the ordinary shares. As described in greater detail in Note 2, Basis of Presentation, of the unaudited pro forma condensed combined financial information, the first scenario, or “no redemption scenario,” assumes that none of Pathfinder’s public shareholders will exercise their right to have their Pathfinder public shares redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of public shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination will exercise their right to have their public shares redeemed for cash. The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, ServiceMax is considered the accounting acquirer, as further discussed in Note 2, Basis of Presentation, of the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF APRIL 30, 2021

(in thousands, except share data)

	Historical		No Redemption Scenario				Maximum Redemption Scenario
	Pathfinder Acquisition Corporation (Historical)	ServiceMax (Historical)	Pro Forma Adjustments			Pro Forma	Pro Forma Adjustments			Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$385	$84,717	$325,001	(A	)	$377,748	$(110,376)	(K	)	$267,372
			10,375	(B	)
			(19,875)	(G1)
			(22,855)	(I1)
Accounts receivable, net		17,100	—			17,100	—			17,100
Accounts receivable—related party		1,619	—			1,619	—			1,619
Prepaid expenses	1,207	2,370	(1,185)	(H	)	2,392	—			2,392
Deferred sales commissions		1,938	—			1,938	—			1,938
Other assets		2,501	—			2,501	—			2,501

Total current assets	1,592	110,245	291,461			403,298	(110,376)			292,922

Investments and cash held in Trust Account	325,001		(325,001)	(A	)	—	—			—
Property and equipment, net		539	—			539	—			539
Internally developed software, net		2,673	—			2,673	—			2,673
Operating lease right-of-use assets		8,841	—			8,841	—			8,841
Goodwill		373,825	—			373,825	—			373,825
Intangible assets, net		108,833	—			108,833	—			108,833
Deferred sales commission, net		4,372	—			4,372	—			4,372
Deferred public offering costs		1,347	(1,347)	(I2)		—	—			—
Deposits and other long-term assets		895				895	—			895

Total Assets	$326,593	$611,570	$(34,887)			$903,276	$(110,376)			$792,900

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	370	4,909	—			5,279	—			5,279
Accounts payable—related party		1,582	—			1,582	—			1,582
Accrued expenses	143	11,154	(1,391)	(I5)		9,906	—			9,906
Operating lease liabilities		3,060	—			3,060	—			3,060
Unearned revenue		59,771	—			59,771	—			59,771

Total current liabilities	513	80,476	(1,391)			79,598	—			79,598

Derivative warrant liabilities	14,405					14,405	—			14,405
Operating lease liabilities, noncurrent		6,095	—			6,095	—			6,095
Unearned revenue, non-current		4,168	—			4,168	—			4,168
Deferred tax liability		3,974	—			3,974	—			3,974
Deferred underwriting commissions	11,375		(11,375)	(G2)		—	—			—
Other long-term liabilities		251	—			251	—			251

Total Liabilities	26,293	94,964	(12,766)			108,491				108,491

Class A ordinary shares subject to possible redemption	295,300		(295,300)	(C	)	—	—			—
Stockholders’ Equity (deficit):
ServiceMax shares, $0.00001 par value			1	(D	)	1	(1)	(K	)	0
			—	(B	)
			—	(C	)
			—	(E	)
			—	(F	)
Class A common stock, $0.01 par value		—	—	(D	)	—	—			—
Class A ordinary shares, $0.0001 par value	—		—	(F	)	—	—			—
Class B ordinary Shares, $0.0001 par value	1		(1)	(E	)	—	—			—
Additional paid-in capital	3,937	663,116	295,299	(C	)	949,993	(110,375)	(K	)	839,618
			10,375	(B	)
			(1)	(D	)
			(22,611)	(I3)
			1,062	(J	)
			(1)	(E	)
			(1,185)	(H	)
(Accumulated deficit) / retained earnings	1,062	(146,510)	(8,500)	(G3)		(155,209)	—			(155,209)
			(199)	(I4)
			(1,062)	(J	)
Total Stockholders’ Equity	5,000	516,606	273,179			794,785	(110,376)			684,409

Total Liabilities and Stockholders’ Equity	$326,593	$611,570	$(34,887)			$903,276	$(110,376)			$792,900

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 31, 2021

(in thousands, except share data)

	Historical			No Redemption Scenario			Maximum Redemption Scenario
	Pathfinder Acquisition Corporation (Historical)		ServiceMax (Historical)	Pro Forma Adjustments		Pro Forma	Pro Forma Adjustments	Pro Forma
Revenue
Subscription	$		$91,326	$—		$91,326	$—	$91,326
Professional services			17,824	—		17,824	—	17,824

Total revenue			109,150	—		109,150	—	109,150
Cost of revenue
Subscription			44,854	—		44,854	—	44,854
Professional services			20,339	—		20,339	—	20,339

Total cost of revenue			65,193	—		65,193	—	65,193

Gross profit			43,957	—		43,957	—	43,957
Operating expenses
Sales and marketing			68,305	—		68,305	—	68,305
Research and development			26,445	—		26,445	—	26,445
General and administrative expenses		8	16,136	244	(AA)	24,888	—	24,888
			—	8,500	(BB)	—	—	—
General and administrative expenses—related party			—	8,500	(BB)	—	—	—

Total operating expenses		8	110,886	8,744		119,638	—	119,638

Loss from operations		(8)	(66,929)	8,744		75,681	—	75,681

Interest income			107	—		107	—	107
Gain (loss) on foreign exchange transactions			(7)	—		(7)	—	(7)
Other income (expense), net			(13)	—		(13)	—	(13)
Change in fair value of derivative warrant liabilities			—	—		—	—	—
Financing costs—derivative warrants liabilities			—	—		—	—	—
Income from investments held in Trust Account			—	—		—	—	—

Total other income (expense), net			87	—		87	—	87
Loss before income taxes		(8)	(66,842)	8,744		(75,594)	—	(75,594)
Income tax benefit			17,006	2,013	(DD)	14,993	—	14,993

Net loss and comprehensive loss		$(8)	$(49,836)	$(10,757)		$(60,601)	$—	$(60,601)
Weighted average shares outstanding of New ServiceMax common stock—basic and diluted						180,100,100		169,062,447
Weighted average shares outstanding of common stock—basic and diluted			100
Weighted average shares outstanding of Class A common stock—basic and diluted		6,875,000

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE QUARTER ENDED APRIL 30, 2021

(in thousands, except share data)

	Historical			No Redemption Scenario				Maximum Redemption Scenario
	Pathfinder Acquisition Corporation (Historical)		ServiceMax (Historical)	Pro Forma Adjustments			Pro Forma	Pro Forma Adjustments	Pro Forma
Revenue
Subscription	$		$25,757	$—			$25,757	$—	$25,757
Professional services			4,251	—			4,251	—	4,251

Total revenue			30,008	—			30,008	—	30,008
Cost of revenue
Subscription			11,245	—			11,245	—	11,245
Professional services			4,743	—			4,743	—	4,743

Total cost of revenue			15,988	—			15,988	—	15,988

Gross profit			14,020	—			14,020	—	14,020
Operating expenses
Sales and marketing			17,338	—			17,338	—	17,338
Research and development			8,023	—			8,023	—	8,023
General and administrative expenses		270	4,853	(44)	(AA	)	5,079	—	5,079
General and administrative expenses—related party		20		—			20	—	20

Total operating expenses		290	30,214	(44)			30,460	—	30,460

Loss from operations		(290)	(16,194)	44			(16,440)	—	(16,440)

Interest income			5	—			5	—	5
Gain (loss) on foreign exchange transactions			48	—			48	—	48
Other income (expense), net			1	—			1	—	1
Change in fair value of warrant liabilities		1,935		—			1,935	—	1,935
Financing costs—derivative warrants liabilities		(575)		—			(575)	—	(575)
Income from investments held in Trust Account		1		(1)	(CC	)	—	—	—

Total other income (expense), net		1,361	54				1,414		1,414

Loss before income taxes		1,071	(16,140)	43			(15,026)	—	(15,026)
							—		—
Income tax benefit			650	(11)	(DD	)	639	—	639

Net loss and comprehensive loss		$1,071	$(15,490)	$32			$(14,387)	—	$(14,387)

Weighted average shares outstanding of New ServiceMax common stock—basic and diluted							180,100,000		169,062,447
Weighted average shares outstanding of common stock—basic and diluted			100
Weighted average shares outstanding of Class A common stock—basic and diluted		32,500,000
Weighted average shares outstanding of Class B common stock—basic and diluted		7,784,722

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Business Combination

On July 15, 2021, Pathfinder entered into the Business Combination Agreement (“BCA”) with ServiceMax. Pathfinder will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and will domesticate as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Pathfinder will change its name to “ServiceMax, Inc.” (“New SM”). Immediately after the Domestication, Serve Merger Sub will merge with and into ServiceMax, with ServiceMax as the surviving company in the Merger and, after giving effect to such Merger, ServiceMax will be a wholly owned subsidiary of Pathfinder. After giving effect to the Business Combination, Pathfinder will own, directly or indirectly, all of the issued and outstanding equity interests of ServiceMax and its subsidiaries and the ServiceMax stockholders will hold a portion of the common stock of New SM.

In connection with the BCA, (i) each issued and outstanding Class A ordinary share of Pathfinder, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share of Pathfinder, par value $0.0001 per share (the “Class B ordinary shares”), will be converted into one share of common stock, par value $0.00001 per share, of New SM (the “New SM Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder will automatically represent the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement; (iii) and each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New SM Common Stock and one-fifth of one warrant representing the right to purchase one share of New SM Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder warrant agreement.

In accordance with the terms and conditions of the BCA each share of ServiceMax outstanding as of immediately prior to the Business Combination will be exchanged for shares of New SM Common Stock at par value $0.00001 per share, based on an implied ServiceMax pre-transaction equity value of $1.425 billion. Furthermore, each restricted stock award and restricted stock unit award with respect to ServiceMax Common Stock issued pursuant to the rollover compensation plan (“Rollover Plan”) (described elsewhere in this proxy/prospectus herein) outstanding as of immediately prior to the Business Combination will remain subject to the Rollover Plan but will be converted into the right to receive New SM Common Stock in lieu of ServiceMax Common Stock. The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus.

In connection and concurrently with the execution of the BCA, Pathfinder and ServiceMax entered into Subscription Agreements (as may be amended, the “Subscription Agreements”) with certain investors (together the “Stronghold Private Placement Investors”), pursuant to which the Stronghold Private Placement Investors have agreed to subscribe for and purchase, and Pathfinder has agreed to issue and sell to the Stronghold Private Placement Investors, following the Domestication and immediately prior to the time of the Business Combination, an aggregate of 1,037,500 shares of New SM Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $10,375,000 (the “Stronghold Private Placement”). The shares of New SM Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended. Pathfinder will grant the Stronghold Private Placement Investors certain registration rights in connection with the Stronghold Private Placement. The Stronghold Private Placement is contingent upon, among other things, the closing of the Business Combination immediately following the consummation of the Stronghold Private Placement.

It is anticipated that, upon completion of the Business Combination, (i) existing shareholders of ServiceMax, including Silver Lake and current and former management and other services providers of ServiceMax (the “ServiceMax Shareholders”), will own, collectively, approximately 79% of the outstanding New SM Common Stock, and (ii) Pathfinder’s sponsor and directors and officers will own approximately 2% of the outstanding New SM Common Stock, in each case, assuming that none of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 84% and 2%, respectively, assuming that, a maximum of 33.96% of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination. These percentages assume that (i) 142,500,000 shares of New SM Common Stock are issued to the holders of common stock of ServiceMax at Closing, which would be the number of shares of New SM Common Stock issued to such holders if the Closing were to occur on November 1, 2021 and there were no cash awards paid out by ServiceMax, (ii) 1,037,500 shares of New SM Common Stock are issued in the Stronghold Private Placement, (iii) all public warrants or private placement warrants to purchase New SM Common Stock that will be outstanding immediately following Closing have been exercised (iv) 2,775,481 shares of New SM Common Stock are issued on account of vested profits interests in ServiceMax JV, (v) 1,860,752 restricted stock awards and 2,554,266 restricted stock unit awards are issued on account of unvested profits interests in ServiceMax JV pursuant to the Rollover Plan as well as to replace expiring cash awards, and (vi) no forfeiture of Sponsor Earn-Out Shares has taken place. In either case, certain affiliates of Silver Lake LP, will own a majority of the outstanding New SM common stock.

The following summarizes the pro forma share outstanding following the consummation of the Business Combination under the two scenarios, the “No Redemption” and “Maximum Redemption” scenario and based on the aggregate conversion under the Rollover Plan of all vested profits interest awards of ServiceMax JV as of April 30, 2021, and excludes the potential dilutive effect of unvested restricted stock awards and units:

	No Redemption Scenario		Maximum Redemption Scenario (1)
(in millions)	Assuming No Redemption	Ownership %	Assuming Maximum Redemption	Ownership %
ServiceMax shareholders (1)	142.5	79.1	142.5	84.3
Pathfinders’ public shareholders (2)	32.5	18.1	21.5	12.7
Sponsor and initial shareholders	4.1	2.3	4.1	2.4
Stronghold Private Placement investors	1.0	0.6	1.0	0.6

Pro forma shares outstanding	180.1	100%	169.1	100%

(1)	Includes shares owned by Silver Lake.
(2)

Assumes that 33.96% of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement, together with the proceeds of the Stronghold Private Placement be equal to or greater than $225.0 million.

(3)	Excludes Sponsor Earn-Out Shares of 4,062,000 which are subject to forfeiture if vesting does not occur.

2.	Basis of Presentation

The historical financial information of Pathfinder and ServiceMax has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are offering and transaction related adjustments. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination and certain other adjustments. The unaudited condensed statement of operations of Pathfinder and ServiceMax for the quarters ended March 31, 2021 and April 30, 2021, respectively are adjusted to reflect the combined statement of operations of New ServiceMax as if the Business Combination, as if a reverse recapitalization took place on February 1, 2020.

The Business Combination will be accounted for as a reverse recapitalization because ServiceMax has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), and under both the “no redemption” and “maximum redemption” scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:

•	The pre-combination equity holders of ServiceMax will hold the majority of voting rights in New SM;

•	The pre-combination equity holders of ServiceMax will have the right to appoint the majority of the directors on the New SM Board;

•	Senior management of ServiceMax will comprise the senior management of New SM; and

•	Operations of ServiceMax will comprise the ongoing operations of New SM.

Under the reverse recapitalization model, the Business Combination will be treated as ServiceMax issuing equity for the net assets of Pathfinder, with no goodwill or intangible assets recorded. Certain direct and incremental costs related to the Business Combination will be recorded as a reduction against additional-paid-in-capital, consistent with the accounting for reverse recapitalizations. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination as no significant synergies are expected.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Pathfinder’s Class A ordinary shares into cash:

•	Assuming No Redemptions: This presentation assumes that no Pathfinder shareholders exercise redemption rights with respect to their public shares;

•

Assuming Maximum Redemptions: This presentation assumes that 33.96% of Pathfinder’s public shareholders exercise redemption rights with respect to their Class A ordinary shares. This scenario assumes that approximately 11.0 million Class A ordinary shares are redeemed for an aggregate redemption payment of $110.4 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide (i) the minimum aggregate Business Combination and Stronghold Private Placement proceeds to be equal or greater than $225.0 million, consisting of Pathfinder trust account funds of $325.0 million and Stronghold Private Placement proceeds of $10. million and (ii) minimum funds required of $225.0 million, less Pathfinder’s unpaid expenses, to be delivered at Closing of the Business Combination. The number of public redemption shares of approximately 11.0 million shares was calculated based on the cash in trust less the minimum funds required less PIPE proceeds divided by 10 million outstanding Pathfinder public shares.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma combined financial information will be different.

Pursuant to the BCA, unvested profits interest will be cancelled and exchanged for a restricted stock unit award to be issued under the Company’s Rollover Plan. No effect has been given to the unaudited pro forma combined financial information for the exchange of awards because the terms and conditions of the New Company RSUs are not yet known and are considered to be factually unsupportable for pro forma adjustment purposes.

No effect has been given to the unaudited pro forma combined financial information for the Sponsor Earn-Out Shares, under the provisions of the Sponsor Letter Agreement, because certain terms and conditions of such agreement are subject to board approval.

3.	Pro Forma Adjustments

Pro Forma Adjustments to the Unaudited Pro Forma Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of April 30, 2021 are as follows:

(A)

Reflects the reclassification of $325.0 million in cash and cash equivalents, including interest income held in the Trust Account at the balance sheet date that becomes available for transaction consideration, redemption of public shares and the operating activities following the Business Combination assuming no redemptions.

(B)

Reflects the gross cash proceeds from the Stronghold Private Placement consisting of 1,037,500 shares at par value of $0.00001 of New SM Shares at a purchase price of $10.00 per share for proceeds of approximately $10.4 million.

(C)	Represents the reclassification of $295.3 million of common stock subject to possible redemption to permanent equity assuming no redemptions.

(D)

Pursuant to the Business Combination Agreement, this adjustment reflects the recapitalization of ServiceMax and issuance of $142.5 million of the post-combination company’s shares to ServiceMax’s equity holders.

(E)

Reflects the conversion of all outstanding, non-forfeited Pathfinder Class B ordinary shares at $0.0001 par value through the reclassification of $863 of Pathfinder Class B ordinary shares to New SM Shares.

(F)	Reflects the conversion of Pathfinder’s Class A ordinary shares not subject to redemption to New SM Shares.

(G)

Reflects the cash payment of Pathfinder’s total estimated unpaid public offering and business combination costs of approximately $19.9 million. The $19.9 million in unpaid costs consist of: (1) approximately $8.5 million of legal and accounting fees to be expensed by Pathfinder prior to or in connection with the Business Combination and (2) approximately $11.4 million of accrued deferred underwriting commissions relating to its public offering in January 2021. These costs are adjusted to Pathfinder’s retained earnings and subsequently adjusted against Additional paid-in-capital as a part of the Business Combination. The following summarizes the transaction costs by type.

Pathfinder Transaction Costs

	Public Offering Costs (Deferred) as of March 31, 2021
	Incurred and unpaid		Remaining to be incurred		Cash payment to be made
Deferred underwriting commissions	$11,375,000		$—		$11,375,000

Total public offering costs	$11,375,000	G2	$—		$11,375,000

	Other BCA Costs (Expensed) as of March 31, 2021
	Incurred and unpaid		Remaining to be incurred		Cash payment to be made
Legal and accounting fees	$—		$4,700,000		$4,700,000
Director and officer insurance	—		3,500,000		3,500,000
Other	—		300,000		300,000

Total Pathfinder transaction costs	$—		$8,500,000	G3	$8,500,000

			Total Cash Payment		$19,875,000	G1

(H)	Reflects $1.2 million of prepaid expenses related to an existing two-year Director & Officer insurance policy.

(I)

Reflects the cash payment of ServiceMax’s total estimated public offering and other business combination related costs of approximately $22.9 million. Incurred costs to date consist of: (1) legal and accounting fees of approximately $0.6 million, and (2) consulting fees of $0.8 million. Remaining estimated costs consist of: (1) legal and accounting fees of approximately $4.7 million, (2) merger and success fees of $15.0 million, and (3) consulting fees of $1.6 million. The following summarizes the transaction costs by type:

ServiceMax Transaction Costs

	Public Offering Costs (Deferred) as of April 30, 2021
	Incurred and unpaid	Remaining to be incurred	Cash payment to be made
Legal and accounting fees	$581,022	$4,672,288	$5,253,310
Consulting fees	765,553	1,592,419	2,357,972
Banking and success fees	—	15,000,000	15,000,000

	Public Offering Costs (Deferred) as of April 30, 2021
	Incurred and unpaid		Remaining to be incurred		Cash payment to be made
Total public offering costs	$1,346,575	I2	21,264,707		$22,611,282	I3

	Other BCA Costs (Expensed) as of April 30, 2021
	Incurred and unpaid		Remaining to be incurred		Cash payment to be made
Legal and accounting fees	$44,435		$152,254		$196,689
Consulting fees	—		47,000		47,000
Merger and acquisition fees	—		—		—

Total ServiceMax transaction costs	$44,435	I5	$199,254	I4	$243,689	I1

			Total Cash Payment		$22,854,971

(J)	Reflects the elimination of $1.1 million of Pathfinder’s historical retained earnings, recorded under the provisions of ASC 805 Business Combinations under the acquisition method of accounting.

The additional pro forma adjustments assuming Maximum Redemptions:

(K)

Reflects the conversion of all outstanding, non-forfeited Pathfinder Class A ordinary shares at $0.00001 par value through the reclassification of Pathfinder APIC to New ServiceMax Shares at $0.0001 par value.

(L)	Reflects the maximum redemption of 11,037,553, at a par value of $0.0001 per share, of Pathfinder’s Class A ordinary shares for an aggregate payment of $110.4 million at $10.00 per share.

Pro Forma Adjustments to the Unaudited Pro Forma Consolidated Statement of Operations

The Pro Forma adjustments included in the unaudited pro forma consolidated statement of operations for the period ended January 31, 2021 and April 30, 2021 are as follows:

(AA)

Represents $0.04 million of transaction-related costs, unrelated to the issuance of equity, which have been incurred and expensed by ServiceMax prior to April 30, 2021. The remaining expected transaction related costs to be incurred by ServiceMax subsequent to April 30, 2021 is $0.2 million. The total of $0.2 million in transactions costs is reflected in the unaudited pro forma combined condensed statement of operations for the period ended January 31, 2021. These costs are non-recurring and therefore will not affect New SM’s statement of operations beyond 12 months after the acquisition. As such, $0.04 million in expenses is eliminated from the unaudited pro forma combined condensed statement of operations for the period ended April 30, 2021.

(BB)

Represents estimated $8.5 million of Pathfinder transaction costs to be incurred subsequent to March 31, 2021 adjusted for in the unaudited pro forma combined condensed statement of operations for the period ended January 31, 2021. These costs are non-recurring and therefore will not affect New SM’s statements of operations beyond 12 months after the acquisition. As these have not been incurred as of March 31, 2021, which was included in the unaudited pro forma condensed combined statements of operations for the period ended April 30, 2021, no adjustments were made for the period ending April 30, 2021.

(CC)	Investment income of $534 from Pathfinder’s cash in trust has been removed from the statement of operations.

(DD)	Reflects the income tax effect of pro forma adjustments using the estimated blended tax rate of 24% for the year ended January 31, 2021 and for the three months ended April 30, 2021.

INFORMATION ABOUT PATHFINDER

References in this section to the “Company,” “Pathfinder Acquisition Corporation,” “Pathfinder,” “our,” “us” or “we” refer to Pathfinder Acquisition Corporation, unless otherwise stated.

We are a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “initial business combination”). We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our Sponsor is Pathfinder Acquisition LLC, a Delaware limited liability company. The registration statement for our initial public offering was declared effective on February 16, 2021. On February 19, 2021, we consummated our initial public offering of 32,500,000 units, including 2,500,000 additional units to partially cover over-allotments, at $10.00 per unit, generating gross proceeds of $325.0 million, and incurring offering costs of approximately $18.5 million, of which approximately $11.4 million was for deferred underwriting commissions. The underwriters had 45 days from the effective date of the prospectus to exercise the remaining portion of its option to purchase up to 2,000,000 units at the initial public offering price to cover over-allotments, if any. On April 2, 2021, the over-allotment option on the remaining units expired unexercised by the underwriters.

Simultaneously with the closing of the initial public offering, we consummated the private placement of 4,250,000 private placement warrants to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per private placement warrant, generating gross proceeds to Pathfinder of $8.5 million.

Upon the closing of the initial public offering and the private placement, $325.0 million ($10.00 per unit) of the net proceeds of the initial public offering and certain of the proceeds of the private placement was placed in the trust account with Continental Stock Transfer & Trust Company acting as trustee and was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which will be invested only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the trust account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of its initial public offering and the sale of private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial business combination. Our initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time we sign a definitive agreement in connection with the initial business combination. However, we will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

If we are unable to complete an initial business combination within the 24 months from our initial public offering, or February 19, 2023, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Following the closing of our initial public offering, an amount equal to $325,000,000 of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment

Company Act, which invest only in direct U.S. government obligations. As of March 31, 2021, funds in the trust account totaled approximately $325 million. These funds will remain in the trust account, except for the withdrawal of interest earned on the funds held in the trust account to pay taxes, if any, until the earliest of (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance and timing of our obligation to redeem 100% of the public shares if we do not complete a business combination by February 19, 2023 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, or (iii) the redemption of all of the public shares if we are unable to complete a business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

Pathfinder’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “PFDRU,” “PFDR” and “PFDRW,” respectively.

Financial Position

As of March 31, 2021, we had approximately $0.4 million in our operating bank account and working capital of approximately $1.1 million. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using Pathfinder’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

The Nasdaq Listing Rules require that our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•

subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of Our Initial Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any, divided by the number of then-outstanding public shares, subject to the limitations described herein. As of              , the amount in the trust account is approximately $             per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights require that a beneficial holder must identify itself in order to validly redeem its shares. There are no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if a business combination does not close. Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Class A ordinary shares or Class B ordinary shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering, or February 19, 2023, or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares.

Limitations on Redemption Rights

Our amended and restated memorandum and articles of association provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). However, the proposed business combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. In the event the aggregate cash consideration we would be required to pay for all Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, and all Class A ordinary shares submitted for redemption will be returned to the holders thereof.

Manner of Conducting Redemptions

We are providing our public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of our initial business combination either (i) in connection with a general meeting called to approve the business combination or (ii) by means of a tender offer. We are conducting a redemption in connection with the vote to approve the Business Combination. Accordingly, pursuant to our amended and restated memorandum and articles of association, we are:

•

conducting the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules; and

•	filing proxy materials with the SEC.

We will complete our initial business combination only if we obtain the approval of a resolution adopted by the affirmative vote of at least a majority of the votes cast by the holders of the issued shares present in person or represented by proxy at a general meeting of Pathfinder and entitled to vote on such matter or a resolution approved in writing by all of the holders of the issued shares entitled to vote on such matter. In such case, our Sponsor and each member of our management team have agreed to vote their Class B ordinary shares and public shares in favor of our initial business combination. As a result, in addition to our initial purchaser’s Class B ordinary shares, we would need 12,187,501, or 37.5% (assuming all issued and outstanding shares are voted and the over-allotment option is not exercised), or 2,031,251, or 6.25% (assuming only the minimum number of shares representing a quorum are voted and the over-allotment option is not exercised), of the 32,500,000 public shares sold in the initial public offering to be voted in favor of an initial business combination in order to have our initial business combination approved. Each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction or vote at all. In addition, our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Class B ordinary shares and public shares held by them in connection with (i) the completion of a business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering, or February 19, 2023, or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares.

Limitation on Redemption upon Completion of Our Initial Business Combination

Our amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the initial public offering, which we refer to as “Excess Shares,” without our prior consent. We believe this restriction has discouraged shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public shareholder holding more than an aggregate of 15% of the shares sold in the initial public offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem no more than 15% of the shares sold in the initial public offering without our prior consent, we believe we have limited the ability of a small group of shareholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash.

However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

Redemption of Public Shares and Liquidation If No Initial Business Combination

Our amended and restated memorandum and articles of association provide that we have only 24 months from the closing of the initial public offering, or until February 19, 2023, to consummate an initial business combination. If we have not consummated an initial business combination within 24 months from the closing of the initial public offering, or February 19, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination within 24 months from the closing of the initial public offering. Our amended and restated memorandum and articles of association provide that, if a resolution of Pathfinder’s shareholders is passed pursuant to the Companies Act of the Cayman Islands to commence the voluntary liquidation of Pathfinder, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Class B ordinary shares they hold if we fail to consummate an initial business combination within 24 months from the closing of the initial public offering (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame).

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer or director or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1,000,000 of proceeds held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of the initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. None of the underwriters in our initial public offering have executed an agreement with us waiving such claims to the monies held in the trust account, although each has agreed to waive its rights to its deferred underwriting commission held in the trust account in the event we do not consummate an initial business combination within 24 months from the closing of the initial public offering. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. As of                  we had access to $             from the proceeds of the initial public offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our trust account received by any such shareholder.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders are entitled to receive funds from the trust account only (i) in the event of the redemption of our Class A ordinary shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering, (ii) in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination within 24 months from the closing of the initial public offering, with respect to such Class A ordinary shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above. These provisions of our amended and restated memorandum and articles of association, like all provisions of our amended and restated memorandum and articles of association, may be amended with a shareholder vote.

Employees

We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our officers and directors are as follows:

Name	Age	Position
Richard Lawson	49	Chairman of the Board of Directors
David Chung	54	Chief Executive Officer and Director
Lindsay Sharma	38	Chief Investment Officer and Director
Lance Taylor	50	Chief Financial Officer
J. Steven Young	59	Director
Hans Swildens	51	Director
Steve Walske	69	Director
Paul Weiskopf	54	Director
Omar Johnson	46	Director

Rich Lawson, Chairman of the Board of Directors since December 2020, is the Chairman, Chief Executive Officer and Co-Founder of HGGC, where he has been involved in all phases of the firm’s development since its formation and directs the firm’s strategy and investment decisions, governance and investor relations. Since HGGC’s inception in 2007, Mr. Lawson has overseen hundreds of completed transactions representing tens of billions of dollars in aggregate transaction value. Prior to leading HGGC, Mr. Lawson established predecessor private equity funds Huntsman Gay Capital Partners in 2007 with industrialist Jon M. Huntsman and Robert C. Gay, as well as Sorenson Capital in 2002 with medical products pioneer James LeVoy Sorenson. Mr. Lawson also served as President and Chief Executive Officer of enterprise software company Found, Inc. and worked at Morgan Stanley in its mergers and acquisitions department. Mr. Lawson received his MBA from Harvard Business School and a BA in Interdisciplinary Studies from Amherst College.

David Chung, Chief Executive Officer since December 2020 and Director since February 2021, is an Executive Director of HGGC, where he has led the extension of HGGC’s core middle-market private equity strategy to include public/private crossover strategies such as take-private transactions, PIPEs and toehold investments in publicly traded companies. He has over 25 years of experience as a private equity, public equity and crossover public/private investor and dealmaker, through which he has developed a distinctive wide-angle experience set and expertise as an engaged financial Sponsor and partnership-oriented investor across the public-private spectrum. He has led or actively participated in a large number of transactions and investments involving private and public companies at different stages of growth across a wide range of industries, including Technology, Software, Technology-enabled Products and Services, Business Services and Consumer. Prior to joining HGGC in December 2016, Mr. Chung was an independent crossover private equity and public market investor through Arrowhead Holdings LLC since January 2013, a Partner at Blum Capital Partners (a hybrid private equity and public equity investment firm) from 2006 to 2012, Managing Member of Perspective Value Partners (startup public/private hybrid investment firm) from 2005 to 2006, a Partner at Standard Pacific Capital (a global long/short hedge fund) from 2002 to 2004, and a Director at KKR (a global private equity firm) from 1995 to 2002. Mr. Chung also served on the board of directors of Blucora, Inc. (Nasdaq: BCOR) from 2013 to 2017 as an independent director. Earlier in his career, he was a strategy consultant at McKinsey & Company and an investment banker at Hambrecht & Quist Inc., which specialized in initial public offerings, follow-on offerings and M&A transactions for emerging growth Technology and Healthcare companies. Mr. Chung is a graduate of Harvard College, where he graduated magna cum laude, and Harvard Business School, where he graduated with high distinction as a Baker Scholar.

Lindsay Sharma, Chief Investment Officer and Director since February 2021, is a Managing Director of Industry Ventures, where she has led the Industry Ventures Tech Buyout strategy and concentrated on originating, valuing and managing primary fund commitments and direct co-investment opportunities for the Industry Ventures Tech Buyout Fund since October 2018. She serves on the investment committee for the Industry Ventures Tech Buyout Fund and is actively involved in helping to enable successful exit scenarios in older venture-funded technology companies. Ms. Sharma also brings four years of experience as part of the Industry Ventures secondary team, purchasing secondary direct investments and limited partner interests, and assists in valuing companies. Prior to joining Industry Ventures in 2014, Ms. Sharma was a Principal in corporate strategy and development at Intuit, leading merger and acquisition activities for the company. Earlier in her career, Ms. Sharma was an investment professional at Great Hill Partners, a tech focused private equity firm and started her career as an investment banker at Bear Stearns in New York as a member of the Technology, Media and Telecom team. Ms. Sharma received her MBA from Harvard Business School and a BS in Business Administration in Finance and Accounting from Indiana University, graduating with distinction.

Lance Taylor, Chief Financial Officer since December 2020, is a Partner and Chief Financial Officer of HGGC, where he leads the firm’s finance and accounting operations. Prior to joining HGGC in May 2014, Mr. Taylor was Managing Director, Chief Financial Officer and Chief Compliance Officer at Calera Capital, a middle-market private equity firm with offices in San Francisco and Boston, from May 2012 to May 2014. At Calera, Mr. Taylor oversaw the operations of the firm including investor relations, financial reporting, human resources and facilities. Prior to Calera, he was Chief Financial Officer of Legacy Venture, a venture focused philanthropic fund-of-funds with over $1 billion of assets under management. Mr. Taylor also worked at Lightspeed Venture Partners as their Director of Finance from 2000 to 2004. He was a Senior Audit Manager at Ernst & Young and began his career in the audit practice of Arthur Andersen in San Jose. Mr. Taylor earned an MBA from Duke University and a Master of Accountancy and BS in Accounting from Brigham Young University.

Steve Young, Director since February 2021, is the President and Co-Founder of HGGC, where he leads and manages the business and co-heads the Investment Committee together with Rich Lawson. Mr. Young serves as Chairman of the Board of four HGGC portfolio companies: Idera, Inc., Integrity Marketing Group, Dealer-FX and AutoAlert. Prior to their sales, he also served as a member of the Board of Directors for the firm’s exited investments in hybris Software (acquired by SAP AG (NYSE: SAP)), Serena Software (acquired by Micro Focus International plc (NYSE: MFGP)) and Sunquest Information Systems (acquired by Roper Technologies (NYSE: ROP)). Prior to the inception of HGGC in 2007, Mr. Young’s professional football career spanned more than fifteen years in the NFL, primarily with the San Francisco 49ers, where he received numerous accolades, including Most Valuable Player of Super Bowl XXIX, Sports Illustrated and Sporting News’ Player of the Year from 1992 to 1994 and the NFL’s Most Valuable Player for 1992 and 1994. In 2005, Mr. Young was inducted into the Pro Football Hall of Fame. Mr. Young founded and chairs the Forever Young Foundation, which is actively involved in children’s charities worldwide. Mr. Young earned a JD from the J. Reuben Clark Law School and a BS in Finance and Political Science from Brigham Young University.

Hans Swildens, Director since February 2021, is the Chief Executive Officer and Founder of Industry Ventures, where he has led and managed the overall business since August 1999. As an early pioneer of the modern secondary market for venture capital, Mr. Swildens created new ways to get liquidity for venture capital investments prior to an initial public offering or M&A event. Additionally, he was early to support the development of a new class of venture capital partnerships focused on seed and early stage investing during the last decade. He directs the firm’s investment processes, operations and limited partner relationships. Earlier in his career, Mr. Swildens was a successful entrepreneur who co-founded and acted as President of Microline Software, which was acquired by Blaze Software (initial public offering) and was subsequently acquired by Fair Isaac. He also helped start Speedera Networks (acquired by Akamai) and provided board advisory services to Discovery Mining (acquired by Interwoven), nCircle Network Security (acquired by Tripwire), and StepUp Commerce (acquired by Intuit). Mr. Swildens also helped finance Lowercase Capital. Mr. Swildens holds an MBA from Columbia Business School and a BA with distinction from the University of California at Santa Barbara.

Steven Walske, Director since February 2021, led Parametric Technology Corporation (Nasdaq: PTC) as its CEO from 1986 to 2000. Mr. Walske guided PTC from its start-up phase through its initial public offering to its position as the market leader in mechanical design automation software. Through Myriad Investments, LLC, since February 2000, he has advised private companies (several of which have gone public) such as Medallia (NYSE: MDLA), Endeca Technologies, Platfora, BladeLogic (Nasdaq: BLOG), Synopsys (Nasdaq: SNPS) and ClearCare on growth and go-to-market strategies as a value-added Board member. Mr. Walske has served on the boards of directors of Synopsys and Medallia since 1991 and 2011, respectively, and he served on the board of directors of Platforma from September 2012 until August 2016 and on the board of directors of ClearCare from August 2016 to November 2019. Mr. Walske has extensive relationships in the venture capital and growth equity communities as well as with executives in the technology arena. Mr. Walske holds a BA in Economics from Princeton University and an MBA from Harvard Business School.

Omar Johnson, Director since February 2021, is a marketing innovator in the art of building world-class brands. As former CMO of Beats by Dre and VP of Marketing at Apple, throughout his career, Mr. Johnson has led all facets of marketing, ranging from brand development and positioning, to advertising and global digital marketing. Under Johnson’s tenure, Beats grew from $20 million to a $2.0 billion dollar category leader, becoming the #1 premium headphone in over 25 countries, which led to the subsequent purchase by Apple for $3 billion in 2014. Adweek named Mr. Johnson a “Brand Genius,” and Business Insider named him one of the “Most Innovative CMOs” in 2016. Additionally, Mr. Johnson has worked on hundreds of winning marketing campaigns while at international brands such as Nike, Coca-Cola, Kraft Foods, and Campbell Soup. Since Apple, Mr. Johnson has founded ØPUS United, a modern brand management company comprised of a multi-disciplined collective of award-winning executives, athletes, strategists, creatives, and musicians, who understand the anatomy of world-class brands. Through his work with ØPUS United, Mr. Johnson has also been actively involved in developing initiatives, such as We The People and We Got Next, and authored Dear White Corporate America to encourage conversations around racial equity and the empowerment of younger generations to take action through polling, voting, and representation within the government. Mr. Johnson received a B.S. in Biology and Chemistry from Georgia State University and an MBA from Emory University.

Paul Weiskopf, Director since February 2021, has extensive experience leading strategic transformation initiatives for global businesses, including leading Strategy & Corporate Development at Adobe (Nasdaq: ADBE) from 2005-2012, Hewlett Packard (NYSE) from 2000-2005, and Corporate Development at Domo (Nasdaq: DOMO) from 2014-2019. As an independent board member and strategic business advisor, he has advised private companies, such as Selligent, Monotype and Power Factors, and public companies, such as Synplicity, on strategy, alliances, successful M&A execution, SaaS models and operational improvement initiatives. Mr. Weiskopf has extensive relationships in the software and technology arena. Mr. Weiskopf holds a BA in Political Economy from U.C. Berkeley and an MBA from the Haas School of Business at U.C. Berkeley.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the Nasdaq. The term of office of the first class of directors, consisting of Steven Walske, Omar Johnson and Paul Weiskopf will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Steve Young and Hans Swildens, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Richard Lawson, David Chung and Lindsay Sharma, will expire at our third annual meeting of shareholders.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Class B ordinary shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason.

Pursuant to an agreement to be entered into on or prior to the closing of the initial public offering, our Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for appointment to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement. This agreement was modified by our Amended and Restated Registration Rights and Shareholder Rights Agreement. Following the consummation of the initial business combination our Sponsor will have the right to appoint one director to the New SM Board.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association, as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. Our board of directors has determined that Mr. Lawson, Mr. Young, Mr. Swildens, Mr. Walske, Mr. Johnson and Mr. Weiskopf are “independent directors” as defined in the Nasdaq listing standards. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we will reimburse our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. In addition, our Sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by us to our Sponsor, executive officers and directors, or their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors.

Audit Committee

We established an audit committee of the board of directors. Mr. Walske, Mr. Johnson and Mr. Weiskopf serve as members of our audit committee. Mr. Walske serves as the Chairman of the audit committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Our board of directors has determined that each of Mr. Walske, Mr. Johnson and Mr. Weiskopf meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Each member of the audit committee is financially literate and our board of directors has determined that each of Mr. Walske and Mr. Weiskopf qualify as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of the initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the initial public offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee

We established a nominating committee of our board of directors. The members of our nominating committee are Richard Lawson, Steve Young and Hans Swildens. Richard Lawson serves as chairman of the nominating committee. Under Nasdaq listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that each of Richard Lawson, Steve Young and Hans Swildens are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

We established a compensation committee of our board of directors. The members of our compensation committee are Mr. Weiskopf and Mr. Walske. Mr. Weiskopf serves as chairman of the compensation committee.

Under Nasdaq listing standards, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that each of Mr. Weiskopf and Mr. Walske are independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of Pathfinder as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to Pathfinder and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. As a result, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he, she or it has then-current fiduciary or contractual obligations, then, he, she or it may be required to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. For example, affiliates of our Sponsor, HGGC and Industry Ventures, have an obligation to present suitable opportunities to their funds before considering whether such opportunities may be suitable for Pathfinder. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination. Our amended and restated memorandum and articles of association provide that we renounce our interest in any business combination opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Pathfinder and it is an opportunity that we are able to complete on a reasonable basis.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Richard Lawson	HGGC, LLC	Private Equity	Chairman, Chief Executive Officer and Co-Founder

	Idera, Inc.	Information Management

	Denodo Technologies Inc.	Information Management	Director

	Davies Group Limited	Management Consulting	Director

	Beauty Industry Group Inc.	Cosmetics	Director

	RPX Corp.	IP Risk Management Services	Director

	AMI Cayman HoldCo Ltd	Information Technology	Director

	Monotype Imaging Holdings Inc.	Digital Content Licensing and Software	Director

	AutoAlert, LLC	Information Management	Director

	Dealer-FX Group Inc.	Information Technology	Director

	FPX, LLC	Information Management	Director

	4Over, LLC	Online Trade Printer	Director

	Aventri, Inc.	Information Management	Director

	PCF Insurance	Insurance Brokerage	Director

David Chung	HGGC, LLC	Private Equity	Executive Director

	RPX Corp.	IP Risk Management Services	Director

	Monotype Imaging Holdings Inc.	Digital Content Licensing and Software	Director

	Arrowhead Holdings LLC	Crossover Investments, Services	Managing Member

	Fine Arts Museums of San Francisco	Non-Profit Organization	Trustee

Lindsay Sharma	Industry Ventures	Private Equity	Managing Director

Lance Taylor	HGGC, LLC	Private Equity	Chief Financial Officer

	Right to Play USA	Non-Profit Organization	Director

	Capital Impact Foundation	Foundation	Treasurer

J. Steven Young	HGGC, LLC	Private Equity	President and Co-Founder Director

	Idera, Inc.	Information Management	Director

	Integrity Marketing Group	Insurance Brokerage	Director

	Dealer-FX Group Inc.	Information Technology	Director

Individual	Entity	Entity’s Business	Affiliation

	AutoAlert, LLC	Information Management	Director

	Innovative Interfaces Holdings, Ltd	Information Management	Director

	Dynata, LLC	Information Management	Director

	FPX, LLC	Information Management	Director

	4Over, LLC	Online Trade Printer	Director

	Aventri, Inc.	Information Management	Director

	Davies Group Limited	Management Consulting	Director

	Denodo Technologies Inc.	Information Management	Director

	Nutraceutical Corporation	Health Food Products	Director

	Beauty Industry Group Inc.	Cosmetics	Director

	HelpSystems, LLC	Information Management	Director

	RPX Corp.	IP Risk Management Services	Director

	AMI Cayman HoldCo Ltd	Information Technology	Director

	Monotype Imaging Holdings Inc.	Information Technology	Director

	PCF Insurance	Insurance Brokerage	Director

Hans Swildens	Industry Ventures	Private Equity	Chief Executive Officer and Founder

Steven Walske	Medallia Inc.	Information Management	Director

	BigPanda, Inc.	Information Technology	Director

	Sila Nanotechnologies, Inc.	Information Technology	Director

	Myriad Investments, LLC	Venture Capital	Managing Director

Omar Johnson	Mission Advancement Corp. ØPUS United	Special Purpose Acquisition Company Brand Management	Director Founder

Paul Weiskopf	Power Factors, LLC	Information Technology	Director

	Domo, Inc.	Information Technology	Independent Advisor

Potential investors should also be aware of the following other potential conflicts of interest:

•

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses (including the activities of HGGC and Industry Ventures). We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•

Our Sponsor subscribed for 8,125,000 Class B ordinary shares prior to the date of our initial public offering (of which 75,000 Class B ordinary shares were subsequently transferred to our independent directors) and purchased 4,250,000 private placement warrants in a transaction that closed simultaneously with the closing of the initial public offering.

•

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Class B ordinary shares and public shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. Additionally, our Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its Class B ordinary shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Except as described herein, pursuant to a registration rights agreement which shall terminate on the Effective Date, our Sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their Class B ordinary shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Except as described herein, the private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors owns ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination. In addition, our Sponsor, officers and directors may Sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our Sponsor or any of our officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Furthermore, in no event will our Sponsor or any of our existing officers or directors, or their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the date our securities were first listed on Nasdaq, we have reimbursed our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law. In such case, our Sponsor and each member of our management team have agreed to vote their Class A ordinary shares and Class B ordinary shares in favor of the initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have also entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We have further purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Properties

We currently maintain our executive offices at 1950 University Avenue, Suite 350, Palo Alto, California 94303. Upon consummation of the Business Combination, the principal executive offices of New SM will be located at 4450 Rosewood Drive #200, Pleasanton, California 94588.

Competition

If we succeed in effecting the Business Combination with ServiceMax, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Periodic Reporting and Audited Financial Statements

Pathfinder has registered its securities under the Exchange Act and have reporting obligations, including the requirement to file annual and reports with the SEC. In accordance with the requirements of the Exchange Act, Pathfinder’s annual reports will contain financial statements audited and reported on by Pathfinder’s independent registered public accounting firm.

We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

PATHFINDER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “Pathfinder,” “we,” “us” or “our” refer to Pathfinder prior to the consummation of the Business Combination. The following discussion and analysis of Pathfinder’s financial condition and results of operations should be read in conjunction with Pathfinder’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our Sponsor is Pathfinder Acquisition LLC, a Delaware limited liability company. The registration statement for our initial public offering was declared effective on February 16, 2021. On February 19, 2021, we consummated its initial public offering of 32,500,000 units, including 2,500,000 additional units to partially cover over-allotments, at $10.00 per unit, generating gross proceeds of $325.0 million, and incurring offering costs of approximately $18.5 million, of which approximately $11.4 million was for deferred underwriting commissions. The underwriters had 45 days from the effective date of the prospectus to exercise the remaining portion of its option to purchase up to 2,000,000 units at the initial public offering price to cover over-allotments, if any. On April 2, 2021, the over-allotment option on the remaining units expired unexercised by the underwriters.

Simultaneously with the closing of the initial public offering, we consummated the private placement of 4,250,000 private placement warrants to our Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per private placement warrant, generating gross proceeds to Pathfinder of $8.5 million.

Upon the closing of the initial public offering and the private placement, $325.0 million ($10.00 per unit) of the net proceeds of the initial public offering and certain of the proceeds of the private placement were placed in the trust account with Continental Stock Transfer & Trust Company acting as trustee and was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which will be invested only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the trust account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of its initial public offering and the sale of private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. Our initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time we sign a definitive agreement in connection with the initial business combination. However, we will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

If we are unable to complete an initial business combination within the 24 months from our initial public offering, or February 19, 2023, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception up to March 31, 2021 was in preparation for our formation, the initial public offering, and since the closing of the initial public offering, a search for business combination candidates. We will not generate any operating revenues until the closing and completion of our initial business combination. We generate non-operating income in the form of interest income and dividends on investments held in trust account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

As of December 31, 2020, we had not yet commenced operations. For the period from December 18, 2020 (inception) through December 31, 2020, we had a net loss of approximately $8,000 which consisted entirely of prepaid expenses.

For the three months ended March 31, 2021, we had net income of approximately $1.1 million, which consisted of approximately a $1.9 million non-operating gain resulting from the change in fair value of derivative warrant liabilities and approximately $1,000 of income from investments held in trust account, partially offset by approximately $290,000 in general and administrative expenses, and approximately $575,000 in offering costs associated with derivative warrant liabilities.

Liquidity and Capital Resources

On February 19, 2021, we consummated the initial public offering of 32,500,000 units, including 2,500,000 additional units to partially cover over-allotments, at $10.00 per unit, generating gross proceeds of $325.0 million, and incurring offering costs of approximately $18.5 million, of which approximately $11.4 million was for deferred underwriting commissions. Simultaneously with the closing of the initial public offering, we consummated the private placement of 4,250,000 private placement warrants to our Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per private placement warrant, generating gross proceeds to Pathfinder of $8.5 million.

Upon the closing of the initial public offering and the private placement, $325.0 million ($10.00 per unit) of the net proceeds of the initial public offering and certain of the proceeds of the private placement was placed in the trust account with Continental Stock Transfer & Trust Company acting as trustee and was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which will be invested only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the trust account as described above.

As of March 31, 2021, we had approximately $0.4 million in our operating bank account, and working capital of approximately $1.1 million.

Our liquidity needs through the closing of our initial public offering had been satisfied through the payment of $25,000 from the Sponsor to cover for certain of our expenses in exchange for the issuance of our Class B ordinary shares, and a loan of approximately $129,000 pursuant to the promissory note issued to the Sponsor. We repaid the promissory note in full on February 19, 2021. Subsequent to the consummation of our initial public offering and private placement, our needs have been satisfied with the proceeds from the consummation of the private placement not held in the trust account. In addition, in order to finance transaction costs in connection with an initial business combination, our

Sponsor will provide us with working capital loans. On July 15, 2021, Pathfinder issued a promissory note (the “Working Capital Note”) to the Sponsor providing for borrowings by Pathfinder in an aggregate principal amount of up to $500,000. The Working Capital Note was issued to allow for borrowings from time to time by Pathfinder for working capital expenses. The Working Capital Note (i) bears no interest, (ii) is due and payable upon the earlier of (a) February 19, 2023 and (b) the date that Pathfinder consummates an initial business combination and (iii) may be prepaid at any time. As of March 31, 2021 and December 31, 2020, there were no amounts outstanding under any such working capital loan, and as of             , 2021 there was $             outstanding under the Working Capital Note.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors to meet our needs through the earlier of the consummation of an initial business combination or one year from this filing. Over this time period, we will be using the funds held outside the trust account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the initial business combination.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Quantitative and Qualitative Disclosures about Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item. As of March 31, 2021, we were not subject to any market or interest rate risk. The net proceeds of the initial public offering, including amounts in the trust account, have been invested in U.S. government securities with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act, that invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there is no associated material exposure to interest rate risk.

We have not engaged in any hedging activities since our inception and we do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

Off-balance Sheet Arrangements; Commitments and Contractual Obligations

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below.

Administrative Services Agreement

Commencing on the date that our securities were first listed on the Nasdaq through the earlier of consummation of the initial business combination and the liquidation, we agreed to pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to us.

In addition, our Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers or directors, or us or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account.

We incurred approximately $20,000 in general and administrative expenses for the three months ended March 31, 2021. We incurred approximately $8,000 in general and administrative expenses for the period from December 18, 2020 (inception) through December 31, 2020. As of March 31, 2021 and December 31, 2020, Pathfinder had accrued approximately $20,000 and $0, respectively, for services in connection with such agreement.

Registration and Shareholder Rights

The holders of our Class B ordinary shares, private placement warrants and warrants that may be issued upon conversion of working capital loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement entered into on the effective date of the initial public offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.5 million in the aggregate, payable upon the closing of the initial public offering. In addition, $0.35 per unit, or approximately $11.4 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Related Party Transactions

Class B ordinary shares

On December 28, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of Pathfinder in exchange for issuance of 7,906,250 Class B ordinary shares. On February 16, 2021, Pathfinder effected a share dividend of 718,750 Class B ordinary shares to the Sponsor, resulting in there being an aggregate of 8,625,000 Class B ordinary shares outstanding. The Sponsor agreed to forfeit up to an aggregate of 1,125,000 Class B ordinary shares to the extent that the option to purchase additional units is not exercised in full by the underwriters or is reduced, so that the Class B ordinary shares will represent 20% of Pathfinder’s issued and outstanding shares after the initial public offering. The underwriters partially exercised their over-allotment option to purchase an additional 2,500,000 units on February 19, 2021 and on April 2, 2021, the over-allotment option on the remaining units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were subsequently forfeited.

The Initial Shareholders agreed, pursuant to a registration rights agreement which shall terminate on the Effective Date, not to transfer, assign or sell any of their Class B ordinary shares until the earlier to occur of: (A) one year after the completion of the initial business combination or earlier if, subsequent to the initial business combination, the closing price of the Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, and (B) the date following the completion of the initial business combination on which Pathfinder completes a liquidation, merger, share exchange or other similar transaction that results in all of Pathfinder’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the initial public offering, Pathfinder consummated the private placement of 4,250,000 private placement warrants to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per private placement warrant, generating gross proceeds to Pathfinder of $8.5 million.

Each whole private placement warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants to the Sponsor was added to the proceeds from the initial public offering held in the trust account. If Pathfinder does not complete an initial business combination within the 24 months from the closing of the initial public offering, the private placement warrants will expire worthless. The private placement warrants are non-redeemable except under certain conditions and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and Pathfinder’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the initial business combination.

Related Party Loans

On December 23, 2020, the Sponsor agreed to loan Pathfinder up to $300,000 to be used for the payment of costs related to the initial public offering pursuant to a promissory note. The promissory note was non-interest bearing, unsecured and due upon the closing of the initial public offering. Prior to the closing of the initial public offering, Pathfinder borrowed approximately $129,000 under the promissory note. The promissory note was fully repaid on February 19, 2021.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of Pathfinder’s officers and directors will loan Pathfinder funds as may be required (“Working Capital Loans”). If Pathfinder completes an initial business combination, Pathfinder may repay the Working Capital Loans out of the proceeds of the trust account released to Pathfinder. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the trust account. In the event that an initial business combination does not close, Pathfinder may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

On July 15, 2021, Pathfinder issued the Working Capital Note to the Sponsor providing for borrowings by Pathfinder in an aggregate principal amount of up to $500,000. The Working Capital Note was issued to allow for borrowings from time to time by Pathfinder for working capital expenses. The Working Capital Note (i) bears no interest, (ii) is due and payable upon the earlier of (a) February 19, 2023 and (b) the date that Pathfinder consummates an initial business combination and (iii) may be prepaid at any time. Unlike the Working Capital Loans discussed above, the Working Capital Note may not be converted to warrants of the post Business Combination Entity.

Administrative Services Agreement

Commencing on the date that Pathfinder’s securities were first listed on Nasdaq through the earlier of consummation of the initial business combination and the liquidation, Pathfinder agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to Pathfinder. For the three months ended March 31, 2021, Pathfinder incurred expenses of $20,000 under this agreement. As of March 31, 2021 and December 31, 2020, Pathfinder had accrued approximately $20,000 and $0, respectively, for services in connection with such agreement on the accompanying condensed balance sheets.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Pathfinder’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by Pathfinder to the Sponsor, officers or directors, or Pathfinder’s or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account.

Related Person Transactions Policy

The audit committee of our board of directors has adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that Pathfinder has already committed to, the business purpose of the transaction, and the benefits of the transaction to Pathfinder and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 6,500,000 public warrants issued in connection with the initial public offering and the 4,250,000 private placement warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised or expiration. The initial fair value of the public warrants issued in connection with the initial public offering and the fair value of the private placement warrants have been estimated using a binomial lattice model in a risk-neutral framework. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A ordinary shares subject to possible redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Pathfinder’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Class A ordinary shares feature certain redemption rights that are considered to be outside of Pathfinder’s control and subject to occurrence of uncertain future events, accordingly, as of March 31, 2021 and December 31, 2020, Pathfinder had 29,529,953 and 0, respectively, class A ordinary shares subject to possible redemption presented as temporary equity, outside of the shareholders’ equity section of Pathfinder’s condensed balance sheets.

Net income (loss) per ordinary share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of shares of ordinary shares outstanding during the period. We have not considered the effect of the warrants sold in the initial public offering and the private placement to purchase an aggregate of 10,750,000 Class A ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method.

Our unaudited condensed statement of operations includes a presentation of income (loss) per ordinary share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted, for Class A ordinary shares for the three months ended March 31, 2021, is calculated by dividing the income or loss on investments held in the trust account of approximately $534 for the three months ended March 31, 2021, by the weighted average number of Class A ordinary shares outstanding for the period.

Net income (loss) per ordinary share, basic and diluted, for Class B ordinary shares is calculated by dividing the net income (loss), adjusted for income or loss attributed to Class A ordinary shares, by the weighted average number of shares of Class B ordinary shares outstanding for the period.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.

Our management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on our unaudited condensed financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd- Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the principal executive officer’s compensation to median employee compensation. These exemptions apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT SERVICEMAX

In this section “we,” “us,” and “our” refer to ServiceMax, and “platform” refers to the ServiceMax Platform, unless otherwise stated.

Overview

ServiceMax is a leading Software-as-a-Service (“SaaS”) platform for asset-centric Field Service Management (“FSM”). Every second, a field service work order is generated using ServiceMax software. As a cloud-native, mobile-first, FSM software provider, we enable our enterprise customers to automate and connect critical workflows related to field service operations, maintain a comprehensive record of the assets in the field, and drive more efficient and effective service organizations.

Field service, which encompasses the servicing of assets by technicians in situations that range from break-fix to preventative maintenance, is critical to many industries around the world, including medical care, manufacturing, transportation, and power generation. All of these industries rely upon mission-critical equipment, such as an MRI machine, light rail car, or gas turbine. We believe there are 8 million technicians around the world powering service organizations, translating to a large, growing, and expanding addressable market opportunity of over $9 billion for our cloud software.

Field service organizations are in the early stages of a significant digital transformation, increasingly seeking cloud and mobile technology to navigate a world of increasing complexity and a growing number of connected assets in the field. Organizations relying on legacy and in-house tools and/or disconnected, paper-based processes remain fundamentally limited in their ability to serve customers and scale their businesses. Our enterprise-grade FSM solutions enable field service organizations to modernize their customers’ operations in order to lower their overall cost of servicing, increase the revenues and profitability of service organizations, and deliver higher customer satisfaction. Service technicians enabled by our cloud software are better equipped to review critical asset history and warranty information, check inventory and order parts, access remote assistance, record customer signatures, and complete the job, all on a mobile device. Service organizations empowered by our SaaS platform are well positioned to meet the evolving needs of their customers in an ecosystem with a growing number of complex and connected assets.

Our customers, from original equipment manufacturers (“OEMs”), who sell equipment, to operators, who deploy equipment, enhance their field service operations with our end-to-end platform, managing the complexities of their service organizations and creating more profitable, outcome-centric businesses. Our platform is highly scalable and deeply embedded in the operations and technology infrastructure of our customers. Most importantly, we help our customers minimize downtime across their mission-critical assets. Over 200 million work orders have been processed on the ServiceMax platform, by hundreds of thousands of technicians, in more than 90 countries around the world. Our approximately 350 customers with over 300,000 licenses, or seats, use our platform to service tens of millions of work orders a year, helping keep the world running.

Our comprehensive SaaS platform addresses customer challenges across a diverse set of industries, including medical devices and healthcare, industrials, high-tech manufacturing, construction and building maintenance, power and utilities, and oil and gas. Our solutions are integral to our customers, enabling mission-critical workflows and allowing them to better serve their customers. Our experience serving customers in different industries has helped us develop expertise in applying our horizontal application to vertical specific workflows. For example, a global leader in energy and automation solutions relies on ServiceMax to deliver a unified customer experience, complete with ERP integrations, installed base tracking, offline access, and service contract functionalities, ensuring the same excellent service across multiple countries. An innovative engineering and manufacturing company in the 3D printing sector employs the ServiceMax platform to ensure faster response time on service needs, maximize uptime, and reduce repeat service visits. A leading healthcare technology provider uses our platform to digitize workflows and gain knowledge and visibility into their installed base. This company chose ServiceMax because the platform is tailored for digital transformation and uniquely capable of evolving as the company develops its own digital strategy, while addressing sector specific compliance requirements.

Since its founding in 2007, ServiceMax has been at the forefront of field service innovation, bringing a cloud-native platform to service operations and placing mobile applications in the hands of field technicians. Our commitment to investing in and developing its cloud-based software platform has fueled industry leadership throughout its history. ServiceMax has been recognized as a Leader in the last five published Gartner Magic Quadrants for Field Service Management. As a successful, high growth startup, ServiceMax raised over $200 million from 2008 to 2015 from established venture and strategic investors, and developed multiple key strategic partnerships. GE Digital, recognizing ServiceMax’s competitive positioning and the significant opportunity for cloud-native field service software, acquired ServiceMax in 2016. In 2018, ServiceMax was carved out of GE Digital in connection with a transaction with Silver Lake. Since this acquisition, the new management team, with deep industry and technology experience, has driven significant operational and organizational improvements, re-focusing efforts on product and go-to-market strategy.

Natively built on the Salesforce Platform, a development Platform-as-a-Service, ServiceMax has a longstanding relationship with Salesforce, which was further solidified in the first half of fiscal year 2021, when ServiceMax raised an $85 million round of funding led by Salesforce Ventures and existing investor Silver Lake and entered into a strategic collaboration agreement with Salesforce. In late 2020, ServiceMax launched Asset 360 in partnership with Salesforce Field Service, resulting in a powerful joint go-to-market strategy. We believe the Salesforce ecosystem and collaborative marketing strategy represent a significant opportunity for ServiceMax to reach new customers and industries, reduce sales cycles, and drive better customer outcomes. We believe all of these benefits will increase customer adoption, retention, and expansion opportunities.

We plan to accelerate our market position with expansion opportunities within our existing customer base, focusing on new customer growth in existing and new verticals, and making select complementary, strategic acquisitions. We believe that our growth strategy, continued innovation, and product-led investments will drive the next phase of industry leadership as we pursue our growing, underpenetrated $9 billion market opportunity.

We derive our revenues from software subscription and professional services fees. We offer our solutions on a SaaS basis. Our subscription revenues consist principally of fees from customers for accessing the ServiceMax platform (on a per-seat basis) and maintenance and support services that we offer under non-cancellable multi-year contracts, with an average term of approximately three years. Our subscription revenues are generally recognized ratably over the term of the contract, beginning upon activation, and are generally charged annually in advance. To help customers go live with our solution and achieve success, we offer professional services, including configuration and implementation, training, and advisory services. Our business model provides high revenue visibility, and the strength of our platform and customer outcomes result in high customer retention and expansion opportunities.

Our success in building our customer base and expanding the usage within our customers has driven significant growth. On a GAAP basis, our total revenues were $109.2 million and $86.9 million for fiscal 2021 and 2020, respectively, representing a 25.6% growth rate. Our subscription revenues in fiscal 2021 were $91.3 million, or 83.6% of total revenues, up from $65.1 million, or 74.9% of total revenues in fiscal 2020, representing a 40.2% growth rate. Due to our continuing investment in growth, we recorded net losses in fiscal 2021 and 2020 of $49.8 million and $81.2 million, respectively.

Market Opportunity

According to our estimates, there are 8 million technicians globally who can benefit from the ServiceMax solution. The 8 million technicians work for OEMs, distributors, and professional services, who use FSM solutions primarily to service external assets owned by customers, as well as operators, who use FSM solutions primarily to service internally owned assets. This global base of technicians translates to a total addressable market of over $9 billion. Currently, we believe that approximately 30% of the total addressable market is currently vended, with a meaningful greenfield opportunity amongst potential customers still relying on paper-based and manual entry processes.

Field service organizations ensure that mission-critical assets in the field are available to power homes, transport families safely, and diagnose patients in need of medical treatment, among other responsibilities. These organizations have historically relied on paper-based processes for both asset and maintenance record-keeping, as well as scheduling, parts inventory, and contract management. At the center of this legacy approach are manual data entry and generic IT tools that are not tailored to address the specific challenges of field service organizations.

Relying on these traditional disconnected processes to service complex assets fundamentally limits service organizations’ ability to serve customers and scale operations. Without an accurate and updated record of the asset, a technician may have difficulty diagnosing the issue, having the right part in inventory, or possessing the requisite warranty information. Resolving an issue may require multiple visits to the customer site, leading to incremental cost to repair, revenue leakage, asset downtime, and dissatisfied customers.

The value proposition offered by field service management software, which connects and automates workflows across field service operations and serves as a digital system of record and action, is compelling for companies that service assets. Technicians possess the right information and tools to fix and maintain critical assets on the first trip and follow workflows that reflect best practices. The baseline value proposition to customers is lower cost of servicing, higher revenues in their service organizations, higher uptime of the assets and therefore, higher end-customer satisfaction.

In addition, as assets in the field are increasingly connected through IoT, they are becoming inherently more complex in nature, and new business models for service organizations are evolving around this ecosystem. Proliferation of data from these assets in the field allows organizations to deliver outcome-centric solutions, with contracts driven by measurable outcomes based on key performance indicators, in lieu of traditional break-fix, reactive service business models. Paper-based processes are no longer viable in a distributed, data-driven landscape, and the break-fix model is no longer suitable for customers expecting to meet productivity standards and receive an enhanced experience. Our leading cloud-native platform is increasingly delivering a fundamentally better value proposition related to powerful new data-driven applications enabled by connected assets. The assets data and telemetry provided by integrations with IoT platforms is maintained alongside service history allowing us to deliver functionality around preventative maintenance, AI-driven diagnostics, and other highly impactful solutions.

The transformation of service models has hit several milestones over the past decade. Customer needs are evolving as the ecosystem shifts to more digitally enabled solutions. There are multiple key themes impacting the industry landscape today and into the future.

Acceleration of digital transformation

Advancements in technology such as mobile networks, smart devices, and cloud computing are disrupting legacy approaches by making technology accessible, reliable, and secure. More than ever, the importance of data to draw insights and drive decision-making is a compelling reason for companies to adopt FSM software solutions that offer automated workflows and digital systems of record. Adoption of digital technologies in many industries has been underway for years, providing tools for workers to more efficiently perform their tasks and improve their experience. Similar technologies for field service technicians have been lagging. Given this digital transformation of the field service technician is in the early stages and accelerating, there are significant secular tailwinds driving current and future adoption in the industry. The COVID-19 pandemic has underscored the importance of that transition, as well as the need for additional safety protocols and improved, more efficient processes.

Increased connectivity of assets is driving more efficient processes

With more established internet of things (“IoT”) ecosystems, it is now possible for organizations to locate and monitor performance of assets deployed in the field. As a result, organizations are capable of responding to service events more effectively and are equipped with more accurate information, resulting in an enhanced ability for service providers to offer coverage across their customers’ installed base under service contracts. In addition, the increased connectivity of assets and more thorough asset data enable service organizations to predict and anticipate future events, creating more preventative or proactive maintenance programs.

The shift to outcome-based services presents new opportunities

In some asset-centric service industries, the provision of value-added services is a step towards uptime-based outcomes, in which service becomes part of an overall asset performance portfolio. Preventive maintenance and asset monitoring are replacing the break-fix model, which improves asset performance and life. This reduces capital expenditure and risk for the customer, while offering a competitive advantage and a longer-term revenue stream for the service provider.

The push to new commercial models raises the premium on business efficiency and customer experience. The delivery of outcomes must be done in a profitable manner and must align with customer needs and expectations. As a result, the importance of asset connectivity, improved data capture, multiple service models, and a well-established service network, is magnified.

The increased maturity of the following technologies will also play a major role in delivery of service-enabled outcomes:

•	Connected assets and sensors

•	Digital twins

•	AI/machine learning and predictive data models

•	Augmented reality (“AR”), virtual reality (“VR”), and knowledge-based, real-time collaboration

Service as a driver of revenue and profitability

For the past 15 years, organizations have experienced significantly higher operating margins on service compared to their traditional products businesses. According to Deloitte Consulting LLP, industrial product companies in the United States now realize on average 23% operating margins on their service businesses, compared to 9% operating margins on products. As competition rises on the core product front, organizations are focusing on growing service revenue. In addition to higher margins, service offers increased customer connectivity and a recurring relationship with incremental revenue opportunities. As assets are serviced preventively and performance is improved, they will remain in the field for longer, creating added service revenue opportunities and higher total customer lifetime value. McKinsey estimates up to a $170 billion value pool will be generated as a result of enterprise OEM companies turning to their installed bases as sources of recurring revenue and profits.

Why We Win

Our purpose-built and cloud-native field service management platform provides asset-centric customers with an end-to-end suite of solutions that helps them drive business growth. Our software sits strategically between and integrates seamlessly with CRM and ERP systems and serves as the system of record and system of action for our customers’ assets.

Our solutions enable our customers to create more durable service revenue, offer better outcomes to their customers, and achieve higher profitability by enabling them to run more efficient service organizations. We help our customers ensure that revenue is appropriately billed and captured across service events, and our platform also helps identify opportunities for upselling high margin, value-added services for equipment.

Core to the ServiceMax value proposition is our deep understanding of and our investment in asset-centric capabilities. In addition to supporting the execution of the service contract and related workflow, our platform captures data on each asset. The ServiceMax platform tracks when a piece of equipment was last touched, who touched it, what was replaced, and when it was replaced. The platform is capable of connecting with real-time data from sensors and, when paired with full-service history, providing a comprehensive view of an asset and its as-serviced bill of materials. This data translates into actionable knowledge and insights that enable our customers to increase their productivity, lower their total cost of ownership, and explore new and untapped revenue sources. Our software provides not only a system of record for our customers’ assets, but also a system of action to improve service outcomes.

Our customer base manages complex environments, often at massive scale. Given the back-end complexity of the customers we serve, providing insights, data, and services in a single, cloud-native platform is both powerful and highly differentiated. We bring a purpose-built field service management solution and domain expertise to meet unique challenges faced by our customers across industries, geographies, and use cases. Additionally, we have deep service expertise, with teams who have decades of experience building and implementing field service solutions and running service organizations. The fact that our platform is purpose-built for field service management, rather than as an extension to another existing software business, makes us a best-of-breed player in the space.

We believe our position as a leading global provider of Field Service Management is built on a foundation of the following strengths:

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Asset-centric approach to field service. Our platform was built with the asset as the main focus. As such, our solutions are built to deliver reliable uptime and ensure that our customers get the most out of their assets. ServiceMax provides service leaders and their teams a comprehensive and critical view of the assets, their maintenance history, contract coverage, location, and bill of materials, among other items. With the asset in mind, we empower our customers in areas such as assisted scheduling and field change order management, which enable customers to have an unprecedented view into the assets they maintain. The impact of our platform is demonstrated in the improved metrics for our customers, including higher first-time fix rates, greater customer satisfaction, and quicker turnaround in compiling compliance and regulatory reports.

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Best-in-class workflow automation. Service Process Manager is our configuration solution that allows business administrators to automate service workflows and standardize data collection across the enterprise. ServiceMax provides Best Practice Flows, which are easily configurable workflows that are based on best practices, derived from years of field service domain expertise and hundreds of customer implementations.

These processes enforce consistent data capture, mitigate compliance risk, uphold service quality, and ensure maximum efficiency for service teams as they complete their work. These process flows are also available offline on mobile devices in situations where field technicians have limited connectivity.

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Cloud delivery model and mobile-forward technology. Our software is natively built on the Salesforce Platform and delivered in the cloud. This allows our customers to be up and running with ServiceMax quickly and easily. Our cloud delivery model allows our customers to take advantage of cloud innovations, such as more rapid upgrades and our partner portal, and can scale rapidly when required. In addition, ServiceMax supports technicians in the field with the equipment information they need to deliver fast, comprehensive service, even when internet services is not available, all through their mobile devices. Lastly, our customers benefit from Salesforce’s established infrastructure, which offers reliability and scalability, as well as a myriad of fully integrated applications.

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Industry thought leadership. We have an established presence in the service industry. Our thought leadership takes place across a variety of channels, including Field Service Digital, our blog, which continues to be a cornerstone of our brand and reach, with 35,000 monthly readers, Global Customer Transformation, a team of field service experts who have experience leading large, complex, and global field organizations, and our Flagship Events, including our Maximize user conference and our Chief Service Officer Summits held regionally throughout the year.

The ServiceMax Growth Strategy

We believe that we enjoy considerable runway for growth over the foreseeable future based on the large, growing, and underserved nature of the FSM market, favorable trends driving increased FSM adoption across the enterprise field service landscape, and our strong position as a leading pure-play FSM solution provider. Our growth strategy is focused primarily on organic growth and is expected to be enhanced by selective strategic acquisitions from time to time.

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Expand within and across our existing customers. We believe there is a significant opportunity to further expand within our existing customer base both within business lines (e.g., geographic expansion within a business unit) and across business units (e.g., new business line within same geography). This includes expanding within existing user populations and working with complementary functions that can benefit from having visibility into our asset-centric data set.

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Expand with new customer acquisition. As we grow our customer base, we will seek to expand in existing and new geographies, industry verticals, and complementary market segments. The customer acquisition will occur both via our direct sales team and our robust ServiceMax partner ecosystem.

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Expand with new strategic partnerships. We plan to continue to expand our industry connectivity and strategic partnerships, which we believe allows us to better serve our customers and reach potential new ones, as new partnerships can provide us with access to other vertical and horizontal markets.

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Expand in new segments. We are committed to investing in adjacencies to our existing focus areas in an effort to expand our addressable market and to help our customers unlock additional opportunities for revenue capture and cost efficiencies. These adjacencies include expanding to new user personas, including departments that support the services business. In addition to expanding to new personas, we foresee an opportunity to expand into adjacent software segments, utilizing our platform and rich asset-centric data set to provide a differentiated experience to customers, which they can leverage to drive value within their businesses.

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Drive growth in emerging markets. Emerging markets present an attractive opportunity, given the low penetration of digitally enabled solutions. As these markets invest in digital transformation, we believe our SaaS platform is well suited to address the new customer demand. We believe that the operator market, specifically, in emerging markets will be a significant growth opportunity for ServiceMax.

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Selectively pursue strategic acquisitions. In addition to our organic growth strategy, we maintain a disciplined acquisition strategy focused on bringing complementary technologies to our diverse customer base and reaching new customers by deepening vertical expertise and market-specific capabilities. Our pending acquisition of LiquidFrameworks is an example of our inorganic growth strategy. Refer to ‘Subsequent Events’ for additional details.

ServiceMax Platform

As a cloud-native platform, ServiceMax is highly scalable and deeply integrated in the infrastructure of customers of all sizes in a broad range of industries. Once implemented, our products and solutions grow within our customer base by expanding to new user pools and additional business units. Our software enables the critical workflows that allow our customers to better serve their customers, provide mobility to their employees, and run their businesses more efficiently. Our product offerings have the flexibility to be sold as a full end-to-end FSM solution or as modules that complement and directly integrate with offerings of our strategic partners.

Our platform has multiple key applications:

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Service contract management. ServiceMax maintains accurate contract, maintenance, and warranty data for all customers and every serviceable asset. This application includes an automated entitlements engine to ensure service level agreements are met and service is billed correctly. ServiceMax allows the customer to define and manage a wide variety of service contracts, including proactive and preventive maintenance plans.

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Installed base management. Installed base management is a critical function for asset-centric manufacturers. ServiceMax provides a powerful, fast, and easy way to gain visibility into as-maintained equipment via one source of truth for the entire organization. Technicians know precisely what is on site and can automatically access the knowledge needed for the appointment, even when there is no internet connectivity. The installed base also provides the home and context for the data and diagnostics that will be generated by the product itself from IoT data.

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Contractor management. ServiceMax has excellent support for contractors, allowing flexible entitlements, or access to features such as the mobile app or work order debrief process. The configurable view is completely controlled by the service organization, which chooses what data and functionality is shared with the partners. The ServiceMax Partner Community securely shares this information and provides real-time visibility into partners’ operations to ensure accountability and manage the customers’ experiences.

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Parts and returns. ServiceMax manages all aspects of parts and returns management, including orders, trunk stock, return merchandise authorization, depot repair, and parts planning. These can be configured to be trigger-based automations. For example, auto replenishment capabilities ameliorate the need for technicians to have too many parts on hand in order to avoid return visits. By preventing overstocking, ServiceMax helps maintain optimal inventory levels and removes friction between service and supply chain departments, thereby controlling inventory and shipping costs.

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Crews and geo-location. Servicing complex assets and completing project work, such as installations that involve multiple dependent tasks, needs to be executed in sequence with crews that have diverse skills. With Crew Management, dispatchers can define crew leaders, select crew members, and modify crew membership using a simple drag-and drop interface. This allows dispatchers to instantly assign tasks to assembled service crews. Integration with ServiceMax Go also provides geo-location capabilities and notifications triggered by geo-fencing (such as leaving the job site).

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Scheduling and optimization. ServiceMax’s scheduling capabilities focus on complex, asset-centric scenarios to meet the needs of asset-centric industries like manufacturing. Our approach combines optimization with intelligent recommendations for resources, times, and schedules that are available with a click of a button. This automates repetitive work for the dispatcher whenever possible. ServiceMax provides many out of the box optimization capabilities, including route optimization, overtime minimization, scheduling re-optimization for high priority work orders, as well as pre-configured predictive metrics reports that show optimization projections for utilization, drive time, service level agreements, and skill violations.

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Analytics. Service Performance Metrics deliver and track nine critical metrics that form the core language of field service management globally, such as First Time Fix Rate, Attach Rate, Mean Time to Repair, and more. ServiceMax also comes out of the box with more than 90 dashboards and reports. These analytics represent best practices for field service organizations.

Mobile Applications

ServiceMax offers one of the most comprehensive mobile offerings on the market, with a consistent user experience on both phones and tablets, across iOS, Android, and Windows. A mobile offering is important to support global manufacturers who rely on contractors using devices that manufacturers don’t control to drive consistent work execution.

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ServiceMax Go. ServiceMax Go is designed from the ground up with field service technicians in mind, providing an intuitive interface, consistent access, and targeted workflows regardless of internet connectivity. Using ServiceMax Go, our customers enable technicians to successfully complete work orders, present service reports for customer signature, provide pricing of labor, parts, and products in the field, and much more. ServiceMax Go delivers consistent workflows for every type of service scenario across devices and operating systems (phones, tablets, iOS, Android, Windows).

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ServiceMax Zinc. ServiceMax Zinc connects technicians in real time with the people and information needed to get the job done quickly and correctly. Zinc’s remote service capabilities (which include text, audio and video) ensure technicians are quickly connected with the right experts, increasing the likelihood of a first-time fix and reducing mean time to repair.

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ServiceMax Engage. ServiceMax Engage connects service organizations with their end customers to improve customer experience and asset data quality. It provides end customers with the ability to initiate and manage service requests, receive guided remote support, and view the same asset and service information that technicians have access to.

ServiceMax Ecosystem

The ServiceMax partner ecosystem is robust, with a newly launched Partner Xcellence Program aimed at growing a community of highly competent implementation partners. The goal of the program is to source, enable, and certify partners capable of successfully implementing ServiceMax solutions. Partners get training and certification on our products and the benefit of both a Partner Success Architect and a community for sharing ideas and best practices. As we identify new partners, we plan to onboard them into our partner program.

Moreover, our network of Independent Software Vendors (“ISVs”) expands our technology footprint to adjacent capabilities. The partner offerings are showcased in our ServiceMax Marketplace, an online listing that offers partners and customers a way for solving specific challenges.

Our Relationship with Salesforce

From inception, we built ServiceMax on the Salesforce Platform, and have used Salesforce’s development Platform-as-a-Service, to leverage Salesforce’s global infrastructure, reliability, scalability, and deep customer relationships.

We have further strengthened our relationship over the past couple of years in service of our current and future customers. In the first half of fiscal year 2021, we received $85 million in equity funding, led by Salesforce Ventures and existing investor Silver Lake, and entered into a strategic collaboration agreement with Salesforce. In late 2020, we launched Asset 360 for Salesforce, which brings our asset-centric capabilities to all types of Field Service organizations. ServiceMax Asset 360 for Salesforce delivers a 360-degree view into the install base, service contracts, and asset performance to maximize equipment uptime and reduce maintenance costs. This advanced insight, natively developed within Salesforce Field Service, empowers customers to shift from selling products to adopting outcome-based strategies that propel businesses forward. The launch of Asset 360 is a cornerstone of our strategic relationship with Salesforce and an opportunity for ServiceMax to access new customers and industries and shorten sales cycles, via our joint go-to-market. Today, ServiceMax is in the Summit Tier (highest) of the Salesforce AppExchange Partner Program measured by the program’s key pillars of Customer Success, Innovation, Growth, and Leads.

Pursuant to our commercial agreements with Salesforce, when we sell our field services applications, we include a subscription to the underlying Salesforce Platform and remit a subscription fee to Salesforce. In exchange, Salesforce provides the hosting infrastructure and data center for these applications, as well as configuration, reporting and other functionality within the Salesforce Platform. In addition, we are an authorized reseller of a subset of Salesforce’s CRM functionality to certain customers in the United States.

Our Customers

Approximately 350 customers with technicians and assets in over 90 countries rely on our solutions to help them keep the world running. Our core customers are service departments of OEM manufacturers and asset operators in multiple industries with typically mission-critical functions. Primary vertical markets served are medical devices and healthcare, industrial manufacturing, high-tech manufacturing, construction and building maintenance, power and utilities, and oil and gas. No single customer, including customers that have separate subsidiaries, segments, or divisions that have subscriptions for our products, accounted for more than 10% of our subscription revenue in 2020 and 2021.

Competition

Our primary competition has historically been:

•	Manual, paper-based processes

•	Internally developed enterprise applications

•	Vendors with point solutions

•	Add-on offerings from existing enterprise package software (e.g. ERP, CRM)

ServiceMax is in a unique competitive position with our pure play cloud-based field service management software, focused on asset-centric use cases, providing an end-to-end, robust feature set within a single, cloud-native platform. Our deep service domain expertise supplemented by our investment in our Global Customer Transformation team provides a further layer of differentiation. In addition, we have invested in our high-quality professional services and customer support teams and have developed a win together, customer obsessed company culture that distinguishes us from our competition.

Our success will depend on our ability to demonstrate that our solution provides superior business outcomes to those of our competitors. We believe customers will evaluate our platform based on the following criteria:

•	Breadth and depth of functionality

•	Total cost of ownership and return on investment

•	Level of customer satisfaction

•	Ease of deployment, implementation, and use

•	Quality of implementation and customer support services

•	Domain expertise in asset-centric service industries

•	Ability to support compliance with legal and regulatory requirements

•	Integrations with third-party applications and systems

•	Ability to deliver on roadmap and strategic initiatives

We believe we compete favorably with respect to these factors, and we expect competition to increase as existing competitors evolve their offerings and as new companies enter our market. Our ability to remain competitive will depend on our ongoing efforts in research and development, sales and marketing, professional services, customer support, and business operations.

The ServiceMax Team: Our People and Our Values

We believe our people are our strongest and most important asset in building and growing our business. We have worked hard to create and maintain a culture based on these guiding principles:

•	Leaders work for you

•	We make decisions based on what creates value for the customer

•	We work with urgency and a high level of collaboration because our customers need us to do so

•	We care first about what is best for our customer, not what is best for a functional group

•	We are brave, take risks together, and learn from failures together

•	We care about each other’s families, communities, and environments that we live and work within

•	We lead, not follow

Most importantly, we rally our employees to embrace two core values: #customerobsessed & #wintogether.

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#Customerobsessed: is a signature mantra for ServiceMax because we care first about what is best for our customer. Everything we do is for our customers. Their success is our success. That’s why customers are our primary focus and why #customerobsessed is a guiding principle for employees every day and in everything we do.

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#Wintogether: We work at a high-level of collaboration because our customers need us to. Employees support each other – across teams and departments – to meet goals and achieve success. We encourage our employees to reflect upon and take pride in our collective efforts to realize our vision of helping our customers keep the world running.

We believe that these core values have been foundational in building a high-performing, healthy company that scales. Our successes are a direct reflection of our commitment to being #customerobsessed and finding new and creative ways to #wintogether through challenges and obstacles that may arise. We also believe that our inclusive and collaborative work culture is integral to our ability to attract and retain exceptionally talented and motivated employees.

Experienced Management Team

The ServiceMax executive leadership team, led by CEO Neil Barua, has extensive experience in the technology industry, a proven track record of growing companies, expertise in their functional fields, and an unparalleled depth of service industry knowledge. They have a demonstrated history of responsible management and commitment to employees, customers, and investors. Propelled by this team’s leadership, ServiceMax is singularly focused on executing our strategy and capitalizing on the growing opportunity in the field service management industry.

ServiceMax Organization

Sales and Marketing

Our sales team includes sales development representatives, account executives, solution consultants, and account managers. In addition, the Global Customer Transformation team supports our sales and marketing efforts. This entire team is responsible for outbound lead generation, driving new business, and helping to manage account relationships and renewals, further driving adoption of our solution within and across lines of business. These teams maintain close relationships with existing customers and act as an advisor to understand their unique needs, challenges, goals, and opportunities.

Our marketing team oversees all aspects of the ServiceMax global brand, including public relations, digital marketing, social media, product marketing, graphic design, conferences, and events. Our approach relies upon inbound and outbound marketing, combining integrated online, offline, and in-person marketing touches delivered to our core audience of service executives, IT, and the C-suite within our target industries. We also leverage our close relationships with industry analysts to understand this evolving industry, emerging technologies, and customer needs.

Customer Success

We have multiple programs and initiatives in support of our customers from their initial implementation of ServiceMax to their growth and expansion over time. ServiceMax provides our customers with implementation services to ensure they realize their business outcomes with low risk and quick time to value. Our team of experts has experience from hundreds of global deployments in field service and brings industry best practices to every engagement for our customers to consider. In addition, ServiceMax has grown an extensive implementation partner ecosystem to give our customers flexibility and options on how to realize their field service vision with ServiceMax. After implementation is complete, ServiceMax is committed to our customers’ ongoing success and adoption. A careful handover is planned from our Services team to our Support organization, a team of ServiceMax experts, who provide a clear channel of communication for our customers, respond to issues and determine the quickest and best resolution to their challenges. In addition, our Services and Account Management teams maintain customer relationships, as needed, to ensure our customers take advantage of enhancements to our solution portfolio and best practices.

Also included is the ServiceMax Community, a one-stop shop for technical details, product experts, roadmap requests and ideas, and support discussions. In the Community, our clients have access to release notes, documentation, product webinars, a knowledge base, discussion forums, and customer-exclusive product strategy events. It also hosts our extended partner alliance network. The overall community includes more than 5,000 members, including partner experts, customer experts, and the ServiceMax team. We also host user group meetings globally, providing exclusive content and enabling customer-led collaboration and networking.

Research and Development

Our research and development organization is responsible for the design, development, and testing of our products. We utilize industry standard development methodologies and follow the scrum Agile framework.

We have a well-established Secure Software Development Lifecycle that encompasses all the phases of R&D from planning, development, validation to release of products. We use industry standard and commercially available tools through the various phases of R&D to ensure we adhere to the established criteria.

We provide opportunities for innovation through reviewing ideas for our product roadmap submitted by customers in our ServiceMax Community, launching new technology pilots, and encouraging customers to participate in our Product Design Programs to provide us rapid feedback during product incubation.

Intellectual Property

Our success depends in part on our ability to protect our core technology and innovations. We rely on federal, state, common law and international rights, as well as contractual restrictions, to protect our intellectual property. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We seek patent protection for certain of our key innovations, protocols, processes and other inventions. We pursue the registration of our trademarks, service marks and domain names in the United States and in certain other locations. These laws, procedures and restrictions provide only limited protection and the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving. Furthermore, effective patent, trademark, copyright and trade secret protection may not be available in every country in which our products are available.

As of July 31, 2021, we had 1 issued U.S. patent. We file patent applications where we believe there to be a strategic technological or business reason to do so. Although we actively attempt to utilize patents to protect our technologies, we believe that none of our patents, individually or in the aggregate, are material to our business.

Employees

As of July 31, 2021, we had 543 employees. Of these employees, 274 are based in the United States and 269 are based internationally. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We believe our employee relations are good and we have not experienced any work stoppages.

Facilities

Our headquarters are located in Pleasanton, California, where we occupy facilities encompassing approximately 62,559 square feet. Our leases range in expiration from February 2022 to March 2026, each with a right of renewal. We also have offices in Pleasanton, California, London, United Kingdom, Bangalore, India and Tokyo, Japan. All of our offices are leased, and we do not own any real property. We believe that our current facilities are adequate to meet our current needs.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of business. We are not presently party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Subsequent Events

Acquisition of LiquidFrameworks

On July 15, 2021, we announced a definitive agreement to acquire LiquidFrameworks, a leading mobile field service management solutions company built on the Salesforce Platform and focused on the energy industry. This acquisition expands our field service management solutions to meet the unique challenges of the oil and gas, industrial, and environmental sectors. In addition, LiquidFrameworks will expand our product portfolio and go-to-market capabilities. With an attractive financial profile and large set of greenfield opportunities, LiquidFrameworks represents a compelling investment for ServiceMax to expand our industry expertise and continue to help companies manage critical assets.

Based in Houston, Texas, LiquidFrameworks helps energy and industrial field service providers manage their field service management processes with cloud-based software which provides these customers with increased and improved revenue capture, cash flow, contract compliance, invoice accuracy, and customer responsiveness. LiquidFrameworks is profitable and cash generative and is expected to grow at a similar rate to ServiceMax.

The definitive agreement values LiquidFrameworks at $145 million, with a potential purchase price increase (of up to $2.5 million) if the transaction closes after September 30, 2021. The transaction is expected to close immediately following the Merger, in the fourth quarter of the calendar year 2021.

SERVICEMAX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires all references in this section to ServiceMax, “the Company”, “we”, “us”, or “our” refer to the business of ServiceMax, Inc. and its subsidiaries prior to the consummation of the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements as of and for the year ended January 31, 2021 and 2020 (Annual Consolidated Financial Statements) and as of and for the quarter ended April 30, 2021 (Interim Condensed Consolidated Financial Statements) and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect our plan, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Snowflake Aggregator, L.P. Purchase of ServiceMax JV, LP

On February 1, 2019, Snowflake Aggregator, L.P. (“SLP-SA”), a company owned by certain investment funds affiliated with Silver Lake Partners, entered into a Stock Purchase Agreement (“SPA”) and acquired Class A Units of ServiceMax JV, LP from both General Electric Company (“GE”) and a subsidiary of GE resulting in SLP-SA owning 90% of the Company, resulting in a change in control of ServiceMax, Inc. The acquisition transaction, known as the ServiceMax JV, LP Acquisition, was accounted for by SLP-SA in accordance with the acquisition method of accounting pursuant to ASC 805 Business Combinations. SLP-SA accounted for the ServiceMax JV, LP Acquisition using pushdown accounting where the assets acquired and liabilities assumed on the balance sheet of ServiceMax, Inc. were adjusted to fair value as of February 1, 2019. Further, on February 1, 2019, the ServiceMax JV partnership agreement was amended and restated, and ServiceMax JV, GP, LCC, a Delaware limited liability company was admitted as the general partner. Acquisition of ServiceMax SLP-SA accounted for ServiceMax JV, LP and ServiceMax, Inc. as a consolidating subsidiary of SLP-SA using pushdown accounting. Under pushdown accounting, all adjustments to fair value of our assets and liabilities are reflected in our financial statements and the excess of the purchase consideration above the fair value of the assets acquired and liabilities assumed of the Company is recorded as our goodwill. Refer to our Note 3 of our Annual Consolidated Financial Statements for additional information.

Basis of Presentation

The Annual and Interim Condensed Consolidated Financial Statements and accompanying notes of the Company included elsewhere in this proxy statement/prospectus include the accounts of ServiceMax and its consolidated subsidiaries and were prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Our Annual Consolidated Financial Statements are as of and for the years ended January 31, 2021 and 2020, and our Interim Condensed Consolidated Financial Statements are for three months ended April 30, 2021 and 2020. Intercompany transactions and balances are eliminated in consolidation. The Annual and Interim Condensed Consolidated Financial Statements include 100% of the accounts of wholly-owned and majority-owned subsidiaries.

The Company operates in one operating segment. The chief operating decision maker (“CODM”) for the Company is the Chief Executive Officer (“CEO”). The CEO reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance.

Overview of our Business

ServiceMax is a leading Software-as-a-Service (“SaaS”) platform for asset-centric Field Service Management (“FSM”). Every second, a field service work order is generated using ServiceMax software. As a cloud-native, mobile-first, FSM software provider, we enable our enterprise customers to automate and connect critical workflows related to field service operations, keep a comprehensive view of the assets in the field, and drive more efficient and effective service organizations.

Field service, which encompasses the servicing of assets by technicians in situations that range from break-fix to preventative maintenance, is critical to many industries around the world, including medical care, manufacturing, transportation, and power generation. All of these industries rely upon mission-critical equipment, such as an MRI machine, light rail car, or gas turbine. We believe there are 8 million technicians around the world powering service organizations, translating to a large, growing, and expanding addressable market opportunity of over $9 billion for our cloud software.

Field service organizations are in the early stages of a significant digital transformation, increasingly seeking cloud and mobile technology to navigate a world of increasing complexity and a growing number of connected assets in the field. Organizations relying on legacy and in-house tools and/or disconnected, paper-based processes remain fundamentally limited in their ability to serve customers and scale their businesses. Our enterprise-grade FSM solutions enable field service organizations to modernize their customers’ operations in order to lower their overall cost of servicing, increase the revenues and profitability of service organizations, and deliver higher customer satisfaction. Service technicians enabled by our cloud software are better equipped to review critical asset history and warranty information, check inventory and order parts, access remote assistance, record customer signatures, and complete the job, all on a mobile device. Service organizations empowered with our SaaS platform are well positioned to meet the evolving needs of their customers in an ecosystem of more complex and connected assets.

Our customers, from original equipment manufacturers (“OEMs”), who sell equipment, to operators, who deploy equipment, enhance their field service operations with our end-to-end platform, managing the complexities of their service organizations and enabling more profitable, outcome-centric businesses. Our platform is highly scalable and deeply embedded in the operations and technology infrastructure of our customers. Most importantly, we help our customers minimize downtime across their mission-critical assets. Over 200 million work orders have been processed on the ServiceMax platform, by hundreds of thousands of technicians, in more than 90 countries around the world. Our approximately 350 customers with over 300,000 licenses, or seats, use our platform to service tens of millions of work orders a year, helping keep the world running.

Our comprehensive SaaS platform addresses customer challenges across a diverse set of industries, including medical devices and healthcare, industrials, high-tech manufacturing, construction and building maintenance, power and utilities, and oil and gas. Our solutions are integral to our customers, enabling mission-critical workflows and allowing them to better serve their customers. Our experience serving customers in different industries has helped us develop expertise in applying our horizontal application to vertical specific workflows. For example, a global leader in energy and automation solutions relies on ServiceMax to deliver a unified customer experience, complete with ERP integrations, installed base tracking, offline access, and service contract functionalities, ensuring the same excellent service across multiple countries. An innovative engineering and manufacturing company in the 3D printing sector employs the ServiceMax platform to ensure faster response time on service needs, maximize uptime, and reduce repeat service visits. A leading healthcare technology provider uses our platform to digitize workflows and gain knowledge and visibility into their installed base. This company chose ServiceMax because the platform is tailored for digital transformation and uniquely capable of evolving as the company develops its own digital strategy, while addressing sector specific compliance requirements.

Since its founding in 2007, ServiceMax has been at the forefront of field service innovation, bringing a cloud-native platform to service operations and placing mobile applications in the hands of field technicians. Our commitment to investing in and developing its cloud-based software platform has fueled industry leadership throughout its history. The fact that ServiceMax has been recognized as a Leader in the last five published Gartner Magic Quadrants for Field Service Management validates the strength of our platform. As a successful, high growth startup, ServiceMax raised over $200 million from 2008 to 2015 from established venture and strategic investors, and developed multiple key strategic partnerships. GE Digital, recognizing ServiceMax’s competitive positioning and the immense opportunity for cloud-native field service software, acquired ServiceMax in 2016. In 2018, ServiceMax was carved out of GE and acquired in connection with a transaction with Silver Lake. Since this acquisition, the new management team, with deep industry and technology experience, has driven significant operational and organizational improvements, re-focusing efforts on product and go-to-market strategy.

Natively built on the Salesforce Platform, a development Platform-as-a-Service, ServiceMax has a longstanding relationship with Salesforce, which was further solidified in the first half of fiscal year 2021, when ServiceMax raised an $85 million round of funding led by Salesforce Ventures and existing investor Silver Lake and entered into a strategic collaboration agreement with Salesforce. In late 2020, ServiceMax launched Asset 360 in partnership with Salesforce Field Service, resulting in a powerful joint go-to-market strategy. We believe the Salesforce ecosystem and collaborative marketing strategy represent a significant opportunity for ServiceMax to reach new customers and industries, reduce sales cycles, and drive better customer outcomes. All of these benefits we believe will increase customer adoption, retention, and expansion opportunities.

We plan to accelerate our market position with expansion opportunities within their existing customer base, focus on new customer growth in existing and new verticals, and make select complementary, strategic acquisitions. We believe that our growth strategy, continued innovation, and product-led investment will drive the next phase of industry leadership as we pursue our growing, underpenetrated $9 billion market opportunity.

We derive our revenues from software subscription and professional services fees. We offer our solutions on a SaaS basis. Our subscription revenues consist principally of fees from customers for accessing the ServiceMax platform (on a per-seat basis) and maintenance and support services that we offer under non-cancellable multi-year contracts, with an average term of approximately three years. Our subscription revenues are recognized over the term of the contract, beginning upon activation, and are generally charged annually in advance. To help customers go live with our solution and achieve success, we offer professional services, including configuration and implementation, training, and advisory services. Our business model provides high revenue visibility, and the strength of our platform and customer outcomes result in high customer retention and expansion opportunities.

Our success in building our customer base and expanding the usage within our customers has driven significant growth. On a GAAP basis, our total revenues were $109.2 million and $86.9 million for fiscal 2021 and 2020, respectively, representing a 25.6% growth rate. Our subscription revenues in fiscal 2021 were $91.3 million, or 83.6% of total revenues, up from $65.1 million, or 74.9% of total revenues in fiscal 2020, representing a 40.2% growth rate. Due to our continuing investment in growth, we recorded net losses in fiscal 2021 and 2020 of $49.8 million and $81.2 million, respectively.

Our Relationship with Salesforce

From inception, we built ServiceMax on the Salesforce Platform and have used Salesforce’s development Platform-as-a-Services, to leverage Salesforce’s global infrastructure, reliability, scalability, and deep customer relationships.

We have further strengthened our relationship over the past couple of years in service of our customers—current and future customers. In early fiscal year 2021, we received $85 million in equity funding, led by Salesforce Ventures and existing investor Silver Lake, and entered into a strategic collaboration agreement with Salesforce. In the late fiscal year 2020, we launched Asset 360 for Salesforce, which brings our asset-centric capabilities to all types of Field Service organizations. ServiceMax Asset 360 for Salesforce delivers a 360-degree view into the install base, service contracts, and asset performance to maximize equipment uptime and reduce maintenance costs. This advanced insight, natively developed within Salesforce Field Service, empowers customers to shift from selling products to adopting outcome-based strategies that propel businesses forward. The launch of Asset 360 is a cornerstone of our strategic relationship with Salesforce and an opportunity for ServiceMax to access new customers and industries and shorten sales cycles, via our joint go-to-market. Today, ServiceMax is in the Summit Tier (highest) of the Salesforce AppExchange Partner Program measured by the program’s key pillars of Customer Success, Innovation, Growth, and Leads.

Pursuant to our commercial agreements with Salesforce, when we sell our field services applications, we include a subscription to the underlying Salesforce Platform and remit a subscription fee to Salesforce. In exchange, Salesforce provides the hosting infrastructure and data center for these applications, as well as configuration, reporting and other functionality within the Salesforce Platform. In addition, we are an authorized reseller of a subset of Salesforce’s CRM functionality to certain customers in the United States.

Factors Affecting Our Financial Condition and Results of Operations

As a result of a multiple factors, our historical results of operations may not be comparable from period to period or going forward. Set forth below is a brief discussion of the key factors and variables that could impact our results of operations:

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Conversion and implementation of new customers: We have a strong focus on attracting and onboarding new customers across the industries we serve, and a significant portion of our sales force is focused on these efforts, which will continue to be a focus of our business for the foreseeable future. We have a track record of acquiring new customers across all our industry and geographic segments. We will continue to increase our focus on building a network of systems integration (“SI”) partners who will be increasingly responsible for delivering professional services to new customers, and therefore, professional services as a percentage of total revenue should decline.

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Long-term customer relationships: We have strong customer relationships in the markets we serve, and these relationships are a key component of our success given the nature of our contracts, the mission-critical and embedded nature of our solutions which make them difficult to replace, and the interconnectedness of our network. We derive our revenues from subscription and professional services fees and no individual customer represents more than 10% of our total revenue.

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Expansion of solution adoption from existing customers: A central part of our strategy is expanding solution adoption across our existing customer base. We develop long-term relationships with our customers and once onboarded, customer success is a significant focus of our business in order to accelerate the activation of committed license volume as well as upsell licenses to new business units and / or geographies within our customers. As we innovate and bring new technology and solutions to market, we also have the opportunity to realize incremental value by cross-selling new functionality to customers that do not currently utilize our full solution portfolio.

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Investment in Research & Development: We have a strong track record of innovation and new product introductions to serve the field service management market. We remain committed to delivering market-leading technology that creates strong return on investment for our customers. We believe that maintaining our software solution leadership is imperative to our growth plan. As a result, we intend to continue making significant investments in research and development to improve and expand our software solutions, in addition to investments in platform infrastructure, privacy, and security protocols. As the business continues to grow, we will increase investment in research and development expenses, while decreasing research and development operating expenses as a percentage of revenue.

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Investment in Sales and Marketing: Our sales and marketing efforts are a key component of our growth strategy. Our investments in this area have enabled us to build and sustain our customer base while creating long-term customer relationships. In fiscal 2021, our sales and marketing investments decreased, primarily due to reduction in spend as a result of the COVID-19 pandemic. We plan to continue to invest in our sales and marketing efforts to grow our sales capacity, expand globally, enter new verticals, grow our strategic partnership programs, and strengthen our customer success organization. As the business continues to grow, we will increase investment in sales and marketing expenses, while decreasing sales and marketing operating expenses as a percentage of revenue.

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Proposed Business Combination with Pathfinder: On July 15, 2021 and as amended on August 11, 2021, we entered into the Business Combination Agreement with Pathfinder Acquisition Corporation (“Pathfinder”) and Merger Sub, Serve Merger Sub (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, and assuming a favorable vote of Pathfinder stockholders at the Pathfinder extraordinary general meeting and satisfaction or waiver of all other closing conditions, Serve Merger Sub, a newly formed direct, wholly-owned Delaware subsidiary of Pathfinder will merge with and into ServiceMax, Inc., with ServiceMax, Inc. surviving the merger. Existing shareholders of ServiceMax, Inc. will receive shares of common stock of Pathfinder in exchange for their shares of ServiceMax, Inc. The Business Combination is expected to result in an estimated increase in cash (as compared to our condensed consolidated balance sheet at January 31, 2021) of between approximately $267.3 million, assuming maximum stockholder redemptions permitted under the Business Combination Agreement, and $377.7 million, assuming no stockholder redemptions and, in each case, after deducting estimated expenses.

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Acquisition of LiquidFrameworks: On July 15, 2021, we announced a definitive agreement to acquire LiquidFrameworks, a leading mobile field service management solutions company built on the Salesforce Platform focused on the energy industry. Once closed, this acquisition is expected to expand our field service management solutions to meet the unique challenges of the oil and gas, industrial, and environmental sectors. In addition, LiquidFrameworks will expand our product portfolio and go-to-market capabilities.

The definitive agreement values LiquidFrameworks at $145 million, with a potential purchase price increase (of up to $2.5 million) if the transaction closes after September 30, 2021. The transaction is expected to close in the fourth quarter of the calendar year 2021. We will finance the acquisition of LiquidFrameworks with the proceeds of the proposed business combination with Pathfinder or financing provided by the Company’s primary investor.

•

Business Combination Accounting: As required by the accounting guidance for business combinations, there have been and will be fair value adjustments to unearned revenue, unearned commissions, long-lived assets and intangibles. Due to these adjustments, there will be differences in comparability in revenues, cost of revenues, depreciation, and amortization from period to period in which these acquisitions take place.

Coronavirus (“COVID-19”) Impact

As a result of COVID-19, we have taken precautionary measures in order to minimize the risk of the virus to our employees, our customers, and the communities in which we operate, including the suspension of all non-essential business travel of employees and the temporary closure of all of our major offices. Although the majority of our workforce now works remotely, there has been minimal disruption in our ability to ensure the effective operation of our software platforms and of the business overall.

Components of Results of Operations

Revenue

We derive our revenues from subscription and professional services fees.

Subscription Revenue. Our subscription revenues consist principally of fees from customers for accessing the ServiceMax platform and support services that we offer under non-cancellable multi-year contracts, with an average term of approximately three years, including both new contracts and renewals.

Our subscription revenues are generally recognized over the term of the contract beginning upon activation. For new customers, we may activate a portion of seats at inception of the agreement, with the balance activated at contractually specified points in time thereafter, generally aligned with the customer’s expected rate of implementation and adoption. Subscription fees are generally billed annually in advance. Where seats are activated in stages, we charge subscription fees from the date of activation through the anniversary of the initial activation date, and annually thereafter. Support fees, as well as development licenses, are provided over the same periods as the related subscriptions, so fees are invoiced and revenues are recognized over the same periods. Subscription fees invoiced are recorded as unearned revenue until the earnings process is completed.

We expect software subscription revenue to increase as a percentage of total revenue as we add new customers and our existing customers continue to add new services and renew their subscriptions.

Professional Services. Our professional services arrangements include services for configuration, system integration, and customer training. For some implementations, Systems Integrations Partners may perform the services, and bill the customer directly. In some cases, we may bill expert services to the Systems Integrations Partners if we support them in the implementation. Professional services arrangements are typically on a time-and-materials basis, and revenues on these arrangements are recognized as the services are delivered.

Cost of Revenue

Cost of revenue include costs of subscription and professional services revenue.

Subscription Revenue. Our cost of subscription revenue is primarily comprised of fees paid to Salesforce for access to the Salesforce Platform, including Salesforce’s hosting infrastructure and data center operations, as well as other license and royalty fees paid to third parties customer support personnel salaries and other related costs, and amortization of acquired intangibles.

Our subscription gross margin will vary from period to period as a function of the investment in support personnel as well as quarterly fluctuations in product mix. We expect cost of revenue, exclusive of amortization and impairment of acquired intangibles, to increase in absolute dollars as we continue to hire personnel, utilize additional cloud infrastructure, and incur higher royalty fees in support of our revenue growth, while decreasing as a percentage of subscription revenue in the near-term due to our scale, favorability in product mix, and new third party hosting/license agreements.

Professional Services. Our cost of professional services revenue is primarily comprised of personnel-related expenses for our customer implementation teams and contractors, including salaries and other related costs, and service fees paid to third parties. The cost of providing professional services is significantly higher as a percentage of the related revenues than for our subscription services due to direct labor costs. Our professional services gross margin will vary from period to period as a function of the investment in personnel, and we expect to scale professional services expenses to meet the customer demand for our professional services while maintaining long-term gross margin.

Operating Expenses

Sales and Marketing

Sales and marketing expenses consist primarily of personnel costs and related expenses, travel and related costs, and sales commissions which we amortize over time. These expenses also include expenditures related to advertising, marketing, promotional events and brand awareness activities, as well as allocated overhead.

We expect sales and marketing expenses to increase in absolute dollars as we continue to invest in acquiring new customers, and maintaining and growing our existing customer relationships, while decreasing sales and marketing operating expenses as a percentage of revenue, over time.

Research and Development

Research and development expenses consist primarily of personnel costs and related expenses, as well as 3rd party tools and labor. We continue to focus our research and development efforts on adding new features and products and increasing the functionality and enhancing the ease of use of our existing products. We capitalize the portion of our software development costs that meets the criteria for capitalization under ASC 350-40, Internal Use Software.

We expect research and development expenses to increase in absolute dollars as we continue to dedicate substantial resources to develop, improve and expand the functionality of our solutions, while decreasing research and development operating expenses as a percentage of revenue, over time.

General and Administrative

General and administrative expenses consist primarily of personnel costs and related expenses for our administrative, legal, human resources, information technology, finance and accounting employees, and executives. Additionally, general and administrative expenses include professional service fees, insurance premiums, and other corporate expenses that are not allocated to the above expense categories.

We plan to continue to expand our business both domestically and internationally, and we expect to increase the size of our general and administrative function to support the growth of our business. We also expect that we will incur additional general and administrative expenses as a result of being a public company. We expect to incur increased expenses related to accounting, tax and auditing activities, directors’ and officers’ insurance, SEC compliance, investor relations, and internal control compliance.

Interest Income

Interest income consists primarily of the interest earned from our daily sweep accounts.

Gain (loss) on Foreign Exchange Transactions

Gain (loss) on foreign exchange transactions consist of currency movements on transactions settled in other currencies during the year.

Other Income (Expense), net

Other Income (Expense), net, consists primarily of long-term capital gain distributions from the Company’s bank accounts and miscellaneous income.

Income Tax Benefit

Income tax benefit consists primarily of federal and state incomes taxes in the United States and incomes taxes in certain foreign jurisdictions in which we conduct business. Earnings from our non-U.S. activities are subject to local country income tax and may be subject to current U.S. income tax.

Results of Operations

Comparison of Years Ended January 31, 2021 and 2020

The following table sets forth our results of operations for the years ended January 31, 2021 and 2020:

	Year Ended January 31,		Change in
	2021	2020	$	%
Revenue
Subscription	$91,326	$65,146	$26,180	40%
Professional services	17,824	21,732	(3,908)	(18%)

Total revenue	109,150	86,878	22,272	26%
Cost of revenue
Subscription	44,854	45,183	(329)	(1%)
Professional services	20,339	21,355	(1,016)	(5%)

Total cost of revenue	65,193	66,538	(1,345)	(2%)

Gross profit	43,957	20,340	23,617	116%

Operating expenses
Sales and marketing	68,305	79,081	(10,776)	(14%)
Research and development	26,445	30,387	(3,942)	(13%)
General and administrative	16,136	18,905	(2,770)	(15%)

Total operating expenses	110,886	128,373	(17,487)	(14%)

Loss from operations	(66,929)	(108,033)	41,105	(38%)
Interest income	107	129	(22)	(17%)
Loss on foreign exchange transactions	(7)	(614)	607	(99%)
Other income (expense), net	(13)	21	(34)	(162%)

Total other income (expense), net	87	(464)	551	(119%)

Loss before income taxes	(66,842)	(108,497)	41,655	(38%)

Income Tax Benefit	17,006	27,313	(10,307)	(38%)

Net loss	$(49,836)	$(81,184)	$31,349	(39%)

Revenue

Revenue increased by $22.3 million, or 26%, for the year ended January 31, 2021 compared to the year ended January 31, 2020. The increase in revenue is primarily attributable to an increase in subscription revenue of $26.2 million, offset by a decrease in professional services revenue of $3.9 million.

Subscription revenue. Subscription revenue increased by $26.2 million, or 40%, in the current period as compared to prior period primarily due to a $12.1 million increase in revenue related to the activation of our existing backlog and conversion of our new subscription contracts for the year ended January 31, 2021, with a $ 14.1 million reduction in revenue for year ended January 31, 2020 related to a purchase price adjustment to unearned revenue at February 1, 2019.

Professional services. The professional services revenue decrease of $3.9 million, or 18%, is primarily attributable to a $3.1 million decrease in implementation services revenue as fewer new customers required implementation services. Additionally, due to adjustments to our travel policy in response to the COVID-19 pandemic, there was a decrease of $0.6 million in reimbursements revenue billable to customers for implementation project related travel expenses.

Cost of Revenue

Cost of revenue decreased by $1.3 million, or 2%, for the year ended January 31, 2021 compared to the year ended January 31, 2020. The decrease in cost of revenue is primarily attributable to a decrease in subscription cost of revenue of $0.3 million and a $1.0 million decrease in professional services cost of revenue.

Subscription cost of revenue. Subscription cost of revenue decreased by $0.3 million, or 1%, for the year ended January 31, 2021 compared to the year ended January 31, 2020. The decrease was primarily attributable to a $0.2 million decrease in outside services spend, a $0.2 million decrease in salaries and related expenses, and other miscellaneous expenses, partially offset by a $0.1 million increase in amortization of capitalized software development costs. For both periods, subscription cost of revenue contained $20.7 million in amortization of developed technology associated with the acquisition of ServiceMax by SLP-SA.

Professional services cost of revenue. Professional services cost of revenue decreased by $1.0 million, or 5%, for the year ended January 31, 2021 compared to the year ended January 31, 2020. The decrease was primarily attributable to a $0.8 million decrease in employee travel and related expenses, partly in response to COVID-19 restrictions and a $0.2 million decrease outside services spend.

Gross Profit

Gross profit increased by $23.6 million, or 116%, for the year ended January 31, 2021 compared to the year ended January 31, 2020, driven primarily by the increase in revenue by $22.3 million and by the decrease in cost of revenue by $1.3 million.

Operating Expenses

Sales and marketing. Sales and marketing. Sales and marketing expenses decreased by $10.8 million, or 14%, for the year ended January 31, 2021 compared to the year ended January 31, 2020. The decrease was attributable to a $3.6 million reduction in employee travel and related expenses, partly in response to COVID-19 restrictions, a $3.0 million reduction in general marketing costs, a $2.6 million reduction in sales and marketing payroll related expenses, and a $1.6 million reduction in other expenses in fiscal year 2021.

Research and development. Research and development expenses decreased by $3.9 million, or 13%, for the year ended January 31, 2021 compared to the year ended January 31, 2020.The decrease was primarily attributable to the development of the new Asset 360 and ServiceMax Engage product introductions which resulted in the capitalization of $ 2.8 million in development costs. Additionally, employee travel and related expenses decreased by $0.5 million, partly in response to COVID-19 restrictions, along with a decrease of $0.6 million in other research and development expenses.

General and administrative. General and administrative expenses decreased by $2.8 million, or 15%, for the year ended January 31, 2021 compared to the year ended January 31, 2020. The decrease was primarily attributable to $2.7 million reduction in one-time expenses in fiscal year 2020 related to the separation from GE and a $0.5 million decrease in payroll costs related to executive changes, partially offset by a $0.4 million increase in payroll and other miscellaneous expenses.

Interest Income. Interest income decreased by $0.02 million, or 17%, for the year ended January 31, 2021 compared to the year ended January 31, 2020.

Loss on foreign exchange transactions. Loss on foreign exchange transactions decreased by $0.6 million, or 99%, for the year ended January 31, 2021 compared to the year ended January 31, 2020 due fluctuations of value in currencies used in our transactions.

Other Income (Expense), Net. Other income (expense), net, decreased by $0.03 million, or 162%, for the year ended January 31, 2021 compared to the year ended January 31, 2020.

Income Tax Benefit. Income tax benefit decreased by $10.3 million, or 38%, for the year ended January 31, 2021 compared to the year ended January 31, 2020 due to the decrease in pre-tax loss.

Comparison of the Three Months Ended April 30, 2021 and 2020

	Three Months Ended April 30,		Change in
	2021	2020	$	%
Revenue
Subscription	$25,757	$21,611	$4,146	19%
Professional services	4,251	4,323	(72)	(2%)

Total revenue	30,008	25,934	4,074	16%
Cost of revenue
Subscription	11,245	11,238	7	0%
Professional services	4,743	5,482	(739)	(13%)

Total cost of revenue	15,988	16,720	(732)	4%

Gross profit	$14,020	$9,214	$4,806	52%

Operating expenses
Sales and marketing	$17,338	$17,638	$(300)	(2%)
Research and development	8,023	7,683	340	4%
General and administrative	4,853	5,061	(208)	(4%)

Total operating expenses	$30,214	$30,382	$(168)	(1%)

Loss from operations	(16,194)	(21,168)	4,974	(23%)

Interest income	$5	$73	$(68)	(93%)
Gain (loss) on foreign exchange transaction	48	(538)	586	(109%)
Other income (expense) - net	1	(23)	24	(104%)

Total other income (expense), net	$54	$(488)	$542	(111%)

Loss before income taxes	(16,140)	(21,656)	5,516	(25%)

Income Tax Benefit	650	4,635	(3,985)	(86%)

Net loss	$(15,490)	$(17,021)	$1,531	(9%)

Revenue

Revenue increased by $4.1 million, or 16%, for the three months ended April 30, 2021 compared to the three months ended April 30, 2020. The increase in revenue was primarily attributable to an increase in subscription revenue of approximately $4.1 million, offset by a decrease in professional services revenue of less than $0.1 million.

Subscription revenue. Subscription revenue increased by $4.1 million, or 19%, for the three months ended April 30, 2021 compared to the three months ended April 30, 2020. This increase was primarily attributable to an increase in activation of our existing backlog and conversion of our new subscription contracts.

Professional services. The professional services revenue decreased by $0.1 million, or 2%, for the three months ended April 30, 2021 compared to the three months ended April 30, 2020. This decrease was primarily attributable to a decrease in implementation services revenue due to a decline in new customers requiring implementation services.

Cost of Revenue

Cost of revenue decreased by $0.7 million, or 5%, for the three months ended April 30, 2021 compared to the three months ended April 30, 2020. The decreased was attributable to a reduction in professional services cost of revenue of $0.7 million.

Subscription cost of revenue. Subscription cost of revenue increased by $0.01 million, or 0%, for the three months ended April 30, 2021, compared to the three months ended April 30, 2020. The decrease was primarily attributable to a $0.5 million decrease in hosting fees, partially offset by a $0.4 million increase in salaries and related expenses and a $0.1 million increase in amortization of capitalized software development costs. For both periods, subscription cost of revenue contained $5.2 million in amortization of developed technology associated with the acquisition of ServiceMax by SLP-SA.

Professional services cost of revenue. Professional services cost of revenue decreased by $0.7 million, or 13%, for the three months ended April 30, 2021, compared to the three months ended April 30, 2020. The decrease was primarily attributable to a $0.4 million decrease in third party service fees and a $0.2 million decrease in employee travel and related expenses, partly in response to COVID-19 restrictions.

Gross Profit

Gross profit increased by $4.8 million, or 52%, for the three months ended April 30, 2021 compared to the three months ended April 30, 2020, due to the increase in revenue by $4.1 million and by the decrease in cost of revenue by $0.7 million.

Operating Expenses

Sales and marketing. Sales and marketing expenses decreased by $0.3 million, or 2%, for the three months ended April 30, 2021 compared to the three months ended April 30, 2020. The decrease was primarily attributable to a $0.4 million reduction in employee travel and related expenses, partly in response to COVID-19 restrictions, partially offset by a $0.1 million increase in payroll and other miscellaneous expenses.

Research and development. Research and development expenses increased by $0.3 million, or 4%, for the three months ended April 30, 2021 compared to the three months ended April 30, 2020.The increase was primarily attributable to an increase in salaries and related expenses.

General and administrative. General and administrative expenses decreased by $0.2 million, or 4%, for the three months ended April 30, 2021 compared to the three months ended April 30, 2020. The decrease was primarily attributable to a $1.1 million decrease in employee events partially offset by a $0.7 million increase in salaries and related expenses and a $0.2 million increase in outside professional services expenses.

Interest income. Interest income decreased by $0.1 million, or 93%, for the three months ended April 30, 2021 compared to the three months ended April 30, 2020.

Gain (Loss) on foreign exchange transactions. Gain (Loss) on foreign exchange transactions increased by $0.6 million, or 109%, for the year ended April 30, 2021 compared to the year ended April 30, 2020 due to fluctuations of value in currencies used in our transactions.

Other income (expense), net. Other income (expenses), net, increased by $0.02 million, or 104%, for the three months ended April 30, 2021 compared to the three months ended April 30, 2020.

Income Tax Benefit. Income tax benefit decreased by $4.0 million, or 86%, for the three months ended April 30, 2021 compared to the three months ended April 30, 2020. The decrease is primarily due to the additional valuation allowance recorded on the Company’s US net operating loss (“NOL”) deferred tax asset, coupled with a lower pre-tax loss for the three months ended April 30, 2021. We expect our future effective tax rate to be affected by changes in pre-tax earnings or losses, including the effect of countries with different statutory rates. Additionally, our future effective tax rate may be affected by changes in the valuation of our deferred tax assets or liabilities, or changes in tax laws, regulations, as well as certain discrete items.

Liquidity and Capital Resources

Overview

Our principal sources of liquidity have historically consisted of cash generated from our operations and from financing activities. As of April 30, 2021, we had $84.7 million in cash and cash equivalents.

Assuming the shareholder approval and consummation of the Business Combination as outlined above, our cash and cash equivalents, on pro forma basis, would have amounted to between approximately $267.3 million and $377.7 million at April 30, 2021, depending on the extent of redemptions by Pathfinder stockholders, in each case including $10.4 million in proceeds from the Stronghold Private Placement.

We believe our operating cash flows, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus. We may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions and competitive pressures. We expect our working capital requirements to continue to increase in the immediate future. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or new debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in new product launches and related marketing initiatives or to scale back our existing operations, which could have an adverse impact on our business and financial prospects. Our acquisition of LiquidFrameworks will be funded through proceeds from the business combination with Pathfinder, the Company’s primary investor has agreed to fund the acquisition in the event that the proposed combination with Pathfinder is not consummated. Accordingly, the acquisition of LiquidFrameworks will not have an impact on our liquidity and we expect to have the ability to continue as a Going Concern.

Cash Flows

The following table summarizes our cash flows for the years ended January 31, 2021 and 2020:

	Year Ended January 31,
	2021	2020
Net cash used in operating activities	$(17,079)	$(48,893)
Net cash used in investing activities	$(3,028)	$(9,416)
Net cash provided by financing activities	$84,457	$1,500
Net increase/(decrease) in cash and cash equivalents	$64,350	$(56,809)

Net Cash Used in Operating Activities

Net cash used in operating activities was $17.1 million and $48.9 million for the year ended January 31, 2021 and 2020, respectively. The change in cash used by operating activities was primarily driven by an increase in revenues, reduction in expenses, and a change in net working capital.

Net Cash Used in Investing Activities

Net cash used in investing activities was $3.0 million and $9.4 million for the year ended January 31, 2021 and 2020, respectively. Net cash used in investing activities for the year ended January 31, 2021 was driven by the capitalization of the internally developed software of $2.8 million and the purchase of property plant and equipment of $0.2 million. The net cash used in investing activities for the year ended January 31, 2020 was driven by the acquisition of Zinc for $8.4 million and the purchase of property and equipment for $1.0 million.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $84.5 million and $1.5 million for the year January 31, 2021 and 2020, respectively. Cash provided by financing activities in 2021 and 2020 were both driven by proceeds from the issuance of member units from investors.

The following table summarizes our cash flows for the quarter ended April 30, 2021 and 2020:

	Year Ended April 30,
	2021	2020
Net cash provided by (used in) operating activities	$3,622	$(3,912)
Net cash used in investing activities	$(74)	$(209)
Net cash provided by financing activities	$—	$79,716
Net increase in cash and cash equivalents	$3,548	$75,595

Net Cash Provided by (Used in) Operating Activities

Net cash provided by operating activities was $3.6 million and cash used in operating activities was $3.9 million for the three months ended April 30, 2021 and 2020, respectively. The change in the cash used by operating activities was primarily driven by an increase in revenues, reduction in expenses, and a change in net working capital.

Net Cash Used in Investing Activities

Net cash used in investing activities was $0.1 million and $0.2 million for the three months ended April 30, 2021 and 2020, respectively. Net cash used in investing activities for the three months ended April 30, 2021 and 2020 was driven by the spending on internally developed software of $0.1 million and $0.2 million, respectively.

Net Cash Provided by Financing Activities

No cash was provided by financing activities for the three months ended April 30, 2021. Net cash provided by financing activities was $79.7 million for the three months ended April 30, 2020 and was driven by proceeds from the issuance of member units to investors.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our Annual Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these Annual Consolidated Financial Statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Annual Consolidated Financial Statements, as well as the reported revenues and expenses during the reporting periods. These items are monitored and analyzed by us for changes in facts and circumstances, and material changes in these estimates could occur in the future. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ from these estimates under different assumptions or conditions and such differences could be material.

While our significant accounting policies are more fully described in Note 2 in the notes to our Annual Consolidated Financial Statements included elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our audited Annual Consolidated Financial Statements.

We believe the following critical accounting policies affect our most significant judgments and estimates use in preparation of our Annual Consolidated Financial Statements:

•	Revenue Recognition

•	Valuation of Goodwill and Intangible Assets

•	Stock-based Compensation

Revenue Recognition

We derive our revenues from subscriptions and professional services. We recognize revenues when a contract exists between the Company and a customer and upon transfer of control of promised products or services to such customer in an amount that reflects the consideration we expect to receive in exchange for those products or services. We enter into contracts that can include various combinations of subscriptions and professional services, which may be capable of being distinct and accounted for as separate performance obligations, or in the case of offerings such as subscriptions, services and support, accounted for as a single performance obligation. Revenues are recognized net of allowances and any taxes collected from customers, which are subsequently remitted to governmental authorities. We apply the following five steps to recognize revenue:

•	Identification of the contract, or contracts, with a customer.

•	Identification of the performance obligations in the contract.

•	Determination of the transaction price.

•	Allocation of the transaction price to the performance obligations in the contract.

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Subscription revenues. Subscription revenues are primarily from fees invoiced to customers for continuous access to one or more of the Company’s subscription services, related support and updates, if any, during the subscription term. The Company recognizes subscription revenue over the term of the contract, with an average term of approximately three years, including both new contracts and renewals. Contracts are typically billed annually in advance upon execution of the initial agreement and upon subsequent renewal and have net 30-day or net 60-day payment terms from the invoice date. Contracts with customers are generally non-cancelable without any refund-type provisions.

Professional services. Our professional services arrangements include services for configuration, system integration, and customer training. Professional services arrangements are typically on a time-and-materials basis, and revenues on these arrangements are recognized as the services are delivered.

Valuation of Goodwill and Intangible Assets

We perform an annual assessment for impairment of goodwill and indefinite-lived intangible assets as of January 31 each fiscal year, or whenever events occur, or circumstances indicate that it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible assets is below its carrying value.

In fiscal year 2021, we performed a quantitative goodwill impairment test, in which we compared the fair value of our reporting units, which we primarily determined using an income approach based on the present value of discounted cash flows, to the respective carrying value, which includes goodwill. If the fair value of a reporting unit exceeds their respective carrying value, the goodwill is not considered impaired. If the carrying value is higher than the fair value, the difference would be recognized as an impairment loss.

The process of evaluating the potential impairment of goodwill is subjective and requires significant judgment. In estimating the fair value of a reporting unit for the purposes of our annual or periodic impairment analyses, we make estimates and significant judgments about the future cash flows of the reporting unit. Our cash flow forecasts are based on assumptions that represent the highest and best use for our reporting units. Changes in judgment on these assumptions and estimates could result in goodwill impairment charges. We believe that the assumptions and estimates utilized are appropriate based on the information based on the information available to management.

We have one reporting unit for purposes of analyzing goodwill. No goodwill impairments were recorded during the three months ended April 30, 2021 and 2020 and the years ended January 31, 2021 and 2020.

Stock Based Compensation

We measure and recognize compensation expense for all stock-based payment awards based on the estimate fair value on the date of the grant.

The fair value of the Class B Units (the “Units”) granted is estimated on the grant date using the Monte Carlo Simulation option pricing model. The pricing model for share-based compensation requires us to make assumptions and judgments about the variable inputs used in the Monte Carlo Simulation model.

The assumptions are estimated as follows:

Equity Volatility — We use a blended volatility to estimate expected volatility. The blended volatility includes the average historical stock volatilities of several unrelated public companies within the industry we consider to be comparable over a period equivalent to the expected term of the stock option grants.

Risk-Free Interest Rate — Interpolated from the U.S. Constant Maturity Treasury (CMT) Rate as of the time of grant with a term matching the Time to Liquidity Event. The discount period is the period between the Valuation Date and the assumed liquidity event date, with the assumption that all equity shares in the capital structure are paid out in cash.

Dividend Yield — The expected dividend is based on our history and expected dividend payouts. The expected dividend yield is zero as we historically paid no dividends and we do not anticipate dividends to be paid in the future.

Time to Liquidity Event (Years) — Our best estimate of a liquidity event.

The fair value of each Unit was estimated on the date gran using the Monte Carlo pricing model which table below outlines the assumptions used during the three months ended April 30, 2021 and the years ended January 31, 2021 and 2020:

	As of April 30,	As of January 31,
	2021	2021	2020
Time to liquidity event (years)	1.08 – 1.08	1.0 – 2.3	2.3 – 4.0
Equity volatility	50.00%	40.00% - 50.00%	40.00%
Risk-free interest rate	0.10% - 0.11%	0.10% - 1.32%	1.32% - 2.47%
Discount	30.00%	30.00%	30.00%

Determination of all of these assumptions involves our best estimates at that time, which impact the fair value of the option calculated under the Monte Carlo methodology, and ultimately the expense that will be recognized over the life of the Units. For the inputs and assumptions used to determine the fair value of the Units in each year presented, see our Annual and Interim Consolidated Financial Statements included elsewhere in this filing.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards.

Following the consummation of the Business Combination, the Post-Combination Company will remain an emerging growth company until the earliest (i) the last day of the fiscal year in which the Post-Combination Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (ii) the date on which the Post-Combination Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iii) the last day of the fiscal year following the fifth anniversary of the Company’s initial public offering of common equity securities. This may make it difficult or impossible to compare the Post-Combination Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

For information on recent accounting standards, see Note 2 to our audited Annual Consolidated Financial Statements included elsewhere in this Proxy.

Quantitative and Qualitative Disclosures About Market Risk

As of January 31, 2021 and April 30, 2021, we had no associated to a material exposure to market risks, interest rate risks, and foreign currency exchange risks.

SERVICEMAX’S EXECUTIVE AND DIRECTOR COMPENSATION

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “ServiceMax,” “we,” “us” or “our” refers to ServiceMax and its consolidated subsidiaries prior to the consummation of the Business Combination and to New SM and its consolidated subsidiaries following the Business Combination.

Introduction

This section provides an overview of ServiceMax’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. This section also provides an overview of certain compensation arrangements adopted in connection with the Business Combination Agreement, to be effective on the Closing. This discussion may contain forward-looking statements that are based on ServiceMax’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that ServiceMax adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

For the fiscal year ended January 31, 2021, ServiceMax’s named executive officers (“Named Executive Officers” or “NEOs”) were:

•	Neil Barua, Chief Executive Officer;

•	Mike Jerich, Chief Revenue Officer; and

•	Dave Kahley, Senior Vice President, Customer Solutions.

The objective of ServiceMax’s compensation program is to provide a total compensation package to each NEO that will enable ServiceMax to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for performance. The board of directors of ServiceMax has historically determined the compensation for the NEOs.

For fiscal year 2021, the compensation program for the NEOs consisted of base salary, bonuses and incentive compensation delivered in the form of equity awards, each as described below:

•

Base Salary. Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

•	Bonuses. Bonuses are paid to attract, retain and motivate qualified talent by providing cash bonuses based on the accomplishment of goals established by the board of directors of ServiceMax.

•

Equity Awards. Equity awards, in the form of profits interest units, are granted to attract, retain and motivate qualified talent by providing the opportunity to acquire a proprietary interest in ServiceMax and align the executive’s interests and efforts to the long-term interests of ServiceMax’s stockholders.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to ServiceMax by our NEOs for the fiscal year ended January 31, 2021.

Name and Position	Year	Salary ($)	Bonuses ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Neil Barua Chief Executive Officer	2021	$450,000	—	—	$202,500	—	$652,500
Mike Jerich Chief Revenue Officer	2021	$350,000	—	—	$192,000	$24,998	$566,999
Dave Kahley Senior Vice President, Customer Solutions	2021	$325,000	$150,000	$101,429	$62,137	$18,957	$657,523

(1)

The amount in this column represents the sign-on cash bonus paid to Mr. Kahley in connection with the commencement of his employment during the 2020 fiscal year. In addition, Mr. Kahley was paid $200,000 in respect of the 2020 fiscal year and is owed $150,000 in respect of the 2022 fiscal year.

(2)

The amount in this column represents the aggregate grant date fair value of ServiceMax JV profits interest awards granted to the NEOs under the ServiceMax JV, LP Third Amended and Restated Limited Partnership Agreement, dated February 24, 2020, during the 2021 fiscal year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumption used in the valuation of these awards are set forth in note 13 to the audited financial statements for fiscal year 2021. For details regarding the vesting conditions of these profits interests, see “Outstanding Equity Awards at Fiscal Year-End” below.

(3)

The amounts in this column represent ServiceMax’s 401(k) matching contributions made to Mr. Jerich and Mr. Kahley in the amounts of $6,750 and $5,147, respectively. In addition, the amount for Mr. Jerich includes imputed income resulting from a life insurance policy benefiting Mr. Jerich that was paid for by ServiceMax, and the amount for Mr. Kahley includes imputes income resulting from the receipt of sports memorabilia from ServiceMax.

Employment Agreements

The employment agreements entered into between ServiceMax and each of the NEO in connection with their services as executive officers or senior vice presidents of ServiceMax are in the form of offer letters, the material terms of which are described below.

Neil Barua

ServiceMax entered into an offer letter of employment with Mr. Barua, as Chief Executive Officer and President of ServiceMax, on April 7, 2017. Pursuant to the terms of his offer letter, Mr. Barua’s starting annual base salary was $450,000 and he is eligible for an annual cash bonus with a target equal to 120% of his annual base salary. Mr. Barua’s current annual base salary is $450,000. Mr. Barua is also entitled to a severance benefit, if his employment is terminated by ServiceMax without cause, in the form of 12 months of base salary continuation and a pro rata bonus annual cash bonus based on actual performance. In addition, at the commencement of his employment, Mr. Barua received grants of profits interests, as described below.

Michael Jerich

ServiceMax entered into an offer letter of employment with Mr. Jerich, as Chief Revenue Officer of ServiceMax, on July 10, 2019. Pursuant to the terms of his offer letter, Mr. Jerich’s starting annual base salary was $350,000 and he is eligible for an annual cash bonus with a target equal to 114% of his annual base salary. Mr. Jerich’s current annual base salary is $350,000. Mr. Jerich was also eligible to receive a one-time $75,000 signing bonus, which he received in fiscal year 2020. Mr. Jerich is also entitled to a severance benefit if his employment is terminated by ServiceMax without cause or, if within the 12 month period following a change in control of ServiceMax, Mr. Jerich’s employment is terminated by ServiceMax without cause or by Mr. Jerich for good reason, which benefit is equal to 100% of his then-current annual base salary, plus his annual target incentive compensation and an after tax amount equal to 12 months of continuing coverage under COBRA, in each case, payable as a lump sum. The proposed Merger is not a change in control for purposes of Mr. Jerich’s offer letter. In addition, at the commencement of his employment, Mr. Jerich received grants of profits interests, as described below.

Dave Kahley

ServiceMax entered into an offer letter of employment with Mr. Kahley, as Senior Vice President, Customer Success, on August 14, 2019. Pursuant to the terms of his offer letter, Mr. Kahley’s starting annual base salary was $325,000 and he is eligible for an annual cash bonus with a target equal to 54% of his annual base salary. Mr. Kahley’s current annual base salary is $325,000. Mr. Kahley received a $500,000 signing bonus, of which $200,000 was payable in September of 2019, $150,000 was payable in September of 2020, and $150,000 is payable in September of 2021. In addition, at the commencement of his employment, Mr. Kahley received grants of profits interests, as described below.

ServiceMax Executive Officer Severance Plan

The board of directors of ServiceMax has adopted the ServiceMax Executive Officer Severance Plan (the “EOSP”), providing baseline severance benefits to executive officers of ServiceMax, including the NEOs, effective at the Effective Time. The NEOs are entitled to severance benefits under the EOSP only to the extent that such benefits exceed the benefits otherwise provided in their respective employment agreements. Because Mr. Barua and Mr. Jerich are entitled to cash severance benefits under their offer letters that exceed the severance benefits, described below, under the EOSP, they will not be entitled to any additional cash benefits under the EOSP.

Administration

The EOSP is administered by ServiceMax’s compensation committee, except as specifically provided in the EOSP. The compensation committee (or board of directors, as applicable) has the discretionary authority to interpret the EOSP, determine eligibility, status and rights of participants, and the manner, time and amount of any payment under the EOSP. The compensation committee may delegate such of its administrative duties, powers and responsibilities as it may determine to designated individuals or committees. As used in this summary, the term “Administrator” refers to the compensation committee and its designees, as applicable.

Eligibility

Participants consist of any employee who is an executive officer of ServiceMax as of or following the effective date of the EOSP. An employee who ceases to be an executive officer of ServiceMax shall cease to participate in the plan. The Administrator may also, at its discretion, remove an employee from participation in the EOSP upon 3-months prior notice. The NEOs are participants in the EOSP, but the NEOs are not entitled to receive benefits under the EOSP that are in duplication of benefits of the severance benefits, if any, that are set forth in the offer letters.

Severance benefits

Upon termination of a participant’s employment by ServiceMax without cause or by the participant for good reason, the participant is entitled to the following severance benefits: six months’ then-current base salary continuation; a pro rata bonus based on ServiceMax’s actual performance for the fiscal year in which the termination occurs; any accrued but unpaid annual bonus from the fiscal year prior to the fiscal year in which the termination occurs; the employer portion of the premium for continued coverage under COBRA for six months or until such earlier time as the participant becomes eligible for group health benefits as a result of employment by another employer; and all benefits accrued through the date of termination under any retirement, welfare or other plan in which the participant participated prior to the termination.

Upon termination of a participant’s employment within 12 months following a change in control, the participant’s time-based equity awards, if any, will vest in full, to the extent not vested already under the terms of the 2021 Rollover Plan or the Omnibus Incentive Plan, as applicable. Receipt of any severance benefits under the EOSP are conditioned upon the participant executing a general release and waiver in favor of ServiceMax following such termination of employment.

Recoupment

The Administrator may, in its discretion, in the event of the participant’s breach of the required general release and waiver or material breach of any other restricted covenant or other agreement or a determination that an event constituting cause occurred, may terminate the right of participate to receive payment under the EOSP or seek recoupment of any payment under the EOSP.

Amendment and termination

The Administrator may at any time amend, modify, or terminate the EOSP, provided that the Administrator has provided each affected participant with written notice at least three months in advance of such amendment, modification, or termination, no participant’s rights are materially impaired by such amendment, modification, or termination, and no participant’s right to receive benefits upon a termination of employment within 12 months of a change in control will be adversely affected by such amendment, modification, or termination.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows information regarding outstanding equity awards held by the NEOs as of January 31, 2021.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Neil Barua	5/9/2019	—	—	171,087	$1,545,087
	5/9/2019	421,033	$3,802,349	748,503	$6,759,731
Mike Jerich	7/31/2019	109,602	$989,815	175,363	$1,583,703
Dave Kahley	12/30/2020	—	—	35,714	$240,034
	5/4/2020	—	—	35,714	$240,034
	11/6/2019	58,811	$531,123	85,543	$772,539

(1)

The amounts in this column represent the unvested portion of time-based profits interest awards held by the NEOs. ServiceMax granted 748,503 profits interests with time-based vesting conditions to Mr. Barua on May 9, 2019 a (with a vesting commencement date of February 1, 2019), 175,363 profits interests with time-based vesting conditions to Mr. Jerich on July 31, 2019 (with a vesting commencement date of the same date) and 85,543 profits interests with time-based vesting conditions to Mr. Kahley on November 6, 2019 (with a vesting commencement date of September 9, 2019). The time-based profits interests vest 25% on the first anniversary of the grant date, and 6.25% on a quarterly basis thereafter. Accordingly, as of January 31, 2021, Mr. Barua’s time-based vesting profits interests were 43.75% vested, Mr. Jerich’s interests were 37.5% vested, and Mr. Kahley’s interests were 31.25% vested.

(2)

The amounts in this column represent the estimated market value of the profits interests calculated based on the spread value based on the $20.72 per interest value of ServiceMax’s common interests calculated as of January 31, 2021. For the grants made in 2019, the spread is equal to $9.031 per profits interest, and for the grants made in 2020, the spread is equal to $6.721 per profits interest.

(3)

The amounts in this column represent the unvested portion of performance-based profits interest awards held by the NEOs. ServiceMax made two grants of profits interests with performance-based vesting conditions to Mr. Barua on May 9, 2019: a grant of 171,087 interests and a grant of 748,503 interests. ServiceMax granted to Mr. Jerich 175,363 profits interests with performance-based vesting conditions on July 31, 2019, and granted to Mr. Kahley 35,714 profits interests with performance-based vesting conditions on December 30, 2020, 35,714 profits interests with performance-based vesting conditions on May 4, 2020, and 85,543 profits interests with performance-based vesting conditions on November 6, 2019. The performance-based profits interests were entitled to vest upon a change in control, based on the achievement of certain returns on investment.

(4)

The amounts in this column represents the estimated market value of the profits interests calculated based on the spread value based on the $20.72 per interest value of ServiceMax’s common interests calculated as of January 31, 2021. For grants made in 2019, the spread is equal to $9.031 per profits interest, and for the grants made in 2020, the spread is equal to $6.721 per profits interest.

Neil Barua

In connection with the start of his employment, Mr. Barua was made two grants of Class B Units in ServiceMax JV, LP. The first grant was 1,497,005 Class B Units subject to performance based vesting. The performance based units were entitled to vest upon a change in control, based on the achievement of certain returns on investment. The second grant was for 171,086 Class B Units, also subject to time and performance-based vesting conditions described in the preceding sentence. In the event of a termination without cause within 12 months following a change in control, Mr. Barua’s time-based equity grants fully vest. However, the proposed Merger is not a change in control for purposes of Mr. Barua’s equity grant.

Further, in connection with and immediately prior to the proposed Merger, pursuant to the 2021 Rollover Incentive Plan (the “Rollover Plan”): (1) Mr. Barua’s time and performance-vesting Class B Units that would be vested at the Merger will be exchanged for shares of common stock of ServiceMax; (2) Mr. Barua’s unvested time vesting Class B Units will be converted into 811,302 shares of restricted stock of ServiceMax and Mr. Barua’s unvested performance vesting Class B Units will be cancelled and replaced with restricted stock units that represent the right to receive 2,278,270 shares of ServiceMax that are subject to time-based vesting over the three years following the Merger (“milestone grants”); and (3) Mr. Barua will be granted (i) a number of time-based restricted stock units that represent the right to receive $3,500,000 of ServiceMax shares at time of grant that are subject to time-based vesting over the three years following the Merger and a number of options representing the right to purchase ServiceMax shares with an aggregate exercise price of $1,000,000 determined at time of grant (“first annual grants”). After the Effective Time, shares of common stock of New SM will be delivered upon vesting of Mr. Barua’s grants under the Rollover Plan.

Michael Jerich

In connection with his start of employment, Mr. Jerich received a grant of 350,726 Class B Units in ServiceMax JV. The Class B Units were subject to 50% time-based vesting and 50% performance based vesting. 25% of the time-based vesting units vested on the one-year anniversary on the date of grant and the remaining 75% are subject to vesting in equal 6.25% quarterly installments over the three-year period beginning on such one-year anniversary. The performance based units were entitled to vest upon a change in control, based on the achievement of certain returns on investment. In the event of a termination without cause within 12 months following a change in control, Mr. Jerich’s time-based equity grants fully vest. However, the proposed Merger is not a change in control for purposes of Mr. Jerich’s equity grant.

Further, in connection with and immediately prior to the proposed Merger, pursuant to the Rollover Plan: (1) Mr. Jerich’s time and performance-vesting Class B Units that would be vested at the Merger will be exchanged for shares of common stock of ServiceMax; (2) Mr. Jerich’s unvested time vesting Class B Units will be converted into 217,230 shares of restricted stock of ServiceMax and Mr. Jerich’s unvested performance vesting Class B Units will be cancelled and replaced with restricted stock units that represent the right to receive 434,460 shares of ServiceMax that are subject to time-based vesting over the three years following the Merger (“milestone grants”); and (3) Mr. Jerich will be granted (i) a number of time-based restricted stock units that represent the right to receive $434,000 shares of ServiceMax shares at time of grant that are subject to time-based vesting over the three years following the Merger (“new milestone grants”) and (ii) a number of time-based restricted stock units that represent the right to receive $2,400,000 of ServiceMax shares at time of grant that are subject to time-based vesting over the three years following the Merger (“first annual grants”). After the Effective Time, shares of common stock of New SM will be delivered upon vesting of the Mr. Jerich’s grants under the Rollover Plan.

Dave Kahley

Mr. Kahley was also eligible to receive a grant of 171,086 Class B Units in ServiceMax JV, LP. 50% of the Class B Units are subject to time-based vesting and 50% are subject to performance based vesting. 25% of the time-based vesting units vested on the one-year anniversary on the date of grant and the remaining 75% are subject to vesting in equal 6.25% quarterly installments over the three-year period beginning on such one-year anniversary. The performance based units vest upon a change in control, based on the achievement of certain returns on investment. Mr., Kahley’s severance benefits are provided under the ServiceMax Executive Officer Severance Plan. The proposed Merger is not a change in control for purposes of Mr. Kahley’s offer letter.

Further, in connection with and immediately prior to the proposed Merger, pursuant to the Rollover Plan: (1) Mr. Kahley’s time and performance-vesting Class B Units that would be vested at the Merger will be exchanged for shares of common stock of ServiceMax; (2) Mr. Kahley’s unvested time vesting Class B Units will be converted into 119,212 shares of restricted stock of ServiceMax and Mr. Kahley’s unvested performance vesting Class B Units will be cancelled and replaced with restricted stock units that represent the right to receive 388,894 shares of ServiceMax that are subject to time-based vesting over the three years following the Merger (“milestone grants”); and (3) Mr. Kahley will be granted (i) a number of time-based restricted stock units that represent the right to receive $1,100,000 shares of ServiceMax that are subject to time-based vesting over the three years following the Merger (“first annual grants”). After the Effective Time, shares of common stock of New SM will be delivered upon vesting of Mr. Kahley’s grants under the 2021 Rollover Incentive Plan.

ServiceMax 2021 Rollover Incentive Plan

Immediately prior to the consummation of the Merger, the equity grants in ServiceMax that were and are being made to the NEOs in exchange for or on account of the cancellation of the Class B profits interests in ServiceMax JV and the new milestone grants have been or will be made pursuant to the Rollover Plan. Together with the Omnibus Incentive Plan, the maximum number of shares subject to awards issued under the Rollover Plan may not exceed 8% of the fully diluted equity of New ServiceMax. Upon the effective date of the Omnibus Incentive Plan at closing of the Business Combination, no further awards will be granted under the Rollover Plan.

The Rollover Plan was adopted to advance ServiceMax’s interests by providing for the grant to employees, directors, consultants and advisors of stock and stock-based awards prior to the closing of the Business Combination. The Rollover Plan is administered by the ServiceMax compensation committee, except with respect to matters that are not delegated to the compensation committee by our board of directors, which has the discretionary authority, among other things, to interpret the Rollover Plan and determine the form and terms of the awards. The compensation committee may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members, members of the board of directors and, to the extent permitted by law, our officers, and may delegate to employees and other persons such ministerial tasks as it deems appropriate. As used in this summary, the term “Administrator” refers to the compensation committee and its authorized delegates, as applicable. Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

In the event of certain covered transactions (including the consummation of a consolidation, business combination or similar transaction, the sale of all or substantially all of our assets or shares of our common stock, or our dissolution or liquidation), the Administrator may, with respect to outstanding awards, provide for (in each case, on such terms and subject to such conditions as it deems appropriate):

•	The assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquiror or surviving entity;

•	The acceleration of exercisability or delivery of shares in respect of any award, in full or in part; and/or

•

The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, if any.

Except as the Administrator may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the covered transaction, other than awards that are substituted for, assumed, or that continue following the covered transaction. The proposed Business Combination is not a covered transaction for purposes of the Rollover Plan.

In the event of certain corporate transactions, including a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares that may be delivered under the Rollover Plan, the individual award limits, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of outstanding awards, and any other provisions affected by such event. Following the Effective Time, shares of common stock of New SM will be delivered in satisfaction of awards granted under the Rollover Plan.

The Administrator may provide that any outstanding award, the proceeds of any award or shares acquired thereunder and any other amounts received in respect of any award or shares acquired thereunder will be subject to forfeiture and disgorgement to us, with interest and other related earnings, if the participant to whom the award was granted is not in compliance with any provision of the Rollover Plan or any award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant, or any company policy that relates to trading on non-public information and permitted transactions with respect to shares of our common stock or provides for forfeiture, disgorgement or clawback, or as otherwise required by law or applicable stock exchange listing standards.

The Administrator may at any time amend the Rollover Plan or any outstanding award and may at any time suspend or terminate the Rollover Plan as to future grants. However, except as expressly provided in the Rollover Plan, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent (unless the Administrator expressly reserved the right to do so in the applicable award agreement). Any amendments to the Rollover Plan will be conditioned on stockholder approval to the extent required by applicable law, regulations or stock exchange requirements.

No awards shall be granted under the Rollover Plan after the date on which the Omnibus Incentive Plan is made effective, following approval by the board of directors or by our stockholders (whichever is earlier), but awards previously granted may extend beyond that time.

New SM Incentive Award Plan

The material terms of the Omnibus Incentive Plan, as approved by the Pathfinder Board, are summarized under the Omnibus Incentive Plan Proposal above. A copy of the Omnibus Incentive Plan is attached to this proxy statement/prospectus as Annex D.

New SM Employee Stock Purchase Plan

The material terms of the ESPP, as approved by the Pathfinder Board, are summarized under the ESPP Proposal above. A copy of the ESPP is attached to this proxy statement/prospectus as Annex E.

Director Compensation

The following table provides information concerning the annual compensation for services provided to ServiceMax by ServiceMax’s directors for fiscal year 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Anthony Zingale	$125,000	$125,000
Joerg Adams	—	—
Kenneth Hao	—	—
Doug Smith	—	—
Kyle Paster	—	—
Frank van Veenendaal	$75,000	$75,000

(1)	The amounts in this column represent an annual retainer paid monthly to each of Mr. Zingale and Mr. van Veenendaal pursuant to service agreements by and between ServiceMax and each director.

Post-Business Combination Company Executive Compensation

Following the Closing, New SM intends to develop an executive compensation program that is designed to align compensation with New SM’s business objectives and the creation of stockholder value, while enabling New SM to attract, motivate and retain individuals who contribute to the long-term success of New SM. The NEOs will continue to be compensated in accordance with their offer letters, described above. Decisions on the executive compensation program will be made by the compensation committee of the board of directors. Following the Closing, New SM also intends to develop a board of directors’ compensation program that is designed to align compensation with New SM’s business objectives and the creation of stockholder value, while enabling New SM to attract, motivate, and retain directors who contribute to the long term success of New SM.

MANAGEMENT OF NEW SM FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New SM following the consummation of the Business Combination.

Name	Age	Position
Neil Barua	44	Chief Executive Officer, President and Director
Simon Edwards	35	Chief Financial Officer
Mike Jerich	49	Chief Revenue Officer
Ellen O’Donnell	57	Chief Legal Officer
Amit Jain	38	Chief Product Officer
David Kahley	47	Senior Vice President, Customer Solutions
Liz Carter	42	Senior Vice President, Corporate Marketing
Anthony Zingale	65	Chairman
Frank Van Veenendaal	62	Director
Kenneth Hao	52	Director
Joerg Adams	42	Director
Kyle Paster	34	Director
David Chung	54	Director

Executive Officers

Neil Barua has been Chief Executive Officer and President of ServiceMax and has served as a member of our board of directors since April 2019. From August 2018 to April 2019, Mr. Barua served as Operating Partner at Silver Lake Technology Management, L.L.C. From February 2014 to April 2018, Mr. Barua served as Chief Executive Officer of IPC Systems, Inc., a communications software and services company serving financial companies. Mr. Barua currently serves as a member of the board of directors of Streetwise Partners, a non-profit organization that pairs business professionals with mentees who are unemployed or underemployed in order to provide them with the skills, resources and access to networks they need to secure and maintain employment. He earned a B.Sc in Finance and Economics from New York University Stern School of Business. We believe that Mr. Barua is qualified to serve on our board of directors because of his extensive experience as an executive in the technology sector.

Simon Edwards has been Chief Financial Officer of ServiceMax since February 2019. Prior to ServiceMax, Mr. Edwards was the acting CFO for GE Digital, an operational technology and infrastructure software company that is a subsidiary of General Electric Company, a publicly traded industrial technology company. Mr. Edwards joined GE Digital in 2015, where he served in various executive roles spanning finance integration, technology finance and global FP&A. From 2008 to 2015, Mr. Edwards served in various roles at General Electric Company, including as Executive Audit Manager for GE’s Global Operations division. He earned a BSc in Computing for Real Time Systems from the University of the West of England. Mr. Edwards has over a decade of experience in financial planning and analysis, M&A, finance operations, and accounting across a number of technology-intensive sectors.

Michael Jerich has been Chief Revenue Officer of ServiceMax since August 2019. Before that he served as the Chief Revenue Officer of FinancialForce.com, inc. From October 2015 to February 2019, Mr. Jerich served as Global Head of Sales & Marketing of IPC Systems, Inc. Mr. Jerich previously held roles at technology and telecommunications companies including IntelePeer Cloud Communications LLC and Level 3 Communications, Inc. He earned his B.A. in International Relations from Stanford University. Mr. Jerich is a seasoned sales leader who has significant experience in the technology sector.

Ellen O’Donnell has been Chief Legal Officer of ServiceMax since May 2021. Before ServiceMax, Ms. O’Donnell served as Senior Vice President, General Counsel and Chief Compliance Officer of McAfee Corp., a cybersecurity company, from June 2019 to June 2020, and as Senior Vice President and General Counsel of Brocade Communications Systems Inc., a storage networking company, from June 2014 to November 2017. Prior to Brocade, Ms. O’Donnell served in a variety of leadership roles at Micromuse Inc., a network management software company, LucasArts Entertainment Company, LLC, a video game development company, and VeriFone Holdings, Inc., an electronic payment company. Ms. O’Donnell currently serves on the board of directors of Carney Technology Acquisition Corp. II. She earned a B.A. in History from Stanford University and a J.D. from Loyola University. Ms. O’Donnell has over 20 years of experience in leading in-house legal teams.

Amit Jain has been Chief Product Officer of ServiceMax since August 2021. Previously, Mr. Jain held roles at ServiceMax including Senior Vice President, Product from March 2019 to August 2021, Senior Director, Product Management from September 2016 to February 2019 and Director of Product Management from May 2014 to August 2016. Prior to joining ServiceMax, Mr. Jain held roles at technology and telecommunications companies including Mixbit, Inc., Zuora, Inc. and Hotwire, Inc. He received his B.S. in Business Administration from the University of California, Berkley and his MBA from Harvard University. Mr. Jain has significant leadership experience within product management organizations in the technology sector.

David Kahley has been Senior Vice President, Customer Solutions of ServiceMax since September 2019. Prior to ServiceMax, Mr. Kahley held several roles at Salesforce.com, Inc., including Vice President, Solutions Engineering from February 2017 to September 2019, Senior Director, Solution Engineering from February 20115 to January 2017, Director of Sales Engineering, Commercial Services from November 2013 to January 2015 and Sales Engineering Manager, Commercial Services from June 2012 to November 2013. Previously, Mr. Kahley held roles at telecommunications companies, including Level 3 Communications, Inc. and Global Crossing Telecommunications Inc. which was acquired by Level 3 Communications. He earned a B.S. in General Engineering from the University of Illinois at Urbana-Champaign. Mr. Kahley has more than 20 years of leadership experience in sales, sales engineering and solution engineering organizations.

Liz Carter has been Senior Vice President, Marketing of ServiceMax since February 2021. Previously, Ms. Carter held positions at ServiceMax including Vice President of Communications & Corporate Events from January 2019 to February 2021, Vice President of Corporate Marketing from August 2015 to January 2019, Sr. Director of Field Marketing from April 2013 to 2015 and Director of Field Marketing from October 2011 to April 2013. Ms. Carter also served as VP, Demand Generation, Corporate of GE Digital, an industrial software and services company and former parent company of ServiceMax, from January 2017 to January 2019. Previously she held positions in corporate event management at SaaS software and security technology companies SuccessFactors, which was acquired by SAP in 2012 and Internet Security Systems, which was acquired by IBM in 2006. She received her B.A. in English from Vanderbilt University. Ms. Carter is an experienced marketing leader who has extensive experience in marketing, communications and event organizations in the technology sector.

Non-Management Directors

Anthony Zingale has served as Chairman of our board of directors since joining our board of directors in July 2019. From February 2010 to November 2014, Mr. Zingale served as Chief Executive Officer of Jive Software, Inc. From December 2004 to December 2006, he served as President and Chief Executive Officer of Mercury Interactive Corporation, a business technology optimization solutions provider that was acquired by Hewlett-Packard in 2006. From October 2015 to January 2020, Mr. Zingale served as a member of the board of directors of Carbon Black, Inc. From October 2007 to June 2017, Mr. Zingale served as a member of the board of directors of Jive Software, Inc. and as its Executive Chairman from November 2014 to June 2017. From July 2009 to November 2012, Mr. Zingale served as a member of the board of directors of Service Source International, Inc. From May 2007 until February 2011, he served on the board of directors of McAfee, Inc. Mr. Zingale also has served on the board of directors for numerous private companies. Mr. Zingale earned a B.S. in Electrical and Computer Engineering and a B.A. in Business Administration from the University of Cincinnati. We believe that Mr. Zingale is qualified to serve on our board of directors because of his experience in executive-level positions at software companies, as well as his experience on the boards of public companies, provide him with the qualifications and skills to serve as a member of our board of directors.

Frank van Veenendaal has served as a member of our board of directors since July 2019. From February 2012 to February 2015, Mr. van Veenendaal served as Vice Chairman of Salesforce.com, Inc., a cloud-computing software-as-a-service company. From February 2007 to February 2012, Mr. van Veenendaal served as Chief Sales Officer and President, Worldwide Sales at Salesforce.com, Inc. Mr. Van Veenedaal currently serves on the board of directors of Coupa Software Incorporated, a business spend management software company. Mr. van Veenendaal has also served on the board of directors of Room to Read, a non-profit promoting children’s literacy, since March 2016 and Onfido, a private identify verification technology company, since April 2019. Mr. van Veenandaal previously served on the board of directors of New Voice Media, a cloud-service company from May 2015 to November 2018 and of Vlocity, Inc., a cloud software company, which was acquired by Salesforce.com, Inc., from February 2015 to June 2020. We believe Mr. van Veenendaal is qualified to serve on our board of directors because of his extensive experience in general management and software and platform development and his experience in the software industry.

Kenneth Hao has served as a member of our board of directors since February 2019. Since December 2019, Mr. Hao has served as Chairman and a Managing Director of Silver Lake Technology Investments, L.L.C., where he has held several roles since joining in 2000, including Managing Partner from December 2012 to December 2019. Mr. Hao currently serves as a member of the board of directors of NortonLifeLock Inc., a cybersecurity software company, and SolarWinds Corporation, a networks, systems and information technology infrastructure company. From February April 2011 until April 2021, Mr. Hao served as a member of the board of directors of SMART Global Holdings, Inc., a specialty memory solutions company, and from February 2016 until July 2018, he served as a member of the board of directors of Broadcom Inc. (formerly Avago Technologies Ltd.), a semiconductor and infrastructure software company. Prior to joining Silver Lake, Mr. Hao served as a Managing Director at Hambrecht & Quist (now part of JP Morgan Chase & Co.). Mr. Hao also serves on the Board of Overseers and Executive Council for UCSF Health. Mr. Hao graduated from Harvard College with an A.B. in Economics. We believe that Mr. Hao is qualified to serve on our board of directors because of his experience in the technology industry and his service on the boards of other public companies.

Joerg Adams has served as a member of our board of directors since February 2019. Since January 2019, Mr. Adams has served as a Managing Director of Silver Lake Technology Management, L.L.C., a global technology investment firm, where he has worked since 2006, including as a Director from January 2014 until December 2018. Prior to Silver Lake, Mr. Adams worked in the Natural Resources Investment Banking Division at Goldman, Sachs & Co. and the Fixed Income Investment Management Division at JPMorgan Chase & Co. Mr. Adams has been a member of the board of directors of private companies, including Vacasa LLC since 2019 and IPC Systems, Inc. from May 2014 to February 2015. Mr. Adams earned a B.Sc in Finance from Indiana University and a degree in Business Administration from the European School of Business in Reutlingen, Germany. We believe that Mr. Adams is qualified to serve on our board of directors because of his experience in the technology and finance industries and his service on the boards of private companies.

Kyle Paster has served as a member of our board of directors since February 2019. Since December 2020, Mr. Paster has served as a Managing Director of Silver Lake Technology Management, L.L.C., where he has held several roles, including Director from January 2018 to December 2020 and Principal from January 2014 to December 2017. Prior to Silver Lake, Mr. Paster worked in the Technology Investment Banking Group at Credit Suisse Group AG. He received a B.S. in Economics with dual concentrations in Finance and Entrepreneurship from the Wharton School at the University of Pennsylvania. We believe Mr. Paster is qualified to serve on our board of directors because of his experience in the technology and finance sectors.

David Chung has served as the Chief Executive Officer of Pathfinder since December 2020 and Director since February 2021, is an Executive Director of HGGC, where he has led the extension of HGGC’s core middle-market private equity strategy to include public/private crossover strategies such as take-private transactions, PIPEs and toehold investments in publicly traded companies. He has over 25 years of experience as a private equity, public equity and crossover public/private investor and dealmaker, through which he has developed a distinctive wide-angle experience set and expertise as an engaged financial Sponsor and partnership-oriented investor across the public-private spectrum. He has led or actively participated in a large number of transactions and investments involving private and public companies at different stages of growth across a wide range of industries, including Technology, Software, Technology-enabled Products and Services, Business Services and Consumer. Prior to joining HGGC in December 2016, Mr. Chung was an independent crossover private equity and public market investor through Arrowhead Holdings LLC since January 2013, a Partner at Blum Capital Partners (a hybrid private equity and public equity investment firm) from 2006 to 2012, Managing Member of Perspective Value Partners (startup public/private hybrid investment firm) from 2005 to 2006, a Partner at Standard Pacific Capital (a global long/short hedge fund) from 2002 to 2004, and a Director at KKR (a global private equity firm) from 1995 to 2002. Mr. Chung also served on the board of directors of Blucora, Inc. (Nasdaq: BCOR) from 2013 to 2017 as an independent director. Earlier in his career, he was a strategy consultant at McKinsey & Company and an investment banker at Hambrecht & Quist Inc., which specialized in initial public offerings, follow-on offerings and M&A transactions for emerging growth Technology and Healthcare companies. Mr. Chung is a graduate of Harvard College, where he graduated magna cum laude, and Harvard Business School, where he graduated with high distinction as a Baker Scholar.

Controlled Company Exemption

After the completion of the Business Combination, we will be a “controlled company” within the meaning of Nasdaq’s corporate governance standards. A company of which more than 50% of the voting power for the election of directors is held by an individual, group or other company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our Board of Directors consist of independent directors, (2) that our Board of Directors have a compensation committee that consists entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) that our director nominations be made, or recommended to our full Board of Directors, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transition periods.

Director Independence

The rules of Nasdaq require that a majority of the New SM Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with Pathfinder). It is anticipated that each individual expected to serve on the New SM Board upon consummation of the Business Combination, other than Neil Barua, will qualify as an independent director under the rules of Nasdaq.

After the completion of the Business Combination, Silver Lake will beneficially own a majority of the voting power of all outstanding shares of New SM’s common stock. As a result, New SM will be a “controlled company” within the meaning of Nasdaq listing rules. Under Nasdaq listing rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. New SM anticipates utilizing the exception relating to the independence of its nominating and corporate governance committee immediately upon consummation of the Business Combination and may choose to utilize other exceptions in the future. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If New SM ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, New SM will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, New SM may be required to add additional members of the board of directors in order to achieve such compliance within the applicable transition periods.

Family Relationships

There are no family relationships among any of our executive officers and any current or proposed members of the board of directors of the Company.

Board Structure and Committee Composition

Upon consummation of the Business Combination, our amended and restated registration and shareholder rights agreement provides that our Board of Directors shall be initially composed of ten directors and that the number of directors may be fixed from time to time by resolution of our Board of Directors. Our amended and restated registration and shareholder rights agreement provides that our Board of Directors will be divided into three classes of directors, as nearly equal in number as possible. Pursuant to the Registration and Shareholder Rights Agreement, the New SM Board will consist of up to nine individuals designed by Silver Lake (including a sufficient quantity of independent directors as is required to meet the requirements of the SEC and Nasdaq) and one individual designated by Sponsor, who shall be David Chung and who shall serve as a Class II Director. The initial division of the three classes is as follows:

•	Class I, which will initially consist of , and , whose terms will expire at our annual meeting of stockholders to be held in 2022;

•	Class II, which will initially consist of , and , whose terms will expire at our annual meeting of stockholders to be held in 2023; and

•	Class III, which will initially consist of , and , whose terms will expire at our annual meeting of stockholders to be held in 2024.

Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified and until his or her earlier death, resignation or removal.

As discussed more fully under the section entitled “Business Combination Proposal—Related Agreements—Registration and Shareholder Rights Agreement,” Silver Lake will have the right to designate a certain number of directors to be nominated for election to the New SM Board for a specified period following the Closing. Silver Lake will have the right to designate: (a) up to nine individuals, including a sufficient quantity of independent directors as is required to meet the requirements of both of (i) the SEC and (ii) the Nasdaq until the date on which Silver Lake first ceases to own beneficially or of record a number of shares of New SM Common Stock (or other securities of New SM into which such shares of New SM Common Stock are converted or for which such shares of New SM Common Stock are exchanged) constituting at least 50% of the total number of shares of New SM Common Stock issued and outstanding; (b) four individuals, until the date on which Silver Lake first ceases to own beneficially or of record a number of shares of New SM Common Stock (or other securities of New SM into which such shares of New SM Common Stock are converted or for which such shares of New SM Common Stock are exchanged) constituting at least 20% of the total number of shares of New SM Common Stock issued and outstanding; (c) two individuals, until the date on which Silver Lake first ceases to own beneficially or of record a number of shares of New SM Common Stock (or other securities of New SM into which such shares of New SM Common Stock are converted or for which such shares of New SM Common Stock are exchanged) constituting at least 10% of the total number of shares of New SM Common Stock issued and outstanding; (d) one individual, until the date on which Silver Lake first ceases to own beneficially or of record a number of shares of New SM Common Stock (or other securities of New SM into which such shares of New SM Common Stock are converted or for which such shares of New SM Common Stock are exchanged) constituting at least 1% of the total number of shares of New SM Common Stock issued and outstanding, after which time Silver Lake will no longer have the right to designate any directors. The Sponsor will have the right to initially designate one director, which shall be David Chung.

In addition, upon consummation of the Business Combination, we will have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee of our Board with the composition and responsibilities for each Committee generally described below. Each committee will operate under a charter that will be approved by our Board of Directors. The composition of each committee will be effective upon the consummation of the Business Combination. The members of each committee are appointed by the Board of Directors and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Our Board of Directors evaluates any relationship of each director with the company and makes an affirmative determination whether or not such director meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of Nasdaq. Our Board of Directors reviews any transaction or relationship between each non-employee director or any member of his or her immediate family and the company. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. As a result of this review, our Board of Directors has affirmatively determined that                     ,                      and                      are independent directors under the governance and listing standards of Nasdaq.

Because we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq, we will not have a majority of independent directors and our Compensation Committee and Nominating and Corporate Governance Committee will not be composed entirely of independent directors as defined under such standards. The controlled company exception does not modify the independence requirements for the Audit Committee and we intend to comply with the Audit Committee requirements of the Sarbanes-Oxley Act and the corporate governance standards of Nasdaq. Pursuant to such requirements, the Audit Committee must be composed of at least three members, one of whom must be independent at the time of the Business Combination, a majority of whom must be independent within 90 days of the date of this prospectus, and all of whom must be independent within one year of the date of this prospectus.

Audit Committee

The purpose of the Audit Committee will be set forth in the Audit Committee charter. The Audit Committee’s primary duties and responsibilities will be to:

•

appoint or replace, compensate and oversee the outside auditors, who will report directly to the audit committee, for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•

pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our outside auditors, subject to de minimis exceptions that are approved by the Audit Committee prior to the completion of the audit;

•

review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the selection, application and disclosure of critical accounting policies and practices used in such financial statements; and

•

discuss with management and the outside auditors any significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues as to the adequacy of our internal controls and any special steps adopted in light of material control deficiencies.

Upon completion of the Business Combination, the Audit Committee will consist of                     ,                      and                     , with                      serving as the chairperson of the committee. Our Board of Directors has determined that all members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board of Directors has determined that                      meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the governance and listing standards of Nasdaq. We intend to comply with the audit committee requirements of the Sarbanes-Oxley Act and the governance and listing standards of Nasdaq. Pursuant to such requirements, the Audit Committee must be composed of at least three members, a majority of whom must be independent within 90 days of the date of this prospectus, and all of whom must be independent within one year of the date of this prospectus. Our Board of Directors has determined that                      is an “audit committee financial expert” within the meaning of the SEC regulations. Prior to the consummation of the Business Combination, our Board of Directors will adopt a written charter under which the Audit Committee will operate. A copy of the charter, which will satisfy the applicable standards of the SEC and Nasdaq, will be available on our website.

Compensation Committee

The purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs. The compensation committee reviews and recommends to our Board of Directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. Upon completion of the Business Combination, the compensation committee will consist of                     ,                      and                     , with                      serving as the chairperson of the committee. Our Board of Directors has determined that                     ,                      and                      meet the independence requirements under the governance and listing standards of Nasdaq pursuant to such requirements, the Compensation Committee must consist of a majority of independent members within 90 days of the date of this prospectus and all independent members within one year of the date of this prospectus. Prior to the consummation of the Business Combination, our Board of Directors will adopt a written charter under which the Compensation Committee will operate. A copy of the charter, which will satisfy the applicable standards of the SEC and Nasdaq, will be available on our website.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance committee is to identify individuals qualified to become members of the Board of Directors, recommend to the Board of Directors director nominees for the next annual meeting of shareholders, develop and recommend to the Board of Directors a set of corporate governance principles applicable to the company, oversee the evaluation of the Board of Directors and its dealings with management as well as appropriate committees of the Board of Directors and review and approve all related party transactions. Upon completion of the Business Combination, the Nominating and Corporate Governance committee will consist of                     ,                      and                     , with                      serving as the chairperson of the committee. Our Board of Directors has determined that                     ,                      and                      meet the independence requirements under the governance and listing standards of Nasdaq. Prior to the consummation of the Business Combination, our Board of Directors will adopt a written charter under which the Nominating and Corporate Governance Committee will operate. A copy of the charter, which will satisfy the applicable standards of the SEC and Nasdaq, will be available on our website.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Following the Business Combination, a current copy of the code will be available on our website.

Guidelines for Selecting Director Nominees

Upon consummation of the Business Combination, New SM will be subject to the terms of the Registration and Shareholder Rights Agreement. For further details, see “Business Combination Proposal—Related Agreements—Registration and Shareholder Rights Agreement” and “Management of New SM Following the Business Combination—Directors.”

Role of Board in Risk Oversight

The New SM Board will have extensive involvement in the oversight of risk management related to us and our business and will accomplish this oversight through the regular reporting of the New SM Board by the audit committee. The audit committee will represent the New SM Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of our business and summarize for the New SM Board areas of risk and the appropriate mitigating factors. In addition, New SM Board will receive periodic detailed operating performance reviews from management.

Compensation of Directors and Executive Officers

Following the Closing of the Business Combination, we expect New SM’s executive compensation program to be consistent with ServiceMax’s compensation policies and philosophies, which are designed to:

•

attract, retain and motivate senior management leaders who are capable of advancing ServiceMax’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;

•	reward senior management in a manner aligned with ServiceMax’s financial performance; and

•	align senior management’s interests with ServiceMax’s equity owners’ long-term interests through equity participation and ownership.

Following the Closing of the Business Combination, decisions with respect to the compensation of New SM’s executive officers, including its named executive officers, will be made by the compensation committee of the board of directors The terms of each named executive officer’s offer letters are described below under “ServiceMax’s Executive and Director Compensation—Employment Agreements.”

In addition to base salary and annual bonuses as contemplated pursuant to the terms of offer letters, we expect New SM to use stock-based awards in future years to promote its interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of New SM’s equity holders. Stock-based awards will be awarded under the Omnibus Incentive Plan, which has been adopted by Pathfinder’s board of directors and is being submitted to Pathfinder’s stockholders for approval at the special meeting. For a description of the Omnibus Incentive Plan, please see “The Omnibus Incentive Plan Proposal.”

Following the Business Combination, non-employee directors of New SM will receive varying levels of compensation for their services as directors and members of committees of New SM’s board of directors. New SM anticipates determining director compensation in accordance with industry practice and standards.

Code of Business Conduct

Following the Business Combination, we will adopt a new code of business conduct that applies to all of our directors, officers and employees, including our chief executive officer and other executive and senior financial officers. Our code of business conduct will be a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Copies of the code of business conduct and charters for each of our committees will be provided without charge upon request from us and will be posted on our website. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Corporate Governance Guidelines

Our board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of Nasdaq that serve as a flexible framework within which our board of directors and its committees operate. These guidelines will cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chair of the board, principal executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines will be posted on our website.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Pathfinder ordinary shares as of the record date and of New SM Common Stock immediately following consummation of the Business Combination by:

•	each person known by Pathfinder to be the beneficial owner of more than 5% of Pathfinder’s outstanding ordinary shares on the record date;

•	each person known by Pathfinder who may become beneficial owner of more than 5% of New SM’s outstanding Common Stock immediately following the Business Combination;

•	each of Pathfinder’s current executive officers and directors;

•	each person who will become an executive officer or a director of New SM upon consummation of the Business Combination;

•	all of Pathfinder’s current executive officers and directors as a group; and

•	all of New SM’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options, within 60 days of July 29, 2021. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of July 29, 2021 are considered outstanding and beneficially owned by the person holding such warrants, options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to Pathfinder, Pathfinder believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the business address of directors and officers of ServiceMax, Inc. is c/o ServiceMax, Inc. 1950 University Avenue, Suite 350, Palo Alto, CA 94303.

	Pre-Business Combination and PIPE Investment			Post-Business Combination and PIPE Investment
	Class A/B Ordinary Shares			Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner	Number of Shares		%	Number of Shares of New SM Common Stock	% of New SM Common Stock	Number of Shares of New SM Common Stock	% of New SM Common Stock
5% Holders
Pathfinder Acquisition LLC (1)	8,050,000	(2)(3)(4)	19.8%	4,062,500	2.3%	4,062,500	2.4%
SLP Snowflake Aggregator, L.P. (5)	—		—	116,021,913	64.4%	116,021,913	68.6%
Salesforce Ventures LLC	—		—	10,242,298	5.7%	10,242,298	6.1%
General Electric Company	—		—	11,159,359	6.2%	11,159,359	6.6%
Directors and Executive Officers Pre-Business Combination
Richard Lawson (1)	8,050,000	(2)(3)(4)	19.8%	4,062,500	2.3%	4,062,500	2.4%
David Chung (1)	8,050,000	(2)(3)(4)	19.8%	4,062,500	2.3%	4,062,500	2.4%
Lindsay Sharma (1)	8,050,000	(2)(3)(4)	19.8%	4,062,500	2.3%	4,062,500	2.4%
Lance Taylor (1)	8,050,000	(2)(3)(4)	19.8%	4,062,500	2.3%	4,062,500	2.4%
Hans Swildens (1)	8,050,000	(2)(3)(4)	19.8%	4,062,500	2.3%	4,062,500	2.4%
J. Steven Young (1)	8,050,000	(2)(3)(4)	19.8%	4,062,500	2.3%	4,062,500	2.4%
Steven Walske (1)	25,000	(2)	*	25,000	*	25,000	*
Omar Johnson (1)	25,000	(2)	*	25,000	*	25,000	*
Paul Weiskopf	25,000	(2)	*	25,000	*	25,000	*
All ServiceMax directors and executive officers as a group (twelve individuals)

	Pre-Business Combination and PIPE Investment			Post-Business Combination and PIPE Investment
	Class A/B Ordinary Shares			Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner	Number of Shares		%	Number of Shares of New SM Common Stock	% of New SM Common Stock	Number of Shares of New SM Common Stock	% of New SM Common Stock
Directors and Executive Officers Post-Business Combination
Neil Barua	—		—	1,096,764	*	1,096,764	*
Michael Jerich	—		—	207,146	*	207,146	*
David Kahley	—		—	131,993	*	131,993	*
Anthony Zingale	—		—	78,828	*	78,828	*
Frank van Veenendaal	—		—	173,731	*	173,731	*
Kenneth Hao (6)	—		—	—	—	—	—
Kyle Paster (6)	—		—	—	—	—	—
David Chung (1)	8,050,000	(2)(3)(4)	—	4,062,500	2.3%	4,062,500	2.4%
Joerg Adams (6)	—		—	—	—	—
All New SM directors and executive officers as a group (13 individuals)				6,128,151		6,128,151

*	Less than 1%
(1)	Business address is 1950 University Avenue, Suite 350, Palo Alto, CA 94303.
(2)	Interests shown consist solely of Class B ordinary shares of Pathfinder, which will automatically convert into Class A ordinary shares at the time of Pathfinder’s initial business combination.
(3)	Represents 8,050,000 shares directly held by Pathfinder Acquisition LLC.
(4)

HGGC Pathfinder Holdings I, LLC (“HGGC Holdings”) has the power to appoint three members to the board of managers of the Sponsor. Arrowhead Holdings, LLC (“Arrowhead”) has the power to appoint a member to the board of managers of the Sponsor. Industry Ventures Tech Buyout Fund, LP (“Tech Buyout”) has the power to appoint two members to the board of managers of the Sponsor. The board of managers of the Sponsor exercises voting and dispositive power over all securities held by the Sponsor. Each of Mr. Lawson and Mr. Young is a member of the board of managers of HGGC Holdings, and each of Mr. Lawson, Mr. Young and Mr. Taylor has been appointed to the board of managers of the Sponsor by HGGC Holdings. Mr. Chung is the managing member of Arrowhead and has been appointed to the board of managers of the Sponsor by Arrowhead. Each of Ms. Sharma and Mr. Swildens is a member of the investment committee of IV Tech Buyout GP, LLC, the general partner of Tech Buyout, and has been appointed to the board of managers of the Sponsor by Tech Buyout. Accordingly, each of HGGC Holdings, Arrowhead, Tech Buyout, Mr. Lawson, Mr. Young, Mr. Taylor, Mr. Chung, Ms. Sharma and Mr. Swildens may be deemed to share dispositive power over the securities held by the Sponsor, and thus, may be deemed to be the beneficial owners of these securities. Each of HGGC Holdings, Arrowhead, Tech Buyout, Mr. Lawson, Mr. Young, Mr. Taylor, Mr. Chung, Ms. Sharma and Mr. Swildens disclaims beneficial ownership of any securities held by the Sponsor except to the extent of such entity’s or such person’s pecuniary interest therein.

(5)

All shares of New SM common stock are held by held by SLP Snowflake Aggregator, L.P. The general partner of SLP Snowflake Aggregator, L.P. is SLP V Aggregator GP, L.L.C. The managing member of SLP V Aggregator GP, L.L.C. is Silver Lake Technology Associates V, L.P., and the general partner of Silver Lake Technology Associates V, L.P. is SLTA V (GP), L.L.C. The managing member of SLTA V (GP), L.L.C. is Silver Lake Group, L.L.C. The managing members of Silver Lake Group, L.L.C. are Egon Durban, Kenneth Hao, Gregory Mondre and Joseph Osnoss. Mr. Hao serves as a member of our board of directors. The address for each of the entities referenced above is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(6)	The business address for nominees of Silver Lake is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—Pathfinder

Class B Ordinary Shares

On December 28, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of Pathfinder in exchange for issuance of 7,906,250 Class B ordinary shares. On February 16, 2021, Pathfinder effected a share dividend of 718,750 Class B ordinary shares to the Sponsor, resulting in there being an aggregate of 8,625,000 Class B ordinary shares outstanding. The Sponsor agreed to forfeit up to an aggregate of 1,125,000 Class B ordinary shares to the extent that the option to purchase additional units is not exercised in full by the underwriters or is reduced, so that the Class B ordinary shares will represent 20% of Pathfinder’s issued and outstanding shares after the initial public offering. The underwriters partially exercised their over-allotment option to purchase an additional 2,500,000 units on February 19, 2021 and on April 2, 2021, the over-allotment option on the remaining units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were subsequently forfeited.

The Initial Shareholders agreed, pursuant to a registration rights agreement which shall terminate on the Effective Date, not to transfer, assign or sell any of their Class B ordinary shares until the earlier to occur of: (A) one year after the completion of the initial business combination or earlier if, subsequent to the initial business combination, the closing price of the Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, and (B) the date following the completion of the initial business combination on which Pathfinder completes a liquidation, merger, share exchange or other similar transaction that results in all of Pathfinder’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the initial public offering, Pathfinder consummated the private placement of 4,250,000 private placement warrants to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per private placement warrant, generating gross proceeds to Pathfinder of $8.5 million.

Each whole private placement warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants to the Sponsor was added to the proceeds from the initial public offering held in the trust account. If Pathfinder does not complete a business combination within the 24 months from the closing of the initial public offering, the private placement warrants will expire worthless. The private placement warrants are non-redeemable except under certain conditions and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and Pathfinder’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the initial business combination.

Related Party Loans

On December 23, 2020, the Sponsor agreed to loan Pathfinder up to $300,000 to be used for the payment of costs related to the initial public offering pursuant to a promissory note. The promissory note was non-interest bearing, unsecured and due upon the closing of the initial public offering. Prior to the closing of the initial public offering, Pathfinder had borrowed approximately $129,000 under the promissory note. The promissory note was fully repaid on February 19, 2021.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of Pathfinder’s officers and directors will loan Pathfinder Working Capital Loans. If Pathfinder completes a business combination, Pathfinder may repay the Working Capital Loans out of the proceeds of the trust account released to Pathfinder. Otherwise, the Working Capital

Loans may be repaid only out of funds held outside the trust account. In the event that an initial business combination does not close, Pathfinder may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2021 and December 31, 2020, Pathfinder had no borrowings under the Working Capital Loans.

On July 15, 2021, Pathfinder issued the Working Capital Note to the Sponsor providing for borrowings by Pathfinder in an aggregate principal amount of up to $500,000. The Working Capital Note was issued to allow for borrowings from time to time by Pathfinder for working capital expenses. The Working Capital Note (i) bears no interest, (ii) is due and payable upon the earlier of (a) February 19, 2023 and (b) the date that Pathfinder consummates an initial business combination and (iii) may be prepaid at any time. Unlike the Working Capital Loans discussed above, the Working Capital Note may not be converted to warrants of the post Business Combination Entity. As of             , 2021, there was $         outstanding under the Working Capital Note.

Administrative Services Agreement

Commencing on the date that Pathfinder’s securities were first listed on Nasdaq through the earlier of consummation of the initial business combination and the liquidation, Pathfinder agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to Pathfinder. For the three months ended March 31, 2021, Pathfinder incurred expenses of $20,000 under this agreement. As of March 31, 2021 and December 31, 2020, Pathfinder had accrued approximately $20,000 and $0, respectively, for services in connection with such agreement on the accompanying condensed balance sheets.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Pathfinder’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by Pathfinder to the Sponsor, officers or directors, or Pathfinder’s or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account.

Related Person Transactions Policy

The audit committee of Pathfinder’s board of directors has adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that Pathfinder has already committed to, the business purpose of the transaction, and the benefits of the transaction to Pathfinder and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Expense Reimbursement

No compensation of any kind, including finder’s and consulting fees, will be paid to Sponsor, its officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Pathfinder’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Pathfinder’s audit committee will review on a quarterly basis all payments that were made by Pathfinder to Pathfinder’s Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Pathfinder’s behalf.

Other Relationships

If any of Pathfinder’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Pathfinder currently maintains executive offices at 1950 University Avenue, Suite 350, Palo Alto, CA 94303. The cost for Pathfinder’s use of this space is included in the $10,000 per month fee Pathfinder pays to its Sponsor for office space, administrative and support services.

After the Business Combination, members of Pathfinder’s management team who remain with the New SM may be paid consulting, management or other fees from New SM with any and all amounts being fully disclosed to Pathfinder’s shareholders, to the extent then known, are provided in the proxy solicitation materials offered hereby.

Pathfinder has entered into a registration and shareholder rights agreement pursuant to which the Sponsor is entitled to certain registration rights with respect to the private placement warrants, the warrants issuable upon conversion of Working Capital Loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the Class B ordinary shares, and, upon consummation of Pathfinder’s initial business combination, to nominate three individuals for election to the New SM board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.

Certain Relationships and Related Person Transactions—ServiceMax

Registration and Shareholder Rights Agreement

Pathfinder, Sponsor, ServiceMax, Silver Lake and certain other equityholders of ServiceMax JV (who will own New SM Common Stock upon the consummation of the Pre-Closing Reorganization) (collectively, the “Investors”) entered into a registration and shareholder rights agreement (the “Registration and Shareholder Rights Agreement”) to be effective upon Closing pursuant to which, among other things, the Investors have been granted certain customary registration rights and, in the case of Silver Lake, have been granted certain rights to nominate directors for election or appointment to the New SM Board following the closing of the Business Combination. Pursuant to the Registration and Shareholder Rights Agreement, Sponsor has agreed that, subject to certain customary exceptions, it will not effect any sale or distribution of New SM equity securities during the period commencing on the Closing Date and ending on the earlier of (a) the date that is twelve (12) months following the Closing Date and (b) the first date on which the closing price of the New SM Common Stock has been greater than or equal to $12.50 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) measured using the daily closing price for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing Date (the “Lock-Up Release Condition”). Each other Investor has agreed that, subject to certain customary exceptions, he, she, or it shall not effect any sale or distribution of New SM equity securities during the period commencing on the Closing Date and ending on the earlier of (x) the date that is six (6) months following the Closing Date and (y) the first date on which the Lock-Up Release Condition is satisfied. For additional information, see “Business Combination Proposal—Related Agreements—The Registration and Shareholder Rights Agreement.”

Policies and Procedures for Related Person Transactions

New SM will adopt a formal written policy that will be effective upon the completion of the Business Combination providing that New SM’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of New SM’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with New SM without the approval of New SM’s nominating and corporate governance committee, subject to certain exceptions.

Indemnification of Directors and Officers

The Proposed Bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, the Proposed Certificate of Incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

Relationship With Salesforce

Salesforce, a software solution provider for the Company, also beneficially owns approximately 7% of the outstanding common stock of ServiceMax JV prior to the Business Combination. For a description of our commercial relationship with Salesforce and other information, see “Business—Our Relationship with Salesforce”.

In addition, in February 2020 ServiceMax entered into a strategic collaboration agreement (the “Collaboration Agreement”) with Salesforce, pursuant to which the parties agreed on a framework under which they could engage in strategic commercial initiatives during the term of the agreement, including the development by ServiceMax of its asset management add on offering to Salesforce’s field service solution. In connection with entry into the Collaboration Agreement, Salesforce purchased shares in ServiceMax’s direct parent company prior to the business combination. This investment resulted in Salesforce beneficially owning approximately 7% of the outstanding Class A Units of ServiceMax JV and becoming entitled to certain rights in respect of the transfer of our shares by ServiceMax JV. As a result of the filing of the acceleration request relating to this proxy statement/prospectus, these rights are expected to expire.

Stronghold Private Placement

Immediately prior to Closing, Salesforce Ventures will purchase up to $5 million of New SM Common Stock in the Stronghold Private Placement. For additional information, see “Business Combination Proposal—Related Agreements—Private Placement.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Pathfinder is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New SM, your rights will differ in some regards as compared to when you were a shareholder of Pathfinder.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Pathfinder and New SM according to applicable law and/or the organizational documents of Pathfinder and New SM. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New SM attached hereto as Annex B and Annex C to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Pathfinder and New SM.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding target shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote on the subject matter.	Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so, attend and vote at a meeting).

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Under the Cayman Islands Companies Act, minority shareholders that dissent to a merger are entitled, in certain circumstances, to be paid the fair value of their shares, which if necessary may ultimately be determined by the court.

	Delaware	Cayman Islands
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Governing Documents Proposal E).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but directors may be required to consider the interests of creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW SM SECURITIES

The following summary of certain provisions of New SM securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Authorized Capitalization

General

The total amount of our authorized share capital consists of 1,000,000,000 shares of New SM Common Stock and 100,000,000 shares of New SM Preferred Stock. We expect to have approximately 180,100,000 shares of New SM Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of Pathfinder’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and 169,062,500 shares of New SM Common Stock outstanding immediately after the consummation of the Business Combination, assuming holders of Pathfinder public shares have exercised redemption rights with respect to 70% of the shares.

The following summary describes all material provisions of our capital stock. You should read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

New SM Common Stock

Voting rights. Each holder of New SM Common Stock will be entitled to one (1) vote for each share of New SM Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Proposed Certificate of Incorporation or by applicable law, the holders of New SM Common Stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of New SM Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of New SM Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to any other provisions of the Proposed Certificate of Incorporation, as it may be amended from time to time, holders of New SM Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of New SM when, as and if declared thereon by the New SM Board, in its discretion, from time to time out of assets or funds of New SM legally available therefor.

Rights upon liquidation. Subject to the rights of holders of New SM Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of New SM Preferred Stock ranking senior to the shares of New SM Common Stock upon such dissolution, liquidation or winding up, if any, New SM’s remaining net assets will be distributed to the holders of New SM Common Stock and the holders of any other class or series of capital stock ranking equally with the New SM Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Other rights. No holder of New SM Common Stock will be entitled to preemptive or subscription rights contained in the Proposed Certificate of Incorporation or in the Proposed Bylaws. There are no redemption or sinking fund provisions applicable to the New SM Common Stock. The rights, preferences and privileges of holders of the New SM Common Stock will be subject to those of the holders of the New SM Preferred Stock that New SM may issue in the future.

Preferred Stock

The New SM Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New SM Preferred Stock could have the effect of decreasing the trading price of New SM Common Stock, restricting dividends on the capital stock of New SM, diluting the voting power of the New SM Common Stock, impairing the liquidation rights of the capital stock of New SM, or delaying or preventing a change in control of New SM.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Amended and Restated Registration and Shareholder Rights Agreement, the number of directors of the New SM Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New SM Board, but shall initially consist of ten (10) directors, which shall be divided into three (3) classes, designated Class I, II and III, respectively.

Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the New SM Board.

Except as the DGCL or the Amended and Restated Registration and Shareholder Rights Agreement may otherwise require and subject to the rights, if any, of the holders of any series of New SM Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New SM Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of the holders of any series of New SM Preferred Stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock (as defined below) of New SM then entitled to vote generally in the election of directors, voting together as a single class. Any such director proposed to be removed from office is entitled to advance written notice as described in the Proposed Certificate of Incorporation. Subject to the terms and conditions of the Amended and Restated Registration and Shareholder Rights Agreement, in case the New SM Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by New SM, subject, nevertheless, to the provisions of the DGCL, the Proposed Certificate of Incorporation and to any Proposed Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New SM Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the New SM Preferred Stock.

For more information on the Amended and Restated Registration and Shareholder Rights Agreement, see the section entitled “Business Combination Proposal—Related Agreements—Amended and Restated Registration and Shareholder Rights Agreement.”

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the New SM Common Stock (or units or warrants) remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then outstanding number of shares of New SM Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New SM Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New SM by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New SM Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New SM Preferred Stock, special meetings of the stockholders of New SM, for any purpose or purposes, may be called only by the New SM Board acting pursuant to a resolution approved by the affirmative vote of a majority of the members of the New SM Board then in office, and special meetings of stockholders may not be called by any other person or persons. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New SM Board or of any committee thereof may be taken without a meeting, if all members of the New SM Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New SM Board or committee.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Proposed Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then-outstanding shares of New SM’s stock entitled to vote thereon and the affirmative vote of at least 66-2/3% of the outstanding shares of each class entitled to vote thereon as a class:

•	the provisions regarding the size of the New SM Board and the election of directors pursuant to the Amended and Restated Registration and Shareholder Rights Agreement;

•	the provisions regarding stockholder actions without a meeting;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding removal of directors;

•	the provisions regarding the limited liability of directors of New SM;

•	the provisions regarding competition and corporate opportunities; and

•	the provisions regarding the election not to be governed by Section 203 of the DGCL.

The Proposed Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire New SM Board then in office, without the assent or vote of any stockholder (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the New SM Board) or (B) without the approval of the New SM Board, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class (provided that if the New SM Board recommends that stockholders approve such amendment or repeal at a meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class).

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

1.	the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

2.

the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

3.

the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Proposed Certificate of Incorporation, New SM opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Proposed Certificate of Incorporation contains similar provisions providing that New SM may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, DGCL 203 would make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the heightened stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Proposed Certificate of Incorporation provides that (1) any investment fund affiliated with or managed by Advent International Corporation or any of its affiliates, or any successor, transferee or affiliate thereof, or (2) any person whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by the New SM (provided, that such person shall be an “interested stockholder” if thereafter such person acquires additional shares of voting stock of ServiceMax, except as a result of further corporate actions not caused by such person) does not constitute “interested stockholders” for purposes of this provision.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation limits the liability of the directors of New SM to the fullest extent permitted by law, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware and the Proposed Certificated of Incorporation, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New SM or any of its subsidiaries or was serving at New SM’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within ten (10) days of such request all reasonable fees, expenses, charges and other costs that any of our directors incurred, provided that such director will return any such advance if it is ultimately determined that such director is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Forum of Certain Actions

The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, unless New SM consents in writing to the selection of an alternative forum, that derivative actions brought in the name of New SM, actions against current or former directors, officers, employees, agents or stockholders for breach of fiduciary duty, actions arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws, actions to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws, actions asserting a claim against New SM or any current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, and actions asserting a claim against New SM or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine of the law of the State of Delaware may be brought only in the Court of Chancery in the State of Delaware (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Delaware); provided, however, that the foregoing shall not apply to any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, or arising under the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless New SM consents in writing to the selection of an alternative forum. Although we believe this provision benefits New SM by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Proposed Certificate of Incorporation, to the fullest extent permitted by law, renounces any interest or expectancy that New SM has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to New SM’s directors or their respective affiliates, other than those directors or affiliates who are New SM’s employees. The Proposed Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the non-employee directors or their respective affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which New SM or any of its affiliates has historically engaged, now engages or proposes to engage or (ii) otherwise competing with New SM or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and for New SM or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to New SM or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for New SM unless New SM is financially or legally able or contractually permitted to undertake such opportunity, the opportunity, by its nature, would be in the line of New SM’s business or is of some practical advantage to New SM, and New SM has some interest or reasonable expectancy in such opportunity.

Warrants

New SM Public Warrants

Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the initial public offering and 30 days after the completion of our initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least five units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

We have filed with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading day period ending on the third trading day before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below) except as otherwise described below;

•

if, and only if, the closing price of our Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading day period ending on the third trading day before we send the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day before the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Class A ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A ordinary shares for the 10 trading days immediately following to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to Class A ordinary shares shall include a security other than Class A ordinary shares into which the Class A ordinary shares have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of Class A ordinary shares to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “ —Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A ordinary shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A ordinary shares.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A ordinary shares are trading at or above $10.00 per public share, which may be at a time when the trading price of our Class A ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A ordinary shares than they would have received if they had chosen to wait to exercise their warrants for Class A ordinary shares if and when such Class A ordinary shares were trading at a price higher than the exercise price of $11.50.

No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A ordinary shares pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A ordinary shares, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding Class A ordinary shares is increased by a capitalization or share dividend payable in Class A ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) one minus the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

If the number of outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A ordinary shares.

Whenever the number of Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities, for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any founder shares held by our Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “—Redemption of warrants when the price per Class A ordinary shares equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of Class A ordinary shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Class A ordinary shares in such a transaction is payable in the form of Class A ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A ordinary shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 65% of the number of the then-outstanding private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A ordinary shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $2.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Transfer Agent and Warrant Agent

The transfer agent for New SM Common Stock and warrant agent for the New SM public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW SM COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New SM Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New SM at the time of, or at any time during the three months preceding, a sale and (ii) New SM is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New SM was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New SM Common Stock shares for at least six months but who are affiliates of New SM at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New SM Common Stock then outstanding; or

•	the average weekly reported trading volume of the New SM Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New SM under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New SM.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, New SM will not be considered to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, the Initial Shareholders will be able to sell their shares of New SM Common Stock and warrants to purchase shares of New SM Common Stock, as applicable, pursuant to Rule 144 without registration one year after the closing of the Business Combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New SM’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New SM’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) pursuant to the Corporation’s notice with respect to such meeting (or any supplement thereto), (ii) by or at the direction of the New SM Board, or (iii) by any stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in New SM’s Proposed Bylaws. To be timely for New SM’s annual meeting of stockholders, New SM’s secretary must receive the written notice at New SM’s principal executive offices:

•	not later than the close of business on the 90th day; and

•	not earlier than the close of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New SM’s 2022 annual meeting) or New SM holds its annual meeting of stockholders more than 30 days before or after the anniversary of the preceding year’s annual meeting, notice must be delivered on or before 10 days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairperson of the New SM Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New SM begins to print and send out its proxy materials for such 2022 annual meeting (and New SM will publicly disclose such date when it is known).

Stockholder Director Nominees

New SM’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New SM’s Proposed Bylaws. In addition, the stockholder must give timely notice to New SM’s secretary in accordance with New SM’s Proposed Bylaws, which, in general, require that the notice be received by New SM’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Pathfinder Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Pathfinder Acquisition Corporation, 1950 University Avenue, Suite 350, Palo Alto, CA 94303. Following the Business Combination, such communications should be sent in care of New SM, 4450 Rosewood Drive, Suite 200, Pleasanton, CA, 94588. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Kirkland & Ellis LLP will pass upon the validity of the New SM Common Stock issued in connection with the Business Combination and certain other matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Pathfinder Acquisition Corporation as of December 31, 2020 and for the period from December 18, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of ServiceMax, Inc. as of January 31, 2021 and 2020, and for each of the two years in the period ended January 31, 2021, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the proxy statement/prospectus. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Pathfinder and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Pathfinder’s annual report to shareholders and Pathfinder’s proxy statement. Upon written or oral request, Pathfinder will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Pathfinder delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Pathfinder delivers single copies of such documents in the future. Shareholders may notify Pathfinder of their requests by calling or writing Pathfinder at its principal executive office at 1950 University Avenue, Suite 350, Palo Alto, CA 94303.

ENFORCEABILITY OF CIVIL LIABILITY

Pathfinder is a Cayman Islands exempted company. If Pathfinder does not change its jurisdiction of incorporation from the Cayman Islands by effecting the Domestication, you may have difficulty serving legal process within the United States upon Pathfinder. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Pathfinder in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Pathfinder may be served with process in the United States with respect to actions against Pathfinder arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Pathfinder’s securities by serving Pathfinder’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Pathfinder’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Pathfinder has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Pathfinder files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Pathfinder at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Pathfinder’s corporate website at https://www.pathfinderacquisition.com/. Pathfinder’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Pathfinder has been supplied by Pathfinder, and all such information relating to ServiceMax has been supplied by ServiceMax. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue, Stamford, CT 06902

(800) 662-5200

PFDR.info@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than             , 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of

Pathfinder Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Pathfinder Acquisition Corporation (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholder’s equity and cash flows for the period from December 18, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from December 18, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

January 27, 2021

PATHFINDER ACQUISITION CORPORATION

BALANCE SHEET

December 31, 2020

Assets:
Current assets:
Prepaid expenses	$17,000

Total current assets	17,000
Deferred offering costs associated with proposed public offering	25,000

Total Assets	$42,000

Liabilities and Shareholder’s Equity:
Current liabilities:
Accrued expenses	$25,000

Total current liabilities	25,000

Commitments and Contingencies
Shareholder’s Equity:
Preference shares, 0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, 0.0001 par value; 300,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, 0.0001 par value; 30,000,000 shares authorized; 7,906,250 shares issued and outstanding (1)	791
Additional paid-in capital	24,209
Accumulated deficit	(8,000)

Total shareholder’s equity	17,000

Total Liabilities and Shareholder’s Equity	$42,000

(1)	This number includes up to 1,031,250 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of these financial statements.

PATHFINDER ACQUISITION CORPORATION

STATEMENT OF OPERATIONS

For the period from December 18, 2020 (inception) through December 31, 2020

General and administrative expenses	$8,000

Net loss	$(8,000)

Weighted average shares outstanding, basic and diluted (1)	6,875,000

Basic and diluted net loss per share	$(0.00)

(1)	This number excludes an aggregate of up to 1,031,250 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of these financial statements.

PATHFINDER ACQUISITION CORPORATION

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

For the period from December 18, 2020 (inception) through December 31, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — December 18, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor (1)	—	—	7,906,250	791	24,209	—	25,000
Net loss	—	—	—	—	—	(8,000)	(8,000)
Balance — December 31, 2020	—	$—	7,906,250	$791	$24,209	$(8,000)	$17,000

(1)	This number includes up to 1,031,250 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of these financial statements.

PATHFINDER ACQUISITION CORPORATION

STATEMENT OF CASH FLOWS

For the period from December 18, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(8,000)
Changes in operating assets and liabilities:
Prepaid expenses	8,000

Net cash used in operating activities	—
Net change in cash	—
Cash — beginning of the period	—

Cash — end of the period	$—

Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs included in accrued expenses	$25,000
Prepaid expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000

The accompanying notes are an integral part of these financial statements.

PATHFINDER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Pathfinder Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of December 31, 2020, the Company had not yet commenced operations. All activity for the period from December 18, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the Proposed Public Offering, which is described below. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations to search for a proposed business combination is contingent upon obtaining adequate financial resources through a proposed public offering of up to 27,500,000 units at $10.00 per unit (or up to 31,625,000 units if the underwriters’ option to purchase additional units is exercised in full) (“Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) which is discussed in Note 3 (the “Proposed Public Offering”) and the sale of 3,750,000 warrants (or 4,162,500 warrants if the underwriters’ option to purchase additional units is exercised in full) at a price of $2.00 per warrant (“Private Placement Warrants”) in a private placement (the “Private Placement”) to the Company’s sponsor, Pathfinder Acquisition LLC, a Delaware limited liability company (“Sponsor”), that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act. Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders (the “Public Shareholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the

Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the second amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Proposed Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a public shareholder on the record date for the general meeting held to approve the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Proposed Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Proposed Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers, directors and director nominees have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Proposed Public Offering or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution in the Trust Account will be less than the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. There can be no guarantee that the Company will be successful in obtaining such waivers from its targeted vendors and service providers.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” as of December 31, 2020, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor, and the Sponsor has the financial wherewithal to fund the Company, that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or one year from the date of issuance of these financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet due to their short-term nature.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares at December 31, 2020 were reduced for the effect of an aggregate of 1,031,250 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. PROPOSED PUBLIC OFFERING

Pursuant to the Proposed Public Offering, the Company will offer for sale up to 27,500,000 Units (or 31,625,000 Units if the underwriters’ option to purchase additional units is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

The Sponsor agreed to purchase an aggregate of 3,750,000 Private Placement Warrants (or 4,162,500 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $2.00 per Private Placement Warrant ($7.5 million in the aggregate, or approximately $8.3 million if the underwriters’ over-allotment option is exercised in full), in the Private Placement that will occur simultaneously with the closing of the Proposed Public Offering.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable except as described below in Note 7 and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 28, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,906,250 Class B ordinary shares (the “Founder Shares”). The Sponsor has agreed to forfeit up to an aggregate of 1,031,250 Founder Shares to the extent that the option to purchase additional units is not exercised in full by the underwriters or is reduced. The forfeiture will be adjusted to the extent that the option to purchase additional Units is not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Proposed Public Offering. If the Company increases or decreases the size of the Proposed Public Offering, the Company will effect a share capitalization or a share repurchase or redemption or other appropriate mechanism, as applicable, with respect to the Class B ordinary shares prior to the consummation of the Proposed Public Offering in such amount as to maintain the number of Founder Shares at 20% of the Company’s issued and outstanding ordinary shares upon the consummation of the Proposed Public Offering.

The Initial Shareholders will agree not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Related Party Loans

On December 23, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Proposed Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due on the earlier of March 31, 2021 or the closing of the Proposed Public Offering. The Company intends to repay the Note from the proceeds of the Proposed Public Offering not being placed in the Trust Account. As of December 31, 2020, the Company had not borrowed any amounts under the Note. As of January 27, 2021, the Company had $82,441 outstanding under the Note.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of January 27, 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company will enter into an agreement that will provide that, commencing on the date that the Company’s securities are first listed on Nasdaq through the earlier of consummation of the initial Business Combination and the liquidation, the Company will pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.

NOTE 6. COMMITMENTS & CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the date of this prospectus to purchase up to 4,125,000 additional Units at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriters will be entitled to an underwriting discount of $0.20 per unit, or $5.5 million in the aggregate (or approximately $6.3 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, $0.35 per unit, or approximately $9.6 million in the aggregate (or approximately $11.1 million in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of operations, Proposed Public Offering, and/or search for a target, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7. SHAREHOLDER’S EQUITY

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class A ordinary share issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. On December 31, 2020, 7,906,250 Class B ordinary shares were issued and outstanding including an aggregate of up to 1,031,250 Class B ordinary shares that are subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Class B ordinary shares will collectively represent 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law; provided that only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to or in connection with the completion of the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Proposed Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. At December 31, 2020, there were no preference shares issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price See “— Redemption of warrants when the price per class A ordinary share equals or exceeds $18.00” and “— Redemption of warrants when the price per class A ordinary share equals or exceeds $10.00” as described below).

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except (i) that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (ii) except as described below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or such its permitted transferees and (iii) the Sponsor or its permitted transferees will have the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. SUBSEQUENT EVENTS

The Company has evaluated subsequent events to determine if events or transactions occurring after the balance sheet date through January 27, 2021, the date the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded, that all such events that would require recognition or disclosure have been recognized or disclosed.

PART I. FINANCIAL INFORMATION

Item 1.	Condensed Financial Statements

PATHFINDER ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$384,660	$—
Prepaid expenses	1,207,326	17,000

Total current assets	1,591,986	17,000
Deferred offering costs associated with proposed public offering	—	25,000
Investments held in Trust Account	325,000,534	—

Total Assets	$326,592,520	$42,000

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	370,000	—
Accrued expenses	142,984	25,000

Total current liabilities	512,984	25,000
Derivative warrant liabilities	14,405,000	—
Deferred underwriting commissions	11,375,000	—

Total liabilities	26,292,984	25,000
Commitments and Contingencies
Class A ordinary shares, 0.0001 par value; 200,000,000 shares authorized, 29,529,953 and -0- shares subject to possible redemption at 10.00 per share as of March 31, 2021 and December 31, 2020	295,299,530	—
Shareholders’ Equity:
Preference shares, 0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, 0.0001 par value; 300,000,000 shares authorized; 2,970,047 and -0- shares issued and outstanding (excluding 29,529,953 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020 respectively	296	—
Class B ordinary shares, 0.0001 par value; 30,000,000 shares authorized; 8,625,000 shares issued and outstanding as of March 31, 2021 and December 30, 2020 (1)	863	863
Additional paid-in capital	3,936,939	24,137
Retained earnings (accumulated deficit)	1,061,908	(8,000)

Total shareholders’ equity	5,000,006	17,000

Total Liabilities and Shareholders’ Equity	$326,592,520	$42,000

(1)

This number includes up to 1,125,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 19, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 2,500,000 Units; thus, only 500,000 Class B ordinary shares remained subject to forfeiture as of March 31, 2021. On April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were subsequently forfeited. (See note 4)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PATHFINDER ACQUISITION CORPORATION

CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 (UNAUDITED)

General and administrative expenses	$270,296
General and administrative expenses — related party	20,000

Loss from operations	(290,296)
Change in fair value of derivative warrant liabilities	1,935,000
Financing costs — derivative warrant liabilities	(575,330)
Income from investments held in Trust Account	534

Net income	$1,069,908

Weighted average Class A ordinary shares outstanding, basic and diluted	32,500,000

Basic and diluted net income per Class A ordinary share	$0.00

Weighted average Class B ordinary shares outstanding, basic and diluted (1)	7,784,722

Basic and diluted net income per Class B ordinary share	$0.14

(1)

This number includes up to 1,125,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 19, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 2,500,000 Units; thus, only 500,000 Class B ordinary shares remained subject to forfeiture as of March 31, 2021. On April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were subsequently forfeited. (See note 4)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PATHFINDER ACQUISITION CORPORATION

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021 (UNAUDITED)

	Ordinary Shares				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Class A		Class B (1)
	Shares	Amount	Shares	Amount
Balance — December 31, 2020	—	$—	8,625,000	$863	$24,137	$(8,000)	$17,000
Sale of units in initial public offering, net of fair value of public warrant liabilities	32,500,000	3,249	—	—	315,116,750	—	315,119,999
Excess cash received over the fair value of the private warrants	—	—	—	—	2,040,000	—	2,040,000
Offering costs	—	—	—	—	(17,947,371)	—	(17,947,371)
Class A ordinary shares subject to possible redemption	(29,529,953)	(2,953)	—	—	(295,296,577)	—	(295,299,530)
Net income	—	—	—	—	—	1,069,908	1,069,908

Balance — March 31, 2021 (Unaudited)	2,970,047	$296	8,625,000	$863	$3,936,939	$1,061,908	$5,000,006

(1)

This number includes up to 1,125,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 19, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 2,500,000 Units; thus, only 500,000 Class B ordinary shares remained subject to forfeiture as of March 31, 2021. On April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were subsequently forfeited. (See note 4)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PATHFINDER ACQUISITION CORPORATION

CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 (UNAUDITED)

Cash Flows from Operating Activities:
Net income	$1,069,908
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(1,935,000)
Financing costs — derivative warrant liabilities	575,330
Income from investments held in Trust Account	(534)
Changes in operating assets and liabilities:
Prepaid expenses	(1,190,326)
Accounts payable	367,250
Accrued expenses	66,646

Net cash used in operating activities	(1,046,726)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(325,000,000)

Net cash used in investing activities	(325,000,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	81,243
Repayment of note payable to related party	(129,181)
Proceeds received from initial public offering	325,000,000
Proceeds received from private placement	8,500,000
Offering costs paid	(7,020,676)

Net cash provided by financing activities	326,431,386

Net increase in cash	384,660
Cash — beginning of the period	—

Cash — end of the period	$384,660

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accounts payable	$2,750
Offering costs included in accrued expenses	$51,338
Offering costs paid by related party under promissory note	$47,938
Deferred underwriting commissions in connection with the initial public offering	$11,375,000
Initial value of Class A ordinary shares subject to possible redemption	$309,904,680
Change in value of Class A common shares subject to possible redemption	$(14,605,150)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Pathfinder Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of March 31, 2021, the Company had not yet commenced operations. All activity for the period from December 18, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and since the Company’s Initial Public Offering, the search for a business combination target. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Pathfinder Acquisition LLC, a Delaware limited liability company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 16, 2021. On February 19, 2021, the Company consummated its Initial Public Offering of 32,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 2,500,000 additional Units to partially cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $325.0 million, and incurring offering costs of approximately $18.5 million, of which approximately $11.4 million was for deferred underwriting commissions (Note 5). The underwriters had 45 days from the effective date of the prospectus to exercise the remaining portion of its option to purchase up to 2,000,000 Units at the Initial Public Offering price to cover over-allotments, if any. On April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,250,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per Private Placement Warrant, generating gross proceeds to the Company of $8.5 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $325.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or the Investment Company Act, which will be invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders (the “Public Shareholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the second amended and restated memorandum and articles of association which was adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a Public Shareholder on the record date for the general meeting held to approve the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 19, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution in the Trust Account will be less than the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. There can be no guarantee that the Company will be successful in obtaining such waivers from its targeted vendors and service providers.

Liquidity and Capital Resources

As of March 31, 2021, the Company had approximately $385,000 in its operating bank accounts, which is not sufficient working capital to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, and a loan of approximately $129,000 pursuant to the Note issued to the Sponsor (as defined in Note 4). The Company repaid the Note in full on February 19, 2021. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor will provide the Company Working Capital Loans (as defined in Note 4). As of March 31, 2021 and December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021 or for any period thereafter.

In April 2021, the Company identified a misstatement in its accounting treatment for warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants (collectively, the “Warrants”) as presented in its audited balance sheet as of February 19, 2021 included in its Current Report on Form 8-K, filed February 25, 2021. The Warrants were reflected as a component of equity as opposed to liabilities on the balance sheet. Pursuant to FASB ASC Topic 250, Accounting Changes and Error Corrections, and Staff Accounting Bulletin 99, “Materiality”) (“SAB 99”) issued by the SEC, the Company determined the impact of the error was immaterial. The following balance sheet items were impacted from the error correction as of February 19, 2021: an increase of $16.3 million in warrant liabilities; a decrease of $16.3 million in the amount of Class A ordinary shares subject to redemption; an increase of $575,330 in additional paid-in capital; and an increase of $575,330 in accumulated deficit.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. As of March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021 and December 31, 2020.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements” approximates the carrying amounts represented in the condensed balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 6,500,000 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 4,250,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The initial fair value of the Public Warrants issued in connection with the Public Offering have been estimated using a binomial lattice model in a risk-neutral framework. The fair value of the Private Placement warrants has been estimated using a Black Scholes simulation model each measurement date. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A ordinary shares issued were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events, Accordingly, at March 31, 2021, 29,529,953 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Income Taxes

The Company follows the guidance for accounting for income taxes under FASB ASC 740, “Income Taxes”, which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net income (loss) per ordinary share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of shares of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 10,750,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive, using the treasury stock method.

The Company’s unaudited condensed statement of operations includes a presentation of income (loss) per ordinary share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted, for Class A ordinary shares for the three months ended March 31, 2021, is calculated by dividing the income or loss on investments held in the Trust Account of approximately $534 for the three months ended March 31, 2021, by the weighted average number of Class A ordinary shares outstanding for the period.

Net income (loss) per ordinary share, basic and diluted, for Class B ordinary shares is calculated by dividing the net income (loss), adjusted for income or loss attributed to Class A ordinary shares, by the weighted average number of shares of Class B ordinary shares outstanding for the period.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

On February 19, 2021, the Company consummated its Initial Public Offering of 32,500,000 Units, including 2,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $325.0 million, and incurring offering costs of approximately $18.5 million, of which approximately $11.4 million was for deferred underwriting commissions. The underwriters have 45 days from the effective date of the prospectus to exercise the remaining portion of its option to purchase up to 2,000,000 Units at the Initial Public Offering price to cover over-allotments. On April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were subsequently forfeited.

Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Related Party Transactions

Founder Shares

On December 28, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,906,250 Class B ordinary shares (the “Founder Shares”). On February 16, 2021, the Company effected a share dividend of 718,750 Class B ordinary shares to the Sponsor, resulting in there being an aggregate of 8,625,000 Class B ordinary shares outstanding. The Sponsor agreed to forfeit up to an aggregate of 1,125,000 Founder Shares to the extent that the option to purchase additional Units is not exercised in full by the underwriters or is reduced, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option to purchase an additional 2,500,000 Units on February 19, 2021 and on April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were subsequently forfeited.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,250,000 Private Placement Warrants to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per Private Placement Warrant, generating gross proceeds to the Company of $8.5 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable except as described below in Note 7 and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On December 23, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. Prior to the closing of the Initial Public Offering, the Company borrowed approximately $129,000 under the Note. The Note was fully repaid on February 19, 2021.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors will loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company. For the three months ended March 31, 2021, the Company incurred expenses of $20,000 under this agreement. As of March 31, 2021 and December 31, 2020, the Company had accrued approximately $20,000 and $0, respectively, for services in connection with such agreement on the accompanying condensed balance sheets.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.

Note 5 — Commitments and Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement

Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement entered into on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.5 million in the aggregate, payable upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $11.4 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Shareholders’ Equity

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. At March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2021 and December 31, 2020, there were 2,970,047 and 0, respectively of Class A ordinary shares issued and outstanding, excluding 29,529,953 and 0, respectively of Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. On December 28, 2020, the Company issued 7,906,250 Class B ordinary shares. On February 16, 2021, the Company effected a share dividend of 718,750 Class B ordinary shares to the Sponsor, resulting in there being an aggregate of 8,625,000 Class B ordinary shares outstanding. Of the of 8,625,000 Class B ordinary shares outstanding, up to 1,125,000 Class B ordinary shares were subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Class B ordinary shares would collectively represent 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option to purchase an additional 2,500,000 Units on February 19, 2021 and on April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were subsequently forfeited.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law; provided that only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to or in connection with the completion of the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 7 — Warrants

As of March 31, 2021 and December 31, 2020, the Company had 6,500,000 and 0, respectively of Public Warrants and the 4,250,000 and 0, respectively of Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price See “— Redemption of warrants when the price per class A ordinary share equals or exceeds $18.00” and “— Redemption of warrants when the price per class A ordinary share equals or exceeds $10.00” as described below).

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except (i) that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (ii) except as described below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees and (iii) the Sponsor or its permitted transferees will have the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. As of December 31, 2020, there were no assets or liabilities that are measured at fair value on a recurring basis.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account — money market fund	$325,000,534	$—	$—
Liabilities:
Derivative warrant liabilities — Public warrants	8,710,000
Derivative warrant liabilities — Private placement warrants	$—	$—	$5,695,000

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels of the hierarchy for the three months ended March 31, 2021.

Level 1 instruments include investments in money market funds that invest solely in U.S. Treasury securities with an original maturity of 185 days or less. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

For periods where no observable traded price was available, the fair value of the Public, issued in connection with the Public Offering, has been estimated using a binomial lattice model. The fair value of the Private Placement warrants has been estimated using a Black Scholes simulation model each measurement date. The estimated fair value of the Public and Private Placement Warrants, prior to Public Warrants being traded in an active market, is determined using Level 3 inputs. Inherent in a binomial lattice and a Black Scholes option pricing model are assumptions related to the Unit price, expected volatility, risk-free interest rate, term to expiration, and dividend yield. The Unit price is based on the publicly traded price of the Units as of the measurement date. The Company estimated the volatility for the Public and Private Placement Warrants based on the implied volatility from the traded prices of warrants issued by other special purpose acquisition companies. The risk-free interest rate is based on interpolated U.S. Treasury rates, commensurate with a similar term to the Public and Private Placement Warrants. The term to expiration was calculated as the contractual term of the Public and Private Placement Warrants, assuming one year to a Business Combination from the IPO date. Finally, the Company does not anticipate paying a dividend.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	February 19, 2021	March 31, 2020
Exercise price	$11.50	$11.50
Unit price	$10.21	$9.63
Volatility	25.0%	25.0%
Term (years)	5.5	5.5
Risk-free rate	0.70%	1.00%

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three months ended March 31, 2021 is summarized as follows:

Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Warrants	16,340,000
Change in fair value of derivative warrant liabilities	(1,935,000)

Derivative warrant liabilities at March 31, 2021	$14,405,000

Note 9 — Subsequent Events

The Company has evaluated subsequent events and transactions that occurred up to the date unaudited condensed financial statements were available to be issued. Based upon this review, except as noted above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

ServiceMax, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and the Board of ServiceMax, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ServiceMax, Inc. and subsidiaries (the “Company”) as of January 31, 2021 and 2020, the related consolidated statements of operations, stockholder’s equity, and cash flows, for each of the two years in the period ended January 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Jose, California

August 12, 2021

We have served as the Company’s auditor since 2020.

ServiceMax, Inc.

CONSOLIDATED BALANCE SHEETS

(In Thousands of US Dollars, except for share data)

	As of January 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$81,169	$16,819
Accounts receivable, net	35,977	34,989
Accounts receivable – related parties	3,600	3,439
Prepaid expenses	2,062	2,720
Deferred sales commissions	1,761	958
Other assets	2,569	3,072

Total current assets	127,138	61,997

Property and equipment, net	669	1,007
Internally developed software, net	2,739	—
Operating lease right-of-use assets	7,141	10,129
Goodwill	373,825	373,825
Intangible assets, net	118,272	156,028
Deferred sales commissions, noncurrent	3,755	2,967
Deposits and other long-term assets	1,318	1,321

Total assets	634,857	607,274

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	4,119	7,989
Accounts payable – related parties	983	3,136
Accrued expenses	13,716	9,435
Operating lease liabilities	2,440	2,898
Unearned revenue	66,971	56,110

Total current liabilities	88,229	79,568

Operating lease liabilities, noncurrent	5,023	7,342
Unearned revenue, noncurrent	4,930	2,068
Deferred tax liability, net	4,795	22,636
Other long-term liabilities	177	166

Total liabilities	103,154	111,780

Commitments and contingencies (Note 18)	—	—
Common stock $0.01 par, 100 shares issued and outstanding as of January 31, 2021 and 2020	—	—
Additional paid-in capital	662,723	576,678
Accumulated deficit	(131,020)	(81,184)

Total stockholder’s equity	531,703	495,494

Total liabilities and stockholder’s equity	$634,857	$607,274

See accompanying notes to the Consolidated Financial Statements

ServiceMax, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands of US Dollars, except for share data)

	For the Year Ended January 31,
	2021	2020
Revenue
Subscription	$91,326	$65,146
Professional services	17,824	21,732

	109,150	86,878
Cost of revenue
Subscription	44,854	45,183
Professional services	20,339	21,355

Total cost of revenue	65,193	66,538

Gross profit	43,957	20,340
Operating expenses
Sales and marketing	68,305	79,081
Research and development	26,445	30,387
General and administrative	16,136	18,905

Total operating expenses	110,886	128,373
Loss from operations	(66,929)	(108,033)
Interest income	107	129
Loss on foreign exchange transactions	(7)	(614)
Other income (expense), net	(13)	21

Total other income (expense), net	87	(464)
Loss before income taxes	(66,842)	(108,497)
Income tax benefit	17,006	27,313

Net loss and comprehensive loss	$(49,836)	$(81,184)

Loss per common share:
Basic and diluted	$(498)	$(812)
Weighted average shares:
Basic and diluted	100	100

See accompanying notes to the Consolidated Financial Statements

ServiceMax, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(In Thousands of US Dollars, except for share data)

	Common Shares		Additional	Accumulated
	$ 0.01 Par		Paid-in
	Shares	Amount	Capital	Deficit	Total
Application of pushdown accounting - February 1, 2019	100	$—	$574,096	$—	$574,096
Capital contributions from ServiceMax, JV, LP	—	—	1,500	—	1,500
Stock-based compensation	—	—	1,082	—	1,082
Net loss	—	—	—	(81,184)	(81,184)

Balance - January 31, 2020	100	—	576,678	(81,184)	495,494

Capital contributions from ServiceMax, JV, LP	—	—	84,457	—	84,457
Stock-based compensation	—	—	1,588	—	1,588
Net loss	—	—	—	(49,836)	(49,836)

Balance - January 31, 2021	100	$—	$662,723	$(131,020)	$531,703

See accompanying notes to the Consolidated Financial Statements

ServiceMax, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands of US Dollars)

	For the Year Ended January 31,
	2021	2020
Cash flows from operating activities
Net loss	$(49,836)	$(81,184)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	547	242
Amortization of intangible assets	37,756	37,672
Amortization of internally developed software	80	—
Amortization of deferred sales commission	1,369	1,251
Stock-based compensation expense	1,600	1,249
Bad debt expense	508	371
Noncash lease expense	3,070	3,000
Deferred income tax benefit	(17,841)	(28,278)
Changes in operating assets and liabilities
Accounts receivable	(1,496)	(5,018)
Accounts receivable – related parties	(161)	(1,775)
Prepaid expenses	658	(2,347)
Other current assets	502	3,202
Deferred sales commissions	(2,960)	(5,176)
Deposits and other assets	3	(1,002)
Accounts payable	(3,870)	3,758
Accounts payable – related party	(2,153)	1,807
Accrued expense	4,280	1,869
Unearned revenue	13,723	24,356
Operating lease liabilities	(2,858)	(2,890)

Net cash used in operating activities	(17,079)	(48,893)
Cash flows from investing activities
Acquisition of Zinc, Inc. - net of cash acquired	—	(8,397)
Purchases of property and equipment	(209)	(1,019)
Capitalization of internally developed software	(2,819)	—

Net cash used in investing activities	(3,028)	(9,416)
Cash flows from financing activities
Capital contributions from ServiceMax, JV, LP	84,457	1,500

Net cash flows provided by financing activities	84,457	1,500
Net increase (decrease) in cash and cash equivalents	64,350	(56,809)
Cash and cash equivalents, beginning of year	16,819	73,628

Cash and cash equivalents, end of year	$81,169	$16,819

Supplemental disclosures of cash financing activities:
Income taxes paid	770	844

See accompanying notes to the Consolidated Financial Statements

ServiceMax, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in whole US Dollars unless indicated)

NOTE 1 – Description of the Business

ServiceMax, Inc. (“ServiceMax”, “Company”, “we”, “us” and “our”) is a wholly owned subsidiary of ServiceMax JV, LP (“the JV”), a Delaware limited partnership that was formed on January 28, 2019, for the purposes of selling equity to a fund of Silver Lake Partners. ServiceMax, Inc. was incorporated in the state of California in December 1999 and was subsequently reincorporated in the state of Delaware in November 2011. ServiceMax, Inc. operates from its United States headquarters in Pleasanton, California and has eleven wholly owned subsidiaries through which it operates internationally.

On February 1, 2019, Snowflake Aggregator, L.P. (“SLP-SA”), a company owned by certain investment funds affiliated with Silver Lake Partners, entered into a Stock Purchase Agreement (“SPA”) and acquired Class A Units of the of the JV from General Electric Company (“GE”) resulting in SLP-SA owning 90% of the Company and in a change in control of ServiceMax, Inc. The acquisition transaction, known as the ServiceMax JV, LP Acquisition, was accounted for by SLP-SA in accordance with the acquisition method of accounting pursuant to Accounting Standards Codifications (“ASC”) 805 Business Combinations. The Company, as a consolidating subsidiary of SLP- SA, accounted for the ServiceMax JV, LP Acquisition by SLP-SA using pushdown accounting. The accompanying consolidated financial statements present the results of the ServiceMax, Inc. from the date of acquisition by Snowflake Aggregator, February 1, 2019.

During the years ended January 31, 2021 and 2020, the JV entered into Cash Contribution Agreements with investors allowing for the issuance of Class A Units in exchange for cash contributions to the Company.

ServiceMax is a leading Software-as-a-Service (“SaaS”) platform for asset-centric Field Service Management (“FSM”). As a cloud-native, mobile-first, FSM software provider, we enable our enterprise customers to automate and connect critical workflows related to field service operations, keep a comprehensive view of the assets in the field, and drive more efficient and effective service organizations.

We derive our revenues from software subscription and professional services fees. We offer our solutions on a SaaS basis. Our subscription revenues consist principally of fees from customers for accessing the ServiceMax platform (on a per-seat basis) and maintenance and support services that we generally offer under non-cancellable multi-year contracts, with an average term of approximately three years. Our subscription revenues are recognized over the term of the contract, beginning upon activation, and are generally charged annually in advance. To help customers go live with our solution and achieve success, we offer professional services, including configuration and implementation, training, and advisory services.

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation — The accompanying consolidated financial statements of ServiceMax, Inc. and subsidiaries, which include the accounts of the Company and its subsidiaries, have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”). All intercompany balances and transactions among ServiceMax, Inc. and its subsidiaries are eliminated in consolidation.

Use of Estimates — The preparation of the consolidated financial statements in conformity U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, as well as reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the determination of the useful lives of long-lived assets, allowances for doubtful accounts, valuation of goodwill and long-lived assets, valuation of right of use assets and lease liability, valuation of deferred tax assets and liabilities, fair value of stock-based awards, income tax uncertainties and other contingencies, and revenue recognition. The judgments, assumptions and estimates that we use are based on our historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of our judgments and assumptions, actual results could differ materially from these judgments and estimates which could have an impact on the carrying value of our assets and liabilities and the results of operations.

Foreign Currency — The functional currency of our foreign subsidiaries is the U.S. dollar. Accordingly, the subsidiaries remeasure monetary assets and liabilities at period-end exchange rates, while nonmonetary items are remeasured at historical rates. Revenue and expense accounts are remeasured at the average exchange rate in effect during the year. Foreign currency transaction gains and losses reported in the consolidated statements of operations and were not material for the years ended January 31, 2021 and 2020. Accordingly, we have no currency translation adjustment that is normally presented in comprehensive income.

Segment Reporting — We operate as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the Chief Operating Decision Maker (“CODM”), which is our Chief Executive Officer (“CEO”). Our CODM evaluates our financial information and resources and assesses the performance of these resources on a consolidated basis. Our CEO reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. Our CODM also reviews revenue by type of service and geographic region for which such information is presented in these notes to the consolidated financial statements herein. See Note 20.

Cash and Cash Equivalents — We consider all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. We limit our credit risk associated with the cash and cash equivalents by placing investments with banks we believe are highly credit worthy.

Accounts Receivable — Accounts receivable represents amounts invoiced to customers in accordance with contract terms for which payment has not yet been received. Accounts receivable is stated net of any write-offs and the allowance for doubtful accounts. When estimating an allowance for doubtful accounts for estimated losses which when estimating, we consider the historical collection experience, customer’s current credit worthiness, specific customer risk, trends specific to the customer and current and expected general economic conditions that may affect a customer’s ability to pay. As of January 31, 2021, and 2020, the allowance for doubtful accounts was $0.7 million and $0.9 million, respectively. Accounts receivable are charged off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is considered remote. Bad debt expense for the years ended January 31, 2021 and 2020 was $0.5 and $0.4 million, respectively.

Unbilled Receivables — Unbilled receivables represents the portion of revenue from a contract with a customer that has been recognized upon transfer of goods or services to a customer that has not been invoiced. Unbilled receivables are included in accounts receivable in our consolidated balance sheet.

Deferred Sales Commissions, Net — Sales commissions earned by our sales team are considered incremental and recoverable costs of acquiring a contract with a customer. These costs are capitalized as non-current assets and are amortized over the anticipated benefit period of the capitalized commissions. We determined the period of benefit to be approximately five years taking into consideration the length of customer contracts, technology lifecycle, and other factors. This amortization expense is recorded in sales and marketing expense within our consolidated statement of operations. We apply the practical expedient to expense costs as incurred for sales commissions when the amortization period would have been one year or less.

Business Combinations — We account for business combinations using the acquisition method in accordance with ASC 805, Business Combinations, which requires recognition of assets acquired and liabilities assumed, including contingent assets and liabilities, at their respective fair values on the date of acquisition. Any excess of the purchase consideration over the net fair value of tangible and identified intangible assets acquired less liabilities assumed is recorded as goodwill. The costs of business acquisitions, including fees for accounting, legal, professional consulting and valuation specialists, are expensed as incurred within general and administrative expense.

Property and Equipment — Property and equipment are stated at cost less accumulated depreciation. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs, including planned major maintenance activities, are expensed as incurred.

Depreciation and amortization of property and equipment is provided using the straight-line method based on the following estimated useful lives:

Estimated Useful Lives
(in years)
Computer equipment	2
Computer software	2
Furniture & Fixtures	5
Leasehold improvement	Shorter of estimated useful life or lease term

Leases — At the inception of an arrangement, we determine if it is a lease or if it contains a lease. Once that determination is made, we classify the lease as an operating or finance lease. In the consolidated balance sheet, operating lease right-of-use (“ROU”) assets are included in other non-current assets, while finance lease ROU assets are included in property and equipment, net. Lease liabilities for both types of leases are included in accrued expenses and other long-term liabilities. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments over that term.

Operating and finance lease ROU assets and liabilities are recognized at commencement of an arrangement based on the present value of lease payments over the lease term. We recognize ROU assets and lease liabilities for all leases other than those with a term of twelve months or less as we have elected to apply the short-term lease practical expedient. ROU assets also include any lease payments made prior to lease commencement and exclude lease incentives. The lease term is the noncancelable period of the lease and includes options to extend or terminate the lease when it is reasonably certain that an option will be exercised. As the rate implicit in our leases is typically not readily determinable in computing the present value of lease payments, we generally use the incremental borrowing rate based on information available at the commencement date. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Where leases contain escalation clauses, rent abatements or concessions, such as rent holidays and landlord or tenant incentives or allowances, we apply them in the determination of straight-line rent expense over the lease term.

We do not separate non-lease components from lease components for any class of leases and do not recognize ROU assets and lease liabilities for leases with a lease term of twelve months or less.

As of January 31, 2021, and 2020, we did not have any finance leases.

Intangible Assets — Intangible assets are stated at their acquisition date fair value less accumulated amortization. Amortization is computed over the estimated useful life of each asset on a straight-line basis. Amortization periods in years for the intangible assets recorded by us are as follows:

Estimated Amortizable Life (in years)
Trademark and trade names	3
Developed technology	5
Customer-based - order backlog	3
Customer-based - contracts and relationships	6 - 8

Goodwill — Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying tangible and intangible net assets. We perform an annual review for potential goodwill impairment as of January 1 during the fourth quarter of our fiscal year, or when a triggering event occurs between annual impairment tests. No impairment charges were recorded during the years ended January 31, 2021 and 2020.

Impairment of Long-Lived Assets — Long-lived assets to be held and used, including property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If such an event occurs, we then determine the expected future undiscounted cash flows from the asset or asset group. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset or asset group, an impairment loss is recognized. The impairment loss is the amount by which the carrying amount asset or asset group exceeds its fair value calculated using the present value of the expected future undiscounted cash flows. When required, impairment losses on long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. No impairment losses were recognized during the years ended January 31, 2021 and 2020.

Concentration of Risk

Customer Concentration — Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and accounts receivable. Risks associated with cash are mitigated using what we consider creditworthy institutions. Our deposits exceed federally insured limits. We perform ongoing credit evaluations of our customers’ financial condition and generally, we do not require collateral to support accounts receivable unless a customer has previously defaulted.

Our customers are primarily in the medical device, building and construction, high-tech and industrial manufacturing, food manufacturing and packaging, oil and gas, and power and utilities industries. For the years ended January 31, 2021 and 2020, we did not have any customers that individually represented 10% or more of our total revenue or 10% of our total accounts receivable. We believe our customer accounts receivable balances do not represent a credit risk based on our cash flow forecast, balance sheet analysis, and past collection experience.

Supplier Concentration — We use third-party technology in our product offerings. Our software is built on a third-party vendor platform from a company with which we entered into a strategic partnership agreement and is an affiliated party. Royalties and fees paid to this vendor are included in cost of sales. As of January 31, 2021, and 2020, this vendor accounted for approximately 17% and 28%, respectively, of our accounts payable.

Additionally, as of January 31, 2021, one other vendor accounted for 16% of our accounts payable, and one other different vendor and affiliated party accounted for approximately 28% of our accounts payable as of January 31, 2020. No other single vendor exceeded 10% of our accounts payable as of January 31, 2021 and 2020. We believe there would be no material impact on future operating results should a relationship with an existing supplier cease, as we have the ability to increase our use of our other suppliers as well as the ability to find new vendors that will not affect the quality and delivery of our products.

Revenue Recognition — Substantially all of our revenues are derived from contracts with customers for cloud-based subscription services, implementation, and other professional services arrangements. We recognize revenue upon the transfer of services to customers in an amount that reflects the consideration we expect to be entitled to in exchange for those services. We apply the following five steps to recognize revenue:

•	Identification of the contract, or contracts, with a customer.

•	Identification of the performance obligations in the contract.

•	Determination of the transaction price.

•	Allocation of the transaction price to the performance obligations in the contract.

•	Recognition of revenue when, or as, we satisfy a performance obligation.

Subscription Revenues — Subscription revenues are primarily from fees invoiced to customers for continuous access to one or more of our subscription service, related support, and updates, if any, during the subscription term. We recognize subscription revenue over time using a time-based measure of progress over the contractually agreed-upon term. Taking into consideration the weighting contract value, the average contract is approximately three years which are billed annually in advance upon execution of the initial agreement and upon subsequent renewal and have net 30-day or net 60-day payment terms from the invoice date. Contracts with customers are generally non-cancelable without any refund-type provisions.

Professional Services — Our professional services arrangements include services for configuration, system integration, and customer training. Professional services arrangements are typically on a time-and-materials basis, and revenues on these arrangements are recognized as the services are delivered. Some professional services are also provided on a fixed fee or subscription basis under which we recognize revenue on a proportional performance basis or ratably over the contract term. We also generate revenue from training on its software offerings that is delivered on-site and through publicly available classes. We typically invoice professional services monthly in arrears based on actual hours and expenses incurred with net 30-day payment terms from the invoice date.

Contracts with Multiple Performance Obligations — Some of our contracts with customers contain multiple performance obligations. When agreements involve multiple distinct performance obligations, we allocate arrangement consideration to all performance obligations at the inception of the arrangement based on the relative standalone selling prices (“SSP”) of each performance obligation. Where we have standalone sales data for its performance obligations that are indicative of the price at which we sell a promised good or service separately to a customer, such data is used to establish SSP. We continually review the factors used to establish list prices and adjust standalone selling price methodologies as necessary on a prospective basis, specifically in instances where standalone sales data is not directly observable.

Unearned Revenue — Our unearned revenue, a contract liability, typically results when there are subscription revenues and professional services billings in advance of revenue being recognized from our contracts with our customers. This unearned revenue is recognized as the revenue recognition criteria are met. Once services are available to customers, we record the amounts due in accounts receivable and unearned revenue. Unearned revenue that will be recognized during the succeeding twelve-month period is recorded as current unearned revenue in the consolidated balance sheet with the remainder recorded as non-current unearned revenue.

The majority of our remaining performance obligations relate to subscription revenue, which consist of a typical term averaging approximately three years, and to a lesser extent, professional services. Remaining performance obligations represent contracted revenue that had not yet been recognized, and include deferred revenue, invoices that have been issued to customers but were uncollected and have not been recognized as revenue, and amounts that will be invoiced and recognized as revenue in future periods.

Advertising — We expense advertising costs as they are incurred. Advertising expenses for the years ended January 31, 2021 and 2020 were $2.4 million and $2.2 million, respectively. Advertising expense is included within sales and marketing in the accompanying consolidated statement of operations.

Cost of Revenue — Cost of revenue includes hosting fees, third-party software products costs, and payroll and employee benefit costs for customer support and professional services.

Research and Development Costs — Research and development consist primarily of personnel costs and related expenses. Research and development costs for the years ended January 31, 2021 and 2020 were $26.4 million and $30.4 million, respectively.

Software Development Costs — Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. We also capitalize costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Maintenance and training costs are expensed as incurred. Internally developed software is amortized on a straight-line basis over its estimated useful life, which is generally 3 to 5 years based on historical information. We evaluate the useful lives of these assets on an annual basis and test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Employee Equity Incentive Plan — Under the A&R JV Partnership Agreement, we granted Class B Units (the “Units”) representing ownership interests in our future growth and profits that were issued to eligible employees. The plan has been granted to ServiceMax, Inc. employees and, as such, the expense has been recognized at the ServiceMax, Inc. level with equity awards included in additional paid in capital and liability awards included in other long-term liabilities. We recognize share-based compensation expense for share-based payment awards based on each award’s fair value on the grant date. Forfeitures, cancelations, or other terminations of the Class B Units are recognized as they occur.

We used the Monte Carlo Simulation Method pricing model approach to estimate the value of the Class B Units. In applying the Monte Carlo Simulation Method, the Company’s total equity value is simulated multiple times, assuming an expected liquidity event. For each simulated value, the total equity value is allocated to the various classes of equity in the Company’s capital structure according to the characteristics of the capital structure. Key inputs for the simulation include the total equity value as of the valuation date, equity volatility, and the risk-free rate of return. Consistent with option pricing theory, the discount rate is the risk-free rate. The discount period is the time between the valuation date and the assumed liquidity event date after which it is assumed all equity shares in the capital structure are paid out in cash.

Fair Value Measurements — We define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, we consider the principal or most advantageous market in which to transact and the market-based risk. We apply fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The carrying amounts reported in the consolidated financial statements approximate the fair value for cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued liabilities due to their short-term nature.

Income Taxes — We are subject to federal, foreign, and state income taxes. We account for income taxes using the asset-and-liability method whereby deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We regularly assess the likelihood that deferred tax assets will be realized and the extent that any amounts are not believed to be more-likely-than-not to be realized. A valuation allowance is recorded in the period that the determination is made to reduce the deferred tax assets.

We regularly review tax positions and benefits to be realized. We recognize and measure tax benefits from uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Significant judgment is required to evaluate uncertain tax positions. We do not believe our consolidated financial statements include any uncertain tax positions. As a result, we did not have any unrecognized tax benefits as of January 31, 2021 and 2020. It is our policy to recognize interest and penalties accrued on any unrecognized tax benefit as a component of income tax expense. For the years ended January 31, 2021 and 2020, we did not incur any interest or penalties associated with unrecognized tax benefits.

Indirect Taxes — We are not currently under audit with regard to indirect tax matters, such as property taxes and sales taxes. We accrue indirect taxes that may result from examinations or negotiated agreements with tax authorities when a loss is probable and reasonably estimable. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the reasonably possible loss. Due to the inherent complexity and uncertainty of these matters and judicial process in certain jurisdictions, the final outcome may be materially different from our expectations.

Comprehensive Income/Loss — Comprehensive loss is defined as a change in equity of a business enterprise during a period, resulting from transactions from non-owner sources. Comprehensive loss is comprised of all components of net loss and all components of other comprehensive loss within stockholder’s equity. During the years ended January 31, 2021 and 2020 comprehensive loss was equal to net loss as there were no transactions from non-owner sources.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements:

We consider the applicability and impact of all Accounting Standards Updates (“ASU”). ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on our consolidated financial position or results of operations.

ASU No. 2016-02 - Leases — In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), that requires the recognition of right-of-use assets and lease liabilities on the balance sheet for those leases currently classified as operating leases under Accounting Standards Codification Topic 840 Leases.

We adopted this standard effective February 1, 2019, using a modified retrospective method, under which financial results reported in periods prior to February 1, 2019, were not adjusted. We elected the practical expedients transition package under Topic 842 which allow an entity to not reassess (1) whether any expired or existing contracts contain a lease, (2) the lease classification of any expired or existing lease, and (3) initial direct costs for any existing leases. Additionally, we elected not to include leases with a term of 12 months or less on our consolidated balance sheets.

The most significant impact of adopting this standard was the recognition of operating lease right-of-use assets and operating lease liabilities in the amount of $11.3 million each on our consolidated balance sheet as of February 1, 2019. This adoption did not result in any cumulative-effect adjustments to equity, and there was no material impact on our consolidated statement of operations. See Note 11. We do not have any finance or sales-type leases.

ASU No. 2018-13 - Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement—In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which amends ASC 820, Fair Value Measurement. We were required to adopt ASU 2018-13 beginning February 1, 2020. We adopted ASU 2018-13 and the adoption had no material impact to our financial statements.

ASU No. 2019-12 - Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes—In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The standard simplifies accounting guidance for certain tax matters including franchise and similar taxes, certain transactions that result in a step-up in tax basis of goodwill, and enacted changes in tax laws in interim periods. This update also eliminates certain exceptions from Topic 740 by removing the requirement to analyze if in a given period the following exceptions apply; the exception to the incremental approach for intra-period tax allocation, the exceptions to accounting for basis differences when there are ownership changes in foreign investments, and the exception in interim period income tax accounting for year-to-date losses that exceed anticipated losses. We early adopted ASU 2019-12 in fiscal year 2022, and the adoption had no material impact to our financial statements.

Recently Issued Accounting Pronouncements:

ASU No. 2016-13 - Financial Instruments-Credit Losses (Topic 326)—In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which provides guidance for measurement and recognition of expected credit losses for financial assets held based on historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The new standard requires the measurement and recognition of expected credit losses for financial assets held at amortized cost, including trade receivables. ASU 2016-13 is effective for the Company in the first quarter of fiscal year 2023. Early adoption is permitted. We are currently evaluating the impact this pronouncement will have on our consolidated financial statements.

ASU No. 2018-15 - Intangibles - Goodwill and Other-Internal-Use Software (Subtopic 350-40)—In August 2018, the FASB issued ASU No. 2018-15, Intangibles - Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which clarifies the accounting for implementation costs in cloud computing arrangements. This new standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU 2018-15 is effective for us in fiscal year 2022. Early adoption is permitted. We are currently evaluating the impact this pronouncement will have on our consolidated financial statements.

NOTE 3 – Acquisitions

Acquisition of ServiceMax JV, LP by Silver Lake Partners Snowflake Aggregator

As discussed in Note 1, on February 1, 2019, pursuant to and in accordance with the terms of the SPA, SLP-SA acquired a 90% interest in ServiceMax, Inc. through its acquisition of a controlling interest in ServiceMax JV, LP. The ServiceMax JV, LP acquisition was determined to be a change in control, and therefore accounted for under the acquisition method of accounting pursuant to ASC 805 Business Combinations.

SLP-SA’s acquisition of ServiceMax JV, LP and ServiceMax, Inc., as a consolidating subsidiary, was accounted for using pushdown accounting. Under pushdown accounting, all adjustments to fair value of our assets and liabilities are reflected on our financial statements and the excess of the purchase consideration above the fair value of the net assets and liabilities of the Company is recorded as our goodwill. The acquisition resulted in $371 million of goodwill on our books. See Note 8. The goodwill is not deductible for U.S. federal income tax purposes. Goodwill generated from our acquisition is attributable to expected future growth and potential future monetization opportunities. One-time integration costs for the transaction totaled $0.7 million and $6.6 million in January 31, 2021 and 2020, respectively, which are primarily included within general and administrative expenses in the consolidation statement of operations.

The following table presents the allocation of the purchase price based on the estimated fair value of the acquired assets and assumed liabilities as of February 1, 2019 (in thousands of US Dollars):

Fair value of consideration transferred	$574,096

Estimated fair value of assets acquired:
Cash	73,629
Accounts receivable	31,464
Prepaid expenses and other current assets	6,546
Deferred tax asset	67
Property and equipment	231
Other assets	319
Developed technology	97,000
Customer relationships	62,000
Order backlog	25,000
Trademark and tradename	2,600

Total assets acquired	$298,856

Estimated fair value of liabilities assumed:
Accounts payable	(1,784)
Payable to related party	(3,742)
Accrued and other current liabilities	(7,379)
Unearned revenue	(33,000)
Deferred tax liability	(50,165)

Total liabilities assumed	$(96,070)

Goodwill	$371,310

The fair value of consideration transferred includes cash of $513 million with the remainder of the value primarily associated with General Electric’s minority ownership.

The following is a summary of management’s methods and assumptions used to assign fair value to the acquired assets and liabilities, other than those assets and liabilities where the fair values approximated the pre-acquisition carrying value:

Acquired Assets and Liabilities	Methods and Assumptions

Developed technology	The Company utilized an income approach, specifically the Multi-Period Earning method (MPEEM) for valuation of the developed technology

Customer relationships	The Company utilized the With and Without Method of the Income Approach as being the most appropriate to value the customer relationships.

Order backlog	The Company utilized an income approach specifically the MPEEM for valuation of order backlog

Trademark and trade name	The Company utilized an income approach, specifically the relief from royalty method (RFR) for the valuation of trademarks and trade names

Unearned revenue	Fair value determined to be equivalent to the estimated cost of future performance obligations assumed.

The fair value adjustment to acquired unearned revenue and deferred commissions was $17.2 million and $4.2 million, respectively.

Acquisition by ServiceMax

•	Acquisition of Zinc, Inc.

On February 21, 2019, we acquired 100% of Zinc, Inc. (“Zinc”). Zinc is a San Francisco based company that sells a mobile messaging application for businesses. We paid purchase consideration of $9.4 million in cash for all the stock of Zinc. Transactions costs for the acquisition total $0.8 million and are included within general and administrative expenses in the consolidation statement of operations. The acquisition has been accounted for as a business combination under the acquisition method. Goodwill of $2.5 million generated from the acquisition is attributable to expected synergies from future growth and potential future monetization opportunities. The goodwill is not deductible for U.S. federal income tax purposes. Pro forma results of operations for this acquisition have not been presented because it was not material to the consolidated results of operations.

The following table summarizes the allocation of the purchase price based on the estimated fair value of the acquired assets and assumed liabilities as of February 21, 2019 (in thousands of US Dollars):

Fair value of consideration transferred	$9,441

Estimated fair value of assets acquired:
Cash	1,043
Accounts receivable	541
Prepaid expenses and other current assets	100
Developed technology	6,700
Customer relationships	400

Total assets acquired	$8,784

Estimated fair value of liabilities assumed:
Accounts payable	(33)
Accrued and other current liabilities	(187)
Unearned revenue	(822)
Deferred tax liability	(816)

Total liabilities assumed	$(1,858)

Goodwill	$2,515

The following is a summary of management’s methods and assumptions used to assign fair value to the acquired assets and liabilities, other than those assets and liabilities where the fair values approximated the pre-acquisition carrying value:

Acquired Assets and Liabilities	Methods and Assumptions
Developed technology	The cost approach was used. Under this method the assets are valued based on the cost to a market participant to acquire a substitute asset of comparable utility, adjusted for obsolescence

Customer relationships	The cost approach was used. Under this method the assets are valued based on the cost to a market participant to acquire a substitute asset of comparable utility, adjusted for obsolescence.

Unearned revenue	Fair value determined to be equivalent to the estimated cost of future performance obligations assumed.

There were no other acquisitions during the years ended January 31, 2021 and 2020.

NOTE 4 – Revenue and Performance Obligations

Disaggregation of Revenues

The following table presents a disaggregation of our revenues by source (in thousands of US Dollars). We believe these revenue streams most appropriately depict the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with our customers.

	For Years Ended, January 31,
	2021	2020
Revenues:
Subscription	$91,326	$65,146
Professional services	17,824	21,732

Total	$109,150	$86,878

Percentage of revenues:
Subscription	83.67%	74.99%
Professional services	16.33%	25.01%

Total	100.00%	100.00%

Contract Balances and Remaining Performance Obligations

Contract Balances — Contract assets represent recognition of revenue that has not yet been billed. Contract liabilities are unearned revenues that represent billings or payments received in advance of revenue recognition. The following table provides information about accounts receivable, contract assets and unearned revenue from contracts with customers as follows (in thousands of US Dollars):

	For Years Ended, January 31,
	2021	2020
Unbilled receivables	$39,364	$37,526
Contract asset	213	902

Total contract asset	39,577	38,428

Unearned revenue - current	66,971	56,110
Unearned revenue - noncurrent	4,930	2,068

Total contract liabilities	$71,901	$58,178

Changes in the unearned revenue balances for the year ended January 31, 2021 and 2020 are as follows (in thousands of US Dollars):

	For Years Ended, January 31,
	2021	2020
Unearned revenue - beginning of period	$58,178	$50,231
Billings and contributions from contract assets	122,643	94,732
Revenue recognized	(108,920)	(86,785)

Unearned revenue - end of period	$71,901	$58,178

Remaining Performance Obligations — As of January 31, 2021 and 2020, obligations totaling $230.9 million and $172.9 million, respectively, were allocated to remaining performance obligations. As of January 31, 2021, and

2020, we expect to recognize revenue on 41.8% and 43.1%, respectively, of these remaining performance obligations over the next 12 months, with the remaining balance recognized thereafter.

NOTE 5 –Deferred Sales Commissions—Net

Costs of $3.0 million and $5.0 million were capitalized during the years ended January 31, 2021 and 2020, respectively, related to the deferred sales commissions on both new contracts and renewals. Amortization expense related to the deferred sales commissions was $1.4 million and $1.3 million for the years ended January 31, 2021 and 2020, respectively, and are recorded in sales and marketing. No impairment losses were recorded during the years ended January 31, 2021 and 2020 in relation to these capitalized costs.

NOTE 6 – Property and Equipment, Net

Property and equipment consisted of the following (in thousands of US Dollars):

	For Years Ended, January 31,
	2021	2020
Computer software	$24	$24
Computer equipment	1,255	1,036
Furniture and fixtures	119	117
Leasehold improvements	80	78

Total property and equipment	1,478	1,255
Accumulated depreciation and amortization	(809)	(248)

Total property and equipment, net	$669	$1,007

Depreciation and amortization expense for property and equipment for the years ended January 31, 2021 and 2020 totaled $0.5 million and $0.2 million, respectively.

NOTE 7 – Internally Developed Software, Net

As of January 31, 2021, $2.8 million was capitalized and is included in the balance of internally used software. Included in the $2.8 million is a project in-process that was not generally available with deferred costs of $0.8 million at January 31. 2021. All other projects were assessed, and it was determined that they currently do not meet the criteria to be capitalized.

Internally developed software, net consisted of the following (in thousands of US Dollars):

	For Years Ended, January 31
	2021	2020
Internally developed software - capitalized	$2,819	$—
Accumulated depreciation and amortization	(80)	—

Total internally developed software, net	$2,739	$—

Amortization expense for internally developed software for the year ended January 31, 2021 was $0.1 million. We did not incur any amortization for the year ended January 31, 2020.

NOTE 8 – Goodwill

The carrying amount of goodwill for the years ended January 31, 2021 and 2020 was as follows (in thousands of US Dollars):

	For Years Ended, January 31,
	2021	2020
Beginning goodwill	$373,825	$—
SLP-SA acquisition	—	371,310
Zinc acquisition	—	2,515

Ending goodwill	$373,825	$373,825

NOTE 9 – Intangible Assets, Net

For the years ended January 31, 2021 and 2020, amortization expense related to our identified intangible assets was $37.8 and $37.7 million, respectively. The amortization of technology-based intangible assets is included within cost of revenue, and the amortization of marketing-based and customer-based intangible assets are included within sales and marketing on the consolidated statement of operations.

As of January 31, 2021, intangible assets, net consisted of the following (in thousands of US Dollars):

	Gross Amount	Accumulated Amortization	Net Carrying Value
Intangible assets, net:
Trademark and trade name	$2,600	$(1,733)	$867
Developed technology	103,700	(41,400)	62,300
Order backlog	25,000	(16,666)	8,334
Customer relationships	62,400	(15,629)	46,771

Total	$193,700	$(75,428)	$118,272

As of January 31, 2020, intangible assets consisted of the following (in thousands of US Dollars):

	Gross Amount	Accumulated Amortization	Net Carrying Value
Intangible assets, net:
Trademark and trade name	$2,600	$(866)	$1,734
Developed technology	103,700	(20,660)	83,040
Order backlog	25,000	(8,333)	16,667
Customer relationships	62,400	(7,813)	54,587

Total	$193,700	$(37,672)	$156,028

Future amortization expense for each of the next five years and thereafter for intangible assets as of January 31, 2021, is as follows (in thousands of US Dollars):

For Years Ending, January 31,
2022	$37,758
2023	28,557
2024	28,557
2025	7,896
2026	7,754
Thereafter	7,750

Total	$118,272

NOTE 10 – Accrued Expenses

Accrued expenses consisted of the following (in thousands of US Dollars):

	For Years Ended, January 31,
	2021	2020
Accrued payroll and benefits	$1,692	$1,005
Accrued bonuses	5,819	3,299
Accrued commissions	3,394	1,420
Accrued severance	—	796
Accrued implementation partner fees	373	259
Accrued sales taxes	1,450	1,132
Accrued income taxes	340	698
Other accrued expenses	648	826

Total accrued expenses	$13,716	$9,435

NOTE 11 – Leases

The following table presents information about operating leases on the consolidated balance sheet (in thousands of US Dollars):

	For Years Ended, January 31,
	2021	2020
Assets
Operating Right-of-use assets	$7,141	$10,129

Liabilities
Lease liabilities	$2,440	$2,898
Lease liabilities, non-current	5,023	7,342

Total Operating lease liability	$7,463	$10,240

We entered into various non-cancelable office space operating leases with original lease periods expiring between calendar years 2022 and 2025. These leases do not contain material variable rent payments, residual value guarantees, covenants, or other restrictions. Our corporate headquarters lease, which expires in October 2023, requires a deposit that decrements over the lease term.

As of January 31, 2021, the Company’s weighted average remaining lease term was 3.08 years and the weighted average discount rate was 7.53%.

As of January 31, 2021, maturities of operating lease liabilities were as follows (in thousands of US Dollars):

For Year Ending, January 31,
2022	$2,884
2023	2,955
2024	1,573
2025	535
2026	343
Thereafter	—

Total	8,290
Less amount representing interest	(827)

Present value of lease liabilities	$7,463

Other supplemental information related to our long-term operating leases includes the following (in thousands of US Dollars):

	For Years Ended, January 31,
	2021	2020
Supplemental Cash Flow Information
Operating lease right of use assets and lease liability recorded upon adoption of ASC 842	$—	$11,284
Operating lease right of use assets and lease liability recorded upon lease renewal	$—	$1,846

During the years ended January 31, 2021 and 2020, we had one month-to-month lease in San Francisco, California, one in Paris, France, and two in Tokyo, Japan. We renewed our UK office lease in fiscal year 2020. We terminated the San Francisco and Tokyo leases in February 2020, and the Paris lease in April 2020. Rent expense related to these month-to-month leases totaled $0.1 million and $0.4 million for the years ended January 31, 2021 and 2020.

During the year ended January 31, 2021 and 2020, we also had other short-term rentals of office space that totaled $0.2 million and $0.3 million, respectively.

Not reflected in the operating lease maturities above, we entered into a new lease agreement for office space in Bangalore, India, on April 1, 2021, with a lease commencement date of April 1, 2021. The lease will expire on March 31, 2026 and has one five-year renewal option. The lease escalates six percent of base rent annually from the lease commencement date and does not otherwise contain any material variable rent payments. The initial present value of the lease payments at January 31, 2021 was $2.3 million.

We did not have any financing leases during the years ended January 31, 2021 and 2020.

NOTE 12 – Shareholders Equity

As of January 31, 2021 and 2020, 100 shares of $0.01 par value common stock were issued and outstanding. We have no preferred shares issued and outstanding as of January 31, 2021 and 2020. The equity contribution of $84.5 million and $1.5 million for the years ended January 31, 2021 and 2020, respectively, were units bought by investors of ServiceMax JV, LP in exchange for the JV’s Class A Units. The proceeds from the investments in the JV were transferred by ServiceMax JV, LP. to ServiceMax Inc as cash contributions.

The JV has also issued class B Units that function similar to profits interests. These interests are equity and liability classified awards and have legally determined not to be participating securities of the Company because they are awards issued by the Company’s JV parent that do not reflect an investment in the Company and do not participate in the losses of the Company.

NOTE 13 – Employee Equity Incentive Plan

Under the A&R JV Partnership Agreement, ServiceMax JV, LP granted Class B Units (the “Units”) representing ownership interests in the future growth and profits of ServiceMax JV, LP to eligible employees of ServiceMax, Inc. Units have has been granted to ServiceMax, Inc. employees and, as such, the expense has been recognized at the ServiceMax, Inc. level with equity awards included in additional paid in capital and liability awards included in other long-term liabilities.

The Class B Units entitle the holder to an interest in the JV’s capital equal to the amount paid or to be paid, and therefore an interest in the JV’s profits. Upon a liquidity event such as a sales transaction or initial public offering, holders of vested Class B Units are eligible to receive a payment after specific required returns are achieved by other investors.

Each grant agreement specifies a proportion of Class B Units that vest on a time basis, on a performance basis, or on a cash basis.

•

The first 25% of the time-based Class B Units vest on first anniversary of the date of hire, and for additional grants on the grant date; then 6.25% of the remaining time-based units vest each quarter thereafter. There is no acceleration of time-based units in the case of a liquidation event. Any time-based units that are unvested at the time of a liquidation event are not required to be but may be cashed out or converted to a different type of award, at our discretion. The vesting of the time-based Class B Units is subject to the employee’s continued employment through the applicable vesting date.

•

Performance-based vesting occurs only if the holder is employed with us at the time of a liquidation event that returns at least 1.5 times the actual capital investment made by Silver Lake Partners (“SLP”) during the life of its investment. In the event of a sale of 100% of the stock held by SLP, the performance-based Class B Units will vest on a sliding scale in accordance with the multiple of money received by SLP: 25% of the grant will vest if SLP receives 1.5 times its investment, gradually rising on a linear basis for the remaining 75% if SLP receives up to 4.5 times its investment. Any Class B Units that remain unvested after SLP has disposed of 100% of its interest in ServiceMax will be cancelled. As of and for the years ended January 31, 2021 and 2020, the performance condition was not considered probable of being achieved and accordingly no expense was recorded associated with these awards.

•	For our non-US employees, the Class B Units are settled in cash in accordance with the requirements of the foreign country and are subject to local country practices.

We recognize share-based compensation expense for share-based payment awards based on each award’s fair value on the grant date. Forfeitures, cancelations, or other terminations of the Class B Units are recognized as they occur. We used the Monte Carlo Simulation option pricing model approach to estimate the fair value of its Class B units on the date of grant. In applying the Monte Carlo Simulation Method, total equity value of the Company was simulated as of an expected liquidity event. Key inputs for the simulation include total equity value as of the valuation date, equity volatility, the risk-free rate of return, and dividend yield. For each simulated value, the total equity value is allocated to the various classes of equity in our capital structure according to the characteristics of that capital structure, such as the number of shares of each class of equity, seniority levels, liquidation preferences and conversion values for preferred equity, and participation thresholds for Class B Units. The Fair Value of the Class B Units is the average of the discounted proceeds to each class across all simulated paths.

The Monte Carlo Simulation option pricing model requires various subjective assumptions that represent management’s best estimates of equity volatility, risk-free interest rate, dividend yield, time to liquidity and fair value of the Class B Units:

Equity Volatility — We use a blended volatility to estimate expected volatility. The blended volatility includes the average historical stock volatilities of several unrelated public companies within the industry we consider to be comparable over a period equivalent to the expected term of the stock option grants.

Risk-Free Interest Rate — Interpolated from the U.S. Constant Maturity Treasury (“CMT”) Rate as of the time of grant with a term matching the Time to Liquidity Event. The discount period is the period between the valuation date and the assumed liquidity event date, with the assumption that all equity shares in the capital structure are paid out in cash.

Dividend Yield — The expected dividend is based on our history and expected dividend payouts. The expected dividend yield is zero as we historically paid no dividends and we do not anticipate dividends to be paid in the future.

Time to Liquidity Event (Years) — Our best estimate of a liquidity event.

Fair Value of Units — We engage a third-party valuation specialist to determine the fair value of the Class B Units. The third-party valuation specialist considers a number of objective and subjective factors, including valuation of comparable companies, operating and financial performance, discount for lack of marketability of our equity, and general and industry-specific economic outlook, among other factors. The discount for lack of marketability (“DLOM”) is applied to reflect the increased risk arising from the inability to readily sell the units.

The assumptions used in the Monte Carlo simulation model to determine the fair value at each of the dates Class B Units were granted to employees during the years ended January 31, 2021 and 2020 are presented below:

	2021	2020
Time to liquidity event (years)	1.0 – 2.3	2.3 – 4.0
Equity volatility	40.00% - 50.00%	40.00%
Risk-free interest rate	0.10% - 1.32%	1.32% - 2.47%
Discount	30.00%	30.00%

A summary of activity under our equity incentive plan for the years ended January 31, 2021 and 2020 is as follows (in thousands of US Dollars and units):

	Class B Units Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Contractual Terms (Years)
Outstanding, January 31, 2020	4,495	$11.69	$10,384	3.10
Granted	1,335	$13.74
Canceled	(544)	$11.98

Outstanding, January 31, 2021	5,286	$12.23	$44,859	2.49

Exercisable, January 31, 2021	836	$11.69	$7,550

Unamortized Class B Unit expense is $8.5 million and $8.6 million as of January 31, 2021 and 2020. There were no fully vested Class B Units during the years ended January 31, 2021 and 2020.

Stock-based compensation expense was recorded in the following cost and expense categories in the accompanying consolidated statement of operations (in thousands of US Dollars).

	For Years Ended, January 31,
	2021	2020
Cost of revenue	$151	$104
Sales and marketing	378	271
General and administrative	821	634
Research and development	250	240

Total stock-based compensation expense	$1,600	$1,249

Our cash settled Class B Units are liability-classified with $0.2 million reflected within other long-term liabilities for both January 31, 2021 and 2020, respectively. The remaining Class B Units are determined to be equity classified resulting in an increase to equity of $1.6 million and $1.1 million for the years ended January 31, 2021 and 2020, respectively. Of the $1.6 million expense for the year ended January 31, 2021, we recognized $0.01 million for our cash settled Class B Units. Of the $1.2 million expense for the year ended January 31, 2020, we recognized $0.1 million for our cash settled Class B Units.

NOTE 14 – Income Taxes

The income tax expense (benefit) recorded in the Statement of Operations consisted of the following for the years ended January 31, 2021 and 2020 (in thousands of US Dollars):

	For Years Ended, January 31,
	2021	2020
Current Tax Expense
Federal	$—	$—
State	104	143
Foreign	731	822

Total current tax expense	$835	$965
Deferred tax expense (benefit)
Federal	(13,750)	(22,792)
State	(3,944)	(5,584)
Foreign	(147)	98

Total deferred tax benefit	$(17,841)	$(28,278)

Income tax benefit	$(17,006)	$(27,313)

A reconciliation between our federal statutory tax rate and its effective tax rate for the years ended January 31, 2021 and 2020 is as follows (in thousands of US Dollars):

	For Years Ended, January 31,
	2021		2020
	Amount	Percentage	Amount	Percentage
Federal statutory tax rate	$(14,037)	21.00%	$(22,785)	21.00%
State tax - net of federal benefit	(3,863)	5.78%	(5,471)	5.04%
Permanent items	834	-1.25%	750	-0.69%
Return to provision adjustment	(147)	0.22%	—	—
Change in the valuation allowance	13	-0.02%	—	—
Foreign tax differential and permanent items	194	-0.29%	193	-0.18%

Benefit income taxes and effective tax rate	$(17,006)	25.44%	$(27,313)	25.17%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities consisted of the following as of January 31, 2021 and 2020 (in thousands of US Dollars):

	For Years Ended, January 31,
	2021	2020
Deferred tax assets:
Net operating loss carryover	$27,104	$21,402
Compensation accrual	1,389	1,833
Lease liability	1,262	1,864
Accrued expenses	330	315
Unearned revenue	806	1,130
Other	134	65
Other (foreign)	170	54

Total deferred tax assets	31,195	26,663
Valuation allowance	(6,802)	(6,789)

Net deferred tax assets	$24,393	$19,874

Deferred Tax liability:
Intangible assets	(27,966)	(40,646)
ROU asset	(1,222)	(1,834)
Other	—	(30)

Total deferred tax liabilities	(29,188)	(42,510)

Net deferred tax liabilities	$(4,795)	$(22,636)

As of January 31, 2021, the Company had an available federal net operating loss carryforward (“NOL”) of $115.2 million, which may offset future taxable income. Of the federal NOL carryforward, $30.8 million will begin expiring in 2033, while the remaining federal NOL carryforward does not expire. As of January 31, 2021, the Company had an available combined state NOL carryforward of $58.2 million, which may offset future taxable income, and begins to expire in 2029. Ownership changes due to acquisitions have triggered Section 382 and 383 provisions of the Internal Revenue Code, resulting in certain annual limitations on the utilization of existing federal and state net operating losses and credits. Such provisions limit the potential future tax benefit to be realized by the Company from its accumulated net operating losses and credits. Therefore, based on this and other available evidence, the carryforwards reflected in the financial statements are recorded on a more likely than not basis, and management believes it is more likely than not that a portion of the federal and state deferred tax assets of the Company will not be fully realized and has recorded valuation allowances totaling $6.8 million for both years ended January 31, 2021 and 2020.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. The Company does not believe its financial statements include any uncertain tax positions. As a result, the Company had no unrecognized tax benefits at January 31, 2021 or January 31, 2020. It is the Company’s policy to recognize interest and penalties accrued on any unrecognized tax benefit as a component of income tax expense. There was no tax interest expense or penalties for the year ended January 31, 2021 or January 31, 2020.

Undistributed foreign earnings are generally no longer subject to U.S. tax upon repatriation beginning January 1, 2018. Undistributed earnings may remain subject to certain state income and foreign withholding taxes. The Company has not accrued a provision for any state income or foreign withholding taxes on undistributed earnings of the Company’s wholly owned foreign subsidiaries because it is the intention of management to reinvest the undistributed earnings indefinitely in foreign operations.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act contains certain income tax relief provisions, including a modification to the limitation of business interest expense for tax years beginning in 2019 and 2020. In addition, the CARES Act permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021, and allows NOLs incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company does not anticipate any material tax impacts from the CARES Act.

The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, India, the United Kingdom, and multiple other foreign jurisdictions. The tax returns are subject to statutes of limitations that vary by jurisdiction. At January 31, 2021, the Company remains subject to income tax examinations in the U.S. for tax years 2017 through 2020, and in various states for tax years 2016 through 2020. However, due to the Company’s federal and state NOL carryforwards in various jurisdictions, tax authorities have the ability to adjust carryforwards related to closed years. The Company remains subject to income tax examinations in the U.K. for 2019 and 2020 and in India for 2018 through 2020.

NOTE 15 – Retirement Benefit Plan

Our U.S. 401(k) plan (the “Plan”) covers all eligible U.S. employees on the first day of the month following the date of employment. Participants may contribute up to a maximum percentage of their annual compensation to the Plan as determined by us limited to the maximum annual amount set by the Internal Revenue Service. We made matching contributions to the Plan totaling $0.3 million and $1.2 million during the years ended January 31, 2021 and 2020, respectively. Employee contributions and earnings thereon are immediately vested. Employer match vesting is based on years of service over three years as follows: zero percent (0%) is vested if less than one year of service, twenty-five percent (25%) is vested after one year of service, fifty percent (50%) is vested after two years of service, and one hundred percent (100%) is vested after three years of service.

We provide defined contribution plans to our foreign subsidiaries that require mandatory employer contributions. The benefits are generally based on an employee’s years of service and compensation. Funding requirements are determined on an individual country and plan basis and are subject to local country practices and market circumstances. As of January 31, 2021, and 2020, as a result of employees’ elections, we made contributions to our foreign subsidiaries’ defined contribution plans totaling $1.2 million and $1.1 million, respectively.

NOTE 16 – Related Party Transactions

Except as noted elsewhere in the consolidated financial statements, related party transactions are as follows:

Under the terms of the SPA for SLP-SA’s acquisition of ServiceMax JV, LP and ServiceMax, Inc., as a consolidating subsidiary, GE, a related party, agreed to provide us with certain services, access to systems, use of facilities and other assistance on a transitional basis, under a Transition Services Agreement (“TSA”). The TSA’s effective date was February 1, 2019 and terminated on May 31, 2020 with all remaining obligations settled by the end of the fiscal year.

Under the terms of the SPA, GE and SLP-SA agreed to a Global Employee Services Agreement (“GESA”) to ensure an orderly and proper transfer of certain employees. The GESA deferred the transfer of employees until a mutually agreed upon date with the initial term of any services not to exceed twelve (12) months from the effective date. On April 2, 2020, the GESA was amended to extend the term of service for our Japan employees until August 31, 2020.

Under the TSA and GESA, we entered into various transactions with GE and incurred and paid the balances as follows (in thousands of US Dollars):

	TSA		GESA
	2021	2020	2021	2020
Paid	$1,264	$2,114	$2,593	$3,634
Payable balance	$—	$1,043	$—	$1,866

As of the year ended January 31, 2021, we owe Salesforce.com, a minority equity owner of ServiceMax JV, LP, $0.8 million and we had no outstanding balance as of January 31, 2020.

For the years ended January 31, 2021 and 2020, ServiceMax Technologies (India) Pvt Ltd, our wholly owned subsidiary, owes $0.1 million and $0.1 million, respectively, to GE India, an affiliate of GE, a minority owner.

NOTE 17 – Fair Value Measurements

ASC 820-10, Fair Value Measurements and Disclosures, defines fair value, establishes guidelines and enhances disclosure requirements for fair value measurements. The accounting guidance requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. An assets and liability classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation techniques used maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The three levels of the fair value hierarchy are described below:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table sets forth the fair value of our assets subject to recurring measurement as of January 31, 2021 (in thousands of US Dollars):

	Carrying Amount	Level 1	Level 2	Level 3
Assets:
Money Market Fund	$288	$288	$—	$—
Governmental Fund	70,126	—	70,126	—

Total	$70,414	$288	$70,126	$—

The following table sets forth the fair value of our assets subject to recurring measurement as of January 31, 2020 (in thousands of US Dollars):

	Carrying Amount	Level 1	Level 2	Level 3
Assets:
Money Market Fund	$288	$288	$—	$—
Governmental Fund	5,546	—	5,546	—

Total	$5,834	$288	$5,546	$—

Our cash equivalents, at fair value, consist of a money market fund and a governmental fund which are marked to market. Our money market funds is classified within Level 1 of the fair value hierarchy since it is valued using quoted market prices from an exchange. The governmental fund is classified as Level 2 as this asset is valued generally based on quoted prices for similar instruments in active markets.

NOTE 18 – Commitments and Contingencies

We are subject to legal proceedings arising in the ordinary course of business. We regularly evaluate the status of legal proceedings in which we are involved to assess whether a loss is probable or there is a reasonable possibility that a loss or additional loss may be incurred to determine if accruals are appropriate in accordance with ASC 450-20.

On November 11, 2019, we filed a complaint against United Site Services, Inc. (USS), in Alameda, California Superior Court, for payment of unpaid fees in the amount of $4.1 million, owed to ServiceMax under a ServiceMax Service Agreement for subscription services and associated professional services. On November 22, 2019, USS filed a counterclaim against us asserting fraud and breach of contract. This litigation remains ongoing as of January 31, 2021 with the trial schedule for November 2021. The outcome cannot be determined and therefore, no amount has been recorded for a contingent loss. The outcome cannot be determined and therefore, no amount has been recorded for a contingent loss.

NOTE 19 – Net Loss Per Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of common shares outstanding during the period and, when dilutive, potential common share equivalents. Because we are currently in a loss position, our basic and diluted loss per share are the same.

The following table sets forth the computation of basic and diluted loss per share (in thousands of US Dollars, except for share data):

	For Years Ended January 31,
	2021	2020
Numerator:
Net loss available to common shareholders	$(49,836)	$(81,184)
Denominator:
Weighted average common shares outstanding – basic and diluted	100	100

Net loss per share attributable to common shareholders - basic and diluted loss per share	$(498)	$(812)

NOTE 20 – Segment Reporting

Our Chief Operating Decision Maker is our CEO. The CEO reviews monthly financial information presented on a consolidated basis. This information is accompanied by information about revenue by geographic region as presented below.

Revenues by geographic area presented based upon the location of the customer are as follows (in thousands of US Dollars):

	For Years Ended, January 31,
	2021	2020
Americas	$55,543	$49,049
Europe, Middle East, and Africa	44,823	30,306
Asia Pacific	8,784	7,523

Total revenues	$109,150	$86,878

The table below reflects our long-lived assets and represents property and equipment, net (in thousands of US Dollars).

	For Years Ended, January 31,
	2021	2020
North America	$163	$311
Europe, Middle East, and Africa	60	170
Asia Pacific	446	526

Total property and equipment, net	$669	$1,007

NOTE 21 – Subsequent Events

We evaluated all events and transactions through August 12, 2021, the date the consolidated financial statements were issued. No events or transactions have occurred subsequent to January 31, 2021, that require considerations as adjustments to or disclosures in the consolidated financial statements, except for the following:

On May 26, 2021, we entered into an agreement to acquire LiquidFrameworks, a leading provider of quote-to-cash and field ticketing software for the Oil field Services, Industrial Services, and Environmental Services industries. The agreement stipulates a purchase price of $145.0 million total enterprise value subject to a normalized level of net working capital. Total enterprise value may increase by up to $2.5 million, if closing does not occur by 11:59 p.m. on September 30, 2021. The purchase price will be subject to customary post-closing adjustments. There will be a predefined net working capital range within which there will be no adjustment, and net working capital will only be adjusted once as part of the post-closing adjustments. We plan to finance the acquisition of LiquidFrameworks with proceeds of the proposed business combination with Pathfinder (discussed below).

On July 15, 2021 and as amended August 11, 2021, we entered into a Business Combination Agreement with Pathfinder Acquisition Corporation (“Pathfinder”), a Special Purpose Acquisition Company. The contemplated business combination with Pathfinder would provide all holders of common stock to receive common stock of the continuing public company. The proposed transaction is expected to be completed in the third quarter of fiscal year 2021, subject to, among other things, the approval by Pathfinder’s shareholders, satisfaction of the conditions stated in the business combination agreement and other customary closing conditions. There is no assurance that the transaction will be ultimately be completed.

Our acquisition of LiquidFrameworks will be funded through proceeds from the business combination with Pathfinder or pursuant to an Equity Commitment Letter, dated May 26, 2021, under which the Company’s primary investor has agreed to fund the acquisition of LiquidFrameworks in the event that the proposed business combination with Pathfinder is not consummated. Accordingly, the acquisition of LiquidFrameworks will not have an impact on our liquidity and we expect to continue our operations regardless of whether the business combination with Pathfinder is consummated.

******

ServiceMax, Inc

ServiceMax, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Thousands of US Dollars, except for share data)

	As of April 30,	As of January 31,
	2021	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$84,717	$81,169
Accounts receivable, net	17,100	35,977
Accounts receivable – related party	1,619	3,600
Prepaid expenses	2,370	2,062
Deferred sales commissions	1,938	1,761
Other assets	2,501	2,569

Total current assets	110,245	127,138
Property and equipment, net	539	669
Internally developed software, net	2,673	2,739
Operating lease right-of-use assets	8,841	7,141
Goodwill	373,825	373,825
Intangible assets, net	108,833	118,272
Deferred sales commissions, noncurrent	4,372	3,755
Deferred public offering costs	1,347	—
Deposits and other long-term assets	895	1,318

Total assets	611,570	634,857

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	4,909	4,119
Accounts payable – related parties	1,582	983
Accrued expenses	11,154	13,716
Operating lease liabilities	3,060	2,440
Unearned revenue	59,771	66,971

Total current liabilities	80,476	88,229
Operating lease liabilities, noncurrent	6,095	5,023
Unearned revenue, noncurrent	4,168	4,930
Deferred tax liability, net	3,974	4,795
Other long-term liabilities	251	177

Total liabilities	94,964	103,154
Commitments and contingencies (Note 12)
Common stock $0.01 par, 100 shares issued and outstanding as of April 30, 2021 and January 31, 2021	—	—
Additional paid-in capital	663,116	662,723
Accumulated deficit	(146,510)	(131,020)

Total stockholder’s equity	516,606	531,703

Total liabilities and stockholder’s equity	$611,570	$634,857

See accompanying notes to the Condensed Consolidated Financial Statements

ServiceMax, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In Thousands of US Dollars, except for share data)

	For the Three Months Ended April 30,
	2021	2020
	(Unaudited)
Revenue
Subscription	$25,757	$21,611
Professional services	4,251	4,323

Total revenue	30,008	25,934
Cost of revenue
Subscription	11,245	11,238
Professional services	4,743	5,482

Total cost of revenue	15,988	16,720

Gross profit	14,020	9,214
Operating expenses
Sales and marketing	17,338	17,638
Research and development	8,023	7,683
General and administrative	4,853	5,061

Total operating expenses	30,214	30,382
Loss from operations	(16,194)	(21,168)
Interest income	5	73
Gain (loss) on foreign exchange transactions	48	(538)
Other income (expense), net	1	(23)

Total other income (expense), net	54	(488)
Loss before income taxes	(16,140)	(21,656)
Income tax benefit	650	4,635

Net loss and comprehensive loss	$(15,490)	$(17,021)

Loss per common share:
Basic and diluted	$(155)	$(170)
Weighted average shares:
Basic and diluted	100	100

See accompanying notes to the Condensed Consolidated Financial Statements

ServiceMax, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (UNAUDITED)

(In Thousands of US Dollars, except for share data)

(Unaudited)

	Common Shares $ 0.01 par		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance – January 31, 2020	100	$—	$576,678	$(81,184)	$495,494
Capital contributions from ServiceMax, JV, LP	—	—	79,716	—	79,716
Stock-based compensation	—	—	351	—	351
Net loss	—	—	—	(17,021)	(17,021)

Balance – April 30, 2020	100	$—	$656,745	$(98,205)	$558,540

	Common Shares $ 0.01 par		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance – January 31, 2021	100	$—	$662,723	$(131,020)	$531,703
Stock-based compensation	—	—	393	—	393
Net loss	—	—	—	(15,490)	(15,490)

Balance - April 30, 2021	100	$—	$663,116	$(146,510)	$516,606

See accompanying notes to the Condensed Consolidated Financial Statements

ServiceMax, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In Thousands of US Dollars)

	Three Months Ended April 30,
	2021	2020
	(Unaudited)
Cash flows from operating activities
Net loss	$(15,490)	$(17,021)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	133	127
Amortization of intangible assets	9,439	9,439
Amortization of internally developed software	133	—
Amortization of deferred sales commissions	507	261
Stock-based compensation expense	469	290
Bad debt expense/(recovery)	(49)	87
Noncash lease expense	603	797
Deferred income tax benefit	(821)	(4,875)
Changes in operating assets and liabilities
Accounts receivable	18,926	11,676
Accounts receivable – related party	1,981	883
Prepaid expenses	(308)	(1,310)
Other current assets	67	45
Deferred sales commissions	(1,301)	(352)
Deposits and other assets	424	32
Accounts payable	(555)	(2,375)
Accounts payable – related party	599	2,995
Accrued expense	(2,562)	(1,153)
Unearned revenue	(7,962)	(2,666)
Operating lease liabilities	(611)	(792)

Net cash provided by (used in) operating activities	3,622	(3,912)
Cash flows from investing activities
Sales (purchases) of property and equipment	(4)	4
Capitalization of internally developed software	(70)	(213)

Net cash used in investing activities	(74)	(209)
Cash flows from financing activities
Capital contributions from ServiceMax, JV, LP	—	79,716

Net cash flows provided by financing activities	—	79,716

Net increase in cash and cash equivalents	3,548	75,595
Cash and cash equivalents, beginning of period	81,169	16,819

Cash and cash equivalents, end of period	$84,717	$92,414

Supplemental disclosures of cash flow information:
Income taxes paid	179	360
Operating lease right of use assets and lease liability recorded for new lease	2,303	—
Deferred public offering costs incurred and included in accounts payable	1,347	—

See accompanying notes to the Condensed Consolidated Financial Statements

ServiceMax, Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in whole US Dollars unless indicated)

NOTE 1 – Description of the Business

ServiceMax, Inc. (“ServiceMax”, “Company”, “we”, “us” and “our”) is a wholly owned subsidiary of ServiceMax JV, LP (“the JV”), a Delaware limited partnership that was formed on January 28, 2019, for the purposes of selling equity to a fund of Silver Lake Partners. ServiceMax, Inc. was incorporated in the state of California in December 1999 and was subsequently reincorporated in the state of Delaware in November 2011. ServiceMax, Inc. operates from its United States headquarters in Pleasanton, California, and has eleven wholly owned subsidiaries through which it operates internationally.

On February 1, 2019, Snowflake Aggregator, L.P. (“SLP-SA”), a company owned by certain investment funds affiliated with Silver Lake Partners, entered into a Stock Purchase Agreement (“SPA”) and acquired Class A Units of the of the JV from General Electric Company (“GE”) resulting in SLP-SA owning 90% of the Company and in a change in control of ServiceMax, Inc. The acquisition transaction, known as the ServiceMax JV, LP Acquisition, was accounted for by SLP-SA in accordance with the acquisition method of accounting pursuant to Accounting Standards Codifications (“ASC”) 805 Business Combinations. The Company, as a consolidating subsidiary of SLP-SA, accounted for the ServiceMax JV, LP Acquisition by SLP-SA using pushdown accounting. The accompanying condensed consolidated financial statements present the results of the ServiceMax, Inc. from the date of acquisition by Snowflake Aggregator, February 1, 2019.

ServiceMax is a leading Software-as-a-Service (“SaaS”) platform for asset-centric Field Service Management (“FSM”). As a cloud-native, mobile-first, FSM software provider, we enable our enterprise customers to automate and connect critical workflows related to field service operations, keep a comprehensive view of the assets in the field, and drive more efficient and effective service organizations.

We derive our revenues from software subscription and professional services fees. We offer our solutions on a SaaS basis. Our subscription revenues consist principally of fees from customers for accessing the ServiceMax platform (on a per-seat basis) and maintenance and support services that we generally offer under non-cancellable multi-year contracts, with an average term of approximately three years. Our subscription revenues are recognized over the term of the contract, beginning upon activation, and are generally charged annually in advance. To help customers go live with our solution and achieve success, we offer professional services, including configuration and implementation, training, and advisory services.

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation — The accompanying condensed consolidated financial statements of ServiceMax, Inc. and subsidiaries, which include the accounts of the Company and its subsidiaries, have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”). All intercompany balances and transactions among ServiceMax, Inc. and its subsidiaries are eliminated in consolidation. These consolidated financial statements included in the proxy/prospectus herein are prepared in contemplation of ServiceMax, Inc.’s business combination with Pathfinder Acquisition Corporation (“Pathfinder”), a Special Purpose Acquisition Company (“SPAC”).

Unaudited Interim Financial Information — Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of our management, the information contained herein reflects all adjustments necessary for a fair presentation of ServiceMax’s financial position, results of operations, stockholders’ equity, and cash flows. The unaudited condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the balance sheets, statements of operations and comprehensive loss, statements of cash flows and statements of stockholder’s equity for the interim periods but are not necessarily indicative of the results of operations to be anticipated for the full fiscal year ending January 31, 2022 or any future period.

The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and related notes for the fiscal year ended January 31, 2021 and 2020 included in this Proxy herein.

Use of Estimates — The preparation of the condensed consolidated financial statements in conformity U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements, as well as reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the determination of the useful lives of long-lived assets, allowances for doubtful accounts, valuation of goodwill and long-lived assets, valuation of right of use assets and lease liability, valuation of deferred tax assets and liabilities, fair value of stock-based awards, income tax uncertainties and other contingencies, and revenue recognition. The judgments, assumptions and estimates that we use are based on our historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of our judgments and assumptions, actual results could differ materially from these judgments and estimates, which could have an impact on the carrying value of our assets and liabilities and the results of operations.

Deferred Public Offering Costs — Deferred public offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to our proposed business combination with Pathfinder and that will be charged to shareholder’s equity upon the completion of the proposed Public Offering. Should the proposed business combination with Pathfinder not be consummated, these deferred costs, as well as additional expenses incurred will be charged to operating expenses.

Concentration of Risk

Customer Concentration — Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and accounts receivable. Risks associated with cash are mitigated using what we consider creditworthy institutions. Our deposits exceed federally insured limits. We perform ongoing credit evaluations of our customers’ financial condition and generally, we do not require collateral to support accounts receivable unless a customer has previously defaulted.

Our customers are primarily in the medical device, building and construction, high-tech and industrial manufacturing, food manufacturing and packaging, oil and gas, and power and utilities industries. For the three months ended April 30, 2021 and 2020, we did not have any customers that individually represented 10% or more of our total revenue or 10% of our total accounts receivable. We believe our customer accounts receivable balances do not represent a credit risk based on our cash flow forecast, balance sheet analysis, and past collection experience.

Supplier Concentration — We use third-party technology in our product offerings. Our software is primarily built on a single vendor’s third-party platform. Royalties and fees paid to this vendor are included in cost of sales. As of April 30, 2021 and as of January 31, 2021, this vendor accounted for approximately 17% and 17%, respectively, of our accounts payable. No other single vendor exceeded 10% of our accounts payable as of April 30, 2021 and as of January 31, 2021.

Recently Adopted Accounting Pronouncements:

We consider the applicability and impact of all Accounting Standards Updates (“ASU”). ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on our consolidated financial position or results of operations.

ASU No. 2016-02 – Leases – In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), that requires the recognition of right-of-use assets and lease liabilities on the balance sheet for those leases currently classified as operating leases under Accounting Standards Codification Topic 840 Leases.

We adopted this standard effective February 1, 2019, using a modified retrospective method, under which financial results reported in periods prior to February 1, 2019, were not adjusted. We elected the practical expedients transition package under Topic 842 which allow an entity to not reassess (1) whether any expired or existing contracts contain a lease, (2) the lease classification of any expired or existing lease, and (3) initial direct costs for any existing leases. Additionally, we elected not to include leases with a term of 12 months or less on our consolidated balance sheets.

The most significant impact of adopting this standard was the recognition of operating lease right-of-use assets and operating lease liabilities in the amount of $11.3 million each on our consolidated balance sheet as of February 1, 2019. This adoption did not result in any cumulative-effect adjustments to equity, and there was no material impact on our consolidated statement of operations and comprehensive loss. We do not have any finance or sales-type leases.

ASU No. 2018-13 - Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement—In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which amends ASC 820, Fair Value Measurement. We were required to adopt ASU 2018-13 beginning February 1, 2020. We adopted ASU 2018-13 and the adoption had no material impact to our financial statements.

ASU No. 2019-12 - Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes - In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). ASU 2019-12 removes certain exceptions for performing intraperiod tax allocations, recognizing deferred taxes for investments, and calculating income taxes in interim periods. The guidance also simplifies the accounting for franchise taxes, transactions that result in a step-up in the tax basis of goodwill, and the effect of enacted changes in tax laws or rates in interim periods. We adopted ASU 2019-12 in this first quarter of 2021 and the adoption had no material impact on our financial statements.

NOTE 3 – Revenue and Performance Obligations

Disaggregation of Revenues

The following table presents a disaggregation of our revenues by source (in thousands of US Dollars). We believe these revenue streams most appropriately depict the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with our customers.

	For the Three Months Ended, April 30,
	2021	2020
Revenues:
Subscription	$25,757	$21,611
Professional services	4,251	4,323

Total	$30,008	$25,934

Percentage of revenues:
Subscription	85.83%	83.33%
Professional services	14.17%	16.67%

Total	100.00%	100.00%

Contract Balances and Remaining Performance Obligations

Contract Balances — Contract assets represent recognition of revenue that has not yet been billed. Contract liabilities are unearned revenues that represent billings or payments received in advance of revenue recognition.

The following table provides information about accounts receivable, contract assets and unearned revenue from contracts with customers as follows (in thousands of US Dollars):

	As of
	April 30, 2021	January 31, 2021
Unbilled receivables	$18,138	$39,364
Contract assets	581	213

Total contract assets	18,719	39,577

Unearned revenue - current	59,771	66,971
Unearned revenue - noncurrent	4,168	4,930

Total contract liabilities	$63,939	$71,901

Changes in the unearned revenue balances for the year ended April 30, 2021 and January 31, 2021 are as follows (in thousands of US Dollars):

	As of
	April 30, 2021	January 31, 2021
Unearned revenue - beginning of period	$71,901	$58,178
Billings and contributions from contract assets	21,857	122,643
Revenue recognized	(29,819)	(108,920)

Unearned revenue - end of period	$63,939	$71,901

At April 30, 2021, unearned revenue includes $0.6 million from contract assets versus $0.2 million from unearned revenue at January 31, 2021. The change of contract assets was primarily due to the recognition of revenue that has not yet been billed. The decrease in unearned revenue was due to seasonality of billings.

Remaining Performance Obligations—As of April 30, 2021 and January 31, 2021, obligations totaling $245.6 million and $230.9 million, respectively, were allocated to remaining performance obligations. As of April 30, 2021, and January 31, 2021, we expect to recognize revenue on 41.8% and 43.1%, respectively, of these remaining performance obligations over the next 12 months with the remaining balance recognized thereafter.

NOTE 4 –Deferred Sales Commissions—Net

Costs of $1.3 million and $0.3 million were capitalized during the three months ended April 30, 2021 and 2020, respectively, related to the deferred sales commissions on both new contracts and renewals. Amortization expense related to the deferred sales commissions was $0.5 million and $0.3 million for the three months ended April 30, 2021 and 2020, respectively, and are recorded in Sales and Marketing. No impairment losses were recorded during the three months ended April 30, 2021 and 2020 in relation to these capitalized costs.

NOTE 5 – Internally Developed Software, Net

During the three months ended April 30, 2021, $0.1 million was capitalized related to a software development project and is included in the balance of internally used software. All other projects were assessed, and it was determined that they currently do not meet the criteria to be capitalized.

Internally developed software, net consisted of the following (in thousands of US Dollars):

	As of
	April 30, 2021	January 31, 2021
Internally developed software - capitalized	$2,889	$2,819
Accumulated depreciation and amortization	(216)	(80)

Total internally developed software, net	$2,673	$2,739

Amortization expense for internally developed software for the three months ended April 30, 2021 was $0.1 million. We did not incur any amortization expense for the three months ended April 30, 2020.

NOTE 6 – Goodwill

The carrying amount of goodwill for both the three months ended April 30, 2021 and for the year ended January 31, 2021 was as $373.8 million.

NOTE 7 – Intangible Assets, Net

For the three months ended April 30, 2021 and 2020, amortization expense related to our identified intangible assets was $9.4 million for both periods, respectively. The amortization of technology-based intangible assets is included within cost of revenue, and the amortization of marketing-based and customer-based intangible assets are included within sales and marketing in the condensed consolidated statement of operations and comprehensive loss.

As of April 30, 2021, intangible assets, net consisted of the following (in thousands of US Dollars):

	Gross Amount	Accumulated Amortization	Net Carrying Value
Intangible assets, net:
Trademark and trade name	$2,600	$(1,949)	$651
Developed technology	103,700	(46,585)	57,115
Order backlog	25,000	(18,749)	6,251
Customer relationships	62,400	(17,584)	44,816

Total	$193,700	$(84,867)	$108,833

As of January 31, 2021, intangible assets consisted of the following (in thousands of US Dollars):

	Gross Amount	Accumulated Amortization	Net Carrying Value
Intangible assets, net:
Trademark and trade name	$2,600	$(1,733)	$867
Developed technology	103,700	(41,400)	62,300
Order backlog	25,000	(16,666)	8,334
Customer relationships	62,400	(15,629)	46,771

Total	$193,700	$(75,428)	$118,272

NOTE 8 – Employee Equity Incentive Plan

Under the A&R JV Partnership Agreement, ServiceMax JV, LP granted Class B Units (the “Units”) representing ownership interests in the future growth and profits of ServiceMax JV, LP to eligible employees of ServiceMax, Inc. The plan has been granted to ServiceMax, Inc. employees and, as such, the expense has been recognized at the ServiceMax, Inc. level with equity awards included in additional paid in capital and liability awards included in other long-term liabilities.

The Class B Units entitle the holder to an interest in the JV’s capital equal to the amount paid or to be paid, and therefore, an interest in the JV’s profits. Upon a liquidity event such as a sales transaction or initial public offering, holders of vested Class B Units are eligible to receive a payment after specific required returns are achieved by other investors holders. For equity classified awards, we recognize share-based compensation expense for share-based payment awards based on each award’s fair value on the grant date.

The assumptions used in the Monte Carlo simulation model to determine the fair value at each of the dates Class B Units were granted to employees for the three months ended April 30, 2021 and the year ended January 31, 2021 and are presented below:

	April 30, 2021	January 31, 2021
Time to liquidity event (years)	1.0 – 1.8	1.0 - 2.3
Equity volatility	50.00%	40.00 - 50.00%
Risk-free interest rate	0.10% - 0.11%	0.10% - 1.32%
Discount	30.00%	30.00%

A summary of activity under our equity incentive plan for the three months ended April 30, 2021 is as follows (in thousands of US Dollars and units):

	Class B Units Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Contractual Terms (Years)
Outstanding, January 31, 2021	5,286	$12.23	$44,859	2.49
Granted	104	20.72	—	—
Canceled	(357)	12.54	—	—

Outstanding, April 30, 2021	5,033	$12.39	$41,936	2.29

Exercisable, April 30, 2021	959	$11.72	$8,630

Unamortized Class B Unit expense is $7.9 million and $7.7 million as of April 30, 2021 and 2020. There were no fully vested Class B units during the three months ended April 30, 2021 and 2020.

Stock-based compensation expense was recorded in the following cost and expense categories in the accompanying condensed consolidated statement of operations and comprehensive loss (in thousands of US Dollars).

	For the Three Months Ended, April 30,
	2021	2020
Cost of revenue	$65	$26
Sales and marketing	99	35
General and administrative	215	207
Research and development	90	22

Total stock-based compensation expense	$469	$290

Our cash settled Class B Units are liability-classified with $0.3 million and $0.2 million reflected within other long-term liabilities as of April 30, 2021 and as of January 31, 2021, respectively. The remaining Class B Units are determined to be equity classified resulting in an increase to equity of $0.4 million for both three months ended April 30, 2021 and 2020. Of the $0.5 million expensed for the three months ended April 30, 2021, we recognized $0.07 million for our cash settled Class B Units. For the three months ended April 30, 2020, we recognized a decrease of $0.06 million in our liability due to cancelations that occurred throughout the period.

NOTE 9 – Income Taxes

Our effective tax rate for the three months ended April 30, 2021 was lower than the U.S. federal statutory rate primarily due to the additional valuation allowance recorded on the Company’s US net operating loss (“NOL”) deferred tax asset. Our effective tax rate is based on forecasted annual income before income taxes (“pre-tax earnings”) which may fluctuate through the rest of the year.

Our effective tax rate for the three months ended April 30, 2020 was higher than the U.S. federal statutory rate primarily due to state income taxes, partially offset by the additional valuation allowance recorded on the Company’s US net operating loss (“NOL”) deferred tax asset.

We are subject to income taxes in the U.S. and foreign jurisdictions. Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. The Company does not believe its financial statements include any uncertain tax positions. As a result, the Company had no unrecognized tax benefits at January 31, 2021 or April 30, 2021.

NOTE 10 – Related Party Transactions

Except as noted elsewhere in the condensed consolidated financial statements, related party transactions are disclosed as follows:

Under the terms of the SPA for the SLP-SA’s acquisition of ServiceMax JV, LP and ServiceMax, Inc., as consolidating subsidiary, GE, a related party, agreed to provide us with certain services, access to systems, use of facilities and other assistance on a transitional basis, under a Transition Services Agreement (“TSA”). The TSA’s effective date was February 1, 2019, and terminated on May 31, 2020, with remaining obligations settled by the end of the fiscal year.

Under the terms of the SPA, GE and SLP-SA, agreed to a Global Employee Services Agreement (“GESA”) to ensure an orderly and proper transfer of certain employees. The GESA deferred the transfer of employees until a mutually agreed upon date, with the initial term of any services not to exceed twelve (12) months from the effective date. On April 2, 2020, the GESA was amended to extend the term of service for our Japan employees until August 31, 2020.

Under the TSA and GESA, we entered into various transactions with GE and incurred and paid the balances as follows (in thousands of US Dollars):

	TSA		GESA
	For the Three Months Ended		For the Three Months Ended
	April 30, 2021	April 30, 2020	April 30, 2021	April 30, 2020
Paid	$—	$1,029	$—	$900

TSA and GESA agreements were no longer in effect at January 31, 2021.

As of April 30, 2021, and as of January 31, 2021, we owed Salesforce.com, a minority equity holder of ServiceMax JV, LP, $1.5 million and $0.8 million, respectively.

As of April 30, 2021, and as of January 31, 2021, ServiceMax Technologies (India) Pvt Ltd, our wholly owned subsidiary, owed $0.1 million, respectively, to GE India, an affiliate of GE, a minority owner.

NOTE 11 – Fair Value Measurements

ASC 820-10, Fair Value Measurements and Disclosures, defines fair value, establishes guidelines and enhances disclosure requirements for fair value measurements. The accounting guidance requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. An assets and liability classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation techniques used maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The three levels of the fair value hierarchy are described below:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table sets forth the fair value of our assets subject to recurring measurement as of April 30, 2021 (in thousands of US Dollars):

	Carrying Amount	Level 1	Level 2	Level 3
Assets:
Money Market Fund	$288	$288	$—	$—
Governmental Fund	72,328	—	72,328	—

Total	$72,616	$288	$72,328	$—

The following table sets forth the fair value of our assets subject to recurring measurement as of January 31, 2021 (in thousands of US Dollars):

	Carrying Amount	Level 1	Level 2	Level 3
Assets:
Money Market Fund	$288	$288	$—	$—
Governmental Fund	70,126	—	70,126	—

Total	$70,414	$288	$70,126	$—

Our cash equivalents, at fair value, consist of a money market fund and a governmental fund which are marked to market. Our money market fund is classified within Level 1 of the fair value hierarchy since it is valued using quoted market prices from an exchange. The governmental fund is classified as Level 2 as this asset is valued generally based on quoted prices for similar instruments in active markets.

NOTE 12 – Commitments and Contingencies

We are subject to legal proceedings arising in the ordinary course of business. We regularly evaluate the status of legal proceedings in which we are involved to assess whether a loss is probable or there is a reasonable possibility that a loss or additional loss may be incurred to determine if accruals are appropriate in accordance with ASC 450-20.

On November 11, 2019, we filed a complaint against United Site Services, Inc. (USS), in Alameda, California Superior Court, for payment of unpaid fees in the amount of $4.1 million, owed to ServiceMax under a ServiceMax Service Agreement for subscription services and associated professional services. On November 22, 2019, USS filed a counterclaim against us asserting fraud and breach of contract. This litigation remains ongoing as of January 31, 2021 with the trial schedule for November 2021. The outcome cannot be determined and therefore, no amount has been recorded for a contingent loss.

NOTE 13 – Net Loss Per Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of common shares outstanding during the period and, when dilutive, potential common share equivalents. Because we are currently in a loss position, our basic and diluted loss per share are the same.

The following table sets forth the computation of basic and diluted loss per share (in thousands of US Dollars, except share data):

	For the Three Months Ended April 30,
	2021	2020
Numerator:
Net loss available to common shareholders	$(15,490)	$(17,021)
Denominator:
Weighted average common shares outstanding — basic and diluted	100	100

Net loss per share attributable to common shareholders - basic and diluted loss per share	$(155)	$(170)

NOTE 14 – Segment Reporting

Our Chief Operating Decision Maker is our CEO. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker in order to allocate resources and assess performance. The chief operating decision maker allocates resources and assesses performance based upon discrete financial information at the consolidated level.

The CEO reviews monthly financial information presented on a consolidated basis. This information is accompanied by information about revenue by geographic region as presented below.

Revenues by geographic area presented based upon the location of the customer are as follows (in thousands of US Dollars):

	For the Three Months Ended, April 30,
	2021	2020
Americas	$15,303	$13,919
Europe, Middle East, and Africa	12,124	10,121
Asia Pacific	2,582	1,893

Total revenues	$30,008	$25,934

The table below reflects our long-lived assets and represents property and equipment, net (in thousands of US Dollars).

	As of
	April 30, 2021	January 31, 2021
North America	$100	$163
Europe, Middle East, and Africa	43	60
Asia Pacific	396	446

Total property and equipment, net	$539	$669

NOTE 15 – Subsequent Events

We evaluated all events and transactions through August 12, 2021, the date the condensed consolidated financial statements were issued. No events or transactions have occurred subsequent to April 30, 2021, that require considerations as adjustments to or disclosures in the condensed consolidated financial statements, except for the following:

On May 26, 2021, we entered into an agreement to acquire LiquidFrameworks, a leading provider of quote-to-cash and field ticketing software for the Oil field Services, Industrial Services, and Environmental Services industries. The agreement stipulates a purchase price of $145.0 million total enterprise value subject to a normalized level of net working capital. Total enterprise value may increase by up to $2.5 million, if closing does not occur by 11:59 p.m. on September 30, 2021. The purchase price will be subject to customary post-closing adjustments. There will be a predefined net working capital range within which there will be no adjustment, and net working capital will only be adjusted once as part of the post-closing adjustments. We plan to finance the acquisition of LiquidFrameworks with proceeds of the proposed business combination with Pathfinder (discussed below).

On July 15, 2021 and as amended August 11, 2021, we entered into a Business Combination Agreement with Pathfinder. The contemplated business combination with Pathfinder would provide all holders of common stock to receive common stock of the continuing public company. The proposed transaction is expected to be completed in the third quarter of 2021, subject to, among other things, the approval by Pathfinder’s shareholders, satisfaction of the conditions stated in the business combination agreement and other customary closing conditions. There is no assurance that the transaction will be ultimately be completed.

Our acquisition of LiquidFrameworks will be funded through proceeds from the business combination with Pathfinder or pursuant to an Equity Commitment Letter, dated May 26, 2021, under which the Company’s primary investor has agreed to fund the acquisition in the event that the proposed business combination with Pathfinder is not consummated. Accordingly, the acquisition of LiquidFrameworks will not have an impact on our liquidity and we expect to continue our operations regardless of whether the business combination with Pathfinder is consummated.

******

ANNEX A

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

BY AND AMONG

PATHFINDER ACQUISITION CORPORATION,

SERVICEMAX, INC.,

AND

SERVE MERGER SUB, INC.

DATED AS OF AUGUST 11, 2021

i

ii

ANNEXES AND EXHIBITS

Annex A	Definitions
Exhibit A	Form of Amended and Restated Sponsor Letter Agreement
Exhibit B	Form of Amended and Restated Company Transaction Support Agreement
Exhibit C	Form of Amended and Restated Company Shareholder Transaction Support Agreement
Exhibit D	Form of Amended and Restated Strategic Investor Subscription Agreements
Exhibit E	Form of Pathfinder Post-Closing Certificate of Incorporation
Exhibit F	Form of Pathfinder Post-Closing Bylaws
Exhibit G	Form of Pathfinder 2021 Omnibus Incentive Plan
Exhibit H	Form of Pathfinder Executive Officer Severance Plan
Exhibit I	Form of Employee Stock Purchase Plan

iii

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of August 11, 2021, is made by and among Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability, ServiceMax, Inc., a Delaware corporation (the “Company”), and Serve Merger Sub, Inc., a Delaware corporation (“Serve Merger Sub”). Pathfinder, Serve Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Annex A.

WHEREAS, (a) Pathfinder is a blank check company incorporated as a Cayman Islands exempted company incorporated with limited liability on February 16, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, and (b) Serve Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of Pathfinder that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of Pathfinder, Pathfinder is required to provide an opportunity for its shareholders to have their outstanding Pathfinder Class A Shares redeemed on the terms and subject to the conditions set forth therein, in connection with obtaining the Pathfinder Shareholder Approval;

WHEREAS, the Company is, as of the date of this Agreement, a wholly-owned Subsidiary of ServiceMax JV, LP, a Delaware limited partnership (“Parent”);

WHEREAS, as of the date of this Agreement, (a) Pathfinder Acquisition LLC, a Delaware limited liability company (the “Sponsor”), and the Other Class B Shareholders collectively own 8,125,000 Pathfinder Class B Shares and (b) the Sponsor owns 4,250,000 Pathfinder Warrants;

WHEREAS, on July 15, 2021 (the “Original Effective Date”), Pathfinder, the Company and Stronghold Merger Sub, Inc., a Cayman Islands exempted company incorporated with limited liability (“Stronghold Merger Sub”) entered into the Business Combination Agreement (the “Original Agreement”), pursuant to which, among other things, (a) the Company would cause a pre-closing reorganization to occur whereby (i) a forward stock split of the Company Common Shares would be effected, with the number of Company Common Shares following the split to be determined by reference to the Adjusted Company Pre-Closing Equity Value, (ii) the Company Common Shares held by Parent immediately following the consummation of such stock split would be distributed to the Vested Parent Equityholders and (iii) the Unvested Parent Equity Awards would be converted into Unvested Company Equity Awards, (b) following the consummation of the pre-closing reorganization of the Company described in clause (a), Stronghold Merger Sub would merge with and into Pathfinder, with Pathfinder as the surviving company in such merger and each holder of Pathfinder Shares would receive Company Common Shares in exchange for their Pathfinder Shares and holders of Pathfinder Warrants would receive comparable warrants in the Company in exchange for their Pathfinder Warrants and (c) the Company Common Shares and the warrants of the Company would become listed on Nasdaq or such other stock exchange determined pursuant to the Original Agreement, in the case of each of clauses (a), (b) and (c), on the terms and subject to the conditions set forth in the Original Agreement;

WHEREAS, Section 7.19 of the Original Agreement contemplates that upon the written request of either Pathfinder to the Company or the Company to Pathfinder, the parties to the Original Agreement will, among other things, use reasonable best efforts (including by negotiating and entering into amended or amended and restated transaction documents) to effectuate the business combination among the parties via a transaction or series of related transactions in which Pathfinder would (a) directly or indirectly acquire or otherwise purchase in a tax-free reorganization all of the Equity Securities of the Company in exchange for the same class of Pathfinder common stock to be held by the existing holders of Pathfinder Shares immediately following the Closing or, in the case of any Company Equity Awards or Parent Equity Awards, comparable equity awards in Pathfinder

(whether via a reverse subsidiary merger or any similar transaction or series of related transactions), (b) become a Delaware corporation in a tax-free reorganization with a single class of common stock and (c) be listed on Nasdaq or such other stock exchange determined pursuant to the Original Agreement immediately following the Closing, in the case of each of clauses (a), (b) and (c), on the terms and subject to the conditions set forth in the Original Agreement;

WHEREAS, Section 7.3 of the Original Agreement provides that the Original Agreement may be amended or modified by a written agreement executed and delivered by Pathfinder and the Company;

WHEREAS, Pathfinder and the Company desire to amend and restate the Original Agreement in order to consummate the business combination among the parties via a transaction or series of related transactions of the type described in Section 7.19 of the Original Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Pathfinder Insiders (as such term is defined in the Sponsor Letter Agreement), Pathfinder and the Company are entering into the amended and restated sponsor letter agreement, substantially in the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, (a) the Sponsor and each Pathfinder Insider have agreed to vote the Pathfinder Shares owned by him, her or it in favor of this Agreement and the transactions contemplated hereby (including the Merger) and to forego redemption rights, if any, in respect thereof, (b) the Sponsor and each Other Class B Shareholder have agreed to (i) waive, subject to, and conditioned upon and effective as of immediately prior to the Effective Time, waive any adjustment to the conversion ratio set forth in the Governing Documents of Pathfinder and any other anti-dilution or similar protections with respect to the Pathfinder Class B Shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by this Agreement or otherwise) and (ii) not assert or perfect, subject to, and conditioned upon and effective as of immediately prior to the Effective Time, any rights to adjustment of the conversion ratio with respect to the Pathfinder Class B Shares owned by him, her or it set forth in the Governing Documents of Pathfinder or any other anti-dilution or similar protection with respect to the Pathfinder Class B Shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by this Agreement or otherwise), (c) the Sponsor has, solely in the circumstances described in the Sponsor Letter Agreement, agreed to forfeit a number of its Pathfinder Class B Shares and/or Pathfinder Warrants (with such number of Pathfinder Class B Shares and/or Pathfinder Warrants determined pursuant to the Sponsor Letter Agreement) and (d) the Sponsor has agreed to subject a number of the Pathfinder Shares into which its Pathfinder Class B Shares are converted as a result of the Domestication (with such number of Pathfinder Shares determined pursuant to the Sponsor Letter Agreement) to certain vesting conditions, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, concurrently with the execution of this Agreement, (a) Parent, ServiceMax JV GP, LLC, a Delaware limited liability company (“Parent GP”) and the general partner of Parent, Pathfinder, the Sponsor and the Company are entering into a transaction support agreement, substantially in the form attached as Exhibit B (the “Company Transaction Support Agreement”), pursuant to which each of Parent and Parent GP has agreed to, among other things, (i) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by this Agreement and the Ancillary Documents (including the Pre-Closing Reorganization and the Merger), (ii) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Merger), and (iii) take, or cause to be taken, any actions necessary or advisable to (A) cause certain agreements to be terminated effective as of the Closing and (B) not consent to any direct or indirect transfers of Equity Securities of Parent or ServiceMax, in each case, on the terms and subject to the conditions set forth in the Company Transaction Support Agreement, and (b) SLP Snowflake Aggregator, L.P., a Delaware limited partnership (“Silver Lake LP”), the Company, the Sponsor and Pathfinder are entering into a transaction support agreement, substantially in the form attached hereto as Exhibit C (the “Company Shareholder Transaction Support Agreement”), pursuant to which Silver Lake LP has agreed to, among other things, (i) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by this Agreement and the Ancillary Documents (including the Pre-Closing Reorganization and the Merger), (ii) consent to and approve this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Merger) and (iii) take, or cause to be taken, any actions necessary or advisable to (A) cause certain agreements to be terminated effective as of the Closing and (B) not consent to any direct or indirect transfers of Equity Securities of Parent or ServiceMax, in each case, on the terms and subject to the conditions set forth in the Company Shareholder Transaction Support Agreement;

WHEREAS, each of the investors set forth on Schedule 1.1 hereto (collectively, the “Strategic Investors”) is entering into an amended and restated subscription agreement concurrently with the execution (or, in certain cases, are expected to enter into a subscription agreement shortly after the execution of this Agreement), in each case substantially in the form attached hereto as Exhibit D (collectively, the “Strategic Investor Subscription Agreements”), pursuant to which, among other things, each Strategic Investor has agreed to or will agree to subscribe for and purchase immediately prior to the Closing, and Pathfinder has agreed to or will agree to issue and sell to each such Strategic Investor on the Closing Date immediately prior to the Closing, a number of Pathfinder Shares set forth in the applicable Strategic Investor Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Strategic Investor Subscription Agreements, collectively, the “Strategic Investor Financing Amount”, the equity financing under all Strategic Investor Subscription Agreements, collectively, hereinafter referred to as the “Strategic Investor Financing” and such shares, the “Strategic Shares”), on the terms and subject to the conditions set forth in the applicable Strategic Investor Subscription Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company, Pathfinder, Silver Lake LP, General Electric Company, a New York corporation, Salesforce Ventures LLC, the Sponsor and certain other Parent Equityholders are entering into an amended and restated registration and shareholder rights agreement (the “Shareholder Rights Agreement”), pursuant to which, among other things, subject to, and conditioned upon and effective as of the Effective Time, the Persons party thereto that will be holders of Pathfinder Shares (a) will agree not to effect any sale or distribution of any Pathfinder Shares held by any of them during the lock-up period described therein, and (b) will be granted certain registration rights with respect to their respective Pathfinder Shares, in each case, on the terms and subject to the conditions set forth in the Shareholder Rights Agreement;

WHEREAS, on the Closing Date, prior to the Effective Time, the Company shall cause the Pre-Closing Reorganization to occur on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, prior to the Effective Time and subject to the satisfaction or waiver of the conditions of this Agreement, Pathfinder shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Act (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, following the Domestication and the Pre-Closing Reorganization, (a) Serve Merger Sub will merge with and into the Company, with the Company as the surviving company in the Merger and, as a result of the Merger, the Company will become a wholly-owned Subsidiary of Pathfinder, and (b) each Company Common Share will be automatically converted as of the Effective Time into the right to receive a portion of the Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Pathfinder (the “Pathfinder Board”) has (a) approved this Agreement, the Ancillary Documents to which Pathfinder is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of Pathfinder Shares entitled to vote thereon;

WHEREAS, the board of directors of Serve Merger Sub has approved this Agreement, the Ancillary Documents to which Serve Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the Company Board has approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Merger);

WHEREAS, Pathfinder, as the sole shareholder of Serve Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Serve Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, Parent, as the sole stockholder of the Company, will as promptly as reasonably practicable (and in any event within two (2) Business Days) following the date on which the Registration Statement / Proxy Statement is declared effective under the Securities Act, approve this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Merger);

WHEREAS, Parent GP, as the general partner of Parent, has approved this Agreement, the Ancillary Documents to which Parent is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Merger); and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of the Company, Pathfinder and Serve Merger Sub are to be parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder (clauses (a) through (c), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree that the Original Agreement is hereby amended and restated in its entirety by this Agreement, and further agree as follows:

ARTICLE I

MERGER

Section 1.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 1.1:

(a) Amended Company Governing Documents. At least one (1) Business Day prior to the Pre-Closing Reorganization, the Company shall cause the Governing Documents of the Company to be amended to increase the authorized number of Company Common Shares to 200,000,000 (the “Company Post-Closing Certificate of Incorporation”).

(b) The Pre-Closing Reorganization. On the Closing Date, prior to the Effective Time, the Company shall cause the following transactions to occur in the order set forth in this clause (b): (i) a forward stock split of the Company Common Shares such that, after giving effect thereto, Parent holds a number of Company Common

Shares equal to the number of Pathfinder Shares constituting the Transaction Share Consideration (which, Company Common Shares, for the avoidance of doubt, are as of the date hereof and will constitute all of the issued and outstanding Equity Securities of the Company as of such time, except for any Unvested Company Equity Awards issued or granted under the Company Rollover Plan and either permitted by or issued or granted in accordance with Section 4.1(b)(viii)); (ii) Parent shall be terminated, dissolved and liquidated in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, Parent and Parent GP, any applicable agreements with any Parent Equityholders to which any Group Company, Parent or Parent GP is a party or bound (including any shareholders or similar agreements) and applicable Laws, and in connection with such termination, dissolution and liquidation the Company Common Shares held by Parent immediately following the consummation of the stock split described in clause (i) (which number of Company Common Shares then held by Parent shall, for the avoidance of doubt, be equal to the number of Pathfinder Shares constituting the Transaction Share Consideration) shall be distributed to the Vested Parent Equityholders in accordance with the Allocation Schedule and the other applicable requirements of Section 1.3 and, as applicable, Section 1.4; (iii) each Unvested Parent Equity Award shall be converted into or cancelled and exchanged for, as applicable, Unvested Company Equity Awards in accordance with Section 1.4; and (iv) the Parent Equityholders will have no further rights (contingent or otherwise) in respect of the Equity Securities, ownership or control of Parent, the Company, Pathfinder or any of their respective Subsidiaries, except in respect of the Company Common Shares so distributed to such Parent Equityholder in accordance with the terms hereof or as otherwise provided for herein (including, for the avoidance of doubt and as applicable, the right to receive Pathfinder Shares equal to such Person’s portion of the Transaction Share Consideration as a result of the Merger in respect of such Company Common Shares held as of immediately prior to the Effective Time), under any applicable Ancillary Document or under applicable Law (the transactions described in the foregoing clauses (i) through (iv), collectively, the “Pre-Closing Reorganization”).

(c) Domestication. On the Closing Date, prior to the Effective Time, Pathfinder shall cause the Domestication to occur in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (2021 Revision) (the “Cayman Act”), including by filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Pathfinder and the Company, together with the Pathfinder Post-Closing Certificate of Incorporation. In connection with (and as part of) the Domestication and, in the case of clauses (i), (iii) and (iv), in accordance with Pathfinder’s Governing Documents, Pathfinder shall cause (i) each Pathfinder Pre-Closing Share that is issued and outstanding immediately prior to the Domestication to be converted into one Pathfinder Share, (ii) each Pathfinder Warrant that is outstanding immediately prior to the Domestication to be automatically converted into, from and after the Domestication, the right to purchase one Pathfinder Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement (each, a “Pathfinder Post-Closing Warrant”), (iii) the Governing Documents of Pathfinder to become the certificate of incorporation substantially in the form attached hereto as Exhibit E (from and after the Domestication, with such changes thereto as may be mutually agreed to by the Company and Pathfinder, the “Pathfinder Post-Closing Certificate of Incorporation”), and the bylaws substantially in the form attached hereto as Exhibit F (from and after the Domestication, with such changes thereto as may be mutually agreed to by the Company and Pathfinder, the “Pathfinder Post-Closing Bylaws”), and (iv) Pathfinder’s name shall be changed to “ServiceMax, Inc.”, provided that if such name is not available in Delaware or Pathfinder is otherwise unable to change its name to “ServiceMax, Inc.” in Delaware, it shall cause its name to be changed to such other name mutually agreed to by Pathfinder and the Company prior to the Closing Date (such agreement not to be unreasonably withheld, conditioned or delayed by either Pathfinder or the Company); provided, however, that, in connection with clause (i) and (ii), each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Pathfinder Class A Shares and underlying Pathfinder Warrants prior to the Domestication shall, for the avoidance of doubt, from and after the Domestication, be cancelled and will entitle the holder thereof to one Pathfinder Share and one-fifth of one Pathfinder Post-Closing Warrant. The Pathfinder Post-Closing Certificate of Incorporation and the Pathfinder Post-Closing Bylaws shall be the Governing Documents of Pathfinder from and after the effectiveness of the

Domestication until such time that any such Governing Documents are amended, restated, supplemented or otherwise modified in accordance with the underlying terms thereof and applicable Law.

(d) The Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date promptly following the consummation of the Pre-Closing Reorganization and the Domestication, Serve Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Serve Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

(ii) On the Closing Date promptly following the consummation of the Pre-Closing Reorganization and the Domestication the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in the form required by, and otherwise in accordance with the relevant provisions of, the DGCL. The Merger shall become effective on the date and at the time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as may be agreed by the Company and Pathfinder in writing and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Serve Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Serve Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv) At the Effective Time, the Governing Documents of Serve Merger Sub shall be the Governing Documents of the Surviving Company, except that the name of the Surviving Company shall be changed to be the name of the Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Serve Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.0001, of the Surviving Company.

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Common Share (other than any Dissenting Company Shares and the Company Common Shares cancelled and extinguished pursuant to Section 1.1(d)(viii)) issued and outstanding as of immediately prior to the Effective Time (and, for the avoidance of doubt, after giving effect to the Pre-Closing Reorganization) shall be automatically canceled and extinguished and converted into the right to receive the number of Pathfinder Shares set forth on the Allocation Schedule. From and after the Effective Time, each Company Shareholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Common Shares and the Company Common Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Common Shares except as otherwise expressly provided for herein or under applicable Law.

(viii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Common Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 1.2 Closing of the Transactions Contemplated by This Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 7.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing) or at such other place, date and/or time as Pathfinder and the Company may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3 Allocation Schedule. At least five (5) Business Days prior to the Closing, the Company shall deliver to Pathfinder an allocation schedule (the “Allocation Schedule”) setting forth (a) (i) the number of Company Common Shares held by Parent both prior to and immediately following the forward stock split to be effected as part of the Pre-Closing Reorganization pursuant to Section 1.1(b)(i), (ii) the number and class of Equity Securities of Parent held by each Parent Equityholder, as well as, in the case of any Parent Equity Awards, whether such Parent Equity Awards will be a Vested Parent Equity Award or an Unvested Parent Equity Award (after, for the avoidance of doubt, taking into account for vesting purposes, the effect of the transactions contemplated by this Agreement) and (iii) the number of Company Equity Awards outstanding, as well as whether such Company Equity Awards will be a Vested Company Equity Award or an Unvested Company Equity Award, (b) the number of Company Common Shares to be distributed to each Vested Parent Equityholder by the Parent as part of the Pre-Closing Reorganization pursuant to Section 1.1(b)(ii) and, if applicable, Section 1.4(a)(i), as well as, in each case, reasonably detailed explanations of the methodology underlying the calculations with respect to the components and subcomponents thereof, (c) a calculation of the Adjusted Company Pre-Closing Equity Value and the Transaction Share Consideration based thereon, (d) the number of Pathfinder Shares (in the aggregate equal to the Transaction Share Consideration) to be allocated at the Effective Time to each holder of Equity Securities of the Company immediately prior to the Effective Time, (e) each Company Shareholder that is a Dissenting Company Shareholder and the number of Company Common Shares held by such Company Shareholder that are Dissenting Company Shares, (f) the number of shares of Company Restricted Stock or Company RSUs to be received by each holder of Unvested Parent Equity Awards pursuant to Section 1.4(a)(ii) or Section 1.4(a)(iii), respectively, (g) the number of Pathfinder Shares that will be subject to each share of Rollover Restricted Stock and each Rollover RSU, as well as the exchange ratio on which such calculations are based, (h) the aggregate amount of cash payments required to be made by Parent or any of its Affiliates (including, for the avoidance of doubt, any Group Company) in respect of the Parent Cash Plan as a result of, or in connection with, the Transactions, as well as the amounts to be paid to each participant under the Parent Cash Plan, and (i) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (a) through (h) are, and will be, in the case of clauses (a), (b) and (h), as of the time of the consummation of the Pre-Closing Reorganization and, in the cases of clauses (c), (d), (e), (f), (g) and (h), as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the Allocation Schedule Requirements. The Allocation Schedule (and the calculations and determinations contained therein) will be prepared in accordance with applicable provisions of this Agreement, the Governing Documents of the Company, Parent and Parent GP, any applicable agreements with any Parent Equityholders to which any Group Company, Parent or Parent GP is a party or bound (including any shareholders or similar agreements) and applicable Laws, in the case of the Parent Equity Awards or Company Equity Awards, in accordance with the applicable Parent Equity Plan or Company Equity Plan and any applicable grant, award or similar agreement with respect to each such Parent Equity Award or Company Equity Award, as applicable, and, in the case of any payments or other amounts under or in respect of the Parent Cash Plan, in accordance with the Parent Cash Plan and any applicable grant, award or similar agreement with respect thereto (collectively, the “Allocation Schedule Requirements”). The Company will review any comments to the

Allocation Schedule provided by Pathfinder or any of its Representatives and consider in good faith the comments provided by Pathfinder or any of its Representatives and incorporate any comments proposed by Pathfinder or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, in no event shall the aggregate number of Pathfinder Shares set forth on the Allocation Schedule to be received or otherwise allocated to the Vested Parent Equityholders (and/or to be received or otherwise allocated in respect of any other vested Equity Securities of Parent or the Company prior to the Closing) exceed (A) the Transaction Share Consideration minus (B) the Pathfinder Shares that would be allocated to Company Common Shares pursuant to Section 1.1(d)(vii) but for such Company Common Shares being Dissenting Company Shares (it being further understood and agreed, for the avoidance of doubt, that in no event shall any Pathfinder Shares described in this clause (B) be allocated to any other Vested Parent Equityholder or holder of Equity Securities of the Company and shall instead not be allocated at the Closing or otherwise, except solely in the circumstances described in Section 1.7) (i.e., the aggregate value of the Pathfinder Shares received by Vested Parent Equityholders or any other holders of any other vested Equity Securities in the Parent or the Company shall not exceed (I) the Adjusted Company Pre-Closing Equity Value (based on the Pathfinder Common Share Value), minus (II) the value of any Pathfinder Shares that would be allocated to Company Common Shares pursuant to Section 1.1(d)(vii) but for such Company Common Shares being Dissenting Company Shares (based on the Pathfinder Common Share Value)). For the avoidance of doubt, any Unvested Parent Equity Awards or Unvested Company Equity Awards (including any Rollover Restricted Stock and Rollover RSUs received in respect of such Unvested Parent Equity Awards and Unvested Company Equity Awards pursuant to Section 1.4(c)) shall not be included as part of the Transaction Share Consideration and shall, to the extent provided in Section 1.4(c), instead be converted into comparable equity awards in Pathfinder and constitute awards issued under the Pathfinder Post-Closing Incentive Equity Plans.

Section 1.4 Treatment of Parent Equity Awards and Company Equity Awards.

(a) On the Closing Date but prior to the Closing (and as part of, for the avoidance of doubt, the Pre-Closing Reorganization), (i) each profits interest in Parent (other than, for the avoidance of doubt, any profits interests representing a right to a cash award under the Parent Cash Plan as set forth in Section 1.4(b)) that is issued, outstanding and vested as of such time (or that would vest upon the consummation of the transactions contemplated by this Agreement or after taking into account the effects of the Transactions on the vesting of such profits interest) (each, a “Vested Parent Profits Interests”) shall receive a distribution of the number of Company Common Shares set forth on the Allocation Schedule based on the intrinsic value of such interest, (ii) each unvested profits interest in Parent that is subject only to time-based vesting conditions (other than, for the avoidance of doubt, any profits interests representing a right to a cash award under the Parent Cash Plan as set forth in Section 1.4(b)), that is issued and outstanding as of such time and would not vest upon the consummation of the transactions contemplated by this Agreement or after taking into account the effects of the Transactions on the vesting of such profits interest (each, an “Unvested Parent Time-Based Profits Interest”) shall be converted into a restricted stock award to be issued under the Company Rollover Plan (a “Company Restricted Stock”) with respect to the number of Company Common Shares set forth on the Allocation Schedule and based on intrinsic value of such Unvested Parent Time-Based Profits Interests and the Company Restricted Stock shall be distributed to the holder of such interest, (iii) each unvested profits interest in Parent that is subject to performance-based vesting conditions (other than, for the avoidance of doubt, any profits interests representing a right to a cash award under the Parent Cash Plan as set forth in Section 1.4(b)), that is issued and outstanding as of such time and would not vest upon the consummation of the transactions contemplated by this Agreement or after taking into account the effects of the Transactions on the vesting of such profits interest (each, a “Unvested Parent Performance Profits Interest”), shall be cancelled and exchanged for a restricted stock unit award (a “Company RSU”) to be issued under the Company Rollover Plan with respect to a number of Company Common Shares set forth on the Allocation Schedule. Any Company Restricted Stock issued pursuant to clause (ii) above shall remain subject to the vesting and other terms and conditions as those previously applicable to the corresponding Unvested Parent Time-Based Profits Interests prior to the Closing Date, and any Company RSUs issued pursuant to clause (iii) above shall (A) have a new vesting schedule as determined by the Company Board prior to the Closing Date in consultation with Pathfinder and (B) have an aggregate grant date fair market value

(based on target performance, if applicable) that is equal to the aggregate intrinsic value of the corresponding cancelled Unvested Parent Performance Profits Interest.

(b) On the Closing Date but prior to the Closing (and as part of, for the avoidance of doubt, the Pre-Closing Reorganization), (i) each cash award under the Parent Cash Plan that is vested as of such time (or would vest upon the consummation of the transactions contemplated by this Agreement or after taking into account the effects of the Transactions on the vesting of such cash award) shall be cancelled and converted into the right to receive an amount in cash, without interest, as set forth on the Allocation Schedule; and (ii) each cash award under the Parent Cash Plan that is not vested as of such time (and will not vest upon the consummation of the transactions contemplated by this Agreement or after taking into account the effects of the Transactions on the vesting of such cash award) shall be cancelled and exchanged for a cash-settled Company RSU with respect to a number of Company Common Shares set forth on the Allocation Schedule. Any Company RSU issued pursuant to clause (ii) shall remain subject to the vesting and other terms and conditions as those previously applicable to the corresponding unvested cash award prior to the Closing Date. The payments contemplated by clause (i) shall be made by the Company to the applicable recipient thereof within ten (10) Business Days following the Closing Date in accordance with the Company’s normal payroll practices.

(c) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 1.4(f)), (i) each share of Company Restricted Stock (including, for the avoidance of doubt, those issued or granted as part of the Pre-Closing Reorganization pursuant to Section 1.4(a)) shall remain subject to the Company Rollover Plan, but shall be exchanged for Pathfinder Post-Closing Common Shares (each, a “Rollover Restricted Stock”) and (ii) each Company RSU (including, for the avoidance of doubt, those issued or granted as part of the Pre-Closing Reorganization pursuant to Section 1.4(a)) shall remain subject to the Company Rollover Plan, but shall be converted into the right to receive Pathfinder Post-Closing Common Shares in lieu of Company Common Shares in settlement of such award (each, a “Rollover RSU”), in each case, as set forth on the Allocation Schedule. Each share of Rollover Restricted Stock and each Rollover RSU shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Restricted Stock or Company RSU immediately prior to the Effective Time, except for (A) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could vest subject to the restricted stock unit award) or (B) such other immaterial administrative or ministerial changes as the Pathfinder Board (or the compensation committee of the Pathfinder Board, as applicable) may determine in good faith are appropriate to effectuate the administration of the shares of Rollover Restricted Stock and/or the Rollover RSUs.

(d) Effective as of the day immediately prior to the Closing Date, no further grants or issuances shall be made under any of the Parent Cash Plan, Parent Equity Plans or the Company Equity Plans (including, for the avoidance of doubt, the Company Rollover Plan).

(e) At the Effective Time, all Parent Equity Plans, the Parent Cash Plan and the Company Equity Plans (other than the Company Rollover Plan) shall terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, the other Group Companies) and all Parent Equity Awards, Company Equity Awards and other awards under the Parent Cash Plan (other than the Rollover Restricted Stock and Rollover RSUs under the Company Rollover Plan) (in each case, whether vested or unvested) shall no longer be outstanding and shall automatically be cancelled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Parent Equity Plans, the Parent Cash Plan, the Company Equity Plans (other than the Company Rollover Plan) or any underlying grant, award, or similar agreement, except as otherwise expressly provided for in this Agreement.

(f) Prior to the Closing, the Company shall take, or cause Parent to take, or cause to be taken, all necessary or appropriate actions under the Parent Equity Plans, the Parent Cash Plan, the Company Equity Plans, under the underlying grant, award or similar agreement and otherwise to give effect to the provisions of this Section 1.4.

Section 1.5 Deliverables

(a) At least three (3) Business Days prior to the Closing Date, Pathfinder shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Common Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Common Share pursuant to Section 1.1(d)(vii) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall, and shall cause Parent and its and their Representatives to, reasonably cooperate with Pathfinder and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as reasonably determined in by Pathfinder, by also entering into the Exchange Agent Agreement in the form agreed to by Pathfinder and the Exchange Agent) and the covenants and agreements set forth in this Section 1.5 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as reasonably determined by Pathfinder, or otherwise required by the Exchange Agent Agreement or the Exchange Agent for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Persons that will be the Company Shareholders as of immediately prior to the Effective Time.

(c) At the Effective Time, Pathfinder shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 1.5 through the Exchange Agent, evidence of Pathfinder Shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 1.1(d)(vii) in exchange for the Company Common Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 1.1(d)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d) Each Company Shareholder whose Company Common Shares have been converted into the right to receive a portion of the Transaction Share Consideration pursuant to Section 1.1(d)(vii) shall be entitled to receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the Closing Date, upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) delivery of an “agent’s message” in the case of Company Common Shares held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal) or an “agent’s message”, as applicable, and any other documents or agreements required by the Letter of Transmittal, is delivered to the Exchange Agent in accordance with Section 1.5(d) (i) at least two (2) Business Days prior to the Closing Date, then Pathfinder and the Company shall take all actions necessary to cause the applicable portion of the Transaction Share Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date, or (ii) less than two (2) Business Days prior to the Closing Date, then Pathfinder and the Company shall take all actions necessary to cause the applicable portion of the Transaction Share Consideration to be issued to the Company Shareholder in book-entry form within two (2) Business Days after such delivery.

(f) If any portion of the Transaction Share Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Common Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Transaction Share Consideration that, in addition to any other requirements set forth in the Letter of Transmittal or the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Common Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Common Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 1.5, each Company Common Share (other than, for the avoidance of doubt, any Dissenting Company Shares and the Company Common Shares cancelled and extinguished pursuant to Section 1.1(d)(viii)) shall solely represent the right to receive a portion of the Transaction Share Consideration to which such Company Common Share is entitled to receive pursuant to Section 1.1(d)(vii).

(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Shares that were outstanding immediately prior to the Effective Time.

(i) Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders twelve (12) months following the Closing Date shall be delivered to Pathfinder or as otherwise instructed by Pathfinder, and any Company Shareholder who has not exchanged his, her or its Company Common Shares for the applicable portion of the Transaction Share Consideration in accordance with this Section 1.5 prior to that time shall thereafter look only to Pathfinder for the issuance of the applicable portion of the Transaction Share Consideration, without any interest thereon. None of Pathfinder, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration remaining unclaimed by the Company Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Pathfinder free and clear of any claims or interest of any Person previously entitled thereto.

Section 1.6 Fractional Shares. Notwithstanding the foregoing or anything to the contrary herein, no fractional Pathfinder Post-Closing Common Shares shall be issued in connection with the transactions contemplated hereby. All fractional Company Common Shares that each Person will have a right to receive in connection with the Pre-Closing Reorganization shall be aggregated and, if a fractional share results from such aggregation, such fractional share shall be rounded down to the nearest whole share. All fractional Pathfinder Shares that each Person will have a right to receive in connection with the Merger shall be aggregated and, if a fractional share results from such aggregation, such fractional share shall be rounded down to the nearest whole share.

Section 1.7 Dissenting Company Shareholders. Notwithstanding anything to the contrary herein, any Company Common Share for which any Company Shareholder (such Company Shareholder, a “Dissenting Company Shareholder”) (a) has not voted in favor of the Merger or consented to it in writing, or has waived its rights of appraisal and (b) has demanded the appraisal of such Company Common Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Company Shares”) shall not be converted into the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 1.1(d)(vii). From and after the Effective Time, (i) the Dissenting Company Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Dissenting Company Shareholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Company or any of its Affiliates (including Pathfinder); provided, however, that if any Dissenting Company Shareholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then the Company Common Shares held by such Dissenting Company Shareholder (A) shall no longer be deemed to be Dissenting Company Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 1.1(d)(vii) upon delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal) and the surrender of the applicable documents and other deliverables set forth in Section 1.5(d). Each Dissenting Company Shareholder who becomes entitled to payment for his, her or its Dissenting Company Shares pursuant to the DGCL shall receive payment thereof from the Company in accordance with the DGCL. The Company shall give Pathfinder prompt notice of any written demands for appraisal of any Company Common Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and Pathfinder shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent, not to be unreasonably withheld, conditioned or delayed, of Pathfinder (prior to the Closing) or the Sponsor (after the Closing), make any payment or deliver any consideration (including Pathfinder Shares) with respect to, settle or offer or agree to settle any such demands.

Section 1.8 Withholding. Pathfinder, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). Notwithstanding anything to the contrary, any compensatory amounts payable pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.

ARTICLE II

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 7.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Pathfinder Parties as set forth below, as of the Original Effective Date, except to the extent that a different date is expressly contemplated in this Article II, as follows:

Section 2.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 2.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Group Companies and Parent have been made available to Pathfinder, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents. The Governing Documents of Parent are in full force and effect as of the date hereof and as of immediately prior to the Pre-Closing Reorganization, and Parent is not in breach or violation of any provision set forth in its Governing Documents.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 2.2 Capitalization of the Group Companies.

(a) Except for changes to the extent permitted by or resulting from the issuance, grant, transfer or disposition of Equity Securities of the Company or Parent in accordance with Section 4.1(b)(ii) or Section 4.1(b)(v), Section 2.2(a) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company and Parent issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Parent Equity Award, (A) the date of grant, (B) any applicable vesting commencement date, (C) any applicable exercise (or similar) price, (D) the expiration date, (E) any vested and unvested Equity Securities as of the date of this Agreement, and (F) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of the Company and Parent have been or will be, upon issuance thereof in accordance with this Agreement and/or any Ancillary Documents, as applicable, duly authorized and validly issued. All of the Company Common Shares are or will be, upon issuance thereof in accordance with this Agreement and/or any Ancillary Documents, as applicable, fully paid and non-assessable, and, except for the Equity Securities set forth on Section 2.2(a) of the Company Disclosure Schedules or issued or granted as permitted by or in accordance with Section 4.1(b)(v), there are no other capital stock or other Equity Securities of the Company or Parent outstanding. The Equity Securities of the Company and Parent (1) were not or, in the case of the Company Common Shares to be issued in connection with the transactions contemplated by this Agreement and/or the Ancillary Documents will not be, as applicable, issued in violation of the Governing Documents of the Company, Parent or Parent GP or any other Contract to which the Company, Parent, Parent GP or any of their respective Affiliates is party or bound (including, for the avoidance of doubt, the shareholders agreements applying to Parent (if any)), (2) were not or, in the case of the Company Common Shares to be issued in connection with the transactions contemplated by this Agreement and/or the Ancillary Documents will not be, as applicable, issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been or, in the case of the Company Common Shares to be issued in connection with the transactions contemplated by this Agreement and/or the Ancillary Documents will be, offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Parent Equity Awards set forth on Section 2.2(a) of the Company Disclosure Schedules or the Parent Equity Awards either permitted by Section 4.1(b) or issued, granted or entered into in accordance with Section 4.1(b), neither Parent nor the Company have any outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, equity or equity based rights, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company or Parent, or any obligation of the Company or Parent, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company or Parent.

(b) Immediately prior to the Effective Time and after, for the avoidance of doubt, giving effect to the Pre-Closing Reorganization, (i) the authorized capital stock of the Company will consist of 200,000,000 Company Common Shares, of which a number of Company Common Shares equal to the number of Pathfinder Shares constituting the Transaction Share Consideration will be issued and outstanding and no shares of preferred stock or any other Equity Securities of the Company will be authorized, issued or outstanding (other than any

Unvested Company Equity Awards of the Company issued or granted in accordance with Section 4.20, any Company RSUs or Company Restricted Stock issued pursuant to Section 1.4(a) or otherwise issued or granted with the prior written consent of Pathfinder), and (ii) all of the issued and outstanding Company Common Shares (A) will be duly authorized, validly issued, fully paid and nonassessable and (B) will not have been issued in breach or violation of (1) the Governing Documents of the Company or Parent, or (2) any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person or any Contract to which the Company, Parent or any of their respective Affiliates are a party or bound or (3) applicable Law and (C) will be free and clear of all Liens (other than transfer restrictions under applicable Securities Law or pursuant to the Ancillary Documents).

(c) The Equity Securities of the Company and Parent are, or, in the case of the Company Common Shares to be issued in connection with the transactions contemplated by this Agreement and/or the Ancillary Documents will be, free and clear of all Liens (other than transfer restrictions under applicable Securities Law). There are no voting trusts, proxies or other Contracts to which the Company or Parent is a party with respect to the voting or transfer of the Equity Securities of the Company or Parent.

(d) Section 2.2(d) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company or Parent. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(e) None of the Group Companies or Parent owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies or Parent are a partner or member of any partnership, limited liability company or joint venture.

(f) Section 2.2(f) of the Company Disclosure Schedules sets forth a list of all Indebtedness for borrowed money of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(g) Section 2.2(g) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 2.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this

Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company Shareholder Written Consent is the only vote or consent of the holders of any class or series of Equity Securities of the Company or Parent required to approve and adopt this Agreement, the Ancillary Documents to which the Company or Parent is or is contemplated to be a party, the performance of the obligations of Parent and the Company hereunder and thereunder and the consummation of the transactions contemplated hereby (including the Merger and the Pre-Closing Reorganization).

Section 2.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to Pathfinder a true and complete copy of (i) the unaudited consolidated balance sheets of the Group Companies as of January 31, 2020 and January 31, 2021 and the related unaudited consolidated statements of operations and comprehensive loss, statements of stockholders’ equity and cash flows of the Group Companies for each of the periods then ended and (ii) the unaudited condensed consolidated balance sheet of the Group Companies as of April 30, 2021 (the “Latest Balance Sheet”) and the related unaudited condensed consolidated statements of operations and comprehensive loss, statements of stockholders’ equity and cash flows of the Group Companies for the three-month period then ended (clauses (i) and (ii), collectively, the “Financial Statements”), each of which is attached as Section 2.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, where applicable), (B) fairly presents, in all material respects, the consolidated financial position of the Group Companies, the consolidated results of the Group Companies operations and comprehensive losses and statements of stockholders’ equity and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(b) (i) The audited consolidated balance sheets of the Group Companies as of January 31, 2020 and January 31, 2021 and the related audited consolidated statements of operations and comprehensive loss, statements of stockholders’ equity and cash flows of the Group Companies for each of the periods then ended (the “Closing Company Audited Financial Statements”), (ii) the unaudited consolidated balance sheet of the Group Companies as of June 30, 2021 and the related audited consolidated statements of operations and comprehensive loss, statements of stockholders’ equity and cash flows of the Group Companies for the six-month period then ended (the “Closing Company Unaudited Financial Statements”) and (iii) the other financial statements or similar reports of the Group Companies required to be included in the Registration Statement / Proxy Statement or any other filings to be made by the Group Companies or Pathfinder with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document (the financial statements described in this (iii), the “Other Closing Company Financial Statements”, and collectively with the Closing Company Audited Financial Statements and the Closing Company Unaudited Financial Statements, the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 4.17, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the consolidated financial position of the Group Companies, the consolidated results of the Group Companies’ operations and comprehensive losses, statements of partners’ capital and cash flows of the Group Companies for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor (except in the case of the Closing

Company Financial Statements for which an unqualified report of the Company’s auditor is not yet available) and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the respective dates of delivery, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for, or directly or indirectly related to, a breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP. No Group Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among any Group Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or an “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid any disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiaries in the Financial Statements.

(d) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e) Except as set forth in Section 2.4(e) of the Company Disclosure Schedule, since the incorporation of the Company, no Group Company has determined or otherwise received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 2.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger, (iv) the approvals and consents to be obtained by the Company and Parent pursuant to Section 4.13, (v) compliance with the listing requirements of the Designated Exchange and such filings with and approvals of the Designated Exchange to permit the Pathfinder Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on the Designated Exchange or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s, Parent’s or Parent GP’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company, Parent or Parent GP is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of Parent or any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 2.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 2.7 Material Contracts.

(a) Section 2.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 2.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 2.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement and the Contracts required to be set forth on Section 2.24(b) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract or similar Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the Contract or that is otherwise material, individually or in the aggregate, to the Group Companies, taken as a whole;

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $2,000,000 annually or (B) $5,000,000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $2,000,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix) any Contract required to be disclosed on Section 2.19 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which any Group Company (or Pathfinder or any of its Affiliates following the Closing) may be required to pay royalties or other contingent payments based on any research, development, sale, distribution or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Company Owned Intellectual Property;

(xi) any Contract pursuant to which the Group Companies acquire or otherwise gain access to or the use of any material Company Data for an expenditure by the Group Companies in an amount in excess of (A) $2,000,000 annually or (B) $5,000,000 over the current term of the agreement;

(xii) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual compensation is in excess of $500,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any material payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Pathfinder or any of its Affiliates following the Closing);

(xv) any Contract set forth or required to be set forth on Section 2.13(d) of the Company Disclosure Schedules;

(xvi) any collective bargaining agreement or other Contract with any Union based in the United States; and

(xvii) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $5,000,000 or (B) aggregate payments to or from any Group Company in excess of $7,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to Pathfinder true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).

Section 2.8 Absence of Changes. During the period beginning on January 31, 2021 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly required by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Group Companies have conducted their respective business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Pathfinder if taken during the period from the date of this Agreement until the Closing pursuant to Section 4.1(b)(i), Section 4.1(b)(ii)(A), Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(b)(v), Section 4.1(b)(vii), Section 4.1(b)(xi), Section 4.1(b)(xii) Section 4.1(b)(xiii), Section 4.1(b)(xiv), Section 4.1(b)(xv) or Section 4.1(b)(xvi). During the period beginning on the Original Effective Date and ending on the date of this Agreement, none of any of the Group Companies, Parent or Parent GP has taken any action that would require the consent of Pathfinder if taken during the period from the date of this Agreement until the Closing pursuant to Section 4.1.

Section 2.9 Litigation. As of the date of this Agreement, there is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 2.10 Compliance with Applicable Law. Each Group Company and Parent (a) conducts (and since the Lookback Date has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company or Parent is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 2.11 Employee Plans.

(a) Section 2.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Group Companies have provided Pathfinder with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, as applicable: (i) all current plan documents governing such plan and all amendments thereto (or, to the extent unwritten, a summary of its material terms), (ii) the current summary plan description and any summaries of material modifications thereto; (iii) the most recent annual report filed with the IRS (Form 5500-series) including all schedules and attachments thereto; (iv) each current related trust agreement or other funding arrangement (including insurance policies and stop loss insurance policies); (v) the most recent determination, advisory, or opinion letter from the IRS; and (vi) the most recent compliance testing results, including nondiscrimination testing, and (vii) all material, non-routine notices from or correspondence with any Governmental Entity relating to an Employee Benefit Plan received in the past three (3) years relating to any matter that has or could result in a material Liability to any Group Company.

(b) No Group Company has any Liability (including any Liability on behalf of any ERISA Affiliate) with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service and, to the Company’s knowledge, there is no fact or circumstance that would adversely affect such favorable determination. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan except as is not and would not reasonably be expected to result in a material Liability to any Group Company. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase in any material respect the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iv) limit or restrict in any material respect the ability of Pathfinder or its Affiliates to merge, amend or terminate any Employee Benefit Plan, or (v) result in any payment that could constitute an “excess parachute payment” (within the meaning of Section 280G of the Code). The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(f) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement, or has any material unfunded or underfunded Liabilities.

Section 2.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential liability under, violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b) There is (and since the Lookback Date, or earlier to the extent unresolved, there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances that has given rise or would give rise to any Liability pursuant to Environmental Laws for any Group Company.

The Group Companies have made available to Pathfinder copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 2.13 Intellectual Property.

(a) Section 2.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all currently registered, issued or pending Company Registered Intellectual Property as of the date of this Agreement. Section 2.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property, as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees, maintenance, filings and renewals with respect to any material Company Registered Intellectual Property have been timely paid and all necessary documents and certificates in connection therewith have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars as necessary to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies, in each case for any Intellectual Property Rights, has been cancelled, abandoned, allowed to lapse or not renewed, except where the applicable Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no Proceedings pending, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the material Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property used in and material to the business of each Group Company as currently conducted, free and clear of all Liens (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis.

(d) Section 2.13(c) of the Company Disclosure Schedules sets forth a list of all current material Contracts for Company Licensed Intellectual Property as of the date of this Agreement under which any Group Company has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any material Company Licensed Intellectual Property, other than

(A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) Contracts with ancillary licenses where the licensing of or granting of rights in Intellectual Property Rights is not the primary purpose of such Contract and (D) non-disclosure agreements and licenses or other Contracts with employees, individual consultants or individual contractors that do not materially differ from the Group Companies’ form therefor that has been made available to Pathfinder. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, constitutes (x) all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and (y) all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, is valid, subsisting and to the Company’s knowledge, enforceable, and all of the Group Companies’ rights in and to the Company Registered Intellectual Property and the Company Owned Intellectual Property are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since the Lookback Date (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Each Group Company’s past and present employees, consultants, advisors, collaboration partners and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company, or such Company Owned Intellectual Property has vested in a Group Company by operation of Law, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the Company’s knowledge, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement in any material respect.

(f) Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by such Group Company. Without limiting the foregoing, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure or such Person was bound under applicable Law to equivalent limitations. To the Company’s knowledge, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there has not been since the Lookback Date any violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of each Group Company, or violation of any written obligations with respect to such trade secrets, know-how or confidential information.

(g) None of the material Company Owned Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(h) Since the Lookback Date, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, neither the conduct of the business of the Group Companies nor any of the current Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product has infringed, constituted or resulted from an unauthorized use or misappropriation of or otherwise violated any valid Intellectual Property Rights of any other Person.

(i) Since the Lookback Date, there is no material Proceeding pending nor has any Group Company received any written charge, complaint, claim, demand, notice or other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) claiming that any Group Company must take a license under or refrain from using any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(j) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any material Company Owned Intellectual Property. Since the Lookback Date, no Group Company has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(k) Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(l) The Company IT Systems and Company Data are reasonably sufficient in all material respects for the needs of the Group Companies and Company Products, including as to capacity. Since the Lookback Date, there has been no failure, substandard performance, or any data loss involving any Company IT System that has caused a material disruption to the Group Companies or in any of the Company Products currently offered or under development by the Company that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions. The Company IT Systems do not contain any malware or other processes or components intentionally designed to permit unauthorized access to, maliciously disable, encrypt or erase, or otherwise harm any Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Since the Lookback Date, the Group Companies have not received written notice of any audit in connection with any Material Contract pursuant to which they use any third-party IT system or Company Data.

(m) No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a Company Product or is otherwise considered

Company Owned Intellectual Property and that is distributed to Persons outside of the Group Companies or its employees or contractors, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(n) Each item of Company Owned Intellectual Property or material Company Licensed Intellectual Property will be owned or available for use by an applicable Group Company immediately subsequent to the Closing on identical terms and conditions as such Company Owned Intellectual Property or Company Licensed Intellectual Property was owned or available for use by the Group Companies immediately prior to the Closing, except as is not and would not have a Company Material Adverse Effect.

Section 2.14 Labor Matters.

(a) None of the Group Companies has, or, since the Lookback Date has had, any material Liability for any past due wages or other compensation for services (including salaries, wage premiums or bonuses) to their current or former employees, directors, officers or other service providers, or any penalty, fine or other sum for failure to pay such compensation in a timely manner. Since the Lookback Date, (i) none of the Group Companies has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b) Since the Lookback Date, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) No Group Company is a party to or bound by any collective bargaining agreements or other Contracts or arrangements with any labor union, works council, labor organization or other employee representative (each, a “Union”) nor, to the Company’s knowledge, is there any duty on the part of any Group Company to bargain or consult with, or provide notice to, any Union which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the transactions contemplated by this Agreement. No employee of any Group Company is represented by a Union with respect to his or her employment with such Group Company. Since the Lookback Date there has been no pending or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since the Lookback Date, there have been no pending or threatened labor organizing activities with respect to any employees of any Group Company.

(d) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, work schedule change, reduction in hours or reduction in salary or wages affecting employees of the Group Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related Liability with respect to, arising out of or as a result of COVID-19.

(e) To the Company’s knowledge, no executive, employee or group of employees with annualized compensation at or above $500,000 of any of the Group Companies has given notice of termination of employment with any of the Group Companies within the twelve (12) month period following the Closing Date. To the Company’s knowledge, no executive, employee or group of employees with annualized compensation at or above $500,000 has been accused of any sexual harassment, sexual assault or other similar sexual misconduct or sexual discrimination in connection with his or her employment with the Group Companies during the last three (3) years. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would bring the Group Companies into material disrepute.

Section 2.15 Insurance. Section 2.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Pathfinder. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 2.16 Tax Matters.

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has since December 31, 2019, been a member of a consolidated, combined, unitary or aggregate group of which a Group Company (or any predecessor thereof) was not the ultimate parent or (ii) has, to the Company’s knowledge, any actual unpaid liability for the material Taxes of any person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) as a transferee or successor, or by contract, in each case other than pursuant to or arising from (x) agreements entered into in the ordinary course of business consistent with past practice and the primary purpose of each of which does not relate to Taxes and (y) a Group Company being a member of a consolidated, combined, unitary and/or aggregate group prior to December 31, 2019 (including, for the avoidance of doubt, the consolidated group that included GE Digital and certain of its Affiliates).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file material Tax Returns that such Group Company is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that (i) is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes or (ii) in respect of Taxes that are not material) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Each Group Company is tax resident only in its country of formation.

(m) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger and the Domestication from qualifying for the Intended Tax Treatment. To the Company’s knowledge, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the date hereof of Pathfinder or any of its respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger and the Domestication from qualifying for the Intended Tax Treatment.

Notwithstanding anything to the contrary, the Company is not making any representation or warranty with respect to any Tax matters relating to taxable periods or portions thereof ending on or prior to February 1, 2019 (including the amount of any unpaid Tax liabilities with respect to such periods or any attributes that may be carried forward from such periods to a subsequent tax period).

Section 2.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 2.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 7.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies or Parent has any obligation.

Section 2.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 2.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to Pathfinder. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and tangible properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 2.19 Transactions with Affiliates. Section 2.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company or Parent, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company or Parent (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 4.1(b) or entered into in accordance with Section 4.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 4.1(b) or entered into in accordance with Section 4.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section  2.19 are referred to herein as “Company Related Party Transactions”.

Section 2.20 Data Privacy and Security.

(a) Each Group Company involved in the collection or Processing of Personal Data has implemented and, where applicable, posted written privacy notices relating to the Processing of Personal Data to the extent required by applicable Privacy Laws (“Privacy and Data Security Policies”) and is in compliance in all material respects with such Privacy and Data Security Policies.

(b) To the Company’s knowledge, there are no pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity or (iv) any regulatory entity or self-regulatory entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c) Since the Lookback Date, to the Company’s knowledge (i) there has been no unauthorized access, use, acquisition or disclosure of Personal Data, or confidential business information in the possession or control of any Group Company or, to the Company’s knowledge, any third party service provider acting on behalf of any Group Company, and (ii) there have been no unauthorized intrusions into or Security Breaches of any Group Company systems networks, communication equipment or other technology necessary for the operations of the Group Companies’ business, except in the case of clauses (i) and (ii), as would not be have a Company Material Adverse Effect. The Group Companies have not experienced any material successful unauthorized access to, use or modification of, or interference with Company IT Systems since the Lookback Date and none of the Group Companies is aware of any written or, to the Company’s knowledge, oral notices or complaints from any Person regarding such a Security Breach or incident, except in each case as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, (A) there is no unauthorized code in any of the Company Products and none of the Group Companies has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority) or entity regarding the Company IT Systems, any of the Group Companies’ Processing of Personal Data, or the Group Companies’ compliance with applicable Privacy and Security Requirements and (B) since the Lookback Date, none of the Group Companies have provided or have been obligated to provide notice under any Privacy and Security Requirements regarding any Security Breach or unauthorized access to or use of any Company IT System or Personal Data.

(d) Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. The Group Companies have in place disaster recovery and security plans and procedures, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Group Companies have a sufficient number of license seats for all Software included in the Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies are and have been in compliance with all applicable Privacy and Security Requirements since the Lookback Date.

(f) The Group Companies have implemented reasonable physical, technical and administrative safeguards designed to protect the privacy, operation, confidentiality, integrity and security of all Company IT Systems and Personal Data in their possession or control from unauthorized access by any Person, including each of the Group Companies’ employees and contractors, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the extent required by applicable Privacy Law, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies have taken commercially reasonable measures designed to ensure all third party service providers, outsourcers, processors, or other third parties Processing Personal Data, in each case on behalf of the Group Companies, (i) use commercially reasonable measures designed to comply with applicable Privacy and Security Requirements; and (ii) use reasonable security measures with respect to Personal Data.

Section 2.21 Customers and Suppliers.

(a) Except as set forth on Section 2.21(a) of the Company Disclosure Schedule, the Group Companies have no outstanding material disputes concerning its products and/or services with any customer who was one of the 10 largest customers of or to the Group Companies in the year ended January 31, 2021 (each, a “Significant Customer”), and, to the Company’s knowledge, there is no material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Section 2.21(a) of the Company Disclosure Schedule. No Significant Customer has communicated in writing that it does not intend to continue as a customer of the applicable Group Company after the Closing or that it intends to terminate or materially modify existing Contracts with the applicable Group Company, nor does the Company have any knowledge of any Significant Customer’s intent to discontinue its relationship, reduce or materially modify existing Contracts.

(b) Except as set forth on Section 2.21(b) of the Company Disclosure Schedule, the Group Companies have no outstanding material disputes concerning products and/or services provided by any supplier or partner who either, (i) in the year ended January 31, 2021, was one of the 10 largest suppliers of products and/or services to or partner of the Company, based on amounts paid or payable with respect to such period (each, a “Significant Supplier”) or (ii) is a material data provider. Each Significant Supplier is listed on Section 2.21(b) of the Company Disclosure Schedule. The Group Companies have not received any information from any Significant Supplier that such supplier shall not continue as a supplier to the applicable Group Company after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the applicable Group Company.

Section 2.22 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, any of their respective officers, directors, or employees, or to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the Lookback Date, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is (or the government of which is) itself the subject of or target of comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, and Syria); (iii) an entity fifty percent (50%) or more-owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii), in each case in violation of applicable Sanctions and Export Control Laws or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(b) Neither the Group Companies nor, any of their respective officers, directors, or employees, or to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or any other Person for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment, in each case in violation of any applicable Anti-Corruption Laws.

Section 2.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies or Parent expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Pathfinder Holders or at the time of the Pathfinder Shareholders Meeting or at the Effective Time, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.24 No Other Activities. Parent was organized solely for the purposes of holding Equity Securities of the Company and has not conducted any activities or businesses other than the activities (a) in connection with or incidental or related to its organization or continuing corporate (or similar) existence, (b) related to its ownership of Equity Securities of the Company, (c) those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (d) those that are administrative, ministerial or otherwise immaterial in nature or (e) those set forth on Section 2.24(e) of the Company Disclosure Schedules. Except as set forth on Section 2.24 of the Company Disclosure Schedules, (i) Parent is not party to any Contract related to the business or operations of any Group Company or any Contract or arrangement that could result in Liability to any Group Company and (ii) from and after the Closing, no Person (including any Parent Equityholders) will have any rights with respect to any Group Company or any of its properties, business or assets (including any Equity Securities of any Group Company) vis-à-vis any Contracts with Parent or the Governing Documents of Parent.

Section 2.25 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Pathfinder Parties and (ii) it has been furnished with or given access to such documents and information about the Pathfinder Parties and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Pathfinder Party, any Pathfinder Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party, none of the Pathfinder Parties, any Pathfinder Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 2.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PATHFINDER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE II, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY PATHFINDER PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION

SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY PATHFINDER PARTY OR ANY PATHFINDER NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE II, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY PATHFINDER PARTY OR ANY PATHFINDER NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE PATHFINDER PARTIES

(a) Subject to Section 7.8, except as set forth on the Pathfinder Disclosure Schedules, or (b) except as set forth in any Pathfinder SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each Pathfinder Party hereby represents and warrants to the Company as follows:

Section 3.1 Organization and Qualification. Each Pathfinder Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 3.2 Authority. Each Pathfinder Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and, subject to the receipt of, in the case of Pathfinder, the Pathfinder Shareholder Approval and, in the case of Serve Merger Sub, the approvals and consents to be obtained by Serve Merger Sub pursuant to Section 4.9 to consummate the transactions contemplated hereby and thereby. Subject to the receipt of, in the case of Pathfinder, the Pathfinder Shareholder Approval and, in the case of Serve Merger Sub, the approvals and consents to be obtained by Serve Merger Sub pursuant to Section 4.9, the execution and delivery of this Agreement, the Ancillary Documents to which a Pathfinder Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such Pathfinder Party. This Agreement has been and each Ancillary Document to which a Pathfinder Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Pathfinder Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Pathfinder Party (assuming this Agreement has been and the Ancillary Documents to which such Pathfinder Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Pathfinder Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a Pathfinder Party with respect to such Pathfinder Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) compliance with the listing requirements of the Designated Exchange and such filings with and approvals of the Designated Exchange to permit the Pathfinder Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on the Designated Exchange, (iv) any filings required under the Cayman Act in connection with the Domestication, (v) the filing of the Certificate of Merger, (vi) the Pathfinder Sponsor Consent, (vii) the approvals and consents to be obtained by Serve Merger Sub pursuant to Section 4.9, (viii) the Pathfinder Shareholder Approval or (ix) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Pathfinder Material Adverse Effect.

(b) Neither the execution, delivery or performance by a Pathfinder Party of this Agreement nor the Ancillary Documents to which a Pathfinder Party is or will be a party nor the consummation by a Pathfinder Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a Pathfinder Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a Pathfinder Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Pathfinder Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a Pathfinder Party, except in the case of clauses (ii) through (iv) above, as would not have a Pathfinder Material Adverse Effect.

Section 3.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.4 of the Pathfinder Disclosure Schedules (which fees shall be the sole responsibility of the Pathfinder, except as otherwise provided in Section 7.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pathfinder for which Pathfinder has any obligation.

Section 3.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either Pathfinder Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Pathfinder Holders or at the time of the Pathfinder Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.6 Capitalization of the Pathfinder Parties.

(a) Except for changes as either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10 or in respect of Pathfinder Shareholder Redemptions or exercises of Pathfinder Warrants, Section 3.6(a) of the Pathfinder Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Pathfinder Shares and the Pathfinder Warrants prior to the consummation of the Domestication. All outstanding Equity Securities of Pathfinder (except to the extent such concepts are not applicable under the applicable Law of Pathfinder’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and, in the case of the Pathfinder Class A Shares and Pathfinder Class B Shares, are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Pathfinder and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Pathfinder or under this Agreement or the Ancillary Documents) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Pathfinder Shares and Pathfinder Warrants set forth on Section 3.6(a) of the Pathfinder Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Pathfinder Shares and the Pathfinder Warrants as a result of, or to give effect to, the Domestication and assuming no Pathfinder Warrants outstanding as of the date hereof are exercised) or as either permitted pursuant to Section 4.10 or issued, granted or entered into, as applicable, in accordance with Section 4.10, immediately prior to Closing and before, for the avoidance of doubt, giving effect to the Strategic Investor Financing and any Pathfinder Shareholder Redemptions, there shall be no other outstanding Equity Securities of Pathfinder.

(b) Immediately following the Effective Time, (i) the authorized share capital of Pathfinder will consist of 1,000,000,000 Pathfinder Shares and 100,000,000 shares of preferred stock, par value $0.00001 per share, and (ii) all of the issued and outstanding Pathfinder Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which Pathfinder is a party or bound in any material respect.

(c) Except (i) as expressly contemplated by Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) as either permitted pursuant to Section 4.10 or issued, granted or entered into, as applicable, in accordance with Section 4.10, (iii) for the capital stock of Serve Merger Sub owned by Pathfinder and (iv) pursuant to the Pathfinder Warrants, there (A) are no outstanding (x) equity appreciation, phantom equity or profit participation rights of any Pathfinder Party or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Pathfinder Party to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Pathfinder, and (B) is no obligation of any Pathfinder Party to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Pathfinder.

(d) The Equity Securities of Serve Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Serve Merger Sub is a party or bound in any material respect. All of the outstanding Equity Securities of Serve Merger Sub are owned directly by Pathfinder free and clear of all Liens (other than transfer restrictions under applicable Securities Law).

(e) Section 3.6(e) of the Pathfinder Disclosure Schedules sets forth as of the date of this Agreement a list of all Indebtedness for borrowed money of Pathfinder, including the principal amount of such Indebtedness, the outstanding balance, and the debtor and the creditor thereof.

Section 3.7 SEC Filings. Pathfinder has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Pathfinder SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Pathfinder SEC Reports”). Each of the Pathfinder SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Pathfinder SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Pathfinder SEC Reports or the Additional Pathfinder SEC Reports (for purposes of the Additional Pathfinder SEC Reports, assuming that the representation and warranty set forth in Section 2.23 is true and correct in all respects with respect to all information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement). As of their respective dates of filing, the Pathfinder SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Pathfinder SEC Reports, assuming that the representation and warranty set forth in Section 2.23 is true and correct in all respects with respect to all information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Pathfinder SEC Reports.

Section 3.8 Trust Account. As of the date of this Agreement, Pathfinder has an amount in cash in the Trust Account equal to at least $325,000,000. The funds held in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. The funds held in the Trust Account are held in trust pursuant to that certain Investment Management Trust Agreement, dated as of February 16, 2021 (the “Trust Agreement”), between Pathfinder and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Pathfinder SEC Reports to be inaccurate in any material respect or, to Pathfinder’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Pathfinder Holders who shall have elected to redeem their Pathfinder Class A Shares pursuant to the Governing Documents of Pathfinder or (iii) if Pathfinder fails to complete a business combination within the allotted time period set forth in the Governing Documents of Pathfinder and liquidates the Trust Account, subject to the terms of the Trust Agreement, Pathfinder (in limited amounts to permit Pathfinder to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Pathfinder) and then the Pre-Closing Pathfinder Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Pathfinder and the Trust Agreement. As of the date of this Agreement, Pathfinder has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in any material respect under the Trust Agreement, and, to the knowledge of Pathfinder, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since February 16, 2021, Pathfinder has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Pathfinder Holders who have elected to redeem their Pathfinder Class A Shares pursuant to the Governing Documents of

Pathfinder, each in accordance with the terms of and as set forth in the Trust Agreement, Pathfinder shall have no further obligation under either the Trust Agreement or the Governing Documents of Pathfinder to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 3.9 Transactions with Affiliates. Section 3.9 of the Pathfinder Disclosure Schedules sets forth all Contracts between (a) Pathfinder, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either Pathfinder or the Sponsor, on the other hand (each Person identified in this clause (b), an “Pathfinder Related Party”), other than (i) Contracts with respect to a Pathfinder Related Party’s employment with, or the provision of services to, Pathfinder entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts with respect to a Pre-Closing Pathfinder Holder’s or a holder of Pathfinder Warrants’ status as a holder of Pathfinder Shares or Pathfinder Warrants, as applicable, and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10. Except as set forth on Section 3.9 of the Pathfinder Disclosure Schedules or as either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10, no Pathfinder Related Party (A) owns any interest in any material asset used in the business of Pathfinder, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Pathfinder or (C) owes any material amount to, or is owed material any amount by, Pathfinder. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.9 are referred to herein as “Pathfinder Related Party Transactions”.

Section 3.10 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to Pathfinder’s knowledge, threatened against any Pathfinder Party that, if adversely decided or resolved, would be material to the Pathfinder Parties, taken as a whole. None of the Pathfinder Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any Pathfinder Party pending against any other Person.

Section 3.11 Compliance with Applicable Law. Pathfinder is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a Pathfinder Material Adverse Effect.

Section 3.12 Business Activities.

(a) Since its incorporation, Pathfinder has not conducted any business activities other than activities (a) in connection with or incidental or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in this Agreement, the Ancillary Documents or as set forth in Pathfinder’s Governing Documents, there is no Contract binding upon any Pathfinder Party or to which any Pathfinder Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Serve Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incidental or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 3.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Pathfinder’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Pathfinder has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Pathfinder’s financial reporting and the preparation of Pathfinder’s financial statements for external purposes in accordance with GAAP and (ii) Pathfinder has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Pathfinder is made known to Pathfinder’s principal executive officer and principal financial officer by others within Pathfinder.

(b) Pathfinder has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, Pathfinder has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Pathfinder Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of Pathfinder, threatened against Pathfinder by Nasdaq or the SEC with respect to any intention by such entity to deregister Pathfinder Class A Shares or prohibit or terminate the listing of Pathfinder Class A Shares on Nasdaq. Except as otherwise contemplated in connection with the Closing and the transactions contemplated by this Agreement and the Ancillary Documents, Pathfinder has not taken any action that is designed to terminate the registration of Pathfinder Class A Shares under the Exchange Act.

(d) The Pathfinder SEC Reports contain true and complete copies of the applicable Pathfinder Financial Statements. The Pathfinder Financial Statements (i) fairly present in all material respects the financial position of Pathfinder as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Pathfinder Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(e) Pathfinder has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Pathfinder’s and its Subsidiaries’ assets. Pathfinder maintains and, for all periods covered by the Pathfinder Financial Statements, has maintained books and records of Pathfinder in the ordinary course of business that are designed to provide reasonable assurance regarding the accuracy and completeness thereof and reflect the revenues, expenses, assets and liabilities of Pathfinder in all material respects.

(f) Since its incorporation, Pathfinder has not received any written complaint, allegation, assertion, claim or notification that there is (i) a “significant deficiency” in the internal controls over financial reporting of Pathfinder to Pathfinder’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Pathfinder to Pathfinder’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of Pathfinder who have a significant role in the internal controls over financial reporting of Pathfinder.

Section 3.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 3.14 of the Pathfinder Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 3.14 of the Pathfinder Disclosure Schedules), (c) that are incurred in connection with or incidental or related to Pathfinder’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 4.10(d) or incurred in accordance with Section 4.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the Pathfinder Financial Statements included in the Pathfinder SEC Reports, Pathfinder does not have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 3.15 Tax Matters.

(a) Pathfinder has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Pathfinder has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Pathfinder has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) Pathfinder is not currently the subject of a Tax audit or examination with respect to material taxes. Pathfinder has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) Pathfinder has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Pathfinder which agreement or ruling would be effective after the Closing Date.

(f) None of the Pathfinder Parties is and none of the Pathfinder Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) Each Pathfinder Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(h) None of the Pathfinder Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of Pathfinder, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by Parent, Parent GP or any Group Company or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.16 Investigation; No Other Representations.

(a) Each Pathfinder Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Pathfinder Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article II and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each Pathfinder Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article II and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.17 Compliance with International Trade & Anti-Corruption Laws.

(a) Since the Lookback Date, neither Pathfinder nor, to Pathfinder’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria); (iii) an entity fifty percent (50%) or more-owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii), in each case in violation of applicable Sanctions and Export Control Laws.

(b) Since the Lookback Date, neither Pathfinder nor, to Pathfinder’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person; (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.18 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS

REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, NONE OF THE PATHFINDER PARTIES, ANY PATHFINDER NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH PATHFINDER PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF EACH PATHFINDER PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY PATHFINDER PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH PATHFINDER PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY PATHFINDER PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY PATHFINDER PARTY, ANY PATHFINDER NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 4.1(a) or Section 4.1(b) of the Company Disclosure Schedules, or as consented to in writing by Pathfinder (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 4.1(b) of the Company Disclosure

Schedules or as consented to in writing by Pathfinder (such consent, other than in the case of Section 4.1(b)(i), Section 4.1(b)(ii)(A), Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(b)(vii), Section 4.1(b)(xi), Section 4.1(b)(xii) Section 4.1(b)(xiii), Section 4.1(b)(xiv), Section 4.1(b)(xv) or Section 4.1(b)(xvi) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, except, in each case, for acquisitions whose aggregate consideration (for all such acquisitions) is not greater than $5,000,000;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(iv) (A) transfer, sell, assign, abandon, lease, license, permit to lapse or expire, or otherwise dispose of any material assets or material properties of any Group Company, other than grants by any Group Company of non-exclusive rights in Company Owned Intellectual Property, transactions with any other Group Company, or pursuant to contracts entered into in the ordinary course of business consistent with past practice, or (B) create, subject to or incur any Lien on any material assets or properties of any Group Company (other than Permitted Liens);

(v) transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, as applicable;

(vi) incur, create or assume any Indebtedness for borrowed money, other than ordinary course trade payables;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans, guarantees or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii) except (x) as required under the terms of any Employee Benefit Plan that is set forth on the Section 2.11(a) of the Company Disclosure Schedules or (y) in the ordinary course of business consistent with past practice or as otherwise required by Law (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is prohibited by any other provision of this Section 4.1(b)), (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement (other than termination of any consulting or similar agreement with any individual independent contractor with annual compensation in excess of $500,000), (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any

Group Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (E) negotiate, enter into, amend or extend any collective bargaining agreement or other Contract with a Union or recognize or certify any Union as the bargaining representative for any employees of any Group Company, (F) hire or engage, furlough, temporarily lay off or terminate the employment or engagement of (other than for cause), any employee or individual independent contractor with annual compensation in excess of $500,000 other than for cause, or (G) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other actions that could implicate WARN;

(ix) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(x) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future any material, non-monetary obligations on any Group Company (or Pathfinder or any of its Affiliates following the Closing);

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiv) make any Change of Control Payment that is not set forth on Section 2.2(g) of the Company Disclosure Schedules;

(xv) (A) amend, modify or terminate any Material Contract of the type described in Section 2.7(a)(v)(A), Section 2.7(a)(ix), Section 2.7(a)(xii)(B) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 2.7(a)(v)(A), Section 2.7(a)(ix) or Section 2.7(a)(xii)(B),(C) enter into any Contract that would constitute a Material Contract of the type described in Section 2.7(a)(v)(A), Section 2.7(a)(ix) or Section 2.7(a)(xii)(B) or (D) consummate any other transaction or make (or agree to make) any other payments that, if reflected in a Contract and existing on the Original Effective Date, would be required to be disclosed on Section 2.19 of the Company Disclosure Schedules; or

(xvi) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 4.1.

Notwithstanding anything in this Section 4.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give Pathfinder, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 4.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Board reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 4.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give Pathfinder prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) and (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to Pathfinder promptly after such act or omission and (ii) in no event shall clause (b) and (c) be applicable to any act or omission of the type described in Section 4.1(b)(i), Section 4.1(b)(ii), Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(b)(v) Section 4.1(b)(viii), Section 4.1(b)(ix), Section 4.1(b)(xi), Section 4.1(b)(xii), Section 4.1(b)(xiii), Section 4.1(b)(xiv), Section 4.1(b)(xv) or Section 4.1(b)(xvi) (to the extent related to any of the foregoing) and (d) the covenants and agreements set forth in this Section 4.1 shall be in addition to, and not affect or otherwise limit, any covenants or agreements of Parent, Parent GP or Silver Lake contained in the Company Transaction Support Agreement and/or the Company Shareholder Transaction Support Agreement, as applicable.

Section 4.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article V and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) subject to Section 4.22, using reasonable best efforts to obtain the Strategic Investor Financing on the terms and subject to the conditions set forth in the Strategic Investor Subscription Agreements (including, in the case of Pathfinder, by obtaining the Company’s prior written consent prior to consenting to any termination of the Strategic Investor Subscription Agreements) and (iii) the Group Companies, Parent or Parent GP taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 4.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, Pathfinder)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents, including the HSR Act filing fees; provided, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (ii) make a reasonable response to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Pathfinder shall promptly inform the Company of any communication between any Pathfinder Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Pathfinder of any communication between any Group Company, Parent or Parent GP, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Pathfinder and the Company (which consent may not be unreasonably withheld). Nothing in this Section 4.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its

Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with Pathfinder’s and the Company’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Pathfinder Parties, on the one hand, and any Group Company, Parent or Parent GP, on the other hand, shall each promptly notify each other of any communication received from any Governmental Entity regarding the transactions contemplated by this Agreement or any Ancillary Document. From and after the date of this Agreement until the earlier of the Closing or a termination of this Agreement in accordance with its terms, each of the Group Companies, Parent, Parent GP and Pathfinder shall give counsel for the Company (in the case of any Pathfinder Party) or Pathfinder (in the case of any Group Company, Parent or Parent GP), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Pathfinder Party, the Company, or, in the case of the any Group Company, Parent or Parent GP, Pathfinder in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Pathfinder Party, the Company, or, in the case of any Group Company, Parent or Parent GP, Pathfinder, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 4.2 conflicts with any other covenant or agreement in this Article IV that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Pathfinder, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Pathfinder, any of the Pathfinder Parties or any of their respective Representatives (in their capacity as a Representative of a Pathfinder Party) or, in the case of the Company, any Group Company, Parent or Parent GP or any of their respective Representatives (in their capacity as a Representative of any Group Company, Parent or Parent GP). Pathfinder and each Group Company, Parent and Parent GP shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, in no event shall (x) any Pathfinder Party or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), or (y) any Group Company, Parent or Parent GP or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of Pathfinder (prior to the Effective Time) or the Sponsor (following the Effective Time) (in either case, such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that following the Closing Date, the prior written consent of the Sponsor shall not be required pursuant to this clause (y) if (A) none of the Sponsor, any of its Representatives or any officer, director or other Representative of Pathfinder prior to the Effective Time are the subject of (in whole or in part) such Transaction Litigation and (B) such settlement or compromise does not contain a claim of, admission, statement or other acknowledgement of wrongdoing or liability by the Sponsor, any of its Representatives or any officer, director or other Representative of Pathfinder prior to the Effective Time.

Section 4.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference; provided, that notwithstanding anything to the contrary in the Confidentiality Agreement, each Party hereby acknowledges and agrees that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby or hereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 4.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Pathfinder and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to Pathfinder or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any Pathfinder Party, any Pathfinder Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Pathfinder shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Pathfinder Parties (in a manner so as to not interfere with the normal business operations of the Pathfinder Parties). Notwithstanding the foregoing, Pathfinder shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Pathfinder Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Pathfinder Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Pathfinder Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), each Pathfinder Party shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a Pathfinder Party, the Sponsor or any of their respective Representatives, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Pathfinder shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, unless such written notice is prohibited by applicable Law.

(d) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 4.4 Public Announcements.

(a) Subject to Section 4.4(b), Section 4.7 and Section 4.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Pathfinder or, following the Closing, the Company and the Sponsor; provided, however, that each Party, the Sponsor or any of their respective Representatives may issue or make, as applicable any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Person shall use reasonable best efforts to consult with the Company, if the disclosing Person is a Pathfinder Party, the Sponsor or any of their respective Representatives, or Pathfinder, if the disclosing Person is the Company or any of their respective Representatives to review such announcement or communication and provide such person with the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) following the Closing, the disclosing Person shall use reasonable best efforts to consult with the Company, if the disclosing Person is the Sponsor or any of its Representatives, or the Sponsor, if the disclosing party is the Company or any of its Representatives, and provide such Person with the opportunity to comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent any such press release, public announcement or other communication contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 4.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 4.4 or otherwise in this Agreement, the Parties agree that (A) Silver Lake and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, and (B) the Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, provided that in each of clauses (ii)(A) and (ii)(B) above the recipients of such information are subject to confidentiality obligations with respect to such information prior to the receipt thereof.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Pathfinder prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof (or, if the date of execution of this Agreement is a not a Business Day, on the first (1st) Business Day following execution of this Agreement). Promptly after the execution of this Agreement, Pathfinder shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Pathfinder shall consider such comments in good faith. The Company, on the one hand, and Pathfinder, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Pathfinder and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly following the Closing

(but in any event within four (4) Business Days following the Closing), Pathfinder shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Pathfinder prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders (or, in the case of the Company, Parent Equityholders), and such other matters as may be reasonably necessary for such press release or filing.

Section 4.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that this Agreement, the Merger and the Domestication qualify for the Intended Tax Treatment. Each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to so qualify; provided that, in order to so qualify, for the avoidance of doubt, the Parties shall not be required to amend this Agreement. The Parties shall file all Tax Returns consistent with, and take no initial position inconsistent with the Intended Tax Treatment described in this Section 4.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) Pathfinder and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger and the Domestication qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Pathfinder and the Company shall deliver to Ropes & Gray LLP and Kirkland & Ellis, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if such tax opinion is required by the SEC with respect to the Domestication, Pathfinder shall request Kirkland & Ellis LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Domestication, and if such tax opinion is required by the SEC with respect to the Merger, the Company shall request Ropes & Gray LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Merger.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing Pathfinder Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Pathfinder’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(c) Pathfinder Taxable Year. The Parties agree to treat the taxable year of Pathfinder as ending on the date of the Domestication for U.S. federal income tax purposes.

(d) Transfer Taxes. The Surviving Company shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Merger or the other transactions contemplated by this Agreement.

Section 4.6 Exclusive Dealing.

(a) From the Original Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company has not and shall not, and has caused and shall cause the other Group Companies, Parent, Parent GP and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, accept, or negotiate, directly or indirectly, any inquiry, proposal or offer (whether formal or informal, written, oral or otherwise) with respect to a Company Acquisition Proposal; (ii) furnish or provide any non-public information or documents to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into, participate in or continue in any discussions or negotiations with any third party in connection with or related to, or approve, accept, or enter into any letter of intent, term sheet or Contract or other arrangement or understanding regarding, any Company Acquisition Proposal; (iv) prepare, submit, file or take any steps in connection with a public or other offering or sale of any Equity Securities of any Group Company (or any Affiliate, current or future parent entity or successor of any Group Company), including making any filings or confidential submissions to the SEC related there or filing or submitting a registration statement (or similar document) with the SEC or make any public statement, announcement or filing with respect to a potential or actual offering of securities, other than as expressly contemplated by this Agreement or any Ancillary Document; (v) consummate any Company Acquisition Proposal; or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) terminate, and cause each of its parent entities, Affiliates and Subsidiaries, and its and their Representatives to terminate, any and all existing discussions or negotiations with any Person or group of Persons regarding a Company Acquisition Proposal, (B) notify Pathfinder promptly upon receipt of any Company Acquisition Proposal by any Group Company or Affiliate or any officer, director, equity holder, employee or other Representative, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and to provide a copy of any such Company Acquisition Proposal, if extended in writing, and (C) keep Pathfinder reasonably informed on a current basis of any modifications to such offer or information.

(b) From the Original Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Pathfinder Parties has not and shall not, and each of them has caused and shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, accept, or negotiate, directly or indirectly, any inquiry, proposal or offer (whether formal or informal, written, oral or otherwise) with respect to a Pathfinder Acquisition Proposal; (ii) furnish or provide any non-public information or documents to any Person in connection with, or that could reasonably be expected to lead to, a Pathfinder Acquisition Proposal; (iii) enter into, participate in or continue any discussions or negotiations with any third party in connection with or related to, or approve, accept or enter into any letter of intent, term sheet or Contract or other arrangement or understanding regarding any Pathfinder Acquisition Proposal; (iv) prepare, submit, file or take any steps in connection with an offering of any securities of Pathfinder (or any controlled Affiliate or successor of Pathfinder), other than expressly contemplated by this Agreement or any Ancillary Document; (v) consummate any Pathfinder Acquisition Proposal; or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Pathfinder agrees to (A) terminate, and cause its Representatives to terminate, any and all existing discussions or negotiations with any Person or group of Persons other than the Company regarding a Pathfinder Acquisition Proposal, (B) notify the Company promptly upon receipt of any Pathfinder Acquisition Proposal by any Pathfinder Party, and to describe the material terms and conditions of any such Pathfinder Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Pathfinder Acquisition Proposal) and to provide a copy of any such Pathfinder Acquisition Proposal, if extended in writing, and (C) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

(c) For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 4.6 shall not prohibit the Company, Pathfinder or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 4.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or Pathfinder Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 4.6.

Section 4.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, Pathfinder and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Pathfinder or the Company, as applicable), and Pathfinder shall file with the SEC, the Registration Statement / Proxy Statement (it being understood and agreed that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of Pathfinder which will be included therein and which will be used for the Pathfinder Shareholders Meeting to solicit the adoption and approval of the Transaction Proposals, provide its applicable shareholders with the opportunity to elect to effect the Pathfinder Shareholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Pathfinder’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC, the Designated Exchange and Nasdaq). Each of Pathfinder and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, in the case of the Company, using reasonable best efforts to provide the financial statements (audited and unaudited) of, and any other information with respect to, the Group Companies and pro forma financial statements for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments or requests from the SEC and to cause the Group Companies’ independent auditor to deliver the required audit opinions and consents); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments or requests of the SEC or its staff; (c) promptly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of Pathfinder or the Company, as applicable) any amendments or supplements to the Registration Statement / Proxy Statement in order to address comments or requests from the SEC or its staff (which amendments or supplements shall be promptly filed by the Company), (d) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (e) keep the Registration Statement / Proxy Statement effective through the Closing and as long as is necessary in order to permit the consummation of the transactions contemplated by this Agreement. Pathfinder, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 4.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of Pathfinder or the Company to the SEC or the Designated Exchange in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in

Section 4.5(a)(iii); provided, however, that neither Party shall use any such information for any purposes other than those contemplated by this Agreement or any Ancillary Document unless such Party obtains the prior written consent of the other Party. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Pathfinder Party, the Company, or, in the case of the Company, Pathfinder, thereof; (ii) the Company and Pathfinder shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Pathfinder shall as promptly as practicable file such mutually agreed upon amendment or supplement with the SEC; and (iv) if appropriate, the Parties shall use reasonable best efforts to cause the mailing of such amendment or supplement to the Pre-Closing Pathfinder Holders. Pathfinder shall as promptly as practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Pathfinder Shares for offering or sale in any jurisdiction, and Pathfinder and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.8 Pathfinder Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Pathfinder shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “Pathfinder Shareholders Meeting”) in each case, in accordance with the Governing Documents of Pathfinder, for the purposes of obtaining the Pathfinder Shareholder Approval and, if applicable, any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect a Pathfinder Shareholder Redemption. Except as otherwise required by applicable Law following an Intervening Event, Pathfinder shall, through unanimous approval of the Pathfinder Board, recommend to its shareholders (the “Pathfinder Board Recommendation”): (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication in accordance with applicable Law (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the Pathfinder Shares in connection with the transactions contemplated by this Agreement as required by the listing requirements of the Designated Exchange (the “Exchange Proposal”); (iv) the adoption and approval of the Pathfinder Post- Closing Certificate of Incorporation (the “Required Governing Document Proposal”); (v) the adoption and approval of certain differences between the Governing Documents of Pathfinder prior to the Closing and the proposed Pathfinder Post-Closing Certificate of Incorporation and the proposed Pathfinder Post-Closing Bylaws; (vi) the adoption and approval of the Pathfinder Post-Closing Incentive Equity Plans (the “Incentive Equity Plans Proposal”); (vii) the adoption and approval of the Pathfinder Post-Closing Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Proposal”); (viii) the adoption and approval of each other proposal that either the SEC or the Designated Exchange (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (ix) the adoption and approval of each other proposal reasonably agreed to by Pathfinder and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (x) the adoption and approval of a proposal for the adjournment of the Pathfinder Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or otherwise (such proposals in (i) through (x) together, the “Transaction Proposals”); provided, that Pathfinder may adjourn the Pathfinder Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Pathfinder Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Pathfinder has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Pathfinder Holders prior to the Pathfinder Shareholders Meeting or (D) if the holders of Pathfinder Class A Shares have elected to redeem a number of Pathfinder Class A Shares as of such time that would reasonably be expected to result in the conditions set forth in Section 5.1(f) or Section 5.3(d) not being satisfied; provided that, without the consent of the Company, in no event shall Pathfinder adjourn the Pathfinder Shareholders Meeting on more than three occasions or for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Except as otherwise required by applicable Law following an Intervening Event, the Pathfinder recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law following an Intervening Event, Pathfinder covenants that none of the Pathfinder Board nor any committee of the Pathfinder Board shall withdraw or modify, or propose publicly or by formal action of the Pathfinder Board or any committee of the Pathfinder Board to withdraw or modify, in a manner adverse to the Company, the Pathfinder Board Recommendation.

Section 4.9 Serve Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, Pathfinder, as the parent and sole shareholder of Serve Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Serve Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 4.10 Conduct of Business of Pathfinder. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Pathfinder shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication, the Strategic Investor Financing or the Sponsor Letter Agreement), as required by applicable Law, as set forth on Section 4.10 of the Pathfinder Disclosure Schedules or as consented to in writing by the Company, do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to, or waive any provisions of, the Trust Agreement, Warrant Agreement or the Governing Documents of any Pathfinder Party or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Pathfinder or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Pathfinder or any of its Subsidiaries, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $2,000,000 in the aggregate;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Pathfinder or any of its Subsidiaries;

(f) issue any Equity Securities of Pathfinder or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of Pathfinder or any of its Subsidiaries;

(g) enter into, renew, modify or revise any Pathfinder Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Pathfinder Related Party Transaction), other than (A) the entry into any Contract with a Pathfinder Related Party with respect to the incurrence of Indebtedness permitted by Section 4.10(d) or (B) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms;

(h) engage in any activities or business, other than activities or business (i) in connection with or that are otherwise incidental or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) related to its ownership of Equity Securities of Serve Merger Sub, (iii) contemplated by, or incidental or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iv) those that are administrative or ministerial, in each case for purposes of this clause (iv), which are immaterial in nature;

(i) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 4.10.

Notwithstanding anything in this Section 4.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any Pathfinder Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Pathfinder Party from using the funds held by such Pathfinder Party outside the Trust Account to pay any Pathfinder Expenses or Liabilities of any Pathfinder Party or from otherwise distributing or paying over any funds held by any Pathfinder Party outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 4.11 Stock Exchange Listing. Pathfinder shall use its reasonable best efforts to cause: (a) Pathfinder’s listing application with the Designated Exchange in connection with the transactions contemplated by this Agreement to have been approved; (b) Pathfinder to satisfy all applicable initial and continuing listing requirements of the Designated Exchange; and (c) the Pathfinder Shares and Pathfinder Post-Closing Warrants issuable in accordance with this Agreement, including the Domestication and the Merger, to be approved for listing on the Designated Exchange (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. Without limiting the generality of the foregoing, each Party shall use its reasonable best efforts to satisfy the listing requirements of the Designated Exchange (e.g., by effecting a reverse stock split to the extent necessary to satisfy a listing requirement of such Designated Exchange). From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company and Pathfinder shall notify the other Parties of any communications or correspondence received by such Party from the Designated Exchange with respect to the listing of the Pathfinder Shares or other securities of the Company, compliance with the rules and regulations of the Designated Exchange, and any potential suspension or delisting action contemplated or threatened by the Designated Exchange.

Section 4.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article V and provision of notice thereof to the Trustee, (a) at the Closing, Pathfinder shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Pathfinder Shareholders pursuant to the Pathfinder Shareholder

Redemption, (B) pay the amounts due to the underwriters of Pathfinder’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Pathfinder in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 4.13 Company Shareholder Approval.

(a) As promptly as reasonably practicable (and in any event within two (2) Business Days) following the date of this Agreement (the “Company Shareholder Written Consent Deadline”), the Company shall obtain and deliver to Pathfinder a true and correct copy of a written consent (in form and substance reasonably satisfactory to Pathfinder) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Merger) that is duly executed by Parent, as the sole stockholder of the Company (the “Company Shareholder Written Consent”). The Company, through the unanimous approval of the Company Board, shall recommend to the holders of Company Common Shares the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Merger) (the “Company Board Recommendation”).

(b) Promptly following the receipt of the Company Shareholder Written Consent, the Company shall prepare and deliver to each Company Shareholder who has not executed and delivered the Company Shareholder Written Consent an information statement, in form and substance required under the DGCL in connection with the Merger and otherwise reasonably satisfactory to Pathfinder, which information statement shall include (i) copies of this Agreement and the Registration Statement / Proxy Statement, (ii) the Company Board Recommendation, (iii) a description of any dissenters’ rights of the Company Shareholders available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iv) in accordance with the requirements of Section 228(e) of the DGCL, notice to any Company Shareholder who has not executed and delivered the Company Shareholder Written Consent of the corporate action by those Company Shareholders who did execute the Company Shareholder Written Consent. Promptly following the receipt of the Company Shareholder Written Consent, the Company shall also deliver the information statement referenced in this Section 4.13(b) to each Vested Parent Equityholder (including, for the avoidance of doubt, any Vested Parent Equityholder who will become a Company Shareholder as a result of the Pre-Closing Reorganization).

Section 4.14 Pathfinder Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Pathfinder Party, as provided in the applicable Pathfinder Party’s Governing Document or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Pathfinder will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Pathfinder shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable Pathfinder Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Pathfinder Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified at or after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Pathfinder Party (the “Pathfinder D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Pathfinder D&O Person was a director or officer of any Pathfinder Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) Pathfinder shall not have any obligation under this Section 4.14 to any Pathfinder D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Pathfinder D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Pathfinder shall buy or maintain, at or prior to the Closing, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Pathfinder Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Pathfinder D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Pathfinder’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Pathfinder or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred and fifty percent (350%) of the most recent annual premium paid by Pathfinder prior to the date of this Agreement and, in such event, the Company, Pathfinder or one of their respective Affiliates shall purchase the maximum coverage available for three hundred and fifty percent (350%) of the most recent annual premium paid by Pathfinder prior to the date of this Agreement.

(d) If Pathfinder or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pathfinder shall assume all of the obligations set forth in this Section 4.14.

(e) The Persons entitled to the indemnification, expense reimbursement, liability limitation, exculpation and/or insurance coverage set forth in this Section 4.14 are intended to be third-party beneficiaries of this Section 4.14. This Section 4.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Pathfinder.

Section 4.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Pathfinder will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Pathfinder shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of the Group Companies shall have any obligation under this Section 4.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Pathfinder shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Pathfinder or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred and fifty percent (350%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, Pathfinder or one of their respective Affiliates shall purchase the maximum coverage available for three hundred and fifty percent (350%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If the Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pathfinder shall assume all of the obligations set forth in this Section 4.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 4.15 are intended to be third-party beneficiaries of this Section 4.15. This Section 4.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Pathfinder.

Section 4.16 Post-Closing Directors and Officers.

(a) Pathfinder shall take or cause to be taken all actions as may be necessary or reasonably appropriate such that effective immediately after the Effective Time: (i) the Pathfinder Board shall initially consist of up to 10 directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of up to four (4) directors; (ii) the members of the Pathfinder Board are the individuals determined in accordance with Section 4.16(b); (iii) the members of the compensation committee, audit committee and nominating committee of the Pathfinder Board are the individuals determined in accordance with Section 4.16(c); and (iv) the officers of Pathfinder (the “Officers”) are the individuals determined in accordance with Section 4.16(d).

(b) The individuals identified on Section 4.16(b) of the Company Disclosure Schedules shall be directors on the Pathfinder Board immediately after the Effective Time, with up to nine (9) individuals being deemed designated by Silver Lake LP as set forth opposite his or her name as a “Silver Lake Designee” and being in the class of directors set forth opposite his or her name (each, a “Silver Lake Designee”) and one individual being deemed designated by the Sponsor as set forth opposite his or her name as a “Sponsor Designee” and being in the class of directors set forth opposite his or her name (the “Sponsor Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, (i) Silver Lake LP may in its sole discretion add directors to complete the list (subject to the cap of nine (9) directors so identified) or replace any Silver Lake Designee with any individual by written notice to Pathfinder and the Sponsor and, upon Silver Lake LP so giving written notice of the replacement of such Company Designee, Section 4.16(b) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Silver Lake Designee in lieu of, and to serve in the same class of directors as, the individual so replaced, and (ii) the Sponsor may give written notice of its intent to replace the Sponsor Designee to the Company and, upon the Sponsor so giving written notice of its intent to replace the Sponsor Designee and the written approval of such proposed replacement by the Company (such approval not to be unreasonably withheld, conditioned or delayed), Section 4.16(b) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as the Sponsor Designee in lieu of, and to serve in the same class of directors as, the individual so replaced. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by Pathfinder prior to the Closing, at least the required number of directors required to be “independent directors” immediately after the Effective Time under the listing rules of the Designated Exchange shall be Silver Lake Designees.

(c) Immediately following the Effective Time, the seven (7) individuals identified on Section 4.16(c) of the Company Disclosure Schedules shall serve as a member of the committee of the Pathfinder Board specified next to such individual’s name, subject to applicable listing rules of the Designated Exchange and applicable Law. In the event that any such individuals identified on Section 4.16(c) of the Company Disclosure Schedules is replaced as a designee pursuant to Section 4.16(b), then, the Company may designate another individual that will serve as a director of Pathfinder immediately following the Effective Time to replace such individual to serve on such committee of the Pathfinder Board.

(d) The individuals identified on Section 4.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time designated by Pathfinder and the Company, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 4.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, the Company may designate another individual to replace such individual to serve as such Officer by amending Section 4.16(d) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 4.17 PCAOB Financials.

(a) The Company shall deliver to Pathfinder, (i) as promptly as reasonably practicable following the date hereof, (A) the Closing Company Audited Financial Statements and (B) the Closing Company Unaudited Financial Statements and (ii) as promptly as reasonably practicable following the date of the relevant financial statement or other applicable period, the other applicable Closing Company Financial Statements. The Closing Company Financial Statements (including, for the avoidance of doubt, the Closing Company Audited Financial Statements and the Closing Company Unaudited Financial Statements ) (A) will fairly present in all material respects the consolidated financial position of the Group Companies as at the date thereof, and the consolidated results of the Group Companies’ operations, statements of partners’ capital and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the respective dates of delivery, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement. The Company will use reasonable best efforts to promptly after the date hereof obtain the consents of its auditors with respect to the Closing Company Financial Statements as may be required by applicable Law or requested by the SEC.

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the

Company, Pathfinder in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 4.18 Pre-Closing Reorganization. The Company shall, and shall cause its Representatives to, reasonably consult with and reasonably cooperate with Pathfinder and its Representatives in connection with the Pre-Closing Reorganization and otherwise keep Pathfinder and its Representatives apprised, in reasonable detail, of the status of the Pre-Closing Reorganization. Without limiting the generality of the foregoing, (a) as promptly as practicable following the date hereof (and in any event ten (10) Business Days prior to the Closing Date), the Company shall provide, or cause to be provided, drafts of all agreements, documents and instruments related to the Pre-Closing Reorganization, and give Pathfinder and its Representatives a reasonable amount of time to review and provide comment on to all such agreements, documents and instruments, and (b) the Group Companies and Parent shall consider any comments provided by Pathfinder or any of its Representatives in good faith and incorporate any reasonable comments so provided by Pathfinder or any of its Representatives.

Section 4.19 Conduct of Business of Serve Merger Sub. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Serve Merger Sub shall not take any action, engage in any activities or business or incur any Liabilities or obligations, other than activities or business or the incurrence of any Liabilities or obligations (a) in connection with or that are otherwise incidental or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (b) related to the ownership of its Equity Securities by Pathfinder, (c) contemplated by, or incidental or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (d) those that are administrative or ministerial, in each case for purposes of this clause (d), which are immaterial in nature or (e) those that are consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Section 4.20 Pathfinder Equity Plans. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Pathfinder Board (a) shall approve and adopt the Pathfinder 2021 Omnibus Incentive Plan and the Pathfinder Executive Officer Severance Plan, substantially in the form attached hereto as Exhibit G and Exhibit H and with any changes or modifications thereto as the Company and Pathfinder may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable) (the “Pathfinder Post-Closing Incentive Equity Plans”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, and (b) an employee stock purchase plan, substantially in the form attached hereto as Exhibit I and with any changes or modifications thereto as the Company and Pathfinder may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable) (the “Pathfinder Post-Closing Employee Stock Purchase Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date.

Section 4.21 Section 16 Matters. Prior to the Effective Time, Pathfinder shall take all such steps (to the extent permitted under applicable Law) as are reasonable necessary to cause any acquisition or disposition of Pathfinder Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement or the Ancillary Documents (including the Strategic Investor Financing) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Pathfinder, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.22 Strategic Investor Subscription Agreements.

(a) The Company shall use and shall cause its Representatives to use its reasonable best efforts to cooperate with Pathfinder and its Representatives in connection with the Strategic Investor Financing.

(b) If reasonably requested by the Company, Pathfinder shall, to the extent it has such rights under the applicable Strategic Investor Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement under a Strategic Investor Subscription Agreement by a Strategic Investor to the extent necessary to cause the satisfaction of the conditions to closing of the Strategic Investor Financing set forth in the Strategic Investor Subscription Agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may (in Pathfinder’s sole discretion) be subject to, and conditioned upon, the Closing occurring and the funding of the Strategic Investor Financing immediately prior to the Closing, (ii) subject to, and condition upon, the Closing occurring immediately following the funding of the Strategic Investor Financing, the Company also waives any such breach to the extent the Company is a third party beneficiary of the provision that was so breached and (iii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such Strategic Investor Subscription Agreement with respect to such waiver.

(c) The Company and Pathfinder shall each (i) promptly notify the other upon having knowledge of any material breach or default under, or termination of, any Strategic Investor Subscription Agreement (including any refusal or repudiation by any Strategic Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable Strategic Investor Subscription Agreement), (ii) prior to delivering any written notice to a Strategic Investor with respect to any Strategic Investor Subscription Agreement, deliver such written notice to the other for its prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) promptly, and in any event, within two (2) Business Days following the Company’s reasonable request, deliver the Closing Notice (as defined in the Strategic Investor Subscription Agreements) to the Strategic Investors if conditions to the delivery of such notice under the Strategic Investor Subscription Agreement have been satisfied and all of the conditions to the Closing set forth in Article V have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).

Section 4.23 Company Change of Name. At least two Business Days prior to the Closing Date, the Company shall cause its name to be changed to “ServiceMax Subsidiary, Inc.” (or such other name as may be determined by the Company in its sole discretion) and provide evidence of the same to Pathfinder.

ARTICLE V

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT

Section 5.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b) no Order or Law issued or threatened by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Shareholder Written Consent shall have been obtained;

(e) the Required Pathfinder Shareholder Approval shall have been obtained;

(f) the Trust Account Proceeds shall be equal to or greater than $162,500,000;

(g) Pathfinder’s listing application with the Designated Exchange in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, Pathfinder shall satisfy any applicable initial and continuing listing requirements of the Designated Exchange, and Pathfinder shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Pathfinder Shares (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the Pathfinder Shares to be issued pursuant to the Merger) shall have been approved for listing on the Designated Exchange; and

(h) after giving effect to the transactions contemplated hereby (including the Strategic Investor Financing), Pathfinder shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 5.2 Other Conditions to the Obligations of Pathfinder. The obligations of Pathfinder to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Pathfinder of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representation and warranty of the Company set forth in Section 2.8(a)) and the representations and warranties of the Company set forth in Section 2.16(m) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date; provided, that any representation and warranty made as of the Original Effective Date shall be true and correct in all material respects as of the Original Effective Date and as of the Closing Date, as though made on and as of the Closing Date), (ii) the representation and warranty set forth in Section 2.8(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date and (iii) the representations and warranties of the Company set forth in Article II (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 2.16(m)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date; provided, that any representation and warranty made as of the Original Effective Date shall be true and correct in all respects as of the Original Effective Date and as of the Closing Date, as though made on and as of the Closing Date), except where the failure of such representations and warranties to be true and correct, individually or taken as a whole, does not cause and would not constitute a Company Material Adverse Effect;

(b) (i) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing, and (ii) each of Parent, Parent GP and Silver Lake LP shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by each of them under the Company Transaction Support Agreement and/or the Company Shareholder Transaction Support Agreement, as applicable, at or prior to the Closing;

(c) since the Original Effective Date, no Company Material Adverse Effect has occurred;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Pathfinder a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 5.2(a), Section 5.2(b) and Section 5.2(c) are satisfied, in a form and substance reasonably satisfactory to Pathfinder; and

(e) the Pre-Closing Reorganization shall have been consummated in accordance with the applicable terms of this Agreement.

Section 5.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Pathfinder Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Pathfinder Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (ii) the representations and warranties of the Pathfinder Parties set forth in Article III of this Agreement (other than the Pathfinder Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Pathfinder Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Pathfinder Material Adverse Effect;

(b) Pathfinder shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) at or prior to the Closing, Pathfinder shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of Pathfinder, dated as of the Closing Date, to the effect that the conditions specified in Section 5.3(a) and Section 5.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(d) the sum of (i) the Trust Account Proceeds plus (ii) the Aggregate Closing Strategic Financing Proceeds (in each case, for the avoidance of doubt, not taking into account any payment of fees, expenses or other amounts on or after the Closing Date (including any Unpaid Expenses)), shall be equal to or greater than $225,000,000.

Section 5.4 Frustration of Closing Conditions. None of the Company Parties may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was, individually or in the aggregate, proximately caused by a Company Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 4.2 or a Company Party’s breach of this Agreement or Parent’s, Parent GP’s or Silver Lake’s breach of the Company Transaction Support Agreement. None of the Pathfinder Parties may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was proximately caused by such Pathfinder Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 4.2 or its breach of this Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Pathfinder and the Company;

(b) by Pathfinder, if any of the representations or warranties set forth in Article II shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) or Parent, Parent GP or Silver Lake has failed to perform any covenant or agreement on the part of Parent, Parent GP or Silver Lake set forth in the Company Transaction Support Agreement and/or the Company Shareholder Transaction Support Agreement, as applicable, such that the condition to Closing set forth in either Section 5.2(a) or Section 5.2(b), as applicable, would not (assuming the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Pathfinder, and (ii) the Termination Date; provided, however, that Pathfinder is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 5.3(a) or Section 5.3(b) from being satisfied (assuming the Closing occurred as of such date);

(c) by the Company, if any of the representations or warranties set forth in Article III shall not be true and correct or if Pathfinder has failed to perform any covenant or agreement on the part of it set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 5.3(a) or Section 5.3(b) would not (assuming the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Pathfinder by the Company and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement and none of Parent, Parent GP or Silver Lake is then in breach of the Company Transaction Support Agreement and/or the Company Shareholder Transaction Support Agreement, as applicable, so as to prevent the condition to Closing set forth in Section 5.2(a) or Section 5.2(b) from being satisfied (assuming the Closing occurred as of such date);

(d) by either Pathfinder or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to January 15, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 6.1(d) shall not be available to Pathfinder if Pathfinder’s breach of any of its covenants or agreements under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 6.1(d) shall not be available to the Company if any Company Party’s breach of its covenants or agreements under this Agreement or Parent’s, Parent GP’s or Silver Lake’s breach of any of its covenants or agreements set forth in the Company Transaction Support Agreement and/or the Company Shareholder Transaction Support Agreement, as applicable, shall have, either individually or in the aggregate, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Pathfinder or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either Pathfinder or the Company if the Pathfinder Shareholders Meeting has been held (including any adjournment thereof), has concluded, the Pathfinder’s shareholders have duly voted and the Required Pathfinder Shareholder Approval was not obtained; or

(g) by Pathfinder, if the Company does not deliver, or cause to be delivered, to Pathfinder the Company Shareholder Written Consent in accordance with Section 4.13(a) on or prior to the Company Shareholder Written Consent Deadline.

Section 6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 4.3(a), this Section 6.2, Article VII (other than Section 7.1) and Annex A (to the extent, with respect to Annex A, related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the

Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 6.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Strategic Investor Subscription Agreement, the Confidentiality Agreement, any Company Transaction Support Agreement, Company Shareholder Transaction Support Agreements or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Non-Survival. Other than those representations, warranties, covenants and agreements set forth in Sections 1.1, 2.25, 2.26, 3.16 and 3.18, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 7.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any Pathfinder Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms. For the avoidance of doubt, any covenant, agreement or other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 7.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof (including the Original Agreement). This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Pathfinder and the Company prior to Closing and (b) the Company and the Sponsor following the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 7.2 shall be void.

Section 7.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Pathfinder and the Company, prior to the Effective Time and (b) the Company and the Sponsor, after the Effective Time. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 7.3 shall be void, ab initio.

Section 7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any Pathfinder Party (prior to the Effective Time) or the Sponsor, to:

c/o Pathfinder Acquisition LLC

1950 University Avenue, Suite 350

Palo Alto, CA 94303

Attention:
E-mail:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

55 California Street, 27th Floor

San Francisco, CA 94104

Attention:

Email:

(b) If to the Company, to:

c/o ServiceMax, Inc.

4450 Rosewood Drive

Pleasanton, CA 94588

Attention:
Email:

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Attention:
Email:

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except that the laws of the Cayman Islands, inclusive of the Cayman Act, shall also apply to the Domestication.

Section 7.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Pathfinder shall pay, or cause to be paid, all Unpaid Pathfinder Expenses.

Section 7.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is not exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) references from or through any date mean from and including or through and including such date, respectively; (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (l) the words “provided”, “delivered” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Pathfinder, any documents or other materials posted to the electronic data room located at Datasite (https://americas.datasite.com/global/projects) under the project name “Project Stronghold” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the Original Effective Date; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (o) the phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 7.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Pathfinder Disclosure Schedules corresponding to any Section or subsection of Article II (in the case of the Company Disclosure Schedules) or Article III (in the case of the Pathfinder Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article II (in the case of the Company Disclosure Schedules) or Article III (in the case of the Pathfinder Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article II or Article III may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 7.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 4.14, Section 4.15 and the two subsequent sentences of this Section 7.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 1.3, Section 4.16(c), Section 7.2, Section 7.3, Section 7.14, Section 7.17 and this Section 7.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 7.13 and this Section 7.9 (to the extent related to the foregoing).

Section 7.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 7.12 Knowledge of Company; Knowledge of Pathfinder. For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 7.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to Pathfinder’s knowledge” and “to the knowledge of Pathfinder” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 7.12(b) of the Pathfinder Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For the avoidance of doubt, other than for Fraud, none of the individuals set forth on Section 7.12(a) of the Company Disclosure Schedules or Section 7.12(b) of the Pathfinder Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 7.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any Pathfinder Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the Pathfinder Non-Party Affiliates, in the case of Pathfinder, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Pathfinder or any Non-Party Affiliate concerning any Group Company, any Pathfinder Party, this Agreement or the transactions contemplated hereby.

Section 7.14 Extension; Waiver. The Company prior to the Effective Time and the Sponsor after the Effective Time may (a) extend the time for the performance of any of the obligations or other acts of any

Pathfinder Party set forth herein, (b) waive any inaccuracies in the representations and warranties of any Pathfinder Party set forth herein or (c) waive compliance by any Pathfinder Party with any of the agreements or conditions set forth herein. Pathfinder (prior to the Effective Time) and the Sponsor (following the Effective Time) may (i) extend the time for the performance of any of the obligations or other acts of any Company Party set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by any Company Party with any of the agreements, covenants or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement or the Ancillary Documents. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 7.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.15.

Section 7.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 7.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 7.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 7.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 7.18 Trust Account Waiver. Reference is made to the final prospectus of Pathfinder, filed with the SEC (File No. 333-252498) on February 16, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that Pathfinder has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of the public shareholders of Pathfinder’s Class A Shares (the “Pathfinder Shareholders”), and Pathfinder may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Pathfinder entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Pathfinder or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its respective Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Pathfinder or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Pathfinder or its Affiliates).

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PATHFINDER ACQUISITION CORPORATION

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

SERVE MERGER SUB, INC.

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

SERVICEMAX, INC.

By:	/s/ Ellen O’Donnell
Name:	Ellen O’Donnell
Title:	Chief Legal Officer

[Signature Page to Business Combination Agreement]

Annex A

Certain Definitions

For the purposes of this Agreement, the following terms have the respective meanings set forth below:

“Additional Pathfinder SEC Reports” has the meaning set forth in Section 3.7.

“Adjusted Company Pre-Closing Equity Value” means an amount equal to (a) the Company Pre-Closing Equity Value, minus (b) the aggregate amount of payments or other amounts required to be paid by Parent or any of its Affiliates in respect of the Parent Cash Plan (and/or any grants, award or similar agreement with respect thereto) as a result of, or in connection with or after taking into account the effect of, the Transactions, minus (c) the employer portion of any payroll, social security, employment or similar Taxes payable in connection with the vesting or settlement of any Vested Company Equity Awards or the payments contemplated by clause (b).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing, solely for purposes of Section 2.22, the term “Affiliate” with respect to the Company shall not include Silver Lake portfolio companies under common control with the Company (except, for the avoidance of doubt, for Parent, the Company and its Subsidiaries).

“Aggregate Closing Strategic Financing Proceeds” means the aggregate cash proceeds actually received (or deemed received) by any of the Pathfinder Parties in respect of the Strategic Investor Financing (whether prior to or on the Closing Date). For the avoidance of doubt, any cash proceeds received (or deemed received) by any Pathfinder Party in respect of any amounts funded under a Strategic Investor Subscription Agreement prior to the Closing Date shall constitute, and be taken into account for purposes of determining, the Aggregate Closing Strategic Financing Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 1.3.

“Allocation Schedule Requirements” has the meaning set forth in Section 1.3.

“Ancillary Documents” means the Shareholder Rights Agreement, Sponsor Letter Agreement, the Strategic Investor Subscription Agreements, the Company Transaction Support Agreement, the Company Shareholder Transaction Support Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Business Combination Proposal” has the meaning set forth in Section 4.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in San Francisco, California are open for the general transaction of business; and, solely to the extent related to any covenant, agreement or other action hereunder or under any applicable Ancillary Document that requires any applicable Governmental Entity in the Cayman Islands to be open, any applicable Governmental Entity in the Cayman Islands are open for the specific purposes of any such covenant, agreement or other action; provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state or local Laws or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed on August 8, 2020.

“Cayman Act” has the meaning set forth in Section 1.1(c).

“Certificate of Merger” has the meaning set forth in Section 1.1(d)(ii).

“Certificates” has the meaning set forth in Section 1.1(d)(vii).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Change of Control Transaction” means (a) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which all or a material portion of the Company Common Shares are, directly or indirectly, converted into cash, securities or other property or non-cash consideration of or paid by an unrelated Person or entity, including parties acting as a “group” as defined in Section 13(d)(3) of the Exchange Act (other than, in the case of this clause (a), any transaction in which the holders of the Company Common Shares as of immediately prior to the consummation of such transaction continue to own all or substantially all of the Equity Securities of the Company (or any successor or parent entity of the Company) immediately following the consummation of such transaction), (b) a direct or indirect sale, lease, exchange or other Transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of the Company’s assets, as determined on a consolidated basis, to an unrelated Person or entity, including parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (c) any transaction or series of related transactions that results, directly or indirectly, in the shareholders of the Company as of immediately prior to such transactions holding, in the aggregate, less than fifty percent (50%) of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction or fifty percent (50%) of the Equity Securities of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction (whether voting or non-voting) immediately after the consummation thereof (in the case of each of clause (a), (b) or (c), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or Transfer of Equity Securities or assets or otherwise).

“Closing” has the meaning set forth in Section 1.2.

“Closing Company Financial Statements” has the meaning set forth in Section 2.4(b).

“Closing Company Unaudited Financial Statements” has the meaning set forth in Section 2.4(b).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Filing” has the meaning set forth in Section 4.4(b).

“Closing Press Release” has the meaning set forth in Section 4.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble. Any reference to the Company in this Agreement or any Ancillary Document shall be deemed to refer to the Surviving Company, as the context so requires.

“Company Acquisition Proposal” means any inquiry, proposal or offer concerning (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company, Parent or any of their controlled Affiliates or a majority of the voting power or Equity Securities of the Company, Parent or any of their controlled Affiliates or (ii) acquires, is granted, leased or licensed or otherwise purchases all or a material portion of assets, properties or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, liquidation, dissolution, recapitalization, reorganization, amalgamation, scheme of arrangement, purchase assets, share exchange, business combination, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any issuance, sale or acquisition of any portion of the Equity Securities or voting power or similar investment in the Company, Parent or any of their controlled Affiliates (other than the issuance of Company Restricted Stock or Company RSUs pursuant to Section 1.4 and in accordance with the terms of the Company Equity Plan prior to the Closing). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or any other transaction with Pathfinder and its Affiliates shall constitute a Company Acquisition Proposal.

“Company Board” has means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 4.13(a).

“Company Common Shares” means shares of common stock, par value $0.01 per share, of the Company.

“Company D&O Persons” has the meaning set forth in Section 4.15(a).

“Company D&O Tail Policy” has the meaning set forth in Section 4.15(c).

“Company Data” means all databases, data compilations, information and other data, including retail measurements, consumer panels, product descriptors, classifications, features, and identifiers, order, sales, transactions, inventories, purchasing, preference and consumption data, market segmentation, performance and channel data, and supplier, vendor, distributor and customer lists and market research and studies, in each case that is utilized in connection with or incorporated into the creation or distribution of any Company Product, whether in hard copy or electronic or other format, and whether or not de-identified, aggregated, anonymized, compiled or structured.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Pathfinder by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Parent or any

Group Company of rights of any kind to receive any Equity Security of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company under any Company Equity Plan or otherwise that is outstanding. For purposes of clarity, Company Equity Awards do not include awards granted in Parent.

“Company Equity Plans” means, collectively, any plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Parent or any Group Company of rights of any kind to receive (i) any Equity Securities of any Group Company or (ii) benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) the aggregate amount of Change of Control Payments that are payable as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement that when paid constitute compensation to the recipient, transaction or similar bonuses, stay bonuses, retention payments and any other similar payments (including, in each case, the employer portion of any unemployment, social security or payroll Taxes thereon without regard to any ability to defer such Taxes under the CARES Act) that are created, accelerated, accrued, become payable to, or in respect of any current or former employee or other individual service provider, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, but excluding any “double trigger” payments and any payment due as a result of an action taken by Pathfinder prior to the Effective Time, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including the HSR Act filing fees. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Pathfinder Expenses or any other fees, expenses, commissions or other amounts that are expressly allocated to any other Person pursuant to this Agreement or any Ancillary Document.

“Company Fundamental Representations” means the representations and warranties set forth in Section 2.1(a) and Section 2.1(b) (Organization and Qualification), Section 2.2(a), Section 2.2(c), Section 2.2(d) and Section 2.2(g) (Capitalization of the Group Companies), Section 2.3 (Authority), Section 2.8(a) (No Company Material Adverse Effect), the last sentence of Section 2.8 (No Interim Breach of Interim Operating Covenants), Section 2.17 (Brokers) and Section 2.24 (No Other Activities).

“Company IT Systems” means all networks, servers, endpoints, computer systems, platforms, Software, computer hardware, firmware, middleware, data communication lines, routers, hubs, storage, switches and all other information technology systems, Databases, servers, network equipment, including all electronic connections between and among them, and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that are licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement to occur on or prior to the Closing Date (including the Pre-Closing Reorganization and the Merger) in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any strike, riot, cyberattack, protests, and any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 2.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 5.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Party” means each of the Company and its Subsidiaries, Parent and Parent GP.

“Company Post-Closing Certificate of Incorporation” has the meaning set forth in Section 1.1(a)

“Company Pre-Closing Equity Value” means $1,425,000,000.

“Company Product” means all Software products and services (including products and services under development) that are, as of the date of this Agreement, being developed, marketed, offered, sold, licensed, provided or distributed by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 2.19.

“Company Related Party Transactions” has the meaning set forth in Section 2.19.

“Company Restricted Stock” has the meaning set forth in Section 1.4(a).

“Company Rollover Plan” means the ServiceMax Inc. 2021 Rollover Incentive Plan.

“Company RSU” has the meaning set forth in Section 1.4(a).

“Company Shareholders” means, collectively, the holders of Company Common Shares as of any determination time at or prior to the Effective Time.

“Company Shareholder Transaction Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Shareholder Written Consent” has the meaning set forth in Section 4.13(a).

“Company Shareholder Written Consent Deadline” has the meaning set forth in Section 4.13(a).

“Company Transaction Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 25, 2021, by and between the Company and Pathfinder.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 2.13(e).

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“Designated Exchange” means Nasdaq or NYSE (or any such exchanges’ affiliated exchanges) or such other primary stock exchange on which the Pathfinder Shares and Pathfinder Post-Closing Warrants will be listed following the consummation of the Transactions contemplated herein; provided, that the Designated Exchange shall be Nasdaq, unless (i) in the case of NYSE (or one its affiliated exchanges), (A) Pathfinder reasonably determines, in good faith and after consultation with the Company, that the Designated Exchange should be NYSE (or one of its affiliated exchanges) based on adverse developments in the listing process of Nasdaq following the date hereof and such change from Nasdaq to NYSE would not reasonably be expected to materially delay the Closing of the Transactions and would not adversely affect any of the covenants, agreements, rights or obligations of any Party to this Agreement or any Person party to any Ancillary Document, or (B) such exchange is mutually agreed to in writing by the Company and Pathfinder prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder) (ii) in the case of any exchange other than Nasdaq or NYSE (or their affiliated exchanges), such exchange is mutually agreed to in writing by the Company and Pathfinder prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder).

“DGCL” has the meaning set forth in Section 1.1(c).

“Dissenting Company Shareholder” has the meaning set forth in Section 1.7.

“Dissenting Company Shares” has the meaning set forth in Section 1.7.

“Domestication” has the meaning set forth in the Recitals.

“Domestication Proposal” has the meaning set forth in Section 4.8.

“Effective Time” has the meaning set forth in Section 1.1(d)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other incentive, bonus, commission, profit-sharing, stock option, stock purchase, stock ownership, other equity or equity-based compensation, employment, individual independent contractor, individual consulting, compensation (other than base salary or base wage rate), vacation or other leave, change in control, retention, transaction, supplemental retirement, severance, health, medical, disability, life insurance, welfare, deferred compensation, fringe benefit, employee loan (but excluding loans under a qualified 401(k) plan) or other benefit or compensatory plan, program, policy, practice, scheme, Contract or other arrangement that any Group Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Employee Stock Purchase Plan Proposal” has the meaning set forth in Section 4.8.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 1.5(a).

“Exchange Agent Agreement” has the meaning set forth in Section 1.5(a).

“Exchange Proposal” has the meaning set forth in Section 4.8.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 2.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, provincial, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, governmental commission, branch, department, official, board, bureau, instrumentality or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal, arbitrator or mediator (public or private).

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substances” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Equity Plans Proposal” has the meaning set forth in Section 4.8.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. For the avoidance of doubt, Indebtedness does not include Company Expenses or Pathfinder Expenses.

“Intellectual Property Rights” means all intellectual property rights and related proprietary rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; (f) database rights, including rights under the European Union Directive 96/9/EC and all other similar rights throughout the world, whether or not arising by statute, even when not a creative work of authorship or non-public; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Intervening Event” means any material change, event, effect, or occurrence (a) that was not known or reasonably foreseeable to the Pathfinder Board as of the Original Effective Date and that becomes known to the Pathfinder Board after the Original Effective Date and prior to the receipt of the Pathfinder Shareholder Approval and (b) that does not relate to an Pathfinder Acquisition Proposal; provided, however, that (i) any change in the price or trading volume of Pathfinder Shares or Pathfinder Warrants shall not, in and of itself, constitute an Intervening Event and (ii) any change, event, effect or occurrence to the extent excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iii) and (viii) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Company Material Adverse Effect) shall not, in and of itself, constitute an Intervening Event.

“Investment Company Act” means the Investment Company Act of 1940.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 2.4(a).

“Law” means any federal, national, state, local, foreign, national, multi-national or supranational statute, law (including common law and, if applicable, fiduciary or similar duties), act, statute, ordinance, treaty, order, decree, approval, rule, judgment, code, regulation or other binding directive, decision or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 2.18(b).

“Letter of Transmittal” means the letter of transmittal, in such form as reasonably satisfactory each of the Exchange Agent, Pathfinder and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking. Notwithstanding the foregoing or anything to the contrary herein, Liability shall not include any Company Expenses or Pathfinder Expenses.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lookback Date” means the date which is three (3) years prior to the date of this Agreement.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 2.7(a).

“Material Permits” has the meaning set forth in Section 2.6.

“Merger” has the meaning set forth in Section 1.1(d)(i).

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Non-Party Affiliate” has the meaning set forth in Section 7.13.

“Officers” has the meaning set forth in Section 4.16(a).

“Off-the-Shelf Software” means any Software or Database that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per agreement or an ongoing licensee fee of less than $50,000 per year.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Original Effective Date” has the meaning set forth in the recitals to this Agreement.

“Other Class B Shareholders” means each of Steve Walske and Paul Weiskopf and Omar Johnson, each of whom is a holder of Pathfinder Class B Shares as of the date hereof.

“Other Closing Company Financial Statements” has the meaning set forth in Section 2.4(b).

“Other Pathfinder Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Pathfinder Shares entitled to vote thereon, whether in person or by proxy at the Pathfinder Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Pathfinder and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parent” has the meaning set forth in the recitals to this Agreement.

“Parent Cash Plan” means, collectively, the set of cash-based awards tracking equity value issued by Parent to service providers of the Company.

“Parent Equity Award” means, as of any determination time, each Profits Interest and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Parent or any Group Company of rights of any kind to receive any Equity Security of Parent or benefits measured in whole or in part by reference to Equity Securities of Parent under any Parent Equity Plan or otherwise that is outstanding.

“Parent Equity Plan” means, collectively, (a) the plan providing for profits interest and other equity-based grants to service providers of the Company of the Parent and (b) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Parent or any Group Company of (i) any Equity Security of Parent or (ii) benefits measured in whole or in part by reference to Equity Securities of Parent.

“Parent Equityholder” means, as of any determinate time, any holder of Equity Securities of Parent.

“Parent GP” has the meaning set forth in the recitals to this Agreement.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Pathfinder” means (a) prior to the consummation of the Domestication, Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability, and (b) from and after the consummation of the Domestication, Pathfinder Acquisition Corporation as domesticated in Delaware, and anticipated to be named “ServiceMax, Inc.”. Any reference to Pathfinder in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or (b), as the context so requires.

“Pathfinder Acquisition Proposal” means (a) any transaction or series of related transactions under which Pathfinder or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a “business combination” (as defined in the Governing Documents of Pathfinder) with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (b) except as otherwise permitted by, or entered into in accordance with, Section 4.10, any material equity or similar investment in Pathfinder or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or any transaction with the Company or its Affiliates shall constitute a Pathfinder Acquisition Proposal.

“Pathfinder Board” has the meaning set forth in the recitals to this Agreement.

“Pathfinder Board Recommendation” has the meaning set forth in Section 4.8.

“Pathfinder Class A Shares” means, prior to the Domestication, Pathfinder’s Class A ordinary shares with a nominal or par value of US$0.0001 each per share.

“Pathfinder Class B Shares” means, prior to the Domestication, Pathfinder’s Class B ordinary shares with a nominal or par value of US$0.0001 each per share.

“Pathfinder Common Share Value” means $10.00.

“Pathfinder D&O Persons” has the meaning set forth in Section 4.14(a).

“Pathfinder Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Pathfinder on the date of this Agreement.

“Pathfinder Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by, any Pathfinder Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Pathfinder and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Pathfinder pursuant to this Agreement or any Ancillary Document, including the HSR Act filing fees. Notwithstanding the foregoing or anything to the contrary herein, Pathfinder Expenses shall not include any Company Expenses or any other fees, expenses, commissions or other amounts that are expressly allocated to any other Person pursuant to this Agreement or any Ancillary Document.

“Pathfinder Financial Statements” means all of the financial statements of Pathfinder included in the Pathfinder SEC Reports.

“Pathfinder Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Brokers) and Section 3.6 (Capitalization of Pathfinder).

“Pathfinder Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Pathfinder Parties, taken as a whole, or (b) the ability of any Pathfinder Party to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Pathfinder Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any strike, riot, protests, cyberattacks, and any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Pathfinder Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Pathfinder Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 5.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any Pathfinder Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; or (ix) any change, event, development, effect or occurrence that is generally applicable to “SPACs”; provided, however, that (A) any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or clause (ix) may be taken into account in determining whether a Pathfinder Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, development, effect or occurrence has or has had a disproportionate adverse effect on Pathfinder relative to other “SPACs,” and (B) in no event shall (x) any change, event, development, effect or occurrence to the extent relating to any of the Group Companies, (y) any Pathfinder Shareholder Redemption, in and of itself, or (z) any failure, in and of itself, by a Strategic Investor to fulfill its obligations under a Strategic Investor Subscription Agreement constitute a Pathfinder Material Adverse Effect.

“Pathfinder Non-Party Affiliates” means, collectively, each Pathfinder Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Pathfinder Related Party (other than, for the avoidance of doubt, Pathfinder).

“Pathfinder Parties” means, collectively, Pathfinder and Serve Merger Sub.

“Pathfinder Pre-Closing Shares” means, collectively, the Pathfinder Class A Shares and the Pathfinder Class B Shares.

“Pathfinder Post-Closing Bylaws” has the meaning set forth in Section 1.1(c).

“Pathfinder Post-Closing Certificate of Incorporation” has the meaning set forth in Section 1.1(c).

“Pathfinder Post-Closing Employee Stock Purchase Plan” has the meaning set forth in Section 4.20.

“Pathfinder Post-Closing Incentive Equity Plans” has the meaning set forth in Section 4.20.

“Pathfinder Post-Closing Common Shares” means, from and after the Domestication, the shares of common stock of Pathfinder, par value $0.00001 per share.

“Pathfinder Post-Closing Warrant” has the meaning set forth in Section 1.1(c).

“Pathfinder Related Party” has the meaning set forth in Section 3.9.

“Pathfinder Related Party Transactions” has the meaning set forth in Section 3.9.

“Pathfinder SEC Reports” has the meaning set forth in Section 3.7.

“Pathfinder Shareholder Approval” means, collectively, the Required Pathfinder Shareholder Approval and the Other Pathfinder Shareholder Approval.

“Pathfinder Shareholder Redemption” means the right of the holders of Pathfinder Class A Shares to redeem all or a portion of their Pathfinder Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Pathfinder.

“Pathfinder Shareholders” has the meaning set forth in Section 7.18.

“Pathfinder Shareholders Meeting” has the meaning set forth in Section 4.8.

“Pathfinder Shares” means (a) prior to the consummation of the Domestication, the Pathfinder Pre-Closing Shares and (b) from and after the consummation of the Domestication, the Pathfinder Post-Closing Common Shares. Any reference to the Pathfinder Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Pathfinder Sponsor Consent” means the prior consent of the Sponsor with respect to the entry by Pathfinder into this Agreement, as required pursuant to the letter agreement, dated February 16, 2021, by and among Pathfinder, Sponsor and the other Persons party thereto.

“Pathfinder Warrants” means, prior to the Domestication, each warrant (or fraction of a warrant) to purchase one Pathfinder Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any Other Class B Shareholder).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property in the ordinary course of business and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, business trust, trust, Governmental Entity or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information that identifies or is reasonably capable of being associated with an identified natural person and that is regulated by applicable Privacy Laws.

“Pre-Closing Pathfinder Holders” means the holders of Pathfinder Shares at any time prior to the Effective Time.

“Pre-Closing Reorganization” has the meaning set forth in Section 1.1(a).

“Privacy and Data Security Policies” has the meaning set forth in Section 2.20(a).

“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing by or on behalf of the Group Companies or otherwise relating to privacy, data and cyber security, or security breach notification requirements and applicable to the Group Companies, to the conduct of their respective businesses, or to any of the Company IT Systems: (a) all applicable Privacy Laws, (b) provisions relating to Processing of Personal Data in all applicable Privacy Contracts, (c) all applicable Privacy and Data Security Policies and (d) to the extent applicable to the Group Companies, the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Privacy Contracts” means all Contracts between any Group Company and any Person that govern the Processing of Personal Data.

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data and that apply to the Group Companies.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, inquiry, proceeding, suit, mediation, or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” or “Processing” or “Processes” means the collection, compilation, receipt, access, acquisition, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), destruction, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Profits Interests” means the Vested Parent Profits Interests, Unvested Parent Time-Based Profits Interests, and Unvested Parent Performance Profits Interests.

“Prospectus” has the meaning set forth in Section 7.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement of Pathfinder.

“Representatives” means with respect to any Person, such Person’s Affiliates, equityholders and its and such Affiliates’ and equityholders’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Governing Document Proposal” has the meaning set forth in Section 4.8.

“Required Pathfinder Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Pathfinder Shares entitled to vote thereon, whether in person or by proxy at the Pathfinder Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Pathfinder and applicable Law.

“Rollover Restricted Stock” has the meaning set forth in Section 1.4(c).

“Rollover RSU” has the meaning set forth in Section 1.4(c).

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Exchange Proposal and the Required Governing Document Proposal.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Pathfinder Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Breach” means any (i) unauthorized acquisition of, access to, or loss of, or misuse (by any means) of, Personal Data; (ii) unauthorized or unlawful Processing, sale or rental of Personal Data; or (iii) other act or omission that compromises the security, integrity, availability or confidentiality of Personal Data.

“Serve Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Shareholder Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Significant Customer” has the meaning set forth in Section 2.21(a).

“Significant Supplier” has the meaning set forth in Section 2.21(b).

“Signing Filing” has the meaning set forth in Section 4.4(b).

“Signing Press Release” has the meaning set forth in Section 4.4(b).

“Silver Lake” means Silver Lake Technology Management, L.L.C.

“Silver Lake Designee” has the meaning set forth in Section 4.16(b).

“Silver Lake LP” has the meaning set forth in the recitals to this Agreement.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Designee” has the meaning set forth in Section 4.16(b).

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Strategic Investor Financing” has the meaning set forth in the recitals to this Agreement.

“Strategic Investor Financing Amount” has the meaning set forth in the recitals to this Agreement.

“Strategic Investor Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Strategic Investors” has the meaning set forth in the recitals to this Agreement.

“Strategic Shares” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Company” has the meaning set forth in Section 1.1(d)(i).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 6.1(d).

“Trade Control Laws” has the meaning set forth in Section 2.22(a).

“Transaction Litigation” has the meaning set forth in Section 4.2(d).

“Transaction Proposals” has the meaning set forth in Section 4.8.

“Transaction Share Consideration” means an aggregate number of Pathfinder Post-Closing Common Shares equal to (a) the Adjusted Company Pre-Closing Equity Value, divided by (b) the Pathfinder Common Share Value.

“Transactions” means the transactions contemplated hereby, including the Strategic Investor Financing.

“Transfer” means any direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

“Trust Account” has the meaning set forth in Section 7.18.

“Trust Account Proceeds” means the aggregate cash proceeds available for release from the Trust Account to Pathfinder (or any designees thereof) in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the Pathfinder Shareholder Redemptions, and before, for the avoidance of doubt, payment of any Unpaid Expenses).

“Trust Account Released Claims” has the meaning set forth in Section 7.18.

“Trust Agreement” has the meaning set forth in Section 3.8.

“Trustee” has the meaning set forth in Section 3.8.

“Union” has the meaning set forth in Section 2.14(c).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Effective Time.

“Unpaid Expenses” means all Unpaid Company Expenses and all Unpaid Pathfinder Expenses.

“Unpaid Pathfinder Expenses” means the Pathfinder Expenses that are unpaid as of immediately prior to the Effective Time.

“Unvested Company Equity Award” means each Company Equity Award outstanding immediately prior to the Effective Time that is not a Vested Company Equity Award.

“Unvested Parent Equity Award” means each Parent Equity Award outstanding immediately prior to the Pre-Closing Reorganization that is not a Vested Parent Equity Award (including, for the avoidance of doubt, the Unvested Parent Time-Based Profits Interests and the Unvested Parent Performance Profits Interests).

“Unvested Parent Performance Profits Interest” has the meaning set forth in Section 1.4.

“Unvested Parent Time-Based Profits Interest” has the meaning set forth in Section 1.4.

“Vested Company Equity Award” means each Company Equity Award outstanding immediately prior to the Effective Time that is vested as of such time or will vest in connection with the consummation of, or after taking into account the effect of, the transactions contemplated hereby.

“Vested Parent Equity Award” means each Vested Parent Profits Interests outstanding immediately prior to the Pre-Closing Reorganization and each other Parent Equity Award outstanding immediately prior to the Pre-Closing Reorganization that is vested as of such time or will vest in connection with the consummation of, or after taking into account the effect of, the transactions contemplated hereby.

“Vested Parent Equityholders” means, as of any determination time, any holder of Class A Units, Vested Parent Equity Awards and/or other vested Equity Securities of Parent.

“Vested Parent Profits Interests” has the meaning set forth in Section 1.4(a).

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated February 16, 2021, between Pathfinder and the Trustee, as warrant agent.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ANNEX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF SERVICEMAX, INC.

This CERTIFICATE OF INCORPORATION (this “Certificate”) of the Corporation (as defined below), dated and effective as of [                    ], 2021 (the “Effective Date”), is adopted, executed and agreed to, by the Corporation (as defined below).

ARTICLE I

The name of the Corporation is ServiceMax, Inc. (hereinafter called the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

[Reserved.]

ARTICLE IV

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE V

Capital Stock

The total number of shares of capital stock which the Corporation shall have authority to issue is 1,100,000,000, of which (i) 1,000,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 100,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

Upon the filing of this Certificate of Incorporation (this “Certificate”), each share of capital stock of the Corporation issued and outstanding immediately prior to the filing of this certificate will for all purposes thereafter be deemed to be one issued and outstanding, fully paid and non-assessable share of Common Stock, without any further action required on the part of the Corporation or any holder of capital stock of the Corporation. The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth hereafter in, this Article V.

A. Common Stock

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as otherwise required by law or provided in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a)    the holders of Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b)    dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the board of Directors (the “Board of Directors”), in its discretion, or any authorized committee thereof; and

(c)    upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. Undesignated Preferred Stock

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers (including voting powers, full or limited, or no voting powers), preferences and the relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations and restrictions thereof. Except as otherwise provided by any certificate of designations of any series of Undesignated Preferred Stock then outstanding or by law, no holder of any series of Undesignated Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

ARTICLE VI

Stockholder Action

1.    Action without Meeting. Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof, unless (a) such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the Directors then in office or (b) the sponsor entity (as defined in Article XII) beneficially owns a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI, Section 1.

2.    Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI, Section 2.

ARTICLE VII

Directors

1.    General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided in this Certificate or required by law.

2.    Election of Directors. Election of Directors need not be by written ballot unless the by-laws of the Corporation (the “By-laws”) shall so provide.

3.    Number of Directors; Term of Office. Subject to the terms of the Amended and Restated Registration and Shareholder Rights Agreement, dated as of [                    ], 2021, by and among the Corporation and certain of its stockholders (as amended, restated, supplemented or otherwise modified from time to time, the “Registration and Shareholder Rights Agreement”), the number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes designated Class I, Class II and Class III, respectively, among which the total number of Directors shall be apportioned as nearly equally as practicable. The initial Class I Directors of the Corporation shall be [        ], [        ] and [        ]; the initial Class II Directors of the Corporation shall be [        ], [        ] and [        ]; and the initial Class III Directors of the Corporation shall be [        ], [        ] and [        ]. The initial Class I Directors shall initially serve for a term expiring at the first annual meeting of stockholders to be held following the Closing Date, the initial Class II Directors shall initially serve for a term expiring at the second annual meeting of stockholders to be held following the Closing Date, and the initial Class III Directors shall initially serve for a term expiring at the third annual meeting of stockholders to be held following the Closing Date. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third annual meeting of stockholders following their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article V of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, either separately or together with the holders of one or more other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VII, Section 3.

4.    Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, and subject to the terms of the

Registration and Shareholder Rights Agreement, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders (except as otherwise provided in the Registration and Shareholder Rights Agreement). Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the total number of Directors is increased or decreased, the Board of Directors shall, subject to Article VII, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5.    Removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom such holders have the right to elect, and subject to the terms of the Registration and Shareholder Rights Agreement, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote generally in the election of Directors, voting together as a single class. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at such meeting.

ARTICLE VIII

Limitation of Liability

To the fullest extent permitted by law, no Director of the Corporation will be personally liable to the Corporation or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a Director. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors of corporations, then the liability of each Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VIII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any limitation of personal liability or other right or protection of a Director existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VIII.

ARTICLE IX

Competition and Corporate Opportunities

1.     For purposes of this Article IX:

(a)    “Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person;

(b)    “Affiliated Entity” shall mean (i) any Person (other than the Corporation and any Person that is controlled by the Corporation) of which a Non-Employee Director serves as a director, manager, officer, employee, agent or other representative, (ii) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (iii) any Person that controls, is controlled by or is under common control with any of the foregoing, including any investment fund or vehicle under common management with any of the foregoing;

(c)    “Identified Person” shall mean any Non-Employee Director or any of his or her Affiliates or Affiliated Entities;

(d)    “Non-Employee Director” shall mean any Director who is not an employee of the Corporation; and

(e)    “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

2.      In recognition and anticipation that Non-Employee Directors and their respective Affiliates and Affiliated Entities may now or in the future engage (whether by investment, by providing services as a director or advisor or in any other capacity, or otherwise) in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage, or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its stockholders, Directors and officers in connection therewith.

3.    To the fullest extent permitted by law, no Identified Person shall have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has historically engaged, now engages or proposes to engage at any time or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or any of its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any transaction or business opportunity which may be a corporate opportunity for an Identified Person and for the Corporation or any of its Affiliates, except as provided in Section 4 of this Article IX. Subject to Section 4 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or business opportunity which may be a corporate opportunity for itself, herself or himself and for the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

4.     In addition to and notwithstanding the foregoing provisions of this Article IX, a transaction or business opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a transaction or business opportunity (a) that the Corporation is not financially or legally able or contractually permitted to undertake, (ii) that, by its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) in which the Corporation has no interest or reasonable expectancy.

5.     To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

6.     Any amendment, repeal or modification of this Article IX, or adoption, amendment or modification of any other provision of this Certificate (or of any certificate of designations of any series of Undesignated Preferred Stock) that is inconsistent with this Article IX, shall not eliminate or reduce the effect of this Article IX with respect to any transaction or business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal, modification or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any Director or officer of the Corporation under this Certificate, the By-laws, the Registration and Shareholder Rights Agreement or any other agreement or instrument by the Corporation or any of its subsidiaries providing for indemnification or advancement of expenses to such Director or officer, or applicable law.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article IX.

ARTICLE X

Amendment of By-Laws

1.     Amendment by Directors. Except as otherwise required by law or provided in any certificate of designations of any series of Undesignated Preferred Stock, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office, without the assent or vote of any stockholder.

2.    Amendment by Stockholders. Except as otherwise provided therein, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE XI

Amendment of Certificate of Incorporation; Severability

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

If any provision of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XII

Business Combinations

1.     Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

2.    Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)    prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c)    at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds (2/3) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

3.    Definitions. For purposes of this Article XII:

(a)    “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)    “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)    “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)    any merger or consolidation of the Corporation (other than a merger effected pursuant to Section 253 or 267 the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 2 of this Article XII is not applicable to the surviving entity;

(ii)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g), 253 or 267 of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)    any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d)    “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)    “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (1) any sponsor entity, or (2) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (2) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)    beneficially owns such stock, directly or indirectly; or

(ii)    has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g)    “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h)    “sponsor entity” means any investment fund affiliated with or managed by Silver Lake Partners or any of its affiliates, or any successor, transferee or affiliate thereof.

(i)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j)    “transferees” means any person who becomes a beneficial owner of voting stock upon having purchased such shares from the investment funds affiliated with the sponsor entities or their respective affiliates, provided, however, that a purchaser of voting stock in a registered public offering shall not be a “transferee”.

(k)    “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any person other than a corporation, any equity interest entitled to vote generally in the election of the members of the governing body of such entity. Every reference to a percentage of voting stock in this Article XII shall refer to such percentage of the votes of such voting stock.

ARTICLE XIII

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or any of the Corporation’s stockholders, or any claim for aiding and abetting such an alleged breach, (c) any action arising pursuant to any provision of the DGCL, this Certificate (as it may be amended or restated), or the By-laws, or to interpret, apply, enforce or determine the validity of this Certificate (as it may be amended or restated) or the By-laws, (d) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation (i) arising pursuant to any provision of the DGCL, this Certificate (as it may be amended or restated) or the By-laws or (ii) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, or (d) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware; provided, however, that the foregoing shall not apply to any claim (A) as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, or (C) arising under the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless the Corporation consents in writing to the selection of an alternative forum. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

[End of Text]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this          day of                     , 2021.

SERVICEMAX, INC.

By:
Name:
Title:

[ServiceMax, Inc., Certificate of Incorporation]

ANNEX C

AMENDED AND RESTATED BYLAWS OF SERVICEMAX, INC.

C-i

C-ii

SERVICEMAX, INC.

AMENDED AND RESTATED BYLAWS

SECTION 1—STOCKHOLDERS

Section 1.1. Annual Meeting.

An annual meeting of the stockholders of ServiceMax, Inc., a Delaware corporation (the “Corporation”), for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held either at a place, if any, within or without the State of Delaware, on the date and at the time that the Board of Directors of the Corporation (the “Board of Directors”) shall each year fix. Unless stated otherwise in the notice of the annual meeting of the stockholders of the Corporation, such annual meeting shall be at the principal office of the Corporation.

Section 1.2. Advance Notice of Nominations and Proposals of Business.

(a)    Nominations of persons for election to the Board of Directors and proposals for other business to be transacted by the stockholders at an annual meeting of stockholders may be made (i) pursuant to the Corporation’s notice with respect to such meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of record of the Corporation who (A) was a stockholder of record at the time of the giving of the notice contemplated in Section 1.2(b), (B) is entitled to vote at such meeting and (C) has complied with the notice procedures set forth in this Section 1.2. Subject to Section 1.2(h) and except as otherwise required by law, clause (iii) of this Section 1.2(a) shall be the exclusive means for a stockholder to make nominations or propose other business (other than nominations and proposals properly brought pursuant to applicable provisions of federal law, including the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder), before an annual meeting of stockholders.

(b)    Except as otherwise required by law, for nominations or proposals to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 1.2(a), (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation with the information contemplated by Section 1.2(c), including, where applicable, delivery to the Corporation of timely and completed questionnaires as contemplated by Section 1.2(c), and (ii) the business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware (the “DGCL”). The notice requirements of this Section 1.2 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting.

(c)    To be timely for purposes of Section 1.2(b), a stockholder’s notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation on a date (i) not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the prior year’s annual meeting or (ii) or if there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than thirty (30) days before or after the anniversary date of the prior year’s annual meeting, on or before ten (10) days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the delivery of such notice. Such notice from a stockholder must state (i) as to each nominee that the stockholder proposes for election or reelection as a director, (A) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act and such nominee’s written consent to serve as a director if elected, and (B) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder, any Stockholder Associated Person (as defined below) or any of their respective affiliates or associates, on the one hand, and the proposed nominee or any of his or her affiliates or associates, on the other hand; (ii) as to each proposal that the stockholder seeks to bring before the meeting, the text of the proposal (including the text of any resolutions proposed for consideration and in the event that it includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), a brief description of such proposal, the reasons for making the proposal at the meeting, and any material interest that the stockholder has in the proposal; and (iii) (A) the name and address of the stockholder giving the notice and the Stockholder Associated Persons, if any, on whose behalf the nomination or proposal is made, (B) the class (and, if applicable, series) and number of shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially or of record by the stockholder or any Stockholder Associated Person, (C) any option, warrant, convertible security, stock appreciation right or similar instrument, right, agreement, arrangement or understanding with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of capital stock of the Corporation, whether or not such instrument, right, agreement, arrangement or understanding shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock of the Corporation (each, a “Derivative Instrument”) directly or indirectly owned beneficially or of record by such stockholder or any Stockholder Associated Person, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any securities of the Corporation, (E) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or beneficially owns, directly or indirectly, an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of the shares of capital stock of the Corporation or Derivative Instruments, (G) any other information relating to such stockholder or any Stockholder Associated Person, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations of the SEC thereunder, (H) a representation that the stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (I) a certification as to whether or not the stockholder and all Stockholder Associated Persons have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and each Stockholder Associated Person’s acquisition of shares of capital stock or other securities of the Corporation and the stockholder’s and each Stockholder Associated Person’s acts or omissions as a stockholder (or beneficial owner of securities) of the Corporation and (J) whether the stockholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares reasonably believed by such stockholder to be sufficient to elect such nominee or nominees or otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination. For purposes of these bylaws, a “Stockholder Associated Person” with respect to any stockholder means (i) any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Exchange Act) of such stockholder, (ii) any beneficial owner of any capital stock or other securities of the Corporation owned of record or beneficially by such stockholder, (iii) any person directly or indirectly controlling, controlled by or under common control with any such Stockholder Associated Person referred to in clause (i) or (ii) above and (iv) any person acting in concert in respect of any matter involving the Corporation or its securities with either such stockholder or any beneficial owner of any capital stock or other securities of the Corporation owned of record or beneficially by such stockholder. In addition, in order for a nomination to be properly brought before an annual or special meeting by a stockholder pursuant to clause (iii) of Section 1.2(a), any nominee proposed by a stockholder shall complete a questionnaire, in a form provided by the Corporation, and deliver a signed copy of such completed questionnaire to the Corporation within ten (10) days of the date that the Corporation makes available to the stockholder seeking to make such nomination or such nominee the form of such questionnaire. The Corporation may require any proposed nominee to furnish such other information as may be reasonably requested by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee. The information required to be included in a notice pursuant to this Section 1.2(c) shall be provided as of the date of such notice and shall be supplemented by the stockholder not later than ten (10) days after the record date for the determination of stockholders entitled to notice of the meeting to disclose any changes to such information as of the record date. The information required to be included in a notice pursuant to this Section 1.2(c) shall not include any ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is directed to prepare and submit the notice required by this Section 1.2(c) on behalf of a beneficial owner of the shares held of record by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated or associated with such beneficial owner.

(d)    Subject to the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), Section 1.2(h) and applicable law, only persons nominated in accordance with procedures stated in this Section 1.2 shall be eligible for election as and to serve as members of the Board of Directors and the only business that shall be conducted at an annual meeting of stockholders is the business that has been brought before the meeting in accordance with the procedures set forth in this Section 1.2. The chair of the meeting shall have the power and the duty to determine whether a nomination or any proposal has been made according to the procedures stated in this Section 1.2 and, if any nomination or proposal does not comply with this Section 1.2, unless otherwise required by law, the nomination or proposal shall be disregarded.

(e)    For purposes of this Section 1.2, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed or furnished by the Corporation with or to the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(f)    Notwithstanding the foregoing provisions of this Section 1.2, a stockholder shall also comply with applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.2. Nothing in this Section 1.2 shall affect any rights, if any, of stockholders to request inclusion of nominations or proposals in the Corporation’s proxy statement pursuant to applicable provisions of federal law, including the Exchange Act.

(g)    Notwithstanding the foregoing provisions of this Section 1.2, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business or does not provide the information required by Section 1.2(c), including any required supplement thereto, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(h)    All provisions of this Section 1.2 are subject to, and nothing in this Section 1.2 shall in any way limit the exercise, or the method or timing of the exercise of, the rights of any person granted by the Corporation to nominate directors, which rights may be exercised without compliance with the provisions of this Section 1.2.

Section 1.3. Special Meetings; Notice.

Special meetings of the stockholders of the Corporation may be called only to the extent and in the manner set forth in the Certificate of Incorporation. Special meetings shall be held either at a place, if any, within or without the State of Delaware, or by means of remote communication as the stockholder of the Corporation may determine. Notice of every special meeting of the stockholders of the Corporation shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice.

Section 1.4. Notice of Meetings.

Notice of the place, if any, date and time of all meetings of stockholders of the Corporation, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such meeting, and, in the case of all special meetings of stockholders, the purpose or purposes of the meeting, shall be given in writing or by electronic transmission, not less than ten (10), nor more than sixty (60) days before the date on which such meeting is to be held (unless a different time is specified by law), to each stockholder entitled to notice of the meeting.

The Corporation may postpone or cancel any previously called annual or special meeting of stockholders of the Corporation by making a public announcement (as defined in Section 1.2(e)) of such postponement or cancellation prior to the meeting. When a previously called annual or special meeting is postponed to another time, date or place, if any, notice of the place (if any), date and time of the postponed meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such postponed meeting, shall be given in conformity with this Section 1.4 unless such meeting is postponed to a date that is not more than sixty (60) days after the date that the initial notice of the meeting was provided in conformity with this Section 1.4.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting, or if after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting the Board of Directors shall fix a new record date for notice of such adjourned meeting in conformity herewith and such notice shall be given to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted that may have been transacted at the original meeting.

Section 1.5. Quorum.

At any meeting of the stockholders, the holders of shares of capital stock of the Corporation entitled to cast a majority of the total votes entitled to be cast by the holders of all issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number is required by applicable law or the Certificate of Incorporation. If a separate vote by one or more classes or series is required, the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of the shares of the class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. A quorum, once established, shall not be deemed to cease to exist due to the subsequent withdrawal prior to the closing of the meeting of the Corporation’s voting shares that would result in less than a quorum remaining present in person or by proxy at such meeting. For the purposes of the immediately preceding sentence, an adjournment of a meeting shall not constitute the closing of such meeting.

If a quorum shall fail to attend any meeting, the chair of the meeting may adjourn the meeting to another place, if any, or means of remote communication, date and time. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 1.6. Organization.

The Chair of the Board of Directors or, in his or her absence, the person whom the Board of Directors designates or, in the absence of that person or the failure of the Board of Directors to designate a person, the Chief Executive Officer of the Corporation or, in his or her absence, the person whom the Chief Executive Officer designates, or in the absence of that person or the failure of the Board of Directors to designate a person, the person chosen by the holders of a majority of the shares of capital stock entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders of the Corporation and act as chair of the meeting. In the absence of the Secretary or any Assistant Secretary of the Corporation, the secretary of the meeting shall be the person the chair appoints.

Section 1.7. Conduct of Business.

The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of stockholders of the Corporation shall determine the order of business and the rules of procedure for the conduct of such meeting, including the manner of voting and the conduct of discussion as he or she determines to be in order. The chair shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of the meeting shall have the right and authority to convene and (for any or no reason) to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chair of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a nomination or matter of business was not properly brought before the meeting and if such chair should so determine, such chair shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.8. Proxies; Inspectors.

(a)    At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by applicable law, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

(b)    Prior to a meeting of the stockholders of the Corporation, the Corporation shall appoint one or more inspectors, who may be employees of the Corporation, to act at a meeting of stockholders of the Corporation and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by applicable law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before beginning the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of inspectors. The inspectors shall have the duties prescribed by applicable law. Unless otherwise provided by the Board of Directors, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware, upon application by a stockholder, shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

Section 1.9. Voting.

Except as otherwise required by the rules or regulations of any stock exchange applicable to the Corporation, any law or regulation applicable to the Corporation or by the Certificate of Incorporation, (i) all matters other than the election of directors shall be determined by a majority of the votes cast on the matter affirmatively or negatively and (ii) a nominee for director shall be elected to the Board of Directors by a plurality of the votes properly cast.

Section 1.10. Stock List.

A complete list of stockholders of the Corporation entitled to vote at any meeting of stockholders of the Corporation, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any such stockholder, for any purpose germane to a meeting of the stockholders of the Corporation, for a period of at least ten (10) days before the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours at the principal place of business of the Corporation; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before such meeting date. The stock list shall also be open to the examination of any such stockholder during the entire meeting in the manner required by the DGCL. The Corporation may look to this list as the sole evidence of the identity of the stockholders entitled to vote at a meeting and the number of shares held by each stockholder.

SECTION 2—BOARD OF DIRECTORS

Section 2.1. General Powers and Qualifications of Directors.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities that these bylaws expressly confer upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by the DGCL, the Certificate of Incorporation or these bylaws required to be exercised or done by the stockholders.

Directors need not be stockholders of the Corporation to be qualified for election or service as a director of the Corporation. The total number of directors constituting the Board of Directors shall be fixed from time to time in the manner set forth in the Certificate of Incorporation.

Section 2.2. Removal; Resignation.

Subject to the Certificate of Incorporation and the DGCL, at any special meeting of the stockholders of the Corporation called for that purpose any director may be removed from office with or without cause at any time, regardless of the term for which he or she had been elected, by the affirmative vote of the holders of a majority of the shares of capital stock entitled to vote. Any director may resign at any time upon notice given in writing, including by electronic transmission, to the Corporation at its principal office, to the Chair of the Board of Directors, the Chief Executive Officer, or the Secretary.

Section 2.3. Regular Meetings.

Regular meetings of the Board of Directors shall be held at the place, if any, on the date and at the time as shall have been established by the Board of Directors and publicized among all directors. A notice of a regular meeting, the date of which has been so publicized, shall not be required.

Section 2.4. Special Meetings.

Special meetings of the Board of Directors may be called by (i) the Chair of the Board of Directors, (ii) the President of the Corporation, (iii) a sole director or (iv) the Chair of the Board of Directors, the President or the Secretary upon the written request of at least a majority of directors then in office, and shall be held at the place, if any, on the date and at the time as he, she or they shall fix. Notice of the place, if any, date and time of each special meeting shall be given to each director either (i) by mailing written notice thereof not less than five (5) days before the meeting, or (ii) by telephone, facsimile or electronic transmission providing notice thereof not less than twenty-four (24) hours before the meeting; provided, however, that if, under the circumstances, the Chair of the Board of Directors or the President calling a special meeting deems that more immediate action is necessary or appropriate, notice may be delivered on the day of such special meeting. Any and all business may be transacted at a special meeting of the Board of Directors.

Section 2.5. Quorum.

At any meeting of the Board of Directors, a majority of the total number of directors then in office shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, if any, date or time, without further notice or waiver thereof.

Section 2.6. Participation in Meetings by Conference Telephone or Other Communications Equipment.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or committee thereof by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other director, and such participation shall constitute presence in person at the meeting.

Section 2.7. Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in the order and manner that the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, provided a quorum is present at the time such matter is acted upon, except as otherwise provided in the Certificate of Incorporation or these bylaws or required by applicable law. The Board of Directors or any committee thereof may take action without a meeting if all members thereof consent thereto in writing, including by electronic transmission, and the writing or writings, or electronic transmission or electronic transmissions, are filed with the minutes of proceedings of the Board of Directors or any committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.8. Compensation of Directors.

The Board of Directors shall be authorized to fix the compensation of directors. The directors of the Corporation shall be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be reimbursed a fixed sum for attendance at each meeting of the Board of Directors, paid an annual retainer or paid other compensation, including equity compensation, as the Board of Directors determines. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees shall have their expenses, if any, of attendance of each meeting of such committee reimbursed and may be paid compensation for attending committee meetings or being a member of a committee.

Section 2.9. Confidentiality.

Each director shall maintain the confidentiality of, and shall not share with any third party, person, or entity (including third parties that originally sponsored, nominated or designated such director (the “Sponsoring Party”)), any non-public information learned in their capacities as directors. The Board of Directors may adopt a board confidentiality policy further implementing this bylaw (a “Board Confidentiality Policy”). All directors are required to comply with this bylaw and any such Board Confidentiality Policy unless such director or the Sponsoring Party for such director has entered into a specific written agreement with the Corporation, in either case as approved by the Board, providing otherwise with respect to such confidential information.

SECTION 3—COMMITTEES

Section 3.1. Committees.

The Board of Directors may designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees, appoint a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member, provided that such other member satisfied all applicable criteria for membership on such committee. Any such committee, to the extent provided in a resolution of the Board of Directors and permitted in accordance with applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it. All provisions of this Section 3 are subject to, and nothing in this Section 3 shall in any way limit the exercise, or method or timing of the exercise of, the rights of any person granted by the Corporation with respect to the existence, duties, composition or conduct of any committee of the Board of Directors.

Section 3.2. Committee Rules.

Each committee shall keep records of its proceedings and make such reports as the Board of Directors may from time to rime request. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct business in the same manner as the Board of Directors conducts its business pursuant to these bylaws. Except as otherwise provided in the Certificate of Incorporation, these bylaws, or the resolution of the Board of Directors designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

SECTION 4—OFFICERS

Section 4.1. Generally.

The officers of the Corporation shall consist of a Chief Executive Officer (who may be the Chair of the Board of Directors or President), a President, one or more Vice Presidents, a Treasurer, a Secretary, and such other officers, including, without limitation, a Chief Financial Officer, as may from time to time be appointed by the Board of Directors; provided, however, that the Board of Directors may empower the Chief Executive Officer to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer, or the Treasurer. Except as otherwise provided by law, by the Certificate of Incorporation, or these bylaws, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any number of offices may be held by the same person. The salaries of officers appointed by the Board of Directors shall be fixed from time to time by the Board of Directors or a committee thereof or by the officers as may be designated by resolution of the Board of Directors.

Section 4.2. President and Chief Executive Officer.

Unless otherwise determined by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation. Subject to the provisions of these bylaws and to the direction of the Board of Directors, he or she shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have the power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 4.3. Vice Presidents.

Each Vice President shall have the powers and duties delegated to him or her by the Board of Directors or the President. One Vice President may be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 4.4. Chief Financial Officer and Treasurer.

Unless otherwise determined by the Board of Directors, the person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation and shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account to the Board of Directors of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform other duties as the Board of Directors may from time to time prescribe.

Section 4.5. Secretary.

The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of, all meetings of the stockholders and the Board of Directors. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board of Directors or the Chief Executive Officer may from time to time prescribe.

Section 4.6. Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer of the Corporation to any other officer or agent of the Corporation, notwithstanding any provision hereof.

Section 4.7. Removal or Resignation.

The Board of Directors may remove any officer of the Corporation at any time, with or without cause, without prejudice to the rights, if any, of such officer under any contract to which it is a party. Any officer may resign at any time upon written notice to the Corporation, the Chair of the Board, the Chief Executive Officer, or the Secretary, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. If any vacancy occurs in any office of the Corporation, the Board of Directors may elect a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly chosen and qualified or until such officer’s earlier resignation, death, disqualification, or removal.

Section 4.8. Action with Respect to Securities of Other Companies.

Unless otherwise directed by the Board of Directors, the President, or any officer of the Corporation authorized by the President, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equityholders of, or with respect to any action of, stockholders or equityholders of any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other entity.

SECTION 5—STOCK

Section 5.1. Certificates of Stock.

Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided in the DGCL. Stock certificates shall be signed by, or in the name of the Corporation by any two authorized officers of the Corporation, certifying the number of shares owned by such stockholder. Any signatures on a certificate may be by facsimile. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

Section 5.2. Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation (within or without the State of Delaware) or by transfer agents designated to transfer shares of the stock of the Corporation.

Section 5.3. Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to regulations as the Board of Directors may establish concerning proof of the loss, theft or destruction and concerning the giving of a satisfactory bond or indemnity.

Section 5.4. Regulations.

Except as otherwise provided by applicable law, by the Certificate of Incorporation, or these bylaws, the issue, transfer, conversion and registration of certificates of stock of the Corporation shall be governed by other regulations as the Board of Directors may establish.

Section 5.5. Record Date.

(a)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day preceding the day on which notice is given, or, if notice is waived, at the close of business on the day preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than sixty (60) days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 6—NOTICES

Section 6.1. Notices.

Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. If mailed, notice to a stockholder of the Corporation shall be deemed given when deposited in the mail, postage prepaid, directed to a stockholder at such stockholder’s address as it appears on the records of the Corporation. An affidavit of the Secretary or the transfer agent of the Corporation that the notice required by this Section 6.1 has been given in writing or by electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders of the Corporation may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 6.2. Waivers.

A written waiver of any notice, signed by a stockholder or director, or a waiver by electronic transmission by such person or entity, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person or entity. Neither the business nor the purpose of any meeting need be specified in the waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 7—MISCELLANEOUS

Section 7.1. Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 7.2. Reliance upon Books, Reports, and Records.

Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board of Directors so designated, or by any other person or entity as to matters which such director or committee member reasonably believes are within such other person’s or entity’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Section 7.3. Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 7.4. Time Periods.

In applying any provision of these bylaws that requires that an act be done or not be done a specified number of days before an event or that an act be done during a specified number of days before an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

SECTION 8—AMENDMENTS

These bylaws may be altered, amended or repealed in accordance with the Certificate of Incorporation and the DGCL.

SECTION 9—SEVERABILITY

If any provision or provisions of these bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these bylaws (including each portion of any paragraph of these bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these bylaws (including each such portion of any paragraph of these bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ANNEX D

SERVICEMAX 2021 OMNIBUS INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to the Participants of Stock and Stock-based Awards.

3.	ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, (i) to administer and interpret the Plan and any Awards; (ii) to determine eligibility for and grant Awards; (iii) to determine the exercise price or the base value from which appreciation is measured, or the purchase price, if any, applicable to any Award; (iv) to determine, modify, accelerate or waive the terms and conditions of any Award; (v) to determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards or other property); (vi) to prescribe forms, rules and procedures relating to the Plan and Awards; and (vii) otherwise to do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all Persons.

4.	LIMITS ON AWARDS UNDER THE PLAN

4.1    Number of Shares.  Subject to adjustment as provided in Section 8.2, the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is 15,925,000 shares, less the number of shares of Stock subject to any Award issued and outstanding under the Rollover Plan, determined immediately following the Closing (the “Initial Share Pool”). Unless the Administrator acts, prior to the first day of a given calendar year, to provide otherwise, the Initial Share Pool will automatically increase on February 1 of each year from 2022 to 2031 by two and a half (2-1/2%) of the number of shares of Stock outstanding as of the close of business on the immediately preceding December 31 or such lesser number of shares as determined by the Board (the Initial Share Pool as it may be so increased, the “Share Pool”). Up to 15,925,000 shares of Stock from the Share Pool may be delivered in satisfaction of ISOs, but nothing in this Section 4.1 will be construed as requiring that any, or any fixed number of, ISOs is awarded under the Plan. For purposes of this Section 4.1, shares of Stock will not be treated as delivered under the Plan, and will not reduce the Share Pool, unless and until they are actually delivered to a Participant. Without limiting the generality of the foregoing, the number of shares of Stock delivered in satisfaction of Awards will be determined (i) by excluding shares of Stock withheld by the Company in payment of the exercise price or purchase price of any Award or in satisfaction of tax withholding requirements with respect to any Award; (ii) by including only the number of shares of Stock delivered in settlement of a SAR any portion of which is settled in Stock; and (iii) by excluding any shares of Stock underlying Awards issued under the Plan or the Rollover Plan that are settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the delivery (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock. For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4.1 will be construed to comply with Section 422.

4.2    Substitute Awards.  The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock delivered in respect of Substitute Awards will be in addition to and will not reduce the Share Pool. Notwithstanding the foregoing or anything in Section 4.1 to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the delivery (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future grant under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all.

4.3    Type of Shares.  Stock delivered by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

4.4    Director Limits.  Notwithstanding anything to the contrary in the Plan or any other plan or policy of the Company, the aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan for his or her services as a Director during such calendar year, may not exceed $750,000 in the aggregate, calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules, assuming a maximum payout; provided, however, that the limit in this sentence shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the director in his or her capacity as an executive officer or employee of the Company. For the avoidance of doubt, the limitation in this Section 4.4 will not apply to any compensation granted or paid to a Director for his or her services to the Company or a Subsidiary other than as a Director.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select the Participants from among Employees and Directors of, and consultants and advisors to, the Company and its Subsidiaries. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a Subsidiary of the Company that would be described in the first sentence of Treasury Regulation § 1.409A-1(b)(5)(iii)(E).

6.	RULES APPLICABLE TO ALL AWARDS

6.1    Award Provisions.  The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein. Each Award granted under the Plan will be evidenced by an Award agreement in such form as the Administrator determines (any such agreement, an “Award Agreement”). No term of an Award will provide for automatic “reload” grants of additional Awards upon the exercise of a Stock Option or SAR. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

6.2    Term of Plan.  No Awards may be made after ten (10) years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

6.3    Transferability.  Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6.3, other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6.3, SARs and NSOs may be exercised only by the Participant or the Participant’s legal representative. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

6.4    Vesting; Exercisability.  The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(a)    Except as provided in subsections (b) and (c) below, immediately upon the cessation of the Participant’s Employment, each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested, will be forfeited.

(b)    Subject to subsections (c) and (d) below, each Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then vested and exercisable, will, unless otherwise required by applicable law, remain exercisable for the lesser of (i) a period of three (3) months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6.4, and will thereupon immediately terminate.

(c)    Subject to subsection (d) below, each Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or by the Company due to his or her Disability, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) the one (1) year period ending on the first anniversary of such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6.4, and will thereupon immediately terminate.

(d)    All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

6.5    Additional Restrictions.  The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant breaches any non-competition, non-solicitation, non-disparagement, confidentiality or other restrictive covenant by which he or she is bound.

6.6    Recovery of Compensation.  The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted (or such Participant’s permitted transferee) is not in compliance with any provision of the Plan or any applicable Award Agreement, or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which he or she is bound; provided that such forfeiture shall apply solely to any Award that became vested or exercisable within the three (3) years preceding the event that gave rise to such forfeiture or disgorgement.    Each Award will be subject to any policy of the Company or any of its Subsidiaries that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. In addition, each Award will be subject to any policy of the Company or any of its Affiliates that provides for forfeiture, disgorgement, or clawback with respect to incentive compensation that includes Awards under the Plan that was in effect on the grant date with respect to the applicable Award or which is otherwise adopted to comply with applicable law and will be further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6.6 and any clawback, recoupment or similar policy of the Company or any of its Subsidiaries and further agrees (or will be deemed to have further agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6.6. Neither the Administrator nor the Company nor any other Person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6.6. For the avoidance of doubt, (i) nothing contained in this Section 6.6 or any Award Agreement limits, restricts or in any other way affects a Participant’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) the Participant will not be held to breach their obligations for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding the foregoing, the Award shall be subject to forfeiture and disgorgement hereunder if the Participant unlawfully accesses trade secrets by unauthorized means.

6.7    Taxes.  The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. Without limitation to the foregoing, the Company or any parent or Subsidiary of the Company will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award Agreement), or require a Participant to remit to the Company or a parent or Subsidiary of the Company, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and any Award hereunder and legally applicable to the Participant and required by law to be withheld (including, any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or any parent or Subsidiary of the Company). The Administrator, in its sole discretion, may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6.7 will be treated as though such payment had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any parent or Subsidiary of the Company.

6.8    Dividend Equivalents.  The Administrator may provide for the payment of amounts (on terms and subject to such restrictions and conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (i) the

Administrator may provide (A) for the payment of current dividends or dividend equivalents in connection with an Award (whether or not vested), or (B) if the Award remains subject to a risk of forfeiture (time-based or performance-based), that dividends or dividend equivalents relating to such Award may be subject to the same risk of forfeiture as applies to the underlying Award, together with such additional limitations or restrictions as the Administrator may impose, and (ii) no dividends or dividend equivalents will be payable with respect to Stock Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.

6.9    Rights Limited.  Nothing in the Plan or any Award will be construed as giving any Person the right to be granted an Award or to continued employment or service with the Company or any of its Subsidiaries, or any rights as a stockholder except as to shares of Stock actually delivered under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its Subsidiaries to the Participant.

6.10    Coordination with Other Plans.  Shares of Stock and/or Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its Subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its Subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available for delivery under the Plan in accordance with the rules set forth in Section 4).

6.11    Section 409A

(a)    Without limiting the generality of Section 12.2 hereof, each Award will contain such terms as the Administrator determines and will be construed and administered in a manner intended to qualify for an exemption from the requirements of Section 409A or satisfy such requirements.

(b)    Notwithstanding anything to the contrary in the Plan or any Award Agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including, without limitation, changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A. If any provision of the Plan would otherwise frustrate or conflict with this intent, such provision will be interpreted and deemed amended so as to avoid such conflict. If an operational or documentation failure occurs with respect to the requirements of Section 409A, any affected Participant, by accepting an Award under the Plan, agrees to cooperate fully with the Company to correct such failure, to the extent possible, in accordance with any correction procedure established by the Internal Revenue Service. No provision of the Plan will be interpreted to transfer any liability for a failure to comply with Section 409A from a Participant or any other Person or entity to the Company or any of its Affiliates.

(c)    If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six (6) month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6.11(c) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award Agreement.

(d)    For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

(e)    With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

7.	ADDITIONAL RULES APPLICABLE TO STOCK OPTIONS AND SARS

7.1    Time and Manner of Exercise.  Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate Person and accompanied by any payment required under the Award. The Administrator may limit or restrict the exercisability of any Stock Option or SAR in its discretion, including in connection with any Covered Transaction. Any attempt to exercise a Stock Option or SAR by any Person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the Person exercising the Award has the right to do so.

7.2    Exercise Price.  Except with respect to Substitute Awards, the exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than one hundred percent (100%) (in the case of an ISO granted to a ten percent (10%) stockholder within the meaning of Section 422(b)(6) of the Code, one hundred ten percent (110%)) of the Fair Market Value of a share of Stock, determined as of the date of grant of the Award, or such higher amount as the Administrator may determine in connection with the grant. The exercise price for any Substitute Awards shall be determined consistent with the requirements of Section 409A or Section 422 of the Code, as applicable. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Stock for which ISO are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess ISOs shall be treated as NSOs.

7.3    Payment of Exercise Price.  Where the exercise of an Award (or portion thereof) is to be accompanied by payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted cashless exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

7.4    Maximum Term.  The maximum term of Stock Options and SARs must not exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten percent (10%) stockholder described in Section 7.2 above).

7.5    No Repricing.  Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 8 below, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs; (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs that have an exercise price or base value that is less than the exercise price or base value of the original Stock Options or

SARs; or (iii) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

8.	EFFECT OF CERTAIN TRANSACTIONS

8.1    Mergers, etc.  Except as otherwise expressly provided in an Award Agreement or other agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(a)    Assumption or Substitution.  If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (i) the assumption or continuation of some or all outstanding Awards or any portion thereof; or (ii) the grant of new awards in substitution therefor by the acquiror or survivor or an Affiliate of the acquiror or survivor.

(b)    Cash-Out of Awards.  Subject to Section 8.1(e) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof, with the unvested portion terminating as provided in Section 8.1(d) below), equal in the case of each applicable Award or portion thereof to the excess, if any, of (i) the Fair Market Value of one (1) share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (ii) the aggregate exercise or purchase price, if any, of such Award or such portion thereof (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case, on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally) as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per-share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the Fair Market Value of one (1) share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(c)    Acceleration of Certain Awards.  Subject to Section 8.1(e) below, the Administrator may (but need not) provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case, on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following the exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(d)    Termination of Awards upon Consummation of Covered Transaction.  Except as the Administrator may otherwise determine or as set forth herein, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (i) any Award that is assumed, continued or substituted for pursuant to Section 8.1(a) above, and (ii) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction. Notwithstanding the foregoing, in the event of a Change of Control, to the extent not substituted, assumed, or continued, an Award shall vest immediately prior to and contingent on the consummation of the Change of Control, and shall be cashed out in accordance with Section 8.1(b) herein.

(e)    Additional Limitations.  Any share of Stock and any cash or other property or other award delivered pursuant to Section 8.1(a), Section 8.1(b) or Section 8.1(c) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 8.1(b) above or an acceleration under Section 8.1(c) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(f)    Non-Uniform Treatment.  For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

(g)    Administrator.  For purposes of making determinations under this Section 8.1, the Administrator shall be the Administrator as constituted prior to the Covered Transaction.

8.2    Changes in and Distributions with Respect to Stock

(a)    Basic Adjustment Provisions.  In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the maximum number of shares of Stock specified in Section 4.1 that may be delivered under the Plan, and will make appropriate adjustments to the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(b)    Certain Other Adjustments.  The Administrator may also make adjustments of the type described in Section 8.2(a) above to take into account distributions to stockholders other than those provided for in Sections 8.1 and 8.2(a), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(c)    Continuing Application of Plan Terms.  References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 8.

9.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of U.S. federal securities laws, or any applicable state or non-U.S. securities law. Any Stock delivered to the Participants under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

10.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time suspend or terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan or the applicable Award Agreement, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in the applicable Award Agreement. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code), regulations or stock exchange requirements, as determined by the Administrator; provided, however, that, without stockholder approval, the Administrator shall not amend the prohibition on repricing contained in Section 7.5 or the Director compensation limit contained in Section 4.4. For the avoidance of doubt, without limiting the Administrator’s rights hereunder, no adjustment to any Award pursuant to the terms of Section 8 or Section 13 will be treated as an amendment requiring a Participant’s consent.

11.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its Subsidiaries to grant any Person bonuses or other compensation in addition to Awards under the Plan. The Company, in establishing and maintaining the Plan as a voluntary and unilateral undertaking, expressly disavows the creation of any rights in the Participants or others claiming entitlement under the Plan or any obligations on the part of the Company or any of its Subsidiaries, or the Administrator, except as expressly provided herein. No Award will be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit, severance, pension or retirement plan of the Company or any of its Subsidiaries, unless the Administrator determines otherwise, applicable law provides otherwise or the terms of such plan expressly include such compensation.

12.	MISCELLANEOUS

12.1    Waiver of Jury Trial.  By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

12.2    Limitation of Liability.  Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its Subsidiaries, nor the Administrator, nor any Person acting on behalf of the Company, any of its Subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other Person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

12.3    Unfunded Plan.  Neither the Plan nor any Award will create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person or entity. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

12.4    Severability.  If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any applicable law (as determined by the Administrator), such provision will be construed or deemed amended to conform to such applicable law or laws in the manner that most closely reflects the original intent of the Award or the Plan, or if it cannot be so construed or deemed amended without materially altering such intent (as determined by the Administrator), such provision will be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award will remain in full force and effect.

13.	RULES FOR PARTICIPANTS IN CERTAIN JURISDICTIONS

The Administrator may at any time and from time to time (including before or after an Award is granted) establish, adopt or revise any rules and regulations as it may deem necessary or advisable for purposes of satisfying applicable blue sky, securities, tax or other laws of various jurisdictions, including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award Agreement setting forth (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional or different terms and conditions, in each case, as the Administrator deems necessary or advisable. Any such sub-plan, supplement, appendix, rule or regulation will be deemed to be a part of the Plan but will apply only to the Participants within the applicable jurisdiction (as determined by the Administrator); provided, however, that no sub-plan, supplement, appendix, rule or regulation established pursuant to this provision will increase the Share Pool.

14.	GOVERNING LAW

14.1    Certain Requirements of Corporate Law.  Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

14.2    Other Matters.  Except as otherwise provided by the express terms of an Award Agreement, under a sub-plan described in Section 13 or as provided in Section 14.1 above, the laws of the State of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

14.3    Jurisdiction.  Subject to Section 12.1 and except as may be expressly set forth in an Award Agreement, by accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

*    *    *    *

Exhibit A

DEFINED TERMS

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise). The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other Persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the Person or Persons delegated authority under the Plan to the extent of such delegation, as applicable. For the avoidance of doubt, any action taken by the Compensation Committee may also be taken by the Board. Further, the Compensation Committee may not delegate its power and authority to a member of the Board or the President and Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, Director or other Person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, Director or other Person.

“Affiliate”: With respect to the Company, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, including each subsidiary of the Company within the meaning of Section 424(f) of the Code.

“Award”: Any or a combination of the following:

(i)    Stock Options.

(ii)    SARs.

(iii)    Restricted Stock.

(iv)    Unrestricted Stock.

(v)    Stock Units, including Restricted Stock Units.

(vi)    Performance Awards.

(vii)     Dividend Equivalents.

(viii)    Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“BCA”: That certain Business Combination Agreement, dated as of July 15, 2021, by and among Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability, the Company, and Stronghold Merger Sub, a Cayman Islands exempted company incorporated with limited liability and wholly owned Subsidiary of the Company.

“Board”: The board of directors of the Company.

“Cause”: In the case of a Participant who is party to a currently effective employment, consulting, advisory, separation, severance or other agreement with the Company or any of its Subsidiaries in which “cause” (or a similar term) is defined, “Cause” means the occurrence of any circumstance constituting “cause” (or such similar term) pursuant to the terms of such agreement. In every other case, “Cause” means the occurrence of any of the following, as determined by the Administrator in its sole discretion: (i) the Participant’s material failure to perform (other than by reason of Disability), or substantial negligence or misconduct in the performance of, the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; (ii) the Participant’s breach of any confidentiality, invention assignment, non-competition, non-solicitation, no-hire, non-disparagement or other restrictive covenant obligation set forth in any written agreement by and between the Participant and the Company or any of its Subsidiaries; (iii) the Participant’s material breach of any other provision of any written agreement by and between the Participant and the Company or any of its Subsidiaries; (iv) the Participant’s material violation of any applicable policy or code of conduct of the Company or any of its Subsidiaries; (v) the Participant’s indictment for or commission of, or plea of nolo contendere to, any felony or any crime involving moral turpitude; or (vi) other conduct by the Participant that is or reasonably could be expected to be materially harmful to the business interests or reputation of the Company or any of its Subsidiaries; provided, that if the Administrator determines, following termination of the Participant’s employment or other service for any reason other than Cause, that such termination could have been for Cause, then the Participant’s employment will be deemed to have been terminated for Cause for all purposes hereunder, retroactive to the date of such Participant’s termination of employment or other service.

“Change of Control”: The occurrence of any of the following events:

(i)    any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power of the Company’s then outstanding voting securities, other than pursuant to a transaction described under subsection (ii) below that does not constitute Change of Control under subsection (ii);

(ii)    the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (in substantially the same proportions relative to each other as immediately prior to the transaction);

(iii)    a change in the composition of the Board such that the individuals who, as of the Date of Adoption, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Date of Adoption whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual was a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board; or

(iv)    the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets (it being understood that the sale or spinoff of one or more divisions of the Company will not necessarily constitute the sale or disposition of all or substantially all of the Company’s assets).

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change of Control” shall be limited to a “change in control event” as defined under Section 409A of the Code. Further, for the avoidance of doubt, a transaction will not constitute a Change of Control if: (y) its sole purpose is to change the state of the Company’s incorporation; or (z) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction. In addition, the transactions contemplated by the BCA shall not constitute a Change of Control.

“Closing”: The date on which the transactions contemplated by the BCA are consummated.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect, including any applicable regulations and guidance thereunder.

“Company”: ServiceMax, Inc., a Delaware corporation.

“Compensation Committee”: The compensation committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single Person or entity or by a group of Persons and/or entities acting in concert; (ii) a Change of Control; or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer. The transactions contemplated by the BCA shall not constitute a Change of Control.

“Date of Adoption”: The earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board.

“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to a currently effective employment, consulting, advisory, separation, severance or other agreement with the Company or any of its Subsidiaries in which “disability” (or a similar term) is defined, “Disability” means the occurrence of a “disability” (or such similar term) pursuant to the terms of such agreement. In every other case, “Disability” means, as determined by the Administrator, the Participant’s absence from work for a period in excess of ninety (90) days in any twelve-(12) month period due to a disability that would entitle the Participant to receive benefits under the Company’s long-term disability program as in effect from time to time (if the Participant were a participant in such program).

“Employee”: Any person who is Employed by the Company or any of its subsidiaries.

“Employment” or “Employed”: A Participant’s employment or other service relationship with the Company or any of its Subsidiaries. Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is Employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its Subsidiaries. Except as provided otherwise in an Award Agreement, for purposes of this Plan, references to Employment by the Company shall also mean Employment by a Subsidiary, and references to Employment shall include service as a Director, consultant, or advisor. If a Participant’s employment or other service relationship is with any Subsidiary of the Company and that entity ceases to be a Subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a Subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining Subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Treasury Regulation § Section 1.409A-1(h), after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Treasury Regulation § 1.409A-1(h)(3). The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Treasury Regulation § 1.409A-1(h) for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the Nasdaq Stock Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported; or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator, consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option that meets the requirements of Section 422 of the Code, or any successor provision, and which is intended by the Administrator to constitute an Incentive Stock Option. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award Agreement. ISOs may be granted only to the Participants who meet the definition of “employees” under Section 3401(c) of the Code.

“NSO”: A Stock Option that is not an “incentive stock option” within the meaning of Section 422.

“Participant”: A Person who is granted an Award under the Plan.

“Performance Award”: An Award subject to performance vesting conditions, which may include Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole. A Performance Criterion may also be based on individual performance and/or subjective performance criteria. The Administrator may provide that one or more of the Performance Criteria applicable to an Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)(3).

“Plan”: The ServiceMax Inc. 2021 Omnibus Incentive Plan, as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or, if specified in the Award Agreement, of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“Rollover Plan”: The ServiceMax Inc. 2021 Rollover Incentive Plan, as from time to time amended and in effect.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or, if specified in the Award Agreement, in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $0.0001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Subsidiary”: any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

“Substitute Awards”: Awards granted under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

ANNEX E

SERVICEMAX, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

1.        Definitions. Capitalized terms used herein shall have the meanings and are subject to the provisions set forth in Section 18 below.

2.        General; Purpose.

(a)    Purpose. The Plan provides a means by which Eligible Employees and/or Eligible Service Providers of either the Company or a Designated Company may be given an opportunity to purchase Shares. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees and/or Eligible Service Providers. The Company, by means of the Plan, seeks to retain and assist its Related Corporations and Affiliates in retaining the services of such Eligible Employees and Eligible Service Providers, to secure and retain the services of new Eligible Employees and Eligible Service Providers and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations and Affiliates.

(b)    Qualified and Non-Qualified Offerings Permitted. The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Share Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including, without limitation, to extend and limit Plan participation in a uniform and non-discriminatory basis. In addition, the Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Share Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings that vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Share Purchase Plan, except in each case with respect to a Non-423 Component), and the Company will designate which Designated Company is participating in each separate Offering and if any Eligible Service Providers will be eligible to participate in a separate Offering. Eligible Employees will be able to participate in either the 423 Component or the Non-423 Component of the Plan, as determined by the Board or its delegate. Eligible Service Providers will only be able to participate in the Non-423 Component of the Plan.

3.        Administration.

(a)    The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 3(c).

(b)    The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)    To designate from time to time which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations or as Designated Non-423 Corporations, which Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii)    To designate from time to time which persons will be eligible to participate in the Non-423 Component of the Plan as Eligible Service Providers and which Eligible Service Providers will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iv)    To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(v)    To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(vi)    To suspend or terminate the Plan at any time as provided in Section 13.

(vii)    To amend the Plan at any time as provided in Section 13.

(viii)    Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company, its Related Corporations, and Affiliates and to carry out the intent that the 423 Component be treated as an Employee Share Purchase Plan.

(ix)    To adopt such rules, procedures and sub-plans relating to the operation and administration of the Plan as are necessary or appropriate under Applicable Laws to permit or facilitate participation in the Plan by Employees or Eligible Service Providers who are non-U.S. nationals or employed or providing services or located or otherwise subject to the laws of a jurisdiction outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans, which, for purposes of the Non-423 Component, may be beyond the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to Applicable Laws.

(c)    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board and Applicable Laws. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)    All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

4.        Shares Subject to the Plan.

(a)    Number of Shares Available; Automatic Increases. Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, the maximum number of Shares that may be issued under the Plan will not exceed 1,999,000 Shares, plus the number of Shares that are automatically added on the first day of each Fiscal Year beginning with the 2023 Fiscal Year and ending on (and including) the first day of the 2032 Fiscal Year, in each case, in an amount equal to the lesser of (i) one percent (1%) of the total number of Shares outstanding on the last day of the calendar month prior to the date of such automatic increase and (ii) a number of shares approved by the Board (which number shall not exceed one percent (1%) of the total number of Shares outstanding on the last day of the calendar month prior to the date of such automatic increase).

(b)    Share Recycling. If any Purchase Right granted under the Plan terminates without having been exercised in full, the Shares not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)    Source of Shares. The Shares purchasable under the Plan will be authorized but unissued or reacquired Shares, including shares repurchased by the Company on the open market.

5.        Grant of Purchase Rights; Offering.

(a)    Offerings. The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees and/or Eligible Service Providers under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of the Plan by reference in the Offering Document or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 6 through 9, inclusive.

(b)    More than One Purchase Right. If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)    Restart Provision Permitted. To the extent more than one Purchase Period is provided during an Offering, the Board will have the discretion to structure such Offering so that if the Fair Market Value of a Share on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a Share on the Offering Date for that Offering, then (i) that Offering will terminate as of the Purchase Date specified with respect to such Purchase Period, after giving effect to such purchase on the applicable Purchase Date, (ii) all Contribution amounts not applied to the purchase of Shares after giving effect to such purchase on the applicable Purchase Date shall be refunded to the applicable Participants and (iii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Offering Period and Purchase Period.

6.        Eligibility.

(a)    General. Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 3(b), to Employees of a Related Corporation or, solely with respect to the Non-423 Component, Employees of an Affiliate and/or Eligible Service Providers. Prior to the commencement of an Offering Period, the Board may establish eligibility criteria for participation in the applicable Offering, subject to compliance with Section 423 with respect to the 423 Component. Unless otherwise determined by the Board for any Offering Period, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee customarily works more than twenty (20) hours per week and more than five (5) months per calendar year.

(b)    5% Stockholders Excluded. With respect to the 423 Component, no Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee will own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the

Company or of any Related Corporation. For purposes of this Section 6(b), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(c)    $25,000 Limit. As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Share Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds U.S. $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(d)    Service Requirement. An Eligible Service Provider will not be eligible to be granted Purchase Rights unless the Eligible Service Provider is providing bona fide services to the Company or a Designated Company on the applicable Offering Date.

(e)    Non-423 Component Offerings. Notwithstanding anything set forth herein except for Section 6(d) above, the Board may establish additional eligibility requirements, or fewer eligibility requirements, for Employees and/or Eligible Service Providers with respect to Offerings made under the Non-423 Component even if such requirements are not consistent with Section 423 of the Code.

7.        Purchase Rights; Purchase Price.

(a)    Grant and Maximum Contribution Rate. On each Offering Date, each Eligible Employee or Eligible Service Provider, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of Shares (rounded down to the nearest whole share) purchasable either with a percentage of such employee’s earnings or with a maximum dollar amount, as designated by the Board; provided, however, that, in the case of Eligible Employees, such percentage or maximum dollar amount will in either case not exceed 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or, to the extent permitted by Section 423 of the Code with respect to the 423 Component, such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering, unless otherwise provided for in an Offering.

(b)    Purchase Dates. The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and Shares will be purchased in accordance with such Offering.

(c)    Other Purchase Limitations. Subject to Section 6(c) herein, in connection with each Offering made under the Plan, the Board may specify (i) a maximum number of Shares that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of Shares that may be purchased by all Participants pursuant to such Offering, and (iii) a maximum aggregate number of Shares that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of Shares issuable on exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the Shares (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable. Except as otherwise determined by the Committee prior to the commencement of an Offering Period, no Participant may purchase more than 2,500 Shares during any Offering Period.

(d)    Purchase Price. The purchase price of Shares acquired pursuant to Purchase Rights will be determined by the Board prior to the commencement of an Offering and will not be less than the lesser of:

(i)    an amount equal to 85% of the Fair Market Value of the Shares on the Offering Date; or

(ii)    an amount equal to 85% of the Fair Market Value of the Shares on the applicable Purchase Date.

8.        Participation; Withdrawal; Termination.

(a)    Enrollment. An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified by the Company, an enrollment form provided by the Company or any third party designated by the Company (each, a “Company Designee”). The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Laws require that Contributions be deposited with a Company Designee or otherwise be segregated.

(b)    Contributions. If permitted in the Offering, a Participant may begin Contributions with the first payroll or payment date occurring on or after the Offering Date (or, in the case of a payroll date or payment date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll or payment will be included in the new Offering to the extent permitted by Section 423 with respect to the 423 Component) or on such other date as set forth in the Offering. If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Laws or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through a payment by cash, check, or wire transfer prior to a Purchase Date, in a manner directed by the Company or a Company Designee and to the extent permitted by Section 423 with respect to the 423 Component.

(c)    Withdrawals. During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. On such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions without interest and such Participant’s Purchase Right in that Offering will then terminate. A Participant’s withdrawal from that Offering will have no effect on his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(d)    Termination of Eligibility. Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Eligible Employee or Eligible Service Provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. The Company shall have the exclusive discretion to determine when the Participant is no longer actively providing services and the date of the termination of employment or service for purposes of the Plan. As soon as practicable, the Company will distribute to such individual all of his or her accumulated but unused Contributions without interest.

(e)    Leave of Absence. For purposes of this Section 8, an Employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Designated Company in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than three (3) months or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under local law.

(f)    Employment Transfers. Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. In the event that a Participant’s Purchase Right is terminated under the Plan, the Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(g)    No Transfers of Purchase Rights. During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 11.

(h)    No Interest. Unless required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

9.        Exercise of Purchase Rights.

(a)    On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of Shares (rounded down to the nearest whole share), up to the maximum number of Shares permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)    Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account because it was insufficient to purchase a whole Share on the final Purchase Date in an Offering, then such remaining amount will roll over to the next Offering. All other accumulated but unused Contributions will be refunded to the Participant without interest.

(c)    No Purchase Rights may be exercised to any extent unless the Shares to be issued on such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all Applicable Laws. If on a Purchase Date the Shares are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the Shares are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than three (3) months from the original Purchase Date. If, on the Purchase Date, as delayed to the maximum extent permissible under the Plan, the Shares are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed as soon as practicable to the Participants without interest.

10.        Covenants of the Company. The Company will seek to obtain from each U.S. federal or state, non-U.S. or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell Shares thereunder unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Shares under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights or to issue and sell Shares on exercise of such Purchase Rights.

11.        Designation of Beneficiary.

(a)    The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any Shares or Contributions from the Participant’s account under the Plan if the Participant dies before such shares or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation or change must be on a form approved by the Company or as approved by the Company for use by a Company Designee.

(b)    If a Participant dies, in the absence of a valid beneficiary designation, the Company will deliver any Shares and Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such Shares and Contributions, without interest, to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12.        Capitalization Adjustments; Dissolution or Liquidation; Corporate Transactions.

(a)    Capitalization Adjustment. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a); (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding, and conclusive.

(b)    Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, the Board will shorten any Offering then in progress by setting a New Purchase Date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 8.

(c)    Corporate Transaction. In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not agree to assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase Shares (rounded down to the nearest whole share) prior to the Corporate Transaction under the outstanding Purchase Rights (with such New Purchase Date to be determined by the Board in its sole discretion), and the Purchase Rights will terminate immediately after such purchase. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 8.

(d)    Spin-Off. In the event of a spin-off or similar transaction involving the Company, the Board may take actions deemed necessary or appropriate in connection with an ongoing Offering and subject to compliance with Applicable Laws (including the assumption of Purchase Rights under an ongoing Offering by the spun-off company, or shortening an Offering and scheduling a New Purchase Date prior to the closing of such transaction). In the absence of any such action by the Board, a Participant in an ongoing Offering whose employer ceases to qualify as a Related Corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the Participant had terminated employment (as provided in Section 8(d)).

13.        Amendment, Termination or Suspension of the Plan.

(a)    Plan Amendment. The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 12(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Laws, including any amendment that either (i) increases the number of Shares available for issuance under the Plan, (ii) expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or reduces the price at which Shares may be purchased under the Plan, (iv) extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of clauses (i) through (v) above only to the extent stockholder approval is required by Applicable Laws.

(b)    Suspension or Termination. The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)    No Impairment of Rights. Any benefits, privileges, entitlements, and obligations under any outstanding Purchase Rights granted before an amendment, suspension, or termination of the Plan will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Share Purchase Plans) including, without limitation, any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment; provided that, any action taken pursuant to Section 12 herein shall not be treated as an amendment giving rise to impairment hereunder. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent (1) if such amendment is necessary to ensure that the Purchase Rights under the 423 Component or the 423 Component complies with the requirements of Section 423 of the Code, or (2) as reserved pursuant to the terms of the Plan.

(d)    Corrections and Administrative Procedures. Notwithstanding anything in the Plan to the contrary, the Board will be entitled to: (i) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (ii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iii) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code; and (iv) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this Section 13(d) will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

14.        Tax Matters.

(a)    Section 409A of the Code. Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under U.S. Treasury Regulation Section 1.409A-1(b)(5)(ii). Purchase Rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 14(b) below, Purchase Rights granted to U.S. taxpayers under the Non-423 Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 14(b) below, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement, or deferral thereof is subject to Section 409A of the Code, the Purchase Right will be granted, exercised, paid, settled, or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if a Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto and in no event will the Company, any Related Corporation or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b)    No Guarantee of Tax Treatment. Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States (e.g., under Section 423 of the Code) or jurisdictions outside of the United States, or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in the Plan, including Section 14(a) above. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

15.        Tax Withholding. The Participant will make adequate provision to satisfy the Tax-Related Items withholding obligations, if any, of the Company and/or the applicable Designated Company which arise with respect to Participant’s participation in the Plan or upon the disposition of the Shares. The Company and/or the Designated Company may, but will not be obligated to, withhold from the Participant’s compensation or any other payments due the Participant the amount necessary to meet such withholding obligations, withhold a sufficient whole number of Shares issued following exercise having an aggregate value sufficient to pay the Tax-Related Items or withhold from the proceeds of the sale of Shares, either through a voluntary sale or a mandatory sale arranged by the Company or any other method of withholding that the Company and/or the Designated Company deems appropriate. The Company and/or the Designated Company will have the right to take such other action as may be necessary in the opinion of the Company or a Designated Company to satisfy withholding and/or reporting obligations for such Tax-Related Items. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

16.        Effective Date of Plan. The Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan (or any amendment under Section 13(a) above) has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or, if required under Section 13(a) above, amended) by the Board. No Purchase Rights may be granted after ten (10) years from the Effective Date.

17.        Miscellaneous Provisions.

(a)    Proceeds from the sale of Shares pursuant to Purchase Rights will constitute general funds of the Company.

(b)    A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, Shares subject to Purchase Rights unless and until the Participant’s Shares acquired on exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)    The Plan and Offering do not constitute an employment or service contract. Nothing in the Plan or in the Offering will in any way alter the at-will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue his or her employment or service relationship with the Company, a Related Corporation, or an Affiliate, or on the part of the Company, a Related Corporation, or an Affiliate to continue the employment or service of a Participant.

(d)    Subject to the provisions of the Code, the provisions of the Plan will be governed by the laws of the State of Delaware without resort to its conflicts of laws rules. All disputes relating to the Plan and all Awards or agreements based on or pursuant to the Plan shall be submitted exclusively to the competent court in Delaware.

(e)    If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)    If any provision of the Plan does not comply with Applicable Laws, such provision will be construed in such a manner as to comply with Applicable Laws.

18.        Definitions. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)    “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Share Purchase Plan may be granted to Eligible Employees.

(b)    “Affiliate” means any entity, other than a Related Corporation, in which the Company has an equity or other ownership interest or that is directly or indirectly controlled by, controls, or is under common control with the Company, in all cases, as determined by the Board, whether now or hereafter existing.

(c)    “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Purchase Rights are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Related Corporation or Affiliate, as such laws, rules, and regulations shall be in effect from time to time.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Shares subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)    “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g)    “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(c).

(h)    “Company” means ServiceMax, Inc., a Delaware Corporation.

(i)    “Contributions” means the payroll deductions or other payments specifically provided for in the Offering to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering and to the extent permitted by Section 423 of the Code with respect to the 423 Component, and then only if the Participant has not already contributed the maximum permitted amount of payroll deductions and other payments during the Offering.

(j)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a transfer of all or substantially all of the Company’s assets;

(ii)    a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person; or

(iii)    the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock.

(k)    “Designated 423 Corporation” means any Related Corporation selected by the Board as participating in the 423 Component.

(l)    “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component will not be a Related Corporation participating in the Non-423 Component.

(m)    “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.

(n)    “Director” means a member of the Board.

(o)    “Effective Date” means [    ], 2021.

(p)    “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan. For purposes of the Plan, the employment relationship will be treated as continuing intact while the Employee is on sick leave or other leave of absence approved by the Company or a Related Corporation or Affiliate that directly employs the Employee. Where the period of leave exceeds three (3) months and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.

(q)    “Eligible Service Provider” means a natural person other than an Employee or Director who (i) is designated by the Committee to be an “Eligible Service Provider,” (ii) provides bona fide services to the Company or a Related Corporation, (iii) is not a U.S. taxpayer and (iv) meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such person also meets the requirements for eligibility to participate set forth in the Plan.

(r)    “Employee” means any person, including an Officer, who is treated as an employee in the records of the Company or a Related Corporation or Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(s)    “Employee Share Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee share purchase plan,” as that term is defined in Section 423(b) of the Code.

(t)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(u)    “Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(i)    If the Shares are listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in such source as the Board deems reliable;

(ii)    If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Shares on the date of determination, as reported in such source as the Board deems reliable; or

(iii)    In the absence of an established market for the Shares, the Fair Market Value will be determined in good faith by the Board in compliance with Applicable Laws and in a manner that complies with Sections 409A of the Code.

(v)    “Fiscal Year” means the fiscal year of the Company.

(w)    “New Purchase Date” means a new Purchase Date set by shortening any Offering then in progress.

(x)    “Non-423  Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Share Purchase Plan may be granted to Eligible Employees and Eligible Service Providers.

(y)    “Offering” means the grant to Eligible Employees or Eligible Service Providers of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering. Unless otherwise specified by the Board, each Offering to the Eligible Employees or Eligible Service Providers shall be deemed a separate Offering, even if the dates and other terms of the applicable Purchase Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

(z)    “Offering Date” means a date selected by the Board for an Offering to commence.

(aa)    “Offering Period” means a period with respect to which the right to purchase Shares may be granted under the Plan, as determined by the Board pursuant to the Plan.

(bb)    “Officer” means a person who is an officer of the Company or a Related Corporation or Affiliate within the meaning of Section 16 of the Exchange Act.

(cc)    “Participant” means an Eligible Employee or Eligible Service Provider who holds an outstanding Purchase Right.

(dd)    “Plan” means this ServiceMax, Inc. 2021 Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component, as amended from time to time.

(ee)    “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of Shares will be carried out in accordance with such Offering.

(ff)    “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day on or following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(gg)    “Purchase Right” means an option to purchase Shares granted pursuant to the Plan.

(hh)    “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(ii)    “Securities Act” means the U.S. Securities Act of 1933, as amended.

(jj)    “Shares” means the common shares of the Company.

(kk)    “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising in relation to a Participant’s participation in the Plan and legally applicable to a Participant.

(ll)    “Trading Day” means any day on which the exchange or market on which Shares are listed is open for trading.

*        *        *

ANNEX F

AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

Pathfinder Acquisition Corporation

1950 University Avenue, Suite 350

Palo Alto, CA 94303

ServiceMax Inc.

4450 Rosewood Drive

Pleasanton, CA, 94588

Ladies and Gentlemen:

This Amended and Restated Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Pathfinder Acquisition Corporation, a Cayman Islands exempted company (“PFDR”), which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined below), ServiceMax Inc., a Delaware corporation (the “Company”), and the undersigned subscriber (the “Investor”), in connection with the Amended and Restated Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Amended and Restated Business Combination Agreement”), by and among PFDR, the Company and Serve Merger Sub, Inc., a Delaware corporation (“Serve Merger Sub”) pursuant to which, among other things, Serve Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger and, after giving effect to such Merger, becoming a wholly-owned subsidiary of PFDR, on the terms and subject to the conditions therein (the transactions contemplated by the Amended and Restated Business Combination Agreement, including the Merger, the “Transaction”).

In connection with the Transaction, PFDR and the Company are seeking commitments from interested investors to purchase, following the Domestication, immediately prior to but contingent upon the closing of the Transaction, shares of PFDR’s common stock, par value $0.00001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”).

The Company, PFDR and the Investor entered into a Subscription Agreement (the “Original Subscription Agreement”), dated July 15, 2021, pursuant to which the Investor agreed to purchase up to $[                ] of shares of common stock of the Company for a purchase price of $10.00 per share, in connection with the Business Combination Agreement dated as of July 15, 2021, pursuant to which, among other things, following the occurrence of a pre-closing reorganization of the Company, (a) Stronghold Merger Sub, Cayman Islands exempted company, would merge with and into PFDR (the “First Merger”), with PFDR as the surviving company in the First Merger, and, (b) promptly following the First Merger, PFDR would merge with and into the Company, with the Company as the surviving company. In connection with the entry into the Amended and Restated Business Combination Agreement, the parties wish to amend and restate the Original Subscription Agreement (which, for the avoidance of doubt, is hereby superseded and replaced in its entirety with this Subscription Agreement), as contemplated by Section 11(f) of the Original Subscription Agreement.

On or about the date of this Subscription Agreement, PFDR is entering into amended and restated subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) substantially similar to this Subscription Agreement with certain other investors (the “Other Investors” and, together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 1,037,500 Shares, at the Per Share Purchase Price.

Prior to the closing of the Transaction (and as more fully described in the Amended and Restated Business Combination Agreement), PFDR intends to transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Part XII of the Cayman Islands Companies Act (as revised) pursuant to which PFDR’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”).

The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto), which shall be reduced if and as necessary so that Investor, in its reasonable discretion, may ensure that its acquisition of voting securities of PFDR pursuant to this Subscription Agreement will be exempt from the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder pursuant to 15 U.S.C. § 18a(c)(10), is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor, PFDR and the Company acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from PFDR the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that PFDR reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by PFDR only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Company and PFDR; the Company and PFDR may each do so in counterpart form. Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be purchased by the Investor and issued by PFDR pursuant hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, but immediately prior to the effectiveness of, the Transaction (the date the Closing so occurs, the “Closing Date”). Upon (a) satisfaction or waiver in writing of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) PFDR to the Investor (the “Closing Notice”), that PFDR reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to PFDR, three (3) business days prior to the closing date specified in the Closing Notice, (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by PFDR in the Closing Notice, such funds to be held in escrow by PFDR until Closing and (ii) any other information that is reasonably requested in the Closing Notice in order for PFDR to issue the Investor’s Shares, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, PFDR shall (a) issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of the Investor on PFDR’s share register and (b) provide evidence from its transfer agent of the issuance of such Shares to the Investor in book entry form on and as of the Closing Date; provided, however, that PFDR’s obligation to issue the Shares to the Investor is contingent upon PFDR having received the Subscription Amount in full accordance with this Section 2. Notwithstanding anything herein to the contrary, in the event the Closing does not occur within five (5) business days after the closing date specified in the Closing Notice, PFDR shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor; provided that, unless this Subscription Agreement has been terminated pursuant to Section 9 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in San Francisco, California or the governmental authorities in the Cayman

F-2

Islands are open for the general transaction of business, provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

3. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase, sale and issuance of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) (A) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing;

(ii) PFDR’s listing application with The Nasdaq Stock Market (“Nasdaq”) or the New York Stock Exchange (the “NYSE”) in connection with the transactions contemplated by this Subscription Agreement shall have been conditionally approved and, immediately following the consummation of the Transaction, PFDR’s common stock shall have been approved for issuance on Nasdaq or the NYSE, subject only to official notice of issuance thereof;

(iii) all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares) required to be made in connection with the issuance and sale of the Shares shall have been obtained or made, except where the failure to so obtain or make would not prevent PFDR from consummating the transaction contemplated hereby, including the issuance and sale of the Shares, and except as would not be reasonably likely to have, individually or in the aggregate, a PFDR Material Adverse Effect (as defined below); and

(iv) all conditions precedent to the closing of the Transaction under the Amended and Restated Business Combination Agreement shall have been satisfied (as determined by the parties to the Amended and Restated Business Combination Agreement and other than those conditions under the Amended and Restated Business Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase, sale and issuance of the Shares pursuant to this Subscription Agreement) or waived.

b. The obligation of PFDR to consummate the purchase, sale and issuance of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement in all material respects as of the Closing Date; and (ii) all obligations, covenants and agreements of the Investor required by this Subscription Agreement to be performed by it prior to the Closing Date shall have been performed by it in all material respects. For the avoidance of doubt, any reference to the representations and warranties contained in this Subscription Agreement

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and the obligations, covenants and agreements required by this Subscription Agreement shall be solely to the representations and warranties contained in this Subscription Agreement and the obligations, covenants and agreements required by this Subscription Agreement, as applicable, and shall not be interpreted to refer to the representations and warranties contained in the Original Subscription Agreement or the obligations, covenants and agreements required to be performed by the Original Subscription Agreement, as applicable.

c. The obligation of the Investor to consummate the purchase, sale and issuance of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of PFDR and the Company contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by PFDR and the Company of each of the representations and warranties of PFDR and the Company, as applicable, contained in this Subscription Agreement in all material respects as of the Closing Date; (ii) all obligations, covenants and agreements of PFDR and the Company required by this Subscription Agreement to be performed by them at or prior to the Closing Date shall have been performed in all material respects; and (iii) the Amended and Restated Business Combination Agreement shall not have been modified or amended, in each case, in a manner that materially and adversely affects the economic benefits that the Investor (in its capacity as such) would reasonably be expected to receive as a result of the subscription made hereby. For the avoidance of doubt, any reference to the representations and warranties contained in this Subscription Agreement and the obligations, covenants and agreements required by this Subscription Agreement shall be solely to the representations and warranties contained in this Subscription Agreement and the obligations, covenants and agreements required by this Subscription Agreement, as applicable, and shall not be interpreted to refer to the representations and warranties contained in the Original Subscription Agreement or the obligations, covenants and agreements required to be performed by the Original Subscription Agreement, as applicable.

4. Further Assurances. At or prior to the Closing Date, PFDR, the Company and the Investor shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. PFDR Representations and Warranties. PFDR represents and warrants to the Investor that:

a. PFDR is an exempted company duly formed, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concepts exist in such jurisdiction). PFDR has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under PFDR’s certificate of incorporation and bylaws (each as adopted on the Closing Date) by contract or under the General Corporation Law of the State of Delaware, other than such rights as have been or will have been waived prior to the Closing Date.

c. This Subscription Agreement has been duly authorized, executed and delivered by PFDR and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Company and the Investor, this Subscription Agreement is enforceable against PFDR in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

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d. The execution and delivery of this Subscription Agreement, the issuance and sale of the Shares and the compliance by PFDR with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of PFDR or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which PFDR or any of its subsidiaries is a party or by which PFDR or any of its subsidiaries is bound or to which any of the property or assets of PFDR is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of PFDR and its subsidiaries, taken as a whole (a “PFDR Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of PFDR to timely comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of PFDR; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over PFDR or any of its properties that would reasonably be expected to have a PFDR Material Adverse Effect or materially affect the validity of the Shares or the legal authority of PFDR to timely comply in all material respects with this Subscription Agreement.

e. As of their respective dates, all registration statements and reports, in each case, as amended (the “SEC Reports”), required to be filed by PFDR with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed (or if amended, as of the filing of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of PFDR included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or, in the case of an SEC Report that is amended, as of the date of such amendment) and fairly present in all material respects the financial position of PFDR as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal, year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP). To the knowledge of PFDR, there are no material outstanding or unresolved comments in comment letters received by PFDR from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system.

f. Except for (a) such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a PFDR Material Adverse Effect and (b) any shareholder demands or other shareholder Proceedings (as defined in the Business Combination Agreement) relating to the Business Combination, any Ancillary Document (as defined in the Business Combination Agreement) or any matters relating thereto, filed or threatened as of the date hereof and disclosed to the Investors, there is (i) no action, suit, claim, arbitration or other proceeding, in each case by or before any governmental authority or arbitrator pending, or to the knowledge of PFDR, threatened against PFDR or (ii) no judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against PFDR.

g. PFDR is not, and immediately after receipt of payment for the Shares and the consummation of the Transaction and the transactions contemplated by the Other Subscription Agreements will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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h. PFDR has not entered into any side letter, agreement or understanding (written or oral) with any Other Investor relating to or modifying such Other Investor’s investment in PFDR pursuant to the Other Subscription Agreements. No Other Subscription Agreement contains terms and conditions that are materially more advantageous to any Other Investor, investor or potential investor as compared to this Subscription Agreement. The Other Subscriptions Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement. The Other Subscription Agreements reflect the same purchase price per share as the Per Share Purchase Price in this Subscription Agreement and do not contain any put, anti-dilution, conversion, warrant or other rights to purchase, sell, or receive equity or debt securities or cash of PFDR, the Company or Serve Merger Sub that are not also in this Subscription Agreement (except the number of shares of common stock to be sold and purchased pursuant to the Other Subscription Agreements).

i. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 7, no registration under the Securities Act is required for the offer and sale of the Shares by PFDR to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j. As of the date hereof, the issued and outstanding Class A Ordinary Shares of PFDR are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Nasdaq under the symbol “PFDR” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in PFDR’s filings with the SEC, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of PFDR, threatened against PFDR by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of PFDR’s Class A Ordinary Shares. PFDR has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Shares. Upon consummation of the Transaction, PFDR’s common stock will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the Nasdaq or the NYSE, and the Shares issued hereunder will be approved for listing on the Nasdaq or the NYSE, subject to official notice of issuance.

k. As of the date of this Subscription Agreement, the authorized capital stock of PFDR consists of (i) 300,000,000 Class A Ordinary Shares, (ii) 30,000,000 Class B Ordinary Shares and (iii) 1,000,000 preference shares, each with a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 32,500,000 Class A Ordinary Shares of PFDR are issued and outstanding, (B) 8,125,000 Class B Ordinary Shares of PFDR are issued and outstanding, (C) 10,750,000 warrants to purchase Class A Ordinary Shares of PFDR are issued and outstanding, and (D) no preference shares are issued and outstanding. All (1) issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares of PFDR have been duly authorized and validly issued, are fully paid and are non-assessable and (2) issued and outstanding warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Subscription Agreements, the Amended and Restated Business Combination Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from PFDR any Class A Ordinary Shares, Class B Ordinary Shares or other equity interests in PFDR, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, PFDR has no subsidiaries, other than Serve Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which PFDR is a party or by which it is bound relating to the voting of any securities of PFDR, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Amended and Restated Business Combination Agreement.

l. PFDR is in compliance with all applicable laws, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a PFDR Material Adverse Effect. PFDR has not received any written communication from a governmental authority that alleges that PFDR is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a PFDR Material Adverse Effect.

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m. Neither PFDR nor any of its officers, directors, or employees, or to PFDR’s knowledge, any of their other representatives is or has been, since July 1, 2018, (1) a person named on any Sanctions and Export Control Laws-related list of designated persons maintained by a governmental entity; (2) located, organized or resident in a country or territory which is (or the government of which is) itself the subject of or target of comprehensive Sanctions and Export Control Laws (at the time of this Subscription Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, and Syria); (3) an entity fifty percent (50%) or more-owned, directly or indirectly, by one or more persons described in clause (1) or (2); or (4) otherwise engaging in dealings with or for the benefit of any Person described in clauses (1) - (3), in each case in violation of applicable Sanctions and Export Control Laws or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service. For purposes of this Subscription Agreement, “Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

n. Neither PFDR nor any of its officers, directors, or employees, or to PFDR’s knowledge, any of their other representatives has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or any other person for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment, in each case in violation of any applicable anti-corruption laws.

o. Other than the placement agents identified in Section 7, PFDR has not engaged any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Shares, and PFDR is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to such placement agents.

6. Company Representations and Warranties. The Company represents and warrants to the Investor that:

a. The Company is duly formed, validly existing and in good standing under the laws of the state of Delaware. The Company has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Subscription Agreement constitutes the valid and binding agreement of PFDR and the Investor, this Subscription Agreement is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

c. The execution and delivery of the Subscription Agreement and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a “Company Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of the Company to timely comply in all material respects with the terms of this

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Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Company Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to timely comply in all material respects with this Subscription Agreement.

d. Except for (a) such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and (b) any shareholder demands or other shareholder Proceedings (as defined in the Business Combination Agreement) relating to the Business Combination, any Ancillary Document (as defined in the Business Combination Agreement) or any matters relating thereto, filed or threatened as of the date hereof and disclosed to the Investors, there is no (i) action, suit, claim, arbitration or other proceeding, in each case by or before any governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

e. The Company is in compliance with all applicable laws, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a Company Material Adverse Effect.

f. The Company is not, and immediately after the consummation of the Transaction and the transactions contemplated by the Other Subscription Agreements will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

g. Neither the Company nor, any of its officers, directors, or employees, or to the Company’s knowledge, any of their other representatives is or has been, since July 1, 2018, (1) a person named on any Sanctions and Export Control Laws-related list of designated persons maintained by a governmental entity; (2) located, organized or resident in a country or territory which is (or the government of which is) itself the subject of or target of comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, and Syria); (3) an entity fifty percent (50%) or more-owned, directly or indirectly, by one or more persons described in clause (1) or (2); or (4) otherwise engaging in dealings with or for the benefit of any Person described in clauses (1) - (3), in each case in violation of applicable Sanctions and Export Control Laws or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service.

h. Neither the Company nor, any of its officers, directors, or employees, or to the Company’s knowledge, any of their other representatives has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or any other person for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment, in each case in violation of any applicable anti-corruption laws.

i. The Company has not entered into any side letter, agreement or understanding (written or oral) with any Other Investor relating to or modifying such Other Investor’s investment in the Company pursuant to the Other Subscription Agreement. No Other Subscription Agreement contains terms and conditions that are materially more advantageous to any Other Investor, investor or potential investor as compared to this Subscription Agreement. The Other Subscriptions Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement. The Other Subscription Agreements reflect the same purchase price per share as the Per Share Purchase Price in this Subscription Agreement and do not contain any put, anti-dilution, conversion, warrant or other rights to purchase, sell, or receive equity or debt

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securities or cash of PFDR, the Company or Serve Merger Sub that are not also in this Subscription Agreement (except the number of shares of common stock to be sold and purchased pursuant to the Other Subscription Agreements).

7. Investor Representations and Warranties. The Investor represents and warrants to PFDR and the Company that:

a. The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or an institutional “accredited investor” (as described in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring its entire beneficial ownership interest in the Shares for its own account (or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements made herein on behalf of each owner of each such account), and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). Accordingly, the Investor understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

b. The Investor is not an entity formed for the specific purpose of acquiring the Shares. The Investor (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the Transaction and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares without reliance on Deutsche Bank Securities Inc. (“Deutsche Bank”), Citigroup Global Markets Inc. (“Citi”), William Blair & Company, L.L.C. (“William Blair”), Stifel, Nicolaus & Company, Incorporated (“Stifel”), and RBC Capital Markets, LLC (“RBC”) or any of their respective affiliates (collectively, the “Placement Agents”). Accordingly, the Investor understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

c. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to PFDR or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any book entry for the Shares or certificates representing the Shares shall contain a notation or restrictive legend, as applicable, to such effect. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that PFDR files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor shall not engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

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d. The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from PFDR. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of PFDR, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of PFDR expressly set forth in Section 5 and of the Company expressly set forth in Section 6 of this Subscription Agreement. Except for the representations, warranties and agreements of PFDR and the Company expressly set forth herein, the Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of PFDR and the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

e. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

f. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including the Transaction and the business of the Company, PFDR and their respective subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed PFDR’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Investor has received, reviewed and understood the offering materials made available to it in connection with the Transaction, has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares. The Investor acknowledges that as part of the Transaction PFDR is expected to file a registration statement under the Securities Act, including a preliminary prospectus and proxy statement (the “Transaction Proxy”), which will contain additional information about the Transaction, the Company and PFDR which the Investor will not have the opportunity to review prior to entering this Subscription Agreement.

g. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor, PFDR, the Company or a representative of PFDR or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor, PFDR, the Company or a representative of PFDR or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that (i) it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, PFDR, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of PFDR contained in Section 5 and of the Company in Section 6 of this Subscription Agreement, in making its investment or decision to invest in PFDR and (ii) the Placement Agents will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any provisions thereof, or (B) the business, condition (financial or otherwise), operations, properties or prospects of, or any other matter concerning PFDR, the Company or the Transaction.

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h. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in PFDR’s filings with the SEC and those which will be set forth in the Transaction Proxy. The Investor is able to fend for itself in the transactions contemplated herein; has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares; and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment. The Investor has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares and participation in the Transaction (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under its charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which it is bound and (v) are a fit, proper and suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its investment in the Shares, has no need for liquidity with respect to its investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.

i. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in PFDR. The Investor acknowledges specifically that a possibility of total loss exists.

j. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties of PFDR and the Company in this Subscription Agreement. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of any of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning PFDR, the Company, the Transaction, the Amended and Restated Business Combination Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

k. The Investor acknowledges that the Placement Agents: (i) have not provided the Investor with any information or advice with respect to the Shares, (ii) have not made or make any representation, express or implied as to PFDR, the Company, the Company’s credit quality, the Shares or the Investor’s purchase of the Shares and have not provided any advice or recommendation in connection with the Transaction, (iii) are acting solely as placement agents in connection with the Transaction and are not acting as an underwriter or in any other capacity and are not and shall not be construed as a fiduciary for the Investor, the Company, PFDR or any other person or entity in connection with the purchase of Shares, and (iv) may have existing or future business relationships with PFDR and the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares.

l. The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agents, any of their affiliates or any person acting on their behalf have conducted with respect to the Shares, PFDR or the Company. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.

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m. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

n. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

o. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any material agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not conflict with or violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and signatory, if the Investor is an individual, has legal compliance and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of PFDR and the Company, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

p. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

q. No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Shares.

r. None of the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to PFDR, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by PFDR or the Company.

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s. In connection with the purchase, sale and issuance of the Shares, no Placement Agent has acted as the Investor’s financial advisor or fiduciary.

t. The Investor is aware that Citigroup Global Markets Inc. is acting as one of PFDR’s placement agents and is also acting as financial advisor to the Company in connection with the Transaction. The Investor (for itself and for each account for which such Investor is acquiring Shares) is aware that (x) Deutsche Bank, Citi, William Blair, Stifel and RBC are acting as placement agents for PFDR, that Deutsche Bank is acting as capital markets advisor to PFDR in connection with the potential Business Combination, and Citi or its affiliate is acting as capital markets advisor and financial advisor to the Company in connection with the Business Combination and (y) Deutsche Bank, Stifel and RBC will receive deferred underwriting commissions (the “Deferred Underwriting Commissions”) as disclosed in PFDR’s prospectus, dated February 16, 2021 upon the closing of the Business Combination.

u. The Investor acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

v. The Investor has or has commitments to have and, when required to deliver payment to PFDR pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

8. Registration Rights.

a. In the event that the Shares are not registered in connection with the consummation of the Transaction, PFDR agrees that, within thirty (30) calendar days after the Closing Date, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) ninety (90) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC notifies PFDR that it will “review” the Registration Statement) and (ii) ten (10) business days after PFDR is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. In connection with the foregoing, Investor shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. PFDR agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the fourth anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) within 90 days without the public information, volume or manner of sale limitations of such rule (such date, the “End Date”). Prior to the End Date, PFDR will use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents PFDR from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise (and notwithstanding that PFDR used diligent efforts to advocate with the staff of the SEC for the registration of all or a greater part of the

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Shares), such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, PFDR shall amend the Registration Statement or file a new Registration Statement to register such Shares not included in the initial Registration Statement and use its commercially reasonable efforts to cause such amendment or Registration Statement to become effective as promptly as practicable. The Investor agrees to disclose its ownership to PFDR upon request to assist it in making the determination with respect to Rule 144 described in clause (iii) above. PFDR may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after PFDR becomes eligible to use such Form S-3. The Investor acknowledges and agrees that PFDR may suspend the use of any such registration statement if the Board of Directors of PFDR determines, in good faith and upon the advice of external legal counsel, that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, provided, that, (I) PFDR shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than a total of one hundred-twenty (120) calendar days in any three hundred sixty (360) day period and (II) PFDR shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable. PFDR’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to PFDR such information regarding the Investor, the securities of PFDR held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by PFDR to effect the registration of such Shares, and shall execute such documents in connection with such registration as PFDR may reasonably request that are customary of a selling stockholder in similar situations. PFDR shall use its commercially reasonable efforts to provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall PFDR be required to delay or postpone the filing of such Registration Statement as a result of or in connection with the Investor’s review.

b. If the Shares are either eligible to be sold (A) pursuant to an effective Registration Statement or (B) without restriction under Rule 144, then at the Investor’s request, PFDR shall use its commercially reasonable efforts to cause its transfer agent to remove any remaining restrictive legend set forth on such Shares. In connection therewith, if required by PFDR’s transfer agent, PFDR will promptly use its commercially reasonable efforts to cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such shares without any such legend; provided, that Investor shall promptly provide such representation letters as may be reasonably requested by PFDR’s counsel in support of such opinion.

c. PFDR shall advise the Investor within two (2) business days: (i) when a Registration Statement or any post-effective amendment thereto has become effective, (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, (iii) of the receipt by PFDR of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon receipt of any written notice from PFDR (which notice shall not contain any material non-public information regarding PFDR) of the happening of any event contemplated in clauses (ii) through (vi) above during the period that the Registration Statement is effective, the undersigned agrees that (1) it will

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immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which PFDR agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by PFDR that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by PFDR except (A) for disclosure to the Investor’s employees, affiliates, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law or subpoena. PFDR shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (ii) through (iv) above, except for such times as PFDR is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, PFDR shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

d. For purposes of this Section 8, “Shares” shall mean, as of the date of any determination, the Shares acquired by the Investor pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to such Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event.

e. Indemnification

(i) PFDR agrees, notwithstanding any termination of this Subscription Agreement, to indemnify and hold harmless, to the extent permitted by law and to the extent a seller under the Registration Statement, the Investor, its directors, officers, employees, and agents, and each person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) (“Losses”) caused by or based upon (A) any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or preliminary Prospectus or amendment thereof or supplement thereto, in light of the circumstances in which they were made) not misleading, or (B) any violation or alleged violation by PFDR of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Subscription Agreement, except insofar and to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely on information regarding the Investor furnished in writing to PFDR by or on behalf of the Investor expressly for use therein; provided, however, that the indemnification contained in this Section 8(e)(i) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of PFDR (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall PFDR be liable for any Losses to the extent they arise out of or are based upon a violation which occurs in reliance upon and in conformity with written information furnished by the Investor to PFDR.

(ii) The Investor agrees, severally and not jointly with any other person that is a party to the Other Subscription Agreements, to indemnify and hold harmless PFDR, its directors, officers, employees and agents and each person who controls PFDR (within the meaning of Section 15 of the Securities Act or

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Section 20 of the Exchange Act) against any Losses arising out of or that are based upon any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or preliminary Prospectus or amendment thereof or supplement thereto, in light of the circumstances in which they were made) not misleading, to the extent, but only to the extent, that such untrue statement, alleged untrue statement, omissions or alleged omissions are based solely upon information regarding the Investor furnished in writing to PFDR by or on behalf of the Investor expressly for use in the Registration Statement or a Prospectus; provided, however, that the indemnification contained in this Section 8(e)(ii) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Investor (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of such Investor be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the Shares giving rise to such indemnification obligation.

(iii) If the indemnification provided under this Section 8 from the Indemnifying Party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then the Indemnifying Party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by (or not supplied by, in the case of an omission or alleged omission), such Indemnifying Party or Indemnified Party, and the Indemnifying Party’s and Indemnified Party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be subject to the limitations set forth in this Section 8 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(e) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this section shall be individual, not joint and several, and in no event shall the liability of Investor hereunder exceed the net proceeds received by Investor upon the sale of the Shares giving rise to such indemnification obligation.

(iv) Any person entitled to indemnification herein (the “Indemnified Party”) shall (A) give prompt written notice to the indemnifying party (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not actually and materially prejudiced the Indemnifying Party) and (B) permit the Indemnifying Party to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. An Indemnifying Party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless, in the reasonable judgment of legal counsel to any Indemnified Party, a conflict of interest exists between such Indemnified Party and any other of such Indemnified Parties with respect to such claim. No Indemnifying Party shall, without the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the Indemnifying Party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnifying Party of a release from all liability in respect to such claim or litigation.

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(v) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director, employee, agent, affiliate or controlling person of such Indemnified Party.

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Amended and Restated Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) 10 days after the Termination Date (as defined in the Amended and Restated Business Combination Agreement as in effect on the date hereof), if the Closing has not occurred by such date other than as a result of a breach of Investor’s obligations hereunder, or (d) at Investor’s sole election, if the structure of the Transaction is amended, altered or otherwise changed such that the description of the Merger, each as described in the first paragraph of this Subscription Agreement, is no longer accurate and it changes Investor’s antitrust analysis in an adverse manner in Investor’s reasonable discretion (the termination events described in clauses (a)–(d) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. PFDR shall notify the Investor in writing of the termination of the Amended and Restated Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to PFDR in connection herewith shall promptly (and in any event within two (2) business days) following the Termination Event be returned to the Investor.

10. Trust Account Waiver. The Investor acknowledges that PFDR is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving PFDR and one or more businesses or assets. The Investor further acknowledges that, as described in PFDR’s prospectus relating to its initial public offering dated February 16, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of PFDR’s assets consist of the cash proceeds of PFDR’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of PFDR, its public shareholders and the underwriters of PFDR’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to PFDR to pay its tax obligations, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of PFDR entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 10 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Class A Ordinary Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Class A Ordinary Shares, except to the extent that the Investor has otherwise agreed with PFDR, the Company, or any of their respective affiliates to not exercise such redemption right.

11. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of the Company and PFDR; and (ii) the Investor’s rights under Section 8 may be assigned to a

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permitted assignee or transferee of the Shares; provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to clause (i) of this Section 11 shall relieve the Investor of its obligations hereunder.

b. The Company and PFDR may each request from the Investor such additional information as the Company or PFDR, as applicable, may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that, each of the Company and PFDR agrees to keep any such information provided by Investor confidential except (i) as necessary to include in any registration statement or prospectus the Company or PFDR is required to file hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Company’s or PFDR’s securities are to be listed for trading. The Investor acknowledges and agrees that if it does not provide the Company or PFDR with such requested information, the Company and/or PFDR, as applicable, may not be able to register the Investor’s Shares for resale pursuant to Section 8 hereof. The Investor acknowledges that each of the Company and PFDR may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement or prospectus of the Company or PFDR, as applicable.

c. The Investor acknowledges that PFDR, the Company, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, the Investor agrees to promptly notify PFDR, the Company and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 7 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify PFDR, the Company and the Placement Agents if they are no longer accurate in any respect). The Investor acknowledges and agrees that each purchase by the Investor of Shares from PFDR will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

d. PFDR, the Company and the Placement Agents are each entitled to rely upon this Subscription Agreement, including, but subject to the proviso at the end of this Section 11(d), the representations and warranties of all of the parties hereto, and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 11(d) shall not give the Company, PFDR or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of PFDR set forth in this Subscription Agreement and in no event shall PFDR be entitled to rely on any of the representations and warranties of the Company set forth in this Subscription Agreement.

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

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g. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8(e), Section 9, Section 11(c), Section 11(d), this Section 11(g) and Section 12 in each case with respect to the persons specifically referenced therein, and Section 7 with respect to the Placement Agents, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect so long as this Subscription Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf, including via DocuSign) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l. If any change in the number, type or classes of authorized shares of PFDR (including the Shares), other than as contemplated by the Amended and Restated Business Combination Agreement or any agreement contemplated by the Amended and Restated Business Combination Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.

m. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

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n. Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the Southern District of New York, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 11(n) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11(n) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

o. Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such addresses or email addresses set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to PFDR.

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of PFDR and the Company expressly contained in Section 5 and Section 6 of this Subscription Agreement, respectively, in making its investment or decision to invest in PFDR. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii)

F-20

the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Amended and Restated Business Combination Agreement or any Non-Party Affiliate (other than PFDR and the Company with respect to the previous sentence), shall have any liability to the Investor, or to any Other Investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by PFDR, the Company, the Placement Agents or any Non-Party Affiliate concerning PFDR, the Company, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of PFDR, the Company, any Placement Agent or any of PFDR’s, the Company’s or any Placement Agent’s controlled affiliates or any family member of the foregoing. The Investor agrees that none of the Placement Agents shall be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the sale of Shares pursuant to this Subscription Agreement. On behalf of the Investor and its affiliates, the Investor releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the sale of Shares pursuant to this Subscription Agreement. The Investor agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the sale of Shares pursuant to this Subscription Agreement. This undertaking is given freely and after obtaining independent legal advice.

13. Relationships. For the avoidance of doubt, all obligations of the Investor hereunder are separate and several from the obligations of any Other Investor. Each party to this Subscription Agreement acknowledges that the decision of the Investor to purchase the Shares pursuant to this Subscription Agreement has been made by the Investor independently of any Other Investor or any other investor in the Company or PFDR and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, PFDR or any of their respective subsidiaries which may have been made or given by any Other Investor or investor in the Company or PFDR or by any agent or employee of such Other Investor or investor, and neither the Investor nor any of its agents or employees shall have any liability to any Other Investor or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Investor or investor pursuant hereto or thereto, shall be deemed to constitute the Investor and Other Investors or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Investor shall be entitled to independently protect and enforce its rights, including without limitations the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor or investor to be joined as an additional party in any proceeding for such purpose.

14. Disclosure. PFDR shall, by 9:00 a.m., New York City time, on the fourth (4th) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that PFDR has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of PFDR and the

F-21

Company, the Investor shall not be in possession of any material, non-public information received from PFDR or the Company or any of their respective officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with PFDR, the Company or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, neither PFDR nor the Company shall publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which PFDR’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 14.

[SIGNATURE PAGES FOLLOW]

F-22

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: , 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by PFDR in the Closing Notice.

F-23

IN WITNESS WHEREOF, PFDR has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

PATHFINDER ACQUISITION CORPORATION

By:
Name:
Title:

Date:

IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date set forth below.

SERVICEMAX INC.

By:
Name:
Title:

Date:

F-24

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

This Schedule must be completed by the Investor and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. The Investor must check the applicable box in either Part A or Part B below and the applicable box in Part C below.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐	Investor is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

☐	Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such accounts is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

Investor is an institutional “accredited investor” within the meaning of Rule 501(a) under the Securities Act and has checked the appropriate box(es) below indicating the applicable provision under which the Investor qualifies as such:

☐

Investor is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation, Massachusetts or similar business trust, partnership, or limited liability company that was not formed for the specific purpose of acquiring the securities of PFDR being offered in this offering, with total assets in excess of $5,000,000.

☐	Investor is a “private business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐	Investor is a “bank” as defined in Section 3(a)(2) of the Securities Act.

☐	Investor is a “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

☐	Investor is a broker or dealer registered pursuant to Section 15 of the Exchange Act.

☐	Investor is an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state.

☐	Investor is an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act of 1940.

☐	Investor is an “insurance company” as defined in Section 2(a)(13) of the Securities Act.

☐	Investor is an investment company registered under the Investment Company Act of 1940.

☐	Investor is a “business development company” as defined in Section 2(a)(48) of the Investment Company Act of 1940.

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☐	Investor is a “Small Business Investment Company” licensed by the U.S. Small Business Administration under either Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐	Investor is a “Rural Business Investment Company” as defined in Section 384A of the Consolidated Farm and Rural Development Act.

☐

Investor is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000.

☐

Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is one of the following.

☐	A bank;

☐	A savings and loan association;

☐	A insurance company; or

☐	A registered investment adviser.

☐	Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 with total assets in excess of $5,000,000.

☐

Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 that is a self-directed plan with investment decisions made solely by persons that are accredited investors.

☐

Investor is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered by PFDR in this offering, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐	An entity in which all of the equity owners are accredited investors.

☐	An entity, of a type not listed in Rule 501(a)(1), (2), (3), (7), or (8), not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000

☐

A “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;.

☐

A “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office (as defined immediately above) and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (iii) of such definition.

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*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box)

Investor:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144) of PFDR or acting on behalf of an affiliate of the Company.

F-27

ANNEX G

AMENDED AND RESTATED COMPANY TRANSACTION SUPPORT AGREEMENT

This AMENDED AND RESTATED COMPANY TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of August 11, 2021, by and among Pathfinder Acquisition Corporation, a Cayman Islands exempted company (“Pathfinder”), ServiceMax, Inc., a Delaware corporation (the “Company”), Pathfinder Acquisition LLC (the “Sponsor”), ServiceMax JV GP, LLC, a Delaware limited liability company (“Parent GP”) and ServiceMax JV, LP, a Delaware limited partnership (“Parent”, and together with Parent GP, collectively, the “Parent Parties”). Each of Pathfinder, the Company, Sponsor, Parent GP and Parent are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, on July 15, 2021, (a) Pathfinder, the Company and Stronghold Merger Sub, Inc., a Cayman Islands exempted company incorporated with limited liability, entered into the Business Combination Agreement (the “Original Business Combination Agreement”), pursuant to which the parties thereto agreed to effect a series of transactions resulting in a business combination among the parties on the terms and subject to the conditions therein and (b) concurrently with the entry into the Original Business Combination Agreement, the Parties entered into the Company Transaction Support Agreement (the “Original Support Agreement”);

WHEREAS, each of the Original Business Combination Agreement and the Original Support Agreement contemplated that, among other things, the parties hereto or thereto would reasonably cooperate and work in good faith to effectuate the Alternative Transaction Structure (as defined in the Original Business Combination Agreement) in the circumstances provided therein;

WHEREAS, concurrently with the execution of this Agreement, Pathfinder, the Company and Serve Merger Sub, Inc., (“Merger Sub”) a Delaware corporation, are amending and restating the Original Business Combination Agreement by entering into the Amended and Restated Business Combination Agreement (the “Business Combination Agreement”) to effectuate the Alternative Transaction Structure and under which, among other things, (a) on the Closing Date prior to the Closing, the Company will consummate the Pre-Closing Reorganization, (b) at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (collectively, and together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, Section 8 of the Original Support Agreement provides that the Original Support Agreement may be amended if such amendment is in writing and signed by the Parent Parties, Sponsor, the Company and Pathfinder;

WHEREAS, in connection with the execution of the Business Combination Agreement, the Parties desire to amend and restate the Original Support Agreement in its entirety on the terms and subject to the conditions herein;

WHEREAS, (a) Parent GP is the general partner of Parent and (b) Parent is the record and beneficial owner of the number and class or series (as applicable) of Equity Securities of the Company set forth on Schedule A hereto, which constitutes all of the issued and outstanding Equity Securities of the Company as of the date hereof (together with any other Equity Securities of the Company that Parent acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Company Shares”);

WHEREAS, in consideration for the benefits to be directly or indirectly received by the Parent Parties and the limited partners of Parent in connection with the Transactions and as a material inducement to (a) Pathfinder agreeing to enter into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party and to consummate the Transactions, (b) the Sponsor consenting to Pathfinder so entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party and to consummate the Transactions and (c) Sponsor agreeing to enter into the Ancillary Documents to which it is or will be a party and to consummate the Transactions, the Parent Parties agree to enter into this Agreement and to be bound by the representations, warranties, agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Company and the Parent Parties acknowledge and agree that (a) Pathfinder would not have entered into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party or agreed to consummate the Transactions, (b) the Sponsor would not have consented to Pathfinder entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party and consummating the Transactions and (c) Sponsor would not have agreed to enter into the Ancillary Documents to which it is or will be a party and to consummate the Transactions, in each case, without the Parent Parties entering into this Agreement and agreeing to be bound by the representations, warranties, agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree that the Original Support Agreement is hereby amended and restated in its entirety by this Agreement, and further agree as follows:

AGREEMENT

1. Company Shareholder Written Consent and Related Matters; Pre-Closing Reorganization.

(a) As promptly as reasonably practicable (and in any event within two Business Days) following the date of this Agreement, Parent shall duly execute and deliver to the Company and Pathfinder the Company Shareholder Written Consent under which it shall irrevocably and unconditionally consent to the matters, actions and proposals set forth therein (including for the avoidance of doubt, the Pre-Closing Reorganization and the Mergers). Without limiting the generality of the foregoing, prior to the Closing, (i) to the extent that it is necessary or advisable, in each case, as reasonably determined by Pathfinder or the Company, for any matters, actions or proposals to be approved by the Parent GP and/or Parent in furtherance of the Transactions as contemplated in the Business Combination Agreement and/or the Ancillary Documents, the Parent shall vote (and Parent GP shall cause to be voted) the Subject Company Shares in favor of and/or consent to, as applicable, or approve any such matters, actions or proposals promptly following written request thereof from Pathfinder or the Company, as applicable, and (ii) the Parent shall vote (and Parent GP shall cause to be voted) the Subject Company Shares against and withhold consent or approval with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Article 5 of the Business Combination Agreement not being satisfied.

(b) Each Parent Party agrees to (i) promptly (and in any event at or prior to the times required under the Business Combination Agreement and/or any applicable Ancillary Document) (A) execute and deliver all agreements, documents or instruments, necessary or advisable in furtherance of the completion of the Pre-Closing Reorganization as described in the Business Combination Agreement (the “Required Pre-Closing Reorganization Documents”), and (B) provide, or cause to be provided, to Pathfinder and its Representatives drafts of all agreements, documents and instruments related to the Pre-Closing Reorganization, (ii) give

Pathfinder and its Representatives a reasonable amount of time to review and provide comments on all Required Pre-Closing Reorganization Documents, consider any such comments provided by Pathfinder or any of its Representatives in good faith and incorporate any reasonable comments provided by Pathfinder or any of its Representatives and (iii) promptly take, or cause to be taken, all other necessary or advisable actions in connection with, or otherwise in furtherance of, the Pre-Closing Reorganization.

2. Other Covenants and Agreements.

(a) Each Parent Party and the Company hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including the other Group Companies) shall have any further obligations or liabilities under each such agreement.

(b) Each Parent Party hereby agrees to be bound by and subject to (i) Sections 4.3(a) (Confidentiality) and 4.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Parent Party is directly party thereto, and (ii) Section 4.2 (Efforts to Consummate; Litigation), the first sentence of Section 4.6(a) (Exclusive Dealing) and Section 7.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if such Parent Party is directly party thereto.

(c) Each Parent Party hereby acknowledges and agrees that Pathfinder is entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party, and Sponsor is consenting to Pathfinder entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party, in reliance upon each Parent Party entering into this Agreement and the Ancillary Documents to which it is or will be a party, and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the representations, warranties, agreements, covenants and obligations contained in this Agreement and the Ancillary Documents to which it is or will be a party and that, but for the each Parent Party entering into this Agreement and the Ancillary Documents to which it is or will be a party, and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the representations, warranties, agreements, covenants and obligations contained in this Agreement and the Ancillary Documents to which it is or will be a party (i) Pathfinder would not have agreed to enter into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party and to consummate the Transactions, (ii) the Sponsor would not have consented to Pathfinder so entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party or consummating the Transactions and (iii) the Sponsor would not have agreed to enter into the Ancillary Documents to which it is or will be a party and to consummate the Transactions.

3. Parent Parties Representations and Warranties. The Parent Parties jointly and severally represents and warrants to Pathfinder and the Sponsor as follows:

(a) Each Parent Party is a corporation, limited liability company, limited partnership or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) Each Parent Party has the requisite corporate, limited liability company, limited partnership or other similar power and authority and to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on the part of each Parent Party. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of each Parent Party (assuming that this Agreement is duly authorized, executed and delivered by Pathfinder), enforceable against each Parent Party in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of either Parent Party with respect to such Parent Party’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby or by the Business Combination Agreement, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of either Parent Party or the Company to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect and the Company Parties to perform, or otherwise comply with, any of their respective covenants, agreements or obligations under the Business Combination Agreement or any other Ancillary Document in any material respect.

(d) None of the execution or delivery of this Agreement by the Parent Parties, the performance by the Parent Parties of any of their covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby or the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of either Parent Party’s Governing Documents or any shareholders, equityholders or other Contract relating to or affecting the ownership, voting, transfer or purchase of Equity Securities of the Parent or the Company (including the Parent Shareholder Agreements) (collectively, the “Parent Equityholder Arrangements”) (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which either Parent Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which either Parent Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of either Parent Party to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect and the Company Parties to perform, or otherwise comply with, any of their respective covenants, agreements or obligations under the Business Combination Agreement in any material respect.

(e) Parent is the record and beneficial owner of the Subject Company Shares, which constitute all of the issued and outstanding Equity Securities of the Company as of the Original Effective Date, and has valid, good and marketable title to the Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Laws or as set forth in the Governing Documents of the Company). As of the Original Effective Date, there are 56,198,777.79 Class A Units of Parent and 2,604,814.91 Class B Units of Parent issued and outstanding, and there are no other Equity Securities of Parent outstanding. All of the Equity Securities of Parent and the Company have been duly authorized and validly issued. The Equity Securities of Parent (1) were not issued in violation of the Governing Documents of the Parent or any other Contract to which the Parent or any of its respective Affiliates is party or bound (including, for the avoidance of doubt, the Parent Shareholders Agreements), (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person (including, for the avoidance of doubt the Sale Covenants) and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Parent has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement, the Third Amended and Restated Limited Partnership Agreement of Parent dated as of February 24, 2020 (the “Parent LPA”) and the Shareholder Rights Agreement, as applicable, no Parent Party is party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require Parent to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares.

(f) As of the date of this Agreement, there is no Proceeding pending or, to either Parent Party’s knowledge, threatened against or involving either Parent Party or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of such Parent Party to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect and the Company Parties to perform, or otherwise comply with, any of their respective covenants, agreements or obligations under the Business Combination Agreement in any material respect.

(g) Each Parent Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it and its respective Representatives have conducted their own independent review and analysis of, and, based thereon, have formed an independent judgment concerning, the business, assets, condition, operations and prospects of, Pathfinder and the Transactions and (ii) it and its respective Representatives have been furnished with or given access to such documents and information about Pathfinder and Pathfinder’s businesses and operations as it and its respective Representatives have deemed necessary to enable such Parent Party to make informed decisions with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which such Parent Party is or will be a party and the transactions contemplated hereby and thereby.

(h) Parent was organized solely for the purposes of holding Equity Securities of the Company and has not conducted any activities or businesses other than the activities (i) in connection with or incidental or related to its organization or continuing corporate (or similar) existence, (ii) related to its ownership of Equity Securities of the Company, (iii) those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents to which it or the Company is or will be a party, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) those that are administrative, ministerial or otherwise immaterial in nature or (v) those set forth on Section 2.24(b)(iv) of the Company Disclosure Schedules. Except as set forth on Section 2.23(b)(v) of the Company Disclosure Schedules, (A) Parent is not party to any Contract related to the business or operations of any Group Company or any Contract or arrangement that could result in Liability to any Group Company and (B) from and after the Closing, no Person (including any Parent Equityholders) will have any rights with respect to any Group Company or any of its properties, business or assets (including any Equity Securities of any Group Company) vis-à-vis any Contracts with Parent or the Governing Documents of Parent.

(i) Parent GP was organized solely for the purposes of acting as the general partner of the Parent and has not conducted any activities or businesses other than the activities (i) in connection with or incidental or related to its organization or continuing corporate (or similar) existence, (ii) related to its ownership and management of the Parent, (iii) those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents to which it, Parent or the Company is or will be a party, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) those that are administrative, ministerial or otherwise immaterial in nature. Parent GP is not party to any Contract related to the business or operations of any Group Company or any Contract or arrangement that could result in Liability to any Group Company and from and after the Closing, no Person (including any Parent Equityholders) will have any rights with respect to any Group Company or any of its properties, business or assets (including any Equity Securities of any Group Company) vis-à-vis any Contracts with Parent or the Governing Documents of Parent.

(j) In entering into this Agreement and the other Ancillary Documents to which it is or will be a party, each Parent Party has relied solely on their own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which such Parent Parties is or will be a party and no other representations or warranties of Pathfinder (including, for the avoidance of doubt, none of the representations or warranties of Pathfinder set forth in the Business Combination Agreement or any other Ancillary Document) or any other Person, either express or implied, and each Parent Party, on its own behalf and on behalf of their Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which such Parent Party is or will be a party, none of Pathfinder or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

4. Transfer of Subject Securities; Parent LPA. Except as expressly contemplated by the Business Combination Agreement, any Ancillary Document or with the prior written consent of each of Pathfinder and Sponsor, from and after the Original Effective Date until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms each Parent Party agrees (a) not to (i) Transfer (A) any of the Subject Company Shares or (B) any partnership interests in Parent or rights under the Parent LPA, the Shareholders Rights Agreement or any Parent Equityholder Arrangement, (ii) other than, for the avoidance of doubt, the distribution of Company Common Shares held by Parent to Vested Parent Equityholders as contemplated by the Pre-Closing Reorganization, consent to or approve any Transfer of any Equity Securities of Parent or Company by any other holder thereof, (iii) enter into (A) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Parent to Transfer the Subject Company Shares or (B) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, (iv) consent to or approve the issuance or grant of any Equity Securities of Parent or the Company, (v) enter into any voting trust, proxy or other Contract with respect to the voting or Transfer of the Equity Securities of Parent or the Company, (vi) amend, supplement, restate or otherwise modify, or waive any provision under, any of the Governing Documents of Parent, Parent GP or the Company or any Parent Equityholder Arrangement, (vii) in the case of Parent GP, assign, transfer, waive or delegate its rights as general partner of Parent, and (viii) other than, for the avoidance of doubt, the Pre-Closing Reorganization, authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Parent or Parent GP or (b) take, or cause to be taken, any actions that are in contravention of clauses (a) through (c). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

5. Termination.

(a) This Agreement shall automatically terminate without any notice or other action by any Party, upon the earlier of (i) the Effective Time and (ii) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement.

(b) Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(a)(ii) shall not affect any liability on the part of any Party for Fraud or for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii) Section 2(b)(i) (solely to the extent that it relates to Section 4.3(a) (Confidentiality) of the Business Combination Agreement), this Section 5 and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement or the occurrence of the Effective Time, as applicable, and shall remain valid and binding obligations of the Parties, (iii) Section 2(b)(i) (solely to the extent that it relates to Section 4.4(a) (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to clause (a) of this Section 5, (iv), Section 2(b)(ii) (solely to the extent that it relates to Section 7.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a)(ii) and (v) Sections 6 through 12 (in each case, to the extent related to any of the provisions that survive the termination of this Agreement) shall survive any termination of this Agreement or the occurrence of the Effective Time, as applicable, and shall remain valid and binding obligations of the Parties. For purposes of this Agreement, “Willful Breach” means a material breach of this Agreement that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

6. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to Pathfinder (prior to the Effective Time) or to Sponsor, to:

c/o Pathfinder Acquisition LLC

1950 University Avenue, Suite 350

Palo Alto, CA 94303

Attention:
Email:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, CA 94104

Attention:

Email:

If to a Parent Party or the Company (or Pathfinder, following the Effective Time), to:

c/o ServiceMax, Inc.

4450 Rosewood Drive

Pleasanton, CA 94588

Attention:
Email:

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Attention:
Email:

to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

7. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement (including the Original Support Agreement), and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

8. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Parent Parties, Sponsor, the Company and Pathfinder. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by either Parent Party or the Company without the prior written consent of Sponsor, and prior to the Effective Time, Pathfinder (to be withheld or given in such party’s sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 8 shall be void.

9. Fees and Expenses. Except, in the case of Pathfinder, as otherwise set forth in the Business Combination Agreement and the Sponsor Letter Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses, provided, that, any such fees and expenses incurred by the Sponsor or its Affiliates on or prior to the Closing shall, in the sole discretion of the Sponsor, be deemed to be fees and expenses of Pathfinder.

10. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11. Miscellaneous. Sections 7.5 (Governing Law), 7.7 (Construction; Interpretation), 7.10 (Severability), 7.11 (Counterparts; Electronic Signatures), 7.15 (Waiver of Jury Trial), 7.16 (Submission to Jurisdiction) and 7.17 (Remedies) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

PATHFINDER ACQUISITION CORPORATION

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

PATHFINDER ACQUISITION LLC

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement]

SERVICEMAX JV GP, LLC

By:	SLP Snowflake Aggregator, L.P.
By:	SLP V Aggregator GP, L.L.C.
By:	Silver Lake Technology Associates V, L.P.
By:	SLTA V (GP), L.L.C.
By:	Silver Lake Group, L.L.C.

By:	/s/ Ken Hao
Name:	Ken Hao
Title:	Managing Director

SERVICEMAX JV, LP

By:	ServiceMax JV GP, LLC
By:	SLP Snowflake Aggregator, L.P.
By:	SLP V Aggregator GP, L.L.C.
By:	Silver Lake Technology Associates V, L.P.
By:	SLTA V (GP), L.L.C.
By:	Silver Lake Group, L.L.C.

By:	/s/ Ken Hao
Name:	Ken Hao
Title:	Managing Director

SERVICEMAX, INC.

By:	/s/ Ellen O’Donnell
Name:	Ellen O’Donnell
Title:	Chief Legal, Chief HR Officer

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Class/Series Securities	Number of Shares
Common Stock	100

SCHEDULE B

ANNEX H

AMENDED AND RESTATED COMPANY SHAREHOLDER TRANSACTION SUPPORT AGREEMENT

This AMENDED AND RESTATED COMPANY SHAREHOLDER TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of August 11, 2021, by and among Pathfinder Acquisition Corporation, a Cayman Islands exempted company (“Pathfinder”), ServiceMax, Inc., a Delaware corporation (the “Company”), Pathfinder Acquisition LLC (the “Sponsor”) and SLP Snowflake Aggregator, L.P., a Delaware limited partnership (the “Shareholder”). Each of Pathfinder, the Company, Sponsor and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, on July 15, 2021, (a) Pathfinder, the Company and Stronghold Merger Sub, Inc., a Cayman Islands exempted company incorporated with limited liability, entered into the Business Combination Agreement (the “Original Business Combination Agreement”), pursuant to which the parties thereto agreed to effect a series of transactions resulting in a business combination among the parties on the terms and subject to the conditions therein and (b) concurrently with the entry into the Original Business Combination Agreement, the Parties entered into the Company Shareholder Transaction Support Agreement (the “Original Shareholder Support Agreement”);

WHEREAS, each of the Original Business Combination Agreement and the Original Shareholder Support Agreement contemplated that, among other things, the parties hereto or thereto would reasonably cooperate and work in good faith to effectuate the Alternative Transaction Structure (as defined in the Original Business Combination Agreement) in the circumstances provided therein;

WHEREAS, concurrently with the execution of this Agreement, Pathfinder, the Company and Serve Merger Sub, Inc., (“Merger Sub”) a Delaware corporation, are amending and restating the Original Business Combination Agreement by entering into the Amended and Restated Business Combination Agreement (the “Business Combination Agreement”) to effectuate the Alternative Transaction Structure and under which, among other things, (a) on the Closing Date prior to the Closing, the Company will consummate the Pre-Closing Reorganization, (b) at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (collectively, and together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, Section 8 of the Original Shareholder Support Agreement provides that the Original Shareholder Support Agreement may be amended if such amendment is in writing and signed by the Shareholder, the Sponsor and Pathfinder;

WHEREAS, in connection with the execution of the Business Combination Agreement, the Parties desire to amend and restate the Original Shareholder Support Agreement in its entirety on the terms and subject to the conditions herein;

WHEREAS, the Shareholder (a) is the record and beneficial owner of the number and class or series (as applicable) of Equity Securities of Parent set forth on Schedule A hereto (together with any other Equity Securities of the Parent that the Shareholder acquires record or beneficial ownership of after the date hereof, the

“Subject Parent Units”) and (b) will be, upon consummation of the Pre-Closing Reorganization, the record and beneficial owner of the number of Company Post-Closing Shares determined pursuant to the Business Combination Agreement (together with any other Equity Securities of the Company that the Shareholder acquires record or beneficial ownership of after the date hereof, the “Subject Company Shares”, and together with the Subject Parent Units, the “Subject Securities”);

WHEREAS, in consideration for the benefits to be directly or indirectly received by the Shareholder in connection with the Transactions and as a material inducement to (a) Pathfinder agreeing to enter into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party and to consummate the Transactions, (b) the Sponsor consenting to Pathfinder so entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party and to consummate the Transactions and (c) Sponsor agreeing to enter into the Ancillary Documents to which it is or will be a party and to consummate the Transactions, the Shareholder agrees to enter into this Agreement and to be bound by the representations, warranties, agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Shareholder acknowledges and agrees that (a) Pathfinder would not have entered into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party or agreed to consummate the Transactions, (b) the Sponsor would not have consented to Pathfinder entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party and consummating the Transactions and (c) Sponsor would not have agreed to enter into the Ancillary Documents to which it is or will be a party and to consummate the Transactions, in each case, without the Shareholder entering into this Agreement and agreeing to be bound by the representations, warranties, agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Consent to Transactions and Related Matters; Pre-Closing Reorganization.

(a) The Shareholder, on its behalf and on behalf of its Affiliates and any other holder of any of the Subject Securities originally held by it, hereby consents to the Business Combination Agreement, the Ancillary Documents and the Transactions (including for the avoidance of doubt, the Pre-Closing Reorganization and the Mergers). Without limiting the generality of the foregoing, prior to the Closing, (i) to the extent that it is necessary or advisable, in each case, as reasonably determined by Pathfinder or the Company, for any matters, actions or proposals to be approved by the Shareholder in furtherance of the Transactions as contemplated in the Business Combination Agreement and/or the Ancillary Documents, the Shareholder shall vote (and cause to be voted) the Subject Securities in favor of and/or consent to, as applicable, approve any such matters, actions or proposals promptly following written request thereof from Pathfinder or the Company, as applicable, and (ii) the Shareholder shall vote (and cause to be voted) the Subject Securities against and withhold consent or approval with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Article 5 of the Business Combination Agreement not being satisfied.

(b) The Shareholder agrees to (i) promptly (and in any event at or prior to the times required under the Business Combination Agreement and/or any applicable Ancillary Document) (A) execute and deliver all agreements, documents or instruments, necessary or advisable in furtherance of, the completion of the Pre-Closing Reorganization as described in the Business Combination Agreement, and (B) promptly take, or cause to be taken, all other necessary or advisable actions in connection with, or otherwise in furtherance of, the Pre-Closing Reorganization.

2. Other Covenants and Agreements.

(a) The Shareholder and the Company hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including the other Group Companies) shall have any further obligations or liabilities under each such agreement.

(b) The Shareholder hereby agrees to be bound by and subject to (i) Sections 4.3(a) (Confidentiality) and 4.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Shareholder is directly party thereto, and (ii) Section 4.2 (Efforts to Consummate; Litigation), the first sentence of Section 4.6(a) (Exclusive Dealing) and Section 7.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if such Shareholder is directly party thereto.

(c) The Shareholder acknowledges and agrees that Pathfinder is entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party, and Sponsor is consenting to Pathfinder entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party, in reliance upon the Shareholder entering into this Agreement and the Ancillary Documents to which it is or will be a party, and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the representations, warranties, agreements, covenants and obligations contained in this Agreement and the Ancillary Documents to which it is or will be a party and that, but for the Shareholder entering into this Agreement and the Ancillary Documents to which it is or will be a party, and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the representations, warranties, agreements, covenants and obligations contained in this Agreement and the Ancillary Documents to which it is or will be a party (i) Pathfinder would not have agreed to enter into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party and to consummate the Transactions, (ii) the Sponsor would not have consented to Pathfinder so entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party or consummating the Transactions and (iii) the Sponsor would not have agreed to enter into the Ancillary Documents to which it is or will be a party and to consummate the Transactions.

3. Shareholder Representations and Warranties. The Shareholder represents and warrants to Pathfinder and the Sponsor as follows:

(a) If the Shareholder is not an individual, the Shareholder is a corporation, limited liability company, limited partnership or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Shareholder (if not an individual) has the requisite corporate, limited liability company, limited partnership or other similar power and authority and, if the Shareholder is an individual, legal capacity to execute and deliver this Agreement, to perform her, his or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this

Agreement is duly authorized, executed and delivered by Pathfinder), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution, delivery or performance of her, his or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby or by the Business Combination Agreement, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Shareholder or the Company to perform, or otherwise comply with, any of their respective covenants, agreements or obligations hereunder in any material respect and the Company Parties, the Parent and Parent GP to perform, or otherwise comply with, any of their respective covenants, agreements or obligations under the Business Combination Agreement or any other Ancillary Document in any material respect.

(d) None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of her, his or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby or the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Shareholder’s Governing Documents, if any, or any shareholders, equityholders or other Contract relating to or affecting the ownership, voting, transfer or purchase of the Subject Securities (including the Parent Shareholder Agreements) (collectively, the “Parent Equityholder Arrangements”) (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of her, his or its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Securities, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of her, his or its covenants, agreements or obligations hereunder in any material respect and the Company Parties to perform, or otherwise comply with, any of their respective covenants, agreements or obligations under the Business Combination Agreement in any material respect.

(e) The Shareholder is the record and beneficial owner of the Subject Parent Securities set forth on Schedule A as of the Original Effective Date and has valid, good and marketable title to such Subject Parent Securities as of the date hereof, free and clear of all Liens (other than transfer restrictions under applicable Securities Laws or as set forth in the Governing Documents of Parent). Except for the Subject Parent Units set forth on Schedule A and Subject Company Securities to be distributed to the Shareholder in connection with the Pre-Closing Reorganization, the Shareholder does not own, beneficially or of record, any Equity Securities of the Parent or any Group Company or have the right to acquire any Equity Securities of the Parent (other than pursuant to the preemptive rights to purchase Equity Securities of the Parent under certain circumstances on the terms and subject to the conditions set forth in the Third Amended and Restated Limited Partnership Agreement of Parent dated as of February 24, 2020 (the “Parent LPA”)) or any Group Company. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Securities and, except for this Agreement, the Business Combination Agreement, the Parent LPA and the Shareholder Rights Agreement, as applicable, the Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer any of the Subject Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Securities.

(f) As of the date of this Agreement, there is no Proceeding pending or, to the Shareholder’s knowledge, threatened against or involving the Shareholder or any of her, his or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect and the Company Parties to perform, or otherwise comply with, any of their respective covenants, agreements or obligations under the Business Combination Agreement in any material respect.

(g) The Shareholder, on her, his or its own behalf and on behalf of her, his or its Representatives, acknowledges, represents, warrants and agrees that (i) she, he or it and her, his or its Representatives have conducted their own independent review and analysis of, and, based thereon, have formed an independent judgment concerning, the business, assets, condition, operations and prospects of, Pathfinder and the Transactions and (ii) she, he or it and her, his or its Representatives have been furnished with or given access to such documents and information about Pathfinder and Pathfinder’s businesses and operations as she, he or it and her, his or its Representatives have deemed necessary to enable her, him or it to make informed decisions with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which she, he or it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Documents to which she, he or it is or will be a party, the Shareholder has relied solely on her, his or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which she, he or it is or will be a party and no other representations or warranties of Pathfinder (including, for the avoidance of doubt, none of the representations or warranties of Pathfinder set forth in the Business Combination Agreement or any other Ancillary Document) or any other Person, either express or implied, and the Shareholder, on her, his or its own behalf and on behalf of such Shareholder’s Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which the Shareholder is or will be a party, none of Pathfinder or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

4. Transfer of Subject Securities; Parent LPA. Except as expressly contemplated by the Business Combination Agreement, any Ancillary Document or with the prior written consent of each of Pathfinder and Sponsor, from and after the Original Effective Date until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms the Shareholder agrees (a) not to (i) Transfer (A) any of the Subject Securities or (B) rights of such Shareholder under the Parent LPA, the Shareholders Rights Agreement or any Parent Equityholder Arrangement, (ii) other than, for the avoidance of doubt, the distribution of Company Common Shares held by Parent to Vested Parent Equityholders as contemplated by the Pre-Closing Reorganization, consent to or approve any Transfer of any Equity Securities of Parent or Company by any other holder thereof, (iii) enter into (A) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer the Subject Securities or (B) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Securities, (iv) consent to or approve the issuance or grant of any Equity Securities of Parent or the Company, (v) enter into any voting trust, proxy or other Contract with respect to the voting or Transfer of the Equity Securities of Parent or the Company, (vi) amend, supplement, restate or otherwise modify, or waive any provision under, any of the Governing Documents of Parent, Parent GP or the Company or any Parent Equityholder Arrangement, (vii) other than, for the avoidance of doubt, the Pre-Closing Reorganization, authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Parent or Parent GP or (b) take, or cause to be taken, any actions that are in contravention of clauses (a) through (c). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

5. Termination.

(a) This Agreement shall automatically terminate without any notice or other action by any Party, upon the earlier of (i) the Effective Time and (ii) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement.

(b) Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(a)(ii) shall not affect any liability on the part of any Party for Fraud or for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii) Section 2(b)(i) (solely to the extent that it relates to Section 4.3(a) (Confidentiality) of the Business Combination Agreement), this Section 5 and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement or the occurrence of the Effective Time, as applicable, and shall remain valid and binding obligations of the Parties, (iii) Section 2(b)(i) (solely to the extent that it relates to Section 4.4(a) (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to clause (a) of this Section 5, (iv), Section 2(b)(ii) (solely to the extent that it relates to Section 7.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a)(ii) and (v) Sections 6 through 12 (in each case, to the extent related to any of the provisions that survive the termination of this Agreement) shall survive any termination of this Agreement or the occurrence of the Effective Time, as applicable, and shall remain valid and binding obligations of the Parties. For purposes of this Agreement, “Willful Breach” means a material breach of this Agreement that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

6. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to Pathfinder prior to the Effective Time or to Sponsor, to:

c/o Pathfinder Acquisition LLC

1950 University Avenue, Suite 350

Palo Alto, CA 94303

Attention:
Email:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, CA 94104

Attention:

Email:

If to Pathfinder, following the Effective Time, to:

c/o ServiceMax, Inc.

4450 Rosewood Drive

Pleasanton, CA 94588

Attention:
Email:

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Attention:
Email:

If to the Shareholder, to:

55 Hudson Yards

550 West 34th Street

40th Floor

New York, NY 10001

Attention:
Email:

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Attention:
Email:

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

7. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement (including the Original Shareholder Support Agreement), and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

8. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder, the Sponsor and Pathfinder. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder or the Company without the prior written consent or Sponsor, and prior to the Effective Time, Pathfinder (to be withheld or given in such party’s sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 8 shall be void.

9. Fees and Expenses. Except, in the case of Pathfinder, as otherwise set forth in the Business Combination Agreement and the Sponsor Letter Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses, provided, that, any such fees and expenses incurred by the Sponsor or its Affiliates on or prior to the Closing shall, in the sole discretion of the Sponsor, be deemed to be fees and expenses of Pathfinder.

10. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11. Miscellaneous. Sections 7.5 (Governing Law), 7.7 (Construction; Interpretation), 7.10 (Severability), 7.11 (Counterparts; Electronic Signatures), 7.15 (Waiver of Jury Trial), 7.16 (Submission to Jurisdiction) and 7.17 (Remedies) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

PATHFINDER ACQUISITION CORPORATION

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

PATHFINDER ACQUISITION LLC

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Transaction Support Agreement]

SERVICEMAX, INC.

By:	/s/ Ellen O’Donnell
Name:	Ellen O’Donnell
Title:	Chief Legal Officer

SLP SNOWFLAKE AGGREGATOR, L.P.

By:	SLP V Aggregator GP, L.L.C.
By:	Silver Lake Technology Associates V, L.P.
By:	SLTA V (GP), L.L.C.
By:	Silver Lake Group, L.L.C.

By:	/s/ Ken Hao
Name:	Ken Hao
Title:	Managing Director

[Signature Page to Amended and Restated Transaction Support Agreement]

SCHEDULE A

Class/Series of Securities	Number of Securities
Class A Units of ServiceMax JV, LP	46,785,714

SCHEDULE B

ANNEX I

SPONSOR LETTER AGREEMENT

This AMENDED AND RESTATED SPONSOR LETTER AGREEMENT (this “Agreement”) is entered into as of August 11, 2021, by and among ServiceMax, Inc., a Delaware corporation (the “Company”), Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability (“Pathfinder”), Pathfinder Acquisition LLC, a Delaware limited liability company (the “Sponsor”), and, solely for purposes of Sections 2(b) and (c), Section 5, Section 7 (solely in respect of his or her respective representations and warranties contained therein), and Section 10 through Section 21, each of Richard Lawson, David Chung, Lindsay Sharma, Jon Steven Young, Hans Swildens, Steven Walske, Lance Taylor, Omar Johnson and Paul Weiskopf (each, a “Pathfinder Insider” and, collectively, the “Pathfinder Insiders”). Each of the Sponsor and each of the Pathfinder Insiders are sometimes referred to herein individually as a “Pathfinder Person” and collectively as the “Pathfinder Persons”, and each of the Company, Pathfinder, the Sponsor and the Pathfinder Insiders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Except as otherwise specified herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, on July 15, 2021, (a) Pathfinder, the Company and Stronghold Merger Sub, Inc., a Cayman Islands exempted company incorporated with limited liability, entered into the Business Combination Agreement (the “Original Business Combination Agreement”), pursuant to which the parties thereto agreed to effect a series of transactions resulting in a business combination among the parties on the terms and subject to the conditions therein and (b) concurrently with the entry into the Original Business Combination Agreement, the Parties entered into the Sponsor Letter Agreement (the “Original Sponsor Letter Agreement”);

WHEREAS, each of the Original Business Combination Agreement and the Original Sponsor Letter Agreement contemplated that, among other things, the parties hereto or thereto would reasonably cooperate and work in good faith to effectuate the Alternative Transaction Structure (as defined in the Original Business Combination Agreement) in the circumstances provided therein;

WHEREAS, concurrently with the execution of this Agreement, Pathfinder, the Company and Serve Merger Sub, Inc., (“Merger Sub”) a Delaware corporation, are amending and restating the Original Business Combination Agreement by entering into the Amended and Restated Business Combination Agreement (the “Business Combination Agreement”) to effectuate the Alternative Transaction Structure and under which, among other things, (a) on the Closing Date prior to the Closing, the Company will consummate the Pre-Closing Reorganization, (b) at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (collectively, and together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, Section 14 of the Original Sponsor Letter Agreement provides that the Original Sponsor Letter Agreement may be amended if such amendment is in writing and signed by the Pathfinder Persons, the Company and Pathfinder;

WHEREAS, in connection with the execution of the Business Combination Agreement, the Parties desire to amend and restate the Original Sponsor Letter Agreement in its entirety on the terms and subject to the conditions herein;

WHEREAS, reference is made to (a) the Letter Agreement (the “Sponsor Letter”), dated February 16, 2021, delivered by the Pathfinder Persons to Pathfinder, (b) the Registration and Shareholder Rights Agreement, dated February 16, 2021 (the “Pathfinder Registration Rights Agreement”), by and among Pathfinder, the

Sponsor and each of the other Holders (as such term is defined therein) and (c) the Amended and Restated Registration and Shareholder Rights Agreement, dated as of the date hereof (the “Shareholder Rights Agreement”), by and among the Company, the Sponsor, certain other Pathfinder Persons, and certain of the Company stockholders;

WHEREAS, as of the date hereof, each Pathfinder Person, in its capacity as a holder of Pathfinder Shares and/or Pathfinder Warrants, is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (a) the number of Pathfinder Warrants and/or (b) the number of Pathfinder Class B Shares, in each case, set forth on Exhibit A attached hereto opposite such Pathfinder Person’s name on such Exhibit (collectively, with respect to each Pathfinder Person, the “Subject Pathfinder Securities”);

WHEREAS, in connection with (and as part of) the Domestication, (a) each Pathfinder Pre-Closing Share will be converted into one Pathfinder Share, (b) each Pathfinder Warrant that is outstanding immediately prior to the Domestication will be automatically converted into, from and after the Domestication, a Pathfinder Post-Closing Warrant, (c) the Governing Documents of Pathfinder shall be amended and restated to be the Pathfinder Post-Closing Certificate of Incorporation and the Pathfinder Post-Closing Bylaws, and (d) Pathfinder’s name will be changed to “ServiceMax, Inc.”, or such other name mutually agreed to by Pathfinder and the Company prior to the Closing Date, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, in consideration for the benefits to be received by the Sponsor and each of the Pathfinder Insiders under the terms of the Business Combination Agreement and as a material inducement to the Company and Pathfinder agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Sponsor and each of the Pathfinder Insiders agrees to enter into this Agreement and to be bound by certain of the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Company and Pathfinder would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without each of the Pathfinder Persons entering into this Agreement and agreeing to be bound by the applicable agreements, covenants and obligations contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree that the Original Sponsor Letter Agreement is hereby amended and restated in its entirety by this Agreement, and further agree as follows:

1.    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Earn-Out End Date” has the meaning set forth in Section 4 of this Agreement.

“Earn-Out Shares” has the meaning set forth in Section 4 of this Agreement.

“Excess Pathfinder Liabilities Amount” means an amount equal to the excess, if any, of (a) sum of the Unpaid Pathfinder Liabilities and the Unpaid Pathfinder Expenses, over (b) $30,000,000. For the avoidance of doubt, if there is no such excess, then the Excess Pathfinder Liabilities Amount shall be equal to zero.

“Fair Market Value” means, with respect to any asset or securities, the fair market value for such asset(s) or security(ies) as between a willing buyer and a willing seller, in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as reasonably determined in good faith by the Pathfinder Board and without taking into account any minority, illiquidity or similar discount or factors.

“First Trigger Price” has the meaning set forth in Section 4 of this Agreement.

“immediate family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) and his or her spouses and siblings.

“Parties” has the meaning set forth in the Recitals to this Agreement.

“Pathfinder Insider” has the meaning set forth in the Recitals to this Agreement.

“Pathfinder Liabilities” means, as of any determination time, the aggregate amount of liabilities that are actually due and payable by the Pathfinder Parties as of such time. Notwithstanding the foregoing or anything to the contrary herein, (a) Pathfinder Liabilities shall not include (i) any Pathfinder Expenses, (ii) any liabilities of the Pathfinder Parties that are contingent, unknown, unmatured or not determinable or that have been paid or otherwise satisfied, or (iii) any liabilities arising out of, or related to, any Proceeding related to this Agreement, the Business Combination Agreement, the other Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceeding (including any derivative claim) arising out of, or related to, any of the foregoing, and (b) neither Pathfinder Liabilities nor Pathfinder Expenses shall, for purposes of this Agreement, include any fees or expenses of any placement agents or similar brokers or bankers engaged for purposes of an actual or potential private placement of securities in connection with the Transactions or the process related thereto.

“Pathfinder Person” has the meaning set forth in the Recitals to this Agreement.

“Pathfinder Pre-Closing Shares” means the Pathfinder Class A Shares and Pathfinder Class B Shares that are issued and outstanding immediately prior to the Domestication.

“Pathfinder Redemption Forfeited Shares” means a number of Pathfinder Sponsor Shares equal to the lesser of (a) 25% of the Pathfinder Sponsor Shares and (b) the Pathfinder Shareholder Redemption Percentage of the Pathfinder Sponsor Shares held by Sponsor immediately prior to the Effective Time.

“Pathfinder Registration Rights Agreement” has the meaning set forth in the Recitals to this Agreement.

“Pathfinder Sale” means (a) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which a majority of the Pathfinder Post-Closing Common Shares are, directly or indirectly, converted into cash, securities or other property or non-cash consideration of or paid by an unrelated person or entity, including parties acting as a “group” as defined in Section 13(d)(3) of the Exchange Act (other than, in the case of this clause (a), any transaction in which the holders of the Pathfinder Shares as of immediately prior to the consummation of such transaction continue to own a majority of the Equity Securities of Pathfinder (or any successor or parent entity of the Pathfinder) immediately following the consummation of such transaction), (b) a direct or indirect sale, lease, exchange or other Transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of all or substantially all of Pathfinder’s assets, as determined on a consolidated basis, to an unrelated person or entity, including parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (c) any transaction or series of related transactions that results, directly or indirectly, in the shareholders of Pathfinder as of immediately prior to such transactions holding, in the aggregate, less than fifty percent (50%) of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction or fifty percent (50%) of the Equity Securities of the resulting or successor entity

(or its ultimate parent, if applicable) immediately upon completion of such transaction (whether voting or non-voting) immediately after the consummation thereof (in the case of each of clause (a), (b) or (c), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or Transfer of Equity Securities or assets or otherwise).

“Pathfinder Sale Price Per Share” of the Pathfinder Shares means the amount of cash proceeds and the value of any non-cash consideration, in each case, that a holder of one Pathfinder Share would be entitled to receive or receives, directly or indirectly, in a transaction or series of related transactions ((a) assuming that any earn-out, deferred, contingent or similar payments or other consideration, escrows, holdbacks and similar items are included as part of the consideration received as of the initial closing of such transaction(s) and (b) calculated as if the Equity Securities, directly or indirectly, acquired in such transaction are all of the Equity Securities then outstanding). For purposes of determining the foregoing, the value of any non-cash consideration shall be (i) the value attributed to such non-cash consideration in the definitive transaction agreement (which value shall not be less than the Fair Market Value thereof at the time of entry into such definitive transaction agreement), or (ii) in the absence of any such attribution of value described in clause (i), the Fair Market Value thereof; provided, however, that if any such non-cash consideration is an Equity Security for which a public market exists, the value attributed to such Equity Security shall be to the volume weighted average price per share of such Equity Securities for the five consecutive Trading Days ending on the day immediately prior to the closing of such Pathfinder Sale (calculated as a single period) on the primary securities exchange on which such Equity Security is listed.

“Pathfinder Security Value” means (a) with respect to each Pathfinder Share, $10.00 and (b) with respect to each Pathfinder Warrant, the higher of (i) the volume weighted average price per warrant of the Pathfinder Warrants for the five consecutive Trading Days ending on the day immediately prior to the date hereof (calculated as a single period) on the primary securities exchange on which the Pathfinder Warrants are listed, and (ii) the volume weighted average price per warrant of the Pathfinder Warrants for the five consecutive Trading Days ending on the day immediately prior to the Closing (calculated as a single period) on the primary securities exchange on which the Pathfinder Warrants are listed.

“Pathfinder Shareholder Redemption Percentage” means a number expressed as a percentage (e.g., 10% (as opposed to 0.10)) equal to (a) 0.25 multiplied by (b) a fraction (i) the numerator of which is the number of Pathfinder Shares with respect to which a Pathfinder Shareholder Redemption has been exercised and (ii) the denominator of which is the total number of Pathfinder Class A Shares outstanding as of the date hereof.

“Pathfinder Sponsor Shares” means (a) prior to the consummation of the Domestication, the Pathfinder Class B Shares held by the Sponsor, and (b) from and after the consummation of the Domestication, the Pathfinder Post-Closing Common Shares that are received by the Sponsor in connection with the conversion of its Pathfinder Class B Shares. Any reference to the Pathfinder Sponsor Shares shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Permitted Transferee” means, with respect to any Person (a) any direct or indirect members, partners (whether general or limited partners) or equityholders or other holders of interests of such Person or any of its Affiliates or any officers, directors or employees of such Person or any Affiliates of any of the foregoing (it being understood and agreed, for the avoidance of doubt, that Pathfinder and Sponsor shall, prior to the Closing, be deemed Affiliates of each other for purposes of this clause (a)), (b) such Person’s immediate family, (c) any trust for the direct or indirect benefit of such Person or the immediate family of such Person or (d) if such Person is a trust, to the trustor or beneficiary(ies) of such trust or to the estate of a beneficiary of such trust.

“Pre-Closing Pathfinder Party” means each of the Sponsor and, prior to the Effective Time, Merger Sub and Pathfinder.

“Retained Shares” has the meaning set forth in Section 4 of this Agreement.

“Second Trigger Price” has the meaning set forth in Section 4 of this Agreement.

“Sponsor” has the meaning set forth in the Recitals to this Agreement.

“Sponsor Letter” has the meaning set forth in the Recitals to this Agreement

“Stock Price” means, on any Trading Day, the volume-weighted average sale price per share of Pathfinder Shares reported as of 4:00 p.m., New York City time on such date by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as the trading market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City time (or such other time as the trading market publicly announces is the official close of trading), as reported by Bloomberg, or if not available on Bloomberg, as reported by Morningstar, or, if not available on Bloomberg or Morningstar, by an authoritative source generally used for such purposes.

“Subject Pathfinder Securities” has the meaning set forth in the Recitals to this Agreement.

“Third Trigger Price” has the meaning set forth in Section 4 of this Agreement.

“Trading Day” means any day on which trading is generally conducted on NASDAQ or any other exchange on which the Pathfinder Shares are traded on or after the Closing and on or prior to the Earn-Out End Date.

“Transactions” has the meaning set forth in the Recitals to this Agreement.

“Transfer” means any sale, transfer, assignment or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

“Trigger Prices” has the meaning set forth in Section 4 of this Agreement.

“Unpaid Pathfinder Expenses” means the Pathfinder Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Pathfinder Liabilities” means the Pathfinder Liabilities that are unpaid as of immediately prior to the Closing.

“Vesting Commencement Date” means the date that is 150 days after the Closing Date.

“Warrant Forfeiture Notice” has the meaning set forth in Section 3 of this Agreement.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

2.    Sponsor Letter. The Company, Pathfinder, and the Pathfinder Persons hereby agree as follows:

(a)    The Sponsor Letter provides in Section 3 thereof that Pathfinder shall not enter into a definitive agreement regarding a proposed Business Combination (as defined therein) without the prior written consent of the Sponsor. The Transactions constitute a Business Combination (as defined in the Sponsor Letter) for purposes of the Sponsor Letter and the Sponsor hereby consents to entry into the Business Combination Agreement.

(b)    The Sponsor Letter provides in Section 3 thereof for certain obligations in respect of voting all Founder Shares (as defined therein) and Public Shares (as defined therein) beneficially owned by the Sponsor and by the Pathfinder Insiders, as applicable, in favor of such Business Combinations (as defined therein) and forgoing redemption rights in respect thereof. The Transactions constitute a Business Combination (as defined in the Sponsor Letter) for purposes of the Sponsor Letter and the Sponsor and each Pathfinder Insider will comply with its, his or her respective obligations under Section 3 of the Sponsor Letter, it being understood that, for the avoidance of doubt, nothing set forth in this Section 2(b) shall conflict with or create any obligations inconsistent with Section 12.

(c)    Subject to, and conditioned upon the occurrence and effective as of, the Effective Time, Section 5 of the Sponsor Letter shall be amended and restated to provide in its entirety as follows: “[Reserved].”

3.    Pathfinder Sponsor Share and Pathfinder Warrant Forfeiture.

(a)    Subject to, and conditioned upon the occurrence and effective as of immediately following the Domestication and immediately prior to, the Effective Time, the Sponsor shall automatically be deemed to irrevocably forfeit, surrender and transfer to Pathfinder for no consideration a number of Pathfinder Sponsor Shares and/or Pathfinder Warrants, as applicable, if any, held by the Sponsor immediately prior to the Effective Time, with such number of Pathfinder Sponsor Shares and/or Pathfinder Warrants, as applicable, if any, so forfeited being determined on the terms and subject to the conditions set forth in this Section 3 (such Pathfinder Sponsor Shares and/or Pathfinder Warrants, the “Pathfinder Forfeited Equity Securities”). From and after the time that the Pathfinder Forfeited Equity Securities (if any) are forfeited, surrendered and transferred to Pathfinder as provided in this Section 3, such Pathfinder Forfeited Equity Securities shall be deemed to be cancelled and no longer outstanding.

(b)    Subject to Section 3(d), if there is an Excess Pathfinder Liabilities Amount, then the Sponsor shall be deemed to forfeit a number of Pathfinder Sponsor Shares and/or Pathfinder Warrants, as applicable, held by it immediately prior to the Effective Time pursuant to this Section 3 with a value (based on the applicable Pathfinder Security Value) equal to the Excess Pathfinder Liabilities Amount. The number of Pathfinder Sponsor Shares and/or Pathfinder Warrants, as applicable, forfeited by the Sponsor in connection with an Excess Pathfinder Liabilities amount, will be determined by the Sponsor by giving written notice (the “Excess Liability Forfeiture Notice”) to the Company prior to the Closing of the number of Pathfinder Sponsor Shares and/or Pathfinder Warrants, as applicable, to be so forfeited (with the number of such Pathfinder Forfeited Equity Securities rounded down to the nearest full share); provided, however, that if the Sponsor does not deliver the Excess Liability Forfeiture Notice to the Company prior to the Closing, then the Sponsor shall, for purposes of this Section 3, be deemed to have elected to forfeit Pathfinder Sponsor Shares held by it immediately prior to the Effective Time with a value (based on the applicable Pathfinder Security Value) equal to the Excess Pathfinder Liabilities Amount (with the number of such Pathfinder Forfeited Equity Securities rounded down to the nearest full share).

(c)    Subject to Section 3(d), if there are Pathfinder Shareholder Redemptions, then the Sponsor shall be deemed to forfeit a number of Pathfinder Sponsor Shares held by it immediately prior to the Effective Time pursuant to this Section 3 equal to the Pathfinder Redemption Forfeited Shares.

(d)    Notwithstanding Section 3(b) or Section 3(c) or anything else to the contrary in this Agreement, in no event shall the number of Pathfinder Sponsor Shares forfeited by the Sponsor pursuant to this Section 3 exceed fifty percent (50%) of the Pathfinder Sponsor Shares held by Sponsor immediately prior to the Effective Time.

4.    Earn-Out Shares.

(a)    Subject to, and conditioned upon the occurrence of and effective immediately after, the Effective Time, (i) fifty percent (50%) of the Pathfinder Sponsor Shares immediately prior the Effective Time (and immediately prior to and not taking into account any forfeiture), rounded up to the nearest whole share, shall be not be subject to the provisions set forth in this Section 4 (such Pathfinder Sponsor Shares, the “Retained Shares”) and (ii) the remaining Pathfinder Sponsor Shares (other than, for the avoidance of doubt, the Retained Shares and any shares forfeited subject to Section 3 above), if any, held by the Sponsor immediately after the Effective Time shall be subject to the provisions set forth in this Section 4 (such Pathfinder Sponsor Shares, the “Earn-Out Shares”).

(b)    Subject to, and conditioned upon the occurrence of and effective immediately after, the Effective Time, the Earn-Out Shares shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Section 4. The Earn-Out Shares shall vest and become free of the provisions set forth in this Section 4 as follows: (i) with respect to one-third of the Earn-Out Shares, the first day on which the Stock Price is equal to or greater than $12.50 per share (such price, as may be adjusted from time to time pursuant to this Section 4, the “First Trigger Price”) for at least twenty out of thirty consecutive Trading Days during the period beginning on the Vesting Commencement Date and ending on the fifth (5th) anniversary of the Closing Date (as such date may be extended pursuant to this Section 4, the “Earn-Out End Date”); (ii) with respect to one-third of the Earn-Out Shares, the first day on which the Stock Price is equal to or greater than $15.00 per share (such price, as may be adjusted from time to time pursuant to this Section 4, the “Second Trigger Price”) for at least twenty out of thirty consecutive Trading Days during the period beginning on the Vesting Commencement Date and ending on the Earn-Out End Date; and (iii) with respect to one-third of the Earn-Out Shares, the first day on which the Stock Price is equal to or greater than $17.50 per share (such price, as may be adjusted from time to time pursuant to this Section 4, the “Third Trigger Price” and together with the First Trigger Price and the Second Trigger Price, collectively, the “Trigger Prices”) for at least twenty out of thirty consecutive Trading Days during the period beginning on the Vesting Commencement Date and ending on the Earn-Out End Date; provided, however, that (i) if the fifth (5th) anniversary of the Closing Date occurs on a day that is not a Trading Day, then the Earn-Out End Date shall be deemed to occur on the next following Trading Day, and (ii) if Pathfinder or any of its Affiliates enters into a definitive agreement with respect to a Pathfinder Sale on or prior to the fifth (5th) anniversary of the Closing Date, then the Earn-Out End Date shall be automatically extended and shall be deemed to occur on the earlier of (A) the day after such Pathfinder Sale is consummated and (B) the termination of such definitive agreement with respect to such Pathfinder Sale in accordance with its terms. Any Earn-Out Shares that have not vested in accordance with this Section 4(b) or Section 4(c) on or before the Earn-Out End Date will be immediately cancelled for no consideration at 11:59 p.m., New York City time on the Earn-Out End Date.

(c)    In the event of a Pathfinder Sale on or prior to the Earn-Out End Date, the requirement that the Stock Price trade above the relevant trigger prices for twenty out of thirty days shall not apply and any unvested Earn-Out Shares as of such time (i) will fully vest and become free of the restrictions set forth in this Section 4, effective as of immediately prior to the closing of such Pathfinder Sale, if the Pathfinder Sale Price Per Share of Pathfinder Shares paid or payable in such Pathfinder Sale is equal to or exceeds the Trigger Price applicable to such Earn-Out Shares and (ii) will be automatically and irrevocably be forfeited, surrendered and transfered to Pathfinder for no consideration effective as of immediately prior to the closing of such Pathfinder Sale, if the Pathfinder Sale Price Per Share of Pathfinder Shares paid or payable in such Pathfinder Sale is less than the Trigger Price applicable to such Earn-Out Shares.

(d)    The Sponsor may not, at any time from and after the Closing Date through and until the earliest of (i) the date that the applicable Earn-Out Shares vest pursuant to this Section 4 or (ii) the closing of a Pathfinder Sale, Transfer any unvested Earn-Out Shares. The foregoing sentence shall not apply (A) to the Transfer of any or all of the Earn-Out Shares held by a Person to any Permitted Transferee, (B) to the Transfer of any or all of the Earn-Out Shares held by a Person pursuant to a bona fide gift or charitable contribution, (C) to the Transfer of any or all of the Earn-Out Shares held by a Person by virtue of wills and laws of descent and distribution upon death of the individual, or (D) to the Transfer of any or all of the Earn-Out Shares held by a Person pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or other qualified domestic relations order. Notwithstanding the foregoing or anything to the contrary herein, (i) (A) any such Earn-Out Shares Transferred by the Sponsor (and, for the avoidance of doubt, any Permitted Transferees) shall remain subject to this Section 4 and the terms of any applicable “lock-up” in the Shareholder Rights Agreement until twelve months from the Closing Date and (B) the transferee of such Earn-Out Shares shall agree in writing that he, she or it is receiving and holding such Earn-Out Shares subject to the provisions of this Section 4 and (ii) from and after a Transfer by the Sponsor or such other Person who holds such Earn-Out Shares, all references to the Sponsor in this Section 4 shall include such transferee and shall collectively mean the Sponsor (to the extent that it then holds Earn-Out Shares) and each such transferee of Earn-Out Shares previously held by the Sponsor (in each case, to the extent he, she or it then holds Earn-Out Shares). Each such transferee of Earn-Out Shares shall be a third party beneficiary of this Section 4 and Section 21.

(e)    The Earn-Out Shares and the Trigger Prices (and all references to Stock Price and Pathfinder Shares and each of the foregoing in this Agreement) shall each be adjusted appropriately to reflect the effect of any share split, reverse share split, share dividend (including any dividend or other distribution of securities convertible into Pathfinder Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Pathfinder Shares (or any other Equity Securities into which they are adjusted pursuant to this Section 4(e)) at any time prior to the vesting of any Earn-Out Shares pursuant to this Section 4 so as to provide the holders of such Earn-Out Shares with the same economic effect as contemplated by this Section 4 prior to such event and as so adjusted shall, from and after the date of such event, be the Earn-Out Shares, the Trigger Prices, the Stock Prices and Pathfinder Shares, as applicable.

(f)    From and after the Closing, Pathfinder shall take all necessary actions and use reasonable best efforts to remain listed as a public company on, and for the Earn-Out Shares to be tradable over, the Designated Exchange or any other nationally recognized U.S. stock exchange; provided, however, the foregoing shall not limit Pathfinder or any of its Affiliates from consummating a Pathfinder Sale or entering into a definitive agreement that contemplates a Pathfinder Sale. Subject to Section 4(c) and the other applicable provisions of this Section 4, upon the consummation of a Pathfinder Sale, Pathfinder shall have no further obligations under this Section 4(f).

(g)    From and after the Closing, at any time (i) prior to the Earn-Out End Date or (ii) from and after the vesting of any Earn-Out Shares, Pathfinder shall take all actions necessary or appropriate to evidence the ownership by the Sponsor of such Earn-Out Shares, including through the provision of an updated securities registry showing such ownership (as certified by an officer of Pathfinder responsible for maintaining such registry or the applicable registrar or transfer agent of Pathfinder). At the time that any Earn-Out Shares become vested pursuant to this Section 4, Pathfinder shall remove or cause to be removed any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to such Earn-Out Shares related to vesting or this Section 4 (other than, for the avoidance of doubt, those that relate to any applicable and then-existing lock-up period with respect to such Earn-Out Shares in the Shareholder Rights Agreement).

(h)    The Sponsor shall retain all of its rights as a stockholder of Pathfinder with respect to any Earn-Out Shares held by it during any period of time that such shares are subject to restriction on Transfer or sale hereunder, including the right to vote any such shares and the right to receive dividends and other distributions with respect to such Earn-Out Shares prior to vesting (provided that dividends and other distributions with respect to Earn-Out Shares that are subject to vesting and are unvested at the time of such dividend or distribution shall only be paid to such holders upon the vesting of such Earn-Out Shares (and, if any dividends or other distributions with respect to Earn-Out Shares are set aside and such Earn-Out Shares are subsequently cancelled pursuant to this Section 4, such set aside dividends or distributions shall become the property of Pathfinder)); provided that, if for U.S. federal and applicable state income tax purposes, Pathfinder intends to report any such dividends and distributions as a taxable dividend or distribution with respect to such Earn-Out Shares of the Sponsor, at the time such dividend or distribution would otherwise be paid with respect to such Earn-Out Shares, Pathfinder shall pay to the Sponsor a portion of such dividend or distribution sufficient such that the Sponsor and its direct and indirect partners and/or other equityholders may make payments equal to the amount of applicable the U.S. federal and state income tax liability with respect to such income.

(i)    The Sponsor intends to make a protective election under Section 83(b) of the Code with respect to the Earn-Out Shares.

(j)    The Parties agree and acknowledge that the Earn-Out Shares are intended to constitute “voting stock” within the meaning of Section 368(a)(1) of the Code and the Treasury Regulations promulgated thereunder received by the Sponsor in connection with the Mergers, and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment unless (i) such Party receives written confirmation from each of Kirkland & Ellis LLP and Ropes & Gray LLP to the effect that such law firm is unable to conclude that such treatment is more likely than not correct, provided that such Party shall use reasonable best efforts to cause each such law firm to reach such conclusion (including by providing customary factual representations and covenants), to such law firm; provided, further, that, for the avoidance of doubt, the Pathfinder shall not be required to restructure, or otherwise alter the terms of, the transaction as provided for in this Agreement or the Business Combination Agreement, or (ii) otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

5.    Pathfinder Registration Rights Agreement. Subject to, and conditioned upon the occurrence, and effective as of the Effective Time, Pathfinder, the Sponsor and each of the other Pathfinder Persons who are party to the Pathfinder Registration Rights Agreement agree that the Pathfinder Registration Rights Agreement is hereby terminated in its entirety, and shall be of no further force or effect from and after such time.

6.    Anti-Dilution Adjustment Waiver. Each Pathfinder Person that holds Pathfinder Class B Shares hereby (a) waives, subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the Effective Time, any rights to adjustment of the conversion ratio with respect to the Pathfinder Class B Shares held by such Pathfinder Person set forth in the Governing Documents of Pathfinder or any other anti-dilution or similar protection with respect to the Pathfinder Class B Shares held by such Pathfinder Person (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise) and (b) agrees not to assert or perfect any rights to adjustment of the conversion ratio with respect to the Pathfinder Class B Shares held by such Pathfinder Person set forth in the Governing Documents of Pathfinder or any other anti-dilution or similar protection with respect to the Pathfinder Class B Shares held by such Pathfinder Person (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise).

7.    Representations and Warranties of Pathfinder Persons. Each Pathfinder Person represents and warrants, as of the date hereof, solely with respect to himself, herself or itself, and not on behalf of any other person, to the Company as follows:

(a)    If such Pathfinder Person is not an individual, such Pathfinder Person is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b)    Such Pathfinder Person (if not an individual) has the requisite corporate, limited liability company or other similar power and authority and, if such Pathfinder Person is an individual, legal capacity to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on the part of such Pathfinder Person, if such Pathfinder Person is not an individual. This Agreement has been duly and validly executed and delivered by such Pathfinder Person and constitutes a valid, legal and binding agreement of such Pathfinder Person (assuming that this Agreement is duly authorized, executed and delivered by the other Parties), enforceable against such Pathfinder Person in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of such Pathfinder Person with respect to such Pathfinder Person’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, if applicable, or under any applicable antitrust or competition Laws of any non-U.S. jurisdiction or any other merger control or investment Laws or Laws that provide for review of national security or defense matters, (ii) any filings with the SEC related to his, her or its ownership of Equity Securities of Pathfinder or the transactions contemplated by the Business Combination Agreement, this Agreement or any other Ancillary Documents to which he, she or it is a party, or (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of such Pathfinder Persons to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d)    None of the execution or delivery of this Agreement by such Pathfinder Person, the performance by such Pathfinder Person of any of his, her or its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if such Pathfinder Person is not an individual, result in any breach of any provision of such Pathfinder Person’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Pathfinder Person is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which such Pathfinder Person or any of his, her or its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, the Business Combination Agreement or any other Ancillary Document, result in the creation of any Lien upon the Subject Pathfinder Securities owned by him, her or it (if any) (other than as expressly provided under this Agreement), except, in the case of any of clauses (ii) and (iii) above, as would not to adversely affect the ability of such Pathfinder Person to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e)    Such Pathfinder Person is, as of the date hereof, the record and/or beneficial owner of the Subject Pathfinder Securities owned by him, her or it (if any) as set forth on Exhibit A hereto free and clear of all Liens, other than Liens pursuant to applicable securities laws and set forth in the Pathfinder SEC Reports. Such Pathfinder Person does not own, of record or beneficially, any other Equity Securities of Pathfinder other than the applicable Subject Pathfinder Securities owned by him, her or it (if any) set forth opposite his, her or its name on Exhibit A hereto. Such Pathfinder Person has the sole right to vote (and provide consent in respect of, as applicable) the Subject Pathfinder Securities owned by him, her or it (if any) as set forth on Exhibit A hereto as of the date hereof. Except for this Agreement, the Business Combination Agreement, the other Ancillary Documents, the Governing Documents of Pathfinder, those Contracts or other arrangements set forth in the Pathfinder SEC Reports (including, for the avoidance of doubt, the Sponsor Letter and the Pathfinder Registration Rights Agreement), or any proxy given for purposes of voting in favor of the Transaction Proposals, such Pathfinder Person is not party to or bound by (i) any option, warrant, purchase right or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require such Pathfinder Person to Transfer any of the Subject Pathfinder Securities owned by him, her or it (if any) or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Pathfinder Securities owned by him, her or it (if any) in a manner inconsistent with the requirements of this Agreement, in the case of either clause (i) or (ii), that would adversely affect the ability of such Pathfinder Person to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(f)    As of the date of this Agreement, there is no Proceeding pending or, to such Pathfinder Person’s knowledge, threatened against or involving him, her, it or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of him, her or it to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations under this Agreement in any material respect.

(g)    In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, such Pathfinder Person has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in this Agreement and the other Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of Pathfinder, the Company or any other person, either express or implied, and such Pathfinder Person, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of Pathfinder, the Company or any other Person makes or has made any representation or warranty, either express or implied, to it, him or her in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

8.    Representations and Warranties of the Company. The Company represents and warrants, as of the date hereof, to each of the Pathfinder Persons as follows:

(a)    The Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b)    The Company has the requisite corporate, limited liability company or other similar power and authority to perform its covenants, agreements and obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that this Agreement is duly authorized, executed and delivered by the other Parties), enforceable against such Person in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to its execution, delivery or performance of its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, if applicable, or under any applicable antitrust or competition Laws of any non-U.S. jurisdiction or any other merger control or investment Laws or Laws that provide for review of national security or defense matters, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby related, or (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Company to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d)    None of the execution or delivery of this Agreement by the Company, the performance by the Company of any of its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Company is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, the Business Combination Agreement or any other Ancillary Document, result in the creation of any Lien upon the Pathfinder Shares (other than as expressly provided under this Agreement), except, in the case of any of clauses (ii) and (iii) above, as would not to adversely affect the ability of the Company to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e)    In entering into this Agreement, the Company has relied solely on its own investigation and analysis and the representations and warranties of the Pathfinder Persons expressly set forth in this Agreement and no other representations or warranties of the Pathfinder Persons or any other person, either express or implied, and the Company, on its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties of the Pathfinder Persons expressly set forth in this Agreement and the representations and warranties of the other persons expressly set forth in the Business Combination Agreement and the other Ancillary Documents, none of the Pathfinder Persons or any other person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

9.    Representations and Warranties of Pathfinder. At and following the Effective Time, Pathfinder represents and warrants to each of the Pathfinder Persons as follows:

(a)    Pathfinder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b)    Pathfinder has the requisite corporate, limited liability company or other similar power and authority to perform its covenants, agreements and obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on the part of Pathfinder. This Agreement has been duly and validly executed and delivered by Pathfinder and constitutes a valid, legal and binding agreement of the Pathfinder (assuming that this Agreement is duly authorized, executed and delivered by the other Parties), enforceable against such Person in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Pathfinder with respect to its execution, delivery or performance of its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, if applicable, or under any applicable antitrust or competition Laws of any non-U.S. jurisdiction or any other merger control or investment Laws or Laws that provide for review of national security or defense matters, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby related, (iii) any filings required under the Cayman Act in connection with the Domestication, (iv) the filing of the Certificate of Merger, (v) the Pathfinder Sponsor Consent, (vi) the approvals and consents to be obtained by Pathfinder Merger Sub pursuant to the Business Combination Agreement, (viii) the Pathfinder Shareholder Approval or (ix) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Company to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d)    None of the execution or delivery of this Agreement by Pathfinder, the performance by Pathfinder of any of its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of Pathfinder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Pathfinder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which Pathfinder or any of its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, the

Business Combination Agreement or any other Ancillary Document, result in the creation of any Lien upon the Pathfinder Shares (other than as expressly provided under this Agreement), except, in the case of any of clauses (ii) and (iii) above, as would not to adversely affect the ability of Pathfinder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e)    All outstanding shares of capital stock of Pathfinder are, and all Pathfinder Post-Closing Common Shares (including, for the avoidance of doubt, any Earn-Out Shares) that may be issued as permitted by this Agreement, the Ancillary Documents or the Business Combination Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or any Liens, other than Permitted Liens.

(f)    In entering into this Agreement, Pathfinder has relied solely on its own investigation and analysis and the representations and warranties of the Pathfinder Persons expressly set forth in this Agreement and no other representations or warranties of the Pathfinder Persons or any other person, either express or implied, and Pathfinder, on its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties of the Pathfinder Persons expressly set forth in this Agreement and the representations and warranties of the other persons expressly set forth in the Business Combination Agreement and the other Ancillary Documents, none of the Pathfinder Persons or any other person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

10.    Transfer of Subject Pathfinder Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of the Company, from and after the date hereof and until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Effective Time, each Pathfinder Person agrees that he, she or it shall not (i) Transfer any of his, her or its Subject Pathfinder Securities, (ii) enter into (A) any option, warrant, purchase right, or other Contract that would reasonably be expected (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) to require such Pathfinder Person to Transfer his, her or its Subject Pathfinder Securities or (B) any voting trust, proxy or other Contract with respect to the voting or Transfer of his, her or its Subject Pathfinder Securities, or (iii) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (i) or (ii); provided, however, that the foregoing shall not apply to any Transfer (1) to any Permitted Transferee, (2) pursuant to a bona fide gift or charitable contribution; (3) in the case of an individual, by virtue of wills and laws of descent and distribution upon death of the individual or (4) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or other qualified domestic relations order; provided, that the transferring Pathfinder Person shall, and shall direct any transferee of his, her or its Subject Pathfinder Securities of the type set forth in clauses (1) through (4), to enter into a written agreement in form and substance reasonably satisfactory to the Company, agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, an agreement to be bound by all of the covenants, agreements and obligations of the transferring Pathfinder Person hereunder and the making of all applicable representations and warranties of the transferring Pathfinder Person set forth in Section 7 with respect to such transferee and his, her or its Subject Pathfinder Securities received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer.

11.    Termination; Non-Survival.

(a)    (i) This Agreement shall automatically terminate, and be void ab initio, without any notice or other action by any Party upon the termination of the Business Combination Agreement in accordance with its terms and (ii) the representations, warranties, agreements and covenants in this Agreement shall automatically terminate, without any notice or other action by any Party, upon the occurrence of the Effective Time, except (A) for the covenants and agreements in this Agreement that, by their terms, contemplate performance after the Effective Time, which shall so survive the Effective Time in accordance with their respective terms or

(B) otherwise expressly provided in the last sentence of this Section 11. Upon termination of this Agreement or the representations, warranties, agreements and covenants in this Agreement, as applicable, as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement or such representations, warranties, agreements or covenants in this Agreement.

(b)    Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to clause (i) of Section 11(a) shall not affect any liability on the part of any Party for Fraud or for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii) this Section 11 and the representations and warranties set forth in Sections 7(g) and 8(e) and 9 shall each survive termination of this Agreement or the occurrence of the Effective Time, as applicable and shall remain valid and binding obligations of the Parties, (iii) Sections 12 through 21 shall survive any termination of this Agreement or the occurrence of the Effective Time, as applicable, and shall remain valid and binding obligations of the Parties and (iv) for the avoidance of doubt, Section 1 shall survive any termination of this Agreement or the occurrence of the Effective Time to the extent related to any provisions that survive the termination of this Agreement or the occurrence of the Effective Time, as applicable.

12.    Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary (but also without limiting the obligations of Pathfinder under the Business Combination Agreement), (a) no Pathfinder Person makes any agreement or understanding herein in any capacity other than in such Pathfinder Person’s capacity as a record holder and beneficial owner of the Subject Pathfinder Securities (i.e., if such Pathfinder Person is an individual, not in such Pathfinder Person’s capacity as a director, officer or employee of Pathfinder), and (b) nothing herein will be construed to limit or affect any action or inaction by such Pathfinder Person if such Pathfinder Person is an individual, or, if such Pathfinder Person is not an individual, any representative of such Pathfinder Person serving as a member of the board of directors of Pathfinder or as an officer, employee or fiduciary of Pathfinder, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Pathfinder.

13.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to Pathfinder (prior to the Effective Time) or the Sponsor, to:

c/o Pathfinder Acquisition LLC

1950 University Avenue, Suite 350

Palo Alto, CA 94303

Attention:

Email:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, CA 94104

Attention:

Email:

If to the Company (or Pathfinder, following the Effective Time), to:

c/o ServiceMax, Inc.

4450 Rosewood Drive

Pleasanton, CA 94588

Attention:

Email:

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 9411

Attention:

Email:

if to a Pathfinder Person other than the Sponsor, to the address on the Pathfinder Person’s signature page hereto;

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

14.    Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein (including the Ancillary Documents) constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement (including the Original Sponsor Letter Agreement), except as otherwise expressly provided in this Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Document, this Agreement shall control with respect to the subject matter thereof.

15.    Amendments and Waivers; Assignment. Any provision of this Agreement, including in respect of any amendments of the Sponsor Letter hereby may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Pathfinder Persons, the Company and Pathfinder. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Subject to Section 4(d) and Section 10, none of this Agreement or any of the rights, interests or obligations hereunder shall be assignable by (a) a Pathfinder Person without the prior written consent of the Company, prior to the Effective Time and, following the Effective Time, Pathfinder, (b) the Company without the prior written consent of the Sponsor and, prior to the Effective Time, Pathfinder or (c) Pathfinder without the prior written consent of the Sponsor and, prior to the Effective Time, the Company. Any attempted assignment of this Agreement not in accordance with the terms of this Section 15 shall be null and void ab initio.

16.    Fees and Expenses. Except, in the case of Pathfinder and the Company, as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, any such fees and expenses incurred by the Pathfinder Persons on or prior to the Closing shall, in the sole discretion of the Sponsor, be deemed to be fees and expenses of Pathfinder.

17.    No Third Party Beneficiaries. Except as set forth in Section 4(d), Section 10 and Section 11, this Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.

18.    Miscellaneous. Sections 7.5 (Governing Law), 7.7 (Construction; Interpretation), 7.10 (Severability), 7.11 (Counterparts; Electronic Signatures), 7.15 (Waiver of Jury Trial), 7.16 (Submission to Jurisdiction) and 7.17 (Remedies) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

19.    No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company, Pathfinder or any of their respective Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Subject Pathfinder Securities. All rights, ownership and economic benefits of and relating to the Subject Pathfinder Securities shall remain vested in and belong to each applicable Pathfinder Person, and the Company and Pathfinder (and each of their respective Affiliates) shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or Pathfinder or exercise any power or authority to direct any Pathfinder Person in the voting of any of the Subject Pathfinder Securities owned by him, her or it (if any), except as otherwise expressly provided herein with respect to the Subject Pathfinder Securities owned by him, her or it (if any). Except as otherwise set forth in Section 2(b), no Pathfinder Person shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the shareholders of Pathfinder.

20.    Spouses and Community Property Matters. Each Pathfinder Insider’s spouse (if applicable) hereby represents, warrants and covenants to Pathfinder and the Company that such spouse shall not assert or enforce, and does hereby waive, any rights granted under any community property statue with respect to the Subject Pathfinder Securities held by such Pathfinder Insider that would reasonably be expected to adversely affect the ability of him or her to perform, or otherwise comply with, any of his or her covenants, agreements or obligations under this Agreement in any material respect.

21.    No Recourse. Except for claims pursuant to the Business Combination Agreement or any Ancillary Document by any party(ies) thereto against any other party(ies) on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any person that is not a Party, and (b) without limiting the generality of the foregoing, no person that is not a Party shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall any Pathfinder Person have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warranties of any other Pathfinder Person under this Agreement (including related to or arising out of the breach of any such covenant, agreement, obligation, representation or warranty by any other Pathfinder Person), and (ii) in no event shall any Pre-Closing Pathfinder Party have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warranties of any Pathfinder Person or an under this Agreement (including related to or arising out of any breach of any such covenant, agreement, obligation, representation or warranty by any such Pathfinder Person).

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

SERVICEMAX, INC.

By:	/s/ Ellen O’Donnell

Name:	Ellen O’Donnell
Title:	Chief Legal Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

PATHFINDER ACQUISITION CORPORATION

By:	/s/ David Chung

Name:	David Chung
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

PATHFINDER ACQUISITION LLC

By:	/s/ David Chung

Name:	David Chung
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Richard Lawson

Name:	Richard Lawson

Address:
Email:

Spouse (if any):

By:

Name:

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ David Chung

Name:	David Chung

Address:

Email:

Spouse (if any):

By:

Name:

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Lindsay Sharma

Name:	Lindsay Sharma

Address:

Email:

Spouse (if any):

By:

Name:

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Jon Steven Young

Name:	Jon Steven Young
Address:

Email:

Spouse (if any):

By:

Name:

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Hans Swildens

Name: Hans Swildens

Spouse (if any):

By:

Name:

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Steve Walske

Name:	Steve Walske

Address:

Spouse (if any):

By:

Name:

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Lance Taylor

Name: Lance Taylor

Spouse (if any):

By:

Name:

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Omar Johnson

Name: Omar Johnson

Spouse (if any):

By:

Name:

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Paul Weiskopf

Name: Paul Weiskopf

Spouse (if any):

By:

Name:

[Signature Page to Sponsor Letter Agreement]

EXHIBIT A

PATHFINDER SHARES

Pathfinder Person	Number of Pathfinder Class B Shares Held	Number of Pathfinder Class A Shares Held
Pathfinder Acquisition LLC	8,050,000	0
Steve Walske	25,000	0
Omar Johnson	25,000	0
Paul Weiskopf	25,000	0

PATHFINDER WARRANTS

Pathfinder Person	Number of Pathfinder Warrants Held
Pathfinder Acquisition LLC	4,250,000

ANNEX J

AMENDED AND RESTATED

REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT

BY AND AMONG

PATHFINDER ACQUISITION CORPORATION,

SERVICEMAX, INC.

AND

THE STOCKHOLDERS PARTY HERETO

DATED AS OF AUGUST 11, 2021

Article I EFFECTIVENESS	J-2
1.1. Effectiveness	J-2

Article II DEFINITIONS	J-2
2.1. Definitions	J-2
2.2. Other Interpretive Provisions	J-9

Article III REGISTRATION RIGHTS	J-10
3.1. Demand Registration	J-10
3.2. Shelf Registration	J-12
3.3. Piggyback Registration	J-15
3.4. Lock-Up Agreements	J-16
3.5. Registration Procedures	J-18
3.6. Underwritten Offerings	J-23
3.7. No Inconsistent Agreements; Additional Rights	J-24
3.8. Registration Expenses	J-24
3.9. Opt-Out Notices.	J-25
3.10. Indemnification	J-25
3.11. Rules 144 and 144A and Regulation S	J-28
3.12. Existing Registration Statements	J-29

Article IV SHAREHOLDER RIGHTS AND RELATED PROVISIONS	J-29
4.1. Board of Directors	J-29
4.2. Board Committees	J-31
4.3. Subsidiary Boards and Committees	J-32
4.4. Director Expenses	J-32
4.5. Directors’ and Officers’ Insurance	J-32
4.6. Confidentiality	J-33
4.7. Other Business Opportunities	J-34
4.8. Other Business Activities of Holders	J-35

Article V MISCELLANEOUS	J-35
5.1. Authority; Effect	J-35
5.2. Notices	J-35
5.3. Termination and Effect of Termination	J-36

- i -

5.4. Permitted Transferees	J-37
5.5. Legend Removal	J-37
5.6. Remedies	J-37
5.7. Amendments	J-37
5.8. Governing Law	J-38
5.9. Consent to Jurisdiction; Venue; Service	J-38
5.10. WAIVER OF JURY TRIAL	J-39
5.11. Merger; Binding Effect; Assignment	J-39
5.12. Counterparts	J-39
5.13. Severability	J-39
5.15. No Recourse	J-40

- ii -

This AMENDED AND RESTATED REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of August 11, 2021, is made by and among:

i. ServiceMax, Inc., a Delaware corporation (the “ServiceMax”);

ii. ServiceMax JV, LP, a Delaware limited partnership (“Parent”);

iii. SLP Snowflake Aggregator, LP, a Delaware limited partnership (“SLP Aggregator”);

iv. General Electric Company, a New York corporation (“GE”);

v. Salesforce Ventures LLC (“SFDC”);

vi. Pathfinder Acquisition LLC, a Delaware limited liability company (the “Sponsor”);

vii. Pathfinder Acquisition Corporation, a Cayman Islands exempted company with limited liability, which, pursuant to the Amended and Restated Business Combination Agreement (as defined below), shall be domesticated as a Delaware corporation and the name of the company shall be changed to “ServiceMax, Inc.”, in each case prior to the Closing (the “Company”); and

viii. each other Person whose signature appears on the signature pages attached hereto.

RECITALS

WHEREAS, ServiceMax JV GP, LLC, SLP Aggregator, GE, ServiceMax Holdings, LLC, Salesforce Ventures LLC and certain persons named thereto are parties to that certain Third Amended and Restated Limited Partnership Agreement, dated as of February 24, 2020 (the “LP Agreement”) to be liquidated in connection with the Pre-Closing Reorganization contemplated by the Amended and Restated Business Combination Agreement (as defined below);

WHEREAS, ServiceMax, the Company, which shall effect the Domestication (as defined below) prior to the closing of the Transaction (the “Closing”), and Serve Merger Sub, Inc., a Delaware corporation (“Serve Merger Sub”), have entered into that certain Amended and Restated Business Combination Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Business Combination Agreement”), pursuant to which, among other things, (i) Serve Merger Sub will merge with and into ServiceMax, with ServiceMax as the surviving company in the merger, (ii) as part of the merger, existing shareholders of ServiceMax will receive common shares of the Company in exchange for their shares of ServiceMax, and (iii) as a result of such merger, ServiceMax will become a wholly owned subsidiary of the Company (the “Transaction”);

WHEREAS, ServiceMax, Parent, SLP Aggregator, GE, SFDC, Sponsor, and each other Person whose signature appears on the signature pages attached thereto entered into a Registration and Shareholder Rights Agreement (the “Original Shareholder Agreement”), dated July 15, 2021, in connection with the Business Combination Agreement dated as of July 15, 2021, pursuant to which, among other things, following the occurrence of a pre-closing reorganization of ServiceMax, (a) Stronghold Merger Sub, Inc., a Cayman Islands exempted company with limited liability, would merge with and into the Company (the “First Merger”), with the Company as the surviving company in the First Merger, and, (b) promptly following the First Merger, the Company would merge with and into ServiceMax, with ServiceMax as the surviving company. In connection with the entry into the Amended and Restated Business Combination Agreement, the parties wish to amend and restate the Original Shareholder Agreement (which, for the avoidance of doubt, is hereby superseded and replaced in its entirety with this Agreement), as contemplated by Section 5.7 of the Original Shareholder Agreement;

WHEREAS, pursuant to the Amended and Restated Business Combination Agreement and the Pre-Closing Reorganization contemplated therein, the Company intends to transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Part XII of the Cayman Islands Companies Act (as revised), pursuant to which the Company’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”), and following such Domestication, will be the ultimate issuer of the post-Closing Common Stock and the listed company; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the other parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I

EFFECTIVENESS

1.1. Effectiveness. This Agreement shall become effective upon the Closing.

ARTICLE II

DEFINITIONS

2.1. Definitions.

2.1.1. Capitalized terms used and not otherwise defined in Section 2.1.2 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Amended and Restated Business Combination Agreement.

2.1.2. The following terms shall have the meanings ascribed to them in this Section 2.1.2 for purposes of this Agreement:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Board: (a) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (c) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, (a) with respect to any specified Person that is not a natural person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (ii) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (b) with respect to any specified natural person, any Member of the Immediate Family of such specified natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Holder.

“Agreement” shall have the meaning set forth in the preamble.

“Amended and Restated Business Combination Agreement” shall have the meaning set forth in the preamble.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in San Francisco, California are open for the general transaction of business.

“Bylaws” means the bylaws of the Company, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Certificate” means the certificate of incorporation of the Company, as amended, restated, supplemented or otherwise modified and in effect from time to time, including any certificate of designation, correction or amendment filed with the Secretary of State of the State of Delaware.

“Charitable Gifting Event” means any Transfer by a holder of Registrable Securities, or any subsequent Transfer by such holder’s, direct or indirect, members, partners or other employees, in connection with a bona fide gift to any Charitable Organization made on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any Underwritten Public Offering.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Common Stock” means the common stock of the Company, par value $0.00001 per share (which, for the avoidance of doubt, will be shares of common stock in a Delaware corporation as a result of the Domestication and not ordinary shares in a Cayman Islands exempted company).

“Company Indemnitees” shall have the meaning set forth in Section 3.10.5.

“Confidential Information” shall have the meaning set forth in Section 4.6.

“Convertible Securities” means any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Demand Registration” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Request” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Statement” shall have the meaning set forth in Section 3.1.1.3.

“Demand Suspension” shall have the meaning set forth in Section 3.1.5.

“Director” means any director of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“External Party” shall have the meaning set forth in Section 4.7.

“FINRA” means the Financial Industry Regulatory Authority.

“Final Silver Lake Step-Down Date” means the date on which the Silver Lake Post-Closing Shareholder and its Affiliates first ceases to own beneficially or of record a number of shares of Common Stock (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged) constituting at least 1% of the total number of shares of Common Stock issued and outstanding.

“First Silver Lake Step-Down Date” means the date on which the Silver Lake Post-Closing Shareholder and its Affiliates first ceases to own beneficially or of record a number of shares of Common Stock (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged) constituting at least 50% of the total number of shares of Common Stock issued and outstanding.

“Fund Indemnitor” shall have the meaning set forth in Section 4.5.

“Holders” means, as of any determination time, the parties that hold the Registrable Securities under this Agreement listed on Schedule A hereto.

“Independent Director” means a Director who qualifies as “independent” in the Listed Company Manual of the Listing Exchange.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Listing Exchange” means the stock exchange on which the Company’s Common Stock is listed.

“Lock-Up” shall have the meaning set forth in Section 3.4.1.

“Lock-Up Period” shall have the meaning set forth in Section 3.4.1.

“Lock-Up Release Condition” means that the closing price of the Common Stock has been greater than or equal to $12.50 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) measured using the daily closing price for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing Date.

“Loss” shall have the meaning set forth in Section 3.10.1.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Necessary Action” means all actions (to the extent that such actions are within the Company’s control and are not prohibited by applicable law, regulation or Listing Exchange rules or, in the case of any action that requires action by a Director, inconsistent with any fiduciary duties that such Director has in such capacity which have not been validly waived) necessary or advisable to cause a specified result, including, as applicable (and to the extent that such actions are within the Company’s control and are not prohibited by applicable law, regulation or Listing Exchange rules or, in the case of any action by a Director, inconsistent with any fiduciary duties that such Director has in such capacity which have not been validly waived), (a) calling special meetings of the Board or the stockholders of the Company, (b) recommending (whether to the Board, to the stockholders of the Company or otherwise) or nominating a particular individual for election or appointment as a Director and, if applicable, appointing such individual as a Director, (c) including such individual as a nominee for Director in the Company’s proxy materials and form of proxy and soliciting proxies from stockholders of the Company in favor of the election of such individual in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees, (d) causing the Directors to be present for quorum purposes at any relevant meeting of the Board or any committee thereof and to vote in favor of or provide written consent with respect to any proposed action or matter in furtherance of such specified result and to vote against or withhold written consent with respect to any proposed action or matter inconsistent with such specified result, (e) executing and delivering agreements and instruments, (f) making, or causing to be made, filings with the SEC or any other appropriate Person and (g) not taking any action that would prevent, impair or delay the achievement of the specified result.

“Non-Underwritten Offering” means any Public Offering other than an Underwritten Public Offering.

“Options” means any options to subscribe for, purchase or otherwise directly acquire Common Stock.

“Permitted Transferee” means any Affiliate of a Holder.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 3.3.1.

“Piggyback Registration” shall have the meaning set forth in Section 3.3.1.

“Potential Takedown Participant” shall have the meaning set forth in Section 3.2.5.2.

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

“Prospectus” means (a) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (b) any Issuer Free Writing Prospectus.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Registrable Securities” means (a) all shares of Common Stock, (b) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security not then subject to vesting or forfeiture to the Company, (c) all Warrants and (d) all shares of Common Stock directly or indirectly issued or then issuable with respect to the securities referred to in clauses (a), (b) or (c) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (ii) such securities shall have been Transferred pursuant to Rule

144 or are freely saleable without volume limitations pursuant to Rule 144 (during the period in which the securities remain so freely saleable) or (iii) such securities shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.

“Registration Expenses” shall have the meaning set forth in Section 3.8.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Second Silver Lake Step-Down Date” means the date on which the Silver Lake Post-Closing Shareholder and its Affiliates first ceases to own beneficially or of record a number of shares of Common Stock (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged) constituting at least 20% of the total number of shares of Common Stock issued and outstanding.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shares” means (a) all shares of Common Stock that are held by or on behalf of a Holder immediately prior to the consummation of the Closing, (b) all shares of Common Stock to be received by or on behalf of a Holder as consideration pursuant to the Amended and Restated Business Combination Agreement or (c) any securities that are held by or on behalf of a Holder immediately prior to the consummation of the Closing or that are to be received by or on behalf of a Holder as consideration pursuant to the Amended and Restated Business Combination Agreement, in each case, that are convertible into or exercisable or exchangeable (directly or indirectly) for shares of Common Stock (including without limitation, shares of Common Stock or other securities that may be issued after the consummation of the Closing upon exercise, vesting or settlement, as applicable, of any stock option, restricted stock unit, capped value appreciation right or other equity or equity-based award or interest).

“Shelf Period” shall have the meaning set forth in Section 3.2.3.

“Shelf Registration” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Registration Notice” shall have the meaning set forth in Section 3.2.2.

“Shelf Registration Request” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Registration Statement” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Suspension” shall have the meaning set forth in Section 3.2.4.

“Shelf Takedown Notice” shall have the meaning set forth in Section 3.2.5.2.

“Shelf Takedown Request” shall have the meaning set forth in Section 3.2.5.1.

“Silver Lake Post-Closing Shareholder” means SLP Aggregator and its Permitted Transferees who hold Shares as of any applicable date of determination; provided, that for the avoidance of doubt, the term “Silver Lake Post-Closing Shareholder” shall be deemed to include its affiliated Permitted Transferees even when used in the singular, except where used in connection with notices, consents or similar actions requiring only a single entity to act, in which case such term will apply only to the holder of a majority of the shares held by SLP Aggregator at Closing, or, in the case where no single entity holds a majority of such shares, the holder of the largest number of such shares.

“Transaction Agreements” shall have the meaning set forth in Section 4.8.

“Third Silver Lake Step-Down Date” means the date on which the Silver Lake Post-Closing Shareholder first ceases to own beneficially or of record a number of shares of Common Stock (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged) constituting at least 10% of the total number of shares of Common Stock issued and outstanding.

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.

“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Common Stock.

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

2.2. Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(f) The words “any” and “or” are not exclusive.

(g) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not mean simply “if.”

(h) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including in email or other electronic media) in a visible form.

(i) Unless the context requires otherwise, references to any statute, regulation or rule shall be deemed to refer to such statute, regulation or rule as amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder, and references to any agreement or instrument shall be deemed to refer to such agreement or instrument and all schedules, exhibits and annexes thereto, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(j) Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date; provided that, in the event that any period would end on a day that is not a Business Day, such period shall be extended until, and shall instead end on, the next Business Day following the day on which such period would otherwise end.

ARTICLE III

REGISTRATION RIGHTS

The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

3.1. Demand Registration.

3.1.1. Request for Demand Registration.

3.1.1.1. At any time after the Closing Date, holders of a majority of the shares held by the Silver Lake Post-Closing Shareholder and its Affiliates shall have the right to make one or more written requests from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by the Silver Lake Post-Closing Shareholder and its Affiliates. Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration.”

3.1.1.2. Each Demand Registration Request shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof including pursuant to an Underwritten Public Offering.

3.1.1.3. Upon receipt of a Demand Registration Request, the Company shall as promptly as practicable file a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act.

3.1.2. Limitation on Demand Registrations. The Company shall not be obligated to take any action to effect any Demand Registration if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

3.1.3. Demand Withdrawal. Any Silver Lake Post-Closing Shareholder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 3.1.1 may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.

3.1.4. Effective Registration. The Company shall use reasonable best efforts to cause the applicable Demand Registration Statement to become effective promptly after receipt of a Demand Registration Request and remain effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

3.1.5. Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Silver Lake Post-Closing Shareholder, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60)-day period, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities. In the case of a Demand Suspension, the Silver Lake Post-Closing Shareholder agrees to suspend use of the applicable Prospectus in connection with any sale or purchase, or offers to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Silver Lake Post-Closing Shareholder in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Silver Lake Post-Closing Shareholder such numbers of copies of the Prospectus as so amended or supplemented as the Silver Lake Post-Closing Shareholder may reasonably request. The Company shall, if necessary, supplement or amend the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Silver Lake Post-Closing Shareholder holding a majority of Registrable Securities that are included in such Demand Registration Statement.

3.1.6. Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to the Silver Lake Post-Closing Shareholder an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by the Silver Lake Post-Closing Shareholder, and (ii) a number of such shares equal to the Silver Lake Post-Closing Shareholder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

3.2. Shelf Registration.

3.2.1. Request for Shelf Registration.

3.2.1.1. At any time after the Closing Date, upon the written request of the Silver Lake Post-Closing Shareholder from time to time (a “Shelf Registration Request”), the Company shall promptly file with the SEC a shelf Registration Statement pursuant to Rule 415 under the Securities Act (“Shelf Registration Statement”) relating to the offer and sale of Registrable Securities by the Silver Lake Post-Closing Shareholder thereof from time to time providing for any method or combination of methods of distribution legally available to the Silver Lake Post-Closing Shareholder, and the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly become effective under the Securities Act. Any such Registration pursuant to a Shelf Registration Request shall hereinafter be referred to as a “Shelf Registration.” Notwithstanding anything to the contrary set forth herein, all of the Registrable Securities held by the Holders immediately following the Closing shall be included in the initial Shelf Registration Statement filed by the Company following the Closing, which Registration Statement shall include a plan of distribution reasonably acceptable to the Silver Lake Post-Closing Shareholder in order to facilitate Non-Underwritten Offerings; provided that, if the SEC requests that any Holder be identified as a statutory underwriter in such Registration Statement, such Holder will have an opportunity to withdraw its Shares from such Registration Statement and, as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall amend such Registration Statement or file a new Registration Statement to register such additional Registrable Securities and cause such amendment or new Registration Statement to become effective as promptly as practicable. For the avoidance of doubt, any Registration Statement so filed shall be deemed a Shelf Registration for purposes of this Agreement.

3.2.1.2. If on the date of the Shelf Registration Request the Company is a WKSI, then the Shelf Registration Request may request Registration of an unspecified amount of Registrable Securities to be sold by unspecified Holders. If on the date of the Shelf Registration Request the Company is not a WKSI, then the Shelf Registration Request shall specify the aggregate amount of Registrable Securities to be registered. The Company shall provide to any Silver Lake Post-Closing Shareholder the information necessary to determine the Company’s status as a WKSI upon such Silver Lake Post-Closing Shareholder’s request.

3.2.2. Shelf Registration Notice. Promptly upon receipt of a Shelf Registration Request (but in no event more than two (2) Business Days thereafter (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”)), the Company shall deliver a written notice (a “Shelf Registration Notice”) of any such request to all other Holders, which notice shall specify, if applicable, the amount of Registrable Securities to be registered, and the Shelf Registration Notice shall offer each such Holder the opportunity to include in the Shelf Registration that number of Registrable Securities as each such Holder may request in writing; provided that, in the case of an underwritten “block trade,” the Company shall only deliver the Shelf Registration Notice to Silver Lake Post-Closing Shareholder. The Company shall include in such Shelf Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after the date that the Shelf Registration Notice has been delivered.

3.2.3. Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming part of the Shelf Registration Statement until the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) (such period of continuous effectiveness, the “Shelf Period”). Subject to Section 3.2.4, the Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in any Holder of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

3.2.4. Suspension of Registration. If the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than thirty (30) days without the consent of the Silver Lake Post-Closing Shareholder. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders holding a majority of Registrable Securities that are included in such Shelf Registration Statement.

3.2.5. Shelf Takedown.

3.2.5.1. At any time the Company has an effective Shelf Registration Statement with respect to a Silver Lake Post-Closing Shareholder’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, such Silver Lake Post-Closing Shareholder may make a written request (a “Shelf Takedown Request” and such Silver Lake Post-Closing Shareholder, the “Requesting Holder”) to the Company to effect a Public Offering, including pursuant to an Underwritten Shelf Takedown, of all or a portion of such Silver Lake Post-Closing Shareholder’s Registrable Securities that may be registered under such Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose.

3.2.5.2. Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each, a “Potential Takedown Participant”); provided that, in the case of an underwritten “block trade,” the Company shall only deliver the Shelf Takedown Notice to Silver Lake Post-Closing Shareholder. The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Notwithstanding the delivery of any Shelf Takedown Notice, all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.2.5 shall be determined by the Requesting Holder.

3.2.5.3. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Shelf Takedown Request by giving written notice to the Company of its request to withdraw, prior to later of (x) the filing date of the preliminary prospectus setting forth the terms of the Public Offering on the Shelf Registration Statement and (y) the execution of any related underwriting agreement.

3.2.5.4. The Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding forty-five (45) days (unless otherwise consented to by the Company).

3.2.6. Priority of Securities Sold Pursuant to Shelf Takedowns. If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown, or the Requesting Holder of a proposed “block trade” conducted as an Underwritten Shelf Takedown, in each case pursuant to Section 3.2.5 advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Silver Lake Post-Closing Shareholder that has requested to participate in such Underwritten Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of Registrable Securities requested to be included by the remaining Requesting Holders, based on such Holder’s Pro Rata Portion, that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

3.3. Piggyback Registration.

3.3.1. Participation. At any time after the Closing Date, if the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration on Form S-4 or Form S-8 or any successor form to such forms or (ii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), including a Registration under Section 3.1 or 3.2 hereof, then, as soon as practicable (but in no event less than five (5) Business Days prior to the proposed date of filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Holders, and such Piggyback Notice shall offer such Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within three (3) Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of a Public Offering under a Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder included therein and, thereupon, (x) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf Takedown under Section 3.2, as the case may be, and (y) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw, prior to the applicable Registration Statement becoming effective or, in connection with an Underwritten Shelf Takedown, the execution of the related underwriting agreement.

3.3.2. Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell; (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Pro Rata Portion; (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

3.3.3. No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Sections 3.1 and 3.2 or shall relieve the Company of its obligations under Sections 3.1 and 3.2.

3.4. Lock-Up Agreements.

3.4.1. Sponsor agrees that it shall not Transfer any Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Shares (including new Shares issued in connection with the transactions contemplated by the Amended and Restated Business Combination Agreement) (such restriction, the “Sponsor Lock-Up”) during the period commencing on the Closing Date and ending on the earlier of (a) the date that is twelve (12) months following the Closing Date and (b) the first date on which the Lock-Up Release Condition is satisfied (such period, the “Sponsor Lock-Up Period”). Each Holder (other than the Sponsor) agrees that he, she, or it shall not Transfer any Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Shares (including new Shares issued in connection with the transactions contemplated by the Amended and Restated Business Combination Agreement) (such restriction, the “Significant Holder Lock-Up” and together with the Sponsor Lock-Up, the “Lock-Up”) during the period commencing on the Closing Date and ending on the earlier of (x) the date that is six (6) months following the Closing Date and (y) the first date on which the Lock-Up Release Condition is satisfied (such period, the “Significant Holder Lock-Up Period” and together with the Sponsor Lock-Up Period, the “Lock-Up Period”). The Lock-Up is expressly agreed to preclude each Holder during the applicable Lock-Up Period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Holder’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during the applicable Lock-Up Period shall include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Holder’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. The foregoing notwithstanding, (a) each executive officer and director of the Company shall be permitted to establish a plan to acquire and sell Shares pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the Transfer of Shares during the applicable Lock-up Period and (b) any release or waiver from the restrictions contained in this Section 3.4.1 prior to the expiration of the applicable Lock-Up Period shall require the prior written consent of the Silver Lake Post-Closing Shareholder, and to the extent any Holder or Silver Lake Post-Closing Shareholder is granted a release or waiver from the restrictions contained in this Section 3.4.1 prior to the expiration of the applicable Lock-Up Period, then all Holders, including Silver Lake Post-Closing Shareholder shall be automatically granted a release or waiver from the restrictions contained in this Section 3.4.1 to the same extent, on substantially the same terms as and on a pro rata basis with, the Holder to which such release or waiver is granted. The foregoing restrictions shall not apply to Transfers of non-controlling limited partnership or other non-controlling ownership interests in any Holder to any Affiliate of such Holder or non-controlling limited partnership or other non-controlling ownership interests in the Parent to any Person listed on Schedule A hereto or Transfers made: (i) pursuant to a bona fide gift or charitable contribution, including by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family or by gift to an Affiliate of such person; (ii) by will or intestate succession upon the death of a Holder; (iii) to any Permitted Transferee; (iv) to any means, with respect to any direct or indirect members, partners (whether general or limited partners) or equityholders or other holders of interests of the Sponsor or any of its Affiliates or any officers, directors or employees of the Sponsor or any Affiliates of any of the foregoing (it being understood and agreed, for the avoidance of doubt, that the Company and Sponsor shall, prior to the Closing, be deemed Affiliates of each other for purposes of this clause (iv)), (v) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (vi) pro rata to the partners, members or shareholders of a Holder upon its liquidation or dissolution; (vii) pursuant to the “cashless”, “net exercise” or “net settlement” of any Warrants; or (viii) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Common Stock for cash, securities or other property; provided that, in the case of (i), (iii), (iv), (vi) or (vii), the recipient of such Transfer must enter into a written agreement agreeing to be bound by the terms of this Agreement, including the transfer restrictions set forth in this Section 3.4.1.

3.4.2. Each Holder also agrees, and the Company agrees and shall cause each director and officer of the Company to agree, that, in connection with each Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such Underwritten Public Offering restricting such applicable person or entity’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Public Offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Holders requested to enter into lock-up agreements in accordance with the immediately preceding sentence, the Company and the underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein, including that such restrictions on the applicable Holders shall be conditioned upon all officers and directors of the Company, as well as all Holders, being subject to the same restrictions; provided that, to the extent any Holder is granted a release or waiver from the restrictions contained in this Section 3.4.2 and in such Holder’s lock-up agreement prior to the expiration of the period set forth in such Holder’s lock-up agreement, then all Holders shall be automatically granted a release or waiver from the restrictions contained in this Section 3.4.2 and the applicable lock-up agreements to which they are party to the same extent, on substantially the same terms as and on a pro rata basis with, the Holder to which such release or waiver is granted. The provisions of this Section 3.4.2 shall not apply to any Holder that holds less than one percent (1%) of then total issued and outstanding Common Stock.

3.4.3. For the avoidance of doubt, this Section 3.4 shall not apply with regard to shares of Common Stock purchased in the Strategic Investor Financing and such shares shall not be subject to the Lock-Up.

3.5. Registration Procedures.

3.5.1. Requirements. In connection with the Company’s obligations under Sections 3.1 through 3.4, the Company shall use its reasonable best efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

3.5.1.1. As promptly as practicable prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and Prospectus, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (y) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3 not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders, in such capacity, or the underwriters, if any, shall reasonably object;

3.5.1.2. prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any Holder with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

3.5.1.3. notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed; (ii) of any written comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes; (iv) if, at any time, the representations and warranties of the

Company in any applicable underwriting agreement cease to be true and correct in all material respects; and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

3.5.1.4. promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason, it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance;

3.5.1.5. to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

3.5.1.6. use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;

3.5.1.7. promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

3.5.1.8. furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

3.5.1.9. deliver to each selling Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);

3.5.1.10. on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

3.5.1.11. cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;

3.5.1.12. use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

3.5.1.13. make such representations and warranties to the Holders being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

3.5.1.14. enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the participating Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

3.5.1.15. obtain for delivery to the Holders being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Public Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

3.5.1.16. in the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants (and, if necessary, any other independent certified public the Company or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

3.5.1.17. cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

3.5.1.18. use its reasonable best efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

3.5.1.19. provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement;

3.5.1.20. use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

3.5.1.21. make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the Holders holding a majority of Registrable Securities being sold, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement;

3.5.1.22. in the case of an Underwritten Public Offering, cause the senior executive officers of the Company and its subsidiaries to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

3.5.1.23. take no direct or indirect action prohibited by Regulation M under the Exchange Act;

3.5.1.24. take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

3.5.1.25. cooperate with the Holders of Registrable Securities subject to the Registration Statement and with the managing underwriter or agent, if any, to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the Public Offering if it so elects; and

3.5.1.26. take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

3.5.2. Company Information Requests. The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company customary information regarding such holder and the ownership and distribution of its Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

3.5.3. Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1.4, such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4, or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4 or is advised in writing by the Company that the use of the Prospectus may be resumed.

3.6. Underwritten Offerings.

3.6.1. Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Sections 3.1 or 3.2, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the Holders holding a majority of Registrable Securities being sold and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.10 of this Agreement. The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder under such agreement shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

3.6.2. Piggyback Registrations. If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to a customary underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

3.6.3. Selection of Underwriters; Selection of Counsel. In the case of an Underwritten Public Offering under Sections 3.1 or 3.2, the managing underwriter or underwriters to administer the offering shall be determined by the Holders holding a majority of Registrable Securities being sold in such offering; provided that such underwriter or underwriters shall be reasonably acceptable to the Company. In the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company; provided that such underwriter or underwriters shall be reasonably acceptable to the Holders holding a majority of Registrable Securities being sold in such offering. In the case of an Underwritten Public Offering under Sections 3.1, 3.2 or 3.3, each participating Holder shall be entitled to select its counsel, including, without limitation, any additional local counsel necessary to deliver any required legal opinions.

3.6.4. Non-Underwritten Offerings. Notwithstanding anything herein to the contrary and subject to applicable law, regulation and Listing Exchange rules, any Non-Underwritten Offering shall be conducted in accordance with the Company’s insider trading policy to the extent that such selling stockholder is then subject to such policy.

3.7. No Inconsistent Agreements; Additional Rights. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. Without the approval of the Holders holding a majority of the Registrable Securities then outstanding (voting together as a single class on an as-converted basis), neither the Company nor any of its subsidiaries shall enter into any agreement granting registration or similar rights to any Person, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement. Notwithstanding the foregoing, the Company has entered into the Strategic Investor Subscription Agreements providing for the Strategic Investor Financing and entry into such agreements shall not constitute a breach of the representations and warranties and covenants set forth in this Section 3.7.

3.8. Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) all reasonable fees and disbursements of legal counsel for each selling Holder, (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Holder

or its Permitted Transferees in connection with a Public Offering, (xi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (xii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiii) all expenses related to the “road show” for any Underwritten Public Offering, including the reasonable out-of-pocket expenses of the Holders and underwriters, if so requested. All such expenses are referred to herein as “Registration Expenses”. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

3.9. Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing or withdrawal of any Shelf Registration Statement or Piggy-Back Registration, or any event that would lead to a Demand Suspension or Shelf Suspension; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to Section 3.2.2, Section 3.2.5.2 or Section 3.3.1, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice. Each time prior to a Holder’s intended use of an effective Shelf Registration Statement, such Holder will notify the Company in writing at least two (2) Business Days in advance of such intended use. If a notice of a Demand Suspension or Shelf Suspension was previously delivered (or would have been delivered but for the provisions of this Section 3.9) and the Demand Suspension or Shelf Suspension remains in effect, the Company will so notify such Holder, within one (1) Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of such Demand Suspension or Shelf Suspension, and thereafter will provide such Holder with a notice of the end of such Demand Suspension or Shelf Suspension immediately upon its availability.

3.10. Indemnification.

3.10.1. Indemnification by the Company. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder, each shareholder, member, limited or general partner of such Holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such Registration, disclosure document or other document or report; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.10.1 in respect of any untrue statement or omission contained in any information relating to such selling Holder furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement and used by the Company in conformity therewith (such information “Selling Stockholder Information”). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.

3.10.2. Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s Selling Stockholder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.10.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

3.10.3. Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it forfeits substantive legal rights by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (c) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (d) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.10.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

3.10.4. Contribution. If for any reason the indemnification provided for in Section 3.10.1 and Section 3.10.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.10.1 and Section 3.10.2), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, it being understood and agreed that, with respect to each selling Holder, such information will be limited to such Holder’s Selling Stockholder Information. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.10.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.10.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.10.1 and 3.10.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.10.4, in connection with any Registration Statement filed by the Company, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.10.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. If indemnification is available under this Section3.10, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.10.1 and 3.10.2 hereof without regard to the provisions of this Section 3.10.4. The remedies provided for in this Section 3.10 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

3.10.5. Indemnification Priority. The Company hereby acknowledges and agrees that any of the Persons entitled to indemnification pursuant to Section 3.10.1 (each, a “Company Indemnitee” and collectively, the “Company Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby acknowledges and agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Company Indemnitee are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Company Indemnitee are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a Company Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Company Indemnitee may have against such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Company Indemnitee with respect to any claim for which such Company Indemnitee has sought indemnification, advancement of expenses or insurance from the Company shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnitee against the Company.

3.11. Rules 144 and 144A and Regulation S. The Company shall use best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the commercially reasonable request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.12. Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.

ARTICLE IV

SHAREHOLDER RIGHTS AND RELATED PROVISIONS

4.1. Board of Directors.

4.1.1. Structure and Composition. Except as otherwise agreed with the Silver Lake Post-Closing Shareholder, from and after the Closing and until the Final Silver Lake Step-Down Date, the Company shall take all Necessary Action to (a) cause the total number of Directors not to be more than 10 or less than 8, (b) cause the Directors to be divided into three classes, constituted in accordance with Section 4.1.2, and (c) cause the Board to be composed solely of the individuals designated or nominated for election or appointment as Directors, as applicable, pursuant to (i) the provisions of Article IV of this Agreement and (ii) of the Amended and Restated Business Combination Agreement, as applicable. For the avoidance of doubt, this Section 4.1.1 shall only apply to the extent not otherwise agreed with the Silver Lake Post-Closing Shareholder.

4.1.2. Classified Board. The Directors shall be divided into three classes, designated Class I, Class II and Class III, respectively, among which the total number of Directors shall be apportioned as nearly equally as possible. The initial Class I Directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Company to be held following the Closing Date. The initial Class II Directors shall initially serve for a term expiring at the second annual meeting of stockholders of the Company to be held following the Closing Date. The initial Class III Directors shall initially serve for a term expiring at the third annual meeting of stockholders of the Company to be held following the Closing Date. At each annual meeting of stockholders of the Company, Directors elected to succeed those Directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third annual meeting of stockholders of the Company following their election. From and after the Closing and until the First Silver Lake Step-Down Date, 8 individual(s) designated by Silver Lake Post-Closing Shareholder and its Affiliates pursuant to Section 4.1.4.1 shall be nominated to serve as a Director. For the avoidance of doubt, other than with respect to the Director designated by Sponsor, who shall be a Class II director pursuant to Section 4.1.3, the allocation of Directors between the three classes shall be determined by the Silver Lake Post-Closing Shareholder and implemented by the Directors.

4.1.3. Initial Composition. Except as otherwise agreed with the Silver Lake Post-Closing Shareholder, upon the Closing, the Board initially shall be composed of (a) up to nine Directors designated by the Silver Lake Post-Closing Shareholder, including a sufficient quantity of Independent Directors as is required to meet the requirements of both of (i) the SEC and (ii) the Listing Exchange, who initially shall be determined by the board of directors of the Company; and (b) one Director designated by Sponsor, who initially shall be David Chung, who shall serve as a Class II Director.

4.1.4. Silver Lake Representation. The Silver Lake Post-Closing Shareholder and its Affiliates shall have the right to designate for election or appointment as Directors:

4.1.4.1. during the period beginning at the Closing and ending on the First Silver Lake Step-Down Date, nine individuals, including a sufficient quantity of Independent Directors as is required to meet the requirements of both of (i) the SEC and (ii) the Listing Exchange;

4.1.4.2. during the period beginning after the First Silver Lake Step-Down Date and ending on the Second Silver Lake Step-Down Date, (i) four individuals, selected in the sole discretion of the Silver Lake Post-Closing Shareholder;

4.1.4.3. during the period beginning after the Second Silver Lake Step-Down Date and ending on the Third Silver Lake Step-Down Date, (i) two individuals selected in the sole discretion of the Silver Lake Post-Closing Shareholder;

4.1.4.4. during the period beginning after the Third Silver Lake Step-Down Date and ending on the Final Silver Lake Step-Down Date, one individual selected in the sole discretion of the Silver Lake Post-Closing Shareholder; and

4.1.4.5. beginning after the Final Silver Lake Step-Down Date, the Silver Lake Post-Closing Shareholder shall no longer have the right to designate for election or appointment and Directors.

4.1.4.6. For the avoidance of doubt, any designations made by the Silver Lake Post-Closing Shareholder pursuant to Sections 4.1.4.2 or 4.1.4.3 hereof shall no longer be required to be Independent Directors; provided, however, if the Chief Executive Officer is serving as a Director and the Independent Director requirements of the SEC and the Listing Exchange would not be fulfilled if the Silver Lake Post-Closing Shareholder’s designees did not constitute

Independent Directors, then the Silver Lake Post-Closing Shareholder shall designate the portion of its allowed designees required to fulfill such independence requirements with individuals whom would be an Independent Directors if elected.

4.1.5. Other Directors. If, at any time, the total number of Directors then authorized to serve on the Board exceeds the total number of individuals designated for election or appointment as Directors pursuant to the provisions (i) of Article IV of this Agreement and (ii) of the Amended and Restated Business Combination Agreement, as applicable (whether as a result of a decrease in the number of individuals that any Holder is entitled to so designate, any Holder’s election not to exercise all or part of its designation rights, or otherwise), the nominating and corporate governance committee of the Board shall select a number of individuals to be nominated for election or appointment as Directors equal to the difference of the total number of Directors then authorized to serve on the Board and the total number of individuals so designated pursuant to the provisions (i) of Article IV of this Agreement and (ii) of the Amended and Restated Business Combination Agreement, as applicable.

4.1.6. Decrease in Representation. If, at any time, the number of individuals that any Holder is entitled to designate for election or appointment to the Board pursuant to the provisions (i) of Article IV of this Agreement and (ii) of the Amended and Restated Business Combination Agreement, as applicable, is less than the number of Directors designated by such Holder then serving on the Board, then, at the request of the Board, such Holder shall cause such a number of the Directors designated by such Holder then serving on the Board as is necessary to cause the number of Directors designated by such Holder then serving on the Board to be equal to the number of individuals that such Holder is entitled to designate for election or appointment to the Board pursuant to the provisions (i) of Article IV of this Agreement and (ii) of the Amended and Restated Business Combination Agreement, as applicable, to tender his, her or their resignation immediately. Notwithstanding the foregoing, the Board or any committee thereof may, in its sole discretion and with the express written consent of such individual, recommend for election or appointment as a Director or non-voting board observer an individual who has tendered his or her resignation pursuant to this Section 4.1.6.

4.1.7. Removal; Vacancies. Each Holder shall have the sole and exclusive right to remove any Director designated by such Holder pursuant to the provisions (i) of Article IV of this Agreement and (ii) of the Amended and Restated Business Combination Agreement, as applicable, from the Board, for any or no reason, and the Company shall take all actions necessary to cause the removal of any Director pursuant to this Section 4.1.7 at the request of the applicable Holder. For so long as a Holder has designation rights pursuant to the provisions (i) of Article IV of this Agreement and (ii) of the Amended and Restated Business Combination Agreement, as applicable, such Holder shall have the sole and exclusive right to designate another individual for election or appointment as a Director to fill any vacancy on the Board resulting from the death, removal or resignation of a Director designated by such Holder pursuant to the provisions (i) of Article IV of this Agreement and (ii) of the Amended and Restated Business Combination Agreement, as applicable.

4.2. Board Committees. The Board shall establish and maintain an audit committee, a compensation committee and a nominating and corporate governance committee, and may establish and maintain such other committees as the Board deems appropriate from time to time.

Subject to applicable law, regulation and Listing Exchange rules, for so long as any Director designated by the Silver Lake Post-Closing Shareholder and its Affiliates pursuant to clause (ii) of any of Section 4.1.4.1, Section 4.1.4.2 or Section 4.1.4.3 is serving on the Board, Silver Lake Post-Closing Shareholder and its Affiliates shall have the right, at its option, to have a number of Directors proportionate to its ownership in the Company serve on each committee of the Board. The initial members of the Company’s committees shall be selected by the Silver Lake Post-Closing Shareholder and its Affiliates in its sole discretion.

4.3. Subsidiary Boards and Committees. Subject to applicable law, regulation and Listing Exchange rules, for so long as nine Directors designated by the Silver Lake Post-Closing Shareholder and its Affiliates pursuant to clause (ii) of Section 4.1.4.1 are serving on the Board, the Silver Lake Post-Closing Shareholder and its Affiliates shall have the right, at its option, to have any or all of such Directors serve on the board of directors or similar governing body of any subsidiary of the Company and on any committee thereof.

4.4. Director Expenses. The Company shall pay the reasonable out-of-pocket costs and expenses incurred by each Director in connection with his or her attendance at meetings of the Board, meetings of any committee of the Board on which such Director serves and meetings of any board of directors or similar governing body of any subsidiary of the Company or any committee thereof on which such Director serves.

4.5. Directors’ and Officers’ Insurance. The Company (a) shall provide each Director designated pursuant to the provisions (i) of Article IV of this Agreement and (ii) of the Amended and Restated Business Combination Agreement, as applicable, with the same rights, privileges and benefits as the other members of the Board, including with respect to indemnification, exculpation, insurance coverage, expense reimbursement, notice and information, and (b) to the fullest extent permitted by applicable law, regulation and Listing Exchange rules, shall not amend, repeal or otherwise modify in a manner adverse to any such Director any right of such Director to indemnification or exculpation under the Certificate, the Bylaws, this Agreement or any other agreement or instrument by the Company or any of its subsidiaries without the prior written consent of a majority of the Directors designated by a Holder pursuant to Section 4.1 who are then serving in such capacity. The Company hereby acknowledges that any director, officer or other indemnified person to whom the Company is obligated to provide insurance coverage, indemnification or advancement of expenses in connection therewith by the Company pursuant to the Certificate or the Bylaws or any other agreement between the Company and any such person or under which such person has third-party beneficiary rights with respect thereto (each, a “Covered Indemnitee”, and any such obligation, an “Indemnification Obligation”) may have certain rights to indemnification, advancement of expenses or insurance provided by one or more of the Holders or their respective Affiliates (collectively, the “Fund Indemnitors”). The Company hereby (a) agrees that the Company shall be the indemnitor of first resort with respect to all Indemnification Obligations (i.e., its Indemnification Obligations to a Covered Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Covered Indemnitee shall be secondary) and (b) irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims the Company has or may have against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect of any such expenses or liabilities. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of a

Covered Indemnitee with respect to any claim for which such Covered Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Indemnitee against the Company. The provisions of this Section 4.5 will survive any termination of this Agreement. Any Fund Indemnitor or insurer thereof not a party to this Agreement is an express third-party beneficiary of this Section 4.5, and is entitled to enforce this Section 4.5 according to its terms to the same extent as if such Fund Indemnitor or insurer thereof were a party hereto.

4.6. Confidentiality. Each Holder other than the Silver Lake Post-Closing Shareholder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company and its subsidiaries and make investment decisions with respect to the securities of the Company, any confidential information regarding the Company or any of its subsidiaries or the business or operations thereof that has been obtained from the Company or any of its subsidiaries or by virtue of the service of any person affiliated with such Holder as a director, manager or officer of the Company or any of its subsidiaries (any such confidential information, “Confidential Information”), unless such Confidential Information (a) becomes known to the public (other than as a result of a breach of this Section 4.6 by such Holder or any of its Affiliates), (b) is or has been independently developed or conceived by such Holder without use of Confidential Information obtained in violation of this Section 4.6 by such Holder or any of its Affiliates or (c) is or has been made known or disclosed to such Holder by a third party (other than an Affiliate of such Holder) without a breach of any obligation of confidentiality such third party may have; provided, however, that a Holder may disclose Confidential Information (i) to its attorneys, accountants, consultants and other professional advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from such Holder in any Transfer permitted under this Agreement as long as such prospective purchaser agrees prior to such disclosure to be bound by a confidentiality agreement no less favorable to the Company than the provisions of this Section 4.6, (iii) to any Affiliate, partner, member or related investment fund of such Holder and their respective directors, managers, officers, employees and professional advisors, in each case in the ordinary course of business, (iv) as may be reasonably determined by such Holder to be necessary in connection with such Holder’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries or (v) as may otherwise be required by law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner, provided that such Holder takes reasonable steps to minimize the extent of any required or requested disclosure described in this clause (v); and provided further, however, that the disclosing Holder shall cause any Person to whom such Holder may disclose Confidential Information pursuant to clauses (i) through (iii) of the first proviso of this sentence to comply with this Section 4.6 as if such Person was a party hereto; and provided further, however that Directors of the Holders may serve as directors of portfolio companies managed by the Holders (“Dual Hat Directors”), and such portfolio companies shall not be deemed to have been provided with Confidential Information, and thus shall not be restricted by this Section 4.6, solely due to the service of any Dual Hat Director so long as such Dual Hat Director does not provide any Confidential Information to personnel of such portfolio company (excluding other Dual Hat Directors); and provided further, however, that the acts and omissions of any Person to whom such Holder may disclose Confidential Information pursuant to clauses (i)

through (iii) of the first proviso of this sentence will be attributable to such Holder for purposes of determining such Holder’s compliance with this Section 4.6. Each party hereto acknowledges that the Holders or any of their Affiliates and related investment funds may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company and its subsidiaries, and may trade in the securities of such enterprises. Nothing in this Section 4.6 (except as set forth in the second proviso of the preceding sentence) will preclude or in any way restrict the Holders or their Affiliates or related investment funds from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company and its subsidiaries. Notwithstanding the foregoing or anything else to the contrary in this Agreement, each party hereto (and each director, manager, officer, employee, representative or other agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of, and tax strategies relating to, the transactions in which such party participates pursuant to this Agreement. For this purpose, “tax structure” is limited to any facts relevant to the United States federal income tax treatment of such transactions and does not include information relating to the specific identity of the parties hereto. The Silver Lake Post-Closing Shareholder hereby agree to be bound by and subject to (a) Section 4.3 (Confidentiality) of the Amended and Restated Business Combination Agreement to the same extent as such provisions apply to the parties to the Amended and Restated Business Combination Agreement, as if such Silver Lake Post-Closing Shareholder is directly a party thereto, and (b) the Confidentiality Agreement, dated as of April 25, 2021 (the “Confidentiality Agreement”), by and between the Company and ServiceMax, to the same extent as such provisions apply to ServiceMax, as if such Silver Lake Post-Closing Shareholder is directly a party thereto; provided that, notwithstanding anything to the contrary in the Confidentiality Agreement and solely for purposes of this sentence, the Confidentiality Agreement shall be deemed to expire on, and the Silver Lake Post-Closing Shareholder shall continue to be bound by the provisions of the Confidentiality Agreement as provided in this sentence until, the date that is one year after the Closing Date.

4.7. Other Business Opportunities. To the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to (a) any Holder, (b) any director or officer of the Company who is not a full-time employee of the Company or any of its operating subsidiaries or (c) any Affiliate, partner, advisory board member, director, officer, manager, member or shareholder of any Holder who is not a full-time employee of the Company or any of its operating subsidiaries (any such Person listed in (a), (b) or (c), an “External Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party. Each External Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company (i) will not have any duty to communicate or offer such opportunity to the Company and (ii) will not be liable to the Company or any of its subsidiaries or to any holder of securities of or any equity interest in the Company or any of its subsidiaries because such External Party pursues or acquires for, or directs such opportunity to, itself or another Person or does not communicate such opportunity or information to the Company.

4.8. Other Business Activities of Holders. The Company acknowledges that certain of the Holders and their respective Affiliates are in the business of investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. Subject to compliance with the express terms of this Agreement and each other agreement related to the transactions contemplated by this Agreement (collectively, the “Transaction Agreements”), the Holders shall not be precluded or in any way restricted from investing or participating in any particular enterprise, whether or not such enterprise has products or services that compete with those of the Company. For the avoidance of doubt, the Transaction Agreements shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any other commercial agreements between such parties, other than as expressly contemplated by the Transaction Agreements.

ARTICLE V

MISCELLANEOUS

5.1. Authority; Effect. Each party hereto represents and warrants to each other party hereto that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties’ members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of the Company pursuant to this Agreement.

5.2. Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by e-mail, provided that any e-mail must be followed by confirmation copy sent by the means provided in the following clause (c) on the same day the e-mail is sent, or (c) sent by overnight courier, in each case, addressed as follows:

If to the Company (prior to the Closing) to:

c/o Pathfinder Acquisition LLC 1950 University Avenue, Suite 350 Palo Alto, CA 94303
Attention:
E-mail:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 55 California Street, 27th Floor San Francisco, CA 94104
Attention:

Email:

If to ServiceMax (after the Closing) to:

c/o ServiceMax, Inc. 4450 Rosewood Drive Pleasanton, CA, 94588
Attention:
Email:

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP Three Embarcadero Center San Francisco, CA 94111
Attention:
E-mail:

If to a Holder, to his, her or its address, with a copy (which shall not constitute notice) to his, her or its legal counsel (if any), as set forth on Schedule A.

Notice to the holder of record of any Registrable Securities shall be deemed to be notice to the holder of such securities for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) the earlier of (A) non-automated confirmation of receipt or (B) as provided in the following clause (iii), if sent by e-mail, and (iii) one (1) Business Day after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

5.3. Termination and Effect of Termination. This Agreement may be terminated only by an agreement in writing signed by the Silver Lake Post-Closing Shareholder; provided that the consent of any Holder will be required for any termination of this Agreement which has an adverse effect on the rights, limitations or obligations of such Holder. Notwithstanding any termination of this Agreement in accordance with the foregoing sentence, the provisions of Sections 3.8, 3.10, 3.11, 4.4 and 4.5 shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.10 hereof shall retain such indemnification rights with respect to any matter that (a) may be an indemnified liability thereunder and (b) occurred prior to such termination. Notwithstanding the foregoing or anything else herein to the contrary, upon any termination of the Amended and Restated Business Combination Agreement in accordance with its terms, this Agreement shall automatically terminate, without notice or other action by any party hereto, and be void ab initio and no party hereto shall have any obligations or liability hereunder. Upon written request to the Company, any Holder may request not to receive any Piggyback Notice, Shelf Registration Notice and/or Shelf Takedown Notice and thereafter shall not receive any such notices, unless otherwise requested in writing.

5.4. Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to (a) a Permitted Transferee of that Holder or (b) in the case of any Holder, other than the rights of such Holder set forth in Section 4.1, to a transferee that acquires greater than five (5) percent of the outstanding shares of the Company in a transaction exempt from the registration requirements of the Securities Act (other than Rule 144).Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 5.4 will be effective unless the Permitted Transferee or other assignee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee or other assignee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 5.4 may not again transfer those rights to any other Permitted Transferee or other assignee, other than as provided in this Section 5.4.

5.5. Legend Removal. If any Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act or pursuant to an effective registration statement, then, at such Holder’s request, the Company will use commercially reasonable efforts to cause the Company’s transfer agent to remove any restrictive legend set forth on such Registrable Securities (including, if necessary, by delivering to the Company’s transfer agent a direction letter). In connection therewith, if an opinion of counsel (or direction letter based upon a legal opinion) is required by the Company’s transfer agent, the Holder will promptly cause an opinion of its counsel to be delivered to and maintained with the Company’s transfer agent (and to the Company, if the Company is required to deliver a direction letter), together with any other authorizations, certificates and directions reasonably required by the transfer agent that authorize and direct the transfer agent to transfer such Registrable Securities without any such legend.

5.6. Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

5.7. Amendments. This Agreement may not be orally amended, modified or extended, nor shall any attempted oral waiver of any of its terms be effective. This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by the Company, Silver Lake Post-Closing Shareholder and the Company, in the case of any amendment, modification, extension or waiver effected prior to the Closing or by the Company and the Silver Lake Post-Closing Shareholder in the case of any amendment, modification, extension or waiver effected at or after the Closing. Each such amendment, modification, extension or waiver shall be binding upon each party hereto; provided that (a) the consent of any Holder shall be required for any amendment, modification, extension or waiver which has an adverse effect on the rights, limitations or obligations of such Holder and (b) any such amendment, modification, extension or waiver that by its terms would adversely affect a Holder or group of Holders in a disproportionate manner relative to the Holders generally shall require the written consent of the Holder (or a majority in interest based on Registrable Securities of such group of Holders) so affected. Notwithstanding anything herein to the contrary, Schedule A hereto may be amended, supplemented or otherwise modified from time to time to reflect the name of any holder of Registrable Securities that was a holder Equity Securities of the Company prior to the Closing and that has executed and delivered a counterpart of this Agreement. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party.

5.8. Governing Law. This Agreement, the rights of the parties hereto under or in connection herewith or in connection with any of the transactions contemplated hereby, and all actions arising in whole or in part under or in connection herewith or therewith (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

5.9. Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or if (but only if) such court does not have subject matter jurisdiction, the state or federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding described in Section 5.8; (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agrees not to commence or maintain any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby also (i) consents to service of process in any action described in this Section 5.9 in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 5.2 shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. Notwithstanding the foregoing in this Section 5.9, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

5.10. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO THIS AGREEMENT OR ANY AND ALL ACTIONS OR PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DESCRIBED IN SECTION 5.9. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 5.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

5.11. Merger; Binding Effect; Assignment. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

5.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. The parties hereto agree that execution of this Agreement by industry standard electronic signature software or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and each party hereto hereby waives any right to raise in any proceeding arising under or related to this Agreement any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

5.13. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

5.14. Waiver of Appraisal Rights. Each Holder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the assertion, exercise or perfection of, in each case to the fullest extent permitted by law, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Business Combination that such Holder or any Affiliate of such Holder may have by virtue of, or with respect to, any capital stock of ServiceMax or the Company owned by such Holder (including all rights under Section 262 of the Delaware General Corporation Law).

5.15. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, manager, employee, general or limited partner, member or equityholder of any Holder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, manager, employee, general or limited partner, member or equityholder of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

5.16. Prior Agreement. For the avoidance of doubt, any reference to the obligations and agreements required by this Agreement shall be solely to the obligations and agreements required by this Agreement, and shall not be interpreted to refer to the obligations and agreements required to be performed by the Original Shareholder Agreement. Further, the Parties agree and acknowledge that the obligations and agreements hereunder constitute a novation of the obligations and agreements required to be performed by the Original Shareholder Agreement.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	PATHFINDER ACQUISITION CORPORATION

By:
Name:
Title:

[Registration and Shareholder Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

ServiceMax:	SERVICEMAX, INC.

	By:	/s/ Ellen O’Donnell
Name: Ellen O’Donnell Title: Chief Legal Officer

SERVICEMAX JV, LP

	By:	ServiceMax JV GP, LLC
	By:	SLP Snowflake Aggregator, L.P.
	By:	SLP V Aggregator GP, L.L.C.
	By:	Silver Lake Technology Associates V, L.P.
	By:	SLTA V (GP), L.L.C.
	By:	Silver Lake Group, L.L.C.

	By:	/s/ Ken Hao
	Name:	Ken Hao
	Title:	Managing Director

SLP SNOWFLAKE AGGREGATOR, LP

	By:	SLP V Aggregator GP, L.L.C.
	By:	Silver Lake Technology Associates V, L.P.
	By:	SLTA V (GP), L.L.C.
	By:	Silver Lake Group, L.L.C.

	By:	/s/ Ken Hao
	Name:	Ken Hao
	Title:	Managing Director

[Registration and Shareholder Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Investors:	PATHFINDER ACQUISITION LLC

	By:	/s/ David Chung
Name: David Chung
Title: Chief Executive Officer

GENERAL ELECTRIC COMPANY

	By:	/s/ Anselm Wong
Name: Anselm Wong
Title: Authorized Signatory

Salesforce Ventures LLC

	By:	/s/ John Somorjai
Name: John Somorjai
Title: President

[Registration and Shareholder Rights Agreement]

SCHEDULE A

Holders

Silver Lake

Address notices to:

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP Three Embarcadero Center San Francisco, CA 94111
Attention:
Email:

General Electric Company

Address notices to:

General Electric Company, 41 Farnsworth Street, Boston, MA 02210
Attention:
Email:

with a copy (which shall not constitute notice) to:

Salesforce Ventures LLC

Address notices to:

Salesforce Tower 415 Mission St., FL 3

San Francisco, CA 94105

Attention:
Email:

with a copy (which shall not constitute notice) to:

Covington & Burling LLP Salesforce Tower, 415 Mission Street, Suite 5400 San Francisco, CA 94105
Attention:
Email:

Pathfinder Acquisition LLC

Address notices to:

c/o Pathfinder Acquisition LLC 1950 University Avenue, Suite 350 Palo Alto, CA 94303
Attention:
E-mail:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 55 California Street, 27th Floor San Francisco, CA 94104
Attention:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud, or the consequences of committing a crime. The Existing Governing Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default, or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Governing Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description

2.1†	Business Combination Agreement, dated as of July 15, 2021 and amended and restated on August 11, 2021, by and among Pathfinder, ServiceMax, Inc., and Serve Merger Sub, Inc. (included as Annex A to this proxy statement/prospectus).

3.1	Certificate of Incorporation of ServiceMax, Inc. (included as Annex B to this proxy statement/prospectus).

3.2	ServiceMax, Inc. Amended and Restated Bylaws (included as Annex C to this proxy statement/prospectus).

3.3	Second Amended and Restated Memorandum and Articles of Association of Pathfinder Acquisition Corporation.(1)

4.1	Specimen Unit Certificate.(2)

4.3	Specimen Warrant Certificate.(2)

4.4	Warrant Agreement, dated as of February 16, 2021, between Continental Stock Transfer & Trust Company and Pathfinder Acquisition Corporation.(1)

5.1*	Opinion of Kirkland & Ellis LLP as to legality.

8.1*	Opinion of Kirkland & Ellis LLP as to tax matters.

10.1	Form of Subscription Agreement (included as Annex F to this proxy statement/prospectus).

10.2	Amended and Restated Company Transaction Support Agreement (included as Annex G to this proxy statement/prospectus).

10.3	Amended and Restated Company Shareholder Transaction Support Agreement (included as Annex H to this proxy statement/prospectus).

10.4	Amended and Restated Sponsor Letter Agreement (included as Annex I to this proxy statement/prospectus).

10.5	Amended and Restated Registration and Shareholder Rights Agreement, (included as Annex J to this proxy statement/prospectus).

10.6	Offer Letter, dated July 8, 2019, by and between ServiceMax, Inc. and Michael Jerich.

10.7	Offer Letter, dated March 10, 2014, by and between ServiceMax, Inc. and Amit Jain.

10.8+	Promotion Letter, dated August 27, 2015, by and between ServiceMax, Inc. and Elizabeth Carter.

10.9	Promotion Letter, dated April 4, 2019, by and between ServiceMax, Inc. and Amit Jain.

10.10	Promotion Agreement, effective February 1, 2021, by and between ServiceMax, Inc. and Elizabeth Carter.

10.11	Offer Letter, dated April 7, 2019, by and between ServiceMax, Inc. and Neil Barua.

10.12	Offer Letter, dated February 1, 2019, as amended June 7, 2019, by and between ServiceMax, Inc. and Simon Edwards.

10.13	2021 Omnibus Incentive Plan (included as Annex D to this proxy statement/prospectus, which forms a part of this registration statement).

10.14	2021 Employee Stock Purchase Plan (included as Annex E to this proxy statement/prospectus, which forms a part of this registration statement).

10.15*	2021 Rollover Omnibus Equity Incentive Plan.

10.16**+	Strategic Collaboration Agreement, dated February 21, 2020, by and between salesforce.com and ServiceMax, Inc.

10.17*+	Unit Purchase Agreement, dated May 26, 2021, by and among Liquid Fire Holdings, LLC, Liquid Fire Intermediate Holdings, LLC and ServiceMax, Inc.

10.18	Letter Agreement, dated as of February 16, 2021, by and among Pathfinder Acquisition Corporation and certain security holders, officers and directors of Pathfinder Acquisition Corporation.(1)

10.19	Administrative Services Agreement, dated as of February 16, 2021, by and between Pathfinder Acquisition Corporation and Pathfinder Acquisition LLC.(1)

10.20	Private Placement Warrants Purchase Agreement, dated as of February 16, 2021, by and between Pathfinder Acquisition Corporation and Pathfinder Acquisition LLC.(1)

10.21	Investment Management Trust Agreement, dated as of February 16, 2021, by and between Continental Stock Transfer & Trust Company and Pathfinder Acquisition Corporation.(1)

10.22	Registration and Shareholder Rights Agreement, dated as of February 16, 2021, by and among Pathfinder Acquisition Corporation, Pathfinder Acquisition LLC and certain other equityholders named therein.(1)

10.23	Form of Indemnity Agreement.(2)

10.24	Working Capital Note, dated as of July 15, 2021, by and between Pathfinder Acquisition Corporation and Pathfinder Acquisition LLC.(3)

21.1	List of Subsidiaries of ServiceMax, Inc.

23.1	Consent of Deloitte.

23.2	Consent of WithumSmith+Brown, PC.

24.1	Power of Attorney (included on signature page hereto).

99.1*	Form of Preliminary Proxy Card.

99.2*	Consent of Neil Barua to be named as director.

99.3*	Consent of Frank Van Veenendaal to be named as director.

99.4*	Consent of Kenneth Hao to be named as director.

99.5*	Consent of Joerg Adams to be named as director.

99.6*	Consent of Kyle Paster to be named as director.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	To be filed by amendment.
**	Confidential treatment requested for the copy of the exhibit electronically filed with the SEC.
(1)	Previously filed as an exhibit to Pathfinder Acquisition Corporation’s Current Report on Form 8-K filed on February 22, 2021.
(2)	Previously as an exhibit to Pathfinder Acquisition Corporation’s Registration Statement on Form S-1, as amended (File No. 333-252498).
(3)	Previously filed as an exhibit to Pathfinder Acquisition Corporation’s Current Report on Form 8-K filed on July 19, 2021

†

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

+

Certain confidential portions of this Exhibit were omitted pursuant to Item 601(b)(10) of Regulation S-K by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) are the type that the Registrant treats as private or confidential.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on the 12th of August, 2021.

PATHFINDER ACQUISITION CORPORATION

By:	/s/ David Chung
Name: David Chung
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints David Chung and Lance Taylor, each acting alone, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this registration statement on Form S-4 (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

NAME	POSITION	DATE

/s/ Richard Lawson	Chairman	August 12, 2021
Richard Lawson

/s/ David Chung	Chief Executive Officer and Director	August 12, 2021
David Chung	(Principal Executive Officer)

/s/ Lance Taylor	Chief Financial Officer	August 12, 2021
Lance Taylor	(Principal Financial and Accounting Officer)

/s/ Lindsay Sharma	Director	August 12, 2021
Lindsay Sharma

/s/ Hans Swildens	Director	August 12, 2021
Hans Swildens

/s/ J. Steven Young	Director	August 12, 2021
J. Steven Young

/s/ Omar Johnson	Director	August 12, 2021
Omar Johnson

/s/ Paul Weiskopf	Director	August 12, 2021
Paul Weiskopf

/s/ Steven Walske	Director	August 12, 2021
Steven Walske